As filed with the Securities and Exchange Commission on May 17, 2011

Registration No. 333-173198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLY FINANCIAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6172	38-0572512
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Renaissance Center

P.O. Box 200

Detroit, MI 48265-2000

(866) 710-4623

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David J. DeBrunner

Vice President, Chief Accounting Officer, and Corporate Controller

Ally Financial Inc.

200 Renaissance Center

P.O. Box 200

Detroit, MI 48265-2000

(866) 710-4623

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard J. Sandler, Esq. Richard A. Drucker, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	James J. Clark, Esq. Noah B. Newitz, Esq. Brian Kelleher, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005-1702 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Common Stock, par value $.01 per share	$100,000,000	$11,610(3)
Tangible Equity Units	$100,000,000	$11,610

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes offering price of shares and units that the underwriters have the option to purchase pursuant to their over-allotment option.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus relating to an offering of shares of our common stock (for purposes of this Explanatory Note, the Common Stock Prospectus), together with separate prospectus pages relating to an offering of our tangible equity units (for purposes of this Explanatory Note, the Units Prospectus). The complete Common Stock Prospectus follows immediately. Following the Common Stock Prospectus are the following alternative and additional pages for the Units Prospectus:

•	front and back cover pages, which will replace the front and back cover pages of the Common Stock Prospectus;

•	pages for the “Prospectus Summary—The Offering” section, which will replace the “Prospectus Summary—The Offering” section of the Common Stock Prospectus;

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pages for the “Risk Factors—Risks Related to Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Common Stock” section, which will replace the “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock” section of the Common Stock Prospectus;

•	pages for “Ratio of Earnings to Fixed Charges and Preferred Stock Dividends” section, which will be added to the Units Prospectus;

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pages for the “Description of the Units”, “Description of the Purchase Contracts” and “Description of the Amortizing Notes” sections, which will replace the “Concurrent Transactions” section of the Common Stock Prospectus;

•	pages for the “Book-Entry Procedures and Settlement” section, which will be added to the Units Prospectus;

•	pages for the “Concurrent Transactions” section, which will replace the “Concurrent Transactions” section of the Common Stock Prospectus;

•	pages for the “Certain U.S. Federal Income Tax Considerations” section, which will replace the “U.S. Federal Tax Considerations for Non-U.S. Holders” section of the Common Stock Prospectus; and

•	pages for the “Underwriting” section, which will replace the “Underwriting” section of the Common Stock Prospectus.

Each of the complete Common Stock Prospectus and Units Prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act of 1933, as amended. The closing of the offering of common stock is conditioned upon the closing of the offering of Units, and the closing of the offering of Units is conditioned upon the closing of the offering of common stock.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholder is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 17, 2011

PRELIMINARY PROSPECTUS

            Shares

ALLY FINANCIAL INC.

COMMON STOCK

The United States Department of Treasury (the “selling stockholder” or “Treasury”) is offering             shares of common stock of Ally Financial Inc. (“Ally”). See “Principal and Selling Stockholders.” Ally Financial Inc. will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

This is our initial public offering and no public market exists for our shares. We anticipate that the initial public offering price will be between $             and $             per share. We intend to apply to list the common stock on the New York Stock Exchange (the “NYSE”) under the symbol “ALLY”.

The selling stockholder has granted the underwriters the right to purchase up to              additional shares of common stock to cover over-allotments, if any, at the public offering price, less the underwriters’ discount, within 30 days from the date of this prospectus.

Concurrently with this offering, Treasury is also making a public offering of              tangible equity units issued by us (the “Units”). Treasury has granted the underwriters of that offering the right to purchase up to              additional Units to cover over-allotments, if any, at the public offering price of the Units, less the underwriters’ discount for the Units, within 30 days from the date of the prospectus for the concurrent Units offering. The closing of the offering of Units is conditioned upon the closing of the offering of our common stock, and the closing of the offering of our common stock is conditioned upon the closing of the offering of Units.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 17 of this prospectus.

	Per Share	Total
Public offering price and proceeds to the selling stockholder	$	$
Underwriting discounts and commissions(1)	$	$

(1)	Ally has agreed to pay all underwriting discounts and commissions, transfer taxes and transaction fees, if any, applicable to the sale of the common stock and the fees and disbursement of counsel for the selling stockholder incurred in connection with the sale.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about                     , 2011.

Citi	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

The date of this prospectus is                     , 2011

In this prospectus, unless the context indicates otherwise, “Ally,” the “company,” “we,” “us” and “our” refer to Ally Financial Inc. and its direct and indirect subsidiaries on a consolidated basis. None of we, the underwriters, or the selling stockholder have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters nor the selling stockholder take responsibility for, and can provide any assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and the notes to those statements, before making an investment decision.

Overview

Ally operates one of the world’s largest automotive finance companies. We have over 90 years of experience supporting automotive dealers and their retail customers with a broad array of financial products and services. Our automotive finance franchise operates on a global scale with strategic activities in the United States, Canada and 15 other countries worldwide. We are a bank holding company and also operate one of the largest residential mortgage loan companies in the United States. Our bank subsidiary, Ally Bank, is a leading competitor and well-recognized brand in the growing direct banking market. The bank provides us with a significant source of cost-efficient funding and had $35.4 billion of deposits at March 31, 2011. We had $174 billion of total assets at March 31, 2011 and $1.6 billion and $7.9 billion of total net revenue during the first quarter of 2011 and fiscal year 2010, respectively.

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We intend to extend our leading position as one of the world’s largest automotive finance companies by continuing to provide automotive dealers, retail consumers and our automotive manufacturing partners with consistent funding, competitive pricing, a comprehensive product suite and exceptional service reflecting our commitment to the automotive industry.

•	We also will continue to operate a complementary residential mortgage loan franchise focused on the origination and servicing of conforming and government-insured residential mortgage loans.

•	We intend to continue to develop Ally Bank and its core brand to enhance the value proposition for its deposit customers and to efficiently support asset growth in our lending activities.

Our primary operations are conducted within Global Automotive Services and Mortgage. Ally Bank offers a full spectrum of deposit and checking products to its customers and provides us with stable and diversified funding.

Our Global Automotive Services

Our global automotive business is centered around our strong and longstanding relationships with automotive dealers and supports our automotive manufacturing partners and their marketing programs. We serve the financial needs of approximately 20,000 dealers worldwide and 5.6 million of their retail customers as of March 31, 2011. In the United States and Canada alone, we have approximately 2,200 automotive finance and insurance employees in five regions focused on serving the needs of our dealer customers with finance and insurance products, expanding the number of overall dealer and automotive manufacturer relationships, and supporting our dealer lending and underwriting functions. In addition, we have over 2,400 employees that support our North American servicing operations.

Our Dealer-Focused Business Model

Ally’s primary customers are automotive dealers, which are independently owned businesses. As part of the process of selling a vehicle, automotive dealers typically originate loans and leases to their retail customers. Dealers then select Ally or another automotive finance provider to which they sell loans and leases.

Our longstanding success as an automotive finance provider is driven by the broad range and quality of products and services we offer to dealers. Our financial products offered to dealers and their customers include, among others, new vehicle retail loans and leases, used vehicle loans, floorplan loans, dealer capital and working capital loans, vehicle service contracts, wholesale inventory insurance and our SmartAuction service for remarketing vehicles. As of March 31, 2011, over 5,000 of our automotive dealer customers utilized four or more of our products.

Manufacturer Relationships

We are a preferred financing provider for a number of manufacturers including GM, Chrysler, Fiat, Saab, American Suzuki and Thor under contractual relationships. With our origination and servicing platform and competitive funding programs, we function as a strong and flexible partner that helps manufacturers fulfill their new vehicle marketing programs.

Our preferred financing relationships primarily relate to new retail loan incentive programs that support the manufacturers’ new vehicle marketing initiatives while allowing us to realize market based returns. Incentivized loans, originated through our preferred financing relationships, represented 33% and 41% of our North American new retail loan and lease origination volume in the first quarter 2011 and fiscal year 2010, respectively, compared to 52% in 2009 and 60% in 2008. For non-incentivized retail loan originations, we successfully compete at the dealer-level based on our strong dealer relationships, competitive pricing, full suite of products and comprehensive service.

Our History in the Automotive Market and Who We Are Today

During our 90-year history in the automotive finance business, we have developed extensive knowledge and experience in serving the financing needs of automotive dealers and their retail customers. Ally was formed in 1919 as the captive finance subsidiary of GM. In 2006, a majority ownership interest in Ally was sold to third parties. Since that sale, we have transformed into a market-driven independent automotive finance company. We continue to be a preferred financing provider to GM on incentivized retail loans and in 2009, we became the preferred financing provider to Chrysler of incentivized retail loans. We have developed full product relationships for the vast majority of Chrysler’s existing franchised dealers, including more than 1,700 Chrysler dealers that we successfully developed inventory financing relationships with over a three-month period in 2009. In addition, we have developed preferred financing relationships with Fiat, Saab, American Suzuki and Thor under contractual agreements.

We became a bank holding company on December 24, 2008, under the Bank Holding Company Act and are subject to supervision and examination by the Board of Governors of the Federal Reserve System (the “FRB”). Our bank subsidiary, Ally Bank, is supervised by the Federal Deposit Insurance Corporation (the “FDIC”) and the Utah Department of Financial Institutions (the “Utah DFI”).

Our Global Automotive Services business is organized into three areas (the information below is as of March 31, 2011).

North American Automotive Finance Operations

Our North American Automotive Finance Operations (“NAO”) consist of our automotive financing operations in the United States and Canada. According to Experian Automotive, we were the largest independent provider of new retail automotive loans in the United States during 2010. We funded one out of every ten new car purchases that were financed in the United States during 2010. We had total consumer originations in the United States and Canada of $35.4 billion in 2010 and $12.4 billion in the first quarter of 2011. Our penetration rate of GM and Chrysler new car purchases in the United States and Canada in the first quarter of 2011 was 51% and 30%, respectively. We financed an average of $27.9 billion of vehicle floorplan assets for our dealers, including 84% of GM’s and 68% of Chrysler’s total North American dealer new vehicle inventory, respectively, during the first quarter of 2011.

We manage commercial account servicing for over 5,000 dealers in the United States that utilize our floorplan inventory lending or other commercial loans. In the United States and Canada, we provide consumer asset servicing for a $72 billion portfolio at March 31, 2011. The extensive infrastructure and experience of our servicing operation are important to our ability to minimize our loan losses and enable us to deliver favorable customer experience to both our dealers and their retail customers. We provide comprehensive automotive remarketing services, including the use of SmartAuction, our online auction platform, which efficiently supports dealer-to-dealer and other commercial wholesale car transactions.

The following table sets forth our share of retail automotive loans for new purchases in the United States:

1st Quarter 2011		4th Quarter 2010		3rd Quarter 2010		2nd Quarter 2010		1st Quarter 2010		Year ended December 31,
										2010		2009		2008
%	Rank	%	Rank	%	Rank	%	Rank	%	Rank	%	Rank	%	Rank	%	Rank
13.5%	1	11.0%	1	10.0%	1	9.9%	1	8.5%	2	9.9%	1	6.1%	3	5.8%	4

Source: Experian Automotive

The used vehicle financing market is significant in size and highly fragmented. We have recently begun to increase our focus on used car financing, primarily through franchised dealers and certain national used vehicle dealers. According to Experian Automotive, over 14 million used vehicles were sold by franchised dealers in 2010. We believe that increased market share in this fragmented segment will further expand and support our dealer relationships and increase our volume of retail originations.

International Automotive Finance Operations

Our International Automotive Finance Operations (“IO”) conduct business in Asia, Latin America and Europe. We focus on five core foreign markets: China (through our joint venture, GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”)), Brazil, Mexico, Germany and the United Kingdom. We also originate loans in 10 other countries. We provide financial services to approximately 4,800 automotive dealer customers in these 15 foreign markets.

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China – Our GMAC-SAIC joint venture is a leading automotive finance company in China and offers a full suite of products. We believe there is significant opportunity for growth in loan origination in China due to the strong increase in overall car sales as well as the relatively low proportion of these sales that have been financed historically. In 2010, 10% of new car purchases in China were financed according to China Auto Market, compared with 79% in the United States, according to Experian Automotive. We own 40% of GMAC-SAIC alongside Shanghai Automotive Group Finance Company LTD and Shanghai General Motors Corporation Limited, which own 40% and 20% of GMAC-SAIC, respectively. At March 31, 2011, the joint venture had total finance receivables and loans of $4.2 billion.

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Brazil and Mexico – Brazil is the largest automotive market in Latin America where we had total finance receivables and loans of $3.5 billion at March 31, 2011. In both Brazil and Mexico, we offer a full product line and have strong positions in the automotive dealer channel.

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Germany and the United Kingdom – Germany and the United Kingdom remain our core markets in Europe with total finance receivables and loans of $5.7 billion at March 31, 2011. To improve operational efficiency, certain of our servicing and lending activities in Europe have been consolidated in Germany.

Insurance Operations

Our Insurance operations offer both consumer insurance products sold primarily through dealers and commercial insurance products sold to dealers. As part of our focus on offering dealers a broad range of products, we provide vehicle service contracts, mechanical breakdown and maintenance coverages. We also underwrite selected commercial insurance coverages which primarily insure dealers’ wholesale vehicle inventory in the United States and internationally.

We believe our national insurance platform provides us with a competitive advantage, allowing us to design products tailored to our dealer customers, control underwriting and retain the profits generated by this business. We sell insurance products to over 4,000 dealers in the United States. Among U.S. GM dealers to whom we provide wholesale financing, our wholesale insurance product penetration rate is approximately 80%. Dealers who receive wholesale financing from Ally are eligible for wholesale insurance incentives, such as automatic eligibility in our preferred insurance programs and increased financial benefits.

Mortgage

Our Origination and Servicing operations consist of originating, purchasing, selling and securitizing conforming and government-insured residential mortgage loans in the United States and Canada; servicing residential mortgage loans for ourselves and others; and providing collateralized lines of credit to other mortgage loan originators, also called warehouse lending. We also originate a small amount of high quality prime jumbo mortgage loans in the United States. Our Origination and Servicing operations had $19.2 billion in assets at March 31, 2011.

In the first quarter of 2011 and full year 2010, we originated $11.8 billion and $69.5 billion, respectively, of U.S. residential mortgage loans, including $10.3 billion and $61.5 billion, respectively, through our network of over 900 correspondents. Conforming and government-insured residential mortgage loans comprised approximately 97% and 98% of our first quarter of 2011 and fiscal year 2010 originations, respectively. At

March 31, 2011, we were the primary servicer of 2.4 million mortgage loans with $359.7 billion of unpaid principal balances. We have substantially derisked our mortgage operations since the onset of the housing crisis and reduced our overall mortgage assets from $135.1 billion in 2006 to $31.0 billion at March 31, 2011, primarily through the run-off and divestiture of noncore businesses and assets.

Our Legacy Portfolio and Other operations primarily consist of mortgage loans originated prior to January 1, 2009, and consist of noncore business activities including portfolios in run-off. Total assets of our Legacy Portfolio and Other operations decreased from $32.9 billion at December 31, 2008, to $11.8 billion at March 31, 2011.

Ally Bank

Ally Bank raises deposits directly from customers through the direct banking channel via the internet and over the telephone. We believe that Ally Bank is well-positioned to continue to take advantage of the consumer-driven shift from branch banking to direct banking. We believe internet banking is now the preferred banking channel by consumers. According to a 2010 American Bankers Association survey, the number of bank customers who prefer to do their banking online increased from 21% to 36% between 2007 and 2010, while those who prefer branch banking has declined from 39% to 25% over the same period.

We have quickly become a leader in direct banking with our recognizable brand, accessible 24/7 customer service, and competitively priced deposit products. We have distinguished our direct bank with our “Talk Straight, Do Right, Be Obviously Better” branding and products that are “Easy to Use” with “No Fine Print, Hidden Fees, Rules or Penalties”. Recent introductions of retail banking products include interest-bearing checking accounts, electronic bill pay, remote deposit, and no-fee debit cards.

Ally Bank provides our automotive finance and mortgage loan operations with a stable and low-cost funding source. At March 31, 2011, Ally Bank had $35.4 billion of deposits including $23.5 billion of retail deposits. The growth of our retail deposit base from $7.2 billion at the end of 2008 to $23.5 billion at March 31, 2011 has enabled us to reduce our cost of funds during that period. We expect to continue to lower our cost of funds over time and diversify our overall funding as our deposit base grows. Over the past two years, we have grown our retail deposits even as we have reduced the cost of our deposits.

The following chart shows the amount and type of Ally Bank’s customer deposits and the average retail deposit rate as of the dates indicated:

Our Strengths

Automotive financial services category leader with full product suite.

We are one of the largest providers of retail and wholesale automotive financing in the world and are an integral part of the automotive industry. We believe that our 90-year history has provided us extensive knowledge of the automotive industry and the financial services needs of its dealers, automotive manufacturers, and retail consumers.

Our full suite of financing and insurance products and extensive on-site service relationships differentiate us from most of our competitors. As of March 31, 2011, over 5,000 of our automotive dealer customers utilized four or more of our products. We use incentive programs, such as our Ally Dealer Rewards program, to increase the volume of business and number of products used by our dealer customers. During the first quarter of 2011 and fiscal year 2010, over 62% and 60%, respectively, of our U.S. dealer customers received benefits under the Ally Dealer Rewards program which was initiated in 2009.

Implementation of our market-driven strategies since 2008 has enabled us to grow our Global Automotive Services business within our existing dealer relationships and expand into new relationships with dealers of various manufacturers. Since 2008, we have successfully added preferred provider agreements, including Chrysler (U.S., Canada and Mexico), Fiat (U.S. and Mexico), Saab (U.S. and Europe), American Suzuki (U.S.) and Thor (U.S.). Our strong relationships with manufacturers have allowed us to offer more products, expand our dealer base and strengthen our existing network of dealer relationships. We have increased our new non-GM retail originations from $1.0 billion in 2006 to $9.5 billion in 2010 and from $1.7 billion in the first quarter of 2010 to $2.6 billion in the first quarter of 2011.

We believe that the combination of our full suite of products, service standards, global platform, incentive programs, and funding strategy put us in a strong position relative to competing financial institutions and future entrants to the market.

Scalable platform with significant growth opportunities.

We are well-positioned for growth as the U.S. economy recovers and U.S. Seasonally Adjusted Annualized Rate (SAAR) of vehicle sales rebounds from its 2008-2009 recessionary levels. Consumer and business spending on automobiles has recovered from recent lows but remains well below historical average levels. The chart below shows historical consumer, business and government spending on automobiles as a percentage of U.S. GDP.

Source: Bureau of Economic Analysis, U.S. Department of Commerce

The chart below shows historical and projected U.S. SAAR (in millions):

Source: Bureau of Economic Analysis as to 2006-2010 data and Blue Chip Economic Indicators, Vol. 35, No. 10/Vol. 36, No. 5, as to projected 2011-2013 data.

In the United States and Canada, we have approximately 2,200 automotive finance and insurance employees dedicated to dealer sales, product support, lending and underwriting. This infrastructure allows us to accommodate our growing volume of business and support our existing customers. We maintain a dedicated sales force, which meets the needs of our existing dealer customers, expands our market penetration in the dealer network and supports our existing and new automotive manufacturing partners. Our sales force consists of direct dealer account relationship professionals, supplemental product support coverage professionals, and primary manufacturer relationship account professionals.

We also have invested significantly in our technology infrastructure and other initiatives to support our automotive financing and banking services platforms to further enhance our dealer and retail customer relationships and increase business volumes. This focus has resulted in increased credit application flow and originations from dealers representing various manufacturers, including GM and Chrysler. We are now able to access applications from almost all U.S. automotive dealerships under any brand. The combination of our extensive infrastructure, our relationships with finance and insurance departments of dealers, and our participation in the major credit application on-line networks, provides us with a strong platform to efficiently grow our consumer business volumes across a broad mix of automotive dealers.

In addition, we expect our incentive programs, such as Ally Dealer Rewards and other market-driven strategies, to increase business volumes and the number of products used by dealers. Other major initiatives underway such as dealer diversification strategies and additional preferred relationships with other manufacturers should increase our consumer retail, lease, and dealer funding volumes. The used vehicle financing market is highly fragmented and we believe this provides us with a growth opportunity within our franchised dealer relationships. We believe our significant presence in attractive markets such as China and Brazil also supports our growth opportunity internationally.

Leading direct banking franchise.

We believe Ally Bank is well-positioned for continued growth within the direct banking market. The Ally Bank brand has attained strong recognition since it was launched in 2009. Ally Bank provides us with a diversified source of stable, low-cost funding. The bank’s assets primarily consist of high quality commercial and consumer automotive finance receivables and conforming and government-insured residential mortgage loans originated through our automotive and mortgage businesses, respectively. We believe there are opportunities to deliver other products to our growing banking customer base, in addition to our full suite of deposit, savings and checking products.

Complementary mortgage origination and servicing operations.

Our Origination and Servicing business is one of the largest participants in the U.S. residential mortgage loan market and provides us with an additional source of profitability. It is now focused on the segments of the mortgage loan market that have remained profitable for us during the housing crisis. We believe our Origination and Servicing operations are well-positioned as a result of our strong market position, scalable platform, well-known brands and extensive experience.

Strong balance sheet, liquidity position and risk management.

We believe that the consumer automotive loans on our balance sheet reflect the significantly tighter underwriting standards across the credit spectrum that we adopted since 2008. Our underwriting process utilizes a robust combination of credit metrics, including, among others, FICO scores, loan-to-value ratios, debt-to-income ratios and proprietary scoring models. The average FICO score at origination of the U.S. new retail loans in our outstanding portfolio as of March 31, 2011 was 733. We are prudently expanding automotive originations across the credit spectrum in accordance with our underwriting standards. During the first quarter of 2011 and fiscal year 2010, the loss rate on our U.S. consumer automotive portfolio was 0.95% and 1.73%, respectively.

Our commercial automotive financing business consists primarily of wholesale financing in which credit is extended to individual dealers and is secured by vehicles in inventory and, in some circumstances, other assets owned by the dealer or by a personal guarantee. We manage risk in our commercial automotive financing business through our rigorous credit underwriting process, which utilizes our proprietary dealer credit evaluation system, our ongoing risk monitoring program, and vehicle inventory audits to verify collateral and dealer compliance with lending agreements. During the first quarter of 2011 and fiscal year 2010, the loss rate on our U.S. commercial automotive portfolio was 0.04% and 0.27%, respectively.

The loans originated in our mortgage operations are currently comprised primarily of high credit quality conforming, government-insured and prime jumbo residential mortgage loans. We have substantially reduced and derisked our legacy mortgage exposure of nonconforming assets through writedowns, run-offs and divestitures over the last three years. We have also settled with Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”), as well as several other counterparties, which resolved material repurchase obligations with each counterparty. At March 31, 2011, we held reserves of $830 million for potential repurchase obligations for loans we sold to counterparties.

We have demonstrated strong access to funding and liquidity that are critical to our business. In the first quarter of 2011 and fiscal year 2010, we raised over $7 billion and nearly $36 billion of secured and unsecured funding in the capital markets, respectively. We also have significant liquidity available beyond capital markets funding with access to $33.4 billion of liquidity in the form of cash, highly liquid unencumbered securities, and available committed credit facility capacity at March 31, 2011.

Our access to deposits is an important source of diversified funding. Approximately 30% of our funding at the end of the first quarter of 2011 came from deposits compared to 14% at the end of 2008. We believe Ally Bank gives us the stable, low-cost benefits of deposit funding with a direct-to-consumer delivery model. Ally Bank’s leadership in direct banking, recognizable brand and compelling customer value proposition position us well for consistent growth.

Our balance sheet is well capitalized. At March 31, 2011, we had a Tier 1 capital ratio of 14.68%, and a Tier 1 common ratio of     % pro forma for this offering. We believe this capitalization compares favorably to our peers and positions us well for the future.

Experienced management team.

Our senior management team is comprised of financial professionals with deep operating experience in automotive and consumer finance and extensive experience managing some of the largest and most successful financial institutions in the world. Our senior management team has successfully led our return to profitability and the development of our strong liquidity and capital position following the financial crisis. Our management team has taken significant actions to make our automotive finance business more efficient and better positioned for growth opportunities. Substantial actions have also been taken to materially reduce the legacy risk in our mortgage operations. Our capital structure and prudent liquidity actions by management have positioned us for growth as the automotive industry and overall economy continue to rebound.

Our Business Strategy

Expand our position as a leading global provider of automotive financial services products.

We believe that our dealer-focused business model, global platform, full range of product offerings and sales organization position us to further broaden our relationships with existing and new dealers and automotive manufacturers, and to originate attractive retail automotive loans and leases for our portfolio in addition to other products. Our market-driven strategies, including incentive programs, have been designed and implemented to drive higher business volumes with our dealer relationships. Furthermore, we have dedicated resources to the underwriting and financing of used vehicle sales that should allow us to expand loan origination volume with our existing dealer base. We are also leveraging our existing dealer relationships, product suite, and extensive operating experience to expand our diversified dealer network and facilitate financing relationships with additional automotive manufacturers. We intend to continue to strongly support our financing relationships with GM and Chrysler by providing dependable new car inventory and consumer financing through all economic cycles. We will continue to utilize our international infrastructure to build upon our strong presence in attractive, developing markets such as China, Brazil and Mexico. Our objective is to generate incremental profitability and asset growth without straying from our core competencies in automotive finance.

Continue to generate consistent results through our Mortgage operations.

Our Mortgage Origination and Servicing operations, which primarily originate and service high credit quality mortgage loans, provide a complementary source of consumer assets and a diversified source of profitability. The vast majority of our mortgage loans are originated, financed, and sold without significant balance sheet growth.

We plan to prudently expand our direct lending origination channel to complement our existing origination platform. Our servicing operations are fee-based and do not expose us to significant credit risk. We expect to sell the vast majority of our mortgage loans soon after origination, thereby reducing funding requirements.

Reduce our funding costs and continue funding diversification.

We continue to expand and diversify our funding in order to improve our profitability and enhance our competitiveness. Our success at developing our franchise at Ally Bank has supported the growth of our retail deposit base to $23.5 billion at March 31, 2011 from $7.2 billion at the end of 2008. Our retail deposit growth has enabled us to diversify and reduce our cost of funds since 2008. Our strategy is to continue to increase our retail deposit base through the delivery of our full suite of deposit products and continued investment in the Ally Bank brand name.

Our objective is to attain investment grade credit ratings from the rating agencies. We believe that improved ratings will help us to reduce our cost of funds further and improve our ability to compete even more effectively with other large banks and financial institutions across all products. We believe that the stable performance of our asset base, strong capitalization, demonstrated access to diversified funding markets, and the ability to operate profitably will help us reach this goal over time.

By continuing to diversify our funding sources and lower our overall cost of funding, including the prudent growth of Ally Bank, we believe that we can provide even more efficient and consistent funding for our dealers and their retail customers through various economic cycles.

Maintain a strong balance sheet through disciplined origination, servicing and risk management.

We will continue to focus primarily on originating and managing secured automotive and mortgage loans and related products. The types of secured commercial and consumer automotive loans that we originate performed well through the recent financial crisis. Our Mortgage Origination and Servicing operations originate conforming, government-insured residential and prime jumbo residential mortgage loans, which we believe have an attractive risk return profile. We believe we have significantly reduced our risk profile and improved our profitability by divesting and discontinuing a number of noncore activities.

We believe that we maintain strong levels of capital and liquidity relative to other bank holding companies. Our strategy is to materially increase our volume of automotive finance assets within our existing infrastructure and with prudent underwriting criteria which we believe will allow us to efficiently utilize our capital and enhance our profitability.

Improve our shareholder return profile.

We seek to enhance our returns for shareholders by prudently originating loans and leases across the credit spectrum. We have also recently increased our focus on offering financing for used vehicles through our franchised dealer relationships. We have invested significant capital in risk management and technology to manage this expansion. By prudently expanding automotive originations across broad credit segments and with continued diversification, we believe we can increase asset yields and generate attractive risk-adjusted returns in a variety of interest rate and credit environments. We plan to continue to decrease our overall costs by increasing productivity, adding retail deposits, and efficiently accessing secured and unsecured wholesale markets as certain higher-cost legacy funding matures. The combination of higher asset yields and lower operating and funding costs with an efficient capital structure will provide opportunities for us to improve returns to our shareholders.

Corporate Information

Our principal executive offices are located at 200 Renaissance Center, P.O. Box 200, Detroit, Michigan 48265-2000 and our telephone number is (866) 710-4623. Our website is www.ally.com. Our website and the information included in, or linked to on, our website are not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

THE OFFERING

Common stock offered by the selling stockholder	shares.

Common stock to be outstanding after this offering	shares (assuming no exercise of the underwriters’ over-allotment option and assuming that the public offering price of our common stock in this offering will be $ per share (the midpoint of the price range set forth on the cover of this prospectus) for purposes of calculating the number of shares we issue to Treasury in the conversion under “Concurrent transactions” below).

Over-allotment option	shares from the selling stockholder to cover over-allotments.

Common stock listing	We intend to apply to list our common stock on the NYSE under the symbol “ALLY.”

Voting rights	One vote per share.

Use of proceeds	Ally will not receive any proceeds from sale of common stock in the offering.

Dividend policy	We have no current plans to commence payment of a dividend on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors. Our Fixed Rate Cumulative Perpetual Preferred Stock, Series G (the “Series G preferred stock”) prohibits us from making dividend payments on our common stock before January 1, 2014 and restricts our ability to pay dividends thereafter. In addition, so long as any share of our Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A (the “Series A preferred stock”) remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on such series of preferred stock.

In addition, any plans to commence payment of dividends on our common stock in the future would be subject to the FRB’s review and absence of objection.

Concurrent transactions

Treasury currently holds 118,750,000 shares of our Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 (the “Series F-2 preferred stock”), having an aggregate liquidation amount of $5,937,500,000. In connection with this offering and the concurrent Units offering, Treasury has agreed (i) to convert (the “conversion”) 58,750,000 shares of Series F-2 preferred stock into a number of shares of our common stock based on a conversion price equal to the public offering price of our common stock in this offering (the “common stock public offering price”) and (ii) to exchange (the

“exchange”) the remaining 60,000,000 shares of Series F-2 preferred stock having an aggregate liquidation amount of $3 billion, for a number of our tangible equity units (the “Units”) having an aggregate stated amount of $3 billion.

The number of shares of common stock we will issue to Treasury in connection with the conversion will depend upon the common stock public offering price. The higher the common stock public offering price is, the fewer the number of shares of common stock Treasury will receive and the lower the common stock public offering price is, the greater the number of shares of common stock Treasury will receive. The following table sets forth the number of shares we will issue to Treasury in connection with the conversion for each common stock public offering price set forth below:

Public Offering Price	Number of Shares Issued to Treasury
$
$
$
$

Treasury is offering in the concurrent Units offering a number of Units having an aggregate stated amount of $ , plus up to an additional number of Units having an aggregate stated amount of $ to cover over-allotments, if any. Upon completion of the Units offering, Treasury will hold Units having an aggregate stated amount of $ (or $ if the underwriters for the Units offering exercise their over-allotment option in full). The Units that are retained by Treasury will be fungible with the Units being offered in the Units offering.

The closing of each of the Units offering, this offering, the conversion and the exchange is conditioned upon the closing of each such other transaction.

Risk factors	See “Risk Factors” beginning on page 17 of this prospectus for a discussion of risks you should carefully consider before deciding whether to invest in our common stock.

Unless we specifically state otherwise, the information in this prospectus (i) does not take into account shares issuable under our equity compensation incentive plan and (ii) assumes for purposes of calculating the number of shares of common stock we will issue to Treasury in the conversion that the common stock public offering price will be $             per share (the midpoint of the price range set forth on the cover of this prospectus). All applicable share, per share and related information in this prospectus for periods on or subsequent to              has been adjusted retroactively for the         -for-one stock split on shares of our common stock effected on                     , 2011.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary consolidated financial data of Ally should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The consolidated statement of income data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data at December 31, 2010 and 2009 are derived from, and qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statement of income data for the years ended December 31, 2007 and 2006 and the consolidated balance sheet data at December 31, 2008, 2007 and 2006 are derived from our audited consolidated financial statements not included in this prospectus. The condensed consolidated statement of income data for the three months ended March 31, 2011 and 2010 and the condensed consolidated balance sheet data at March 31, 2011 and 2010 are derived from, and qualified by reference to, our unaudited condensed consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those condensed consolidated financial statements and notes thereto. In our opinion, the unaudited financial statements provided herein have been prepared on substantially the same basis as the audited historical consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the periods presented. Our results for the three months ended March 31, 2011 are not necessarily indicative of those to be expected for the fiscal year.

	At and for the three months ended March 31,		At and for the year ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	($ in millions)
Financial statement data
Statement of income data:
Total financing revenue and other interest income	$2,530	$3,110	$11,447	$13,100	$18,054	$21,761	$24,100
Interest expense	1,708	1,702	6,836	7,274	10,441	13,553	14,638
Depreciation expense on operating lease assets	285	656	2,030	3,748	5,478	4,551	5,055
Impairment of investment in operating leases	—	—	—	—	1,218	—	—

Net financing revenue	537	752	2,581	2,078	917	3,657	4,407
Total other revenue (a)	1,070	1,098	5,321	4,417	15,271	6,161	7,860

Total net revenue	1,607	1,850	7,902	6,495	16,188	9,818	12,267
Provision for loan losses	113	144	442	5,604	3,102	3,037	1,948
Total other noninterest expense	1,392	1,519	6,281	7,850	8,349	8,203	8,457

Income (loss) from continuing operations before income tax (benefit) expense	102	187	1,179	(6,959)	4,737	(1,422)	1,862
Income tax (benefit) expense from continuing operations (b)	(68)	36	153	74	(136)	496	22

Net income (loss) from continuing operations	170	151	1,026	(7,033)	4,873	(1,918)	1,840

(Loss) income from discontinued operations, net of tax	(24)	11	49	(3,265)	(3,005)	(414)	285

Net income (loss)	$146	$162	$1,075	$(10,298)	$1,868	$(2,332)	$2,125

Non-GAAP financial measures (c):
Net income (loss)	$146	$162	$1,075	$(10,298)	$1,868	$(2,332)	$2,125
Add: Original issue discount amortization expense (d)	326	397	1,300	1,143	70	—	—
Add: Income tax (benefit) expense from continuing operations	(68)	36	153	74	(136)	496	22
Less: Gain on extinguishment of debt related to the 2008 bond exchange	—	—	—	—	11,460	—	—
Less: (Loss) income from discontinued operations, net of tax	(24)	11	49	(3,265)	(3,005)	(414)	285

Core pretax income (loss) (c)	$428	$584	$2,479	$(5,816)	$(6,653)	$(1,422)	$1,862

	At and for the three months ended March 31,		At and for the year ended December 31,
	2011	2010	2010	2009	2008		2007		2006
			(per share in whole dollars)
Pro forma share data (e)(f):
Basic and diluted earnings per common share
Net (loss) income from continuing operations
Income (loss) from discontinued operations, net of tax

Net (loss) income
Weighted-average common shares outstanding

	($ in millions)
Selected balance sheet data (period end):
Total assets	$173,704	$179,427	$172,008	$172,306	$189,476		$248,939		$291,971
Long-term debt	$88,139	$90,276	$86,612	$88,021	$115,935		$159,342		$193,387
Preferred stock/interests (f)	$6,940	$12,180	$6,972	$12,180	$6,287		$1,052		$—
Total equity	$20,407	$20,548	$20,489	$20,839	$21,854		$15,565		$14,369

Financial ratios
Efficiency ratio (g)	86.62%	82.11%	79.49%	120.86%	51.58%		83.55%		68.94%
Core efficiency ratio (g)	72.01%	67.60%	68.26%	102.78%	174.01%		83.55%		68.94%
Return on assets (h)
Net income (loss) from continuing operations	0.40%	0.34%	0.58%	(3.95)%	2.57%		(0.77)%		0.63%
Net income (loss)	0.34%	0.36%	0.61%	(5.79)%	0.99%		(0.94)%		0.73%
Core pretax income (loss)	1.00%	1.31%	1.40%	(3.27)%	(3.51)%		(0.57)%		0.64%
Return on equity (h)
Net income (loss) from continuing operations	3.38%	2.92%	4.95%	(29.00)%	22.30%		(12.32)%		12.81%
Net income (loss)	2.90%	3.13%	5.19%	(42.46)%	8.55%		(14.98)%		14.79%
Core pretax income (loss)	8.50%	11.30%	11.97%	(23.98)%	(30.44)%		(9.14)%		12.96%
Equity to assets (h)	11.72%	11.61%	11.72%	13.63%	11.53%		6.25%		4.92%
Net interest spread (h)(i)	0.82%	1.59%	1.23%	0.65%	(j	)	(j	)	(j	)
Net interest spread excluding original issue discount (h)(i)	1.83%	2.67%	2.29%	1.68%	(j	)	(j	)	(j	)
Net yield on interest-earning assets (h)(k)	1.44%	2.13%	1.79%	1.37%	(j	)	(j	)	(j	)
Net yield on interest-earning assets excluding original issue discount (h)(k)	2.24%	2.98%	2.63%	2.13%	(j	)	(j	)	(j	)

Regulatory capital ratios
Tier 1 capital (to risk-weighted assets) (l)	14.68%	14.88%	15.00%	14.15%	(j	)	(j	)	(j	)
Total risk-based capital (to risk-weighted assets) (m)	15.97%	16.42%	16.36%	15.55%	(j	)	(j	)	(j	)
Tier 1 leverage (to adjusted average assets) (n)	12.78%	12.49%	13.05%	12.70%	(j	)	(j	)	(j	)
Shareholders’ equity	$20,407	$20,548	$20,489	$20,839	(j	)	(j	)	(j	)
Goodwill and certain other intangibles	(533)	(534)	(532)	(534)	(j	)	(j	)	(j	)
Unrealized gains and other adjustments	(272)	(466)	(309)	(447)	(j	)	(j	)	(j	)
Trust preferred securities	2,541	2,540	2,541	2,540	(j	)	(j	)	(j	)

Tier 1 capital (l)	22,143	22,088	22,189	22,398	(j	)	(j	)	(j	)

Preferred equity	(6,940)	(12,180)	(6,971)	(12,180)	(j	)	(j	)	(j	)
Trust preferred securities	(2,541)	(2,540)	(2,541)	(2,540)	(j	)	(j	)	(j	)

Tier 1 common capital (non-GAAP) (o)	$12,662	$7,368	$12,677	$7,678	(j	)	(j	)	(j	)

Risk-weighted assets (p)	$150,814	$148,408	$147,964	$158,314	(j	)	(j	)	(j	)
Tier 1 common (to risk-weighted assets) (o)	8.40%	4.96%	8.57%	4.85%	(j	)	(j	)	(j	)

(a)	Total other revenue for 2008 includes $12.6 billion of gains on the extinguishment of debt, primarily related to private exchange and cash tender offers settled during the fourth quarter. Total other revenue for 2006 includes realized capital gains of $1.1 billion primarily related to the rebalancing of our investment portfolio at our Insurance operations.

(b)	Effective June 30, 2009, we converted from a limited liability company into a corporation and, as a result, became subject to corporate U.S. federal, state, and local taxes beginning in the third quarter of 2009. Our conversion to a corporation resulted in a change in tax status and a net deferred tax liability of $1.2 billion was established through income tax expense. Effective November 28, 2006, we, along with certain of our U.S. subsidiaries, converted to limited liability companies (“LLCs”) and became pass-through entities for U.S. federal income tax purposes. Our conversion to an LLC resulted in a change in tax status and the elimination of a $791 million net deferred tax liability through income tax expense. Refer to Note 24 to the fiscal year Consolidated Financial Statements (the “Consolidated Financial Statements”) for additional information regarding our changes in tax status.

(c)	Core pretax income (loss) is not a financial measure defined by generally accepted accounting principles in the United States of America (GAAP). We define core pretax income as earnings from continuing operations before income taxes, original issue discount amortization expense primarily associated with our 2008 bond exchange, and the gain on extinguishment of debt related to the 2008 bond exchange. We believe that the presentation of core pretax income (loss) is useful information for the users of our financial statements in understanding the earnings from our core businesses. In addition, core pretax income (loss) is the primary measure that management uses to assess the performance of our operations. We believe that core pretax income (loss) is a useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures. The presentation of this additional information is not a substitute for net income (loss) determined in accordance with GAAP.

(d)	Primarily represents original issue discount amortization expense associated with the 2008 bond exchange, including $30 million and $101 million of accelerated amortization that was reported as a loss on extinguishment of debt in the first quarter 2011 Condensed Consolidated Statement of Income and fiscal year 2010 Consolidated Statement of Income, respectively.

(e)	Pro forma to reflect the -for-one stock split on our common stock effected on , 2011.

(f)	Effective June 30, 2009, we converted from a Delaware limited liability company into a Delaware corporation. Each unit of each class of common membership interest issued and outstanding immediately prior to the conversion was converted into an equivalent number of shares of common stock with substantially the same rights and preferences as the common membership interests. Upon conversion, holders of our preferred membership interests also received an equivalent number of shares of preferred stock with substantially the same rights and preferences as the former preferred membership interests.

(g)	The efficiency ratio equals total other noninterest expense divided by total net revenue. The core efficiency ratio equals total other noninterest expense divided by total net revenue excluding original issue discount amortization expense and gain on extinguishment of debt related to the 2008 bond exchange.

(h)	The 2011, 2010 and 2009 ratios were computed based on average assets and average equity using a combination of monthly and daily average methodologies. The 2008, 2007, and 2006 ratios have been computed based on period-end total assets and period-end total equity at December 31, 2008, 2007, and 2006.

(i)	Net interest spread represents the difference between the rate on total interest earning assets and the rate on total interest-bearing liabilities, excluding discontinued operations for the periods shown.

(j)	Not applicable at December 31, 2008, 2007, and 2006, as we did not become a bank holding company until December 24, 2008.

(k)	Net yield on interest-earning assets represents net financing revenue as a percentage of total interest-earning assets.

(l)	Tier 1 capital generally consists of common equity, minority interests, qualifying preferred stock (including fixed rate cumulative preferred stock issued and sold to Treasury) and purchase contracts (including the purchase contracts that are components of the Units being offered in the concurrent offering) less goodwill and other adjustments.

(m)	Total risk-based capital is the sum of Tier 1 and Tier 2 capital. Tier 2 capital generally consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt and the allowance for loan losses, and other adjustments. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital.

(n)	Tier 1 leverage equals Tier 1 capital divided by adjusted average total assets (which reflects adjustments for disallowed goodwill and certain intangible assets). The minimum Tier 1 leverage ratio is 3% or 4% depending on factors specified in the regulations.

(o)	We define Tier 1 common as Tier 1 capital less noncommon elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries, and qualifying trust preferred securities. However, the purchase contracts that are components of the Units being offered in the concurrent offering are not subtracted from Tier 1 capital to determine Tier 1 common. Ally considers various measures when evaluating capital utilization and adequacy, including the Tier 1 common equity ratio, in addition to capital ratios defined by banking regulators. This calculation is intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. Because GAAP does not include capital ratio measures, Ally believes there are no comparable GAAP financial measures to these ratios. Tier 1 common equity is not formally defined by GAAP or codified in the federal banking regulations and, therefore, is considered to be a non-GAAP financial measure. Ally believes the Tier 1 common equity ratio is important because we believe analysts and banking regulators may assess our capital adequacy using this ratio. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry.

(p)	Risk-weighted assets are defined by regulation and are determined by allocating assets and specified off-balance sheet financial instruments into several broad risk categories.

RISK FACTORS

You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus before making a decision to invest in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of our common stock would likely decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Regulation

Our business, financial condition, and results of operations could be adversely affected by regulations to which we are subject as a result of our bank holding company status.

On December 24, 2008, the FRB approved our application to become a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Many of the regulatory requirements to which we are subject as a bank holding company were not previously applicable to us and have and will continue to require significant expense and devotion of resources to fully implement processes that will be necessary to ensure compliance. Compliance with such laws and regulations involves substantial costs and may adversely affect our ability to operate profitably. Recent events, particularly in the financial and real estate markets, have resulted in bank regulatory agencies placing increased focus and scrutiny on participants in the financial services industry, including us. For a description of our regulatory requirements, see “Business—Certain Regulatory Matters”.

Ally is subject to ongoing supervision by the FRB, and Ally Bank by the FDIC and the Utah DFI, in each case, through regular examinations and other means that allow the regulators to gauge management’s ability to identify, assess, and control risk in all areas of operations in a safe-and-sound manner and to ensure compliance with laws and regulations. As a result of Ally’s conversion to a bank holding company, Ally and Ally Bank have been required to implement policies and procedures and take other actions to improve their current processes and to seek to ensure adherence to applicable regulatory guidelines and standards.

Ally is currently required by its banking supervisors to make improvements in areas such as board and senior management oversight, risk management, regulatory reporting, internal audit planning, capital adequacy process, stress testing, and Bank Secrecy Act / anti-money laundering compliance, and to continue to reduce problem assets. Separately, Ally Bank is currently required by its banking supervisors to make improvements in areas such as compliance management and training, consumer protection monitoring, consumer complaint resolution, internal audit program and residential mortgage loan pricing, and fee monitoring. These requirements are judicially enforceable, and if we are unable to implement and maintain these required actions, plans, policies and procedures in a timely and effective manner and otherwise comply with the requirements outlined above, we could become subject to formal supervisory actions which could subject us to significant restrictions on our existing business or on our ability to develop any new business. Such forms of supervisory action could include, without limitation, written agreements, cease and desist orders, and consent orders and may, among other things, result in restrictions on our ability to pay dividends, requirements to increase capital, restrictions on our activities, the imposition of civil monetary penalties, and enforcement of such action through injunctions or restraining orders. We could also be required to dispose of certain assets and liabilities within a prescribed period. The terms of any such supervisory action could have a material adverse effect on our business, operating flexibility, financial condition, and results of operations.

Our ability to engage in certain activities may be adversely affected by our status as a bank holding company.

As a bank holding company, Ally’s activities are generally limited to banking or to managing or controlling banks or other companies engaged in activities deemed closely related to banking or otherwise permissible under the BHC Act and related regulations. Likewise, Ally generally may not hold more than 5% of any class of voting shares of any company unless that company’s activities conform with the above requirements. Upon our bank holding company approval, we were permitted an initial two-year grace period to bring our activities and investments into conformity with these restrictions. This initial grace period expired in December 2010; however, the FRB has granted a one-year extension that expires in December 2011. We will be permitted to apply to the FRB for up to two additional one-year extensions. Certain of Ally’s existing activities and investments, including most of our insurance activities and our SmartAuction vehicle remarketing services, are deemed impermissible under the BHC Act and must be terminated or disposed of by the expiration of this extension and any additional extensions. While some of these activities may be continued if Ally is able to convert to a financial holding company under the BHC Act, Ally may be unable to satisfy the requirements to enable it to convert to a financial holding company prior to that time, and activities, businesses, or investments that would be permissible for a financial holding company will need to be terminated or disposed of. The FRB may also decline to grant any additional requested extensions, and Ally may be obligated to terminate or dispose of any impermissible activities, businesses, or investments more quickly than anticipated or under terms less advantageous to Ally than expected. Either situation could have a material adverse effect on our business, results of operations, and financial position.

As a bank holding company, our ability to expand into new business activities requires us to obtain the prior approval of the relevant banking supervisors. There can be no assurance that any required approval will be obtained or that we will be able to execute on these plans in a timely manner or at all. If we are unable to obtain approval to expand into new business activities, our business, results of operations, and financial position may be materially adversely affected.

Our business and financial condition could be adversely affected as a result of issues relating to mortgage foreclosures, home sales, and evictions in certain states and our entry into a related consent order.

Representatives of federal and state governments, including the United States Department of Justice, the FRB, the FDIC, the SEC and law enforcement authorities in all 50 states, have announced investigations into the procedures followed by mortgage servicing companies and banks, including subsidiaries of Ally, in connection with mortgage foreclosure home sales and evictions. As a result of an examination conducted by the FRB and FDIC, on April 13, 2011, each of Ally, Ally Bank, Residential Capital, LLC and GMAC Mortgage, LLC (collectively, the Ally Entities) entered into a Consent Order (the Order) with the FRB and the FDIC. The Order requires, among other things, the Ally Entities to retain independent consultants to conduct a risk assessment related to mortgage servicing activities and to conduct a review of certain past residential mortgage foreclosure actions. We do not expect the costs associated with our required near-term response to the Order to be material. The Order further requires the Ally Entities to make improvements in various areas related to aspects of Ally’s mortgage servicing business, including board oversight, compliance programs, internal audit, communications with borrowers, outsourcing activities, management information systems, and employee training. The estimated increased costs associated with future servicing and foreclosure costs as a result of the Order have been considered as part of the fair value adjustment of our existing mortgage servicing rights for the three months ended March 31, 2011.

We continue to cooperate with the ongoing investigations of various regulators. Any additional results of these investigations are uncertain, but we expect that Ally or its subsidiaries will become subject to additional penalties, sanctions, or other adverse actions, including monetary fines, that could have a material adverse impact on us.

On September 17, 2010, GMAC Mortgage, LLC (“GMACM”), our indirect wholly owned subsidiary, temporarily suspended mortgage foreclosure home sales and evictions and postponed hearings on motions for judgment in certain states. This decision was made after an operational matter was detected in the execution of certain affidavits used in connection with judicial foreclosures in some but not all states. The issue relates to whether persons signing the affidavits had appropriately verified the information in them and whether they were signed in the immediate physical presence of a notary. In response to this and to enhance existing procedures, GMACM has recently implemented supplemental procedures that are used in all new foreclosure cases to seek to ensure that affidavits are prepared in compliance with applicable law. GMACM is also conducting an additional review of all foreclosure files in all states prior to proceeding with foreclosure sales.

Our review related to this matter is ongoing, and we cannot estimate the ultimate impact of any deficiencies that have been or may be identified in our historical foreclosure procedures. There are potential risks related to these matters that extend beyond potential liability on individual foreclosure actions. Specific risks could include, for example, claims and litigation related to foreclosure file remediation and resubmission; claims from investors that hold securities that become adversely impacted by continued delays in the foreclosure process; actions by courts, state attorneys general, or regulators to delay further the foreclosure process after submission of corrected affidavits; regulatory fines, sanctions, and other additional costs; and reputational risks. If the magnitude of any negative impact related to the foregoing proves to be material, it could have an adverse affect on our business, results of operations, and financial position.

Our ability to execute our business strategy may be affected by regulatory considerations.

Our business strategy for Ally Bank, which includes further expansion of both automotive and mortgage lending, is subject to regulatory oversight from a safety and soundness perspective. If our banking supervisors determine that any aspect of our business strategy for Ally Bank raises any safety and soundness concerns, we may be obliged to alter our strategy, including by moving certain activities, such as certain types of lending, outside of Ally Bank to one of our nonbanking affiliates. Alternative funding sources outside of Ally Bank, such as asset securitization or financings in the capital markets, could be more expensive than funding through Ally Bank and could adversely affect our business prospects, results of operations and financial condition.

Our ability to rely on deposits as a part of our funding strategy may be limited.

Ally Bank continues to be a key part of our funding strategy, and we have increased our reliance on deposits as an alternative source of funding through Ally Bank. Ally Bank does not have a retail branch network, and it obtains its deposits through direct banking and brokered deposits (which, at December 31, 2010, included $10 billion of brokered certificates of deposit that may be more price sensitive than other types of deposits and may become less available if alternative investments offer higher interest rates). Our ability to maintain our current level of deposits or grow our deposit base could be affected by regulatory restrictions including the possible imposition of prior approval requirements, restrictions on deposit growth or restrictions on our rates offered. In addition, perceptions of our financial strength, rates offered by third parties, and other competitive factors beyond our control, including returns on alternative investments, will also impact our ability to grow our deposit base. Even if we are able to grow the deposit base of Ally Bank, our regulators may impose restrictions on our ability to use Ally Bank deposits as a source of funding for certain business activities potentially raising the cost of funding those activities without the use of Ally Bank deposits.

The FDIC has indicated that it expects Ally to diversify Ally Bank’s overall funding and to focus on reducing Ally Bank’s overall funding costs including the interest rates paid on Ally Bank deposits. Any such actions could limit Ally Bank’s ability to grow and maintain deposits, which could have a material adverse impact on the funding and capital position of Ally.

The regulatory environment in which we operate could have a material adverse effect on our business and earnings.

Our domestic operations are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions relating to supervision and regulation by state and federal authorities. Such regulation and supervision are primarily for the benefit and protection of our customers, not for the benefit of investors in our securities, and could limit our discretion in operating our business. Noncompliance with applicable statutes, regulations, rules, or policies could result in the suspension or revocation of any license or registration at issue as well as the imposition of civil fines and criminal penalties.

Ally, Ally Bank, and many of our nonbank subsidiaries are heavily regulated by bank and other regulatory agencies at the federal and state levels. This regulatory oversight is established to protect depositors, the FDIC’s Deposit Insurance Fund, and the banking system as a whole, not security holders. Changes to statutes, regulations, rules, or policies including the interpretation or implementation of statutes, regulations, rules, or policies could affect us in substantial and unpredictable ways including limiting the types of financial services and products we may offer, limiting our ability to pursue acquisitions and increasing the ability of third parties to offer competing financial services and products.

Our operations are also heavily regulated in many jurisdictions outside the United States. For example, certain of our foreign subsidiaries operate either as a bank or a regulated finance company, and our insurance operations are subject to various requirements in the foreign markets in which we operate. The varying requirements of these jurisdictions may be inconsistent with U.S. rules and may materially adversely affect our business or limit necessary regulatory approvals, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries, the regulations applicable to the financial services industry are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements.

Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market with regard to the affected product and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted, or that we will not be prohibited by local laws or regulators from raising interest rates above certain desired levels, any of which could materially adversely affect our business, operating flexibility, financial condition, or results of operations.

Financial services legislative and regulatory reforms may have a significant impact on our business and results of operations.

On July 21, 2010, the President of the United States signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act will have material implications for Ally and the entire financial services industry. Among other things, it will or potentially could:

•	result in Ally being subject to enhanced oversight and scrutiny as a result of being a bank holding company with $50 billion or more in consolidated assets;

•

result in the appointment of the FDIC as receiver of Ally in an orderly liquidation proceeding if the Secretary of Treasury, upon recommendation of two-thirds of the FRB and the FDIC and in consultation with the President of the United States, finds Ally to be in default or danger of default;

•	affect the levels of capital and liquidity with which Ally must operate and how it plans capital and liquidity levels;

•	subject Ally to new and/or higher fees paid to various regulatory entities, including but not limited to deposit insurance fees to the FDIC;

•	impact Ally’s ability to invest in certain types of entities or engage in certain activities;

•	impact a number of Ally’s business and risk management strategies;

•	restrict the revenue that Ally generates from certain businesses; and

•	subject Ally to a new Consumer Financial Protection Bureau, which will have very broad rule-making and enforcement authorities.

As the Dodd-Frank Act requires that many studies be conducted and that hundreds of regulations be written in order to fully implement it, the full impact of this legislation on Ally, its business strategies, and financial performance cannot be known at this time and may not be known for a number of years. In addition, regulations may impact us differently in comparison to other more established financial institutions. However, these impacts are expected to be substantial and some of them are likely to adversely affect Ally and its financial performance. The extent to which Ally can adjust its strategies to offset such adverse impacts also is not knowable at this time.

Our business may be adversely affected upon our implementation of the revised capital requirements under the Basel III capital rules.

The Bank for International Settlements’ Basel Committee on Banking Supervision recently adopted new capital, leverage, and liquidity guidelines under the Basel Accord (“Basel III”), which when implemented in the United States, may have the effect of raising capital requirements beyond those required by current law and the Dodd-Frank Act. Basel III increases (i) the minimum Tier 1 common equity ratio from 2.0% to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7.0% and (ii) the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital buffer, and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a nonrisk adjusted Tier 1 leverage ratio of 3% based on a measure of the total exposure rather than total assets and new liquidity standards. The Basel III capital, leverage, and liquidity standards will be phased in over a multiyear period. The Basel III rules, when implemented, will also impose a 15% cap on the amount of Tier 1 capital that can be met, in the aggregate, through significant investments in the common shares of unconsolidated financial subsidiaries, mortgage servicing rights (“MSRs”) and deferred tax assets through timing differences, as well as a 10% cap on the amount of each of the three individual items that may be included in Tier 1 capital. In addition, under Basel III rules, after a 10-year phase-out period beginning on January 1, 2013, trust preferred and other “hybrid” securities will no longer qualify as Tier 1 capital. However, under the Dodd-Frank Act, subject to certain exceptions, trust preferred and other “hybrid” securities are phased out from Tier 1 capital in a three-year period starting January 1, 2013. At March 31, 2011, Ally had $3.4 billion of MSRs and $2.5 billion of trust preferred securities, which were included as Tier 1 capital. Ally currently has no other “hybrid” securities outstanding. The Basel III rules, when implemented, will impose limits on Ally’s ability to meet its regulatory capital requirements through the use of MSRs, trust preferred securities, or other “hybrid” securities, if applicable.

If we or Ally Bank fail to satisfy regulatory capital requirements, we or Ally Bank may be subject to serious regulatory sanctions ranging in severity from being precluded from making acquisitions or engaging in new activities to becoming subject to informal or formal supervisory actions by the FRB and/or FDIC and, potentially, FDIC receivership of Ally Bank. If any of these were to occur, such actions could prevent us from successfully executing our business plan and have a material adverse effect on our business, results of operations, and financial position.

The actions of the FRB and international central banking authorities directly impact our cost of funds for lending, capital raising, and investment activities and may impact the value of financial instruments we hold. In addition, such changes in monetary policy may affect the credit quality of our customers. Changes in domestic and international monetary policy are beyond our control and difficult to predict.

Future consumer or mortgage legislation could harm our competitive position.

In addition to the recent enactment of the Dodd-Frank Act, various legislative bodies have also recently been considering altering the existing framework governing creditors’ rights and mortgage products including legislation that would result in or allow loan modifications of various sorts. Such legislation may change banking statutes and the operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business; limit or expand permissible activities; or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether new legislation will be enacted, and if enacted, the effect that it or any regulations would have on our activities, financial condition, or results of operations.

Ally and its subsidiaries are or may become involved from time to time in information-gathering requests, investigations and proceedings by government and self-regulatory agencies which may lead to adverse consequences.

Ally and its subsidiaries, including Ally Bank, are or may become involved from time to time in information-gathering requests, reviews, investigations, and proceedings (both formal and informal) by government and self-regulatory agencies, including the FRB, FDIC, Utah DFI, SEC and the Federal Trade Commission regarding their respective operations. Such matters may result in determinations of material weaknesses in our controls and procedures or material adverse consequences including without limitation, adverse judgments, settlements, fines, penalties, injunctions, or other actions.

Our business, financial position, and results of operations could be adversely affected by the impact of affiliate transaction restrictions imposed in connection with certain financing transactions.

Certain transactions between Ally Bank and any of its nonbank “affiliates,” including but not limited to Ally Financial Inc. and Residential Capital, LLC (“ResCap”) are subject to federal statutory and regulatory restrictions. Pursuant to these restrictions, unless otherwise exempted, “covered transactions,” including Ally Bank’s extensions of credit to and asset purchases from its nonbank affiliates, generally (1) are limited to 10% of Ally Bank’s capital stock and surplus with an aggregate limit of 20% of Ally Bank’s capital stock and surplus for all such transactions; (2) in the case of certain credit transactions, are subject to stringent collateralization requirements; (3) in the case of asset purchases by Ally Bank, may not involve the purchase of any asset deemed to be a “low quality asset” under federal banking guidelines; and (4) must be conducted in accordance with safe-and-sound banking practices (collectively, the Affiliate Transaction Restrictions). Under the Dodd-Frank Act, among other changes to Sections 23A and 23B of the Federal Reserve Act, credit exposures resulting from derivatives transactions and securities lending and borrowing transactions will be treated as “covered transactions.” Furthermore, there is an “attribution rule” that provides that a transaction between Ally Bank and a third party will be treated as a transaction between Ally Bank and a nonbank affiliate to the extent that the proceeds of the transaction are used for the benefit of, or transferred to, a nonbank affiliate of Ally Bank. Retail financing transactions by Ally Bank involving vehicles which are floorplan financed by Ally Financial Inc. are subject to the Affiliate Transaction Restrictions because the proceeds of the retail financings are deemed to benefit, and are ultimately transferred to, Ally.

The FRB is authorized to exempt, in its discretion, transactions or relationships from the requirements of these rules if it finds such exemptions to be in the public interest and consistent with the purposes of the rules. The FRB has granted several such exemptions to Ally Bank. However, the existing exemptions are subject to various conditions and any requests for future exemptions may not be granted. Moreover, these limited exemptions generally do not encompass consumer leasing or used vehicle financing. Since there is no assurance that Ally Bank will be able to obtain any further exemptions or waivers with respect to these restrictions, the ability to grow Ally Bank’s business will be affected by the Affiliate Transaction Restrictions and the conditions set forth in these exemption letters.

Ally Financial Inc. may in the future require distributions from its subsidiaries.

We currently fund Ally Financial Inc.’s obligations, including dividend payments to our preferred shareholders, and payments of interest and principal on our indebtedness, from cash generated by Ally Financial Inc. In the future, Ally Financial Inc. may not generate sufficient funds at the parent company level to fund its obligations. As such, it may require dividends, distributions, or other payments from its subsidiaries to fund its obligations. However, regulatory and other legal restrictions may limit the ability of Ally Financial Inc.’s subsidiaries to transfer funds freely to Ally Financial Inc. In particular, many of Ally Financial Inc.’s subsidiaries are subject to laws, regulations, and rules that authorize regulatory bodies to block or reduce the flow of funds to it or that prohibit such transfers entirely in certain circumstances. These laws, regulations, and rules may hinder Ally Financial Inc.’s ability to access funds that it may need to make payments on its obligations in the future. Furthermore, as a bank holding company, Ally Financial Inc. may become subject to a prohibition or to limitations on its ability to pay dividends. The bank regulators have the authority and, under certain circumstances, the duty to prohibit or to limit payment of dividends by the banking organizations they supervise, including Ally Financial Inc. and its subsidiaries.

Current and future increases in FDIC insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, could decrease our earnings.

During 2008 and continuing in 2009 and 2010, higher levels of bank failures have dramatically increased resolution costs of the FDIC and depleted the Deposit Insurance Fund (the “DIF”). In May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the DIF. In September 2009, the FDIC voted to adopt an increase in the risk-based assessment rate effective beginning January 1, 2011, by three basis points. Further, the Dodd-Frank Act alters the calculation of an insured institution’s deposit base for purposes of deposit insurance assessments and removes the upper limit for the reserve ratio designated by the FDIC each year. On February 7, 2011, the FDIC approved a final rule implementing these changes, which will take effect April 1, 2011. The FDIC will continue to assess the changes to the assessment rates at least annually. Future deposit premiums paid by Ally Bank depend on the level of the DIF and the magnitude and cost of future bank failures. Any increases in deposit insurance assessments could decrease our earnings.

Risks Related to Our Business

The profitability and financial condition of our operations are heavily dependent upon the performance, operations, and prospects of GM and Chrysler.

GM, GM dealers, and GM-related employees compose a significant portion of our customer base, and our domestic and, in particular, our International Automotive Finance operations are highly dependent on GM production and sales volume. In 2010, 66% of our North American new vehicle dealer inventory financing and 66% of our North American new vehicle consumer automotive financing volume were for GM dealers and customers. In addition, 90% of our international new vehicle dealer inventory financing and 82% of our international new vehicle consumer automotive financing volume were for GM dealers and customers. Furthermore, we have expanded our financing footprint to Chrysler dealers and customers. We have entered into an agreement with Chrysler to provide automotive financing products and services to Chrysler dealers and customers pursuant to which we will be the preferred provider of new wholesale financing for Chrysler dealer inventory. In 2010, 26% of our North American new vehicle dealer inventory financing and 31% of our North American new vehicle consumer automotive financing volume were for Chrysler dealers and customers.

Ally’s agreements with GM and Chrysler to provide automotive financing products to their dealers and customers extend through December and April 2013, respectively. These agreements provide Ally with certain preferred provider benefits including limiting the use of other financing providers by GM and Chrysler in their incentive programs. The terms of the Ally agreement with GM changed after January 1, 2011, such that GM is now able to offer any incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with Ally, provided that the pricing of the third parties meets certain requirements. Due to the highly competitive nature of the market for financial services, Ally may be unable to extend one or both of these agreements or may face less favorable terms upon extension. If Ally is unable to extend one or both of these agreements or if GM enters a similar agreement with a third party, Ally’s retail financing volumes could be materially and adversely impacted.

On October 1, 2010, GM acquired AmeriCredit Corp. (which GM subsequently renamed General Motors Financial Company, Inc.), an independent automotive finance company that focuses on providing leasing and subprime financing options. If GM were to direct substantially more business, including wholesale financing business, to its captive on noncommercial terms thus reducing its reliance on our services over time, it could have a material adverse effect on our profitability and financial condition. In addition, it is possible that GM or other automotive manufacturers could utilize other existing companies to support their financing needs including offering products or terms that we would not or could not offer, which could have a material adverse impact on our business and operations. Furthermore, other automotive manufacturers could expand or establish or acquire captive finance companies to support their financing needs thus reducing their need for our services.

A significant adverse change in GM’s or Chrysler’s business, including significant adverse changes in their respective liquidity position and access to the capital markets; the production or sale of GM or Chrysler vehicles; the quality or resale value of GM or Chrysler vehicles; the use of GM or Chrysler marketing incentives; GM’s or Chrysler’s relationships with its key suppliers; or GM’s or Chrysler’s relationship with the United Auto Workers and other labor unions and other factors impacting GM or Chrysler or their respective employees, could have a material adverse effect on our profitability and financial condition. In addition, growth in our International Automotive Finance operations are highly dependent on GM, and therefore any significant change to GM’s international business or our relationship with GM may hinder our ability to achieve our stated goal of expanding internationally.

There is no assurance that the global automotive market or GM’s and Chrysler’s respective share of that market will not suffer downturns in the future. Vehicle sales volume could be further adversely affected by any additional restructuring activities that GM or Chrysler may decide to pursue, if any. Any negative impact could in turn have a material adverse effect on our business, results of operations, and financial position.

Our business requires substantial capital and liquidity, and disruption in our funding sources and access to the capital markets would have a material adverse effect on our liquidity, capital positions, and financial condition.

Our liquidity and the long-term viability of Ally depend on many factors including our ability to successfully raise capital and secure appropriate bank financing. We are currently required to maintain a Total risk-based capital ratio of 15% and a Tier 1 leverage ratio of 15% at Ally Bank. The latter will require that Ally maintain substantial equity funds in Ally Bank and inject substantial additional equity funds into Ally Bank as Ally Bank’s assets increase over time.

We have significant maturities of unsecured debt each year. While we have reduced our reliance on unsecured funding, it continues to remain a critical component of our capital structure and financing plans. At March 31, 2011, approximately $7.1 billion in principal amount of total outstanding consolidated unsecured debt is scheduled to mature in 2011, and approximately $12.8 billion and $1.9 billion in principal amount of consolidated unsecured debt is scheduled to mature in 2012 and 2013, respectively, which includes $7.4 billion in principal amount of debt issued under the FDIC’s Temporary Liquidity Guaranty Program that matures in 2012. We also obtain short-term funding from the sale by Ally of floating rate demand notes, all of which the holders may elect to have redeemed by Ally at any time without restriction. At March 31, 2011, a total of $2.3 billion in principal amount of Demand Notes were outstanding. We also rely on secured funding. At March 31, 2011, approximately $9.1 billion of outstanding consolidated secured debt is scheduled to mature in 2011, approximately $9.1 billion is scheduled to mature in 2012, and approximately $9.6 billion is scheduled to mature in 2013. Furthermore, at March 31, 2011, approximately $8.9 billion in certificates of deposit at Ally Bank is scheduled to mature in 2011, which is not included in the 2011 unsecured maturities provided above. Additional financing will be required to fund a material portion of the debt maturities over this period. The capital markets continue to be volatile, and Ally’s access to the debt markets may be significantly reduced during periods of market stress. In addition, we will continue to have significant original issue discount amortization expenses (“OID expense”) in the near future, which will adversely affect our net income and resulting capital position. OID expense was $299 million in the first quarter of 2011, and the scheduled amortization is $646 million, $350 million, and $264 million in 2011, 2012, and 2013, respectively.

As a result of the volatility in the markets and our current unsecured debt ratings, we have increased our reliance on various secured debt markets. Although market conditions have improved, there can be no assurances that this will continue. In addition, we continue to rely on our ability to borrow from other financial institutions, and many of our primary bank facilities are up for renewal on a yearly basis. Any weakness in market conditions and a tightening of credit availability could have a negative effect on our ability to refinance these facilities and increase the costs of bank funding. Ally and Ally Bank also continue to access the securitization markets. While markets have begun to stabilize following the recent liquidity crisis, there can be no assurances these sources of liquidity will remain available to us.

Our indebtedness and other obligations are significant and could materially and adversely affect our business.

We have a significant amount of indebtedness. At December 31, 2010, we had approximately $96.8 billion in principal amount of indebtedness outstanding (including $42.4 billion in secured indebtedness). Interest expense on our indebtedness constituted approximately 54% of our total financing revenue and other interest income for the year ended December 31, 2010. In addition, during the twelve months ending December 31, 2010, we declared and paid preferred stock dividends of $1.2 billion in the aggregate.

We have the ability to create additional unsecured indebtedness. If our debt service obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, we may be required to dedicate a significant portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which would reduce the funds available for other purposes. Our indebtedness also could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

The worldwide financial services industry is highly competitive. If we are unable to compete successfully or if there is increased competition in the automotive financing, mortgage, and/or insurance markets or generally in the markets for securitizations or asset sales, our business could be negatively affected.

The markets for automotive and mortgage financing, banking, and insurance are highly competitive. The market for automotive financing has recently grown increasingly more competitive as more consumers are financing their vehicle purchases and as more competitors continue to enter this market as a result of how well automotive finance assets generally performed relative to other asset classes during the recent economic downturn. Our mortgage business and Ally Bank face significant competition from commercial banks, savings institutions, mortgage companies, and other financial institutions. Our insurance business faces significant competition from insurance carriers, reinsurers, third-party administrators, brokers, and other insurance-related companies. Many of our competitors have substantial positions nationally or in the markets in which they operate. Some of our competitors have lower cost structures, substantially lower costs of capital, and are much less reliant on securitization activities, unsecured debt, and other public markets. We face significant competition in most areas including product offerings, rates, pricing and fees, and customer service. If we are unable to compete effectively in the markets in which we operate, our profitability and financial condition could be negatively affected.

The markets for asset and mortgage securitizations and whole-loan sales are competitive, and other issuers and originators could increase the amount of their issuances and sales. In addition, lenders and other investors within those markets often establish limits on their credit exposure to particular issuers, originators, and asset classes, or they may require higher returns to increase the amount of their exposure. Increased issuance by other participants in the market or decisions by investors to limit their credit exposure to (or to require a higher yield for) us or to automotive or mortgage securitizations or whole-loans could negatively affect our ability and that of our subsidiaries to price our securitizations and whole loan sales at attractive rates. The result would be lower proceeds from these activities and lower profits for our subsidiaries and us.

Our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition, and results of operations.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expenses, which represents management’s best estimate of probable credit losses that have been incurred within the existing portfolio of loans, all as described under Note 1 to the Consolidated Financial Statements. The allowance, in the judgment of management, is established to reserve for estimated loan losses and risks inherent in the loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks using existing qualitative and quantitative information, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of our control, may require an increase in the allowance for loan losses.

Bank regulatory agencies periodically review our allowance for loan losses, as well as our methodology for calculating our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional loan charge-offs, based on judgments different than those of management. An increase in the allowance for loan losses results in a decrease in net income and capital and may have a material adverse effect on our capital, financial condition and results of operations.

Our mortgage subsidiary, ResCap, requires substantial liquidity and capital which could have an adverse effect on our own capital and liquidity position.

ResCap remains heavily reliant on support from us to meet its liquidity and capital requirements, which includes approximately $2.3 billion in principal amount of indebtedness scheduled to mature in 2011, 2012 and 2013. In addition, ResCap has commitments to lend up to $2.3 billion under existing home equity lines of credit it has extended to customers. Recent developments in the market for many types of mortgage products (including mortgage-backed securities) have resulted in reduced liquidity for these assets. As a result, a significant portion of ResCap’s assets are relatively illiquid. Any negative events with respect to ResCap could serve as a further drain on our financial resources.

Pursuant to an existing contractual arrangement, ResCap is precluded from paying any dividends to us, including any additional capital that we may provide in the future, if any.

ResCap employs various economic hedging strategies to mitigate the interest rate and prepayment risk inherent in many of its assets including its mortgage loans held-for-sale portfolio, MSRs, its portfolio of held-for-investment mortgage loans, and interests from securitizations. A significant portion of ResCap’s operating cash at any given time may consist of funds delivered to it as credit support by counterparties to these arrangements. However, interest rate movements during 2010 required ResCap to return a significant amount of such funds. As interest rates change and dependent upon the hedge position, ResCap may need to continue to repay or deliver cash as credit support for these arrangements. If the amount ResCap must repay or deliver is substantial, depending on its liquidity position at that time, ResCap may not be able to pay such amounts as required.

The protracted period of adverse developments in the mortgage finance and credit markets has adversely affected ResCap’s business, liquidity, and its capital position and has raised substantial doubt about ResCap’s ability to continue as a going concern.

ResCap has been adversely affected by the events and conditions in the broader mortgage banking industry, most severely but not limited to the domestic nonprime and nonconforming and international mortgage loan markets. Fair market valuations of held-for-sale mortgage loans, MSRs, and securitized interests that continue to be held by ResCap and other assets and liabilities ResCap records at fair value may continue to deteriorate if there continues to be weakness in housing prices, increasing mortgage rates, or increased severity of delinquencies and defaults of mortgage loans. These deteriorating factors previously resulted in higher provision for loan losses on ResCap’s held-for-investment mortgage loans and real estate-lending portfolios. As a direct result of these events and conditions, ResCap discontinued new originations in all of its international operations and sold its U.K. and European operations and currently generally only purchases or originates mortgage loans that can be sold in the form of securitizations guaranteed by the GSEs. If the GSEs became unable or unwilling to purchase mortgage loans from ResCap, it would have a materially adverse impact on ResCap’s funding and liquidity and on its ability to originate or purchase new mortgage loans.

ResCap is highly leveraged relative to its cash flow and has previously recognized substantial losses resulting in a significant deterioration in capital. There continues to be a risk that ResCap will not be able to meet its debt service obligations, will default on its financial debt covenants due to insufficient capital or liquidity, and/or be in a negative liquidity position in 2011 or beyond. ResCap remains heavily dependent on Ally for funding and capital support, and there can be no assurance that Ally will continue to provide such support.

In light of ResCap’s liquidity and capital needs combined with volatile conditions in the marketplace, there is substantial doubt about ResCap’s ability to continue as a going concern. If Ally determines to no longer support ResCap’s capital or liquidity needs or if ResCap or Ally are unable to successfully execute effective initiatives, it could have a material adverse effect on ResCap’s business, results of operations, and financial position.

There is a significant risk that ResCap will not be able to meet its debt service obligations and other funding obligations in the near term.

ResCap expects its liquidity pressures to continue in 2011. ResCap is highly leveraged relative to its cash flow. At December 31, 2010, ResCap’s unrestricted liquidity (cash readily available to cover operating demands from across its business operations) totaled $444 million with cash and cash equivalents totaling $672 million.

ResCap expects that additional and continuing liquidity pressure, which is difficult to forecast with precision, will result from the obligation of its subsidiaries to advance delinquent principal, interest, property taxes, casualty insurance premiums, home equity line advances, and certain other amounts with respect to mortgage loans its subsidiaries service that become delinquent. In addition, ResCap continues to be subject to financial covenants requiring it to maintain minimum consolidated tangible net worth and consolidated liquidity balances. ResCap will attempt to meet these and other liquidity and capital demands through a combination of cash flow from operations and financings, potential asset sales, and other various alternatives. To the extent these sources prove insufficient, ResCap will be dependent on continued support from Ally to the extent Ally agrees to provide such support. Ally currently provides funding and capital support to ResCap through various facilities, including a $500 million unsecured line of credit. The sufficiency of these sources of additional liquidity cannot be assured, and any asset sales, even if they raise sufficient cash to meet ResCap’s liquidity needs, may adversely affect its overall profitability and financial condition.

Moreover, even if ResCap is successful in implementing all of the actions described above, its ability to satisfy its liquidity needs and comply with any covenants included in its debt agreements requiring maintenance of minimum cash balances may be affected by additional factors and events (such as interest rate fluctuations and margin calls) that increase ResCap’s cash needs making ResCap unable to independently satisfy its near term liquidity requirements.

We have extensive financing and hedging arrangements with ResCap, which could be at risk of nonpayment if ResCap were to file for bankruptcy.

We have secured financing arrangements and secured hedging agreements in place with ResCap. At March 31, 2011, we had $1.9 billion in secured financing arrangements with ResCap, of which $1.3 billion in loans was utilized. At March 31, 2011, there was no net exposure under hedging arrangements because the arrangements were fully collateralized. Amounts outstanding under the secured financing and hedging arrangements fluctuate. If ResCap were to file for bankruptcy, ResCap’s repayments of its financing facilities, including those with us, will be subject to bankruptcy proceedings and regulations, or ResCap may be unable to repay its financing facilities. In addition, we could be an unsecured creditor of ResCap to the extent that the proceeds from the sale of our collateral are insufficient to repay ResCap’s obligations to us. In addition, it is possible that other ResCap creditors would seek to recharacterize our loans to ResCap as equity contributions or to seek equitable subordination of our claims so that the claims of other creditors would have priority over our claims. We may also find it advantageous to provide debtor-in-possession financing to ResCap in a bankruptcy proceeding in order to preserve the value of the collateral ResCap has pledged to us. In addition, should ResCap file for bankruptcy, our investment related to ResCap’s equity position would likely be reduced to zero, and creditors of ResCap may attempt to assert claims directly against us for payment of their obligations.

We may be required to repurchase mortgage or other loans or indemnify investors if we breach representations and warranties, which could harm our profitability.

When we sell mortgage or other loans (such as retail automotive contracts) through whole-loan sales or securitizations, we are required to make customary representations and warranties about the loans to the purchaser or securitization trust. These representations and warranties relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, ability to deliver required documentation, and compliance with applicable laws. Generally, the representations and warranties described above may be enforced at any time over the life of the loan.

We use estimates and assumptions in determining our reserves for representation and warranty exposure. It is difficult to determine the accuracy of our estimates and assumptions, and our actual experience may differ materially from these estimates and assumptions. A material difference between our estimates and assumptions and our actual experience may materially adversely affect our cash flow, profitability and financial condition.

As the mortgage industry continues to experience higher repurchase requirements and additional investors begin to attempt to put back loans, a significant increase in activity beyond that experienced today could have a material adverse effect on our business, results of operations, and financial position.

Certain of our mortgage subsidiaries face potential legal liability resulting from legal claims related to the sale of private-label mortgage-backed securities.

Claims related to private-label mortgage-backed securities (“PLS”) have been brought under federal and state securities laws and contract laws (among other theories), and it is possible that additional similar claims, including claims from other third-party claimants, will be brought in the future. The claims made to date are similar in some respects to the repurchase demands we have previously disclosed related to alleged breaches of representations and warranties that our mortgage subsidiaries made in connection with mortgage loans they sold or securitized. Further, and as previously disclosed, the Federal Housing Finance Agency (“FHFA”), as conservator of Fannie Mae and Freddie Mac, announced on July 12, 2010, that it issued 64 subpoenas to various entities seeking documents related to PLS in which Fannie Mae and Freddie Mac had invested. Certain of our mortgage subsidiaries received such subpoenas. In connection with our settlement with Fannie Mae announced on December 23, 2010, the FHFA has agreed to withdraw the subpoenas that relate to Fannie Mae. However, we continue to respond to the subpoenas related to Freddie Mac. The FHFA has indicated that documents provided in response to the subpoenas will enable the FHFA to determine whether they believe issuers of PLS are potentially liable to Freddie Mac for losses they might have suffered. A final outcome in any existing or future legal proceeding related to the foregoing, if unfavorable, could result in additional liability, which could have a material adverse effect on our business, reputation, results of operations, or financial condition.

Changes in existing U.S. government-sponsored mortgage programs, restrictions on our access to such programs, or disruptions in the secondary markets in the United States or in other countries in which we operate could adversely affect our profitability and financial condition.

Our ability to generate revenue through mortgage loan sales to institutional investors in the United States depends to a significant degree on programs administered by the GSEs and others that facilitate the issuance of mortgage-backed securities in the secondary market. These GSEs play a powerful role in the residential mortgage industry and we have significant business relationships with them. Proposals have been enacted in the U.S. Congress and are under consideration by various regulatory authorities that would affect the manner in which these GSEs conduct their business to require them to register their stock with the U.S. Securities and Exchange Commission to reduce or limit certain business benefits that they receive from the U.S. government and to limit the size of the mortgage loan portfolios that they may hold. Furthermore, the Obama administration recently released a report that recommended winding down Fannie Mae and Freddie Mac. We do not know what impact, if any, the report would have on the future of the GSEs. In addition, the GSEs themselves have been negatively affected by recent mortgage market conditions, including conditions that have threatened their access to debt financing. Any discontinuation of, or significant reduction in, the operation of these GSEs could adversely affect our revenues and profitability. Also, any significant adverse change in the level of activity in the secondary market including declines in institutional investors’ desire to invest in our mortgage products could materially adversely affect our business.

We are exposed to consumer credit risk, which could adversely affect our profitability and financial condition.

We are subject to credit risk resulting from defaults in payment or performance by customers for our contracts and loans, as well as contracts and loans that are securitized and in which we retain a residual interest. For example, the continued decline in the domestic housing market and the increase in unemployment rates resulted in an increase in delinquency rates related to mortgage loans that ResCap and Ally Bank either hold or retain an interest in. Furthermore, a weak economic environment, high unemployment rates, and the continued deterioration of the housing market could exert pressure on our consumer automotive finance customers resulting in higher delinquencies, repossessions, and losses. There can be no assurances that our monitoring of our credit risk as it affects the value of these assets and our efforts to mitigate credit risk through our risk-based pricing, appropriate underwriting policies, and loss-mitigation strategies are, or will be, sufficient to prevent a further adverse effect on our profitability and financial condition. In addition, we have begun to increase our used car and nonprime car financing (nonprime car financing). As we grow our automotive asset portfolio in nonprime car financing loans over time, our credit risk may increase. As part of the underwriting process, we rely heavily upon information supplied by third parties. If any of this information is intentionally or negligently misrepresented and the misrepresentation is not detected before completing the transaction, the credit risk associated with the transaction may be increased.

General business and economic conditions may significantly and adversely affect our revenues, profitability, and financial condition.

Our business and earnings are sensitive to general business and economic conditions in the United States and in the markets in which we operate outside the United States. A downturn in economic conditions resulting in increased short and long term interest rates, inflation, fluctuations in the debt capital markets, unemployment rates, consumer and commercial bankruptcy filings, or a decline in the strength of national and local economies and other factors that negatively affect household incomes could decrease demand for our financing and mortgage products and increase mortgage and financing delinquency and losses on our customer and dealer financing operations. We have been negatively affected due to the recent significant stress in the residential real estate and related capital markets and, in particular, the lack of home price appreciation in many markets in which we lend. Further, a significant and sustained increase in fuel prices could lead to diminished new and used vehicle purchases and negatively affect our automotive finance business.

If the rate of inflation were to increase, or if the debt capital markets or the economies of the United States or our markets outside the United States were to weaken, or if home prices or new and used vehicle purchases experience declines, we could be significantly and adversely affected, and it could become more expensive for us to conduct our business. For example, business and economic conditions that negatively affect household incomes, housing prices, and consumer behavior related to our businesses could decrease (1) the demand for our mortgage loans and new and used vehicle financing and (2) the value of the collateral underlying our portfolio of held-for-investment mortgages and new and used vehicle loans and interests that continue to be held by us, thus further increasing the number of consumers who become delinquent or default on their loans. In addition, the rate of delinquencies, foreclosures, and losses on our loans (especially our nonprime mortgage loans) as experienced recently could be higher during more severe economic slowdowns.

Any sustained period of increased delinquencies, foreclosures, or losses could further harm our ability to sell our mortgage and new and used vehicle loans, the prices we receive for our mortgage and new and used vehicle loans, or the value of our portfolio of mortgage and new and used vehicle loans held-for-investment or interests from our securitizations, which could harm our revenues, profitability, and financial condition. Continued adverse business and economic conditions could affect demand for housing, new and used vehicles, the cost of construction, and other related factors that could harm the revenues and profitability of our business.

In addition, our business and earnings are significantly affected by the fiscal and monetary policies of the U.S. government and its agencies and similar governmental authorities in the markets in which we operate outside the United States. We are particularly affected by the policies of the FRB, which regulates the supply of money and credit in the United States. The FRB’s policies influence the new and used vehicle financing market and the size of the mortgage origination market, which significantly affects the earnings of our businesses and the earnings of our business capital activities. The FRB’s policies also influence the yield on our interest earning assets and the cost of our interest-bearing liabilities. Changes in those policies are beyond our control and difficult to predict and could adversely affect our revenues, profitability, and financial condition.

Acts or threats of terrorism and political or military actions taken by the United States or other governments could adversely affect general economic or industry conditions.

Geopolitical conditions may affect our earnings. Acts or threats of terrorism and political or military actions taken by the United States or other governments in response to terrorism, or similar activity, could adversely affect general economic or industry conditions.

Treasury (or its designee) will continue to own a substantial interest in us following this offering, and its interests may differ from those of our other stockholders.

Immediately following this offering, and the concurrent transactions described under “Concurrent Transactions,” Treasury will own approximately     % of our outstanding shares of common stock (     % if the underwriters in the offering of common stock and the underwriters in the concurrent offering of Units exercise their over-allotment options in full), assuming the common stock public offering price is the midpoint of the price range set forth on the cover of this prospectus, and Treasury will own approximately     % of the outstanding Units (    % if the underwriters in the concurrent offering of Units exercise their over-allotment options in full). Pursuant to the Amended and Restated Governance Agreement dated May 21, 2009, as of the date hereof, Treasury also has the right to appoint six of the eleven members to the our board of directors. As a result of this stock ownership interest and Treasury’s right to appoint six directors to our board of directors, Treasury has the ability to exert control, through its power to vote for the election of our directors, over various matters. To the extent Treasury elects to exert such control over us, its interests (as a government entity) may differ from those of our other stockholders and it may influence, through its ability to vote for the election of our directors, matters including:

•	The selection, tenure and compensation of our management;

•	Our business strategy and product offerings;

•	Our relationship with our employees and other constituencies; and

•	Our financing activities, including the issuance of debt and equity securities.

In particular, Treasury may have a greater interest in promoting U.S. economic growth and jobs than our other stockholders. In the future we may also become subject to new and additional laws and government regulations regarding various aspects of our business as a result of participation in the TARP program and the U.S. government’s ownership in our business. These regulations could make it more difficult for us to compete with other companies that are not subject to similar regulations.

The limitations on compensation imposed on us due to our participation in TARP, including the restrictions placed on our compensation by the Special Master for TARP Executive Compensation, may adversely affect our ability to retain and motivate our executives and employees.

Our performance is dependent on the talent and efforts of our management team and employees. As a result of our participation in TARP, the compensation of certain members of our management team and employees is subject to extensive restrictions under the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which was signed into law on February 17, 2009, as implemented by the Interim Final Rule issued by Treasury on June 15, 2009 (the “IFR”). In addition, due to our level of participation in TARP, pursuant to ARRA and the IFR, the Office of the Special Master for TARP Executive Compensation has the authority to further regulate our compensation arrangements with certain of our executives and employees. In addition, we may become subject to further restrictions under any other future legislation or regulation limiting executive compensation. Many of the restrictions are not limited to our senior executives and affect other employees whose contributions to revenue and performance may be significant. These limitations may leave us unable to create a compensation structure that permits us to retain and motivate certain of our executives and employees or to attract new executives or employees, especially if we are competing against institutions that are not subject to the same restrictions. Any such inability could have a material and adverse effect on our business, financial condition, and results of operations.

Our borrowing costs and access to the unsecured debt capital markets depend significantly on our credit ratings.

The cost and availability of unsecured financing are materially affected by our short- and long-term credit ratings. Each of Standard & Poor’s Rating Services; Moody’s Investors Service, Inc.; Fitch, Inc.; and Dominion Bond Rating Service rates our debt. Our current ratings as assigned by each of the respective rating agencies are below investment grade, which negatively impacts our access to liquidity and increases our borrowing costs in the unsecured market. Ratings reflect the rating agencies’ opinions of our financial strength, operating performance, strategic position, and ability to meet our obligations. Future downgrades of our credit ratings would increase borrowing costs and further constrain our access to the unsecured debt markets and, as a result, would negatively affect our business. In addition, downgrades of our credit ratings could increase the possibility of additional terms and conditions being added to any new or replacement financing arrangements as well as impact elements of certain existing secured borrowing arrangements.

Agency ratings are not a recommendation to buy, sell, or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Our profitability and financial condition could be materially and adversely affected if the residual value of off-lease vehicles decrease in the future.

Our expectation of the residual value of a vehicle subject to an automotive lease contract is a critical element used to determine the amount of the lease payments under the contract at the time the customer enters into it. As a result, to the extent the actual residual value of the vehicle, as reflected in the sales proceeds received upon remarketing at lease termination, is less than the expected residual value for the vehicle at lease inception, we incur additional depreciation expense and/or a loss on the lease transaction. General economic conditions, the supply of off lease and other vehicles to be sold, new vehicle market prices, perceived vehicle quality, overall price and volatility of gasoline or diesel fuel, among other factors, heavily influence used vehicle prices and thus the actual residual value of off lease vehicles. Consumer confidence levels and the strength of auto manufacturers and dealers can also influence the used vehicle market. For example, during 2008, sharp declines in demand and used vehicle sale prices adversely affected Ally’s remarketing proceeds and financial results.

Vehicle brand images, consumer preference, and vehicle manufacturer marketing programs that influence new and used vehicle markets also influence lease residual values. In addition, our ability to efficiently process and effectively market off lease vehicles affects the disposal costs and proceeds realized from the vehicle sales. While manufacturers, at times, may provide support for lease residual values including through residual support programs, this support does not in all cases entitle us to full reimbursement for the difference between the remarketing sales proceeds for off lease vehicles and the residual value specified in the lease contract. Differences between the actual residual values realized on leased vehicles and our expectations of such values at contract inception could have a negative impact on our profitability and financial condition.

Current conditions in the residential mortgage market and housing markets may continue to adversely affect Ally’s mortgage business.

The residential mortgage market in the United States and other international markets in which our Mortgage operations conduct, or previously conducted, business have experienced a variety of difficulties and changed economic conditions that adversely affected our mortgage business’ results of operations and financial condition. Delinquencies and losses with respect to our Legacy Portfolio and Other segment’s nonprime mortgage loans increased significantly. Housing prices in many parts of the United States, the United Kingdom, and other international markets also declined or stopped appreciating after extended periods of significant appreciation. In addition, the liquidity provided to the mortgage sector had been significantly reduced. This liquidity reduction combined with our decision to reduce our mortgage business’ exposure to the nonprime mortgage market caused its nonprime mortgage production to decline. Similar trends have emerged beyond the nonprime sector, especially at the lower end of the prime credit quality scale, and have had a similar effect on our mortgage business’ related liquidity needs and businesses. These trends have resulted in significant write-downs to our Legacy Portfolio and Other’s held-for-sale mortgage loans and trading securities portfolios and additions to its allowance for loan losses for its held-for-investment mortgage loans and warehouse-lending receivables portfolios. A continuation of these conditions may continue to adversely affect our mortgage business’ financial condition and results of operations.

Moreover, the continued deterioration of the U.S. housing market and decline in home prices since 2008 in many U.S. markets, which may continue for the near term, could result in increased delinquencies or defaults on the mortgage assets ResCap owns and services as well as those mortgage assets owned by Ally Bank. Further, loans that our Mortgage operations historically made based on limited credit or income documentation also increase the likelihood of future increases in delinquencies or defaults on mortgage loans. An increase in delinquencies or defaults will result in a higher level of credit losses and credit-related expenses and increased liquidity requirements to fund servicing advances, all of which in turn will reduce revenues and profits of our mortgage business. Higher credit losses and credit-related expenses also could adversely affect our financial condition.

Our lending volume is generally related to the rate of growth in U.S. residential mortgage debt outstanding and the size of the U.S. residential mortgage market. Recently, the rate of growth in total U.S. residential mortgage debt outstanding has slowed sharply in response to the reduced activity in the housing market and national declines in home prices. In addition, most of our mortgage business is currently conducted through the correspondent channel, which relies heavily on the mortgage refinancing business. The volume of mortgage refinancing experienced a significant increase in 2009 and 2010 due to interest rate decreases, but we expect it will experience a significant decrease in 2011 as interest rates increase. A decline in the rate of growth in mortgage debt outstanding reduces the number of mortgage loans available for us to purchase or securitize, which in turn could lead to a reduction in our revenue, profits, and business prospects.

Our earnings may decrease because of increases or decreases in interest rates.

Changes in interest rates could have an adverse impact on our business. For example:

•	rising interest rates will increase our cost of funds;

•	rising interest rates may reduce our consumer automotive financing volume by influencing customers to pay cash for, as opposed to financing, vehicle purchases or not to buy new vehicles;

•	rising interest rates may negatively impact our ability to remarket off lease vehicles;

•

rising interest rates generally reduce our residential mortgage loan production as borrowers become less likely to refinance and the costs associated with acquiring a new home become more expensive; and

•	rising interest rates will generally reduce the value of mortgage and automotive financing loans and contracts and retained interests and fixed income securities held in our investment portfolio.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which mortgages are prepaid, which could require us to write down the value of our retained interests and MSRs. Moreover, if prepayments are greater than expected, the cash we receive over the life of our held-for-investment mortgage loans and our retained interests would be reduced. Higher-than-expected prepayments could also reduce the value of our MSRs and, to the extent the borrower does not refinance with us, the size of our servicing portfolio. Therefore, any such changes in interest rates could harm our revenues, profitability, and financial condition.

Our hedging strategies may not be successful in mitigating our risks associated with changes in interest rates and could affect our profitability and financial condition as could our failure to comply with hedge accounting principles and interpretations.

We employ various economic hedging strategies to mitigate the interest rate and prepayment risk inherent in many of our assets and liabilities. Our hedging strategies rely on assumptions and projections regarding our assets, liabilities, and general market factors. If these assumptions and projections prove to be incorrect or our hedges do not adequately mitigate the impact of changes in interest rates or prepayment speeds, we may experience volatility in our earnings that could adversely affect our profitability and financial condition. In addition, we may not be able to find market participants that are willing to act as our hedging counterparties, which could have an adverse effect on the success of our hedging strategies.

In addition, hedge accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires the application of significant subjective judgments to a body of accounting concepts that is complex and for which the interpretations have continued to evolve within the accounting profession and among the standard-setting bodies.

A failure of or interruption in, as well as, security risks of the communications and information systems on which we rely to conduct our business could adversely affect our revenues and profitability.

We rely heavily upon communications and information systems to conduct our business. Any failure or interruption of our information systems or the third-party information systems on which we rely as a result of inadequate or failed processes or systems, human errors, or external events could cause underwriting or other delays and could result in fewer applications being received, slower processing of applications, and reduced efficiency in servicing. In addition, our communication and information systems may present security risks, and could be susceptible to hacking or identity theft. The occurrence of any of these events could have a material adverse effect on our business.

We use estimates and assumptions in determining the fair value of certain of our assets in determining lease residual values and in determining our reserves for insurance losses and loss adjustment expenses. If our estimates or assumptions prove to be incorrect, our cash flow, profitability, financial condition, and business prospects could be materially and adversely affected.

We use estimates and various assumptions in determining the fair value of many of our assets, including certain held-for-investment and held-for-sale loans for which we elected fair value accounting, retained interests from securitizations of loans and contracts, MSRs, and other investments, which do not have an established market value or are not publicly traded. We also use estimates and assumptions in determining the residual values of leased vehicles. In addition, we use estimates and assumptions in determining our reserves for insurance losses and loss adjustment expenses which represent the accumulation of estimates for both reported losses and those incurred, but not reported, including claims adjustment expenses relating to direct insurance and assumed reinsurance agreements. For further discussion related to estimates and assumptions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” It is difficult to determine the accuracy of our estimates and assumptions, and our actual experience may differ materially from these estimates and assumptions. A material difference between our estimates and assumptions and our actual experience may adversely affect our cash flow, profitability, financial condition, and business prospects.

Our business outside the United States exposes us to additional risks that may cause our revenues and profitability to decline.

We conduct a significant portion of our business outside the United States exposing us to risks such as the following:

•	multiple foreign regulatory requirements that are subject to change;

•	differing local product preferences and product requirements;

•	fluctuations in foreign interest rates;

•	difficulty in establishing, staffing, and managing foreign operations;

•	differing labor regulations;

•	consequences from changes in tax laws;

•	restrictions on our ability to repatriate profits or transfer cash into or out of foreign countries; and

•	political and economic instability, natural calamities, war and terrorism.

The effects of these risks may, individually or in the aggregate, adversely affect our revenues and profitability.

Our business could be adversely affected by changes in foreign-currency exchange rates.

We are exposed to risks related to the effects of changes in foreign-currency exchange rates. Changes in currency exchange rates can have a significant impact on our earnings from international operations as a result of foreign-currency-translation adjustments. While we carefully monitor and attempt to manage our exposure to fluctuation in currency exchange rates through foreign-currency hedging activities, these types of changes could have a material adverse effect on our business, results of operations, and financial condition.

Fluctuations in valuation of investment securities or significant fluctuations in investment market prices could negatively affect revenues.

Investment market prices in general are subject to fluctuation. Consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value that could negatively affect our revenues. Additionally, negative fluctuations in the value of available for sale investment securities could result in unrealized losses recorded in equity. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments, national and international events, and general market conditions.

Significant indemnification payments or contract, lease, or loan repurchase activity of retail contracts or leases or mortgage loans could harm our profitability and financial condition.

We have repurchase obligations in our capacity as servicer in securitizations and whole-loan sales. If a servicer breaches a representation, warranty, or servicing covenant with respect to an automotive receivable or mortgage loan, the servicer may be required by the servicing provisions to repurchase that asset from the purchaser or otherwise compensate one or more classes of investors for losses caused by the breach. If the frequency at which repurchases of assets or other payments occurs increases substantially from its present rate, the result could be a material adverse effect on our financial condition, liquidity, and results of operations.

In connection with its servicing of securitized mortgage loans, ResCap is subject to contractual caps on the percentage of mortgage loans it is permitted to modify in any securitized pool. The financial crisis has resulted in dramatic increases in the volume of delinquent mortgage loans over the past three years. In an effort to achieve the best net present value recovery for the securitization trust, ResCap increased the volume of modifications of distressed mortgage loans to assist homeowners and avoid liquidating properties in a collapsing and opaque housing market. In certain securitization transactions, ResCap has exceeded the applicable contractual modification cap. The securitization documents provide that the contractual caps can be raised or eliminated with the concurrence of each rating agency rating the transaction. For certain transactions with respect to which loan modifications have exceeded the contractual caps, the rating agencies have concurred in raising or eliminating the caps, but they have not consented in connection with other such transactions. ResCap will continue to seek their concurrence in connection with other transactions as it deems appropriate and will suspend modifications in excess of applicable caps pending receipt of such consent or investor approval to amend the servicing contracts. An investor in a specific mortgage security class might claim that modifications in excess of the applicable cap amounted to a material failure of ResCap to perform its servicing obligations and that the investor was damaged as a result. Such claims, if successful, could have a material adverse effect on our financial condition, liquidity, and results of operations.

A loss of contractual servicing rights could have a material adverse effect on our financial condition, liquidity, and results of operations.

We are the servicer for all of the receivables we have acquired or originated and transferred to other parties in securitizations and whole-loan sales of automotive receivables. Our mortgage subsidiaries service the mortgage loans we have securitized, and we service the majority of the mortgage loans we have sold in whole-loan sales. In each case, we are paid a fee for our services, which fees in the aggregate constitute a substantial revenue stream for us. In each case, we are subject to the risk of termination under the circumstances specified in the applicable servicing provisions.

In most securitizations and whole-loan sales, the owner of the receivables or mortgage loans will be entitled to declare a servicer default and terminate the servicer upon the occurrence of specified events. These events typically include a bankruptcy of the servicer, a material failure by the servicer to perform its obligations, and a failure by the servicer to turn over funds on the required basis. The termination of these servicing rights, were it to occur, could have a material adverse effect on our financial condition, liquidity, and results of operations and those of our mortgage subsidiaries.

Changes in accounting standards issued by the Financial Accounting Standards Board (“FASB”) could adversely affect our reported revenues, profitability, and financial condition.

Our financial statements are subject to the application of GAAP, which are periodically revised and/or expanded. The application of accounting principles is also subject to varying interpretations over time. Accordingly, we are required to adopt new or revised accounting standards or comply with revised interpretations that are issued from time to time by various parties, including accounting standard setters and those who interpret the standards, such as the FASB and the SEC, banking regulators, and our independent registered public accounting firm. Those changes could adversely affect our reported revenues, profitability, or financial condition.

Recently, the FASB has proposed new financial accounting standards, and has many active projects underway, that could materially affect our reported revenues, profitability, or financial condition. These proposed standards or projects include the potential for significant changes in the accounting for financial instruments (including loans, deposits, and debt) and the accounting for leases, among others. It is possible that any changes, if enacted, could adversely affect our reported revenues, profitability, or financial condition.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to different counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, and other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty.

Our inability to maintain relationships with dealers could have an adverse effect on our business, results of operations, and financial condition.

Our business depends on the continuation of our relationships with our customers, particularly the automotive dealers with whom we do business. If we are not able to maintain existing relationships with key automotive dealers or if we are not able to develop new relationships for any reason, including if we are not able to provide services on a timely basis or offer products that meet the needs of the dealers, our business, results of operations and financial condition could be adversely affected.

Adverse economic conditions or changes in laws in states in which we have customer concentrations may negatively affect our operating results and financial condition.

We are exposed to consumer loan portfolio concentration in California and Texas and consumer mortgage loan concentration in California, Florida, and Michigan. Factors adversely affecting the economies and applicable laws in these states could have an adverse effect on our business, results of operations and financial position.

Risks Related to this Offering and Ownership of Our Common Stock

The sale or availability for sale of substantial amounts of our common stock could cause our common stock price to decline or impair our ability to raise capital.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, or the settlement of the purchase contracts that are components of the Units being offered in the concurrent offering or the perception that settlement could occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of equity and equity-related securities. Upon completion of this offering, there will be         shares of common stock issued and outstanding, assuming the common stock public offering price is the midpoint of the price range set forth on the cover of this prospectus.

Of the         outstanding shares of common stock, the         shares of common stock to be sold in this offering (         shares if the underwriters in this offering exercise their over-allotment option in full) will be freely tradable without restriction or further registration under the Securities Act, unless those shares are held by any of our “affiliates,” as that term is defined under Rule 144 of the Securities Act. Following the expiration of any applicable lock-up periods referred to in the section of this prospectus entitled “Shares Eligible for Future Sale,” the          remaining outstanding shares of common stock may be eligible for resale under Rule 144 under the Securities Act subject to applicable restrictions under Rule 144. In addition, pursuant to Exhibit F of the Bylaws of Ally Financial Inc. (the “Registration Rights Agreement”), we have granted our existing common stockholders the right to require us in certain circumstances to file registration statements under the Securities Act covering additional resales of our common stock held by them and the right to participate in other registered offerings in certain circumstances. As restrictions on resale end or if these stockholders exercise their registration rights or otherwise sell their shares, the market price of our common stock could decline.

In particular, following this offering, Treasury or GMAC Common Equity Trust I might sell a large number of the shares of our common stock that they hold. Such sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock.

The number of shares of our common stock Treasury will receive upon conversion of our Series F-2 preferred stock will depend upon the public offering price of the common stock in this offering.

Treasury currently holds 118,750,000 shares of our Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 (the “Series F-2 preferred stock”), having an aggregate liquidation amount of $5,937,500,000. In connection with this offering and the concurrent Units offering, Treasury has agreed to convert 58,750,000 shares of Series F-2 preferred stock into a number of shares of our common stock using a conversion price equal to the common stock public offering price. See “Concurrent Transactions.”

Accordingly, the number of shares of our common stock we will issue to Treasury in connection with the conversion will depend upon the common stock public offering price. For example, if the common stock public offering price is $             (the midpoint of the price range set forth on the cover of this prospectus), then we will issue              shares of our common stock to Treasury upon conversion. By contrast, if the common stock public offering price were to increase by $1.00, then we will issue              shares of our common stock to Treasury upon conversion and if the common stock public offering price were to decrease by $1.00, then we will issue              shares of our common stock to Treasury upon conversion.

We have no current plans to pay dividends on our common stock, and our ability to pay dividends on our common stock may be limited.

We have no current plans to commence payment of a dividend on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors. Our Series G preferred stock prohibits us from making dividend payments on our common stock before January 1, 2014 and allows dividend payments thereafter only if 1) our senior guaranteed notes issued on December 31, 2008 are rated investment grade and 2) the payment, together with other dividend payments we made since December 31, 2008, is less than 25% of the excess of our cumulative consolidated net income from January 1, 2014 to the most recently ended fiscal quarter for which financial statements are available at the time of such dividend payment. In addition, so long as any share of our Series A preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on such series of preferred stock.

Any indentures and other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including our common stock. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay dividends in cash on our common stock, we may be unable to pay dividends in cash on our common stock unless we can refinance the amounts outstanding under those agreements.

In addition, under Delaware law, our Board of Directors may declare dividends on our capital stock only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends in cash on our common stock.

Any plans to commence payment of dividends on our common stock in the future would be subject to the FRB’s review and absence of objection. See “Business—Certain Regulatory Matters—Bank Holding Company Status”. There is no assurance that, upon the FRB’s review of our future capital plans, we would be permitted to make any planned payments of dividends on our common stock.

Anti-takeover provisions contained in our organizational documents and Delaware law could delay or prevent a takeover attempt or change in control of our company, which could adversely affect the price of our common stock.

Our amended and restated certificate of incorporation, our amended and restated bylaws, and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our organizational documents include provisions:

•	Limiting the liability of, and providing indemnification to, our directors and officers; and

•	Limiting the ability of our stockholders to call and bring business before special meetings.

These provisions, alone or together, could delay hostile takeovers and changes in control of the company or changes in management.

In addition, after the completion of this offering, we will be subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which generally prohibits a corporation from engaging in various business combination transactions with any “interested stockholder” (generally defined as a stockholder who owns 15% or more of a corporation’s voting stock) for a period of three years following the time that such stockholder became an interested stockholder, except under certain circumstances including receipt of prior board approval.

Any provision of our Certificate of Incorporation or our Bylaws or Delaware law that has the effect of delaying or deterring a hostile takeover or change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

See “Description of Capital Stock” for a further discussion of these provisions.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile.

You should consider an investment in our common stock to be risky and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. The price of our common stock after the closing of this offering may fluctuate widely, depending upon many factors, including, but not limited to:

•	the perceived prospects for the auto finance and mortgage industries in general or for our company;

•	differences between our actual financial and operating results and those expected by investors;

•	changes in the share price of public companies with which we compete;

•	news about our new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in our capital structure, such as future issuances of securities, repurchases of our common stock or our incurrence of debt;

•	changes in general economic or market conditions;

•	broad market fluctuations;

•	regulatory actions or changes in applicable laws, rules or regulations;

•	unfavorable or lack of published research by securities or industry analysts; and

•	departure of key personnel.

In addition, the market price of our common stock is likely to be influenced by the purchase contracts that are components of the Units being offered in the concurrent offering. For example, the market price of our common stock could become more volatile and could be depressed by investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock, including shares of common stock received upon settlement of the purchase contracts that are components of the Units being offered in the concurrent offering, possible sales of our common stock by investors who view the Units as a more attractive means of equity participation in us than owning shares of our common stock; and hedging or arbitrage trading activity that may develop involving the Units and our common stock.

Our common stock may trade at prices significantly below the initial public offering price. In addition, when the market price of a company’s common equity drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Treasury, which is the selling stockholder, is a federal agency and your ability to bring a claim against Treasury under the federal securities laws may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with the offering of the common stock by Treasury would likely be barred.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus that may contain certain statements that constitute forward-looking statements within the meaning of the federal securities laws. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negatives of any of these words or similar expressions are intended to identify forward-looking statements. All statements herein, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. You should not place undue reliance on any forward-looking statement and should consider all uncertainties and risks discussed in this prospectus, including those under the caption “Risk Factors.” Forward-looking statements apply only as of the date they are made, and Ally undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date the forward looking statement is made. Factors that could cause our actual results to be materially different from our expectations include, among others, the risk factors set forth herein under the caption “Risk Factors,” and the following:

•	Maintaining the mutually beneficial relationship between the company and GM, and the company and Chrysler;

•	The profitability and financial condition of GM and Chrysler;

•	Securing low cost funding for us and ResCap;

•	Our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to;

•	Any impact resulting from delayed foreclosure sales or related matters;

•	The potential for legal liability resulting from claims related to the sale of private-label mortgage-backed securities;

•	Risks related to potential repurchase obligations due to alleged breaches of representations and warranties in mortgage securitization transactions;

•	Changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate;

•	Continued challenges in the residential mortgage markets;

•	The continuing negative impact on ResCap and our mortgage business generally due to the recent decline in the U.S. housing market;

•	Uncertainty of our ability to enter into transactions or execute strategic alternatives to realize the value of our ResCap operations;

•	The potential for deterioration in the residual value of off-lease vehicles;

•	Disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity;

•	Changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

•	Changes in the credit ratings of Ally, ResCap, Chrysler, or GM;

•	Changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and

•	Changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act).

USE OF PROCEEDS

The selling stockholder is selling all of the shares of common stock in this offering and Ally will not receive any proceeds from the sale of the shares.

DIVIDEND POLICY

We have no current plans to commence payment of a dividend on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors. Our Series G preferred stock prohibits us from making dividend payments on our common stock before January 1, 2014 and allows dividend payments thereafter only if (1) our senior guaranteed notes issued on December 31, 2008 are rated investment grade and (2) the payment, together with other dividend payments we made since December 31, 2008, is less than 25% of the excess of our cumulative consolidated net income from January 1, 2014 to the most recently ended fiscal quarter for which financial statements are available at the time of such dividend payment. In addition, so long as any share of our Series A preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on such series of preferred stock.

Any plans to commence payment of dividends on our common stock in the future would, as announced by the FRB on March 18, 2011, with respect to the completion of its Comprehensive Capital Analysis and Review of the capital plans of the nineteen largest U.S. bank holding companies, including Ally, be subject to the FRB’s review and absence of objection. See “Business—Certain Regulatory Matters—Bank Holding Company Status”.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011, actual and pro forma to reflect:

•

the concurrent conversion and exchange by Treasury of our Series F-2 preferred stock and the concurrent offering by Treasury of our Units (assuming no exercise by the underwriters of that offering of their over-allotment option and that the public offering price of our common stock in this offering will be $             per share (the midpoint of the price range set forth on the cover of this prospectus) for purposes of calculating the number of shares we issue to Treasury in the conversion), in each case as described under “Concurrent Transactions,” and

•	the -for-one stock split on shares of our common stock effected on , 2011.

This table should be read in conjunction with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

	As of March 31, 2011
	Actual	Pro forma
	($ in millions)
Cash and cash equivalents	$12,946	$

Short-term debt	7,395
Long-term debt (1)	88,139
Series A preferred stock, 1,021,764 shares issued and outstanding, actual and pro forma	1,021
Series F-2 preferred stock, 118,750,000 shares issued and outstanding, actual and 0 shares issued and outstanding, pro forma (2)	5,685
Series G preferred stock, 2,576,601 shares issued and outstanding, actual and pro forma	234
Tangible Equity Units, 0 units issued and outstanding, actual and units issued and outstanding, pro forma	0
Common stock, $0.01 par value per share, 1,330,970 shares issued and outstanding, actual, shares issued and outstanding pro forma and additional paid-in capital (2)	19,668
Accumulated deficit	(6,435)
Accumulated other comprehensive income	234

Total equity	20,407

Total capitalization	$115,941	$

(1)	Since March 31, 2011, we have issued $1.5 billion in aggregate principal amount of senior guaranteed notes due 2014. See Note 25 to the first quarter 2011 Condensed Consolidated Financial Statements (the “Condensed Consolidated Financial Statements”).

(2)	In connection with this offering and the concurrent Units offering, Treasury has agreed to convert (the “conversion”) 58,750,000 shares of Series F-2 preferred stock it holds into a number of shares of our common stock based on a conversion price equal to the common stock public offering price.

Because the conversion price in the conversion is based on the common stock public offering price, the number of shares of common stock we will issue to Treasury in connection with the conversion will depend on the common stock public offering price. The higher the common stock public offering price is, the fewer the number of shares of common stock Treasury will receive and the lower the common stock public offering price is, the greater the number of shares of common stock Treasury will receive. The following table sets forth the number of shares we will issue to Treasury in connection with the conversion for each common stock public offering price set forth below:

Public Offering Price	Number of Shares Issued to Treasury
$
$
$
$

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data of Ally should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The consolidated statement of income data for the years ended December 31, 2010, 2009 and 2008 and the consolidated balance sheet data at December 31, 2010 and 2009 are derived from, and qualified by reference to, our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statement of income data for the years ended December 31, 2007 and 2006 and the consolidated balance sheet data at December 31, 2008, 2007 and 2006 are derived from our audited consolidated financial statements not included in this prospectus. The condensed consolidated statement of income data for the three months ended March 31, 2011 and 2010 and the condensed consolidated balance sheet data at March 31, 2011 and 2010 are derived from, and qualified by reference to, our unaudited condensed consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those condensed consolidated financial statements and notes thereto. In our opinion, the unaudited financial statements provided herein have been prepared on substantially the same basis as the audited historical consolidated financial statements and reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for the periods presented. Our results for the three months ended March 31, 2011 are not necessarily indicative of those to be expected for the fiscal year.

	At and for the three months ended March 31,		At and for the year ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	($ in millions)
Financial statement data
Statement of income data:
Total financing revenue and other interest income	$2,530	$3,110	$11,447	$13,100	$18,054	$21,761	$24,100
Interest expense	1,708	1,702	6,836	7,274	10,441	13,553	14,638
Depreciation expense on operating lease assets	285	656	2,030	3,748	5,478	4,551	5,055
Impairment of investment in operating leases	—	—	—	—	1,218	—	—

Net financing revenue	537	752	2,581	2,078	917	3,657	4,407
Total other revenue (a)	1,070	1,098	5,321	4,417	15,271	6,161	7,860

Total net revenue	1,607	1,850	7,902	6,495	16,188	9,818	12,267
Provision for loan losses	113	144	442	5,604	3,102	3,037	1,948
Total other noninterest expense	1,392	1,519	6,281	7,850	8,349	8,203	8,457

Income (loss) from continuing operations before income tax (benefit) expense	102	187	1,179	(6,959)	4,737	(1,422)	1,862
Income tax (benefit) expense from continuing operations (b)	(68)	36	153	74	(136)	496	22

Net income (loss) from continuing operations	170	151	1,026	(7,033)	4,873	(1,918)	1,840

(Loss) income from discontinued operations, net of tax	(24)	11	49	(3,265)	(3,005)	(414)	285

Net income (loss)	$146	$162	$1,075	$(10,298)	$1,868	$(2,332)	$2,125

Non-GAAP financial measures (c):
Net income (loss)	$146	$162	$1,075	$(10,298)	$1,868	$(2,332)	$2,125
Add: Original issue discount amortization expense (d)	326	397	1,300	1,143	70	—	—
Add: Income tax (benefit) expense from continuing operations	(68)	36	153	74	(136)	496	22
Less: Gain on extinguishment of debt related to the 2008 bond exchange	—	—	—	—	11,460	—	—
Less: (Loss) income from discontinued operations, net of tax	(24)	11	49	(3,265)	(3,005)	(414)	285

Core pretax income (loss) (c)	$428	$584	$2,479	$(5,816)	$(6,653)	$(1,422)	$1,862

	At and for the three Months ended March 31,		At and for the year ended December 31,
	2011	2010	2010	2009	2008		2007		2006
			(per share in whole dollars)
Pro forma share data (e)(f):
Basic and diluted earnings per common share
Net (loss) income from continuing operations
Income (loss) from discontinued operations, net of tax

Net (loss) income
Weighted-average common shares outstanding

Selected balance sheet data (period end):	($ in millions)
Total assets	$173,704	$179,427	$172,008	$172,306	$189,476		$248,939		$291,971
Long-term debt	$88,139	$90,276	$86,612	$88,021	$115,935		$159,342		$193,387
Preferred stock/interests (f)	$6,940	$12,180	$6,972	$12,180	$6,287		$1,052		$—
Total equity	$20,407	$20,548	$20,489	$20,839	$21,854		$15,565		$14,369

Financial ratios
Efficiency ratio (g)	86.62%	82.11%	79.49%	120.86%	51.58%		83.55%		68.94%
Core efficiency ratio (g)	72.01%	67.60%	68.26%	102.78%	174.01%		83.55%		68.94%
Return on assets (h)
Net income (loss) from continuing operations	0.40%	0.34%	0.58%	(3.95)%	2.57%		(0.77)%		0.63%
Net income (loss)	0.34%	0.36%	0.61%	(5.79)%	0.99%		(0.94)%		0.73%
Core pretax income (loss)	1.00%	1.31%	1.40%	(3.27)%	(3.51)%		(0.57)%		0.64%
Return on equity (h)
Net income (loss) from continuing operations	3.38%	2.92%	4.95%	(29.00)%	22.30%		(12.32)%		12.81%
Net income (loss)	2.90%	3.13%	5.19%	(42.46)%	8.55%		(14.98)%		14.79%
Core pretax income (loss)	8.50%	11.30%	11.97%	(23.98)%	(30.44)%		(9.14)%		12.96%
Equity to assets (h)	11.72%	11.61%	11.72%	13.63%	11.53%		6.25%		4.92%
Net interest spread (h)(i)	0.82%	1.59%	1.23%	0.65%	(j	)	(j	)	(j	)
Net interest spread excluding original issue discount (h)(i)	1.83%	2.67%	2.29%	1.68%	(j	)	(j	)	(j	)
Net yield on interest-earning assets (h)(k)	1.44%	2.13%	1.79%	1.37%	(j	)	(j	)	(j	)
Net yield on interest-earning assets excluding original issue discount (h)(k)	2.24%	2.98%	2.63%	2.13%	(j	)	(j	)	(j	)

Regulatory capital ratios
Tier 1 capital (to risk-weighted assets) (l)	14.68%	14.88%	15.00%	14.15%	(j	)	(j	)	(j	)
Total risk-based capital (to risk-weighted assets) (m)	15.97%	16.42%	16.36%	15.55%	(j	)	(j	)	(j	)
Tier 1 leverage (to adjusted average assets) (n)	12.78%	12.49%	13.05%	12.70%	(j	)	(j	)	(j	)
Shareholders’ equity	$20,407	$20,548	$20,489	$20,839	(j	)	(j	)	(j	)
Goodwill and certain other intangibles	(533)	(534)	(532)	(534)	(j	)	(j	)	(j	)
Unrealized gains and other adjustments	(272)	(466)	(309)	(447)	(j	)	(j	)	(j	)
Trust preferred securities	2,541	2,540	2,541	2,540	(j	)	(j	)	(j	)

Tier 1 capital (l)	22,143	22,088	22,189	22,398	(j	)	(j	)	(j	)

Preferred equity	(6,940)	(12,180)	(6,971)	(12,180)	(j	)	(j	)	(j	)
Trust preferred securities	(2,541)	(2,540)	(2,541)	(2,540)	(j	)	(j	)	(j	)

Tier 1 common capital (non-GAAP) (o)	$12,662	$7,368	$12,677	$7,678	(j	)	(j	)	(j	)

Risk-weighted assets (p)	$150,814	$148,408	$147,964	$158,314	(j	)	(j	)	(j	)
Tier 1 common (to risk-weighted assets) (o)	8.40%	4.96%	8.57%	4.85%	(j	)	(j	)	(j	)

(a)	Total other revenue for 2008 includes $12.6 billion of gains on the extinguishment of debt, primarily related to private exchange and cash tender offers settled during the fourth quarter. Total other revenue for 2006 includes realized capital gains of $1.1 billion primarily related to the rebalancing of our investment portfolio at our Insurance operations.

(b)	Effective June 30, 2009, we converted from a limited liability company into a corporation and, as a result, became subject to corporate U.S. federal, state, and local taxes beginning in the third quarter of 2009. Our conversion to a corporation resulted in a change in tax status and a net deferred tax liability of $1.2 billion was established through income tax expense. Effective November 28, 2006, we, along with certain of our U.S. subsidiaries, converted to LLCs and became pass-through entities for U.S. federal income tax purposes. Our conversion to an LLC resulted in a change in tax status and the elimination of a $791 million net deferred tax liability through income tax expense. Refer to Note 24 to the Consolidated Financial Statements for additional information regarding our changes in tax status.

(c)	Core pretax income (loss) is not a financial measure defined by GAAP. We define core pretax income as earnings from continuing operations before income taxes, original issue discount amortization expense primarily associated with our 2008 bond exchange, and the gain on extinguishment of debt related to the 2008 bond exchange. We believe that the presentation of core pretax income (loss) is useful information for the users of our financial statements in understanding the earnings from our core businesses. In addition, core pretax income (loss) is the primary measure that management uses to assess the performance of our operations. We believe that core pretax income (loss) is a useful alternative measure of our ongoing profitability and performance, when viewed in conjunction with GAAP measures. The presentation of this additional information is not a substitute for net income (loss) determined in accordance with GAAP.

(d)	Primarily represents original issue discount amortization expense associated with the 2008 bond exchange, including $30 million and $101 million of accelerated amortization that was reported as a loss on extinguishment of debt in the first quarter 2011 Condensed Consolidated Statement of Income and fiscal year 2010 Consolidated Statement of Income, respectively.

(e)	Pro forma to reflect the -for-one stock split on our common stock effected on , 2011.

(f)	Effective June 30, 2009, we converted from a Delaware limited liability company into a Delaware corporation. Each unit of each class of common membership interest issued and outstanding immediately prior to the conversion was converted into an equivalent number of shares of common stock with substantially the same rights and preferences as the common membership interests. Upon conversion, holders of our preferred membership interests also received an equivalent number of shares of preferred stock with substantially the same rights and preferences as the former preferred membership interests.

(g)	The efficiency ratio equals total other noninterest expense divided by total net revenue. The core efficiency ratio equals total other noninterest expense divided by total net revenue excluding original issue discount amortization expense and gain on extinguishment of debt related to the 2008 bond exchange.

(h)	The 2011, 2010 and 2009 ratios were computed based on average assets and average equity using a combination of monthly and daily average methodologies. The 2008, 2007, and 2006 ratios have been computed based on period-end total assets and period-end total equity at December 31, 2008, 2007, and 2006.

(i)	Net interest spread represents the difference between the rate on total interest earning assets and the rate on total interest-bearing liabilities, excluding discontinued operations for the periods shown.

(j)	Not applicable at December 31, 2008, 2007, and 2006, as we did not become a bank holding company until December 24, 2008.

(k)	Net yield on interest-earning assets represents net financing revenue as a percentage of total interest-earning assets.

(l)	Tier 1 capital generally consists of common equity, minority interests, qualifying preferred stock (including fixed rate cumulative preferred stock issued and sold to Treasury) and purchase contracts (including the purchase contracts that are components of the Units being offered in the concurrent offering) less goodwill and other adjustments.

(m)	Total risk-based capital is the sum of Tier 1 and Tier 2 capital. Tier 2 capital generally consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt and the allowance for loan losses, and other adjustments. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital.

(n)	Tier 1 leverage equals Tier 1 capital divided by adjusted average total assets (which reflects adjustments for disallowed goodwill and certain intangible assets). The minimum Tier 1 leverage ratio is 3% or 4% depending on factors specified in the regulations.

(o)	We define Tier 1 common as Tier 1 capital less noncommon elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries, and qualifying trust preferred securities. However, the purchase contracts that are components of the Units being offered in the concurrent offering are not subtracted from Tier 1 capital to determine Tier 1 common. Ally considers various measures when evaluating capital utilization and adequacy, including the Tier 1 common equity ratio, in addition to capital ratios defined by banking regulators. This calculation is intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. Because GAAP does not include capital ratio measures, Ally believes there are no comparable GAAP financial measures to these ratios. Tier 1 common equity is not formally defined by GAAP or codified in the federal banking regulations and, therefore, is considered to be a non-GAAP financial measure. Ally believes the Tier 1 common equity ratio is important because we believe analysts and banking regulators may assess our capital adequacy using this ratio. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry.

(p)	Risk-weighted assets are defined by regulation and are determined by allocating assets and specified off-balance sheet financial instruments into several broad risk categories.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Ally Financial Inc. (formerly GMAC Inc.) is a leading, independent, globally diversified, financial services firm with $172 billion in assets. Founded in 1919, we are a leading automotive financial services company with over 90 years experience providing a broad array of financial products and services to automotive dealers and their customers. We are also one of the largest residential mortgage companies in the United States. We became a bank holding company on December 24, 2008, under the BHC Act. Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (online and telephonic) banking market, with $35.4 billion of deposits at March 31, 2011. Ally Bank’s assets and operating results are divided between our Global Automotive Services and Mortgage operations based on its underlying business activities.

Our Business

Global Automotive Services

Our Global Automotive Services operations offer a wide range of financial services and insurance products to approximately 20,000 automotive dealers and their retail customers. We have deep dealer relationships that have been built over our 90-year history. Our dealer-focused business model makes us a preferred automotive finance company for many automotive dealers. Our broad set of product offerings and customer-focused marketing programs differentiate Ally in the marketplace and help drive higher product penetration in our dealer relationships. Our ability to generate attractive automotive assets is driven by our global platform and scale, strong relationships with automotive dealers, a full suite of dealer financial products, automotive loan-servicing capabilities, dealer-based incentive programs, and superior customer service.

Our automotive financial services include providing retail installment sales contracts, loans, and leases, offering term loans to dealers, financing dealer floorplans and other lines of credit to dealers, fleet leasing, and vehicle remarketing services. We also offer vehicle service contracts and commercial insurance primarily covering dealers’ wholesale vehicle inventories in the United States and internationally. We are a leading provider of automobile vehicle service contracts with mechanical breakdown and maintenance coverages.

We have a longstanding relationship with GM and have developed strong relationships directly with GM-franchised dealers as well as gained extensive operating experience with GM-franchised dealers relative to other automotive finance companies. Since GM sold a majority interest in us in 2006, we have transformed ourselves to a market-driven independent automotive finance company. We continue to be a preferred financing provider to GM on incentivized retail loans. In May 2009, we became the preferred financing provider to Chrysler of incentivized retail loans and we have developed full product relationships, including wholesale financing for many of Chrysler’s franchised dealers. We have further diversified our customer base by establishing agreements to become preferred financing providers with other manufacturers including Fiat (for North America), Spyker Cars N.V. (Saab), and Thor Industries (recreational vehicles) in 2010. Currently, a significant portion of our business is originated through GM- and Chrysler-franchised dealers and their customers.

As a result of the recessionary environment and disruption in the capital markets beginning in late 2008, we experienced significantly lower new asset originations in late 2008 and throughout 2009. Additionally, we recognized a $1.2 billion impairment on our automotive operating lease portfolio in 2008 as a result of significant declines in used vehicle prices and separately realized higher loan loss provisions on our nonprime automotive loan portfolio. As a result, we significantly curtailed our leasing and nonprime automotive loan originations in late 2008, which resulted in a reduction in the size of these existing portfolios during 2009 and 2010.

During 2009 and much of 2010 our primary emphasis has been on originating loans of higher credit tier borrowers. For this reason, our current operating results continue to reflect higher credit quality, lower yielding loans with lower credit loss experience. Ally however seeks to be an increasingly meaningful lender to a wide spectrum of borrowers. In 2010 we enhanced our risk management practices and efforts on risk-based pricing. We intend to gradually increase volumes in lower credit tiers in 2011. We have also selectively re-entered the leasing market with a more targeted product approach since late 2009. Both of these business opportunities are expected to gradually benefit net interest margin through time by earning higher yields on our assets.

We would also expect net financing revenue to increase and gains on the sale of automotive loans to decrease as we fund a greater proportion of our business through Ally Bank and reduce the amount of whole-loan sales. Additionally, we expect operating lease remarketing gains to diminish as a result of declines in the size of the operating lease portfolio and changes in used vehicle prices. We plan to continue to increase the proportion of our non-GM and Chrysler business, as we focus on maintaining and growing our dealer-customer base through our full suite of products, our dealer relationships, the scale of our platform, and our dealer-based incentive programs. We also expect a greater amount of non-GM and Chrysler consumer applications from dealers as we have recently joined a new credit application network, DealerTrack, which provides access to a more expansive universe of dealers.

Our international automotive lending operations currently originates loans in 15 countries with a focus on operations in five core markets: Germany, the United Kingdom, Brazil, Mexico, and China through our joint venture, GMAC-SAIC.

Our Insurance operations offer both consumer insurance products sold primarily through the automotive dealer channel and commercial insurance products sold to dealers. As part of our focus on offering dealers a broad range of products, we provide vehicle service contracts and mechanical breakdown coverages and underwrite selected commercial insurance coverages in the United States and internationally, primarily covering dealers’ wholesale vehicle inventory as well as personal automobile insurance in certain countries outside of the United States. In 2010, we sold our U.S. personal automotive insurance and certain international insurance operations in order to focus on products that support automotive dealers.

Mortgage

We report our Mortgage operations as two distinct segments: (1) Origination and Servicing operations and (2) Legacy Portfolio and Other operations.

Our Origination and Servicing operations is one of the leading originators of conforming and government-insured residential mortgage loans in the United States. We also originate and purchase high-quality government-insured residential mortgage loans in Canada. We are one of the largest residential mortgage loan servicers in the United States, and we provide collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending. We finance our mortgage loan originations primarily in Ally Bank in the United States and in ResMor Trust in Canada. We sell the conforming mortgages we originate or purchase in sales that take the form of securitizations guaranteed by Fannie Mae or Freddie Mac, and we sell government-insured mortgage loans we originate or purchase in securitizations guaranteed by the Government National Mortgage Association (“Ginnie Mae”) in the United States and sell the insured mortgages we originate in Canada as National Housing Act Mortgage-Backed Securities (“NHA-MBS”) issued under the Canada Mortgage and Housing Corporation’s NHA-MBS program or through whole-loan sales. We also selectively originate prime jumbo mortgage loans in the United States.

Our Legacy Portfolio and Other operations primarily consist of loans originated prior to January 1, 2009, and includes noncore business activities including discontinued operations, portfolios in runoff, and cash held in the ResCap legal entity. These activities, all of which we have discontinued, include, among other things: lending to real estate developers and homebuilders in the United States and the United Kingdom; purchasing, selling and securitizing nonconforming residential mortgage loans (with the exception of U.S. prime jumbo mortgage loans) in both the United States and internationally; and certain conforming origination channels closed in 2008 and our mortgage reinsurance business.

We recently re-aligned our business model to focus on our Origination and Servicing operations in response to market developments and based on our strategic review of the mortgage business during 2009 and 2010. We have substantially eliminated nonconforming U.S. and international loan production (with the exception of U.S. prime jumbo mortgage loans) and have focused primarily on correspondent, direct, and warehouse-lending channels as opposed to high cost retail branch offices. Our origination platforms deliver products that have liquid market distribution and sales outlets and are structured to respond quickly as market conditions change. We have also consolidated our servicing operations to streamline our costs and align ourselves to capture future opportunities as mortgage servicing markets reform.

Additionally, we have implemented several strategic initiatives to reduce the risk related to our Legacy Portfolio and Other operations. These actions have included, but are not limited to, restructuring of ResCap debt in 2008, moving mortgage loans held-for-investment to held-for sale in 2009 while recording appropriate market value adjustments, the sale of legacy business platforms including our international operations in the United Kingdom and continental Europe, and other targeted asset dispositions including domestic and international mortgage loans and commercial finance receivables and loans. The consolidated assets of our Legacy Portfolio and Other operations have decreased to $11.8 billion at March 31, 2011, from $32.9 billion at December 31, 2008, due to these actions.

Mortgage loan origination volume is driven by the volume of home sales and prevailing interest rates. Our mortgage origination volume in 2010 was primarily driven by refinancings that were influenced by historically low interest rates. Refinancing originations are expected to decline in 2011 as a result of projected rising interest rates. Our focus in 2011 and future periods will be on sustaining our position as a leading originator and servicer of conforming and government-insured residential mortgage loans with limited expansion of our balance sheet while using agency securitizations to provide liquidity and continuing to align our origination and servicing platforms to take advantage of mortgage market reforms as they occur.

Corporate and Other

Corporate and Other includes our Commercial Finance Group, certain equity investments, the amortization of the discount associated with new debt issuances and bond exchanges, most notably from the December 2008 bond exchange, as well as the residual impacts of our corporate funds-transfer-pricing (“FTP”) and treasury asset liability management (“ALM”) activities. Refer to the section of this prospectus titled Critical Accounting Estimates—Private Debt Exchange and Cash Tender Offers for additional information on the December 2008 bond exchange.

Loss from continuing operations before income tax expense for Corporate and Other was $624 million, $2.6 billion and $2.5 billion for the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, respectively. These losses were primarily driven by net financing losses of $522 million, $2.1 billion and $2.5 billion for the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, respectively. The net financing losses at Corporate and Other are largely driven by the amortization of original issue discount, primarily related to our 2008 bond exchange, and the net financing loss that results from our FTP methodology.

The net financing revenue of our Global Automotive Services and Mortgage operations includes the results of a FTP process that insulates these operations from interest rate volatility by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. The FTP process assigns charge rates to the assets and credit rates to the liabilities within our Global Automotive Services and Mortgage operations, respectively, based on anticipated maturity and a benchmark index plus an assumed credit spread. The assumed credit spread represents the cost of funds for each asset class based on a blend of funding channels available to the enterprise, including unsecured and secured capital markets, private funding facilities, and deposits. In addition, a risk-based methodology, which incorporates each operations credit, market, and operational risk components is used to allocate equity to these operations.

The negative residual impact of our FTP methodology that is realized in Corporate and Other primarily represents the cost of certain funding and liquidity management activities not allocated through our FTP methodology. Most notably, the net interest expense of maintaining our liquidity and investment portfolios, the value of which was approximately $21.9 billion at March 31, 2011, is maintained in Corporate and Other and not allocated to the businesses through our FTP methodology. In addition, other unassigned funding costs, including the results of our ALM activities, are also not allocated to the businesses.

The following tables summarize the components of net financing losses for Corporate and Other reflecting bond exchange and conversion to a bank holding company in December 2008.

	Three months ended March 31,
	2011	2010
	($ in millions)
Original issue discount amortization (a)	$(299)	$(296)
Net impact of the FTP methodology
Cost of carry on the cash and investment portfolio	(157)	(113)
ALM/FTP cost of funds mismatch	(110)	(72)
Net other unallocated interest income (costs)	15	(52)

Total net impact of the FTP methodology	(252)	(237)
Commercial Finance Group net financing revenue and other	29	23

Total net financing losses for Corporate and Other	$(522)	$(510)

(a)	The original issue discount associated with our 2008 bond exchange and cash tender offers in 2008 was $286 million during both the three months ended March 31, 2011 and 2010. The remaining amount is attributable to new debt issuance discount amortization.

	Year ended December 31,
	2010	2009
	($ in millions)
Original issue discount amortization (a)	$(1,204)	$(1,143)
Net impact of the FTP methodology
Cost of carry on the cash and investment portfolio	(504)	(543)
ALM / FTP cost of funds mismatch	(366)	(600)
Other unallocated interest costs	(130)	(294)

Total net impact of the FTP methodology	(1,000)	(1,437)
Commercial Finance Group net financing revenue and other	105	119

Total net financing losses for Corporate and Other	$(2,099)	$(2,461)

(a)	The original issue discount associated with our 2008 bond exchange and cash tender offers in 2008 was $1,158 million and $1,108 million during the year ended December 31, 2010 and 2009, respectively.

The following table presents the amortization of the original issue discount.

	Year ended December 31,
	2010	2009
	($ in millions)
Original issue discount
Outstanding balance	$3,169	$4,373
Total amortization (a)	1,204	1,143
2008 bond exchange amortization (b)	1,158	1,108

(a)	Amortization is included as interest on long-term debt on the Consolidated Statement of Income.

(b)	2008 bond exchange amortization is included in total amortization.

The amortization of original issue discount will decline from what was recognized during 2010 and 2009. The following table presents the scheduled amortization of the original issue discount at March 31, 2011.

	Year ended December 31,
	2011(a)	2012	2013	2014	2015	2016 and thereafter (a)	Total
	($ in millions)
Original issue discount
Outstanding balance	$2,194	$1,844	$1,580	$1,390	$1,334	$—
Total amortization (b)	646	350	264	190	56	1,334	$2,840
2008 bond exchange amortization (c)	620	320	241	166	43	1,178	2,568

(a)	Represents the remaining future original issue discount amortization expense to be taken during 2011.

(b)	The maximum annual scheduled amortization for any individual year is $158 million in 2030 of which $152 million is related to 2008 bond exchange amortization.

(c)	The amortization is included as interest on long-term debt on the Condensed Consolidated Statement of Income.

(d)	2008 bond exchange amortization is included in total amortization.

Ally Bank

Ally Bank, our direct banking platform, provides our Automotive Finance and Mortgage operations with a stable, low-cost funding source and facilitates prudent asset growth. Our focus is on building a stable deposit base driven by our compelling brand and strong value proposition. Ally Bank raises deposits directly from customers through a direct banking channel via the internet and by telephone. We have become a leader in direct banking with our recognizable brand, accessible 24/7 customer service, and competitively priced products.

Ally Bank offers a full spectrum of deposit product offerings including certificates of deposits, savings accounts, money market accounts, and an online checking product. In addition, brokered deposits are obtained through third-party intermediaries. At March 31, 2011, Ally Bank had $35.4 billion of deposits, including $23.5 billion of retail deposits. The growth of our retail deposit base from $7.2 billion at the end of 2008 to $23.5 billion at the end of the first quarter 2011 has enabled us to reduce our cost of funds during that period. The growth in deposits is primarily attributable to our retail deposits while our brokered deposits have remained at historical levels. Strong retention rates, reflecting the strength of the franchise, have materially contributed to our growth in retail deposits.

Growth in retail deposits is key to further reducing our cost of funds and decreasing our reliance on the capital markets and other sources of funding. We believe deposits provide a more stable, lower-cost source of funds than other funding sources by being less sensitive to interest rate changes, market volatility or changes in our credit ratings. As we have been successful in establishing Ally Bank and growing our retail deposit portfolio over the past two years, we have been able to also reduce rates on new retail deposits without having to offer any significant rate reductions against the broader market.

Ally Bank’s objective is to reduce its overall cost of funds and build a stable deposit base. We believe that pricing is a key lever to acquiring new accounts but does not alone assure growth of our deposit base. Rather, a combination of consistently competitive rates, effective marketing and a quality customer experience are all critical ingredients for successful growth. Ally Bank does not aim to price at the top of the market or to drive deposit pricing across the industry. However, it is our strategy to consistently price products competitively without including promotional pricing or teaser rates.

We expect to continue to lower our cost of funds over time and diversify our overall funding as our deposit base grows.

Funding and Liquidity

Our funding strategy largely focuses on the development of diversified funding sources across a global investor base to meet all of our liquidity needs throughout different market cycles, including periods of financial distress. Prior to becoming a bank holding company, our funding largely came from the following sources.

•	Public unsecured debt capital markets;

•	Asset-backed securitizations, both public and private;

•	Asset sales;

•	Committed and uncommitted credit facilities; and

•	Brokered and retail deposits

The diversity of our funding sources enhances funding flexibility, limits dependence on any one source and results in a more cost-effective strategy over the long term. Throughout 2008 and 2009, the global credit markets experienced extraordinary levels of volatility and stress. As a result, access by market participants, including Ally, to the capital markets was significantly constrained and borrowing costs increased as a result. In response, numerous government programs were established aimed at improving the liquidity position of U.S. financial services firms. After converting to a bank holding company in late 2008, we participated in several of the programs, including Temporary Liquidity Guaranty Program (“TLGP”), Term Auction Facility (“TAF”), Commercial Paper Funding Facility (“CPFF”), and Term Asset-Backed Securities Loan Facility (“TALF”). Our diversification strategy and participation in these programs helped us to maintain sufficient liquidity during this period of financial distress to meet all maturing unsecured debt obligations and to continue our lending and operating activities.

During 2009, as part of our overall transformation from an independent financial services company to a bank holding company, we began to take actions to further diversify and develop more stable funding sources and, in particular, embark on initiatives to grow our consumer deposit-taking capabilities. In addition, we began distinguishing our liquidity management strategies between bank funding and nonbank funding.

Today, maximizing bank funding continues to be the cornerstone of our long-term liquidity strategy. We have made significant progress in migrating assets to Ally Bank and growing our retail deposit base since becoming a bank holding company. Deposits provide a low-cost source of funds that are less sensitive to interest rate changes, market volatility or changes in our credit ratings than other funding sources. At December 31, 2010, deposit liabilities totaled $39.0 billion, which constituted 29% of our total funding. This compares to just 14% at December 31, 2008.

In addition to building a larger deposit base, we continue to remain active in the securitization markets to finance our Ally Bank automotive loan portfolios. During 2010, we issued $8.1 billion in secured funding backed by retail and dealer floorplan automotive loans of Ally Bank. While deposits provide for a more stable funding base, our efficiencies in securitizations and improving capital market conditions have resulted in a reduction in the cost of funds achieved through secured funding transactions, making them a very attractive source of funding. For retail loans and leases, the primary reason why securitizations are an attractive funding source is that the term structure locks in funding for a specified pool of loans and leases for the life of the underlying asset. Once a pool of retail automobile loans are selected and placed into a securitization, the underlying assets and corresponding debt amortize simultaneously resulting in committed funding for the life of the asset. Performance of the underlying assets will have no bearing on any incremental liquidity risk. We manage the execution risk arising from secured funding by maintaining a diverse investor base and maintaining committed secured facilities.

As we have shifted our focus to migrating assets to Ally Bank and growing our bank funding capabilities, our reliance on parent company liquidity has similarly been reduced. Funding sources at the parent company generally consist of longer-term unsecured debt, private credit facilities, and asset-backed securitizations notably to fund our automotive loan portfolios in Canada, Europe, and Latin America. Historically, the unsecured term debt markets were a key source of long-term financing for us. However, given our ratings profile and market environment, during the second half of 2007 and throughout 2008 and 2009 we chose not to target transactions in the unsecured term debt markets due to the expected high market rates and alternative funding sources. In 2010, we re-entered the unsecured long-term debt capital markets and issued over $8.0 billion of unsecured debt globally through several issuances. At December 31, 2010, we had $9.5 billion and $12.6 billion of unsecured long-term debt with maturities in 2011 and 2012, respectively. To fund these maturities, we will continue to follow this approach of being aggressive, yet opportunistic, in the unsecured debt markets to prefund upcoming debt maturities.

The strategies described above have resulted in us achieving and maintaining a conservative liquidity position. Total available liquidity at the parent company was $23.8 billion, and Ally Bank had $7.5 billion of available liquidity at December 31, 2010. At the same time, these strategies have also resulted in a cost of funds improvement of approximately 100 basis points since becoming a bank holding company. Looking forward, as we seek to enhance our liquidity and capital position and improve credit ratings, we expect that our cost of funds will continue to improve over time.

Credit Strategy

We are a full spectrum automotive finance lender with most of our automotive loan originations underwritten within the prime-lending markets and with a plan to prudently expand further into nonprime markets. Our Mortgage Origination and Servicing operations now primarily focus on selling conforming mortgages we originate or purchase in sales that take the form of securitizations guaranteed by Fannie Mae or Freddie Mac and sells government-insured mortgage loans we originate or purchase in securitizations guaranteed by Ginnie Mae in the United States (collectively, the “Government-sponsored Enterprises” or “GSEs”).

During 2010, we noted significant improvement in our credit risk profile as a result of proactive credit risk initiatives that were taken in 2009 and 2010 and improvement in the overall economic environment. Risk initiatives undertaken included repositioning the loan portfolios from higher-risk, higher-yielding legacy assets to higher quality and lower risk assets. In addition, strategies were implemented to focus primarily on prime-lending markets, participation in mortgage loan modification programs, implementing tighter underwriting standards, and enhanced collection efforts. We discontinued and sold multiple nonstrategic operations, mainly in our international businesses, including our commercial construction portfolio. Within our Automotive Finance operations, we exited certain underperforming dealer relationships, curtailed leasing activities, and curtailed the origination of nonprime retail financings. Within our Mortgage operations, we reclassified certain legacy mortgage loans from held-for-investment to held-for-sale, which resulted in negative valuation adjustments.

During the year ended December 31, 2010, the credit performance of our portfolios improved overall as we benefited from lower frequency and severity of losses within our automotive portfolios and stabilization of asset quality trends within our mortgage portfolios. Nonperforming loans and charge-offs declined, and our provision for loan losses decreased from $5.6 billion in 2009 to $442 million in 2010.

We continue to see signs of economic stabilization in the housing and vehicle markets, although our total credit portfolio will continue to be affected by sustained levels of high unemployment and continued uncertainty in the housing market.

Representation and Warranty Obligations

We have made significant progress in mitigating repurchase reserve exposure through both settlements with key counterparties and continuing to maintain an appropriate reserve for representation and warranty obligations. We have settled with both Fannie Mae and Freddie Mac, which resolve material repurchase obligations with each counterparty. We also settled with five counterparties related to whole-loan sales. Our representation and warranty expense decreased to $670 million in 2010 from $1.5 billion in 2009. The repurchase reserve of $830 million at March 31, 2011, primarily represents exposure not related to the GSEs.

Outstanding claims during 2010 have remained relatively constant with GSE claim activity declining and monoline and other claims activity increasing. Typically, the obligations under representation and warranties provided to monolines and other whole-loan investors are not as comprehensive as those to the GSEs. As such, we believe a significant portion of these claims are ineligible for a repurchase.

Our Mortgage operations have issued private-label mortgage-backed securities infrequently since 2007. This exposure is notably different from GSE exposure since representation and warranties are not as comprehensive, collateral is segregated into different programs based on risk, and many transactions include overcollateralization. We have a limited amount of repurchase experience with these investors, and therefore it is currently not possible to estimate future obligations and any related range of loss.

Bank Holding Company and Treasury’s Investments

During 2008, and continuing into 2009, the credit, capital, and mortgage markets became increasingly disrupted. This disruption led to severe reductions in liquidity and adversely affected our capital position. As a result, Ally sought approval to become a bank holding company to obtain access to capital at a lower cost to remain competitive in our markets. On December 24, 2008, Ally and IB Finance Holding Company, LLC, the holding company of Ally Bank, were each approved as bank holding companies under the Bank Holding Company Act of 1956. At the same time, Ally Bank converted from a Utah-chartered industrial bank into a Utah-chartered commercial nonmember bank. Ally Bank as an FDIC-insured depository institution, is subject to the supervision and examination of the FDIC and the Utah DFI. Ally Financial Inc. is subject to the supervision and examination of the FRB. We are required to comply with regulatory risk-based and leverage capital requirements, as well as various safety and soundness standards established by the FRB, and are subject to certain statutory restrictions concerning the types of assets or securities that we may own and the activities in which we may engage.

As one of the conditions to becoming a bank holding company, the FRB required several actions of Ally, including meeting a minimum amount of regulatory capital. In order to meet this requirement, Ally took several actions, the most significant of which were the execution of private debt exchanges and cash tender offers to purchase and/or exchange certain of our and our subsidiaries outstanding notes held by eligible holders for a combination of cash, newly issued notes of Ally, and in the case of certain of the offers, preferred stock. The transactions resulted in an extinguishment of all notes tendered or exchanged into the offers and the new notes and stock were recorded at fair value on the issue date. This resulted in a pretax gain on extinguishment of debt of $11.5 billion and a corresponding increase to our capital levels. The gain included a $5.4 billion original issue discount representing the difference between the face value and the fair value of the new notes and is being amortized as interest expense over the term of the new notes. In addition, Treasury made an initial investment in Ally on December 29, 2008, pursuant to the Troubled Asset Relief Program (“TARP”) with a $5.0 billion purchase of Ally perpetual preferred stock with a total liquidation preference of $5.25 billion (“Perpetual Preferred Stock”).

On May 21, 2009, Treasury made a second investment of $7.5 billion in exchange for Ally’s mandatorily convertible preferred stock with a total liquidation preference of approximately $7.9 billion (the “Old MCP”), which included a $4 billion investment to support our agreement with Chrysler to provide automotive financing to Chrysler dealers and customers and a $3.5 billion investment related to the FRB’s Supervisory Capital Assessment Program requirements. Shortly after this second investment, on May 29, 2009, Treasury acquired 35.36% of Ally common stock when it exercised its right to acquire 190,921 shares of Ally common stock from General Motors Corporation (“GM”) as repayment for an $884 million loan that Treasury had previously provided to GM.

On December 30, 2009, we entered into another series of transactions with Treasury under TARP, pursuant to which Treasury (i) converted 60 million shares of Old MCP (with a total liquidation preference of $3.0 billion) into 259,200 shares of additional Ally common stock; (ii) invested $1.25 billion in new Ally mandatorily convertible preferred stock with a total liquidation preference of approximately $1.3 billion (the “Series F-2 preferred stock”); and (iii) invested $2.54 billion in new trust preferred securities with a total liquidation preference of approximately $2.7 billion (the “Trust Preferred Securities”). At this time, Treasury also exchanged all of its Perpetual Preferred Stock and remaining Old MCP (following the conversion of Old MCP described above) into additional Series F-2 preferred stock.

On December 30, 2010, Treasury converted 110 million shares of Series F-2 preferred stock (with a total liquidation preference of approximately $5.5 billion) into 531,850 shares of additional Ally common stock. This action represented a critical step in our path to fully repay Treasury’s investments. The conversion reduced dividends by approximately $500 million per year, assisted with capital preservation, and is expected to improve profitability with a lower cost of funds.

On March 1, 2011, the Declaration of Trust and certain other documents related to the Trust Preferred Securities were amended, and all of the outstanding Trust Preferred Securities held by Treasury were designated 8.125% Fixed Rate / Floating Rate Trust Preferred Securities, Series 2. On March 7, 2011, Treasury sold 100% of the Series 2 Trust Preferred Securities in an offering registered with the SEC. Ally did not receive any proceeds from the sale.

Following the transactions described above, Treasury currently holds 73.8% of Ally common stock and approximately $5.9 billion in aggregate liquidation preference amount of Series F-2 preferred stock. As a result of its current common stock investment, Treasury is entitled to appoint six of the eleven total members of the Ally Board of Directors.

The following table summarizes the investments in Ally made by Treasury in 2008 and 2009.

	Investment type	Date	Cash investment	Warrants	Total
			($ in millions)
TARP	Preferred equity	December 29, 2008	$5,000	$250	$5,250
GM Loan Conversion (a)	Common equity	May 21, 2009	884	—	884
SCAP 1	Preferred equity (MCP)	May 21, 2009	7,500	375	7,875
SCAP 2	Preferred equity (MCP)	December 30, 2009	1,250	63	1,313
SCAP 2	Trust preferred securities	December 30, 2009	2,540	127	2,667

Total cash investments			$17,174	$815	$17,989

(a)	In January 2009, Treasury loaned $884 million to General Motors. In connection with that loan, Treasury acquired rights to exchange that loan for 190,921 shares. In May 2009, Treasury exercised that right.

The following table summarizes Treasury’s investment in Ally at March 31, 2011 not reflecting the conversion or the exchange. See “Concurrent Transactions.”

	March 31, 2011
	Book Value	Face Value
	($ in millions)
MCP (a)	$5,685	$5,938
Common equity (b)		73.8%

(a)	This reflects the exchange of face value of $5.25 billion of Perpetual Preferred Stock to MCP in December 2009 and the conversion of face value of $3.0 billion and $5.5 billion of MCP to common equity in December 2009 and December 2010, respectively.

(b)	Represents the current common equity ownership position by Treasury.

Discontinued Operations

During 2009 and 2010, we committed to sell certain operations of our International Automotive Finance operations, Insurance operations, Mortgage Legacy Portfolio and Other operations, and Commercial Finance Group, and have classified certain of these operations as discontinued. For all periods presented, all of the operating results for these operations have been removed from continuing operations. Refer to Note 2 to the Consolidated Financial Statements for more details.

Primary Lines of Business

Our primary lines of business are Global Automotive Services and Mortgage. The following tables summarize the operating results excluding discontinued operations of each line of business. Operating results for each of the lines of business are more fully described in the sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations that follow.

	Three months ended March 31,
	2011	2010	Favorable/ (unfavorable)
	($ in millions)		% change
Total net revenue (loss)
Global Automotive Services
North American Automotive Finance operations	$927	$1,075	(14)
International Automotive Finance operations	246	270	(9)
Insurance operations	520	621	(16)
Mortgage operations
Origination and Servicing operations	321	335	(4)
Legacy Portfolio and Other operations	90	216	(58)
Corporate and Other	(497)	(667)	25

Total	$1,607	$1,850	(13)

Income (loss) from continuing operations before income tax (benefit) expense Global Automotive Services
North American Automotive Finance operations	$518	$612	(15)
International Automotive Finance operations	40	47	(15)
Insurance operations	134	183	(27)
Mortgage operations
Origination and Servicing operations	73	71	3
Legacy Portfolio and Other operations	(39)	85	(146)
Corporate and Other	(624)	(811)	23

Total	$102	$187	(45)

	Year ended December 31,			Favorable/(unfavorable)
	2010	2009	2008	2010-2009	2009-2008
	($ in millions)			(% change)
Total net revenue (loss)
Global Automotive Services
North American Automotive Finance operations	$4,011	$3,831	$2,597	5	48
International Automotive Finance operations	999	968	1,242	3	(22)
Insurance operations	2,360	2,271	2,961	4	(23)
Mortgage
Origination and Servicing operations	1,808	1,005	1,132	80	(11)
Legacy Portfolio and Other operations	865	(59)	678	n/m	(109)
Corporate and Other	(2,141)	(1,521)	7,578	(41)	(120)

Total	$7,902	$6,495	$16,188	22	(60)

Income (loss) from continuing operations before income tax expense (benefit)
Global Automotive Services
North American Automotive Finance operations	$2,344	$1,624	$(322)	44	n/m
International Automotive Finance operations	228	(157)	102	n/m	n/m
Insurance operations	569	329	499	73	(34)
Mortgage
Origination and Servicing operations	917	39	462	n/m	(92)
Legacy Portfolio and Other operations	(254)	(6,304)	(3,070)	96	(105)
Corporate and Other	(2,625)	(2,490)	7,066	(5)	(135)

Total	$1,179	$(6,959)	$4,737	117	n/m

n/m = not meaningful

Consolidated Results of Operations

The following table summarizes our consolidated operating results excluding discontinued operations for the periods shown. Refer to the sections of this prospectus entitled “—Global Automotive Services” and “—Mortgage” for a more complete discussion of operating results by line of business.

	Three months ended March 31,
	2011	2010	Favorable/ (unfavorable)
	($ in millions)		(% change)
Net financing revenue
Total financing revenue and other interest income	$2,530	$3,110	(19)
Interest expense	1,708	1,702	—
Depreciation expense on operating lease assets	285	656	57

Net financing revenue	537	752	(29)
Other revenue
Net servicing income	284	252	13
Insurance premiums and service revenue earned	433	468	(7)
Gain on mortgage and automotive loans, net	92	271	(66)
Loss on extinguishment of debt	(39)	(118)	67
Other gain on investments, net	84	143	(41)
Other income, net of losses	216	82	163

Total other revenue	1,070	1,098	(3)
Total net revenue	1,607	1,850	(13)
Provision for loan losses	113	144	22
Noninterest expense
Compensation and benefits expense	434	426	(2)
Insurance losses and loss adjustment expenses	186	211	12
Other operating expenses	772	882	12

Total noninterest expense	1,392	1,519	8
Income from continuing operations before income tax (benefit) expense	102	187	(45)
Income tax (benefit) expense from continuing operations	(68)	36	n/m

Net income from continuing operations	$170	$151	13

n/m = not meaningful

First Quarter 2011 Compared to First Quarter 2010

We earned net income from continuing operations of $170 million for the three months ended March 31, 2011, compared to $151 million for the three months ended March 31, 2010. Continuing operations for the three months ended March 31, 2011, were favorably impacted by an increase in net servicing income, net derivative activity, our continued focus on cost reduction efforts, which resulted in lower operating expenses, and an income tax benefit resulting from the reversal of the valuation allowance in Canada. This favorability was partially offset by lower operating lease revenue (along with the related depreciation expense) related to a decline in the size of our operating lease portfolio and lower gains on the sale of loans related to the expiration of our automotive forward flow agreements during the fourth quarter of 2010.

Total financing revenue and other interest income decreased by 19% for the three months ended March 31, 2011, compared to the same period in 2010. Operating lease revenue (along with the related depreciation expense) at our Automotive Finance operations decreased as a result of a decline in the size of our operating lease portfolio due to our decision in late 2008 to significantly curtail leasing. The decrease at our

Mortgage Legacy Portfolio and Other operations resulted from a decline in average asset levels due to loan sales, the deconsolidation of previous on-balance sheet securitizations, and portfolio runoff.

Net servicing income was $284 million for the three months ended March 31, 2011, compared to $252 million for the same period in 2010. The increase was primarily due to favorable net valuations related to market movement, partially offset by a fair value adjustment due to higher expected future servicing and foreclosure costs and a decline in production due to lower mortgage industry volume.

Insurance premiums and service revenue earned decreased 7% for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to the sale of certain international insurance operations during the fourth quarter of 2010.

Gain on mortgage and automotive loans decreased 66% for the three months ended March 31, 2011, compared to the same period in 2010. The decrease was primarily due to the expiration of our automotive forward flow agreements during the fourth quarter of 2010 and lower gains from whole-loan mortgage sales and mortgage loan liquidations in 2011.

We incurred a loss on extinguishment of debt of $39 million for the three months ended March 31, 2011, compared to $118 million for the three months ended March 31, 2010. The activity in both periods related to the extinguishment of certain Ally debt, which for the three months ended March 31, 2011, included $30 million of accelerated amortization of original issue discount.

Other gain on investments was $84 million for the three months ended March 31, 2011, compared to $143 million for the three months ended March 31, 2010. The decrease during the three months ended March 31, 2011, was primarily due to lower realized investment gains on our Insurance operations investment portfolio.

Other income, net of losses, increased $134 million for the three months ended March 31, 2011, compared to the same period in 2010. The increase was primarily due to net derivative activity and a lower fair value option election adjustment at our Legacy Portfolio and Other operations due to lower assets resulting from deconsolidations and better performance of the remaining asset portfolio.

The provision for loan losses was $113 million for the three months ended March 31, 2011, compared to $144 million for the same period in 2010. The decrease for the three months ended March 31, 2011, was primarily due to improved credit quality and asset mix including the continued runoff and improved loss performance of our Nuvell nonprime automotive financing portfolio.

Insurance losses and loss adjustment expenses decreased 12% for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to the sale of certain international insurance operations during the fourth quarter of 2010 and lower losses in our U.S. dealership-related products.

Other operating expenses decreased 12% for the three months ended March 31, 2011, compared to the same period in 2010. The improvement was primarily due to lower restructuring expense, lower mortgage representation and warranty reserve expense, lower insurance commissions, lower technology and communications expense, lower vehicle remarketing and repossession expense, and lower full-service leasing vehicle maintenance costs for the three months ended March 31, 2011. The favorable impacts during the three months ended March 31, 2011, were partially offset by increased advertising and marketing expense.

We recognized a consolidated income tax benefit from continuing operations of $68 million for the three months ended March 31, 2011, compared to income tax expense of $36 million for the same period in 2010. The decrease in income tax expense was primarily related to the income tax benefit resulting from a $101 million reversal of valuation allowance in Canada related to modifications to the legal structure of our Canadian operations.

The following table summarizes our consolidated operating results excluding discontinued operations for the periods shown. Refer to the sections of this prospectus entitled “—Global Automotive Services” and “—Mortgage” for a more complete discussion of operating results by line of business.

	Year ended December 31,			Favorable/ (unfavorable)
	2010	2009	2008	2010-2009	2009-2008
	($ in millions)			(% change)
Net financing revenue
Total financing revenue and other interest income	$11,447	$13,100	$18,054	(13)	(27)
Interest expense	6,836	7,274	10,441	6	30
Depreciation expense on operating lease assets	2,030	3,748	5,478	46	32
Impairment of investment in operating leases	—	—	1,218	—	100

Net financing revenue	2,581	2,078	917	24	127
Other revenue
Net servicing income	1,169	445	1,484	163	(70)
Insurance premiums and service revenue earned	1,865	1,977	2,710	(6)	(27)
Gain on mortgage and automotive loans, net	1,267	811	159	56	n/m
(Loss) gain on extinguishment of debt	(123)	665	12,628	(118)	(95)
Other gain (loss) on investments, net	505	166	(378)	n/m	144
Other income, net of losses	638	353	(1,332)	81	127

Total other revenue	5,321	4,417	15,271	20	(71)
Total net revenue	7,902	6,495	16,188	22	(60)
Provision for loan losses	442	5,604	3,102	92	(81)
Noninterest expense
Compensation and benefits expense	1,622	1,576	1,916	(3)	18
Insurance losses and loss adjustment expenses	876	1,042	1,402	16	26
Other operating expenses	3,783	5,232	5,031	28	(4)

Total noninterest expense	6,281	7,850	8,349	20	6
Income (loss) from continuing operations before income tax expense (benefit)	1,179	(6,959)	4,737	117	n/m
Income tax expense (benefit) from continuing operations	153	74	(136)	(107)	(154)

Net income (loss) from continuing operations	$1,026	$(7,033)	$4,873	115	n/m

n/m = not meaningful

2010 Compared to 2009

We earned net income from continuing operations of $1.0 billion for the year ended December 31, 2010, compared to a net loss from continuing operations of $7.0 billion for the year ended December 31, 2009. Continuing operations for the year ended December 31, 2010, were favorably impacted by our strategic mortgage actions taken during 2009 to stabilize our consumer and commercial portfolios that resulted in a significant decrease in our provision for loan losses and our continued focus on cost reduction resulted in lower operating expenses. The year ended December 31, 2010, was also favorably impacted by an increase in net servicing income; higher gains on the sale of loans; and lower impairments on equity investments, lot option projects, model homes, and foreclosed real estate.

Total financing revenue and other interest income decreased by 13% for the year ended December 31, 2010, compared to 2009. Our International Automotive Finance operations experienced lower consumer and commercial asset levels due to adverse business conditions in Europe and the runoff of wind-down portfolios in certain international countries as we shifted our focus to five core international markets: Germany, the United

Kingdom, Brazil, Mexico, and China through our joint venture. A decline in asset levels in our Mortgage Legacy Portfolio and Other operations resulted from asset sales and portfolio runoff. Operating lease revenue (along with the related depreciation expense) at our North American Automotive Finance operations decreased as a result of a net decline in the size of our operating lease portfolio due to our decision in late 2008 to significantly curtail leasing. The decrease was partially offset by lease portfolio remarketing gains due to strong used vehicle prices and higher remarketing volume as well as an increase in consumer and commercial financing revenue related to the addition of non-GM automotive financing business.

Interest expense decreased 6% for the year ended December 31, 2010, compared to 2009. Interest expense decreased as a result of a change in our funding mix with an increased amount of funding coming from deposit liabilities as well as favorable trends in the securitization markets.

Net servicing income was $1.2 billion for the year ended December 31, 2010, compared to $445 million in 2009. The increase was primarily due to projected cash flow improvements related to slower prepayment speeds as well as higher Home Affordable Modification Program (“HAMP”) loss mitigation incentive fees compared to prior year unfavorable hedge performance with respect to mortgage servicing rights.

Insurance premiums and service revenue earned decreased 6% for the year ended December 31, 2010, compared to 2009. The decrease was primarily driven by lower earnings from our U.S. extended service contracts due to a decrease in domestic written premiums related to lower vehicle sales volume during the period 2007 to 2009. The decrease was partially offset by increased volume in our international operations.

Gain on mortgage and automotive loans increased 56% for the year ended December 31, 2010, compared to 2009. The increase was primarily related to unfavorable valuation adjustments taken during 2009 on our held-for-sale automobile loan portfolios, higher gains on mortgage whole-loan sales and securitizations in 2010 compared to 2009, higher gains on mortgage loan resolutions in 2010, and the recognition of a gain on the deconsolidation of an on-balance sheet securitization. The increase was partially offset by gains on the sale of wholesale automotive financing receivables during 2009 as there were no off-balance sheet wholesale funding transactions during 2010.

We incurred a loss on extinguishment of debt of $123 million for the year ended December 31, 2010, compared to a gain of $665 million for the year ended December 31, 2009. The activity in all periods related to the extinguishment of certain Ally debt that for the year ended December 31, 2010, included $101 million of accelerated amortization of original issue discount.

Other gain on investments was $505 million for the year ended December 31, 2010, compared to $166 million in 2009. The increase was primarily due to higher realized investment gains driven by market repositioning and the sale of our tax-exempt securities portfolio. During the year ended December 31, 2009, we recognized other-than-temporary impairments of $55 million.

Other income, net of losses, increased 81% for the year ended December 31, 2010, compared to 2009. The improvement in 2010 was primarily related to the absence of loan origination income deferral due to the fair value option election for our held-for-sale loans during the third quarter of 2009 and the impact of significant impairments recognized in 2009. In 2009, we recorded impairments on equity investments, lot option projects, model homes, and an $87 million fair value impairment upon the transfer of our resort finance portfolio from held-for-sale to held-for-investment. Also in 2010, we recognized gains on the sale of foreclosed real estate compared to losses and impairments in 2009.

The provision for loan losses was $442 million for the year ended December 31, 2010, compared to $5.6 billion in 2009. The Mortgage Legacy Portfolio and Other provision decreased $4.1 billion from the prior year due to an improved asset mix as a result of the strategic actions taken during the fourth quarter of 2009 to write-down and reclassify certain legacy mortgage loans from held-to-investment to held-for-sale. The decrease in provision was also driven by the continued runoff and improved loss performance of our Nuvell nonprime automotive financing portfolio.

Insurance losses and loss adjustment expenses decreased 16% for the year ended December 31, 2010, compared to 2009. The decrease was primarily driven by lower loss experience in our Mortgage Legacy Portfolio and Other operations’ captive reinsurance portfolio.

Other operating expenses decreased 28% for the year ended December 31, 2010, compared to 2009, reflecting our continued expense reduction efforts. The improvements were primarily due to lower mortgage representation and warranty expenses, reduced professional service expenses, lower technology and communications expense, lower full-service leasing vehicle maintenance costs, lower insurance commissions, and lower advertising and marketing expenses for the year ended December 31, 2010.

Management focuses on efficiency ratio as an important measure to assess the performance of our operations. Throughout 2010, expense reduction was a strategic objective of management as we continued to focus on increasing operational efficiency by decreasing expenses as well as streamlining our operations through the disposition or wind-down of non-core businesses and related legacy infrastructure. We remain focused on efforts to control costs to support overall profitability while still investing in key customer-facing areas critical to our core franchises. Additionally, advertising and marketing expenses decreased in 2010 as compared to 2009. These reductions largely reflect higher expenses incurred in 2009 to establish the new Ally brand. Going-forward our advertising and marketing dollars will primarily be directed to customers and initiatives that we believe support our growth strategy.

We recognized consolidated income tax expense of $153 million for the year ended December 31, 2010, compared to $74 million in 2009. The increase was driven primarily by foreign taxes on higher pretax profits not subject to valuation allowance and U.S. state income taxes in states where profitable subsidiaries are required to file separately from other loss companies in the group or where the use of prior year losses is restricted.

2009 Compared to 2008

We reported a net loss from continuing operations of $7.0 billion for the year ended December 31, 2009, compared to net income from continuing operations of $4.9 billion for the year ended December 31, 2008. The 2009 results from continuing operations were adversely affected by strategic actions taken in the fourth quarter of 2009 to sell certain legacy mortgage assets resulting in the reclassification of these loans from held-for-investment to held-for-sale. These actions resulted in provision for loan losses of $2.0 billion. Additionally, 2009 was adversely impacted by higher mortgage representation and warranty expense of $1.2 billion compared to 2008 and a $1.2 billion income tax expense impact related to our conversion from a limited liability company to a corporation effective June 30, 2009. The income tax expense related to our conversion was largely offset by income tax benefits resulting from the operating loss recognized in 2009. These adverse impacts were partially offset by a strengthening used vehicle market, which resulted in higher remarketing proceeds that favorably impacted depreciation expense and reduced the provision for loan losses as a result of higher collateral values that reduced our loss severity. Additionally, 2008 results benefited from an $11.5 billion pretax gain from the extinguishment of debt related to our bond exchange.

Total financing revenue and other interest income decreased by 27% for the year ended December 31, 2009, compared to 2008, primarily due to lower asset levels at our Global Automotive Services and Mortgage Legacy Portfolio and Other operations as a result of lower asset origination levels and portfolio runoff. Consumer and operating lease revenue (along with the related depreciation expense) at our North American Automotive Finance operations and International Automotive Finance operations decreased as a result of our strategic decisions in late 2008 to significantly curtail leasing due to credit market dislocation, negative economic conditions, low consumer confidence, and decreasing lease residual values. In addition, our International Automotive Finance operations’ consumer and commercial asset levels were lower due to operations winding down in several countries. Declines in Legacy Mortgage asset levels resulted from asset sales and portfolio runoff. Additionally, we recognized lower yields on consumer mortgage loans as a result of higher delinquencies, increases in nonaccrual levels, and the impact of lower rates on adjustable-rate mortgage loans.

Interest expense was $7.3 billion for the year ended December 31, 2009, compared to $10.4 billion in 2008. Interest expense decreased at our North American Automotive Finance operations and at our International

Automotive Finance operations primarily due to reductions in the average balance of interest-bearing liabilities consistent with lower average asset levels. The decrease at Mortgage was primarily due to a lower average cost of funds due to declining interest rates and lower average borrowings related to a reduction in asset levels and extinguishments of ResCap debt. These decreases were partially offset by the amortization of the original issue discount associated with the December 2008 bond exchange.

No impairment of investment in operating leases was recognized in 2009. In 2008 we recognized a $1.2 billion impairment on our investment in operating leases that resulted from significant declines in used vehicle demand and used vehicle sales prices. The impairment consisted of $1.2 billion within our North American Automotive Finance operations and $26 million within our International Automotive Finance operations.

Net servicing income decreased 70% during the year ended December 31, 2009, compared to 2008. The decrease was mainly due to unfavorable mortgage servicing valuations reflecting a projected reduction in cash flows and increased prepayment assumptions as a result of lower market interest rates compared to favorable valuation adjustments due to decreasing prepayment trends in 2008. Additionally, we recognized unfavorable hedge performance due to changes in the spreads between our servicing assets and the derivative hedge portfolio, which is used to manage interest rate risk. Our ability to fully hedge interest rate risk and volatility was restricted in the latter half of 2008 and during the year ended December 31, 2009, by the limited availability of willing counterparties to enter into forward agreements and liquidity constraints hindering our ability to take positions in the option markets. Servicing fees also declined as a result of portfolio runoff and sales of certain servicing assets during the second half of 2008.

Insurance premiums and service revenue earned decreased 27% during the year ended December 31, 2009, compared to 2008. The decrease was primarily due to the sale of our U.S. reinsurance agency in November 2008. Additionally, lower earned premiums on extended service contracts written in current and prior periods, lower dealer inventory levels, and decreases within our international operations contributed to a decrease in revenue. These decreases were primarily due to the overall negative economic environment and lower dealership volumes.

The net gain on mortgage and automotive loans was $811 million for the year ended December 31, 2009, compared to $159 million for the year ended December 31, 2008. The net improvement in 2009 was primarily due to realized losses related to Legacy Mortgage asset sales in 2008. Additionally, we recognized improved margins on sales of loans in 2009 as a result of our focus on originating conforming and government-insured residential mortgage loans. Partially offsetting the improvement was decreased gains from lower whole-loan sales volumes and securitization transactions in our North American Finance Automotive operations due to a shift in our strategy to a deposit-based funding model through Ally Bank with less reliance on the securitization markets.

Gain on extinguishment of debt totaled $665 million for the year ended December 31, 2009, compared to $12.6 billion for the year ended December 31, 2008. The 2009 results were primarily driven by the recognition of a $634 million gain on the extinguishment of certain debt as part of privately negotiated transactions. The 2008 results were impacted largely by the fourth quarter private debt exchange and cash tender offers that generated pretax gains of $11.5 billion. The 2008 results also include additional debt extinguishment gains of $1.1 billion recognized by Mortgage offset by losses of $23 million recognized by Corporate and Other due to the repurchase and extinguishment of ResCap debt.

Other net gain on investments was $166 million for the year ended December 31, 2009, compared to a net loss of $378 million in 2008. The increase was primarily related to the write-off of certain investment securities in 2008 and lower other-than-temporary impairments on investment securities in 2009.

Other income, net of losses, increased $1.7 billion for the year ended December 31, 2009, compared to 2008. The improvement was primarily related to the absence of certain 2008 events including a $570 million full equity-method investment impairment due to the decline in credit market conditions and unfavorable asset revaluations, significant equity investment losses, and the recognition of a $255 million impairment on the assets of our resort finance business in 2008. Additionally, the improvement was driven by lower losses on the sale of foreclosed real estate due to lower volume and severity and lower impairments on lot option projects and model homes, and lower losses on residual interests due to the write-down of home equity residuals in 2008. Partially offsetting these increases was a decrease in real estate brokerage fee income due to the 2008 sale of our business that provided brokerage and relocation services.

The provision for loan losses was $5.6 billion for the year ended December 31, 2009, compared to $3.1 billion in 2008. The Mortgage provision for loan losses increased $2.6 billion for the year ended December 31, 2009. The increase was primarily due to strategic actions in the fourth quarter of 2009 as a result of the decision to sell certain legacy mortgage assets resulting in the reclassification of these assets from held-for-investment to held-for-sale and consequently the recognition of $2.0 billion in expense. Additionally, we recognized higher provision for loan losses on the Ally Bank held-for-investment portfolio due to higher projected delinquencies and loss severities, as well as regulatory input. The increase was partially offset by lower provision for loan losses as a result of lower mortgage loan and lending receivables balances in 2009 compared to 2008. Our North American Automotive Finance operations’ provision decreased $587 million for the year ended December 31, 2009, primarily due to a decrease in the provision for retail balloon contracts as a result of a strengthening used vehicle market in the United States and portfolio runoff as this product was curtailed in September 2008. Our Commercial Finance Group’s provision increased $481 million for the year ended December 31, 2009, due to an increase in provision for loan losses within the resort finance business and in our European operations.

Compensation and benefits expense decreased 18% for the year ended December 31, 2009, compared to 2008, primarily due to lower employee headcount.

Insurance losses and loss adjustment expenses decreased 26% for the year ended December 31, 2009, compared to 2008. The decrease was primarily driven by the sale of our U.S. reinsurance agency and lower loss experience in our dealership-related products as a result of lower volumes.

Other operating expenses increased 4% for the year ended December 31, 2009, compared to 2008. Other operating expenses were largely impacted by higher mortgage representation and warranty expense of $1.2 billion in 2009 compared to 2008. Excluding the effects of mortgage representation and warranty expense, other operating expenses decreased 22% in 2009 compared to 2008. Contributing to this improvement was a decrease in insurance commissions, reduced restructuring expenses, reduced professional service expenses, and lower vehicle remarketing and repossession expenses.

We recognized consolidated tax expense of $74 million for the year ended December 31, 2009, compared to a tax benefit of $136 million in 2008. The increase in tax expense was primarily due to our conversion from a limited liability company to a corporation effective June 30, 2009, which resulted in the recognition of a $1.2 billion net deferred tax liability through income tax expense. Additionally, we recognized higher valuation allowances in 2009 compared to 2008. Partially offsetting the increase in expense was higher tax benefits on operating losses as a result of our conversion to a corporation. Refer to Note 24 to the Consolidated Financial Statements for additional information regarding our change in tax status.

Global Automotive Services

Results for Global Automotive Services are presented by reportable segment, which includes our North American Automotive Finance operations, our International Automotive Finance operations, and our Insurance operations.

Automotive Finance Operations

Our North American Automotive Finance operations and our International Automotive Finance operations (Automotive Finance operations) provide automotive financing services to consumers and to automotive dealers.

For consumers, we offer retail automobile financing and leasing for new and used vehicles, and through our commercial automotive financing operations, we fund dealer purchases of new and used vehicles through wholesale or floorplan financing.

Consumer Automotive Financing

Historically, we have provided two basic types of financing for new and used vehicles: retail automobile contracts (retail contracts) and automobile lease contracts. In most cases, we purchase retail contracts and leases for new and used vehicles from dealers when the vehicles are purchased or leased by consumers. In a number of markets outside the United States, we are a direct lender to the consumer. Our consumer automotive financing operations generate revenue through finance charges or lease payments and fees paid by customers on the retail contracts and leases. In connection with lease contracts, we also recognize a gain or loss on the remarketing of the vehicle at the end of the lease.

The amount we pay a dealer for a retail contract is based on the negotiated purchase price of the vehicle and any other products, such as service contracts, less any vehicle trade-in value and any down payment from the consumer. Under the retail contract, the consumer is obligated to make payments in an amount equal to the purchase price of the vehicle (less any trade-in or down payment) plus finance charges at a rate negotiated between the consumer and the dealer. In addition, the consumer is also responsible for charges related to past-due payments. When we purchase the contract, it is normal business practice for the dealer to retain some portion of the finance charge as income for the dealership. Our agreements with dealers place a limit on the amount of the finance charges they are entitled to retain. Although we do not own the vehicles we finance through retail contracts, we hold a perfected security interest in those vehicles. Due to funding challenges related to the general economic recession at the time, in January 2009, we ceased originating financing volume through Nuvell, which had focused on nonprime automotive financing through GM-affiliated dealers.

With respect to consumer leasing, we purchase leases (and the associated vehicles) from dealerships. The purchase price of consumer leases is based on the negotiated price for the vehicle less any vehicle trade-in and any down payment from the consumer. Under the lease, the consumer is obligated to make payments in amounts equal to the amount by which the negotiated purchase price of the vehicle (less any trade-in value or down payment) exceeds the projected residual value (including residual support) of the vehicle at lease termination, plus lease charges. The consumer is also generally responsible for charges related to past due payments, excess mileage, and excessive wear and tear. When the lease contract is entered into, we estimate the residual value of the leased vehicle at lease termination. We generally base our determination of the projected residual values on a guide published by an independent publisher of vehicle residual values, which is stated as a percentage of the manufacturer’s suggested retail price. These projected values may be upwardly adjusted as a marketing incentive if the manufacturer or Ally considers above-market residual support necessary to encourage consumers to lease vehicles.

Consumer automobile leases are operating leases; therefore, credit losses on the operating lease portfolio are not as significant as losses on retail contracts because lease losses are limited to payments and assessed fees. Since some of these fees are not assessed until the vehicle is returned, these losses on the lease portfolio are correlated with lease termination volume. North American operating lease accounts past due over 30 days represented 2.36% and 3.12% of the total portfolio at December 31, 2010 and 2009, respectively. In late 2008, we significantly curtailed leasing due to distress in the capital markets and the significant decline in used vehicle prices that resulted in increased residual losses. We selectively re-entered the leasing market in 2009; however, originations are significantly lower than in past years. We did not receive residual support from GM or Chrysler on lease originations in 2010 or 2009.

Our standard U.S. leasing plan, SmartLease, requires a monthly payment by the consumer. We also offer an alternative leasing plan, SmartLease Plus, that requires one up-front payment of all lease amounts at the time the consumer takes possession of the vehicle. In addition to the SmartLease plans, prior to September 2008, we offered the SmartBuy plan through U.S. dealerships to consumers. SmartBuy combined certain features of a lease contract with those of a traditional retail contract. Under the SmartBuy plan, the customer pays regular monthly payments that are generally lower than would otherwise be owed under a traditional retail contract. At the end of the contract, the customer has several options including keeping the vehicle by making a final balloon payment, refinancing the balloon payment, or returning the vehicle to us and paying a disposal fee plus any applicable excess wear and excess mileage charges. Unlike a lease contract, during the course of a SmartBuy contract, the customer owns the vehicle, and we hold a perfected security interest in the vehicle. Effective September 2008, we ceased new originations of the SmartBuy product.

With respect to all financed vehicles, whether subject to a retail contract or a lease contract, we require that property damage insurance be obtained by the consumer. In addition, for lease contracts, we require that bodily injury and comprehensive and collision insurance be obtained by the consumer.

The consumer financing revenue of our Automotive Finance operations totaled $3.4 billion, $3.1 billion, and $4.0 billion in 2010, 2009, and 2008, respectively.

Consumer Automotive Financing Volume

The following tables summarize our new and used vehicle consumer financing volume and our share of consumer sales.

	Ally consumer automotive financing volume		% Share of consumer sales
	Three months ended March 31,		Three months ended March 31,
	2011	2010	2011	2010
	(units in thousands)		(%)
GM new vehicles
North America	266	126	51	34
International (excluding China) (a)	75	60	24	19
China (b)	25	23	10	11

Total GM new units financed	366	209

Chrysler new vehicles
North America	75	57	30	36

Total Chrysler new units financed	75	57

Other non-GM / Chrysler new vehicles
North America	19	5
International (excluding China)	1	1
China (b)	21	12

Total other non-GM / Chrysler new units financed	41	18

Used vehicles
North America	125	59
International (excluding China)	9	5

Total used units financed	134	64

Total consumer automotive financing volume	616	348

(a)	Excludes financing volume and GM consumer sales of discontinued operations as well as GM consumer sales for other countries in which GM operates and in which we have no financing volume.

(b)	Includes all vehicles financed through our joint venture GMAC-SAIC. We own 40% of GMAC-SAIC alongside Shanghai Automotive Group Finance Company LTD and Shanghai General Motors Corporation LTD.

Growth in consumer automotive financing volume and related penetration levels in 2011 compared to 2010 were primarily driven by the expansion of our retail originations platform, strong dealer relationships, and higher industry sales. Our first quarter 2011 penetration results reflect a high level of GM incentive programs that were available in the last two quarters. We expect that GM will moderate their use of incentives and, therefore, our penetration rate will not remain at this level in future quarters.

	Ally consumer automotive financing volume			% Share of consumer sales
	Year ended December 31,			Year ended December 31,
	2010	2009	2008	2010	2009	2008
	(units in thousands)			(%)
GM new vehicles
North America	694	488	929	40	27	38
International (excluding China) (a)	299	272	421	22	20	32
China (b)	119	74	59	11	11	13

Total GM new units financed	1,112	834	1,409

Chrysler new vehicles
North America	322	64	8	38	8	—
International (excluding China)	1	—	—

Total Chrysler new units financed	323	64	8

Other non-GM/Chrysler new vehicles
North America	33	10	52
International (excluding China)	4	4	25
China (b)	89	33	11

Total other non-GM/Chrysler new units financed	126	47	88

Used vehicles
North America	269	142	339
International (excluding China)	25	22	103

Total used units financed	294	164	442

Total consumer automotive financing volume	1,855	1,109	1,947

(a)	Excludes financing volume and GM consumer sales of discontinued operations as well as GM consumer sales for other countries in which GM operates and in which we have no financing volume.

(b)	Includes vehicles financed through our joint venture GMAC-SAIC. We own 40% of GMAC-SAIC alongside Shanghai Automotive Group Finance Company LTD and Shanghai General Motors Corporation LTD.

Growth in consumer automotive financing volume and related penetration levels in 2010 compared to 2009 were primarily driven by higher industry sales, growth of our leasing business, and full implementation of Ally Dealer Rewards. Volume and penetration levels were also favorably impacted by the addition of Chrysler consumer automotive financing.

Manufacturer Marketing Incentives

GM and Chrysler may elect to sponsor incentive programs (on both retail contracts and leases) by supporting finance rates below the standard market rates at which we purchase retail contracts. These marketing incentives are also referred to as rate support or subvention. When GM or Chrysler utilize these marketing incentives, we are compensated at contract inception for the present value of the difference between the customer rate and our standard rates, which we defer and recognize as a yield adjustment over the life of the contract.

GM historically provided incentives, referred to as residual support, on leases, although we currently do not have residual support arrangements on 2010 or 2009 originated leases. As previously mentioned, under these programs, we bear a portion of the risk of loss to the extent the value of a leased vehicle upon remarketing is below the projected residual value of the vehicle at the time the lease contract is signed. However, these projected values may be upwardly adjusted as a marketing incentive if GM considers an above-market residual appropriate to encourage consumers to lease vehicles. Residual support by GM results in a lower monthly lease payment for the consumer. GM reimburses us to the extent remarketing sales proceeds are less than the residual value set forth in the lease contract and no greater than our standard residual rates.

In addition to the residual support arrangement for leases originated prior to 2009, GM shares in residual risk on a significant portion of off-lease vehicles sold at auction. Specifically, we and GM share a portion of the loss when resale proceeds fall below the standard residual values on vehicles sold at auction. GM reimburses us for a portion of the difference to the extent that proceeds are lower than our standard residual values (limited to a cap).

Under what we refer to as GM-sponsored pull-ahead programs, consumers may be encouraged to terminate leases early in conjunction with the acquisition of a new GM vehicle. As part of these programs, we waive all or a portion of the customer’s remaining payment obligation. Under most programs, GM compensates us for a portion of the foregone revenue from the waived payments partially offset to the extent that our remarketing sales proceeds are higher than otherwise would be realized if the vehicle had been remarketed at lease contract maturity.

On November 30, 2006, and in connection with the sale by GM of a 51% interest in Ally, GM and Ally entered into several service agreements that codified the mutually beneficial historic relationship between the companies. One such agreement was the United States Consumer Financing Services Agreement (the “Financing Services Agreement”). The Financing Services Agreement, among other things, provided that subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it would do so exclusively through Ally. This requirement was effective through November 2016, and in consideration for this, Ally paid to GM an annual exclusivity fee and was required to meet certain targets with respect to consumer retail and lease financings of new GM vehicles.

Effective December 29, 2008, and in connection with the approval of our application to become a bank holding company, GM and Ally modified certain terms and conditions of the Financing Services Agreement. Certain of these amendments include the following: (1) for a two-year period, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances and, in some cases, subject to the limitation that pricing offered by the third party meets certain restrictions, and after the two-year period GM can offer any such incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with Ally, provided that the pricing of such third parties meets certain requirements; (2) Ally will have no obligation to provide operating lease financing products; and (3) Ally will have no targets against which it could be assessed penalties. The modified Financing Services Agreement will expire on December 31, 2013. After December 31, 2013, GM will have the right to offer retail financing incentive programs through any third-party financing source, including Ally, without restrictions or limitations. A primary objective of the Financing Services Agreement continues to be supporting distribution and marketing of GM products.

The following table shows GM subvented retail and lease volume acquired by Ally.

	Three months ended March 31,		Year ended December 31,
	2011	2010	2010	2009	2008
GM subvented volume in North America
As % of GM North American new retail and lease volume acquired by Ally	46%	52%	51%	69%	84%
As % of total North American new and used retail and lease volume acquired by Ally	25%	27%	27%	48%	59%
GM subvented International (excl. China) volume (a)
As % of GM International new retail and lease volume acquired by Ally	61%	52%	55%	67%	48%
As % of total International new and used retail and lease volume acquired by Ally	54%	47%	50%	61%	37%
GM subvented volume in China (b)
As % of GM China new retail and lease volume acquired by Ally	1%	1%	14%	1%	2%
As % of total China new and used retail and lease volume acquired by Ally	1%	—%	8%	1%	2%

(a)	Represents subvention for continuing operations only.

(b)	Through our joint venture GMAC-SAIC. We own 40% of GMAC-SAIC alongside Shanghai Automotive Group Finance Company LTD and Shanghai General Motors Corporation LTD.

The following table shows Chrysler subvented retail and lease volume acquired by Ally.

	Three months ended March 31,		Year ended December 31,
	2011	2010	2010	2009	2008
Chrysler subvented volume North America
As % of Chrysler North American new retail and lease volume acquired by Ally	48%	53%	57%	39%	0%
As % of total North American new and used retail and lease volume acquired by Ally	7%	12%	14%	4%	0%

Retail contracts acquired that included rate and residual subvention from GM and Chrysler decreased as a percentage of total new retail contracts acquired due to reductions in our standard rates, which allowed us to be more competitive with market pricing, coupled with a change in incentivized programs.

On August 6, 2010, we entered into an agreement with Chrysler LLC (Chrysler) to be the preferred provider of financial services for Chrysler vehicles. The agreement replaced and superseded the legally binding term sheet that we entered into with Chrysler on April 30, 2009, which contemplated this definitive agreement. We provide retail financing to Chrysler dealers and customers as we deem appropriate according to our credit policies and in our sole discretion. Chrysler is obligated to provide us with certain exclusivity privileges including the use of Ally for designated minimum threshold percentages of certain of Chrysler’s retail financing subvention programs. The agreement extends through April 30, 2013, with automatic one-year renewals unless either we or Chrysler provides sufficient notice of nonrenewal.

Servicing

We have historically serviced all retail contracts and leases we retained on-balance sheet. We historically sold a portion of the retail contracts we originated and retained the right to service and earn a servicing fee for our servicing functions. Ally Servicing Inc., a wholly owned subsidiary, performs most servicing activities for U.S. retail contracts and consumer automobile leases.

Servicing activities consist largely of collecting and processing customer payments, responding to customer inquiries such as requests for payoff quotes, processing customer requests for account revisions (such as payment extensions and rewrites), maintaining a perfected security interest in the financed vehicle, monitoring vehicle insurance coverage, and disposing of off-lease vehicles. Servicing activities are generally consistent for our Automotive Finance operations; however, certain practices may be influenced by local laws and regulations.

Our U.S. customers have the option to receive monthly billing statements or coupon books, to remit payment by mail or through electronic fund transfers, or to establish online web-based account administration through the Ally Account Center. Customer payments are processed by regional third-party processing centers that electronically transfer payment data to customers’ accounts.

Servicing activities also include initiating contact with customers who fail to comply with the terms of the retail contract or lease. These contacts begin with a reminder notice when the account is 5 to 15 days past due. Telephone contact typically begins when the account is 1 to 15 days past due. Accounts that become 20 to 30 days past due are transferred to special collection teams that track accounts more closely. The nature and timing of these activities depend on the repayment risk of the account.

During the collection process, we may offer a payment extension to a customer experiencing temporary financial difficulty. A payment extension enables the customer to delay monthly payments for 30, 60, or 90 days, thereby deferring the maturity date of the contract by the period of delay. Extensions granted to a customer typically do not exceed 90 days in the aggregate during any 12-month period or 180 days in aggregate over the life of the contract. If the customer’s financial difficulty is not temporary and management believes the customer could continue to make payments at a lower payment amount, we may offer to rewrite the remaining obligation, extending the term and lowering the monthly payment obligation. In those cases, the principal balance generally remains unchanged while the interest rate charged to the customer generally increases. Extension and rewrite collection techniques help mitigate financial loss in those cases where management believes the customer will recover from financial difficulty and resume regularly scheduled payments or can fulfill the obligation with lower payments over a longer period. Before offering an extension or rewrite, collection personnel evaluate and take into account the capacity of the customer to meet the revised payment terms. Although the granting of an extension could delay the eventual charge-off of an account, typically we are able to repossess and sell the related collateral, thereby mitigating the loss. As an indication of the effectiveness of our consumer credit practices, of the total amount outstanding in the U. S. traditional retail portfolio at December 31, 2007, only 8.2% of the extended or rewritten accounts were subsequently charged off through December 31, 2010. A three-year period was utilized for this analysis as this approximates the weighted average remaining term of the portfolio. At December 31, 2010, 7.4% of the total amount outstanding in the servicing portfolio had been granted an extension or was rewritten.

Subject to legal considerations, in the United States we normally begin repossession activity once an account becomes greater than 60-days past due. Repossession may occur earlier if management determines the customer is unwilling to pay, the vehicle is in danger of being damaged or hidden, or the customer voluntarily surrenders the vehicle. Approved third-party repossession firms handle repossessions. Normally the customer is given a period of time to redeem the vehicle by paying off the account or bringing the account current. If the vehicle is not redeemed, it is sold at auction. If the proceeds do not cover the unpaid balance, including unpaid financing charges and allowable expenses, the resulting deficiency is charged off. Asset recovery centers pursue collections on accounts that have been charged off, including those accounts where the vehicle was repossessed, and skip accounts where the vehicle cannot be located.

At December 31, 2010 and 2009, our total consumer automotive serviced portfolio was $78.8 billion and $82.6 billion, respectively, compared to our consumer automotive on-balance sheet portfolio of $60.4 billion at

December 31, 2010, and our managed portfolio of $63.1 billion at December 31, 2009. Prior to 2010, our managed portfolio included retail receivables held on-balance sheet for investment and receivables securitized and sold that we continued to service and in which we had a continuing involvement (i.e., in which we retain an interest or risk of loss in the underlying receivables). On January 1, 2010, we adopted ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (ASU 2009-17), that resulted in the consolidation of all receivables that had been considered off-balance sheet and included as part of our managed portfolio becoming on-balance sheet assets.

Remarketing and Sales of Leased Vehicles

When we acquire a consumer lease, we assume ownership of the vehicle from the dealer. Neither the consumer nor the dealer is responsible for the value of the vehicle at the time of lease termination. When vehicles are not purchased by customers or the receiving dealer at lease termination, the vehicle is returned to us for remarketing through an auction. We generally bear the risk of loss to the extent the value of a leased vehicle upon remarketing is below the projected residual value determined at the time the lease contract is signed. GM may share this risk with us for certain leased GM vehicles, as described previously under Manufacturer Marketing Incentives.

The following table summarizes our methods of vehicle sales in the United States at lease termination stated as a percentage of total lease vehicle disposals.

	Year ended December 31,
	2010	2009	2008
Auction
Internet	60%	57%	47%
Physical	18%	25%	38%
Sale to dealer	12%	11%	10%
Other (including option exercised by lessee)	10%	7%	5%

We primarily sell our off-lease vehicles through:

•

Internet auctions—We offer off-lease vehicles to dealers and certain other third parties in the United States through our proprietary internet site (SmartAuction). This internet sales program maximizes the net sales proceeds from off-lease vehicles by reducing the time between vehicle return and ultimate disposition, reducing holding costs, and broadening the number of prospective buyers. We maintain the internet auction site, set the pricing floors on vehicles, and administer the auction process. We earn a service fee for every vehicle sold through SmartAuction.

•

Physical auctions—We dispose of our off-lease vehicles not purchased at termination by the lease consumer or dealer or sold on an internet auction through traditional official manufacturer-sponsored auctions. We are responsible for handling decisions at the auction including arranging for inspections, authorizing repairs and reconditioning, and determining whether bids received at auction should be accepted.

Commercial Automotive Financing

Automotive Wholesale Dealer Financing

One of the most important aspects of our dealer relationships is supporting the sale of vehicles through wholesale or floorplan financing. We primarily support automotive finance purchases by dealers of new and used vehicles manufactured or distributed before sale or lease to the retail customer. Wholesale automotive financing represents the largest portion of our commercial financing business and is the primary source of funding for dealers’ purchases of new and used vehicles. During 2010, we financed an average of $18.9 billion of new GM vehicles, representing an 86% share of GM’s North American dealer inventory and a 75% share of GM’s international dealer inventory in countries where GM operates and we had dealer inventory financing, excluding China. We also financed an average of $5.8 billion of new Chrysler vehicles representing a 75% share of Chrysler’s North American dealer inventory. In addition, we financed an average of $2.4 billion of new non-GM/Chrysler vehicles.

On August 6, 2010, we entered into an agreement with Chrysler to provide automotive financing products and services to Chrysler dealers. The agreement replaced and superseded the legally binding term sheet that we entered into with Chrysler on April 30, 2009, which contemplated this definitive agreement. We are Chrysler’s preferred provider of new wholesale financing for dealer inventory in the United States, Canada, Mexico, and other international markets upon the mutual agreement of the parties. We provide dealer financing and services to Chrysler dealers as we deem appropriate according to our credit policies and in our sole discretion. The agreement extends through April 30, 2013, with automatic one-year renewals unless either we or Chrysler provides sufficient notice of nonrenewal.

Wholesale credit is arranged through lines of credit extended to individual dealers. In general, each wholesale credit line is secured by all vehicles and by other assets owned by the dealer or the operator’s or owner’s personal guarantee. Additionally, to minimize our risk, both GM and Chrysler are bound by repurchase obligations that, under certain circumstances, require them to repurchase new vehicle inventory, such as dealer default. The amount we advance to dealers is equal to 100% of the wholesale invoice price of new vehicles, which includes destination and other miscellaneous charges, and with respect to vehicles manufactured by GM and other motor vehicle manufacturers, a price rebate, known as a holdback, from the manufacturer to the dealer in varying amounts stated as a percentage of the invoice price. Interest on wholesale automotive financing is generally payable monthly. Most wholesale automotive financing of our North American Automotive Finance operations is structured to yield interest at a floating rate indexed to the Prime Rate. The wholesale automotive financing of our International Automotive Finance operations is structured to yield interest at a floating rate indexed to benchmark rates specific to the relevant country. The rate for a particular dealer is based on, among other things, competitive factors, the amount and status of the dealer’s creditworthiness, and various incentive programs.

Under the terms of the credit agreement with the dealer, we may demand payment of interest and principal on wholesale credit lines at any time; however, unless we terminate the credit line or the dealer defaults, we generally require payment of the principal amount financed for a vehicle upon its sale or lease by the dealer to the customer. Ordinarily, a dealer has between one and five days, based on risk and exposure of the account, to satisfy the obligation.

Under wholesale financing arrangements, we lend money to GM-franchised dealers to finance their vehicle inventory purchases from GM. We advance the loan proceeds directly to GM. Under an agreement with GM, the advances were made before the date the vehicles were expected to be delivered to the dealers. We earned $178 million of interest under the terms of this arrangement during the year ended December 31, 2010. At the end of 2010 GM terminated this advance payment arrangement. We expect any remaining interest payments in 2011 in connection with the terminated arrangement to be minimal.

The commercial wholesale revenue of our Automotive Finance operations totaled $1.4 billion, $1.2 billion, and $1.3 billion in 2010, 2009, and 2008, respectively.

Commercial Wholesale Financing Volume

The following table summarizes the average balances of our commercial wholesale floorplan finance receivables of new and used vehicles and share of dealer inventory in markets where we operate.

	Average balance		% Share of dealer inventory
	Three months ended March 31,		Three months ended March 31,
	2011	2010	2011	2010
	($ in millions)		(%)
GM new vehicles
North America (a)	$15,413	$13,691	84	86
International (excluding China) (b) (c)	3,830	3,125	80	75
China (b) (d)	884	953	75	81

Total GM new vehicles financed	20,127	17,769

Chrysler new vehicles
North America (a)	7,182	5,296	68	71
International	21	44

Total Chrysler new vehicles financed	7,203	5,340

Other non-GM / Chrysler new vehicles
North America	2,215	1,910
International (excluding China)	131	117
China (d)	—	—

Total other non-GM / Chrysler new vehicles financed	2,346	2,027

Used vehicles
North America	3,076	2,944
International (excluding China)	135	81

Total used vehicles financed	3,211	3,025

Total commercial wholesale finance receivables	$32,887	$28,161

(a)	Share of dealer inventory based on end of period dealer inventory (excluding in-transit units).

(b)	Share of dealer inventory based on wholesale financing share of GM shipments.

(c)	Excludes commercial wholesale finance receivables and dealer inventory of discontinued and wind-down operations as well as dealer inventory for other countries in which GM operates and we had no commercial wholesale finance receivables.

(d)	Includes vehicles financed through a joint venture in China in which Ally owns a minority interest.

Commercial wholesale financing average balance increased for the three months ended March 31, 2011, compared to the same period in 2010 primarily due to increasing global automotive sales and the corresponding increase in dealer inventories in virtually every market.

	Average balance			% Share of dealer inventory
	Year ended December 31,			Year ended December 31,
	2010	2009	2008	2010	2009	2008
	($ in millions)			(%)
GM new vehicles
North America (a)	$14,948	$17,107	$24,306	86	86	88
International (excluding China) (b)(c)	2,919	3,311	4,804	75	91	97
China (b)(d)	1,075	573	633	81	80	84

Total GM new vehicles financed	18,942	20,991	29,743

Chrysler new vehicles
North America (a)	5,793	1,762	512	75	25	—
International	42	27	—

Total Chrysler new vehicles financed	5,835	1,789	512

Other non-GM/Chrysler new vehicles
North America	1,951	1,741	2,381
International (excluding China)	414	621	1,300
China (d)	—	5	39

Total other non-GM/Chrysler new vehicles financed	2,365	2,367	3,720

Used vehicles
North America	3,044	2,401	3,203
International (excluding China)	358	255	407

Total used vehicles financed	3,402	2,656	3,610

Total commercial wholesale finance receivables	$30,544	$27,803	$37,585

(a)	Share of dealer inventory based on end of period dealer inventory.

(b)	Share of dealer inventory based on wholesale financing share of GM shipments.

(c)	Excludes commercial wholesale finance receivables and dealer inventory of discontinued operations as well as dealer inventory for other countries in which GM operates and in which we had no commercial wholesale finance receivables.

(d)	Includes vehicles financed through a joint venture in China in which Ally owns a minority interest.

Commercial wholesale financing average volume increased during 2010 compared to 2009, primarily due to the addition of Chrysler wholesale automotive financing. The reduction in GM’s wholesale volume reflects the elimination of the Hummer, Saturn, and Pontiac brands, along with the reduction of total GM dealers. North American penetration levels remained strong in 2010.

Other Commercial Automotive Financing

We also provide other forms of commercial financing for the automotive industry including automotive dealer term loans and automotive fleet financing. Automotive dealer term loans are loans that we make to dealers to finance other aspects of the dealership business. These loans are typically secured by real estate, other dealership assets, and the personal guarantees of the individual owners of the dealership. Automotive fleet financing may be obtained by dealers, their affiliates, and other companies and be used to purchase vehicles, which they lease or rent to others. We generally have a security interest in these vehicles and in the rental payments; however, competitive factors may occasionally limit the security interest in this collateral.

Servicing and Monitoring

We service all of the wholesale credit lines in our portfolio and the wholesale automotive finance receivables that we have securitized. A statement setting forth billing and account information is distributed on a monthly basis to each dealer. Interest and other nonprincipal charges are billed in arrears and are required to be paid immediately upon receipt of the monthly billing statement. Generally, dealers remit payments to Ally through wire transfer transactions initiated by the dealer through a secure web application.

Dealers are assigned a risk rating based on various factors, including capital sufficiency, operating performance, financial outlook, and credit and payment history. The risk rating affects the amount of the line of credit, the determination of further advances, and the management of the account. We monitor the level of borrowing under each dealer’s account daily. When a dealer’s balance exceeds the credit line, we may temporarily suspend the granting of additional credit or increase the dealer’s credit line or take other actions following evaluation and analysis of the dealer’s financial condition and the cause of the excess.

We periodically inspect and verify the existence of dealer vehicle inventories. The timing of the verifications varies, and no advance notice is given to the dealer. Among other things, verifications are intended to determine dealer compliance with the financing agreement and confirm the status of our collateral.

North American Automotive Finance Operations

Results of Operations

The following table summarizes the operating results of our North American Automotive Finance operations for the periods shown. North American Automotive Finance operations consist of automotive financing in the United States and Canada and include the automotive activities of Ally Bank and ResMor Trust. The amounts presented are before the elimination of balances and transactions with our other reportable segments.

	Three months ended March 31,		Favorable/ (unfavorable)
	2011	2010
	($ in millions)		(% change)
Net financing revenue
Consumer	$668	$539	24
Commercial	326	336	(3)
Loans held-for-sale	—	69	(100)
Operating leases	651	1,095	(41)
Interest and dividend income	23	56	(59)

Total financing revenue and other interest income	1,668	2,095	(20)
Interest expense	582	616	6
Depreciation expense on operating lease assets	268	607	56

Net financing revenue	818	872	(6)
Other revenue
Servicing fees	45	60	(25)
Gain on automotive loans, net	—	113	(100)
Other income	64	30	113

Total other revenue	109	203	(46)
Total net revenue	927	1,075	(14)
Provision for loan losses	46	101	54
Noninterest expense
Compensation and benefits expense	116	101	(15)
Other operating expenses	247	261	5

Total noninterest expense	363	362	—
Income before income tax (benefit) expense	$518	$612	(15)

Total assets	$87,662	$74,786	17

Operating data
Retail originations	$10,140	$5,967	70
Lease originations	2,219	711	n/m

n/m = not meaningful

First Quarter 2011 Compared to First Quarter 2010

Our North American Automotive Finance operations earned income before income tax expense of $518 million for the three months ended March 31, 2011, compared to $612 million for the three months ended March 31, 2010. The decrease in 2011 was primarily driven by a decrease in operating lease revenue (along with the related depreciation expense) related to the decline in the operating lease portfolio and the absence of gains on the sale of automotive loans related to the expiration of our forward flow agreements during the fourth quarter of 2010. This decline was partially offset by increased consumer financing revenue driven by strong loan origination volume related to the improvement of automotive industry sales and automotive manufacturer penetration (primarily GM).

Consumer financing revenue increased 24% for the three months ended March 31, 2011, compared to the same period in 2010, due to an increase in consumer asset levels primarily related to strong loan origination volume during 2010 and 2011 resulting from the recovery of automotive industry sales. Additionally, we expanded our presence into the more fragmented market for used automotive financing and have also begun to prudently expand our origination volume further into the nonprime markets. The increase in consumer revenue was partially offset by a change in the consumer asset mix related to the runoff of the higher yielding Nuvell nonprime automotive financing portfolio.

Loans held-for-sale financing revenue decreased $69 million for the three months ended March 31, 2011, compared to the same period in 2010, due to the expiration of our automotive forward flow agreements during the fourth quarter of 2010. Subsequent to the expiration of these agreements, we have continued to retain consumer loan originations on-balance sheet utilizing deposit funding from Ally Bank and on-balance sheet securitization transactions.

Operating lease revenue decreased 41% for the three months ended March 31, 2011, compared to the same period in 2010. Operating lease revenue (along with the related depreciation expense) decreased due to a decline in the size of our operating lease portfolio. In 2008, we significantly curtailed leasing based on credit market dislocation and the significant decline in used vehicle prices that resulted in increasing residual losses and an impairment of our lease portfolio. During the latter half of 2009, we re-entered the leasing market with targeted lease product offerings and have continued to expand lease originations during 2010 and the first quarter of 2011. While the wind-down of our legacy lease portfolio has exceeded new origination volume, we anticipate that the declines in the size of our lease portfolio will begin to moderate as lease termination volumes decline, and we continue to support our new lease product offerings.

Interest and dividend income decreased 59% for the three months ended March 31, 2011, primarily due to lower FTP income related to lower rates and a change in funding mix.

Net gain on automotive loans decreased $113 million for the three months ended March 31, 2011, compared to the same period in 2010. There were no gains on the sale of loans during the three months ended March 31, 2011, primarily due to the expiration of our forward flow agreements during the fourth quarter of 2010.

Other income increased 113% for the three months ended March 31, 2011, compared to the same period in 2010. The increase was primarily due to unfavorable swap mark-to-market activity related to the held-for-sale loan portfolio in 2010.

The provision for loan losses was $46 million for the three months ended March 31, 2011, compared to $101 million for the same period in 2010. The decrease for the three months ended March 31, 2011, was primarily due to decreased losses and runoff of the Nuvell portfolio and improved loss performance in the consumer loan portfolio reflecting higher credit quality of recent originations and continued favorable pricing in the used vehicle market, partially offset by continued growth in the consumer loan portfolio.

	Year ended December 31,			Favorable/ (unfavorable)
	2010	2009	2008	2010-2009	2009-2008
	($ in millions)			(% change)
Net financing revenue
Consumer	$2,339	$1,804	$2,358	30	(23)
Commercial	1,425	1,136	1,044	25	9
Loans held-for-sale	112	320	473	(65)	(32)
Operating leases	3,570	5,408	7,236	(34)	(25)
Interest and dividend income	149	269	374	(45)	(28)

Total financing revenue and other interest income	7,595	8,937	11,485	(15)	(22)
Interest expense	2,377	2,363	3,534	(1)	33
Depreciation expense on operating lease assets	1,897	3,500	5,228	46	33
Impairment of investment in operating leases	—	—	1,192	—	100

Net financing revenue	3,321	3,074	1,531	8	101
Other revenue
Servicing fees	226	238	295	(5)	(19)
Gain on automotive loans, net	249	220	442	13	(50)
Other income	215	299	329	(28)	(9)

Total other revenue	690	757	1,066	(9)	(29)
Total net revenue	4,011	3,831	2,597	5	48
Provision for loan losses	286	611	1,198	53	49
Noninterest expense
Compensation and benefits expense	387	435	482	11	10
Other operating expenses	994	1,161	1,239	14	6

Total noninterest expense	1,381	1,596	1,721	13	7
Income (loss) before income tax expense	$2,344	$1,624	$(322)	44	n/m

Total assets	$81,893	$68,282	$71,981	20	(5)

Operating data
Retail originations	$31,471	$19,519	$25,197	61	(23)
Lease originations	3,888	259	10,074	n/m	(97)

n/m = not meaningful

2010 Compared to 2009

Our North American Automotive Finance operations earned income before income tax expense of $2.3 billion for the year ended December 31, 2010, compared to $1.6 billion for the year ended December 31, 2009. Results for the year ended December 31, 2010, were favorably impacted by increased loan origination volume related to improved economic conditions, the growth of our non-GM consumer and commercial automotive financing business, and favorable remarketing results, which reflected continued strength in the used vehicle market.

Total financing revenue and other interest income decreased 15% for the year ended December 31, 2010, compared to 2009. The decrease was primarily related to a decline in operating lease revenue, which exceeded the growth in consumer and commercial net financing revenue. Operating lease revenue (along with the related depreciation expense) decreased primarily due to a decline in the size of our operating lease portfolio resulting from our decision in late 2008 to significantly curtail leasing. This decision was based on the significant decline in used vehicle prices that resulted in increasing residual losses during 2008 and an impairment of our lease portfolio. During the latter half of 2009, we selectively re-entered the leasing market with more targeted lease product offerings. As a result, runoff of the legacy portfolio exceeded new origination volume. The decrease in operating lease revenue was largely offset by an associated decline in depreciation expense, which was also favorably impacted by remarketing gains as a result of continued strength in the used vehicle market and higher remarketing volume. Consumer financing revenue (combined with interest income on consumer loans held-for-sale) increased 15% during the year ended December 31, 2010, primarily due to an increase in consumer loan origination volume as a result of improved economic conditions and increased volume from non-GM channels. Additionally, consumer asset levels increased due to the consolidation of consumer loans included in securitization transactions that were previously classified as off-balance sheet. Refer to Note 11 to the Consolidated Financial Statements for further information regarding the consolidation of these assets. The increase was partially offset by a change in the consumer asset mix related to the runoff of the higher-yielding Nuvell nonprime automotive financing portfolio. Commercial revenue increased 25%, compared to the year ended December 31, 2009, primarily due to an increase in dealer wholesale funding driven by improved economic conditions, the growth of non-GM wholesale floorplan business, and the recognition of all wholesale funding transactions on-balance sheet in 2010 compared to certain transactions that were off-balance sheet in 2009. Interest and dividend income decreased 45% for the year ended December 31, 2010, primarily due to a change in funding mix including lower levels of off-balance sheet securitizations.

Net gain on automotive loans increased 13% for the year ended December 31, 2010, compared to 2009. The increase was primarily related to higher levels of retail whole-loan sales in 2010, higher gains on the sale of loans during 2010, and unfavorable valuation adjustments taken during 2009 on the held-for-sale portfolio. The increase was partially offset by higher gains on the sale of wholesale receivables during 2009 as there were no off-balance sheet wholesale funding transactions during 2010.

Other income decreased 28% for the year ended December 31, 2010, compared to 2009. The decrease was primarily due to unfavorable swap mark-to-market activity related to the held-for-sale loan portfolio in 2010.

The provision for loan losses was $286 million for the year ended December 31, 2010, compared to $611 million in 2009. The decrease was primarily driven by the continued runoff of our Nuvell portfolio and improved loss performance in the consumer loan portfolio reflecting improved pricing in the used vehicle market and higher credit quality of more recent originations.

Noninterest expense decreased 13% for the year ended December 31, 2010, compared to 2009. The decrease was primarily due to lower compensation and benefits expense primarily related to lower employee headcount resulting from rightsizing the cost structure with business volumes along with further productivity improvements, unfavorable foreign-currency movements during the year ended December 31, 2009, and lower IT and professional services costs due to continued focus on cost reduction.

2009 Compared to 2008

Our North American Automotive Finance operations earned income before income tax expense of $1.6 billion for the year ended December 31, 2009, compared to a loss before income tax expense of $322 million for the year ended December 31, 2008. The year ended December 31, 2009, was favorably impacted by a significant improvement in the used vehicle market, which resulted in higher remarketing proceeds that favorably impacted operating lease depreciation expense. Additionally, we incurred lower provision for loan losses related to our liquidating retail balloon portfolio as a result of higher collateral values that reduced our loss severity. Further, because of this improvement in the used vehicle market, we did not recognize operating lease impairments in 2009, compared to impairments of $1.2 billion in 2008. These favorable items were partially offset by lower financing revenue related to a declining asset base resulting from reduced originations due to the economic recession and the dislocation in the capital and credit markets.

Total financing revenue and other interest income decreased 22% for the year ended December 31, 2009, compared to 2008. Consumer financing revenue (combined with interest income on consumer loans held-for-sale) decreased 25% during the year ended December 31, 2009, primarily due to lower average consumer asset levels. These lower asset levels were driven by significantly lower originations beginning in late 2008 due to the general economic recession and significantly tighter credit markets in the United States and Canada as well as the runoff of the higher-yielding Nuvell nonprime automotive financing portfolio. The $320 million of income on loans held-for-sale for the year ended December 31, 2009, related to interest on loans that are expected to be sold in whole-loan and full securitization transactions over the next twelve months. Commercial revenue increased 9%, compared to the year ended December 31, 2008, primarily due to an increase in average commercial loan balances that was primarily due to the growth in non-GM related wholesale floorplan business and the reconsolidation of certain off- balance sheet wholesale securitization transactions in 2009. Operating lease revenue (along with the related depreciation expense) decreased as new lease originations significantly declined due to our strategic decision in late 2008 to significantly curtail leasing. This decision was based on the significant decline in used vehicle prices that resulted in an impairment charge and increasing residual losses during 2008. The decrease in operating lease revenue was partially offset by remarketing gains resulting from higher used vehicle selling prices due to a strengthening used vehicle market in 2009. Interest and dividend income decreased 28% for the year ended December 31, 2009, primarily due to a change in funding mix including lower levels of off-balance sheet securitizations.

Interest expense decreased 33% for the year ended December 31, 2009, compared to 2008. The decrease was driven by lower funding requirements due to lower average asset levels in 2009.

No impairment of investment in operating leases was recognized in 2009. In 2008, we recognized a $1.2 billion impairment that resulted from sharp declines in demand and used vehicle sale prices, which adversely affected vehicle remarketing proceeds.

Servicing fees decreased 19% for the year ended December 31, 2009, compared to 2008. The decrease in servicing fees related to declines in the serviced asset base primarily resulting from the runoff of the serviced lease portfolio.

We earned a net gain on automotive loans of $220 million for the year ended December 31, 2009, compared to $442 million for the year ended December 31, 2008. The decrease was primarily due to a shift in our strategy in 2009 to a deposit-based funding model through Ally Bank, with less reliance on the securitization markets. Lower whole-loan sales volumes and other off-balance sheet securitization transactions resulted in decreased gains on the sale of retail and wholesale loans.

The provision for loan losses decreased 49% for the year ended December 31, 2009, compared to 2008. The decrease was due primarily to decreases in the provision for retail balloon contracts primarily as a result of a strengthening used vehicle market and portfolio runoff as this product was curtailed in September 2008. A lower supply of used vehicles in 2009, among other factors, resulted in increased residual values and, in turn, lower provision for loan losses. Additionally, during 2008, the commercial provision had trended higher in response to concerns over GM and associated GM-dealer financial health. These favorable developments were partially offset by an increase in provision for loan loss expense related to unfavorable loss trends in consumer loans in the Nuvell portfolio, primarily in the second half of 2009.

Other noninterest expense decreased 7% for the year ended December 31, 2009, compared to 2008. The decrease was primarily driven by lower compensation and benefits expense and lower restructuring charges due to headcount reductions resulting from prior restructuring actions.

International Automotive Finance Operations

Results of Operations

The following table summarizes the operating results of our International Automotive Finance operations excluding discontinued operations for the periods shown. The amounts presented are before the elimination of balances and transactions with our other reportable segments and include eliminations of balances and transactions among our North American Automotive Finance operations and Insurance operations.

	Three months ended March 31,
	2011	2010	Favorable/ (unfavorable)
	($ in millions)		% change
Net financing revenue
Consumer	$287	$279	3
Commercial	104	102	2
Loans held-for-sale	—	4	(100)
Operating leases	29	66	(56)
Interest and dividend income	26	8	n/m

Total financing revenue and other interest income	446	459	(3)
Interest expense	258	232	(11)
Depreciation expense on operating lease assets	17	49	65

Net financing revenue	171	178	(4)
Other revenue
Gain on automotive loans, net	—	7	(100)
Other income	75	85	(12)

Total other revenue	75	92	(18)
Total net revenue	246	270	(9)
Provision for loan losses	37	21	(76)
Noninterest expense
Compensation and benefits expense	44	44	—
Other operating expenses	125	158	21

Total noninterest expense	169	202	16
Income from continuing operations before income tax (benefit) expense	$40	$47	(15)

Total assets	$16,295	$19,378	(16)

Operating data
Consumer originations	$1,898	$1,487	28

n/m = not meaningful

First Quarter 2011 Compared to First Quarter 2010

Our International Automotive Finance operations earned income from continuing operations before income tax expense of $40 million during the three months ended March 31, 2011, compared to income from continuing operations before income tax expense of $47 million during the three months ended March 31, 2010. Results for the three months ended March 31, 2011, were unfavorably impacted by increased provisions for loan losses.

Total financing revenue and other interest income decreased 3% for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to a decline in operating lease revenue. Operating lease revenue (along with the related depreciation expense) decreased primarily due to the continued runoff of the full-service leasing portfolio.

Interest expense increased 11% for the three months ended March 31, 2011, compared to the same period in 2010. The increase was primarily due to the implementation of funds transfer pricing in certain countries.

Other income decreased 12% for the three months ended March 31, 2011, compared to the same period in 2010. The decrease was primarily due to favorable mark-to-market adjustments on derivatives during the first quarter of 2010.

The provision for loan losses increased $16 million for the three months ended March 31, 2011, compared to the same period in 2010. The increase in provision is related to recent concerns with certain commercial credits.

Noninterest expense decreased 16% for the three months ended March 31, 2011, compared to the same period in 2010. The decrease was primarily due to lower expenses associated with the wind-down of operations in certain countries and our continued focus on cost reduction.

	Year ended December 31,			Favorable/ (unfavorable)
	2010	2009	2008	2010-2009	2009-2008
	($ in millions)			(% change)
Net financing revenue
Consumer	$1,075	$1,271	$1,604	(15)	(21)
Commercial	390	495	819	(21)	(40)
Loans held-for-sale	15	2	—	n/m	n/m
Operating leases	205	305	344	(33)	(11)
Interest and dividend income	59	55	197	7	(72)

Total financing revenue and other interest income	1,744	2,128	2,964	(18)	(28)
Interest expense	924	1,176	1,814	21	35
Depreciation expense on operating lease assets	137	247	247	45	—
Impairment of investment in operating leases	—	—	26	—	100

Net financing revenue	683	705	877	(3)	(20)
Other revenue
Gain (loss) on automotive loans, net	21	(77)	2	127	n/m
Other income	295	340	363	(13)	(6)

Total other revenue	316	263	365	20	(28)
Total net revenue	999	968	1,242	3	(22)
Provision for loan losses	54	230	204	77	(13)
Noninterest expense
Compensation and benefits expense	164	202	202	19	—
Other operating expenses	553	693	734	20	6

Total noninterest expense	717	895	936	20	4
Income (loss) from continuing operations before income tax expense	$228	$(157)	$102	n/m	n/m

Total assets	$15,979	$21,802	$29,290	(27)	(26)

Operating data
Consumer originations	$7,612	$5,710	$9,272	33	(38)

n/m = not meaningful

2010 Compared to 2009

Our International Automotive Finance operations earned income from continuing operations before income tax expense of $228 million during the year ended December 31, 2010, compared to a loss from continuing operations before income tax expense of $157 million during the year ended December 31, 2009. Results for 2010 were favorably impacted by lower provision for loan losses and lower restructuring charges on wind-down operations.

Total financing revenue and other interest income decreased 18% for the year ended December 31, 2010, compared to 2009, primarily due to decreases in consumer and commercial asset levels as the result of adverse business conditions in Europe and the runoff of wind-down portfolios.

Interest expense decreased 21% for the year ended December 31, 2010, compared to 2009, primarily due to reductions in borrowing levels consistent with a lower asset base.

Depreciation expense on operating lease assets decreased 45% for the year ended December 31, 2010, compared to 2009, primarily due to the continued runoff of the full-service leasing portfolio.

Net gain on automotive loans was $21 million for the year ended December 31, 2010, compared to a net loss of $77 million for the year ended December 31, 2009. The losses for the year ended December 31, 2009, were due primarily to lower-of-cost or market adjustments on certain loans held-for-sale in certain wind down operations. The gains for the year ended December 31, 2010, were primarily due to the partial release of lower-of-cost or market adjustments on loans held-for-sale in wind-down operations due to improved market values.

The provision for loan losses was $54 million for the year ended December 31, 2010, compared to $230 million in 2009. The decrease was primarily due to improved loss performance on the consumer portfolio reflecting higher origination quality in 2009 and 2010 and the improving financial position of our dealer customers in Europe.

Noninterest expense decreased 20% for the year ended December 31, 2010, compared to 2009. The decrease was primarily due to lower compensation and benefits expense primarily related to lower employee headcount resulting from restructuring activities, unfavorable foreign-currency movements during the year ended December 31, 2009, and lower IT and professional service costs due to continued focus on cost reduction.

2009 Compared to 2008

Our International Automotive Finance operations incurred a loss from continuing operations before income tax expense of $157 million during the year ended December 31, 2009, compared to income from continuing operations before income tax expense of $102 million during the year ended December 31, 2008. The year ended December 31, 2009, was unfavorably impacted by lower financing revenue related to a declining asset base. The asset base decline resulted from reduced originations due to the wind-down of operations in several countries and lower GM sales volume due to the general economic recession. The decrease was partially offset by lower funding costs commensurate with a lower asset base.

Total financing revenue and other interest income decreased 28% for the year ended December 31, 2009, compared to 2008. Consumer financing revenue decreased 21% during the year ended December 31, 2009, primarily due to lower consumer asset levels as a result of significantly lower originations due to the general economic recession, lower GM vehicle sales volume in 2009, and the wind-down of operations in several countries. Consumer asset levels at December 31, 2009, decreased $3.7 billion, or 24%, compared to December 31, 2008. Commercial revenue decreased 40% during 2009 compared to 2008, primarily due to lower commercial asset levels resulting from decreased GM sales volume and the wind-down of operations in several countries. Operating lease revenue decreased due to the significant curtailment of the lease product beginning in late 2008 and the runoff of assets in the full-service leasing portfolio. Interest and dividend income decreased 72% during the year ended December 31, 2009, primarily due to lower intercompany income resulting from a decline in intercompany-lending activity with our Commercial Finance Group and the reclassification of interest income on a one-time Brazil judicial deposit in 2008. Additionally, total financing revenue and other interest income were unfavorably impacted by foreign-currency movements as a result of the strengthening of the U.S. dollar in 2009 compared to 2008.

Interest expense decreased 35% for the year ended December 31, 2009, compared to 2008. The decrease was driven by reductions in the average balance of interest-bearing liabilities consistent with a lower asset base and favorable foreign-currency movements.

No impairment of investment in operating leases was recognized in 2009. The $26 million recognized for the year ended December 31, 2008, related to the full-service leasing portfolio and resulted from declines in demand and used vehicle sale prices.

We incurred a net loss on automotive loans of $77 million for the year ended December 31, 2009, compared to a net gain of $2 million for the year ended December 31, 2008. The loss for the year ended December 31, 2009, was primarily due to the recognition of a $61 million lower-of-cost or fair value adjustment on the held-for-sale Spanish consumer portfolio. Additionally, during 2009, we recognized a $16 million loss on the sale of our India portfolio.

Other income decreased 6% for the year ended December 31, 2009, compared to 2008. The decrease was primarily related to lower full-service leasing fees as a result of asset runoff and the absence of a U.K. value added tax (“VAT”) refund received in 2008. The decrease was partially offset by favorable mark-to-market adjustments on derivatives and increased vehicle remarketing income on full-service leasing vehicles resulting from a stronger used vehicle market.

Other noninterest expense decreased 4% for the year ended December 31, 2009, compared to 2008. The 2009 results were favorably impacted by the reclassification of interest income on a one-time Brazil judicial deposit in 2008 and lower IT and marketing expenses. The decrease in expense was partially offset by unfavorable foreign-currency movements and higher severance and restructuring expenses.

Insurance

Our Insurance operations offer consumer insurance products sold primarily through dealers and commercial insurance products sold to dealers. As part of our focus on offering dealers a broad range of products, we provide vehicle extended service contracts and we underwrite selected commercial insurance coverages, primarily covering dealers’ wholesale vehicle inventory in the United States and internationally. We also sell vehicle extended service contracts with mechanical breakdown and maintenance coverages.

The following tables show premium and service revenue written by insurance product.

	Three months ended March 31,
	2011	2010
	($ in millions)
Vehicle service contracts
New retail	$90	$69
Used retail	104	106

Total vehicle service contracts	194	175
Wholesale	22	27
Other finance and insurance (a)	30	24

North American operations	246	226
International operations (b)	165	197

Total	$411	$423

(a)	Other finance and insurance includes GAP insurance, excess wear and tear, and other ancillary products.

(b)	International operations for the three months ended March 31, 2010, includes $40 million of written premium from certain international insurance operations that were sold during the fourth quarter of 2010.

Insurance premiums and service revenue written was $411 million for the three months ended March 31, 2011, compared to $423 million for the same period in 2010. Insurance premiums and service revenue written decreased due to the sale of certain international insurance operations during the fourth quarter of 2010. This decrease was partially offset by higher written premiums in our U.S. dealership-related products, particularly our vehicle service contract products. Vehicle service contract revenue is earned over the life of the service contract on a basis proportionate to the expected loss pattern. As such, the majority of earnings from vehicle service contracts written during the three months ended March 31, 2011, will be recognized as income in future periods.

	Year ended December 31,
	2010	2009	2008
	($ millions)
Vehicle service contracts
New retail	$315	$281	$431
Used retail	426	384	546

Total vehicle service contracts	741	665	977
Wholesale	103	100	137
Other finance and insurance (a)	113	75	80
Wind-down	—	2	242

North American operations	957	842	1,436
International operations	631	594	722

Total	$1,588	$1,436	$2,158

(a)	Other finance and insurance includes GAP insurance, excess wear and tear and other ancillary products.

Dealers who receive wholesale financing are eligible for wholesale insurance incentives, such as automatic eligibility and increased financial incentives within our rewards programs.

Underwriting and Risk Management

We determine the premium pricing for our vehicle service contracts and rates for our insurance policies based upon an analysis of expected losses using historical experience and anticipated future trends. For example, in pricing our vehicle service contracts, we make assumptions as to the price of replacement parts and repair labor rates in the future.

In underwriting our vehicle service contracts and insurance policies, we assess the particular risk involved and determine the acceptability of the risk as well as the categorization of the risk for appropriate pricing. We base our determination of the risk on various assumptions tailored to the respective insurance product. With respect to automotive service contracts, assumptions include the quality of the vehicles produced and new model introductions.

In some instances, ceded reinsurance is used to reduce the risk associated with volatile businesses, such as catastrophe risk in U.S. dealer vehicle inventory insurance or smaller businesses, such as Canadian automobile or European-dealer vehicle inventory insurance. Our commercial products business is covered by traditional catastrophe protection, aggregate stop loss protection, and an extension of catastrophe coverage for hurricane events. In addition, loss control techniques, such as hail nets or storm path monitoring to assist dealers in preparing for severe weather, help to mitigate loss potential.

We mitigate losses by the active management of claim settlement activities using experienced claims personnel and the evaluation of current period reported claims. Losses for these events may be compared to prior claims experience, expected claims, or loss expenses from similar incidents to assess the reasonableness of incurred losses.

Cash and Investments

A significant aspect of our Insurance operations is the investment of proceeds from premiums and other revenue sources. We use these investments to satisfy our obligations related to future claims at the time these claims are settled. Our Insurance operations have an Investment Committee, which develops guidelines and strategies for these investments. The guidelines established by this committee reflect our risk tolerance, liquidity requirements, regulatory requirements, and rating agency considerations, among other factors.

The following table summarizes the composition of our Insurance operations cash and investment portfolio at fair value.

	March 31, 2011	December 31,
		2010	2009
	($ in millions)
Cash
Noninterest-bearing cash	$36	$28	$17
Interest-bearing cash	866	1,168	104

Total cash	902	1,196	121

Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	398	219	198
States and political subdivisions	—	—	806
Foreign government	805	744	844
Mortgage-backed	837	826	462
Asset-backed	52	11	58
Corporate debt	1,378	1,559	1,354
Other debt	—	—	261

Total debt securities	3,470	3,359	3,983

Equity securities	1,165	796	671

Total available-for-sale securities	4,635	4,155	4,654

Total cash and securities	$5,537	$5,351	$4,775

Loss Reserves

In accordance with industry and accounting practices and applicable insurance laws and regulatory requirements, we maintain reserves for reported losses, losses incurred but not reported, and loss adjustment expenses. These reserves are based on various estimates and assumptions and are maintained both for business written on a current basis and policies written and fully earned in prior years to the extent there continues to be outstanding and open claims in the process of resolution. Refer to “—Critical Accounting Estimates” and Note 18 to the Consolidated Financial Statements for further discussion. The estimated values of our prior reported loss reserves and changes to the estimated values are routinely monitored by credentialed actuaries. Our reserve estimates are regularly reviewed by management; however, since the reserves are based on estimates and numerous assumptions, the ultimate liability may differ from the amount estimated.

Results of Operations

The following table summarizes the operating results of our Insurance operations excluding discontinued operations for the periods shown. The amounts presented are before the elimination of balances and transactions with our other operating segments.

First Quarter 2011 Compared to First Quarter 2010

	Three months ended March 31,
	2011	2010	Favorable/ (unfavorable)
	($ in millions)		% change
Insurance premiums and other income
Insurance premiums and service revenue earned	$427	$460	(7)
Investment income	80	141	(43)
Other income	13	20	(35)

Total insurance premiums and other income	520	621	(16)
Expense
Insurance losses and loss adjustment expenses	173	196	12
Acquisition and underwriting expense
Compensation and benefits expense	33	29	(14)
Insurance commissions expense	129	150	14
Other expenses	51	63	19

Total acquisition and underwriting expense	213	242	12

Total expense	386	438	12
Income from continuing operations before income tax (benefit) expense	$134	$183	(27)

Total assets	$9,024	$9,083	(1)

Insurance premiums and service revenue written	$411	$423	(3)
Combined ratio (a)	88.0%	91.3%

(a)	Management uses combined ratio as a primary measure of underwriting profitability with its components measured using accounting principles generally accepted in the United States of America. Underwriting profitability is indicated by a combined ratio under 100% that is calculated as the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

Our Insurance operations earned income from continuing operations before income tax expense of $134 million for the three months ended March 31, 2011, compared to $183 million for the three months ended March 31, 2010. The decrease was primarily attributable to lower realized investment gains and lower insurance premiums and service revenue earned.

Insurance premiums and service revenue earned decreased 7% for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to the sale of certain international insurance operations during the fourth quarter of 2010.

Investment income totaled $80 million for the three months ended March 31, 2011, compared to $141 million for the same period in 2010. The decrease during the three months ended March 31, 2011, was primarily due to lower realized investment gains. The fair value of the investment portfolio was $4.6 billion and $4.5 billion at March 31, 2011 and 2010, respectively.

The insurance losses and loss adjustment expenses totaled $173 million for the three months ended March 31, 2011, compared to $196 million for the three months ended March 31, 2010. The decrease is primarily due to the sale of certain international insurance operations during the fourth quarter of 2010 and lower losses in our U.S. dealership-related products.

Acquisition and underwriting expense decreased 12% for the three months ended March 31, 2011, compared to the same period in 2010. The decrease was primarily due to the sale of certain international insurance operations during the fourth quarter of 2010 and lower commissions expense in our U.S. dealership-related products matching our decrease in earned premiums. The decrease was partially offset by increased expenses within our international insurance operations to match the increase in earned premiums.

	Year ended December 31,			Favorable/ (unfavorable)
	2010	2009	2008	2010-2009	2009-2008
	($ in millions)			(% change)
Insurance premiums and other income
Insurance premiums and service revenue earned	$1,836	$1,933	$2,666	(5)	(27)
Investment income	451	266	112	70	138
Other income	73	72	183	1	(61)

Total insurance premiums and other income	2,360	2,271	2,961	4	(23)
Expense
Insurance losses and loss adjustment expenses	840	875	1,311	4	33
Acquisition and underwriting expense
Compensation and benefits expense	117	136	156	14	13
Insurance commissions expense	601	654	821	8	20
Other expenses	233	277	174	16	(59)

Total acquisition and underwriting expense	951	1,067	1,151	11	7

Total expense	1,791	1,942	2,462	8	21
Income from continuing operations before income tax expense	$569	$329	$499	73	(34)

Total assets	$8,789	$10,614	$12,013	(17)	(12)

Insurance premiums and service revenue written	$1,588	$1,436	$2,158	11	(33)
Combined ratio (a)	94.1%	97.0%	89.1%

(a)	Management uses combined ratio as a primary measure of underwriting profitability with its components measured using accounting principles generally accepted in the United States of America. Underwriting profitability is indicated by a combined ratio under 100% and is calculated as the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.

2010 Compared to 2009

Our Insurance operations earned income from continuing operations before income tax expense of $569 million for the year ended December 31, 2010, compared to $329 million for the year ended December 31, 2009. The increase was primarily due to higher realized investment gains driven by overall market improvement and reduced expenses.

Insurance premiums and service revenue earned was $1.8 billion for the year ended December 31, 2010, compared to $1.9 billion in 2009. Insurance premiums and service revenue earned decreased primarily due to lower earnings from our U.S. extended service contracts due to a decrease in domestic written premiums related to lower vehicle sales volume from 2007 to 2009. The decrease was partially offset by increased volume in our international operations.

Investment income totaled $451 million for the year ended December 31, 2010, compared to $266 million in 2009. The increase was primarily due to higher realized investment gains driven by market repositioning. During the year ended December 31, 2009, we realized other-than-temporary impairments of $55 million. The increase in investment income was also slightly offset by reductions in the average size of the investment portfolio throughout the year and a decrease in the average security investment yield. The fair value of the investment portfolio was $4.2 billion and $4.7 billion at December 31, 2010 and 2009, respectively.

Acquisition and underwriting expense decreased 11% for the year ended December 31, 2010, compared to 2009. The decrease was primarily due to lower expenses in our U.S. dealership-related products matching our decrease in earned premiums. The decrease was partially offset by increased expenses within our international operations to match the increase in earned premiums.

Insurance premiums and service revenue written was $1.6 billion for the year ended December 31, 2010, compared to $1.4 billion in 2009. Insurance premiums and service revenue written increased due to higher written premiums in our U.S. dealership-related products, particularly our vehicle service contract products. Vehicle service contract revenue is earned over the life of the service contract on a basis proportionate to the expected loss pattern. As such, the majority of earnings from vehicle service contracts written during the year ended December 31, 2010, will be recognized as income in future periods.

2009 Compared to 2008

Our Insurance operations earned income from continuing operations before income tax expense of $329 million for the year ended December 31, 2009, compared to $499 million for 2008. Income from continuing operations before income tax expense decreased primarily due to unfavorable underwriting results, principally driven by decreases in premiums earned, and a $93 million gain on the sale of our U.S. reinsurance agency in 2008. These negative impacts were offset by higher realized investment gains during 2009 compared to realized investment losses taken in 2008.

Insurance premiums and service revenue earned decreased 27% for the year ended December 31, 2009, compared to 2008. Insurance premiums and service revenue earned decreased primarily due to the sale of our U.S. reinsurance agency in November 2008. Additionally, decreases were recognized due to lower earned premiums on extended service contracts written in 2009 and prior periods, lower dealer inventory levels, and decreases in international operations. These decreases were primarily due to the overall negative economic environment.

Investment income totaled $266 million for the year ended December 31, 2009, compared to $112 million in 2008. Investment income increased primarily due to the recognition of $79 million of realized capital gains during 2009 compared to $139 million of realized capital losses in 2008, which were driven by unfavorable investment market volatility. The increase was offset by a reduction in the size of the investment portfolio primarily driven by the sale of our U.S. reinsurance agency. The value of the investment portfolio was $4.7 billion and $5.1 billion at December 31, 2009 and 2008, respectively. Additionally, during the year ended December 31, 2009, other-than-temporary impairments of $55 million were recognized on certain investment securities due to unfavorable market conditions.

Other income totaled $72 million for the year ended December 31, 2009, compared to $183 million in 2008. The decrease was primarily due to a $93 million gain recognized in 2008 related to the sale of our U.S. reinsurance agency.

Insurance losses and loss adjustment expenses decreased 33% for the year ended December 31, 2009, compared to 2008. The decrease was primarily driven by the sale of our U.S. reinsurance agency and lower loss experience in our dealership-related products as a result of lower volumes.

Acquisition and underwriting expense decreased 7% for the year ended December 31, 2009, compared to 2008. The decrease was primarily due to the sale of our U.S. reinsurance agency and lower volumes, which was partially offset by an increase in corporate overhead allocations.

Mortgage

Our Mortgage operations include the ResCap legal entity, the mortgage operations of Ally Bank, and the Canadian mortgage operations of ResMor Trust. Results for our Mortgage operations are presented by reportable segment, which includes our Origination and Servicing operations and our Legacy Portfolio and Other operations.

Loan Production

U.S. Mortgage Loan Production Channels

We have two primary channels for residential mortgage loan production: the origination of loans through our direct-lending network and the purchase of loans in the secondary market (primarily from Ally Bank correspondent lenders).

•

Correspondent lender and secondary market purchases—Loans purchased from correspondent lenders are originated or purchased by the correspondent lenders and subsequently sold to us. All of the purchases from correspondent lenders are conducted through Ally Bank. We qualify and approve any correspondent lenders who participate in the loan purchase programs.

•

Direct-lending network—Our direct-lending network consists of internet (including through the ditech.com brand) and telephone-based call center operations as well as our virtual retail network. During 2009 and 2010, virtually all of the residential mortgage loans of this channel are brokered to Ally Bank.

The following tables summarize domestic consumer mortgage loan production by channel for our Origination and Servicing operations.

	Three months ended March 31,
	2011		2010
	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
	($ in millions)

Correspondent lender and secondary market purchases	45,543	$10,270	47,785	$10,983
Direct lending	7,014	1,369	9,450	1,962
Mortgage brokers	866	208	79	23

Total U.S. production	53,423	$11,847	57,314	$12,968

	Year ended December 31,
	2010		2009		2008
	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
	($ in millions)
Correspondent lender and secondary market purchases	263,963	$61,465	260,772	$56,042	166,885	$35,579
Direct lending	36,064	7,586	42,190	8,524	35,044	6,249
Mortgage brokers	2,035	491	607	165	1,200	292

Total U.S. production	302,062	$69,542	303,569	$64,731	203,129	$42,120

The following table summarizes the composition of our domestic consumer mortgage loan production for our Origination and Servicing operations.

	Year ended December 31,
	2010		2009		2008
	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
	($ in millions)
Ally Bank	300,738	$69,320	299,302	$64,001	163,868	$34,980
ResCap	1,324	222	4,267	730	39,261	7,140

Total U.S. production	302,062	$69,542	303,569	$64,731	203,129	$42,120

Mortgage Loan Production by Type

Consistent with our focus on GSE loan products, we primarily originate prime conforming and government-insured residential mortgage loans. In addition, we originate and purchase high-quality nonconforming jumbo loans, mostly from correspondent lenders, for the Ally Bank held-for-investment portfolio. Our mortgage loans are categorized as follows.

•

Prime conforming mortgage loans—Prime credit quality first-lien mortgage loans secured by single- family residences that meet or conform to the underwriting standards established by the GSEs for inclusion in their guaranteed mortgage securities programs.

•

Prime nonconforming mortgage loans—Prime credit quality first-lien mortgage loans secured by single-family residences that either (1) do not conform to the underwriting standards established by the GSEs because they had original principal amounts exceeding GSE limits, which are commonly referred to as jumbo mortgage loans, or (2) have alternative documentation requirements and property or credit-related features (e.g., higher loan-to-value or debt-to-income ratios) but are otherwise considered prime credit quality due to other compensating factors.

•	Prime second-lien mortgage loans—Open- and closed-end mortgage loans secured by a second or more junior-lien on single-family residences, which include home equity mortgage loans and lines of credit.

•

Government mortgage loans—First-lien mortgage loans secured by single-family residences that are insured by the Federal Housing Administration (the “FHA”) or guaranteed by the Veterans Administration (the “VA”).

•

Nonprime mortgage loans—First-lien and certain junior-lien mortgage loans secured by single-family residences made to individuals with credit profiles that do not qualify for a prime loan, have credit-related features that fall outside the parameters of traditional prime mortgage products, or have performance characteristics that otherwise exposes us to comparatively higher risk of loss. Nonprime includes mortgage loans the industry characterizes as “subprime,” as well as high combined loan-to-value second-lien loans that fell out of our standard loan programs due to noncompliance with one or more criteria.

•	International loans—Consumer mortgage loans originated in Canada and Mexico.

The following tables summarize consumer mortgage loan production by type for our Origination and Servicing operations.

	Three months ended March 31,
	2011		2010
	Number of loans	Dollar amount of loans	Number of loans	Dollar amount of loans
	($ in millions)

Prime conforming	45,431	$9,926	40,934	$9,476
Prime nonconforming	455	384	446	371
Prime second-lien	—	—	—	—
Government	7,537	1,537	15,934	3,121
Nonprime	—	—	—	—

Total U.S. production	53,423	11,847	57,314	12,968
International production	1,464	312	1,544	291

Total production	54,887	$12,159	58,858	$13,259

	Year ended December 31,
	2010		2009		2008
	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
				($ in millions)
Prime conforming	228,936	$53,721	164,780	$37,651	134,853	$29,711
Prime nonconforming	1,837	1,548	1,236	992	3,245	1,425
Prime second-lien	—	—	3	1	6,335	478
Government	71,289	14,273	137,550	26,087	58,696	10,506
Nonprime	—	—	—	—	—	—

Total U.S. production	302,062	69,542	303,569	64,731	203,129	42,120
International production (a)	7,674	1,501	7,955	1,362	10,879	2,038

Total production	309,736	$71,043	311,524	$66,093	214,008	$44,158

(a)	International mortgage loan production represents high-quality government-insured residential mortgages in Canada.

U.S. Warehouse Lending

We are a provider of warehouse-lending facilities to correspondent lenders and other mortgage originators in the United States. These facilities enable lenders and originators to finance residential mortgage loans until they are sold in the secondary mortgage loan market. We provide warehouse-lending facilities principally for prime conforming and government mortgage loans. We have continued to refine our warehouse-lending portfolio, offering such lending only to current Ally Bank correspondent clients. Advances under warehouse-lending facilities are collateralized by the underlying mortgage loans and bear interest at variable rates. At December 31, 2010, we had total warehouse line of credit commitments of $2.9 billion, against which we had $1.5 billion of advances outstanding. We also have $42 million of warehouse-lending receivables outstanding related to other offerings at December 31, 2010. We purchased approximately 44% of the mortgage loans financed by our warehouse-lending facilities in 2010.

Loans Outstanding

Consumer mortgage loans held-for-sale for our Origination and Servicing operations were as follows.

	March 31,	December 31,
	2011	2010	2009
	($ in millions)
Prime conforming	$2,450	$5,585	$3,455
Prime nonconforming	—	—	1
Prime second-lien	—	—	—
Government (a)	3,007	3,434	3,878
Nonprime	—	—	—
International	57	351	49

Total	5,514	9,370	7,383
Net premiums	53	135	88
Fair value option election adjustment	32	(61)	23
Lower-of-cost or fair value adjustment	(3)	(2)	(6)

Total, net	$5,596	$9,442	$7,488

(a)	Includes loans subject to conditional repurchase options of $2.3 billion, $2.3 billion and $1.7 billion sold to Ginnie Mae guaranteed securitizations at March 31, 2011, December 31, 2010 and 2009, respectively. The corresponding liability is recorded in accrued expenses and other liabilities on the Consolidated Balance Sheet.

Consumer mortgage loans held-for-investment for our Origination and Servicing operations were as follows.

	March 31,	December 31,
	2011	2010	2009
	($ in millions)
Prime conforming	$—	$—	$—
Prime nonconforming	2,287	2,068	947
Prime second-lien	—	—	—
Government	—	—	—
Nonprime	—	—	—
International	276	289	316

Total	2,563	2,357	1,263
Net premiums	8	11	4
Fair value option election adjustment	—	—	—
Allowance for loan losses	(14)	(14)	(33)

Total, net	$2,557	$2,354	$1,234

Consumer mortgage loans held-for-sale for our Legacy Portfolio and Other operations were as follows.

	March 31, 2011	December 31,
		2010	2009
	($ in millions)
Prime conforming	$337	$336	$314
Prime nonconforming	656	674	1,220
Prime second-lien	601	634	775
Government	19	18	37
Nonprime	614	637	978
International	23	13	575

Total (a)	2,250	2,312	3,899
Net discounts	(296)	(296)	(407)
Fair value option election adjustment	(12)	(1)	—
Lower-of-cost or fair value adjustment	(48)	(46)	(113)

Total, net (b)	$1,894	$1,969	$3,379

(a)	Includes unpaid principal balance write-downs of $1.7 billion, $1.8 billion and $3.6 billion at March 31, 2011, December 31, 2010 and 2009, respectively. The amounts are for write-downs taken upon the transfer of mortgage loans from held-for-investment to held-for-sale during the fourth quarter of 2009 and charge-offs taken in accordance with our charge-off policy.

(b)	Includes loans subject to conditional repurchase options of $136 million, $146 million and $237 million sold to off-balance sheet private-label securitizations at March 31, 2011, December 31, 2010 and 2009, respectively. The corresponding liability is recorded in accrued expenses and other liabilities on the Consolidated Balance Sheet.

Consumer mortgage loans held-for-investment for our Legacy Portfolio and Other operations were as follows.

	March 31, 2011	December 31,
		2010	2009
	($ in millions)
Prime conforming	$309	$323	$386
Prime nonconforming	5,821	6,059	7,301
Prime second-lien	2,517	2,642	3,201
Government	—	—	—
Nonprime	1,521	1,583	6,055
International	538	573	9

Total	10,706	11,180	16,952
Net premiums	24	26	95
Fair value option election adjustment	(1,840)	(1,890)	(5,789)
Allowance for loan losses	(525)	(542)	(607)

Total, net (a)	$8,365	$8,774	$10,651

(a)	At March 31, 2011, December 31, 2010 and 2009, the carrying value of mortgage loans held-for-investment relating to securitization transactions accounted for as on-balance sheet securitizations and pledged as collateral totaled $971 million, $1.0 billion and $1.5 billion, respectively. The investors in these on-balance sheet securitizations have no recourse to our other assets beyond the loans pledged as collateral other than market customary representation and warranty provisions.

ASU 2009-17 became effective on January 1, 2010, and required the prospective consolidation of certain securitization assets and liabilities that were previously held off-balance sheet. The adoption on day one resulted in $1.2 billion in off-balance sheet consumer mortgage loans being brought on-balance sheet. Refer to Note 1 to the Consolidated Financial Statements for further information regarding the adoption of ASU 2009-17.

Mortgage Loan Servicing

While we sell most of the residential mortgage loans we originate or purchase, we generally retain the rights to service these loans. The retained mortgage servicing rights consist of primary and master-servicing rights. When we act as primary servicer, we collect and remit mortgage loan payments, respond to borrower inquiries, account for principal and interest, hold custodial and escrow funds for payment of property taxes and insurance premiums, counsel or otherwise work with delinquent borrowers, supervise foreclosures and property dispositions, and generally administer the loans. When we act as master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in mortgage-backed and mortgage-related asset-backed securities and whole-loan packages. Key services in this regard include loan accounting, claims administration, oversight of primary servicers, loss mitigation, bond administration, cash flow waterfall calculations, investor reporting, and tax-reporting compliance. In return for performing primary and master-servicing functions, we receive servicing fees equal to a specified percentage of the outstanding principal balance of the loans being serviced and may also be entitled to other forms of servicing compensation, such as late payment fees or prepayment penalties. Servicing compensation also includes interest income or the float earned on collections that are deposited in various custodial accounts between their receipt and the scheduled/contractual distribution of the funds to investors.

The value of mortgage servicing rights is sensitive to changes in interest rates and other factors. We have developed and implemented an economic hedge program to, among other things, mitigate the overall risk of loss due to a change in the fair value of our mortgage servicing rights. Accordingly, we hedge the change in the total fair value of our mortgage servicing rights. The effectiveness of this economic hedging program may have a material effect on the results of operations. Refer to “—Critical Accounting Estimates” for further discussion.

The following table summarizes the primary consumer mortgage loan-servicing portfolio.

	December 31,
	2010		2009		2008
	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
				($ in millions)
On-balance sheet mortgage loans Held-for-sale and held-for-investment	222,469	$20,224	276,996	$26,333	284,321	$21,153
Operations held-for-sale	—	—	17,260	3,160	19,879	5,932
Off-balance sheet mortgage loans
Loans sold to third-party investors Nonagency	421,416	63,685	489,258	71,505	701,369	91,654
GSEs	1,531,075	255,388	1,437,896	231,310	1,395,283	221,977
Whole-loan	123,490	17,524	147,385	21,120	198,490	27,585
Purchased servicing rights	76,262	3,946	88,516	4,800	124,536	7,300
Operations held-for-sale	—	—	82,978	17,526	89,630	18,187

Total primary mortgage loan-servicing portfolio (a)	2,374,712	$360,767	2,540,289	$375,754	2,813,508	$393,788

(a)	Excludes loans for which we acted as a subservicer. Subserviced loans totaled 115,701 with an unpaid principal balance of $24.2 billion at December 31, 2010; 129,954 with an unpaid balance of $28.7 billion at December 31, 2009; and 164,938 with an unpaid principal balance of $35.5 billion at December 31, 2008.

The following table summarizes our primary consumer mortgage loan-servicing portfolio by product category.

	March 31, 2011	December 31,
		2010	2009	2008
	($ in millions)
U.S. primary servicing portfolio
Prime conforming	$225,223	$220,762	$210,914	$225,142
Prime nonconforming	48,703	52,643	58,103	67,034
Prime second-lien	7,900	10,851	14,729	24,260
Government	48,814	48,550	40,230	20,323
Nonprime	22,692	22,874	25,837	28,275
International primary servicing portfolio	6,350	5,087	25,941	28,754

Total primary mortgage loan-servicing portfolio(a)	$359,682	$360,767	$375,754	$393,788

(a)	Excludes loans for which we acted as a subservicer. Subserviced loans totaled $23.4 billion, $24.2 billion, $28.7 billion and $35.5 billion at March 31, 2011, and December 31, 2010, 2009 and 2008, respectively.

Temporary Suspension of Mortgage Foreclosure Sales and Evictions and Consent Order

Refer to Note 24 to the Condensed Consolidated Financial Statements for information related to this matter.

Origination and Servicing Operations

Results of Operations

The following table summarizes the operating results for our Origination and Servicing operations for the periods shown. Our Origination and Servicing operations principal activities include originating, purchasing, selling, and securitizing conforming and government-insured residential mortgage loans in the United States and Canada; servicing residential mortgage loans for ourselves and others; and providing collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending. We also originate high-quality prime jumbo mortgage loans in the United States. We finance our mortgage loan originations primarily in Ally Bank in the United States and in our trust company, ResMor Trust, in Canada.

	Three months ended March 31,		Favorable/ (unfavorable)
	2011	2010
	($ in millions)		(% change)
Net financing loss
Total financing revenue and other interest income	$108	$100	8
Interest expense	138	111	(24)

Net financing loss	(30)	(11)	(173)
Servicing fees	327	326	—
Servicing asset valuation and hedge activities, net	(87)	(133)	35

Total servicing income, net	240	193	24
Gain on mortgage loans, net	74	86	(14)
Other income, net of losses	37	67	(45)

Total other revenue	351	346	1
Total net revenue	321	335	(4)
Provision for loan losses	2	1	(100)
Noninterest expense
Compensation and benefits expense	69	75	8
Representation and warranty expense	(2)	21	110
Other operating expenses	179	167	(7)

Total noninterest expense	246	263	6
Income before income tax (benefit) expense	$73	$71	3

Total assets	$19,164	$16,491	16

First Quarter 2011 Compared to First Quarter 2010

Our Origination and Servicing operations earned income before income tax expense of $73 million for the three months ended March 31, 2011, compared to $71 million for the three months ended March 31, 2010. The 2011 results were primarily driven by consistent servicing fees and favorable servicing asset valuation, net of hedge.

Net financing loss was $30 million for the three months ended March 31, 2011, compared to $11 million for the same period in 2010. Net financing loss was unfavorably impacted by higher interest expense related to Ginnie Mae repurchases and an increase in average borrowings commensurate with a higher asset base.

Net servicing income was $240 million for the three months ended March 31, 2011, compared to $193 million for the same period in 2010. The increase was primarily due to favorable net valuations related to market movement, partially offset by a fair value adjustment due to higher than expected future servicing and foreclosure costs.

Other income, net of losses, was $37 million for the three months ended March 31, 2011, compared to $67 million for the same period in 2010. The decrease in other income was primarily related to lower mortgage processing fee income resulting from lower origination volume due to lower industry volume and higher interest rates and the write-down of retained interests.

Total noninterest expense decreased 6% for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to higher representation and warranty reserve expense in 2010 related to expected repurchases.

	Year ended December 31,			Favorable/ (unfavorable)
	2010	2009	2008	2010-2009	2009-2008
	($ in millions)			(% change)
Net financing loss
Total financing revenue and other interest income	$460	$362	$484	27	(25)
Interest expense	486	420	633	(16)	34

Net financing loss	(26)	(58)	(149)	55	61
Servicing fees	1,340	1,322	1,456	1	(9)
Servicing asset valuation and hedge activities, net	(394)	(1,113)	(277)	65	n/m

Total servicing income, net	946	209	1,179	n/m	(82)
Gain on mortgage loans, net	616	708	324	(13)	119
Other income, net of losses	272	146	(222)	86	166

Total other revenue	1,834	1,063	1,281	73	(17)
Total net revenue	1,808	1,005	1,132	80	(11)
Provision for loan losses	(29)	41	8	171	n/m
Noninterest expense
Compensation and benefits expense	267	286	162	7	(77)
Representation and warranty expense	(22)	32	—	169	n/m
Other operating expenses	675	607	500	(11)	(21)

Total noninterest expense	920	925	662	1	(40)
Income before income tax expense	$917	$39	$462	n/m	(92)

Total assets	$24,478	$20,010	$11,870	22	69

n/m = not meaningful

2010 Compared to 2009

Our Origination and Servicing operations earned income before income tax expense of $917 million for the year ended December 31, 2010, compared to $39 million for the year ended December 31, 2009. The 2010 results were primarily driven by strong production and margins as a result of increased refinancings, higher net servicing income, lower provision for loan losses, and lower noninterest expense.

Net financing loss was $26 million for the year ended December 31, 2010, compared to $58 million in 2009. During 2010, net financing loss was favorably impacted by an increase in interest income primarily due to an increase in the average balance driven by an increase in our jumbo mortgage loan originations, which we resumed originating in the middle part of 2009, and a larger average loans held-for-sale portfolio due to an increase in production. Partially offsetting the increase was higher interest expense driven primarily by higher borrowings due to increased production and higher cost of funds.

Net servicing income was $946 million for the year ended December 31, 2010, compared to $209 million in 2009. The increase was primarily due to projected cash flow improvements related to slower prepayment speeds as well as higher HAMP loss mitigation incentive fees compared to prior year unfavorable hedge performance with respect to mortgage servicing rights.

The net gain on mortgage loans was $616 million for the year ended December 31, 2010, compared to $708 million in 2009. The decrease was primarily due to unfavorable mark-to-market movement on the mortgage pipeline and a favorable mark-to-market taken in 2009 on released lower-of-cost or market adjustments related to implementation of fair value accounting on the held-for-sale portfolio.

Other income, net of losses, increased 86% for the year ended December 31, 2010, compared to 2009, primarily due to favorable mortgage processing fees related to the absence of loan origination income deferral in 2010 due to the fair value option election for our held-for-sale loans during the third quarter of 2009.

Total noninterest expense decreased 1% for the year ended December 31, 2010, compared to 2009. The decrease was primarily driven by lower representation and warranty expense, a decrease in compensation and benefits expense related to lower headcount, and a decrease in professional services expense.

2009 Compared to 2008

Our Origination and Servicing operations earned income before income tax expense of $39 million for the year ended December 31, 2009, compared to $462 million for the year ended December 31, 2008. Results in 2009 were impacted by unfavorable mortgage servicing valuations, net of hedge, partially offset by improved margins on conforming and government-insured residential mortgage loans sales, a slower pace of decline in the home prices, and lower interest expense related to a declining interest rate environment.

Net financing loss was $58 million for the year ended December 31, 2009, compared to $149 million in 2008. Interest expense declined at a faster rate than financing revenue and other interest income reflecting the favorable cost of funding impacts resulting from a declining interest rate environment and reduced reliance on higher rate unsecured debt. Partially offsetting the favorability was a decrease in interest income related to a lower LIBOR rate on interest-bearing cash balances and a decrease in trading securities interest income due to the runoff of trading positions in early 2009.

Net servicing income was $209 million for the year ended December 31, 2009, compared to $1.2 billion in 2008. The decrease was due to unfavorable mortgage servicing valuations reflecting reduced cash flows and increased prepayment assumptions resulting from lower market mortgage interest rates as compared to favorable 2008 valuations due to decreasing prepayment trends in 2008. Additionally, we recognized unfavorable hedge performance due to changes in the spreads between our servicing assets and the derivatives used to manage our interest rate risk. Our ability to fully hedge interest rate risk and volatility was restricted during the latter half of 2008 and early 2009 by the limited availability of willing counterparties to enter into forward agreements and liquidity constraints hindering our ability to take positions in the option markets. Servicing fees also declined as a result of portfolio runoff and the sales of certain servicing assets during the second half of 2008.

Gain on mortgage loans, net, was $708 million for the year ended December 31, 2009, compared to $324 million in 2008. In 2009, we recognized improved margins due to shifts in our product mix to conforming and government-insured residential mortgage loan securitizations guaranteed by the GSEs. Contributing to the increase was higher commitment volume due to increased market size as a result of lower mortgage rates.

Other income, net of losses, was $146 million for the year ended December 31, 2009, compared to a loss of $222 million in 2008. The increase in income was primarily due to lower losses on the sale of servicing advances and higher mortgage processing fees due to higher production and loan fees as a result of a change in product mix.

Total noninterest expense increased 40% during the year ended December 31, 2009, compared to 2008. The increase resulted primarily from higher corporate overhead allocations related to a change in the allocation methodology and the build-out of new corporate functions, an increase in representation and warranty expense, and higher compensation and benefits expense due to the elimination of our loan origination deferral upon election of the fair value option for our held-for-sale loans during the third quarter of 2009. The increase was partially offset by lower advertising expense due to cost reduction initiatives.

Legacy Portfolio and Other Operations
Results of Operations

The following table summarizes the operating results for our Legacy Portfolio and Other operations excluding discontinued operations for the periods shown. Our Legacy Portfolio and Other operations primarily consists of loans originated prior to January 1, 2009, and includes noncore business activities, portfolios in runoff, our mortgage reinsurance business, and cash held in the ResCap legal entity. These activities, all of which we have discontinued, included, among other things: lending to real estate developers and homebuilders in the United States and United Kingdom; and purchasing, selling, and securitizing nonconforming residential mortgage loans (with the exception of U.S. prime jumbo mortgage loans) in both the United States and internationally.

	Three months ended March 31,		Favorable/ (unfavorable)
	2011	2010
	($ in millions)		(% change)
Net financing revenue
Total financing revenue and other interest income	$218	$382	(43)
Interest expense	140	189	26

Net financing revenue	78	193	(60)
Servicing fees	(2)	(2)	—
Servicing asset valuation and hedge activities, net	—	—	—

Total servicing income, net	(2)	(2)	—
Gain on mortgage loans, net	18	65	(72)
Other income, net of losses	(4)	(40)	90

Total other revenue	12	23	(48)
Total net revenue	90	216	(58)
Provision for loan losses	45	6	n/m
Noninterest expense
Compensation and benefits expense	36	21	(71)
Representation and warranty expense	28	29	3
Other operating expenses	20	75	73

Total noninterest expense	84	125	33
(Loss) income from continuing operations before income tax (benefit) expense	$(39)	$85	(146)

Total assets	$11,809	$28,045	(58)

n/m = not meaningful

First Quarter 2011 Compared to First Quarter 2010

Our Legacy Portfolio and Other operations incurred a loss from continuing operations before income tax expense of $39 million for the three months ended March 31, 2011, compared to income from continuing operations before income tax expense of $85 million for the three months ended March 31, 2010. The decrease in 2011 was primarily due to lower financing revenue related to a decrease in asset levels and a lower net gain on the sale of mortgage loans.

Net financing revenue was $78 million for the three months ended March 31, 2011, compared to $193 million in 2010. The decrease was driven by lower financing revenue and other interest income due primarily to a decline in average asset levels due to loan sales, the deconsolidation of previous on-balance sheet securitizations, and portfolio runoff. The decrease was partially offset by lower interest expense related to a reduction in average borrowings commensurate with a smaller asset base.

The net gain on mortgage loans was $18 million for the three months ended March 31, 2011, compared to $65 million in 2010. The decrease during 2011 was primarily due to lower gains from whole-loan sales and mortgage loan liquidations.

Other income, net of losses, was a loss of $4 million for the three months ended March 31, 2011, compared to a loss of $40 million in 2010. The improvement in 2011 compared to 2010 was primarily due to a lower fair value adjustment and better performance of the remaining asset portfolio.

The provision for loan losses was $45 million for the three months ended March 31, 2011, compared to $6 million in 2010. The provision for the three months ended March 31, 2011, was the result of continued portfolio seasoning. The provision for the three months ended March 31, 2010, benefited from the improved asset mix as a result of the strategic actions taken during the fourth quarter of 2009 to write down and reclassify certain legacy mortgage loans from held-for-investment to held-for-sale.

Total noninterest expense decreased 33% for the three months ended March 31, 2011, compared to 2010. The decrease was primarily driven by lower real estate owned expense due to fewer foreclosures, lower balances, favorable average real estate owned values, and lower taxes related to real estate owned properties as well as lower data processing expenses.

	Year ended December 31,			Favorable/ (unfavorable)
	2010	2009	2008	2010-2009	2009-2008
	($ in millions)			(% change)
Net financing revenue
Total financing revenue and other interest income	$1,332	$1,559	$2,538	(15)	(39)
Interest expense	727	933	2,028	22	54

Net financing revenue	605	626	510	(3)	23
Servicing fees	(8)	(10)	(4)	20	(150)
Servicing asset valuation and hedge activities, net	—	9	14	(100)	(36)

Total servicing income, net	(8)	(1)	10	n/m	(110)
Gain (loss) on mortgage loans, net	380	(40)	(609)	n/m	93
Gain on extinguishment of debt	—	4	1,875	(100)	(100)
Other income, net of losses	(112)	(648)	(1,108)	83	42

Total other revenue (expense)	260	(685)	168	138	n/m
Total net revenue (expense)	865	(59)	678	n/m	(109)
Provision for loan losses	173	4,231	1,682	96	(152)
Noninterest expense
Compensation and benefits expense	73	112	634	35	82
Representation and warranty expense	692	1,453	242	52	n/m
Other operating expenses	181	449	1,190	60	62

Total noninterest expense	946	2,014	2,066	53	3
Loss from continuing operations before income tax expense	$(254)	$(6,304)	$(3,070)	96	(105)

Total assets	$12,308	$18,884	$32,893	(35)	(43)

n/m = not meaningful

2010 Compared to 2009

Our Legacy Portfolio and Other operations incurred a loss from continuing operations before income tax expense of $254 million for the year ended December 31, 2010, compared to $6.3 billion for the year ended December 31, 2009. The 2010 results from continuing operations were primarily driven by the stabilization of our loan portfolio resulting in a decrease in provision for loan losses, lower representation and warranty expense, and gains on the sale of domestic legacy assets.

Net financing revenue was $605 million for the year ended December 31, 2010, compared to $626 million in 2009. The decrease was driven by lower financing revenue and other interest income due primarily to a decline in average asset levels due to loan sales, on-balance deconsolidations, and portfolio runoff. The decrease was partially offset by lower interest expense related to a reduction in average borrowings commensurate with a smaller asset base.

The net gain on mortgage loans was $380 million for the year ended December 31, 2010, compared to a loss of $40 million in 2009. The increase was primarily due to higher gains on loan sales in 2010 compared to 2009, higher gains on loan resolutions in 2010, and the recognition of a gain on the deconsolidation of an on-balance sheet securitization. Refer to Note 11 to the Consolidated Financial Statements for information on the deconsolidation.

Other income, net of losses, was a loss of $112 million for the year ended December 31, 2010, compared to a loss of $648 million in 2009. The improvement from 2009 was primarily related to the recognition of gains on the sale of foreclosed real estate in 2010 compared to losses and impairments in 2009 and impairments and higher losses on trading securities in 2009. Additionally, during the year ended December 31, 2009, we recognized significant impairments on equity investments, lot option projects, and model homes.

The provision for loan losses was $173 million for the year ended December 31, 2010, compared to $4.2 billion in 2009. The provision decreased $4.1 billion due to the improved asset mix as a result of the strategic actions taken during the fourth quarter of 2009 to write down and reclassify certain legacy mortgage loans from held-for- investment to held-for-sale. Additionally, the higher provision in 2009 was driven by significant increases in delinquencies and severity in our domestic mortgage loan portfolio and higher reserves were recognized against our commercial real estate-lending portfolio.

Total noninterest expense decreased 53% for the year ended December 31, 2010, compared to 2009. The decrease was driven by lower representation and warranty expense related to an increase in reserve in 2009 related to higher repurchase demands and loss severity. The decrease was also impacted by a decrease in compensation and benefits expense related to lower headcount and a decrease in professional services expense related to cost reduction efforts. During 2009, our captive reinsurance portfolio experienced deterioration due to higher delinquencies, which drove higher insurance reserves. The decrease in 2010 was partially offset by unfavorable foreign-currency movements on hedge positions.

2009 Compared to 2008

Our Legacy Portfolio and Other operations incurred a net loss from continuing operations before income tax expense of $6.3 billion for the year ended December 31, 2009, compared to $3.1 billion for the year ended December 31, 2008. The 2009 results from continuing operations were driven by our strategic actions taken in the fourth quarter of 2009 to sell certain legacy mortgage assets resulting in the reclassification of these loans from held- for-investment to held-for-sale. These actions resulted in provision for loan losses of $2.0 billion. Refer to Notes to the Consolidated Financial Statements for further information. Results were also adversely impacted by an increase in mortgage representation and warranty reserve expense of $1.2 billion related to higher repurchase demand requests and loss severity.

Net financing revenue increased 23% for the year ended December 31, 2009, compared to 2008. Interest expense decreased significantly due to a reduction in average borrowings in association with a smaller asset base and through ResCap debt extinguishments. Interest expense declined at a faster rate than financing revenue and other interest income reflecting the favorable cost of funding impacts resulting from a declining interest rate environment and reduced reliance on higher-rate unsecured debt. Our total financing revenue and other interest income decreased significantly in comparison to 2008 due to a decline in legacy mortgage asset levels resulting from asset sales and portfolio runoff. Additionally, we earned lower yields as a result of higher delinquencies, increases in nonaccrual loan levels, and the impact of lower rates on adjustable-rate mortgage loans.

Gain on mortgage loans, net, was a loss of $40 million for the year ended December 31, 2009, compared to a loss of $609 million in 2008. Results in 2008 were significantly impacted by realized losses related to legacy mortgage asset sales and valuation losses on certain held-for-sale assets.

Gain on extinguishment of debt was $4 million for the year ended December 31, 2009, compared to $1.9 billion for the year ended December 31, 2008. The debt extinguishment gains in 2008 included $1.1 billion following our contribution to ResCap of ResCap notes obtained through open-market repurchase (“OMR”) transactions or debt tender and exchange offerings and $757 million related to the private debt exchange and cash tender offers completed during the fourth quarter of 2008. Refer to “—Critical Accounting Estimates” for further discussion related to the private debt exchange and cash tender offers.

Other income, net of losses, was a loss of $648 million for the year ended December 31, 2009, compared to a loss of $1.1 billion in 2008. The decrease in the loss was driven by lower losses on the sale of foreclosed real estate due to lower volume and severity, the recognition of a $255 million impairment on the resort finance business in 2008, lower impairments on lot option projects and model homes, and lower losses on residual interests due to the write-down of home equity residuals in 2008. The 2009 results were adversely impacted by a $220 million impairment of our equity investments and lower real estate brokerage fee income due to the 2008 sale of our brokerage and relocation services business.

The provision for loan losses was $4.2 billion for the year ended December 31, 2009, compared to $1.7 billion in 2008. The increase in provision expense was primarily related to our strategic actions in the fourth quarter of 2009 as a result of the decision to sell certain legacy mortgage assets resulting in the reclassification of these assets from held-for-investment to held-for-sale. These actions resulted in negative valuation adjustments of $2.0 billion. Additionally, we recognized higher provision expenses on the Ally Bank held-for-investment portfolio due to higher delinquencies and loss severities as well as regulatory input. The increase was partially offset by lower provision for loan losses as a result of lower mortgage loan and lending receivables balances in 2009 compared to 2008.

Total noninterest expense decreased 3% during the year ended December 31, 2009, compared to 2008. The decrease was driven primarily by a decrease in compensation and benefits expense primarily due to lower headcount associated with our restructuring efforts, favorable foreign-currency movements, a reduction in professional fees primarily due to advisory and legal fees related to ResCap’s debt restructuring in 2008, and lower severance and other restructuring charges. The decrease was offset significantly by higher representation and warranty reserve expense due to higher repurchase demand requests and loss severity and higher expenses as a result of higher corporate overhead allocations related to a change in allocation methodology and the build-out of new corporate functions.

Corporate and Other

The following table summarizes the activities of Corporate and Other excluding discontinued operations for the periods shown. Corporate and Other includes our Commercial Finance Group, certain equity investments, the amortization of the discount associated with new debt issuances and bond exchanges, most notably from the December 2008 bond exchange, as well as, the residual impacts of our corporate FTP and treasury ALM, and reclassifications and eliminations between the reportable operating segments.

	Three months ended March 31,
	2011	2010	Favorable/ (unfavorable)
	($ in millions)		(% change)
Net financing loss
Total financing revenue and other interest income	$47	$31	52
Interest expense
Original issue discount amortization	299	296	(1)
Other interest expense	270	245	(10)

Total interest expense	569	541	(5)

Net financing loss	(522)	(510)	(2)
Other revenue
Loss on extinguishment of debt	(39)	(118)	67
Other gain on investments, net	25	32	(22)
Other income, net of losses	39	(71)	155

Total other revenue (expense)	25	(157)	116
Total net expense	(497)	(667)	25
Provision for loan losses	(17)	15	n/m
Noninterest expense
Compensation and benefits expense	136	156	13
Other operating expense	8	(27)	(130)

Total noninterest expense	144	129	(12)
Loss from continuing operations before income tax (benefit) expense	$(624)	$(811)	23

Total assets	$29,750	$31,644	(6)

n/m = not meaningful

The following table summarizes the components of net financing losses for Corporate and Other.

	Three months ended March 31,
	2011	2010
	($ in millions)
Original issue discount amortization (a)	$(299)	$(296)
Net impact of the FTP methodology
Cost of carry on the cash and investment portfolio	(157)	(113)
ALM/FTP cost of funds mismatch	(110)	(72)
Net other unallocated interest income (costs)	15	(52)

Total net impact of the FTP methodology	(252)	(237)
Commercial Finance Group net financing revenue and other	29	23

Total net financing losses for Corporate and Other	$(522)	$(510)

(a)	The original issue discount associated with our 2008 bond exchange and cash tender offers in 2008 was $286 million during both the three months ended March 31, 2011 and 2010. The remaining amount is attributable to new debt issuance discount amortization.

The following table presents the scheduled remaining amortization of the original issue discount at March 31, 2011.

	Year ended December 31,
	2011 (a)	2012	2013	2014	2015	2016 and thereafter (b)	Total
	($ in millions)
Original issue discount
Outstanding balance	$2,194	$1,844	$1,580	$1,390	$1,334	$—
Total amortization (c)	646	350	264	190	56	1,334	$2,840
2008 bond exchange amortization (d)	620	320	241	166	43	1,178	2,568

(a)	Represents the remaining future original issue discount amortization expense to be taken during 2011.

(b)	The maximum annual scheduled amortization for any individual year is $158 million in 2030 of which $152 million is related to 2008 bond exchange amortization.

(c)	Amortization is included as interest on long-term debt on the Condensed Consolidated Statement of Income.

(d)	2008 bond exchange amortization is included in total amortization.

First Quarter 2011 Compared to First Quarter 2010

Loss from continuing operations before income tax expense for Corporate and Other was $624 million for the three months ended March 31, 2011, compared to $811 million for the three months ended March 31, 2010. Corporate and Other’s loss from continuing operations before income tax expense for both periods was primarily due to net financing losses, which primarily represented original issue discount amortization expense and the net impact of our FTP methodology. The net impact of our FTP methodology included the unallocated cost of maintaining our liquidity and investment portfolios and other unassigned funding costs and unassigned equity.

The improvement in the loss from continuing operations before income tax expense for the three months ended March 31, 2011, was primarily due to favorable net derivative activity, a lower loss related to the extinguishment of certain Ally debt (which included $30 million of accelerated amortization of original discount during the three months ended March 31, 2011), and lower restructuring expense. This favorable activity was partially offset by an increase in unsecured interest expense related to the 2010 and 2011 debt issuances and higher marketing expenses.

Corporate and Other also includes the results of our Commercial Finance Group. Our Commercial Finance Group earned income from continuing operations before income tax expense of $51 million for the three months ended March 31, 2011, compared to $13 million for the three months ended March 31, 2010. The increase was primarily due to a decline in provision for loan losses due to European-based recoveries.

	Year ended December 31,			Favorable/ (unfavorable)
	2010	2009	2008	2010-2009	2009-2008
	($ in millions)			(% change)
Net financing loss
Total financing revenue and other interest income	$155	$(78)	$322	n/m	(124)
Interest expense
Original issue discount amortization	1,204	1,143	70	(5)	n/m
Other interest expense	1,054	1,239	2,362	15	48

Total interest expense	2,258	2,382	2,432	5	2
Depreciation expense on operating lease assets	(4)	1	3	n/m	67

Net financing loss	(2,099)	(2,461)	(2,113)	15	(16)
Other revenue
(Loss) gain on extinguishment of debt	(123)	661	10,753	(119)	(94)
Other gain (loss) on investments, net	146	85	(239)	72	136
Other income, net of losses	(65)	194	(823)	(134)	124

Total other (expense) revenue	(42)	940	9,691	(104)	(90)
Total net (expense) revenue	(2,141)	(1,521)	7,578	(41)	(120)
Provision for loan losses	(42)	491	10	109	n/m
Noninterest expense
Compensation and benefits expense	614	405	281	(52)	(44)
Other operating expense	(88)	73	221	n/m	67

Total noninterest expense	526	478	502	(10)	5
(Loss) income from continuing operations before income tax expense	$(2,625)	$(2,490)	$7,066	(5)	(135)

Total assets	$28,561	$32,714	$31,429	(13)	4

n/m = not meaningful

The following table presents the scheduled remaining amortization of the original issue discount at December 31, 2010.

	Year ended December 31,
	2011	2012	2013	2014	2015	2016 and thereafter (a)	Total
	($ in millions)
Original issue discount
Outstanding balance	$2,194	$1,844	$1,581	$1,390	$1,333	$—
Total amortization (b)	975	350	263	191	57	1,333	$3,169
2008 bond exchange amortization (c)	937	320	241	168	43	1,177	2,886

(a)	The maximum annual scheduled amortization for any individual year is $157 million in 2030 of which $151 million is related to 2008 bond exchange amortization.

(b)	The amortization is included as interest on long-term debt on the Consolidated Statement of Income.

(c)	2008 bond exchange amortization is included in total amortization.

2010 Compared to 2009

Loss from continuing operations before income tax expense for Corporate and Other was $2.6 billion for the year ended December 31, 2010, compared to $2.5 billion for the year ended December 31, 2009. The losses in 2010 and 2009 were driven by $1.2 billion and $1.1 billion of original issue discount amortization expenses primarily related to our 2008 bond exchange and the net impact of our FTP methodology. The net financing revenue of our Global Automotive Services and Mortgage operations includes the results of a FTP process that insulates these operations from interest rate volatility by matching assets and liabilities with similar interest rate sensitivity and maturity characteristics. The FTP process assigns charge rates to the assets and credit rates to the liabilities within our Global Automotive Services and Mortgage operations, respectively, based on anticipated maturity and a benchmark index plus an assumed credit spread. The assumed credit spread represents the cost of funds for each asset class based on a blend of funding channels available to the enterprise, including unsecured and secured capital markets, private funding facilities, and deposits. In addition, a risk-based methodology, which incorporates each operation’s credit, market, and operational risk components, is used to allocate equity to these operations. The residual net impact of the FTP methodology is realized in our Corporate and Other results. This residual net impact primarily represents the unallocated cost of maintaining our liquidity and investment portfolios and other unassigned funding costs, like the results of our ALM activities, as well as any unassigned equity. The unfavorable results for 2010 were also impacted by net derivative activity, higher marketing expenses, and higher FDIC fees. Additionally, we recognized a $123 million loss related to the extinguishment of certain Ally debt, which includes $101 million of accelerated amortization of original issue discount compared to a $661 million gain in the prior year. Partially offsetting the unfavorable results were lower professional and legal fees.

Corporate and Other also includes the results of our Commercial Finance Group. Our Commercial Finance Group earned income from continuing operations before income tax expense of $177 million for the year ended December 31, 2010, compared to a net loss from continuing operations before income tax expense of $537 million for the year ended December 31, 2009. The increase in income was primarily due to significant provision for loan losses in 2009. The $533 million decrease in provision expense from 2009 was driven by lower specific reserves in both the resort finance portfolio and in our European operations. In addition, we recognized a recovery in 2010 from the sale of the resort finance portfolio. Additionally, the favorable variance was impacted by the absence of an $87 million fair value impairment recognized upon transfer of the resort finance portfolio from held-for-sale to held-for-investment during 2009 and lower interest expense related to a reduction in borrowing levels consistent with a lower asset base.

2009 Compared to 2008

Loss from continuing operations before income tax expense for Corporate and Other was $2.5 billion for the year ended December 31, 2009, compared to income from continuing operations before income tax expense of $7.1 billion for the year ended December 31, 2008. The decrease was primarily due to a $10.7 billion pretax gain in 2008 that resulted from the December 2008 private debt exchange offers and cash tender offers. Refer to “—Critical Accounting Estimates” and Note 1 to the Consolidated Financial Statements for further information related to the private debt exchange and cash tender offers. The 2009 results were favorably impacted by a $634 million gain related to privately negotiated transactions that extinguished certain debt during 2009, a decrease in total noninterest expense primarily due to increased corporate overhead allocation reimbursements, and lower equity investment losses. In 2008, we recognized equity investment net losses of $176 million and a full impairment on an equity investment of $570 million, primarily attributed to the decline in credit market conditions and unfavorable asset revaluations. Additionally, we experienced an increase in the fair value of asset-backed securities due to improvements in credit spreads used to value the notes. The improved credit spreads result from improving conditions in the asset-backed securities market. Interest expense for the year decreased due to lower debt levels and rates, and lower allocated funds-transfer-pricing charges, offset by the amortization of the original issue discount associated with the December 2008 bond exchange.

For the year ended December 31, 2009, our Commercial Finance Group had a loss from continuing operations before income tax expense of $537 million compared to income from continuing operations before income tax expense of $55 million in 2008. The results were primarily impacted by an increase of $481 million in provision for loan losses in the resort finance business and our European operations and the absence of a $29 million gain recognized during July 2008 related to the sale of operations in Poland. The results were also impacted by an $87 million fair value impairment recognized upon transfer of the resort finance business assets from held-for-sale to held-for-investment during 2009. Additionally, we recognized lower fee income and interest expense resulting from lower factored sales volume and lower asset levels.

Cash and Securities

The following table summarizes the composition of the cash and securities portfolio held at fair value by Corporate and Other.

	March 31,	December 31,
	2011	2010	2009
	($ in millions)
Cash
Noninterest-bearing cash	$1,543	$1,637	$1,500
Interest-bearing cash	9,630	7,964	11,241

Total cash	11,173	9,601	12,741

Trading securities
U.S. Treasury	—	75	—
Mortgage-backed	34	25	45
Asset-backed	—	93	595

Total trading securities	34	193	640

Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	2,490	3,097	3,285
States and political subdivisions	2	2	5
Foreign government	508	499	—
Mortgage-backed	4,999	4,973	2,941
Asset-backed	2,245	1,936	969
Corporate debt	—	—	119
Other debt (a)	489	151	(261)

Total debt securities	10,733	10,658	7,058

Equity securities	—	—	4

Total available-for-sale securities	10,733	10,658	7,062

Total cash and securities	$21,940	$20,452	$20,443

(a)	Includes intersegment eliminations.

Risk Management

Managing the risk to reward trade-off is a fundamental component of operating our businesses. Our risk management process is overseen by the Ally Board of Directors (the “Board”), various risk committees, and the executive leadership team. The Board sets the risk appetite across our company while the risk committees and executive leadership team monitor potential risks and manage the risk to be within our risk appetite. The primary risks include credit, market, operational, liquidity, and legal and compliance risk.

•	Credit risk—The risk of loss arising from a borrower not meeting its financial obligations to our firm.

•

Market risk—The risk of loss arising from changes in the fair value of our assets or liabilities (including derivatives) caused by movements in market variables, such as interest rates, foreign-exchange rates, and equity and commodity prices.

•	Operational risk—The risk of loss arising from inadequate or failed processes or systems, human factors, or external events.

•

Liquidity risk—The risk of loss arising from the failure to recognize or address changes in market conditions affecting both asset and liability flows (see “—Liquidity Management, Funding, and Regulatory Capital”).

•

Legal and compliance risk—The risk of legal or regulatory sanctions, financial loss, or damage to reputation resulting from failure to comply with laws, regulations, rules, other regulatory requirements, or codes of conduct and other standards of self-regulatory organizations.

While risk oversight is ultimately the responsibility of the Board, our governance structure starts within each line of business where committees are established to oversee risk in their respective areas. The lines of business are responsible for executing on risk strategies, policies, and controls that are compliant with global risk management policies and with applicable laws and regulations. The line of business risk committees, which report to various global risk committees, monitor the performance within each portfolio and determine whether to amend any credit risk practices based upon portfolio trends.

In addition, the Global Risk Management and Compliance organizations are accountable for independently monitoring, measuring, and reporting on the various risks. They are also responsible for monitoring that risk remains within the tolerances established by the Board, developing and maintaining policies, and implementing risk management methodologies.

All lines of business and global functions are subject to full and unrestricted audits by Corporate Audit. Corporate Audit reports to the Ally Audit Committee and is primarily responsible for assisting the Audit Committee in fulfilling its governance and oversight responsibilities. Corporate Audit is granted free and unrestricted access to any and all of our records, physical properties, technologies, management, and employees.

In addition, our Global Loan Review Group provides an independent assessment of the quality of Ally’s credit risk portfolios and credit risk management practices. This group reports its findings directly to the Ally Risk and Compliance Committee, which includes independent members of the Board. The findings of this group help to strengthen our risk management practices and processes throughout the organization.

Loan and Lease Exposure

The following table summarizes the exposures from our loan and lease activities.

	March 31, 2011	December 31,
		2010	2009
	($ in millions)
Finance receivables and loans
Global Automotive Services	$93,121	$86,888	$60,021
Mortgage operations	12,452	13,423	14,555
Corporate and Other	1,886	2,102	3,125

Total finance receivables and loans	107,459	102,413	77,701
Held-for-sale loans
Global Automotive Services	—	—	9,601
Mortgage operations	7,490	11,411	10,867
Corporate and Other	6	—	157

Total held-for-sale loans	7,496	11,411	20,625

Total on-balance sheet loans	$114,955	$113,824	$98,326

Off-balance sheet securitized loans
Global Automotive Services	$—	$—	$7,475
Mortgage operations	329,644	326,830	332,982
Corporate and Other	—	—	—

Total off-balance sheet securitized loans	$329,644	$326,830	$340,457

Operating lease assets
Global Automotive Services	$8,898	$9,128	$15,994
Mortgage operations	—	—	—
Corporate and Other	—	—	1

Total operating lease assets	$8,898	$9,128	$15,995

Serviced loans and leases
Global Automotive Services	$118,980	$115,358	$113,661
Mortgage operations (a)	359,682	360,767	375,754
Corporate and Other	2,204	2,448	3,282

Total serviced loans and leases	$480,866	$478,573	$492,697

(a)	Includes primary mortgage loan-servicing portfolio only.

The risks inherent in our loan and lease exposures are largely driven by changes in the overall economy and its impact to our borrowers. The potential financial statement impact of these exposures varies depending on the accounting classification and future expected disposition strategy. We retain the majority of the automobile loans that we originate as they complement our core business model. We primarily originate mortgage loans with the intent to sell them and, as such, retain only a small percentage of the loans that we originate or purchase. Loans that we do not intend to retain are sold to investors, primarily securitizations guaranteed by the GSEs. However, we may retain an interest or right to service these loans. We ultimately manage the associated risks based on the underlying economics of the exposure.

•

Finance receivables and loans—Loans that we have the intent and ability to hold for the foreseeable future or to maturity or loans associated with an on-balance sheet securitization classified as secured financing. These loans are recorded at the principal amount outstanding, net of unearned income and premiums and discounts. Probable credit-related losses inherent in our finance receivables and loans carried at historical cost are reflected in our allowance for loan losses and recognized in current period earnings. We manage the economic risks of these exposures, including credit risk, by adjusting underwriting standards and risk limits, augmenting our servicing and collection activities (including loan modifications), and optimizing our product and geographic concentrations. Additionally, we have elected to carry certain mortgage loans at fair value. Changes in the fair value of these loans are recognized in a valuation allowance separate from the allowance for loan losses and are reflected in current period earnings. We use market-based instruments, such as derivatives, to hedge changes in the fair value of these loans. Refer to “—Critical Accounting Estimates” and Note 1 to the Consolidated Financial Statements for further information.

•

Held-for-sale loans—Loans that we have the intent to sell. These loans are recorded on our balance sheet at the lower-of-cost or estimated fair value and are evaluated by portfolio and product type. Changes in the recorded value are recognized in a valuation allowance and reflected in current period earnings. We manage the economic risks of these exposures, including market and credit risks, in various ways including the use of market-based instruments such as derivatives. Additionally, for mortgage, we provide representations and warranties to the purchaser or facility regarding the characteristics of the underlying transferred assets. We estimate the fair value of our liability for representations and warranties when we sell loans and update our estimate quarterly. Refer to “—Critical Accounting Estimates” and Note 1 to the Consolidated Financial Statements for further information.

•

Off-balance sheet securitized loans—Loans that we transferred off-balance sheet to variable interest entities. While these loans are not consolidated on our balance sheet, we typically retain an interest in these loans. The interests retained in the financial asset transfers are recorded at the estimated fair value and are generally classified as trading securities or other assets at fair value. Changes in the fair value of retained interests are recorded as valuation adjustments and reported through earnings. Similar to finance receivables and loans, we manage the economic risks of these exposures, including credit risk, through activities including servicing and collections. Refer to “—Critical Accounting Estimates” and Note 1 to the Consolidated Financial Statements for further information.

•

Operating lease assets—The net book value of the automobile assets we lease are based on the expected residual value upon remarketing the vehicle at the end of the lease. An impairment to the carrying value of the assets may be deemed necessary if there is an unfavorable change in the value of the recorded asset. We are exposed to the fluctuations in the expected residual value upon remarketing the vehicle at the end of the lease, and as such, we manage the risks of these exposures at inception by setting minimum lease standards for projected residual values. We periodically receive support from automotive manufacturers for certain residual deficiencies. Refer to “—Critical Accounting Estimates” and Note 1 to the Consolidated Financial Statements for further information.

•

Serviced loans and leases—Loans that we service on behalf of our customers or another financial institution. As such, these loans can be on or off our balance sheet. For our mortgage servicing rights, we record an asset or liability (at fair value) based on whether the expected servicing benefits will exceed the expected servicing costs. Changes in the fair value of the mortgage servicing rights are recognized in current period earnings. We also service consumer automobile loans. We do not record servicing rights assets or liabilities for these loans because we either receive an upfront fee that adequately compensates us for the servicing costs or because the loan is of a short-term revolving nature. We manage the economic risks of these exposures, including market and credit risks, through market-based instruments such as derivatives and securities. Refer to “—Critical Accounting Estimates” and Note 1 to the Consolidated Financial Statements for further information.

Credit Risk Management

Credit risk is defined as the potential failure to receive payments when due from a borrower in accordance with contractual obligations. Therefore, credit risk is a major source of potential economic loss to us. To mitigate the risk, we have implemented specific processes across all lines of business utilizing both qualitative and quantitative analyses. Credit risk management is overseen through our risk committee structure and by the Risk organization, which reports to the Ally Risk and Compliance Committee. Together they establish the minimum standards for managing credit risk exposures in a safe-and-sound manner by identifying, measuring, monitoring, and controlling the risks while also permitting acceptable variations for a specific line of business with proper approval. In addition, our Global Loan Review Group provides an independent assessment of the quality of our credit risk portfolios and credit risk management practices.

During the first three months of 2011, the economy continued to expand modestly as the labor market further recovered. Within the automotive markets, encouraging trends included stronger pricing in used vehicle markets and higher industry sales. However, we continue to be cautious, in part due to uncertainty emanating from the crisis in Japan and the effect it could have on automotive sales through the remainder of the year, higher average gasoline prices and their possible effects on automotive sales, and the renewed weakness in the housing market. As a result, this underlying uncertainty may continue to affect our loan portfolio through the upcoming periods.

During 2010, the financial markets experienced some improvement; however, high unemployment and the distress in the housing market persisted, creating uncertainty for the financial services sector. Since the onset of this turbulent economic cycle, we saw both the housing and vehicle markets significantly decline affecting the credit quality for both our consumer and commercial segments. We have seen signs of economic stabilization in some housing, vehicle, and manufacturing markets and have also seen improvement in our loan portfolio as a result of our proactive credit risk initiatives. However, we anticipate the economic uncertainty will continue to affect our loan portfolio through upcoming periods.

We have policies and practices that are committed to maintaining an independent and ongoing assessment of credit risk and quality. Our policies require an objective and timely assessment of the overall quality of the consumer and commercial loan portfolios. This includes the identification of relevant trends that affect the collectability of the portfolios, segments of the portfolios that are potential problem areas, loans and leases with potential credit weaknesses, and assessment of the adequacy of internal credit risk policies and procedures to monitor compliance with relevant laws and regulations.

We manage credit risk based on the risk profile of the borrower, the source of repayment, the underlying collateral, and current market conditions. Our business is focused on consumer automobile loans and leases and mortgage loans in addition to automobile-related commercial lending. We classify these loans as either consumer or commercial and analyze credit risk in each. We monitor the credit risk profile of individual borrowers and the aggregate portfolio of borrowers—either within a designated geographic region or a particular product or industry segment. To mitigate risk concentrations, we take part in loan sales and syndications.

In response to the dynamic credit environment and other market conditions, we continued to follow a more conservative lending policy across our lines of business, generally focusing our lending to more creditworthy borrowers. For example, our Mortgage operations eliminated production of new home equity loans in 2009. During 2010, we also significantly limited production of loans that do not conform to the underwriting guidelines of the GSEs. In addition, effective January 2009, we ceased originating nonprime automotive financing volume through Nuvell, which commenced in 2002 and primarily focused on non-GM dealers.

Additionally, we have implemented numerous initiatives in an effort to mitigate loss and provide ongoing support to customers in financial distress. For automobile loans, we offer several types of assistance to aid our customers. Loss mitigation includes changing the due date, extending payments, and rewriting the loan terms.

We have implemented these actions with the intent to provide the borrower with additional options in lieu of repossessing their vehicle.

For mortgage loans, as part of our participation in certain governmental programs, we may offer mortgage loan modifications to our borrowers. Generally these modifications provide the borrower with some form of concession and, therefore, are deemed to be troubled debt restructurings (“TDRs”). Refer to Note 1 to the Consolidated Financial Statements for additional information on TDRs. Furthermore, we have internally designed proprietary programs aimed at homeowners at risk of foreclosure. Each program has unique qualification criteria for the borrower to meet as well as associated modification options that we analyze to determine the best solution for the borrower. We have also implemented periodic foreclosure moratoriums that are designed to provide borrowers with extra time to sort out their financial difficulties while allowing them to stay in their homes.

On-balance Sheet Portfolio

Our on-balance sheet portfolio includes both finance receivables and loans and held-for-sale loans. At March 31, 2011 and December 31, 2010, this primarily included $93.1 billion and $86.9 billion of automobile finance receivables and loans and $19.9 billion and $24.8 billion of mortgage finance receivables and loans, respectively. Within our on-balance sheet portfolio, we have elected to account for certain mortgage loans at fair value. The valuation allowance recorded on fair value-elected loans is separate from the allowance for loan losses. Changes in the fair value of loans are classified as gain on mortgage and automotive loans, net, in the Consolidated Statement of Income.

During the three months ended March 31, 2011 and the year ended December 31, 2010, we further executed on our strategy of discontinuing and selling or liquidating nonstrategic operations. Refer to Note 2 to the Consolidated Financial Statements for additional information on specific actions taken. Additionally, in September 2010, we completed the sale of our resort finance portfolio, primarily consisting of loans related to timeshare resorts throughout North America.

In 2009, we executed various changes and strategies throughout our lending operations that had a significant positive impact on our current period credit quality and ultimately our year-over-year comparisons. Some of our strategies included focusing primarily on the prime-lending market, participating in several loan modification programs, implementing tighter underwriting standards, and enhanced collection efforts. Additionally, we discontinued and sold multiple nonstrategic operations. Within our Automotive Finance operations, we exited certain underperforming dealer relationships and added the majority of Chrysler dealers. We see the results of these efforts as our overall credit risk profile has improved; however, our total loan portfolio continues to be affected by sustained levels of high unemployment and continued housing weakness.

On January 1, 2010, we adopted ASU 2009-17, which resulted in $18.3 billion of off-balance sheet loans being consolidated on-balance sheet. This included $7.2 billion of consumer automobile finance receivables and loans recorded at historical cost. We recorded an initial allowance for loan loss reserve of $222 million on those loans. The remaining loans consolidated on-balance sheet were mortgage loans and included $9.9 billion classified as operations held-for-sale (refer to Note 2 to the Consolidated Financial Statements for additional information) and $1.2 billion of finance receivables and loans recorded at fair value.

The following table presents our total on-balance sheet consumer and commercial finance receivables and loans reported at carrying value before allowance for loan losses.

	Outstanding		Nonperforming (a)		Accruing past due 90 days or more (b)
	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010
	($ in millions)
Consumer
Finance receivables and loans
Loans at historical cost	$67,436	$62,002	$599	$768	$5	$6
Loans at fair value	971	1,015	246	260	—	—

Total finance receivables and loans	68,407	63,017	845	1,028	5	6
Loans held-for-sale	7,490	11,411	3,152	3,273	28	25

Total consumer loans	75,897	74,428	3,997	4,301	33	31

Commercial
Finance receivables and loans
Loans at historical cost	39,052	39,396	645	740	—	—
Loans at fair value	—	—	—	—	—	—

Total finance receivables and loans	39,052	39,396	645	740	—	—
Loans held-for-sale	6	—	—	—	—	—

Total commercial loans	39,058	39,396	645	740	—	—

Total on-balance sheet loans	$114,955	$113,824	$4,642	$5,041	$33	$31

(a)	Includes nonaccrual troubled debt restructured loans of $654 million and $684 million at March 31, 2011, and December 31, 2010, respectively.

(b)	Includes troubled debt restructured loans classified as 90 days past due and still accruing of $17 million and $13 million at March 31, 2011, and December 31, 2010, respectively.

Total on-balance sheet loans outstanding at March 31, 2011, increased $1.1 billion to $115.0 billion from December 31, 2010, reflecting an increase of $1.5 billion in the consumer portfolio and a decrease of $338 million in the commercial portfolio. The increase in total on-balance sheet loans outstanding from December 31, 2010, was the result of increased automobile originations, which outpaced portfolio runoff, due to strengthened industry sales and improved automotive manufacturer penetration. The increase was partially offset by a decrease in mortgage originations in our consumer mortgage business and lower line utilization in our commercial mortgage business driven in part by higher interest rates.

The total TDRs outstanding at March 31, 2011, increased $77 million to $1.5 billion from December 31, 2010. This increase was driven primarily by our continued foreclosure prevention and loss mitigation procedures. We have participated in a variety of government modification programs, such as the Home Affordable Modification Program (HAMP), as well as internally developed modification programs.

Total nonperforming loans at March 31, 2011, decreased $399 million to $4.6 billion from December 31, 2010, reflecting a decrease of $304 million of consumer nonperforming loans and a decrease of $95 million of commercial nonperforming loans. The decrease in total nonperforming loans from December 31, 2010, was largely due to seasonal improvement within our mortgage portfolio and improved dealer performance in the commercial automotive portfolio.

The following table includes consumer and commercial net charge-offs from finance receivables and loans at historical cost and related ratios reported at carrying value before allowance for loan losses.

	Three months ended March 31,
	Net charge-offs		Net charge-off ratios (a)
	2011	2010	2011	2010
	($ in millions)
Consumer
Finance receivables and loans at historical cost	$169	$255	1.0%	2.1%
Commercial
Finance receivables and loans at historical cost	20	61	0.2	0.7

Total finance receivables and loans at historical cost	$189	$316	0.7	1.5

(a)	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale during the year for each loan category.

Our net charge-offs were $189 million for the three months ended March 31, 2011, compared to $316 million for the three months ended March 31, 2010. This decrease in net charge-offs was primarily driven by improvement within our consumer automotive portfolio and the workout of certain commercial real estate assets in prior periods. Loans held-for-sale are accounted for at the lower of cost or fair value, and therefore we do not record charge-offs.

The following table presents our total on-balance sheet consumer and commercial finance receivables and loans reported at carrying value before allowance for loan losses.

	Outstanding		Nonperforming (a)(b)		Accruing past due 90 days or more (c)
	December 31,		December 31,		December 31,
	2010	2009	2010	2009	2010	2009
	($ in millions)
Consumer
Finance receivables and loans
Loans at historical cost	$62,002	$41,458	$768	$816	$6	$7
Loans at fair value	1,015	1,391	260	499	—	—

Total finance receivables and loans	63,017	42,849	1,028	1,315	6	7
Loans held-for-sale	11,411	20,468	3,273	3,390	25	33

Total consumer loans	74,428	63,317	4,301	4,705	31	40

Commercial
Finance receivables and loans
Loans at historical cost	39,396	34,852	740	1,883	—	3
Loans at fair value	—	—	—	—	—	—

Total finance receivables and loans	39,396	34,852	740	1,883	—	3
Loans held-for-sale	—	157	—	—	—	—

Total commercial loans	39,396	35,009	740	1,883	—	3

Total on-balance sheet loans	$113,824	$98,326	$5,041	$6,588	$31	$43

(a)	Nonperforming loans are loans placed on nonaccrual status in accordance with internal loan policies. Refer to the Nonaccrual Loans section of Note 1 to the Consolidated Financial Statements for additional information.

(b)	Includes nonaccrual troubled debt restructured loans of $684 million and $1.0 billion at December 31, 2010 and 2009, respectively.

(c)	Includes troubled debt restructured loans classified as 90 days past due and still accruing of $13 million and $0 million at December 31, 2010 and 2009, respectively.

Total on-balance sheet loans outstanding at December 31, 2010, increased $15.5 billion to $113.8 billion from December 31, 2009, reflecting an increase of $11.1 billion in the consumer portfolio and $4.4 billion in the commercial portfolio. The increase in total on-balance sheet loans outstanding from December 31, 2009, was the result of increased automobile originations due to strengthened automotive industry sales and improved automotive manufacturer penetration, increased retention of originated automobile loans, and the impact of adopting ASU 2009-17. The increase was partially offset by certain mortgage legacy asset sales, automobile whole-loan sales, and the deconsolidation of certain mortgage legacy assets that no longer qualified under ASU 2009-17.

Total TDRs outstanding at December 31, 2010, increased $411 million to $1.5 billion from December 31, 2009. This increase was driven primarily by our continued foreclosure prevention and loss mitigation procedures. We participated in a variety of government modification programs, such as HARP and HAMP, as well as internally developed modification programs.

Total nonperforming loans at December 31, 2010, decreased $1.5 billion to $5.0 billion from December 31, 2009, reflecting a decrease of $404 million of consumer nonperforming loans and a decrease of $1.1 billion of commercial nonperforming loans. The decrease in commercial nonperforming loans from December 31, 2009, was largely due to sale of the resort finance portfolio and improved dealer performance. Partially offsetting the improvement in nonperforming loans was the impact of adopting ASU 2009-17, continued housing weakness, and seasoning of first mortgage loans remaining within our portfolio.

The following table includes consumer and commercial net charge-offs from finance receivables and loans at historical cost and related ratios adjusted for one-time charge-offs related to transfers to held-for-sale reported at carrying value before allowance for loan losses.

	Net charge offs		Net charge off ratios (a)
	Year ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	($ in millions)		(%)
Consumer
Finance receivables and loans at historical cost	$796	$6,082	1.5%	11.2%
Commercial
Finance receivables and loans at historical cost	402	1,017	1.1	2.8

Total finance receivables and loans at historical cost	1,198	7,099	1.3	7.9

Transfers to held-for-sale (b)	—	(3,438)

Adjusted total finance receivables and loans at historical cost	$1,198	$3,661	1.3	4.1

(a)	Net charge-off ratios are calculated as net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value, conditional repurchase loans, and loans held-for-sale during the year for each loan category.

(b)	The year ended December 31, 2009, includes $3.4 billion and $10 million of net charge offs related to transfers to held-for-sale for consumer and commercial, respectively.

Our net charge-offs were $1.2 billion for the year ended December 31, 2010, compared to $7.1 billion for the year ended December 31, 2009. This decline was driven primarily by portfolio composition changes as a result of strategic actions including the write-down and reclassification of certain legacy mortgage loans during the fourth quarter of 2009 and improvement in our Nuvell portfolio during 2010, partially offset by charge-offs taken on our resort finance portfolio recorded in 2009 and 2010. Loans held-for-sale are accounted for at the lower-of-cost or fair value, and therefore, we do not record charge-offs.

The Consumer Credit Portfolio and Commercial Credit Portfolio discussions that follow relate to consumer and commercial credit finance receivables and loans recorded at historical cost. Finance receivables and loans recorded at historical cost have an associated allowance for loan losses. Finance receivables and loans measured at fair value were excluded from these discussions since those exposures do not carry an allowance.

Consumer Credit Portfolio

Our consumer portfolio primarily consists of automobile loans, first mortgages, and home equity loans, with a focus on serving the prime secured consumer credit market. Loan losses in our consumer portfolio are influenced by general business and economic conditions including unemployment rates, bankruptcy filings, and home and used vehicle prices. Additionally, our consumer credit exposure is significantly concentrated in automotive lending (primarily through GM and Chrysler dealerships). Due to our GM and Chrysler subvention relationships, we are able to mitigate some interest income exposure to certain consumer defaults by receiving a rate support payment directly from the automotive manufacturers at origination.

Credit risk management for the consumer portfolio begins with the initial underwriting and continues throughout a borrower’s credit cycle. We manage consumer credit risk through our loan origination and underwriting policies, credit approval process, and servicing capabilities. We use credit-scoring models to differentiate the expected default rates of credit applicants enabling us to better evaluate credit applications for approval and to tailor the pricing and financing structure according to this assessment of credit risk. We regularly review the performance of the credit scoring models and update them for historical information and current trends. These and other actions mitigate but do not eliminate credit risk. Improper evaluations of a borrower’s creditworthiness, fraud, and changes in the applicant’s financial condition after approval could negatively affect the quality of our receivables portfolio, resulting in loan losses.

Our servicing activities are another key factor in managing consumer credit risk. Servicing activities consist largely of collecting and processing customer payments, responding to customer inquiries such as requests for payoff quotes, and processing customer requests for account revisions (such as payment extensions and refinancings). Servicing activities are generally consistent across our operations; however, certain practices may be influenced by local laws and regulations.

During the three months ended March 31, 2011, the credit performance of the consumer portfolio continued to improve overall as our finance receivables and loans increased and nonperforming finance receivables and loans and charge-offs declined. For information on our consumer credit risk practices and policies regarding delinquencies, nonperforming status, and charge-offs, refer to Note 1 to our Consolidated Financial Statements.

The following table includes consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses.

	Outstanding		Nonperforming (a)		Accruing past due 90 days or more (b)
	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010
	($ in millions)
Domestic
Consumer automobile	$39,903	$34,604	$110	$129	$—	$—
Consumer mortgage
1st Mortgage	6,893	6,917	301	388	2	1
Home equity	3,347	3,441	45	61	—	—

Total domestic	50,143	44,962	456	578	2	1

Foreign
Consumer automobile	16,965	16,650	77	78	3	5
Consumer mortgage
1st Mortgage	328	390	66	112	—	—
Home equity	—	—	—	—	—	—

Total foreign	17,293	17,040	143	190	3	5

Total consumer finance receivables and loans	$67,436	$62,002	$599	$768	$5	$6

(a)	Includes nonaccrual troubled debt restructured loans of $175 million and $204 million at March 31, 2011, and December 31, 2010, respectively.

(b)	There were no troubled debt restructured loans classified as 90 days past due and still accruing at March 31, 2011, and December 31, 2010.

Total consumer outstanding finance receivables and loans increased $5.4 billion at March 31, 2011, compared with December 31, 2010. The increase in domestic automobile outstandings was driven by increased originations, which outpaced portfolio run-off, due to strengthened industry sales and improved automotive manufacturer penetration.

Total consumer nonperforming finance receivables and loans at March 31, 2011, decreased $169 million to $599 million from December 31, 2010, reflecting a decrease of $149 million of consumer mortgage nonperforming finance receivables and loans and a decrease of $20 million of consumer automotive nonperforming finance receivables and loans. Nonperforming consumer mortgage finance receivables and loans decreased primarily due to seasonal improvements. Nonperforming consumer automotive finance receivables and loans decreased primarily due to increased quality of newer vintages and normal seasonal trends. Nonperforming consumer finance receivables and loans as a percentage of total outstanding consumer finance receivables and loans were 0.9% and 1.2% at March 31, 2011, and December 31, 2010, respectively.

Consumer domestic automotive loans accruing and past due 30 days or more decreased $212 million to $590 million at March 31, 2011, compared with December 31, 2010, primarily due to increased quality of newer vintages and normal seasonal trends.

During the year ended December 31, 2010, the credit performance of the consumer portfolio continued to improve overall as nonperforming loans and charge-offs declined. The decline in nonperforming loans was primarily driven by improvement in our Nuvell portfolio due to enhanced collection efforts. The year-over-year decline in net charge-offs was driven by the improved asset mix as the result of strategic actions that included the write-down and reclassification of certain legacy mortgage loans in the fourth quarter of 2009 as well as improvement in our Nuvell portfolio.

The following table includes consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses.

	Outstanding		Nonperforming (a)		Accruing past due 90 days or more (b)
	December 31,		December 31,		December 31,
	2010	2009	2010	2009	2010	2009
	($ in millions)
Domestic
Consumer automobile	$34,604	$12,514	$129	$267	$—	$—
Consumer mortgage
1st Mortgage	6,917	6,921	388	326	1	1
Home equity	3,441	3,886	61	71	—	—

Total domestic	44,962	23,321	578	664	1	1

Foreign
Consumer automobile	16,650	17,731	78	119	5	5
Consumer mortgage
1st Mortgage	390	405	112	33	—	1
Home equity	—	1	—	—	—	—

Total foreign	17,040	18,137	190	152	5	6

Total consumer finance receivables and loans	$62,002	$41,458	$768	$816	$6	$7

(a)	Includes nonaccrual troubled debt restructured loans of $204 million and $263 million at December 31, 2010 and 2009, respectively.

(b)	There were no troubled debt restructured loans classified as 90 days past due and still accruing at December 31, 2010 and 2009.

Total outstanding consumer finance receivables and loans increased $20.5 billion at December 31, 2010, compared with December 31, 2009. The increase in domestic automobile outstandings was driven by the consolidation of previously off-balance sheet loans due to the adoption of ASU 2009-17, increased originations due to strengthened automotive industry sales and improved automotive manufacturer penetration, increased retention of automobile originated loans, and the adoption of ASU 2009-17. The decrease in foreign automobile outstandings was driven by continued exit and liquidations in nonstrategic countries and overall market contraction in Europe.

Total consumer nonperforming loans at December 31, 2010, decreased $48 million to $768 million from December 31, 2009, reflecting a decrease of $179 million of consumer automobile nonperforming loans and an increase of $131 million of consumer mortgage nonperforming loans. Nonperforming consumer automobile loans decreased primarily due to enhanced collection efforts, increased quality of newer vintages and a change to our Nuvell portfolio nonaccrual policy to be consistent with our other automobile nonaccrual policies. Nonperforming consumer mortgage loans increased due to seasoning of the first mortgage loans remaining in our portfolio subsequent to the strategic actions taken in late 2009. Nonperforming consumer finance receivables and loans as a percentage of total outstanding consumer finance receivables and loans were 1.2% and 2.0% at December 31, 2010 and 2009, respectively.

Consumer domestic automobile loans accruing and past due 30 days or more, included in outstandings in the table above, decreased $32 million to $802 million at December 31, 2010, compared with December 31, 2009.

The decrease was primarily due to an improvement in our Nuvell portfolio as a result of enhanced collection efforts in addition to an increased quality of newer vintages in the overall automobile portfolio.

The following table includes consumer net charge-offs from finance receivables and loans at historical cost and related ratios reported at carrying value before allowance for loan losses.

	Three months ended March 31,
	Net charge-offs		Net charge-off ratios (a)
	2011	2010	2011	2010
	($ in millions)
Domestic
Consumer automobile	$89	$184	1.0%	3.5%
Consumer mortgage
1st Mortgage	36	17	2.1	1.0
Home equity	21	11	2.5	1.1

Total domestic	146	212	1.2	2.7

Foreign
Consumer automobile	23	41	0.6	1.0
Consumer mortgage
1st Mortgage	—	2	0.1	1.8
Home equity	—	—	—	—

Total foreign	23	43	0.5	1.0

Total consumer finance receivables and loans	$169	$255	1.0	2.1

(a)	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale during the year for each loan category.

Our net charge-offs from total consumer automobile finance receivables and loans decreased $113 million for the three months ended March 31, 2011, compared to the same period in 2010. The decrease in net charge-offs was primarily due to lower loss frequency, improvements in loss severity as a result of improved pricing in the used vehicle market, and improved loss performance in our Nuvell portfolio primarily due to enhanced collection efforts.

Our net charge-offs from total consumer mortgage and home equity finance receivables and loans were $57 million for the three months ended March 31, 2011, compared to $30 million for the same period in 2010. The increase was driven by net charge-offs within our consumer legacy mortgage portfolio as those finance receivables and loans continue to season.

The following table includes consumer net charge-offs from finance receivables and loans at historical cost and related ratios reported at carrying value before allowance for loan losses.

	Net charge-offs		Net charge-off ratios
	Year ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	($ in millions)		(%)
Domestic
Consumer automobile	$457	$823	1.7%	5.8%
Consumer mortgage
1st Mortgage	128	2,433	1.8	23.0
Home equity	85	1,579	2.4	24.6

Total domestic	670	4,835	1.8	15.5

Foreign
Consumer automobile	123	301	0.8	1.5
Consumer mortgage
1st Mortgage	3	946	0.8	25.1
Home equity	—	—	—	—

Total foreign	126	1,247	0.8	5.4

Total consumer finance receivables and loans	796	6,082	1.5	11.2
Transfers to held-for-sale	—	(3,428)

Adjusted total consumer finance receivables and loans	$796	$2,654	1.5	4.9

Our net charge-offs from total consumer automobile loans decreased $544 million for the year ended December 31, 2010, compared to 2009. The decrease in net charge-offs was primarily due to one-time charge-offs taken in 2009, as we aligned our internal policies to Federal Financial Institutions Examination Council (“FFIEC”) guidelines. Also contributing to the decrease in net charge-offs were improvements in loss severity driven by improved pricing in the used vehicle market and in loss frequency and customer recoveries due to enhanced collection efforts, primarily with our Nuvell portfolio.

Our net charge-offs from total consumer mortgage and home equity loans were $216 million for the year ended December 31, 2010, compared to $5.0 billion in 2009. The significant decrease was driven by portfolio composition changes as a result of strategic actions that included the write-down and reclassification of certain legacy mortgage loans from finance receivables and loans to held-for-sale during the fourth quarter of 2009.

The following table summarizes the total consumer loan originations at unpaid principal balance for the periods shown. Total consumer loan originations include loans classified as finance receivables and loans held-for-sale during the period.

	Three months ended March 31,
	2011	2010
	($ in millions)
Domestic
Consumer automobile	$9,384	$5,296
Consumer mortgage
1st Mortgage	11,847	12,968
Home equity	—	—

Total domestic	21,231	18,264

Foreign
Consumer automobile	2,052	1,702
Consumer mortgage
1st Mortgage	312	292
Home equity	—	—

Total foreign	2,364	1,994

Total consumer loan originations	$23,595	$20,258

Total domestic automobile-originated loans increased $4.1 billion for the three months ended March 31, 2011, compared to the same period in 2010, primarily due to strengthened industry sales and improved automotive manufacturer penetration.

Total domestic mortgage-originated loans decreased $1.1 billion for the three months ended March 31, 2011. The decrease for the three months ended March 31, 2011, was due in part to higher interest rates.

Consumer loan originations retained on-balance sheet as held-for-investment were $11.8 billion for the three months ended March 31, 2011, and $5.7 billion for the three months ended March 31, 2010, respectively. The increase was primarily due to strengthened automotive industry sales, improved automotive manufacturer penetration, and increased balance sheet retention.

The following table summarizes the total consumer loan originations at unpaid principal balance for the periods shown. Total consumer loan originations include loans classified as finance receivables and loans held-for-sale during the period.

	Year ended December 31,
	2010	2009
	($ in millions)
Domestic
Consumer automobile	$27,681	$18,091
Consumer mortgage
1st Mortgage	69,542	64,731
Home equity	—	—

Total domestic	97,223	82,822

Foreign
Consumer automobile	8,818	5,843
Consumer mortgage
1st Mortgage	1,503	1,405
Home equity	—	—

Total foreign	10,321	7,248

Total consumer loan originations	$107,544	$90,070

Total domestic automobile loan originations increased $9.6 billion for the year ended December 31, 2010, compared to 2009, primarily due to the improved automotive market as well as the addition of Chrysler automotive financing business. Domestic automobile originations continue to reflect tightened underwriting standards, and most of these originations for 2010 were retained on-balance sheet as finance receivables and loans. Total foreign automobile originations increased $3.0 billion for the year ended December 31, 2010, compared to 2009 driven by improved Canadian automobile sales.

Total domestic mortgage loan originations increased $4.8 billion for the year ended December 31, 2010. The increase was due primarily to increased refinancing as customers continued to take advantage of historically low interest rates.

Consumer loan originations retained on-balance sheet as finance receivables and loans increased $24.9 billion to $35.1 billion at December 31, 2010, compared to 2009. The increase was primarily due to strengthened automotive industry sales, improved automotive manufacturer penetration, and increased retention of automobile-originated loans.

The following table shows consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses by state and foreign concentration. Total automobile loans were $56.9 billion, $51.3 billion and $30.2 billion at March 31, 2011, December 31, 2010 and 2009, respectively. Total mortgage and home equity loans were $10.6 billion, $10.7 billion and $11.2 billion at March 31, 2011, December 31, 2010 and 2009, respectively.

	March 31,		December 31,
	2011 (a)		2010		2009
	Automobile	1st Mortgage and home equity	Automobile	1st Mortgage and home equity	Automobile	1st Mortgage and home equity
Texas	9.3%	4.8%	9.2%	4.4%	7.5%	2.9%
California	4.7	24.7	4.6	24.5	2.7	23.3
Florida	4.5	4.1	4.4	4.1	2.1	4.4
Michigan	3.9	4.9	3.7	5.0	1.4	5.4
Illinois	2.9	4.8	2.8	4.7	1.9	4.4
New York	3.4	2.4	3.4	2.4	2.4	2.9
Pennsylvania	3.2	1.7	3.2	1.7	2.4	1.8
Ohio	2.7	1.0	2.5	1.0	1.6	1.2
Georgia	2.3	1.8	2.2	1.8	1.4	2.0
North Carolina	2.1	2.1	2.0	2.0	1.3	2.2
Other United States	31.2	44.6	29.4	44.7	16.7	45.9
Canada	13.1	3.0	14.2	3.6	20.1	3.6
Brazil	5.0	—	5.2	—	6.8	—
Germany	5.0	—	5.7	—	13.3	—
Other foreign	6.7	0.1	7.5	0.1	18.4	—

Total consumer loans	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	Presentation is in descending order as a percentage of total consumer finance receivables and loans at March 31, 2011.

We monitor our consumer loan portfolio for concentration risk across the geographies in which we lend. The highest concentrations of loans in the United States are in California and Texas, which represent an aggregate of 16.4% of our total outstanding consumer loans at March 31, 2011. Our domestic concentrations in the automobile portfolio increased due to the adoption of ASU 2009-17 and higher retained originations.

Concentrations in our mortgage portfolio are closely monitored given the volatility of the housing markets. Our consumer mortgage loan concentrations in California, Florida, and Michigan receive particular attention as the real estate value depreciation in these states has been the most severe.

Repossessed and Foreclosed Assets

We classify an asset as repossessed or foreclosed (included in other assets on the Consolidated Balance Sheet) when physical possession of the collateral is taken. For more information on repossessed and foreclosed assets, refer to Note 1 to the Consolidated Financial Statements.

Repossessed assets in our automotive finance operations at March 31, 2011, increased $3 million to $49 million from December 31, 2010. Foreclosed mortgage assets at March 31, 2011, decreased $21 million to $117 million from December 31, 2010.

Repossessed assets in our Automotive Finance operations at December 31, 2010, decreased $4 million to $46 million from December 31, 2009. Foreclosed mortgage assets at December 31, 2010, decreased $12 million to $138 million from December 31, 2009.

Higher-risk Mortgage Loans

During the three months ended March 31, 2011 and the year ended December 31, 2010, we primarily focused our origination efforts on prime conforming and government-insured residential mortgages in the United States and high-quality government-insured residential mortgages in Canada. In June 2010, we ceased offering interest-only jumbo mortgage loans given the continued volatility of the housing market and the delayed principal payment feature of that loan product. We continued to hold mortgage loans that have features that expose us to potentially higher credit risk including high original loan-to-value mortgage loans (prime or nonprime), payment-option adjustable-rate mortgage loans (prime nonconforming), interest-only mortgage loans (classified as prime conforming or nonconforming for domestic production and prime nonconforming or nonprime for international production), and teaser-rate mortgages (prime or nonprime).

In circumstances when a loan has features such that it falls into multiple categories, it is classified to a category only once based on the following hierarchy: (1) high original loan-to-value mortgage loans, (2) payment-option adjustable-rate mortgage loans, (3) interest-only mortgage loans, and (4) below-market rate (teaser) mortgages. Given the continued stress within the housing market, we believe this hierarchy provides the most relevant risk assessment of our nontraditional products.

•

High loan-to-value mortgages—Defined as first-lien loans with original loan-to-value ratios equal to or in excess of 100% or second-lien loans that when combined with the underlying first-lien mortgage loan result in an original loan-to-value ratio equal to or in excess of 100%. We ceased originating these loans with the intent to retain during 2009.

•

Payment-option adjustable rate mortgages—Permit a variety of repayment options. The repayment options include minimum, interest-only, fully amortizing 30-year, and fully amortizing 15-year payments. The minimum payment option generally sets the monthly payment at the initial interest rate for the first year of the loan. The interest rate resets after the first year, but the borrower can continue to make the minimum payment. The interest-only option sets the monthly payment at the amount of interest due on the loan. If the interest-only option payment would be less than the minimum payment, the interest-only option is not available to the borrower. Under the fully amortizing 30- and 15-year payment options, the borrower’s monthly payment is set based on the interest rate, loan balance, and remaining loan term. We ceased originating these loans during 2008.

•

Interest-only mortgages—Allow interest-only payments for a fixed time. At the end of the interest-only period, the loan payment includes principal payments and can increase significantly. The borrower’s new payment, once the loan becomes amortizing (i.e., includes principal payments), will be greater than if the borrower had been making principal payments since the origination of the loan. We ceased originating these loans with the intent to retain during 2010.

•

Below-market rate (teaser) mortgages—Contain contractual features that limit the initial interest rate to a below-market interest rate for a specified time period with an increase to a market interest rate in a future period. The increase to the market interest rate could result in a significant increase in the borrower’s monthly payment amount. We ceased originating these loans during 2008.

The following tables summarize the higher-risk mortgage loan originations at unpaid principal balance for the periods shown. These higher-risk mortgage loans are classified as finance receivables and loans and are recorded at historical cost.

	Three months ended March 31,
	2011	2010
	($ in millions)
High original loan-to-value (greater than 100%) mortgage loans	$—	$—
Payment-option adjustable-rate mortgage loans	—	—
Interest-only mortgage loans (a)	—	103
Below-market rate (teaser) mortgages	—	—

Total higher-risk mortgage loan production	$—	$103

(a)	As of June 2010, this product was no longer offered.

	Year ended December 31,
	2010	2009
	($ in millions)
High original loan-to-value (greater than 100%) mortgage loans	$—	$11
Payment-option adjustable-rate mortgage loans	—	—
Interest-only mortgage loans (a)	209	316
Below-market rate (teaser) mortgages	—	—

Total	$209	$327

(a)	The originations during the year ended December 31, 2010, for interest-only mortgage loans had an average FICO of 763 and an average loan-to-value of 63% with 100% full documentation.

The following tables summarize mortgage finance receivables and loans by higher-risk loan type. These finance receivables and loans are recorded at historical cost and reported at carrying value before allowance for loan losses.

	Outstanding		Nonperforming		Accruing past due 90 days or more
	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010
	($ in millions)
High original loan-to-value (greater than 100%) mortgage loans	$5	$5	$1	$—	$—	$—
Payment-option adjustable-rate mortgage loans	4	5	1	1	—	—
Interest-only mortgage loans (a)	3,488	3,681	177	207	—	—
Below-market rate (teaser) mortgages	274	284	5	4	—	—

Total higher-risk mortgage loans	$3,771	$3,975	$184	$212	$—	$—

(a)	The majority of the interest-only mortgage loans are expected to start principal amortization in 2015 or beyond.

The allowance for loan losses was $244 million or 6.5% of total higher-risk held-for-investment mortgage loans recorded at historical cost based on carrying value outstanding before allowance for loans losses at March 31, 2011.

	December 31,
	2010			2009
	($ in millions)
	Outstanding	Nonperforming	Accruing past due 90 days or more	Outstanding	Nonperforming	Accruing past due 90 days or more
High original loan-to-value (greater than 100%) mortgage loans	$5	$—	$—	$7	$4	$—
Payment-option adjustable-rate mortgage loans	5	1	—	7	1	—
Interest-only mortgage loans (a)	3,681	207	—	4,346	139	—
Below-market rate (teaser) mortgages	284	4	—	331	2	—

Total	$3,975	$212	$—	$4,691	$146	$—

(a)	The majority of the interest-only mortgage loans are expected to start principal amortization in 2015 or beyond.

Allowance for loan losses was $255 million or 6.4% of total higher-risk mortgage finance receivables and loans recorded at historical cost based on carrying value outstanding before allowance for loan losses at December 31, 2010.

The following tables include our five largest state and foreign concentrations within our higher-risk finance receivables and loans recorded at historical cost and reported at carrying value before allowance for loan losses.

	High original loan-to-value (greater than 100%) mortgage loans	Payment- option adjustable-rate mortgage loans	Interest-only mortgage loans	Below-market rate (teaser) mortgages	All higher-risk loans
	($ in millions)
March 31, 2011
California	$—	$1	$937	$87	$1,025
Virginia	—	—	310	11	321
Maryland	—	—	246	7	253
Michigan	—	—	217	9	226
Illinois	—	—	188	8	196
All other domestic and foreign	5	3	1,590	152	1,750

Total higher-risk mortgage loans	$5	$4	$3,488	$274	$3,771

December 31, 2010
California	$—	$1	$993	$89	$1,083
Virginia	—	—	330	12	342
Maryland	—	—	256	7	263
Michigan	—	—	225	10	235
Illinois	—	—	197	8	205
All other domestic and foreign	5	4	1,680	158	1,847

Total	$5	$5	$3,681	$284	$3,975

December 31, 2009
California	$1	$2	$1,128	$102	$1,233
Virginia	—	—	397	13	410
Maryland	—	—	309	8	317
Michigan	—	—	259	11	270
Illinois	—	—	230	9	239
All other domestic and foreign	6	5	2,023	188	2,222

Total	$7	$7	$4,346	$331	$4,691

Commercial Credit Portfolio

Our commercial portfolio consists of automotive loans (wholesale floorplan, dealer term loans, and automotive fleet financing), commercial real estate loans, and other commercial finance loans. In general, the credit risk of our commercial portfolio is impacted by overall economic conditions in the countries in which we operate. Further, our commercial credit exposure is concentrated in automotive dealerships (primarily GM and Chrysler). In 2009, we entered into an agreement with Chrysler to provide automotive financing products and services to Chrysler dealers and customers. Both GM and Chrysler are bound by repurchase obligations that, under certain circumstances, such as dealer default, require them to repurchase new vehicle inventory.

Our credit risk on the commercial portfolio is markedly different from that of our consumer portfolio. Whereas the consumer portfolio represents smaller-balance homogeneous loans that exhibit fairly predictable and stable loss patterns, the commercial portfolio exposures can be less predictable. We utilize an internal credit risk rating system that is fundamental to managing credit risk exposure consistently across various types of commercial borrowers and captures critical risk factors simultaneously for each borrower. The ratings are used for many areas of credit risk management, such as loan origination, portfolio risk monitoring, management reporting, and loan loss reserves analyses. Therefore, the rating system is critical to an effective and consistent credit risk management framework.

During the three months ended March 31, 2011, the credit performance of the commercial portfolio improved as nonperforming finance receivables and loans and net charge-offs declined.

For information on our commercial credit risk practices and policies regarding delinquencies, nonperforming status, and charge-offs, refer to Note 1 to the Consolidated Financial Statements .

The following table includes total commercial finance receivables and loans reported at carrying value before allowance for loan losses.

	Outstanding		Nonperforming (a)		Accruing past due 90 days or more (b)
	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010
	($ in millions)
Domestic
Commercial and industrial
Automobile	$24,716	$24,944	$247	$261	$—	$—
Mortgage	820	1,540	3	—	—	—
Other (c)	1,596	1,795	41	37	—	—
Commercial real estate
Automobile	2,090	2,071	142	193	—	—
Mortgage	—	1	—	1	—	—

Total domestic	29,222	30,351	433	492	—	—

Foreign
Commercial and industrial
Automobile	9,222	8,398	37	35	—	—
Mortgage	40	41	40	40	—	—
Other (c)	295	312	78	97	—	—
Commercial real estate
Automobile	220	216	8	6	—	—
Mortgage	53	78	49	70	—	—

Total foreign	9,830	9,045	212	248	—	—

Total commercial finance receivables and loans	$39,052	$39,396	$645	$740	$—	$—

(a)	Includes nonaccrual troubled debt restructured loans of $2 million and $9 million at March 31, 2011, and December 31, 2010, respectively.

(b)	There were no troubled debt restructured loans classified as 90 days past due and still accruing at March 31, 2011, and December 31 2010.

(c)	Other commercial primarily includes senior secured commercial lending.

Total commercial finance receivables and loans outstanding decreased $344 million to $39.1 billion at March 31, 2011, from December 31, 2010. Domestic commercial and industrial outstandings decreased driven primarily by mortgage warehouse lending declines in line utilization due in part to higher interest rates. Foreign commercial and industrial outstandings increased primarily due to growth in our Canadian automobile portfolio, partially offset by dealer exits and continued portfolio runoff within exited countries.

Total commercial nonperforming finance receivables and loans were $645 million, a decrease of $95 million compared to December 31, 2010, primarily due to improvement in dealer performance and continued mortgage asset dispositions. Total nonperforming commercial finance receivables and loans as a percentage of outstanding commercial finance receivables and loans were 1.7% and 1.9% at March 31, 2011, and December 31, 2010, respectively.

During the year ended December 31, 2010, the credit performance of the commercial portfolio improved as nonperforming loans and net charge-offs declined. The decline in nonperforming loans was primarily driven by the sale of the resort finance portfolio, some improvement in dealer performance, and continued commercial mortgage asset dispositions. The decline in charge-offs in 2010 was primarily attributed to improved portfolio composition compared to 2009 due to the workout of certain commercial real estate assets and the strategic exit of underperforming automotive dealers.

The following table includes total commercial finance receivables and loans reported at carrying value before allowance for loan losses.

	Outstanding		Nonperforming (a)		Accruing past due 90 days or more (b)
	December 31,
	2010	2009	2010	2009	2010	2009
	($ in millions)
Domestic
Commercial and industrial
Automobile	$24,944	$19,604	$261	$281	$—	$—
Mortgage	1,540	1,572	—	37	—	—
Other (c)	1,795	2,688	37	856	—	—
Commercial real estate
Automobile	2,071	2,008	193	256	—	—
Mortgage	1	121	1	56	—	—

Total domestic	30,351	25,993	492	1,486	—	—

Foreign
Commercial and industrial
Automobile	8,398	7,943	35	66	—	—
Mortgage	41	96	40	35	—	—
Other (c)	312	437	97	131	—	3
Commercial real estate
Automobile	216	221	6	24	—	—
Mortgage	78	162	70	141	—	—

Total foreign	9,045	8,859	248	397	—	3

Total commercial finance receivables and loans	$39,396	$34,852	$740	$1,883	$—	$3

(a)	Includes nonaccrual troubled debt restructured loans of $9 million and $59 million at December 31, 2010 and 2009, respectively.

(b)	There were no troubled debt restructured loans classified as 90 days past due and still accruing at December 31, 2010 and 2009, respectively.

(c)	Other commercial primarily includes senior secured commercial lending. Additionally, amounts at December 31, 2009, include the resort finance portfolio with an outstanding balance of $843 million, a nonperforming balance of $779 million, and an accruing past due 90 days or more balance of $0 million. We sold our resort finance portfolio during the third quarter of 2010.

Total commercial finance receivables and loans outstanding increased $4.5 billion to $39.4 billion at December 31, 2010, from December 31, 2009. Commercial and industrial outstandings increased $4.7 billion due to the addition of the Chrysler automotive financing business and improved automotive industry sales with a corresponding increase in inventories partially offset by the sale of the resort finance portfolio. Commercial real estate outstandings decreased $146 million from December 31, 2009, due to continued asset dispositions.

Total commercial nonperforming loans were $740 million, a decrease of $1.1 billion compared to December 31, 2009, primarily due to the sale of the resort finance portfolio, some improvement in dealer performance, and continued mortgage asset dispositions. Total nonperforming commercial finance receivables and loans as a percentage of outstanding commercial finance receivables and loans were 1.9% and 5.4% at December 31, 2010 and 2009, respectively.

The following table includes total commercial net charge-offs from finance receivables and loans at historical cost and related ratios reported at carrying value before allowance for loan losses.

	Three months ended March 31,
	Net charge-offs (recoveries)		Net charge-off ratios (a)
	2011	2010	2011	2010
	($ in millions)
Domestic
Commercial and industrial
Automobile	$2	$1	—%	—%
Mortgage	2	(1)	0.8	(0.3)
Other	(2)	3	(0.5)	0.4
Commercial real estate
Automobile	(1)	12	(0.2)	2.3
Mortgage	(1)	42	n/m	n/m

Total domestic	—	57	—	0.9

Foreign
Commercial and industrial
Automobile	2	2	0.1	0.1
Mortgage	1	—	9.7	—
Other	3	—	4.3	—
Commercial real estate
Automobile	—	2	—	7.6
Mortgage	14	—	78.4	—

Total foreign	20	4	0.9	0.2

Total commercial finance receivables and loans	$20	$61	0.2	0.7

n/m	= not meaningful
(a)	Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale during the year for each loan category.

Our net charge-offs from commercial finance receivables and loans totaled $20 million for the three months ended March 31, 2011, compared to $61 million for the same period in 2010. The decreases in net charge-offs were largely driven by an improved mix of loans in the existing portfolio driven by the workout of certain commercial real estate assets in prior periods.

The following table includes total commercial net charge-offs from finance receivables and loans at historical cost and related ratios reported at carrying value before allowance for loan losses.

	Net charge-offs (recoveries)		Net charge-off ratios
	Year ended December 31,
	2010	2009	2010	2009
	($ in millions)		(%)
Domestic
Commercial and industrial
Automobile	$18	$69	0.1%	0.4%
Mortgage	(3)	119	(0.2)	6.0
Other (a)	158	92	6.7	2.7
Commercial real estate
Automobile	47	7	2.3	—
Mortgage	44	659	136.3	68.3

Total domestic	264	946	0.9	3.7

Foreign
Commercial and industrial
Automobile	16	18	0.2	0.2
Mortgage	3	—	3.9	—
Other	69	41	19.0	5.9
Commercial real estate
Automobile	2	—	1.0	—
Mortgage	48	12	38.7	5.9

Total foreign	138	71	1.5	0.7

Total commercial finance receivables and loans	$402	$1,017	1.1	2.8

(a)	Amounts include the resort finance portfolio with net charge-offs of $148 million and $61 million and net charge-off ratios of 29.0% and 7.1% for the years ended December 31, 2010 and 2009, respectively. We sold our resort finance portfolio during the third quarter of 2010.

Our net charge-offs of total commercial finance receivables and loans totaled $402 million for the year ended December 31, 2010, compared to $1.0 billion in 2009. The overall decrease in net charge-offs was largely due to the resolution and workout of certain domestic and foreign commercial real estate assets. Increased net charge-offs within our commercial and industrial portfolios were driven by the domestic resort finance and U.K. commercial finance lending portfolios.

Commercial Real Estate

The commercial real estate portfolio consists of loans issued primarily to automotive dealers, homebuilders, and commercial real estate firms. Commercial real estate finance receivables and loans were $2.4 billion, $2.4 billion and $2.5 billion at March 31, 2011, December 31, 2010 and 2009, respectively.

The following table shows the percentage of total commercial real estate finance receivables and loans by geographic region and property type. These finance receivables and loans are reported at carrying value before allowance for loan losses.

	March 31,	December 31,
	2011	2010	2009
Geographic region
Texas	11.8%	10.5%	11.2%
Michigan	10.4	10.1	8.5
Florida	10.2	10.3	11.8
California	9.7	9.6	9.8
Virginia	4.4	4.4	3.9
New York	3.9	3.8	3.7
Pennsylvania	3.6	3.7	3.4
Oregon	2.9	3.1	2.1
Georgia	2.6	2.7	2.1
Alabama	2.5	2.4	2.1
Other United States	26.4	26.9	26.2
Canada	4.5	4.4	4.3
United Kingdom	4.4	5.0	7.3
Mexico	2.1	2.4	2.5
Other foreign	0.6	0.7	1.1

Total commercial real estate finance receivables and loans	100.0%	100.0%	100.0%

Property type
Automobile dealers	92.8%	91.8%	84.3%
Residential	1.7	2.5	2.7
Land and land development	0.5	0.8	5.7
Apartments	—	0.1	2.9
Other	5.0	4.8	4.4

Total commercial real estate finance receivables and loans	100.0%	100.0%	100.0%

Commercial Criticized Exposure

Exposures deemed criticized are loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent finance receivables and loans within our portfolio that have a higher default risk or have already defaulted. These loans require additional monitoring and review including specific actions to mitigate our potential economic loss.

The following table shows the percentage of total commercial criticized finance receivables and loans by industry concentrations. These finance receivables and loans are reported at carrying value before allowance for loan losses.

	March 31,	December 31,
	2011	2010	2009
Industry
Automotive	72.0%	66.5%	49.7%
Real estate (a)	10.1	12.1	23.4
Health/medical	5.2	7.3	7.9
Manufacturing	4.2	3.5	3.1
Hardgoods	1.7	1.8	1.1
Services	1.5	1.9	2.1
Retail	1.1	1.5	2.6
Electronics	1.1	1.2	1.6
All other	3.1	4.2	8.5

Total commercial criticized finance receivables and loans	100.0%	100.0%	100.0%

(a)	Includes resort finance, which represented 17.3% of the portfolio at December 31, 2009.

Total criticized exposures were $3.7 billion and $3.6 billion at March 31, 2011, and December 31, 2010, respectively, as automotive criticized exposure increased due to risk rating process enhancements. The increase was partially offset by health/medical and real estate improvements.

Total criticized exposure decreased $1.3 billion to $3.6 billion from December 31, 2009 to December 31, 2010, primarily due to the sale of the resort finance portfolio, improvement in dealer credit quality, and continued mortgage asset dispositions. The increase in our automotive criticized concentration rate was due to the significant decrease in the overall criticized amounts outstanding at December 31, 2010, compared to December 31, 2009.

Selected Loan Maturity and Sensitivity Data

The table below shows the commercial finance receivables and loans portfolio and the distribution between fixed and floating interest rates based on the stated terms of the commercial loan agreements. The table does not include the impact of derivative instruments utilized to hedge certain loans. This portfolio is reported at carrying value before allowance for loan losses.

	December 31, 2010
	Within 1 year	1-5 years	After 5 years	Total (a)
	($ in millions)
Commercial and industrial	$26,401	$1,764	$114	$28,279
Commercial real estate	227	1,666	179	2,072

Total domestic	26,628	3,430	293	30,351

Foreign	8,522	515	8	9,045

Total commercial finance receivables and loans	$35,150	$3,945	$301	$39,396

Loans at fixed interest rates		$1,277	$220
Loans at variable interest rates		2,668	81

Total commercial finance receivables and loans		$3,945	$301

(a)	Loan maturities are based on the remaining maturities under contractual terms.

Allowance for Loan Losses

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

	Consumer automobile	Consumer mortgage	Total consumer	Commercial	Total
	($ in millions)
Balance at January 1, 2011	$970	$580	$1,550	$323	$1,873
Charge-offs
Domestic	(139)	(60)	(199)	(6)	(205)
Foreign	(42)	—	(42)	(31)	(73)

Total charge-offs	(181)	(60)	(241)	(37)	(278)

Recoveries
Domestic	50	3	53	6	59
Foreign	19	—	19	11	30

Total recoveries	69	3	72	17	89

Net charge-offs	(112)	(57)	(169)	(20)	(189)
Provision for loan losses	53	40	93	20	113
Other	5	—	5	4	9

Balance at March 31, 2011	$916	$563	$1,479	$327	$1,806

Allowance for loan losses to finance receivables and loans outstanding at March 31, 2011 (a)	1.6%	5.3%	2.2%	0.8%	1.7%
Net charge-offs to average finance receivables and loans outstanding at March 31, 2011 (a)	0.8%	2.1%	1.0%	0.2%	0.7%
Allowance for loan losses to total nonperforming finance receivables and loans at March 31, 2011 (a)	488.9%	136.7%	246.7%	50.7%	145.2%
Ratio of allowance for loans losses to net charge-offs at March 31, 2011	2.0	2.5	2.2	4.1	2.4

(a)	Coverage percentages are based on the allowance for loan losses related to finance receivables and loans excluding those loans held at fair value as a percentage of the unpaid principal balance, net of premiums and discounts.

	Consumer automobile	Consumer mortgage	Total consumer	Commercial	Total
	($ in millions)
Balance at January 1, 2010	$1,024	$640	$1,664	$781	$2,445
Cumulative effect of change in accounting principles (a)	222	—	222	—	222
Charge-offs
Domestic	(289)	(32)	(321)	(61)	(382)
Foreign	(56)	(2)	(58)	(4)	(62)

Total charge-offs	(345)	(34)	(379)	(65)	(444)

Recoveries
Domestic	105	4	109	4	113
Foreign	15	—	15	—	15

Total recoveries	120	4	124	4	128

Net charge-offs	(225)	(30)	(255)	(61)	(316)
Provision for loan losses	108	18	126	18	144
Discontinued operations	2	(1)	1	—	1
Other	(11)	7	(4)	(12)	(16)

Balance at March 31, 2010	$1,120	$634	$1,754	$726	$2,480

Allowance for loan losses to finance receivables and loans outstanding at March 31, 2010 (b)	2.9%	5.6%	3.6%	2.0%	2.9%
Net charge-offs to average finance receivables and loans outstanding at March 31, 2010 (b)	2.4%	1.1%	2.1%	0.7%	1.5%
Allowance for loan losses to total nonperforming finance receivables and loans at March 31, 2010 (b)	391.6%	142.2%	239.7%	42.4%	101.5%
Ratio of allowance for loans losses to net charge-offs at March 31, 2010	1.2	5.3	1.7	3.0	2.0

(a)	Includes adjustment to the allowance due to adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.

(b)	Coverage percentages are based on the allowance for loan losses related to finance receivables and loans excluding those loans held at fair value as a percentage of the unpaid principal balance, net of premiums and discounts.

The allowance for consumer loan losses at March 31, 2011, declined $275 million compared to March 31, 2010, reflecting an improved asset mix with higher quality recent vintages, the continued runoff of Nuvell and other liquidating portfolios, as well as improved loss performance.

The allowance for commercial loan losses declined $399 million at March 31, 2011, compared to March 31, 2010, primarily related to the sale of the resort finance portfolio and improved portfolio credit quality due to improved dealer performance.

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

	Consumer automobile	Consumer mortgage	Total consumer	Commercial	Total
	($ in millions)
Allowance at January 1, 2010	$1,024	$640	$1,664	$781	$2,445
Cumulative effect of change in accounting principles (a)	222	—	222	—	222
Charge-offs
Domestic	(776)	(239)	(1,015)	(282)	(1,297)
Foreign	(194)	(4)	(198)	(151)	(349)

Total charge-offs	(970)	(243)	(1,213)	(433)	(1,646)

Recoveries
Domestic	319	26	345	18	363
Foreign	71	1	72	13	85

Total recoveries	390	27	417	31	448

Net charge-offs	(580)	(216)	(796)	(402)	(1,198)
Provision for loan losses (b)	304	164	468	(26)	442
Discontinued operations	—	—	—	(4)	(4)
Other	—	(8)	(8)	(26)	(34)

Allowance at December 31, 2010	$970	$580	$1,550	$323	$1,873

Allowance for loan losses to finance receivables and loans outstanding at December 31, 2010 (c)	1.9%	5.4%	2.5%	0.8%	1.8%
Net charge-offs to average finance receivables and loans outstanding at December 31, 2010 (c)	1.4%	2.0%	1.5%	1.1%	1.3%
Allowance for loan losses to total nonperforming finance receivables and loans at December 31, 2010 (c)	469.2%	103.4%	202.0%	43.7%	124.3%
Ratio of allowance for loans losses to net charge-offs at December 31, 2010	1.7	2.7	1.9	0.8	1.6

(a)	Includes adjustment to the allowance due to adoption of ASU 2009-17. Refer to Note 1 to the Consolidated Financial Statements for additional information.

(b)	Includes $69 million benefit from the recognition of a recovery through provision upon the sale of the resort finance portfolio in September 2010.

(c)	Coverage percentages are based on the allowance for loan losses related to finance receivables and loans excluding those loans held at fair value as a percentage of the unpaid principal balance, net of premiums and discounts.

	Consumer automobile	Consumer mortgage	Total consumer	Commercial	Total
	($ in millions)
Allowance at January 1, 2009	$1,394	$1,142	$2,536	$897	$3,433
Charge-offs
Domestic	(1,001)	(1,424)	(2,425)	(955)	(3,380)
Foreign	(372)	(185)	(557)	(76)	(633)
Write-downs related to transfers to held-for-sale	(11)	(3,417)	(3,428)	(10)	(3,438)

Total charge-offs	(1,384)	(5,026)	(6,410)	(1,041)	(7,451)

Recoveries
Domestic	189	68	257	19	276
Foreign	71	—	71	5	76

Total recoveries	260	68	328	24	352

Net charge-offs	(1,124)	(4,958)	(6,082)	(1,017)	(7,099)
Provision for loan losses	755	3,951	4,706	898	5,604
Discontinued operations	13	556	569	(3)	566
Other	(14)	(51)	(65)	6	(59)

Allowance at December 31, 2009	$1,024	$640	$1,664	$781	$2,445

Allowance for loan losses to finance receivables and loans outstanding at December 31, 2009 (a)	3.4%	5.7%	4.0%	2.2%	3.2%
Net charge-offs to average finance receivables and loans outstanding at December 31, 2009 (a)	3.3%	23.9%	11.2%	2.8%	7.9%
Allowance for loan losses to total nonperforming finance receivables and loans at December 31, 2009 (a)	265.2%	148.7%	203.8%	41.5%	90.6%
Ratio of allowance for loans losses to net charge-offs at December 31, 2009	0.9	0.1	0.3	0.8	0.3

(a)	Coverage percentages are based on the allowance for loan losses related to finance receivables and loans excluding those loans held at fair value as a percentage of the unpaid principal balance, net of premiums and discounts.

The allowance for consumer loan losses was $1.6 billion at December 31, 2010, compared to $1.7 billion at December 31, 2009. The decline reflected the improved asset mix resulting from the strategic actions taken in late 2009 related to legacy mortgage loans and the continued runoff of Nuvell and other liquidating portfolios. Partially offsetting this decline was an increase in the allowance due to increased loans outstanding in the nonliquidating automobile portfolio.

The allowance for commercial loan losses was $323 million at December 31, 2010, compared to $781 million at December 31, 2009. The decline was primarily related to the sale of the resort finance portfolio, runoff in our commercial real estate portfolio, and improved portfolio credit quality due to improved dealer performance, strategic dealer exits, and the wind-down of operations in several nonstrategic countries.

Allowance for Loan Losses by Type

The following tables summarize the allocation of the allowance for loan losses by product type.

	March 31,
	2011			2010
	Allowance for loan losses	Allowance as a % of loans outstanding	Allowance as a % of allowance for loan losses	Allowance for loan losses	Allowance as a % of loans outstanding	Allowance as a % of allowance for loan losses
	($ in millions)
Consumer
Domestic
Consumer automobile	$727	1.8	40.2	$896	4.1	36.1
Consumer mortgage
1st Mortgage	304	4.4	16.8	400	5.7	16.1
Home equity	258	7.7	14.3	233	6.2	9.4

Total domestic	1,289	2.6	71.3	1,529	4.6	61.6

Foreign
Consumer automobile	189	1.1	10.5	224	1.4	9.0
Consumer mortgage
1st Mortgage	1	0.3	0.1	1	0.3	0.1
Home equity	—	—	—	—	—	—

Total foreign	190	1.1	10.6	225	1.4	9.1

Total consumer loans	1,479	2.2	81.9	1,754	3.6	70.7

Commercial
Domestic
Commercial and industrial
Automobile	70	0.3	3.9	86	0.4	3.5
Mortgage	—	—	—	2	0.2	0.1
Other	92	5.7	5.1	337	13.0	13.6
Commercial real estate
Automobile	54	2.6	3.0	67	3.2	2.7
Mortgage	—	—	—	6	10.6	0.2

Total domestic	216	0.7	12.0	498	1.8	20.1

Foreign
Commercial and industrial
Automobile	63	0.7	3.5	52	0.6	2.1
Mortgage	15	37.0	0.8	23	26.6	0.9
Other	28	9.3	1.5	101	30.4	4.1
Commercial real estate
Automobile	2	0.8	0.1	2	0.9	0.1
Mortgage	3	6.4	0.2	50	35.1	2.0

Total foreign	111	1.1	6.1	228	2.4	9.2

Total commercial loans	327	0.8	18.1	726	2.0	29.3

Total allowance for loan losses	$1,806	1.7	100.0	$2,480	2.9	100.0

	December 31,
	2010			2009
	Allowance for loan losses	Allowance as a % of loans outstanding	Allowance as a % of allowance for loan losses	Allowance for loan losses	Allowance as a % of loans outstanding	Allowance as a % of allowance for loan losses
	($ in millions)
Consumer
Domestic
Consumer automobile	$769	2.2%	41.0%	$772	6.2%	31.6%
Consumer mortgage
1st Mortgage	322	4.7	17.2	387	5.6	15.8
Home equity	256	7.5	13.7	251	6.5	10.3

Total domestic	1,347	3.0	71.9	1,410	6.0	57.7

Foreign
Consumer automobile	201	1.2	10.7	252	1.4	10.2
Consumer mortgage
1st Mortgage	2	0.4	0.1	2	0.5	0.1
Home equity	—	—	—	—	—	—

Total foreign	203	1.2	10.8	254	1.4	10.3

Total consumer loans	1,550	2.5	82.7	1,664	4.0	68.0

Commercial
Domestic
Commercial and industrial
Automobile	73	0.3	3.9	157	0.8	6.4
Mortgage	—	—	—	10	0.6	0.4
Other	97	5.4	5.2	322	12.0	13.2
Commercial real estate
Automobile	54	2.6	2.9	—	—	—
Mortgage	—	—	—	54	44.6	2.2

Total domestic	224	0.7	12.0	543	2.1	22.2

Foreign
Commercial and industrial
Automobile	33	0.4	1.7	54	0.7	2.2
Mortgage	12	30.5	0.7	20	21.0	0.8
Other	39	12.6	2.1	111	25.5	4.6
Commercial real estate
Automobile	2	0.9	0.1	—	—	—
Mortgage	13	16.9	0.7	53	32.5	2.2

Total foreign	99	1.1	5.3	238	2.7	9.8

Total commercial loans	323	0.8	17.3	781	2.2	32.0

Total allowance for loan losses	$1,873	1.8%	100.0%	$2,445	3.2%	100.0%

Provision for Loan Losses

The following tables summarize the provision for loan losses by product type.

	Three months ended March 31,
	2011	2010
	($ in millions)
Consumer
Domestic
Consumer automobile	$46	$84
Consumer mortgage
1st Mortgage	17	24
Home equity	23	(8)

Total domestic	86	100

Foreign
Consumer automobile	7	24
Consumer mortgage
1st Mortgage	—	2
Home equity	—	—

Total foreign	7	26

Total consumer loans	93	126

Commercial
Domestic
Commercial and industrial
Automobile	—	8
Mortgage	1	(7)
Other	(8)	19
Commercial real estate
Automobile	(1)	—
Mortgage	—	(6)

Total domestic	(8)	14

Foreign
Commercial and industrial
Automobile	31	5
Mortgage	1	2
Other	(9)	(3)
Commercial real estate
Automobile	—	—
Mortgage	5	—

Total foreign	28	4

Total commercial loans	20	18

Total provision for loans losses	$113	$144

	Year ended December 31,
	2010	2009
	($ in millions)
Consumer
Domestic
Consumer automobile	$228	$493
Consumer mortgage
1st Mortgage	72	2,360
Home equity	90	1,588

Total domestic	390	4,441

Foreign
Consumer automobile	76	262
Consumer mortgage
1st Mortgage	2	3
Home equity	—	—

Total foreign	78	265

Total consumer loans	468	4,706

Commercial
Domestic
Commercial and industrial
Automobile	2	54
Mortgage	(13)	36
Other (a)	(47)	348
Commercial real estate
Automobile	34	—
Mortgage	(10)	255

Total domestic	(34)	693

Foreign
Commercial and industrial
Automobile	(2)	32
Mortgage	(5)	17
Other	5	142
Commercial real estate
Automobile	2	—
Mortgage	8	14

Total foreign	8	205

Total commercial loans	(26)	898

Total provision for loan losses	$442	$5,604

(a)	Includes $69 million benefit from the recognition of a recovery through provision upon the sale of the resort finance portfolio in September 2010.

Lease Residual Risk Management

We are exposed to residual risk on vehicles in the consumer lease portfolio. This lease residual risk represents the possibility that the actual proceeds realized upon the sale of returned vehicles will be lower than the projection of these values used in establishing the pricing at lease inception. The following factors most significantly influence lease residual risk.

•

Used vehicle market—We are at risk due to changes in used vehicle prices. General economic conditions, used vehicle supply and demand, and new vehicle market prices most heavily influence used vehicle prices.

•

Residual value projections—We establish risk adjusted residual values at lease inception by consulting independently published guides and periodically reviewing these residual values during the lease term. These values are projections of expected values in the future (typically between two and four years) based on current assumptions for the respective make and model. Actual realized values often differ.

•	Remarketing abilities—Our ability to efficiently process and effectively market off-lease vehicles affects the disposal costs and the proceeds realized from vehicle sales.

•	Manufacturer vehicle and marketing programs—Automotive manufacturers influence lease residual results in the following ways:

•	The brand image of automotive manufacturers and consumer demand for their products affect residual risk as our lease portfolio consists primarily of these vehicles.

•

Automotive manufacturer marketing programs may influence the used vehicle market for those vehicles through programs such as incentives on new vehicles, programs designed to encourage lessees to terminate their leases early in conjunction with the acquisition of a new vehicle (referred to as pull-ahead programs), and special rate used vehicle programs.

•	Automotive manufacturers may provide support to us for certain residual deficiencies.

The following table summarizes the volume of serviced lease terminations in the United States over recent periods. It also summarizes the average sales proceeds on 24, 36, and 48 month scheduled lease terminations for those same periods at auction. The mix of terminated vehicles in 2010 was used to normalize results over previous periods to more clearly demonstrate market pricing trends.

	Year ended December 31,
	2010	2009	2008
Off-lease vehicles remarketed (in units)	376,203	369,981	425,567
Sales proceeds on scheduled lease terminations ($ per unit)
24-month	$28,008	$25,192	$21,866
36-month	19,226	17,327	13,828
48-month	14,722	12,384	10,641

Proceeds in 2009 and 2010 increased as market conditions for used vehicles improved. The improvement in proceeds was driven partly by lower used vehicle supply and increased consumer demand for used vehicles as the weakened U.S. economy drove consumer preference for used vehicles over higher cost new vehicles.

Country Risk

We have exposures to obligors domiciled in foreign countries; and therefore, our portfolio is subject to country risk. Country risk is the risk that conditions in a foreign country will impair the value of our assets, restrict our ability to repatriate equity or profits, or adversely impact the ability of the guarantor to uphold their obligations to us. Country risk includes risks arising from the economic, political, and social conditions prevalent in a country, as well as the strengths and weaknesses in the legal and regulatory framework. These conditions may have potentially favorable or unfavorable consequences for our investments in a particular country.

Country risk is measured by determining our cross-border outstandings in accordance with FFIEC guidelines. Cross-border outstandings are reported as assets within the country of which the obligor or guarantor resides. Furthermore, outstandings backed by tangible collateral are reflected under the country in which the collateral is held. For securities received as collateral, cross-border outstandings are assigned to the domicile of the issuer of the securities. Resale agreements are presented based on the domicile of the counterparty.

The following tables list all countries in which cross-border outstandings exceed 1.0% of consolidated assets.

	Banks	Public	Other	Net local country assets	Derivatives	Total cross- border outstandings
	($ in millions)
2010
Canada	$343	$361	$349	$4,678	$19	$5,750
Germany	587	40	111	3,485	76	4,299
United Kingdom	627	9	37	1,133	83	1,889
2009
Germany	$281	$66	$1,459	$3,057	$304	$5,167
United Kingdom	123	285	307	4,226	74	5,015
Canada	581	42	71	2,755	187	3,636

Market Risk

Our automotive financing, mortgage, and insurance activities give rise to market risk representing the potential loss in the fair value of assets or liabilities and earnings caused by movements in market variables, such as interest rates, foreign-exchange rates, equity prices, market perceptions of credit risk, and other market fluctuations that affect the value of securities and assets held-for-sale. We are primarily exposed to interest rate risk arising from changes in interest rates related to financing, investing, and cash management activities. More specifically, we have entered into contracts to provide financing, to retain mortgage servicing rights, and to retain various assets related to securitization activities all of which are exposed in varying degrees to changes in value due to movements in interest rates. Interest rate risk arises from the mismatch between assets and the related liabilities used for funding. We enter into various financial instruments, including derivatives, to maintain the desired level of exposure to the risk of interest rate fluctuations. Refer to Note 23 to the Consolidated Financial Statements for further information.

We are also exposed to foreign-currency risk arising from the possibility that fluctuations in foreign-exchange rates will affect future earnings or asset and liability values related to our global operations. We may enter into hedges to mitigate foreign exchange risk.

We also have exposure to equity price risk, primarily in our Insurance operations, which invests in equity securities that are subject to price risk influenced by capital market movements. We enter into equity options to economically hedge our exposure to the equity markets.

Although the diversity of our activities from our complementary lines of business may partially mitigate market risk, we also actively manage this risk. We maintain risk management control systems to monitor interest rates, foreign-currency exchange rates, equity price risks, and any of their related hedge positions. Positions are monitored using a variety of analytical techniques including market value, sensitivity analysis, and value at risk models.

Fair Value Sensitivity Analysis

The following table and subsequent discussion presents a fair value sensitivity analysis of our assets and liabilities using isolated hypothetical movements in specific market rates. The analysis assumes adverse instantaneous, parallel shifts in market exchange rates, interest rate yield curves, and equity prices. The analysis does not consider the financial offsets available through derivative activities. Additionally, since only adverse fair value impacts are included, the natural offset between asset and liability rate sensitivities that arise within a diversified balance sheet, such as ours, is not considered.

	December 31,
	2010			2009
	Nontrading		Trading (a)	Nontrading		Trading (a)
	($ in millions)
Financial instruments exposed to changes in:
Interest rates
Estimated fair value	(b	)	$240	(b	)	$739
Effect of 10% adverse change in rates	(b	)	(1)	(b	)	(18)
Foreign-currency exchange rates
Estimated fair value	$7,079		$94	$6,432		$111
Effect of 10% adverse change in rates	(708)		(9)	(643)		(11)
Equity prices
Estimated fair value	$796		$—	$675		$—
Effect of 10% decrease in prices	(80)		—	(68)		—

(a)	Includes our trading securities. Refer to Note 6 to the Consolidated Financial Statements for additional information on our trading portfolio.

(b)	Refer to the section below titled Net Interest Income Sensitivity Analysis for information on the interest rate sensitivity of our nontrading financial instruments.

The fair value of our foreign-currency exchange-rate sensitive financial instruments increased during the year ended December 31, 2010, compared to the same period in 2009, due to declines in our foreign denominated debt. This decline consequently drove the increase in the fair value estimate and associated adverse 10% change in rates impact. The increase in the fair value of our equity price sensitive financial instruments was driven by a change in mix within our investment portfolio. This change in equity exposure drove our increased sensitivity to a 10% decrease in equity prices.

Net Interest Income Sensitivity Analysis

We use net interest income sensitivity analysis to measure and manage the interest rate sensitivities of our nontrading financial instruments rather than the fair value approach. Interest rate risk represents the most significant market risk to the nontrading exposures. We actively monitor the level of exposure so that movements in interest rates do not adversely affect future earnings. Simulations are used to estimate the impact on our net interest income in numerous interest rate scenarios. These simulations measure how the interest rate scenarios will impact net interest income on the financial instruments on the balance sheet including debt securities, loans, deposits, debt, and derivative instruments. The simulations incorporate assumptions about future balance sheet changes including loan and deposit pricing, changes in funding mix, and asset/liability repricing, prepayments, and contractual maturities.

We prepare forward-looking forecasts of net interest income, which take into consideration anticipated future business growth, asset/liability positioning, and interest rates based on the implied forward curve. Simulations are used to assess changes in net interest income in multiple interest rates scenarios relative to the baseline forecast. The changes in net interest income relative to the baseline are defined as the sensitivity. The net interest income sensitivity tests measure the potential change in our pretax net interest income over the following twelve months. A number of alternative rate scenarios are tested including immediate parallel shocks to the forward yield curve, nonparallel shocks to the forward yield curve, and stresses to certain term points on the yield curve in isolation to capture and monitor a number of risk types.

Our twelve-month pretax net interest income sensitivity based on the forward-curve was as follows.

	Year ended December 31,
	2010	2009
	($ in millions)
Parallel rate shifts
- 100 basis points	$54	$15
+100 basis points	(99)	(129)
+200 basis points	(28)	(137)

Our net interest income was liability sensitive to a parallel move in interest rates at both years ended 2010 and 2009. The change in net interest income sensitivity from December 31, 2009, was due to the change in the level of forward short-term interest rates and the resultant impact on certain interest rate floors on commercial finance receivables and loans. Additionally, we reduced our net receive fixed interest rate swaps hedging the debt portfolio as part of our normal ALM activities, which contributed to the change.

Operational Risk

We define operational risk as the risk of loss resulting from inadequate or failed processes or systems, human factors, or external events. Operational risk is an inherent risk element in each of our businesses and related support activities. Such risk can manifest in various ways, including errors, business interruptions, and inappropriate behavior of employees, and can potentially result in financial losses and other damage to us.

To monitor and control such risk, we maintain a system of policies and a control framework designed to provide a sound and well-controlled operational environment. This framework employs practices and tools designed to maintain risk governance, risk and control assessment and testing, risk monitoring, and transparency through risk reporting mechanisms. The goal is to maintain operational risk at appropriate levels in view of our financial strength, the characteristics of the businesses and the markets in which we operate, and the related competitive and regulatory environment.

Notwithstanding these risk and control initiatives, we may incur losses attributable to operational risks from time to time, and there can be no assurance these losses will not be incurred in the future.

Liquidity Management, Funding, and Regulatory Capital

Overview

Liquidity management involves forecasting funding requirements driven by asset growth and liability maturities. The goal of liquidity management is to ensure we maintain adequate funds to meet changes in loan and lease demand, debt maturities, unexpected deposit withdrawals, and other seen and unforeseen corporate needs. Our primary funding objective is to ensure we maintain access to stable and diverse liquidity sources throughout all market cycles including periods of financial distress. Sources of liquidity include both retail and brokered deposits and secured and unsecured market-based funding across maturities, interest rate characteristics, currencies, and investor profiles. Further liquidity is available through committed facilities as well as funding programs supported by the Federal Reserve and the Federal Home Loan Bank of Pittsburgh (“FHLB”).

Liquidity risk arises from the failure to recognize or address changes in market conditions affecting both asset and liability flows. Effective liquidity risk management is critical to the viability of financial institutions to ensure an institution has the ability to meet contractual and contingent financial obligations. The ability to manage liquidity needs and contingent funding exposures has been essential to the solvency of financial institutions.

ALCO, the Asset-Liability Committee, is responsible for monitoring Ally’s liquidity position, funding strategies and plans, contingency funding plans, and counterparty credit exposure arising from financial transactions. ALCO delegates the planning and execution of liquidity management strategies to Corporate Treasury. We manage liquidity risk at the business segment, legal entity, and consolidated levels. Each reporting segment, along with Ally Bank and ResMor Trust, prepares periodic forecasts depicting anticipated funding needs and sources of funds with oversight and monitoring by Corporate Treasury. Corporate Treasury manages liquidity under baseline projected economic scenarios as well as more severe economically stressed environments. Corporate Treasury, in turn, plans and executes our funding strategies.

In addition, we have established internal management committees to assist senior leadership in monitoring and managing our liquidity positions and funding plans. The Liquidity Risk Council is responsible for monitoring liquidity risk tolerance while maintaining adequate liquidity and analyzing liquidity risk measurement standards, liquidity position and investment alternatives, funding plans, forecasted liquidity needs and related risks and opportunities, liquidity buffers, stress testing, and contingency funding. The Structured Funding Risk Council is responsible for assisting senior leadership in the execution of its structured funding strategy and risk management accountabilities.

We maintain available liquidity in the form of cash, highly liquid unencumbered securities and available credit facility capacity that, taken together, are intended to allow us to operate and to meet our contractual obligations in the event of market-wide disruptions and enterprise-specific events. We maintain available liquidity at various entities, including Ally Bank and Ally Financial Inc., the parent company, and consider regulatory and tax restrictions that may limit our ability to transfer funds across entities. At March 31, 2011 and December 31, 2010, we maintained $22.0 billion and $23.8 billion of total available parent company liquidity and $11.4 billion and $7.5 billion of total available liquidity at Ally Bank, respectively. To optimize cash and secured facility capacity between entities, the parent company lends cash to Ally Bank from time to time under an intercompany loan agreement. At March 31, 2011 and December 31, 2010, $2.3 billion and $3.7 billion, respectively, was outstanding under the intercompany loan agreement. Amounts outstanding are repayable to the parent company at any time, subject to five days notice. As a result, this amount is included in the parent company available liquidity and excluded from the available liquidity at Ally Bank in the above figures. For this purpose, parent company includes our consolidated operations less our Insurance operations, ResCap, and Ally Bank.

Funding Strategy

Our liquidity and ongoing profitability are largely dependent on our timely access to funding and the costs associated with raising funds in different segments of the capital markets. We continue to be extremely focused on maintaining and enhancing our liquidity. Our funding strategy primarily focuses on the development of diversified funding sources across a global investor base to meet all our liquidity needs and to ensure an appropriate maturity profile. These funding sources include unsecured debt capital markets, asset-backed securitizations, whole-loan sales, domestic and international committed and uncommitted bank lines, brokered certificates of deposits, and retail deposits. We also supplement these sources with short-term borrowings, including Demand Notes, unsecured bank loans, and repurchase arrangements. Creating funding from a wide range of sources across geographic locations strengthens our liquidity position and limits dependence on any single source. We evaluate funding markets on an ongoing basis to achieve an appropriate balance of unsecured and secured funding sources and the maturity profiles of both. In addition, we further distinguish our funding strategy between bank funding and holding company or nonbank funding.

Throughout 2009 and 2010, we have been directing new bank-eligible assets in the United States to Ally Bank in order to reduce and minimize our nonbanking exposures and funding requirements. We expect that this development will further allow us to use bank funding for a wider array of our automotive finance assets and to provide a sustainable long-term funding channel for the business. As a result of the conversion of $5.5 billion of Ally Mandatorily Convertible Preferred (“MCP”) stock held by Treasury into common stock on December 30, 2010, and consequent reduction of the equity interests held by General Motors and the GM Trust, the Federal Reserve has determined that GM will no longer be considered an “affiliate” of Ally Bank for purposes of Sections 23A and 23B of the Federal Reserve Act, which imposes limitations on transactions between banks and their affiliates. Transactions between Ally Bank and GM will continue to be subject to regulation and examination by the bank’s primary federal regulator, the Federal Deposit Insurance Corporation.

Ally Bank

Ally Bank raises deposits directly from customers through the direct banking channel via the internet and over the telephone. Ally Bank provides our automotive finance and mortgage loan operations with a stable and low cost funding source. Ally Bank funded 56% and 64% of our U.S. retail automotive loans during the three months ended March 31, 2011 and December 31, 2010, respectively. At March 31, 2011 and December 31, 2010, we had $35.4 billion and $33.9 billion of deposits including $23.5 billion and $21.8 billion of retail deposits sourced by Ally Bank, respectively. The growth of our retail deposit base from $7.2 billion at the end of 2008 to $23.5 billion at March 31, 2011 enabled us to reduce our cost of funds during that period. We expect to continue to lower our cost of funds as our deposit base grows.

At March 31, 2011, Ally Bank maintained cash liquidity of $3.7 billion and highly liquid U.S. federal government and U.S. agency securities of $5.0 billion, excluding certain securities that were encumbered at March 31, 2011. In addition, at March 31, 2011, Ally Bank had unused capacity in committed secured funding facilities of $4.9 billion, including an equal allocation of shared unused capacity of $3.9 billion from a facility also available to the parent company. At December 31, 2010, Ally Bank maintained cash liquidity of $3.1 billion and highly liquid U.S. federal government and U.S. agency securities of $4.4 billion, excluding certain securities that were encumbered at December 31, 2010. In addition, at December 31, 2010, Ally Bank had unused capacity in committed secured funding facilities of $3.8 billion, including an equal allocation of the unused capacity from a $4.1 billion shared facility also available to the parent company. Our ability to access this unused capacity depends on having eligible assets to collateralize the incremental funding and, in some instances, the execution of interest rate hedges.

Maximizing bank funding is the cornerstone of our long-term liquidity strategy. We have made significant progress in migrating assets to Ally Bank and growing our retail deposit base since becoming a bank holding company. Growth in retail deposits is key to further reducing our cost of funds and decreasing our reliance on the capital markets and other sources of funding. We believe deposits provide a low-cost source of funds that are less sensitive to interest rate changes, market volatility, or changes in our credit ratings than other funding sources. We have continued to expand our deposit gathering efforts through our direct and indirect marketing channels. Current retail product offerings consist of a variety of savings products including certificates of deposits (“CDs”), savings accounts, and money market accounts, as well as an online checking product. In addition, we have brokered deposits, which are obtained through third-party intermediaries. In the first quarter of 2011, the deposit base at Ally Bank grew $1.5 billion, ending the quarter at $35.4 billion from $33.9 billion at December 31, 2010. In 2010, the deposit base at Ally Bank grew $5.1 billion, ending the year at $33.9 billion from $28.8 billion at December 31, 2009. The growth in deposits was primarily attributable to our retail deposit portfolio. Strong retention rates materially contributed to our growth in retail deposits during 2010. In the first quarter of 2011 and the fourth quarter of 2010, we retained 86% and 85% of CD balances up for renewal during the same period, respectively. In addition to retail and brokered deposits, Ally Bank had access to funding through a variety of other sources including FHLB advances, the Federal Reserve’s Discount Window, public securitizations and private funding arrangements. At March 31, 2011 and December 31, 2010, debt outstanding from the FHLB totaled $4.8 billion and $5.3 billion, respectively, with no debt outstanding from the Federal Reserve. Also, as part of our liquidity and funding plans, Ally Bank utilizes certain securities as collateral to access funding from repurchase agreements with third parties. Repurchase agreements are generally short-term and often occur overnight. Funding from repurchase agreements was accounted for as debt on our Consolidated Balance Sheet.

At March 31, 2011, December 31, 2010 and 2009, Ally Bank had no debt outstanding under repurchase agreements.

In addition to building a larger deposit base, we continue to remain active in the securitization markets to finance our Ally Bank automotive loan portfolios. During the first quarter of 2011, Ally Bank completed four transactions and raised $3.4 billion of secured funding backed by retail and dealer floorplan automotive loans, as well as consumer leases. While deposits provide for a more stable funding base, our efficiencies in securitizations and improving capital market conditions have resulted in a reduction in the cost of funds achieved through secured funding transactions, making them a very attractive source of funding. For retail automotive loans and leases, the primary reason why securitizations are an attractive funding source is that the term structure locks in funding for a specified pool of loans and leases for the life of the underlying asset. Once a pool of retail automotive loans are selected and placed into a securitization, the underlying assets will have no bearing on any incremental liquidity risk. We manage the execution risk arising from secured funding by maintaining a diverse investor base and maintaining committed secured facilities. In the first quarter of 2011, we renewed our syndicated revolving credit facility that is secured by automotive retail loans, leases, and dealer floorplan automotive loans. The facility size was increased from $7.0 billion to $7.5 billion and the tenor for half of the facility size was extended to two years, with the other half remaining at a 364-day maturity. At March 31, 2011, the total credit commitments capable of financing Ally Bank’s automobile loan portfolios were $12.9 billion, which included $4.1 billion of commitments available to Ally Bank or the parent company.

Refer to Note 15 to the Consolidated Financial Statements for a summary of deposit funding by type.

The following table shows Ally Bank’s number of accounts and deposit balances by type as of the end of each quarter since 2009.

	1st Quarter 2011	4th Quarter 2010	3rd Quarter 2010	2nd Quarter 2010	1st Quarter 2010	4th Quarter 2009	3rd Quarter 2009	2nd Quarter 2009	1st Quarter 2009
	($ in millions)
Number of accounts	798,622	726,104	676,419	616,665	573,388	535,301	506,313	461,229	362,776
Deposits
Retail	$23,469	$21,817	$20,504	$18,690	$17,672	$16,926	$15,901	$14,464	$11,026
Brokered	9,836	9,992	9,978	9,858	9,757	10,149	9,151	8,141	9,072
Other (1)	2,064	2,108	2,538	2,267	1,914	1,767	2,331	2,194	1,950

Total deposits	$35,369	$33,917	$33,020	$30,815	$29,343	$28,842	$27,383	$24,799	$22,048

(1)	Other deposits include mortgage escrow and other deposits (excluding intercompany deposits).

Nonbank Funding

At March 31, 2011, the parent company maintained cash liquidity of $7.6 billion and unused capacity in committed credit facilities of $10.9 billion, including an equal allocation of shared unused capacity of $3.9 billion from a facility also available to Ally Bank. At December 31, 2010, the parent company maintained cash liquidity in the amount of $6.7 billion and unused capacity in committed credit facilities of $11.1 billion, including an equal allocation of the unused capacity from a $4.1 billion shared facility also available to Ally Bank. Our ability to access unused capacity in secured facilities depends on having eligible assets to collateralize the incremental funding and, in some instances, the execution of interest rate hedges. As we shift our focus to growing bank funding capabilities in line with increasing asset originations at Ally Bank, we are similarly focused on minimizing uses of our parent company liquidity and reducing the amount of assets funded outside the bank. Funding sources at the parent company generally consist of longer-term unsecured debt, private credit facilities, asset-backed securitizations, and a modest amount of short-term borrowings.

We continue to access the unsecured debt markets to further strengthen the parent company liquidity position. During the first quarter of 2011, we completed an offering of $2.3 billion in aggregate principal amount of unsecured term debt with a tenor of three years. In April, we completed a $1.5 billion offering, which included both fixed and floating rate notes with a tenor of approximately three years. In addition to funding in the debt capital markets, we have offered short-term and long-term unsecured debt through a retail debt program known as SmartNotes. SmartNotes are floating-rate instruments with fixed-maturity dates ranging from 9 months to 30 years that we have issued through a network of participating broker-dealers. There were $9.7 billion and $9.8 billion and $10.9 billion of SmartNotes outstanding at March 31, 2011, and December 31, 2010 and 2009, respectively. For the remainder of 2011, we expect to continue to follow this approach of being aggressive, yet opportunistic in the unsecured debt markets to prefund upcoming debt maturities.

During 2010, we completed transactions in the unsecured debt markets to further strengthen the parent company liquidity position. We raised over $8.0 billion in the unsecured bond markets including a $1.0 billion issuance in the fourth quarter. Of the $8.0 billion issued this year, $3.7 billion had a term of 10 years while the remaining amount had a term of 5 or 7 years.

We also obtain short-term unsecured funding from the sale of floating-rate demand notes under our Demand Notes program. The holder has the option to require us to redeem these notes at any time without restriction. Demand Notes outstanding were $2.3 billion at March 31, 2011, $2.0 billion at December 31, 2010, and $1.3 billion at December 31, 2009. Unsecured short-term bank loans also provide short term funding. At March 31, 2011, we had $4.6 billion in short-term unsecured debt outstanding, an increase of $0.4 billion from December 31, 2010. At December 31, 2010, we had $4.2 billion in short-term unsecured debt outstanding, an increase of $1.0 billion from December 31, 2009. Refer to Note 16 and Note 17 to the Consolidated Financial Statements for additional information about our outstanding short-term borrowings and long-term unsecured debt, respectively.

Secured funding continues to be a significant source of financing at the parent company. Internationally, we will continue to remain active in both the public and private securitization markets. During the first quarter of 2011, we completed a Canadian public term securitization transaction backed by retail automotive loans that resulted in $748 million of funding. In the United States, new automotive term securitization transactions were issued through Ally Bank only, which is consistent with our broader strategy of directing new bank-eligible assets to Ally Bank in order to reduce and minimize our nonbanking exposures and funding requirements at the parent company. We still maintain significant credit capacity in North America to fund automotive-related assets, including a $7.5 billion syndicated facility that was renewed in March 2011 and funds U.S. and Canadian automotive retail and commercial loans, as well as leases. The tenor for half of the facility is two years with the other half having a 364-day maturity. In addition to this facility, there was $9.5 billion of committed capacity available exclusively for the parent company in various secured facilities around the globe at March 31, 2011.

Recent Funding Developments

In summary, during the first quarter of 2011, we completed funding transactions totaling over $7 billion, and we renewed over $16 billion of key existing funding facilities as we realized ready access to both the public and private markets. Key funding highlights from the first quarter of 2011 were as follows:

•	We issued $2.3 billion of unsecured debt that matures in 2014.

•

We raised $4.6 billion from the sale of asset-backed securities publicly and privately in the United States and Canada. Ally Bank completed four transactions and raised $3.4 billion of secured funding backed by retail and dealer floorplan automotive loans, as well as leases. We completed a public term securitization transaction in Canada that raised approximately $748 million. Also in March 2011, ResCap completed the sale of $450 million of securities backed by mortgage servicer advances.

•

In March 2011, we completed the refinancing of $15 billion in credit facilities at both the parent company and Ally Bank with a syndicate of 21 lenders. The $15 billion funding capacity can be used to fund retail, lease and dealer floorplan automotive assets and is allocated to two separate $7.5 billion facilities, one of which is available to the parent company and a Canadian subsidiary while the other is available to Ally Bank. Each new facility replaces existing facilities that were due to mature in the second quarter of 2011. Half the capacity will mature in two years with the other half remaining as a 364-day maturity.

•	We also renewed, extended, and completed multiple private credit facilities that provide $1.8 billion of funding capacity.

•

In March, we completed a key first step in our plan to repay the U.S. taxpayer. The U.S. Department of Treasury (Treasury) was repaid $2.7 billion from the sale of all the Trust Preferred Securities that Treasury held with Ally. This represented the full value of Treasury’s investment in these securities. Ally did not receive any proceeds from the offering of the Trust Preferred Securities.

In summary, during 2010, we completed funding transactions totaling almost $36 billion and we renewed key existing funding facilities as we realized ready access to both the public and private markets. Key funding highlights from 2010 are as follows:

•

We issued over $8.0 billion of unsecured debt, which included issuances in both the U.S. and European markets. Of the $8.0 billion issued in 2010, $3.7 billion had a term of 10 years while the remaining amount had a term of 5 or 7 years. In the fourth quarter of 2010, we issued $1.0 billion of unsecured long-term debt with a maturity of 7 years. In 2011, we raised an additional $2.25 billion of unsecured debt with a tenor of three years.

•

We raised over $15 billion from the sale of asset-backed securities publicly and privately in multiple jurisdictions. In the United States, we completed Ally Bank-sponsored transactions totaling $8.1 billion, of which $2.0 billion was completed in the fourth quarter. We also completed $674 million of issuance supported by mortgage servicer advances and mortgage loans. Outside the United States, we issued $6.2 billion through public and private automotive securitization transactions.

•

We created more than $12 billion of new committed credit capacity including $8.3 billion solely dedicated to fund automotive assets at Ally Bank and new mortgage facilities in the United States that provide committed credit capacity of $725 million. In the fourth quarter, we entered into new committed secured auto facilities in Canada and Brazil that provide total capacity of $1.4 billion.

•	We renewed over $8 billion of key private funding facilities at our Automotive Finance operations and Mortgage operations.

•

As a result of the conversion of $5.5 billion of Ally Mandatorily Convertible Preferred (MCP) stock held by Treasury into common stock on December 30, 2010, the dividend payments payable to our preferred shareholders will be reduced by approximately $500 million annually. This is expected to improve long-term profitability with a lower cost of funds and enhances capital preservation.

Funding Sources

The following table summarizes debt and other sources of funding and the amount outstanding under each category for the periods shown.

As a result of our funding strategy to maximize funding sources at Ally Bank and grow our retail deposit base, the percentage of funding sources from Ally Bank has increased in 2011 from 2010 levels. In addition, deposits represent a larger portion of the overall funding mix.

($ in millions)	Bank	Nonbank	Total	%
March 31, 2011
Secured financings	$21,796	$21,466	$43,262	32
Institutional term debt	—	27,579	27,579	20
Retail debt programs (a)	—	14,464	14,464	11
Temporary Liquidity Guarantee Program (TLGP)	—	7,400	7,400	5
Bank loans and other	1	2,589	2,590	2

Total debt (b)	21,797	73,498	95,295	70
Deposits (c)	35,369	5,327	40,696	30

Total on-balance sheet funding	$57,166	$78,825	$135,991	100

Off-balance sheet securitizations
Mortgage loans	$—	$68,600	$68,600

Total off-balance sheet securitizations	$—	$68,600	$68,600

December 31, 2010
Secured financings	$20,199	$22,193	$42,392	32
Institutional term debt	—	27,257	27,257	21
Retail debt programs (a)	—	14,249	14,249	10
Temporary Liquidity Guarantee Program (TLGP)	—	7,400	7,400	6
Bank loans and other	1	2,374	2,375	2

Total debt (b)	20,200	73,473	93,673	71
Deposits (c)	33,917	5,131	39,048	29

Total on-balance sheet funding	$54,117	$78,604	$132,721	100

Off-balance sheet securitizations
Mortgage loans	$—	$69,356	$69,356

Total off-balance sheet securitizations	$—	$69,356	$69,356

(a)	Primarily includes $9,687 million and $9,784 million of Ally SmartNotes at March 31, 2011, and December 31, 2010, respectively.

(b)	Excludes fair value adjustment as described in Note 21 to the Condensed Consolidated Financial Statements.

(c)	Bank deposits include retail, brokered and mortgage escrow and other deposits. Nonbank deposits include dealer wholesale deposits and deposits at ResMor Trust. Intercompany deposits are not included.

Refer to Note 15 to the Condensed Consolidated Financial Statements for a summary of the scheduled maturity of long-term debt at March 31, 2011.

As a result of our funding strategy to maximize funding sources at Ally Bank and grow our retail deposit base, the percentage of funding sources from Ally Bank has increased in 2010 from 2009 levels. In addition, deposits represent a larger portion of the overall funding mix.

	Bank	Nonbank	Total	%
	($ in millions)
December 31,
2010
Secured financings	$20,199	$22,193	$42,392	32
Institutional term debt	—	27,257	27,257	21
Retail debt programs (a)	—	14,249	14,249	11
Temporary Liquidity Guarantee Program (TLGP)	—	7,400	7,400	6
Bank loans and other	1	2,374	2,375	2

Total debt (b)	20,200	73,473	93,673	72
Bank deposits (c)	31,847	5,131	36,978	28

Total on-balance sheet funding	$52,047	$78,604	$130,651	100

Off-balance sheet securitizations
Mortgage loans	$—	$69,356	$69,356

Total off-balance sheet securitizations	$—	$69,356	$69,356

2009
Secured financings	$11,777	$36,982	$48,759	38
Institutional term debt	—	24,809	24,809	19
Retail debt programs (a)	8	14,614	14,622	12
Temporary Liquidity Guarantee Program (TLGP)	—	7,400	7,400	6
Bank loans and other	59	2,135	2,194	2

Total debt (b)	11,844	85,940	97,784	77
Bank deposits (c)	27,078	2,928	30,006	23

Total on-balance sheet funding	$38,922	$88,868	$127,790	100

Off-balance sheet securitizations
Retail finance receivables	$—	$6,654	$6,654
Mortgage loans	—	99,123	99,123

Total off-balance sheet securitizations	$—	$105,777	$105,777

(a)	Primarily includes $9,784 million and $10,878 million of Ally SmartNotes at December 31, 2010 and 2009, respectively.

(b)	Excludes fair value adjustment as described in Note 27 to the Consolidated Financial Statements.

(c)	Bank deposits include deposits at Ally Bank, excluding mortgage escrow and intercompany deposits. Nonbank deposits include deposits at ResMor Trust and dealer wholesale deposits.

Refer to Note 17 to the Consolidated Financial Statements for a summary of the scheduled maturity of long-term debt at December 31, 2010.

Funding Facilities

We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them. The amounts outstanding under our various funding facilities are included on our Consolidated Balance Sheet.

As of March 31, 2011, Ally Bank had exclusive access to $8.8 billion of funding capacity from committed credit facilities. Ally Bank also has access to a $4.1 billion committed facility that is shared with the parent company. Funding programs supported by the Federal Reserve and the FHLB complement Ally Bank’s private committed facilities.

In 2010, Ally Bank entered into its first committed credit facilities. These facilities are secured by automotive receivables and have given Ally Bank exclusive access to $8.3 billion of funding capacity. Ally Bank also has access to a $4.1 billion committed facility that is shared with the parent company. Funding programs supported by the Federal Reserve and the FHLB complement Ally Bank’s private committed facilities. Growth in total capacity at Ally Bank has been offset by reductions in the parent company’s committed capacity, which is consistent with our asset origination strategy. The reduction in committed capacity for the parent company has been coupled with a reduction in debt outstanding under the facilities, such that the unused capacity and related funding available solely to the parent company increased marginally year-over-year to $9.1 billion.

The total capacity in our committed funding facilities is provided by banks through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date. At March 31, 2011, $29.3 billion of our $32.1 billion of committed capacity was revolving. Many of our revolving facilities have a tenor of 364 days and are renewed annually, but recently, we have been able to establish $9.4 billion of committed funding capacity with a tenor greater than 364 days.

Committed Funding Facilities

	Outstanding		Unused capacity (a)		Total capacity
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2011	Dec. 31, 2010
	($ in billions)
Bank funding
Secured	$5.8	$6.4	$3.0	$1.9	$8.8	$8.3
Nonbank funding
Unsecured
Automotive Finance operations	0.8	0.8	—	—	0.8	0.8
Secured
Automotive Finance operations and other	8.1	8.3	8.9	9.1	17.0	17.4
Mortgage operations	1.1	1.0	0.3	0.6	1.4	1.6

Total nonbank funding	10.0	10.1	9.2	9.7	19.2	19.8

Shared capacity (b)	0.2	0.2	3.9	3.9	4.1	4.1

Total committed facilities	$16.0	$16.7	$16.1	$15.5	$32.1	$32.2

(a)	Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.
(b)	Funding is generally available for assets originated by Ally Bank or the parent company, Ally Financial Inc.

	Outstanding		Unused capacity (a)		Total capacity
	December 31,
	2010	2009	2010	2009	2010	2009
	($ in billions)
Bank funding
Secured	$6.4	$—	$1.9	$—	$8.3	$—
Nonbank funding
Unsecured
Automotive Finance operations	0.8	0.7	—	0.1	0.8	0.8
Secured
Automotive Finance operations and other	8.3	23.0	9.1	9.0	17.4	32.0
Mortgage operations	1.0	1.7	0.6	0.4	1.6	2.1

Total nonbank funding	10.1	25.4	9.7	9.5	19.8	34.9

Shared capacity (b)	0.2	0.8	3.9	3.2	4.1	4.0

Total committed facilities	16.7	26.2	15.5	12.7	32.2	38.9

Whole-loan forward flow agreements (c)	—	—	—	9.4	—	9.4

Total	$16.7	$26.2	$15.5	$22.1	$32.2	$48.3

(a)	Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.

(b)	Funding is generally available for assets originated by Ally Bank or the parent company, Ally Financial Inc.

(c)	Represents commitments of financial institutions to purchase U.S. automotive retail assets.

Uncommitted Funding Facilities

	Outstanding		Unused capacity		Total capacity
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2011	Dec. 31, 2010
	($ in billions)
Bank funding
Secured
Federal Reserve funding programs	$—	$—	$5.7	$4.0	$5.7	$4.0
FHLB advances	4.8	5.3	0.8	0.2	5.6	5.5

Total bank funding	4.8	5.3	6.5	4.2	11.3	9.5

Nonbank funding
Unsecured
Automotive Finance operations	1.6	1.4	0.5	0.6	2.1	2.0
Secured
Automotive Finance operations	—	0.1	0.1	—	0.1	0.1
Mortgage operations	—	—	0.1	0.1	0.1	0.1

Total nonbank funding	1.6	1.5	0.7	0.7	2.3	2.2

Total uncommitted facilities	$6.4	$6.8	$7.2	$4.9	$13.6	$11.7

	Outstanding		Unused capacity		Total capacity
	December 31,
	2010	2009	2010	2009	2010	2009
	($ in billions)
Bank funding
Secured
Federal Reserve funding programs	$—	$5.0	$4.0	$2.8	$4.0	$7.8
FHLB advances	5.3	5.1	0.2	0.8	5.5	5.9

Total bank funding	5.3	10.1	4.2	3.6	9.5	13.7

Nonbank funding
Unsecured
Automotive Finance operations	1.4	0.8	0.6	0.1	2.0	0.9
Secured
Automotive Finance operations	0.1	0.3	—	0.1	0.1	0.4
Mortgage operations	—	—	0.1	0.2	0.1	0.2

Total nonbank funding	1.5	1.1	0.7	0.4	2.2	1.5

Total uncommitted facilities	$6.8	$11.2	$4.9	$4.0	$11.7	$15.2

Bank Funding Facilities

Facilities for Automotive Finance Operations—Secured

Ally Bank’s largest facility is a $7.5 billion revolving syndicated credit facility secured by automotive receivables. At March 31, 2011, the amount outstanding under this facility was $5.1 billion. Ally Bank’s other committed facilities are also available to fund automotive receivables. During the first quarter of 2011, we successfully renewed the $7.5 billion facility as well as a $500 million credit facility. The tenor of half of the $7.5 billion facility was extended to two years, with the other half remaining at a 364-day maturity. In total, Ally Bank maintained committed credit facilities that provide capacity of $12.9 billion at March 31, 2011, including $4.1 billion of commitments available to Ally Bank or the parent company. In the event these facilities are not renewed, the outstanding debt will be repaid over time as the underlying collateral amortizes.

Nonbank Funding Facilities

Facilities for Automotive Finance Operations—Unsecured

Revolving credit facilities—At March 31, 2011 and December 31, 2010, we maintained $486 million of commitments in our U.S. unsecured revolving credit facility maturing June 2012. This facility was fully drawn. We also maintained $281 million and $274 million of committed unsecured bank facilities in Canada and $49 million and $47 million in Europe at March 31, 2011 and December 31, 2010, respectively. The Canadian facilities expire in June 2012 and the European facility expires in March 2012.

Facilities for Automotive Finance Operations—Secured

The parent company’s largest facility is a $7.5 billion revolving syndicated credit facility secured by U.S. and Canadian automotive receivables. This facility was renewed in March 2011 with the tenor for half of the facility extended to two years and with the other half remaining as a 364-day maturity. In the event this facility is not renewed at maturity, the outstanding debt will be repaid over time as the underlying collateral amortizes. At March 31, 2011, there was no debt outstanding under this facility.

In addition to our syndicated revolving credit facility, we also maintain various bilateral and multilateral secured credit facilities in multiple countries that fund our Automotive Finance operations. These are primarily private securitization facilities that fund a specific pool of automotive assets. Many of the facilities have revolving commitments and allow for the funding of additional assets during the commitment period. In total, the parent company maintained $17.0 billion of committed secured credit facilities to fund automotive assets at the end of the first quarter of 2011, excluding $4.1 billion of commitments available to Ally Bank or the parent company.

Facilities for Mortgage Operations—Secured

At March 31, 2011, we had capacity of $500 million to fund eligible mortgage servicing rights and capacity of $350 million to fund mortgage servicer advances. At December 31, 2010, we had capacity of $550 million to fund eligible mortgage servicing rights and capacity of $475 million to fund mortgage servicer advances. At March 31, 2011, we also maintained an additional $515 million of committed capacity to fund mortgage loans.

Cash Flows

Net cash provided by operating activities was $3.1 billion for the three months ended March 31, 2011, compared to $7.4 billion for the same period in 2010. During the three months ended March 31, 2011, the net cash inflow from sales and repayment of mortgage and automotive loans held-for-sale exceeded cash outflow from new originations and purchases of such loans by $3.2 billion. During the three months ended March 31, 2010, this activity resulted in a net cash inflow of $5.6 billion.

Net cash provided by operating activities was $11.6 billion for the year ended December 31, 2010, compared to net cash used in operating activities of $5.1 billion in 2009. During the year ended December 31, 2010, the net cash inflow from sales and repayments of mortgage and automobile loans held-for-sale exceeded cash outflow from new originations and purchases of such loans by $6.3 billion. During the year ended December 31, 2009, such activity resulted in cash outflow of $9.6 billion. The favorable increase was primarily due higher levels of automobile loans classified as held-for-investment rather than held for sale at origination during 2010.

Net cash used in investing activities was $3.6 billion for the three months ended March 31, 2011, compared to $69 million for the same period in 2010. Net cash flows from finance receivables and loans decreased $1.9 billion for the three months ended March 31, 2011, compared to the same period in 2010. The cash outflow to purchase operating lease assets exceeded cash inflows from disposals of such assets by $51 million for the three months ended March 31, 2011. These activities resulted in a net cash inflow of $1.4 billion for the three months ended March 31, 2010. The shift in net cash flow attributable to leasing activities compared to the prior year was primarily due to a year over year increase in lease origination activity. Cash received from sales and maturities of available-for-sale investment securities, net of purchases, decreased $753 million during the three months ended March 31, 2011, compared to the same period in 2010.

Net cash used in investing activities was $7.6 billion for the year ended December 31, 2010, compared to net cash provided of $17.1 billion in 2009. Net cash flows from finance receivables and loans, including notes receivable from GM, decreased $29.5 billion for the year ended December 31, 2010, compared to 2009. The cash outflow to purchase available-for-sale investment securities, net of proceeds from sales and maturities, totaled $1.7 billion in 2010, compared to a net cash outflow of $6.5 billion in 2009.

Net cash provided by financing activities for the three months ended March 31, 2011, totaled $2.2 billion, compared to net cash used of $8.4 billion in the same period in 2010. Cash generated from long-term debt issuances replaced cash used to repay such debt for the three months ended March 31, 2011. For the comparable period in 2010, cash repayments exceeded proceeds from new issuances of long-term debt by $6.6 billion. Additionally, contributing to the increase in cash inflow was an increase in short-term debt obligations of $2.7 billion and an increase in cash inflow from bank deposits of $918 million for the three months ended March 31, 2011, compared to the same period in 2010.

Net cash used in financing activities for the year ended December 31, 2010, totaled $8.0 billion, compared to $11.0 billion in 2009. New equity issuances decreased $10.0 billion because no such issuances were made during 2010. Proceeds from issuance of long-term debt increased $8.3 billion during the year ended December 31, 2010, while cash used to repay debt decreased $12.0 billion. Cash provided by deposits was $6.6 billion for the year ended December 31, 2010, compared to $10.7 billion for the year ended December 31, 2009.

Regulatory Capital

Refer to Note 22 to the Notes to Consolidated Financial Statements for a description of our regulatory capital.

Comprehensive Capital Analysis and Review

The Comprehensive Capital Analysis and Review (CCAR) involves the FRB’s forward-looking evaluation of the internal capital planning processes of large, complex bank holding companies and their proposals to undertake capital actions in 2011, such as increasing dividend payments or repurchasing or redeeming stock. In November 2010, the FRB issued guidelines to provide a common, conservative approach to ensure that bank holding companies hold adequate capital to maintain ready access to funding, continue operations, and meet their obligations to creditors and counterparties, and continue to serve as credit intermediaries, even under adverse conditions. As a large bank holding company, we submitted a comprehensive capital plan and additional supervisory information to the FRB during the first quarter of 2011 in conjunction with CCAR. At this time, our capital plan is still under review by the FRB.

Credit Ratings

The cost and availability of unsecured financing are influenced by credit ratings, which are intended to be an indicator of the creditworthiness of a particular company, security, or obligation. Lower ratings result in higher borrowing costs and reduced access to capital markets. This is particularly true for certain institutional investors whose investment guidelines require investment-grade ratings on term debt and the two highest rating categories for short-term debt (particularly money market investors).

Nationally recognized statistical rating organizations have rated substantially all our debt. The following table summarizes our current ratings and outlook by the respective nationally recognized rating agencies.

Rating agency	Commercial paper	Senior debt	Outlook	Date of last action
Fitch	B	BB	Stable	February 2, 2011	(a)
Moody’s	Not-Prime	B1	Stable	February 7, 2011	(b)
S&P	C	B+	Stable	May 4, 2011	(c)
DBRS	R-4	BB-Low	Positive	February 4, 2011	(d)

(a)	Fitch upgraded our senior debt rating to BB from B, affirmed the commercial paper rating of B, and changed the outlook to Stable on February 2, 2011.

(b)	Moody’s upgraded our senior debt rating to B1 from B3, affirmed the commercial paper rating of Not Prime, and affirmed the outlook of Stable on February 7, 2011.

(c)	Standard & Poor’s upgraded our senior debt rating to B+ from B, affirmed the commercial paper rating of C, and affirmed the outlook of Stable on May 4, 2011.

(d)	DBRS affirmed our senior debt rating of BB-Low, affirmed the commercial paper rating of R-4, and changed the outlook to Positive on February 4, 2011.

Insurance Financial Strength Ratings

Substantially all of our U.S. Insurance operations have a Financial Strength Rating (“FSR”) and an Issuer Credit Rating (ICR) from A.M. Best Company. The FSR is intended to be an indicator of the ability of the insurance company to meet its senior most obligations to policyholders. Lower ratings generally result in fewer opportunities to write business as insureds, particularly large commercial insureds, and insurance companies purchasing reinsurance have guidelines requiring high FSR ratings. Our Insurance operations outside the United States are not rated.

On July 20, 2010, A.M. Best removed our U.S. Insurance companies from under review with developing implications and affirmed the FSR of B++ (good) and the ICR of BBB.

Off-balance Sheet Arrangements

Refer to Note 11 to the Consolidated Financial Statements for a description of our off-balance sheet arrangements.

Securitization

As part of our ongoing operations and overall funding and liquidity strategy, we primarily securitize consumer automobile finance retail contracts, wholesale loans, automobile leases, and mortgage loans. Securitization of assets allows us to diversify funding sources by enabling us to convert assets into cash earlier than what would have occurred in the normal course of business and to support the core activities of our Global Automotive Services and Mortgage operations relative to originating and purchasing finance receivables and loans. Termination of our securitization activities would reduce funding sources for both our Global Automotive Services and Mortgage operations, adversely affecting our operating results.

Information regarding our securitization activities is further described in Note 11 to the Consolidated Financial Statements. As part of these activities, assets are generally sold to securitization entities. These securitization entities are separate legal entities that assume the risk and reward of ownership of the receivables. Neither we nor those subsidiaries are responsible for the other entities’ debts, and the assets of the subsidiaries are not available to satisfy our claim or those of our creditors. In turn, the securitization entities establish separate trusts to which they transfer the assets in exchange for the proceeds from the sale of asset- or mortgage-backed securities issued by the trust. The trusts’ activities are generally limited to acquiring the assets, issuing asset- or mortgage-backed securities, making payments on the securities, and periodically reporting to the investors. We may account for the transfer of assets as a sale if we either do not hold a significant variable interest or do not provide servicing or asset management functions for the financial assets held by the securitization entity.

Certain of our securitization transactions, while similar in legal structure to the transaction described in the foregoing do not meet the required criteria to be accounted for as off-balance sheet arrangements; therefore, they are accounted for as secured financings. As secured financings, the underlying automobile finance retail contracts, wholesale loans, automobile leases, or mortgage loans remain on our Consolidated Balance Sheet with the corresponding obligation (consisting of the beneficial interests issued by the securitization entity) reflected as debt. We recognize interest income on the finance receivables, automobile leases and loans, and interest expense on the beneficial interests issued by the securitization entity; and we provide for loan losses on the finance receivables and loans as incurred or adjust to fair value for fair value-elected loans. At December 31, 2010 and 2009, $72.6 billion and $81.1 billion of our total assets, respectively, were related to secured financings. Refer to Note 17 to the Consolidated Financial Statements for further discussion.

The decrease in the amount of finance receivables and loans carried in off-balance sheet facilities reflects our decreased use of private-label mortgage securitization transactions, the amortization of the existing transactions, and the implementation of ASU 2009-17, which was effective on January 1, 2010, and required us to bring certain of our off balance sheet securitizations onto the balance sheet at that date. See Note 1 to the Consolidated Financial Statements for additional information.

As part of our securitization activities, we typically agree to service the transferred assets for a fee, and we may earn other related ongoing income. The amount of the fees earned is disclosed in Note 12 to the Consolidated Financial Statements. We may also retain a portion of senior and subordinated interests issued by the trusts; these interests are reported as trading securities, investment securities, or other assets on our Consolidated Balance Sheet and are disclosed in Notes 6, 7, and 14 to the Consolidated Financial Statements. For secured financings, retained interests are not recognized as a separate asset on our Consolidated Balance Sheet. Subordinate interests typically provide credit support to the more highly rated senior interest in a securitization transaction and may be subject to all or a portion of the first loss position related to the sold assets.

The FDIC, which regulates Ally Bank, promulgated a new safe harbor regulation for securitizations by banks which took effect on January 1, 2011. Compliance with this regulation requires the sponsoring bank to retain either five percent of each class of beneficial interests issued in the securitization or a representative sample of similar financial assets equal to five percent of the securitized financial assets. The retained interests or assets must be held for the life of the securitization and may not be sold, pledged or hedged, except that interest rate and currency hedging is permitted. This risk retention requirement adversely affects the efficiency of securitizations, because it reduces the amount of funds that can be raised against a given pool of financial assets.

We sometimes use derivative financial instruments to facilitate securitization activities, as further described in Note 23 to the Consolidated Financial Statements.

Our economic exposure related to the securitization trusts is generally limited to cash reserves, our other interests retained in financial asset sales, and our customary representation and warranty provisions described in Note 11 to the Consolidated Financial Statements. The trusts have a limited life and generally terminate upon final distribution of amounts owed to investors or upon exercise by us, as servicer of a cleanup call option, when the servicing of the sold contracts becomes burdensome. In addition, the trusts do not invest in our equity or in the equity of any of our affiliates.

Purchase Obligations

Certain of the structures related to whole-loan sales, securitization transactions, and other off-balance sheet activities contain provisions that are standard in the whole-loan sale and securitization markets where we may (or, in certain limited circumstances, are obligated to) purchase specific assets from entities. Our obligations are as follows.

Loan Repurchases and Obligations Related to Loan Sales

Overview—Our Mortgage operations sell loans that take the form of securitizations guaranteed by the GSEs and to whole-loan investors. We have issued private-label mortgage-backed securities infrequently since 2007. In prior years our volume of private-label securitization issuances were considerably larger and they included securitized loans where monolines have insured the related bonds. We have settled with both Fannie Mae and Freddie Mac, limiting our remaining exposure with the GSEs. In connection with securitizations and loan sales, investors are provided various representations and warranties related to the loans sold. The specific representations and warranties vary among different transactions and investors but typically relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction including compliance with underwriting standards or loan criteria established by the buyer, the ability to deliver required documentation and compliance with applicable laws. In general, the representations and warranties described above may be enforced at any time unless a sunset provision is in place. ResCap assumes all of the customary representation and warranty obligations for loans purchased from Ally Bank and subsequently sold into the secondary market, generally through securitizations guaranteed by the GSEs. In the event ResCap fails to meet these obligations, Ally Financial Inc. has provided Ally Bank a guaranteed coverage of liability. Upon a breach of a representation, the breach is corrected in a manner conforming to the provisions of the sale agreement. This may require us either to repurchase the loan or indemnify the investor for incurred losses.

Originations—We believe our exposure to representation and warranty claims is most significant for loans sold between 2004 through 2008, specifically during 2006 and 2007 that were originated and sold prior to enhanced underwriting standards and risk-mitigation actions implemented in 2008 and forward including product offerings, which are more conservative. Since 2009, we have focused primarily on prime conforming and government-insured residential mortgages in the United States and high-quality government-insured residential mortgages in Canada. In addition, we ceased offering interest-only jumbo mortgages in 2010. Our representation and warranty risk-mitigation strategies include, but are not limited to, pursuing settlements with investors where economically beneficial in order to resolve a pipeline of demands in lieu of loan by loan assessments that could result in us repurchasing loans, aggressively contesting claims we do not consider valid (rescinding claims), or actively seeking recourse against correspondent lenders from whom we purchased loans.

The following table summarizes domestic loans sold with contractual representation and warranty obligations by counterparty (original unpaid principal balance).

	Three months ended March 31, 2011	Year ended December 31,
		2010	2009	2008	2007	2006	2005	2004
	($ in billions)
GSEs
Fannie Mae and Freddie Mac	$12.8	$51.0	$29.9	$37.2	$47.1	$46.1	$47.9	$44.2
Ginnie Mae	2.2	16.2	24.9	12.5	3.2	3.6	4.2	4.8
Nonagency
Insured (monolines)	—	—	—	—	6.5	10.7	10.4	15.1
Uninsured	—	0.3	—	—	29.1	63.6	53.5	35.9
Other	—	1.6	0.1	2.2	8.2	23.9	17.4	10.9

Total sales	$15.0	$69.1	$54.9	$51.9	$94.1	$147.9	$133.4	$110.9

Repurchase Process—As soon as practical, after receiving a claim under representation and warranty obligations, we evaluate the request and take appropriate action. Historically, repurchase demands were related to loans that became delinquent within the first few years following origination and varied by investor. As a result of market developments over the past several years, repurchase demand behavior has changed significantly. GSEs are more likely to submit claims for loans at any point in their life cycle based on their internal audit findings. Direct and whole-loan investors are more likely to submit claims for loans that become delinquent at any time while a loan is outstanding or when a loan incurs a loss. Actual incurred losses more significantly drive monoline investor behavior, which can significantly extend the period over which claims are likely to be presented. This occurs because insurance claims paid by the monolines are not required until over-collateralization is depleted, and the monolines are not incented to request loan repurchases until they have paid the insurance claims. Representation and warranty claims are generally reviewed on a loan by loan basis to validate if there has been a breach requiring a potential repurchase or indemnification payment. We actively contest claims to the extent we do not consider them valid. We are not required to either repurchase the loan or provide an indemnification payment where claims are not valid.

During the three months ended March 31, 2011, we experienced a decrease in new claims compared to 2010, in part due to settlements with key counterparties. In addition, the level of unresolved repurchase demands also decreased throughout 2010 as a result of our focus on reaching economically beneficial settlements versus loan-by-loan assessments. The following table presents new claims by vintage (original unpaid principal balance).

	Three months ended March, 31
	2011	2010
	($ in millions)
2004 and prior period	$7	$13
2005	7	17
2006	15	86
2007	24	159
2008	25	108
Post 2008	53	9
Unspecified	2	—

Total claims	$133	$392

During the year ended December 31, 2010, we experienced a decrease in new claims compared to 2009, in part due to settlements with key counterparties. In addition, the level of unresolved repurchase demands also decreased throughout 2010 as a result of our focus on reaching economically beneficial settlements versus loan by loan assessments. The following table presents new claims by vintage (original unpaid principal balance).

	Year ended December, 31
	2010	2009
	($ in millions)
2004 and prior period	$46	$44
2005	58	80
2006	235	504
2007	461	657
2008	255	176
Post 2008	60	16
Unspecified	4	3

Total claims	$1,119	$1,480

We seek to manage the risk of repurchase and the associated credit exposure through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards. We believe that, in general, the longer a loan performs prior to default the less likely it is that an alleged breach of representation and warranty will have a material impact on the loan’s performance. When we do repurchase loans, we bear the subsequent credit loss on the loans. Repurchased loans are classified as held-for-sale and initially recorded at fair value. While investors’ repurchase and demand behavior has changed given the recent market conditions, we continue to maintain constructive relationships with the GSEs and other investors.

Refer to Note 30 to the Consolidated Financial Statements for additional information related to representation and warranties.

The following table summarizes the unpaid principal balance and accrued interest on mortgage loans repurchased under representation and warranty obligations.

	Three months ended March 31,		Year ended December 31,
	2011	2010	2010	2009
	($ in millions)
GSEs	$43	$147	$389	$343
Monolines	—	1	13	30
Other	5	28	82	83

Total loan repurchases	$48	$176	$484	$456

The following table summarizes indemnification payments associated with representation and warranty obligations.

	Three months ended March 31,		Year ended December 31,
	2011	2010	2010	2009
	($ in millions)
GSEs	$15	$73	$228	$123
Monolines	2	1	27	14
Other	—	4	11	23

Total indemnification payments	$17	$78	$266	$160

The following table presents the unpaid principal balance and number of loans related to unresolved repurchases.

	March 31,		December 31,
	2011		2010		2009
	($ in millions)
	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans	No. of loans	Dollar amount of loans
GSEs (a)	431	$98	833	$170	1,360	$296
Monolines	8,246	667	8,206	661	7,197	553
Other	517	73	392	88	668	70

Total unpaid principal balance	9,194	$838	9,431	$919	9,225	$919

(a)	Includes claims that we have requested to be rescinded but which have not yet been confirmed by the counterparty. This amount is gross of any loans that would be removed due to the Fannie Mac settlement. During the three months ended March 31, 2011, management determined that $48 million of outstanding claims at December 31, 2010, were covered under the settlement agreement.

Representation and Warranty Obligation Reserve Methodology—The reserve for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, and historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, it is difficult to predict and estimate the level and timing of any potential future demands. As such, losses cannot currently be reasonably estimated and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in accrued expenses and other liabilities on our Consolidated Balance Sheet and recorded as a component of gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income. We recognize changes in the reserve when additional relevant information becomes available. Changes in the liability are recorded as other operating expenses in our Consolidated Statement of Income. The repurchase reserve at March 31, 2011, and December 31, 2010, primarily represents non-GSE exposure.

Government-sponsored Enterprises—Between 2004 and 2008, we sold $250.8 billion of loans. Each GSE has specific guidelines and criteria for sellers and servicers of loans underlying their securities. In addition, the risk of credit loss of the loan sold was generally transferred to investors upon sale of the securities into the secondary market. Conventional conforming loans were sold to either Freddie Mac or Fannie Mae, and government-insured loans were securitized with Ginnie Mae. For the three months ended March 31, 2011, we have received $102 million in repurchase claims of which $49 million are associated with the 2004 through 2008 vintages of loans sold to the GSEs. Overall, we resolved $174 million claims, including $133 million in settlements, repurchases, or indemnification payments and $41 million related to rescinded claims. For the year ended December 31, 2010, we have received $842 million in repurchase claims of which $784 million are associated with the 2004 through 2008 vintages of loans sold to the GSEs. We resolved $968 million claims, including $756 million in either settlements, repurchases, or indemnification payments and $212 million related to rescinded claims. Our representation and warranty obligation liability with respect to the GSEs takes into account the existing unresolved claims and our best estimate of future claims we might receive. We consider our experiences with each GSE in evaluating our liability. During 2010, we reached agreements with Freddie Mac and Fannie Mae that resolve material repurchase obligations with each counterparty.

In March 2010, certain of our mortgage subsidiaries entered into an agreement with Freddie Mac under which we made a one-time payment to Freddie Mac for the release of repurchase obligations relating to most of the mortgage loans sold to Freddie Mac prior to January 1, 2009. The agreement does not cover any violation of servicing obligations related to any failure to comply with any requirements of law applicable to foreclosing on property serving as collateral for any applicable mortgage loan. This agreement does not release any of our obligations with respect to loans where our subsidiary, Ally Bank, is the owner of the servicing.

On December 23, 2010, certain of our mortgage subsidiaries entered into an agreement with Fannie Mae under which we made a one-time payment to Fannie Mae for the release of repurchase obligations, including private-label securitization exposure, related to most of the mortgage loans we sold to Fannie Mae prior to June 30, 2010. We continue to be responsible for other contractual obligations we have with Fannie Mae, including all indemnification obligations that may arise in connection with the servicing of the mortgages. The agreement does not cover any violation of servicing obligations related to any failure to comply with any requirements of law applicable to foreclosing on property serving as collateral for any applicable mortgage loan. This agreement does not release any of our obligations with respect to loans where our subsidiary, Ally Bank, is the owner of the servicing. Refer to Exhibit 10.9 for additional information.

The FHFA, as conservator of Fannie Mae and Freddie Mac, announced on July 12, 2010, that it issued 64 subpoenas to various entities seeking documents related to private label mortgage-backed securities in which Fannie Mae and Freddie Mac had invested. Certain of these subpoenas were directed at our mortgage subsidiaries. In connection with the agreement reached with Fannie Mae, the FHFA has agreed to withdraw those subpoenas that relate to Fannie Mae while the subpoenas that relate to Freddie Mac remain open.

The following tables summarize the changes in our unpaid principal balance related to unresolved repurchase demands on our GSE exposure.

	Three months ended March 31,
	2011	2010
	($ in millions)
Balance at January 1,	$170	$296
New claims	102	324
Realized losses (a)	(133)	(326)
Rescinded claims	(41)	(64)

Balance at March 31,	$98	$230

(a)	Losses include settlements, repurchases, and indemnification payments.

	Year ended December 31,
	2010	2009
	($ in millions)
Balance at January 1,	$296	$146
New claims	842	699
Realized losses (a)	(756)	(419)
Rescinded claims	(212)	(130)

Balance December 31,	$170	$296

(a)	Losses include settlements, repurchases, and indemnification payments.

Whole-loan Sales—In addition to the settlements with the GSEs noted earlier, we have settled with several whole-loan investors concerning alleged breaches of underwriting standards. For the three months ended March 31, 2011, we have received $16 million in repurchase claims of which $14 million are associated with the 2004 through 2008 vintages of loans sold to whole-loan investors. We resolved $31 million of claims, including $7 million in either settlements, repurchases, or indemnification payments and $24 million related to rescinded claims. For the year ended December 31, 2010, we have received $126 million in repurchase claims of which $120 million are associated with the 2004 through 2008 vintages of loans sold to whole-loan investors. We resolved $108 million of claims, including $44 million in either settlements, repurchases, or indemnification payments and $64 million related to rescinded claims.

The following tables summarize the changes in our unpaid principal balance related to unresolved repurchase demands on our whole-loan exposure.

	Three months ended March 31,
	2011	2010
	($ in millions)
Balance at January 1,	$88	$70
New claims	16	13
Realized losses (a)	(7)	(11)
Rescinded claims	(24)	(33)

Balance at March 31,	$73	$39

(a)	Losses include settlements, repurchases, and indemnification payments.

	Year ended December 31,
	2010	2009
	($ in millions)
Balance at January 1,	$70	$146
New claims	126	103
Realized losses (a)	(44)	(118)
Rescinded claims	(64)	(61)

Balance December 31,	$88	$70

(a)	Losses include settlements, repurchases, and indemnification payments.

Monoline Insurers—Historically, our Mortgage operations have securitized whole loans where the monolines have insured all or some of the related bonds and have guaranteed the timely repayment of bond principal and interest when an issuer defaults. Overall, the representation and warranty obligations to monoline insurers are not as stringent as those to the GSEs and impose a higher burden of proof on the insurer. Typically, any alleged breach requires the insurer to have both the ability to assert a claim as well as evidence that a defect has had a material adverse effect on the interest of the security holders or the insurer. For the period 2004 through 2008, we sold $42.7 billion of loans into these monoline-wrapped securitizations. For the three months ended March 31, 2011, we have received $14 million in repurchase claims from the monolines associated with the 2004 through 2008 securitizations. We have resolved $8 million of the total unresolved repurchase demands through indemnification payments. For the year ended December 31, 2010, we have received $151 million in repurchase claims from the monolines associated with the 2004 through 2008 securitizations. We have resolved $43 million of the claims, including $36 million of indemnification payments and $7 million related to rescinded claims.

Unlike the repurchase protocols and experience established with the GSEs, experience with monolines has not been as predictable. A significant portion of the outstanding unresolved monoline repurchase claims are with one insurer, with whom we are currently in litigation.

The following tables summarize the changes in our unpaid principal balance related to unresolved repurchase demands on our monoline exposure.

	Three months ended March 31,
	2011	2010
	($ in millions)
Balance at January 1,	$661	$553
New claims	14	55
Realized losses (a)	(8)	(11)
Rescinded claims	—	(2)

Balance at March 31,	$667	$595

(a)	Losses include settlements, repurchases, and indemnification payments.

	Year ended December 31,
	2010	2009
	($ in millions)
Balance at January 1,	$553	$263
New claims	151	305
Realized losses (a)	(36)	2
Rescinded claims	(7)	(17)

Balance December 31,	$661	$553

(a)	Losses include settlements, repurchases, and indemnification payments.

Private-label Securitization—Historically, our Mortgage operations were very active in the securitization market selling whole loans into special-purpose entities and selling these private-label mortgage-backed securities to investors.

The following table summarizes the unpaid principal balance (the “UPB”) of our domestic private-label securitization activity by product type and current UPB for securitizations completed during 2004 through 2007. We have issued private-label mortgage-backed securities infrequently since 2007.

		At March 31, 2011	At December 31, 2010
	Original UPB (a)	Current UPB	UPB
		($ in billions)
Prime Jumbo (RFMSI)	$21.7	$9.6	$10.0
Alt-A (RALI)	66.7	29.5	30.7
Scratch and dent and other (RAMP)	51.8	14.5	13.8
Subprime (RASC)	36.8	8.9	9.0
Second-lien (RFMSII)	0.9	0.3	0.3
GMACM I	4.1	—	1.2

Total	$182.0	$62.8	$65.0

(a)	Excludes $42.7 billion of monoline wrapped transactions of which the majority were from the RAMP or RFMSII platforms.

In general, representations and warranties provided as part of our securitization activities are less rigorous than those provided to the GSEs and generally impose higher burdens on investors seeking repurchase. In order to successfully assert a claim an investor must prove a breach of the representations and warranties that materially and adversely affects the interest of all investors. Securitization documents typically provide the investors with a right to request that the trustee investigate and initiate a repurchase claim. However, a class of investors generally are required to coordinate with other investors in that class comprising not less than 25% of the voting rights in securities for that class issued by the trust to pursue claims for breach of representations and warranties. In addition, our private-label securitizations generally require that the servicer or trustee give notice to the other parties whenever it becomes aware of facts or circumstances that reveal a breach of representation that materially and adversely affects the interest of the certificate holders. If, for example, we as servicer became aware of such facts and circumstances, we would typically be required to initiate a repurchase at that time. The GSEs were among the purchasers of securities in our private-label securitizations. As such, they are covered by the same representations and warranties as other investors.

Regarding our securitization activities, we have exposure to potential loss primarily through two avenues. First, investors may request that we repurchase loans or make the investor whole for losses incurred if it is determined that we violated representations and warranties made at the time of the sale. Contractual representations and warranties are different based on the specific deal structure and investor. Second, investors in securitizations may attempt to achieve rescission of their investments or damages through litigation by claiming that the applicable offering documents were materially deficient. If an investor properly made and proved its allegations, the investor might attempt to claim that damages could include loss of market value on the investment even if there were little or no credit loss in the underlying loans. We have a limited amount of repurchase experience with these investors, and therefore it is not currently possible to estimate future repurchase obligations and any related loss or range of loss.

Guarantees

Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third parties based on changes in an underlying agreement that is related to a guaranteed party. Our guarantees include standby letters of credit and certain contract provisions regarding securitizations and sales.

Refer to Note 30 to the Consolidated Financial Statements for more information regarding our outstanding guarantees to third parties.

Aggregate Contractual Obligations

The following table provides aggregated information about our outstanding contractual obligations disclosed elsewhere in our Consolidated Financial Statements.

	Payments due by period
	December 31, 2010
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	($ in millions)
Description of obligation
Long-term debt
Total (a)	$89,334	$23,131	$32,484	$11,459	$22,260
Scheduled interest payments for fixed-rate long-term debt	29,627	3,582	5,710	4,248	16,087
Estimated interest payments for variable-rate long-term debt (b)	535	248	244	42	1
Estimated net payments under interest rate swap agreements (b)	287	—	—	24	263
Originate/purchase mortgages or securities	7,735	7,545	—	—	190
Commitments to provide capital to investees	76	40	—	2	34
Home equity lines of credit	2,749	104	761	637	1,247
Lending commitments	3,419	1,871	720	810	18
Lease commitments	356	85	121	90	60
Purchase obligations	818	291	324	194	9
Bank certificates of deposit	26,118	12,842	9,386	3,890	—

Total	$161,054	$49,739	$49,750	$21,396	$40,169

(a)	Total amount reflects the remaining principal obligation and excludes original issue discount of $3.2 billion related to the December 2008 bond exchange and fair value adjustments of $447 million related to fixed-rate debt designated as a hedged item.

(b)	Estimate utilized a forecasted variable interest model, when available, or the applicable variable interest rate as of the most recent reset date prior to December 31, 2010.

The foregoing table does not include our reserves for insurance losses and loss adjustment expenses, which total $862 million at December 31, 2010. While payments due on insurance losses are considered contractual obligations because they related to insurance policies issued by us, the ultimate amount to be paid and the timing of payment for an insurance loss is an estimate subject to significant uncertainty. Furthermore, the timing on payment is also uncertain; however, the majority of the balance is expected to be paid out in less than five years. Similarly, due to uncertainty in the timing of future cash flows related to our unrecognized tax benefits, the contractual obligations detailed above do not include $214 million in unrecognized tax benefits.

The following provides a description of the items summarized in the preceding table of contractual obligations.

Long-term Debt

Amounts represent the scheduled maturity of long-term debt at December 31, 2010, assuming that no early redemptions occur. The maturity of secured debt may vary based on the payment activity of the related secured assets. Debt issuances redeemable at or above par during the callable period are presented by stated maturity date. The amounts presented are before the effect of any unamortized discount or fair value adjustment. Refer to Note 16 and Note 17 to the Consolidated Financial Statements for additional information on our debt obligations.

Originate/Purchase Mortgages or Securities

As part of our Mortgage operations, we enter into commitments to originate and purchase mortgages and mortgage-backed securities. Refer to Note 30 to the Consolidated Financial Statements for additional information.

Commitments to Provide Capital to Investees

As part of arrangements with specific private equity funds, we are obligated to provide capital to investees. Refer to Note 30 to the Consolidated Financial Statements for additional information.

Home Equity Lines of Credit

We are committed to fund the future remaining balance on unused lines of credit on mortgage loans. The funding is subject to customary lending conditions, such as a satisfactory credit rating, delinquency status, and adequate home equity value. Refer to Note 30 to the Consolidated Financial Statements for additional information.

Lending Commitments

Our Automotive Finance operations, Mortgage operations, and Commercial Finance Group have outstanding revolving lending commitments with customers. The amounts presented represent the unused portion of those commitments at December 31, 2010. Refer to Note 30 to the Consolidated Financial Statements for additional information.

Lease Commitments

We have obligations under various operating lease arrangements (primarily for real property) with noncancelable lease terms that expire after December 31, 2010. Refer to Note 30 to the Consolidated Financial Statements for additional information.

Purchase Obligations

We enter into multiple contractual arrangements for various services. The arrangements represent fixed payment obligations under our most significant contracts and primarily relate to contracts with information technology providers. Refer to Note 30 to the Consolidated Financial Statements for additional information.

Bank Certificates of Deposit

Refer to Note 15 to the Consolidated Financial Statements for additional information.

Critical Accounting Estimates

Accounting policies are integral to understanding our Management’s Discussion and Analysis of Financial Condition and Results of Operations. The preparation of financial statements in accordance with GAAP requires management to make certain judgments and assumptions, on the basis of information available at the time of the financial statements, in determining accounting estimates used in the preparation of these statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements; critical accounting estimates are described in this section. An accounting estimate is considered critical if the estimate requires management to make assumptions about matters that were highly uncertain at the time the accounting estimate was made. If actual results differ our judgments and assumptions it may have an adverse impact on the results of operations and cash flows. Our management has discussed the development, selection, and disclosure of these critical accounting estimates with the Audit Committee of the Board, and the Audit Committee has reviewed our disclosure relating to these estimates.

Fair Value Measurements

We use fair value measurements to record fair value adjustments to certain instruments and to determine fair value disclosures. Refer to Note 27 to the Consolidated Financial Statements for description of valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized. We follow the fair value hierarchy set forth in Note 27 to the Consolidated Financial Statements in order to prioritize the inputs utilized to measure fair value. We review and modify, as necessary, our fair value hierarchy classifications on a quarterly basis. As such, there may be reclassifications between hierarchy levels.

The following table summarizes assets and liabilities measured at fair value and the amounts measured using Level 3 inputs. The table includes recurring and nonrecurring measurements.

	Three months ended March 31, 2011	Year ended December 31,
		2010	2009
	($ in millions)
Assets at fair value	$28,776	$33,001	$34,730
As a percentage of total assets	17%	19%	20%
Liabilities at fair value	$4,297	$4,832	$3,189
As a percentage of total liabilities	3%	3%	2%
Assets at fair value using Level 3 inputs	$6,842	$6,969	$13,672
As a percentage of assets at fair value	24%	21%	39%
Liabilities at fair value using Level 3 inputs	$1,006	$1,090	$1,626
As a percentage of liabilities at fair value	23%	23%	51%

Level 3 assets declined by $6.6 billion primarily due to the $4.6 billion decline in loans held-for-sale measured at fair value on a nonrecurring basis at December 31, 2010, compared to December 31, 2009. During 2009, we reclassified mortgage loans with an unpaid principal balance of $8.5 billion from finance receivables and loans, net, to loans held-for-sale, net. Upon reclassification, we recognized a $3.4 billion valuation loss when we adjusted these loans to fair value on a nonrecurring basis, which established their new cost basis for 2010. Also contributing to the decline in Level 3 assets were fewer nonrecurring fair value measurements related to our commercial finance receivables and loans and a decline in trading securities because ASU 2009-17 eliminated certain retained interests we had held. Finally, the decline in Level 3 assets was also attributable to deconsolidation of consumer finance receivables and loans, net, which we elected to measure at fair value under the fair value option election. As the value of these assets declined, the value of the related on-balance sheet securitization debt also declined, which we also elected to measure the fair value under the fair value option election. The decline in fair value of on-balance sheet securitization debt and derivative liabilities caused the Level 3 liabilities to decline at December 31, 2010, compared to December 31, 2009.

We have numerous internal controls in place to ensure the appropriateness of fair value measurements. Significant fair value measures are subject to detailed analytics and management review and approval. We have an established model validation policy and program in place that covers all models used to generate fair value measurements. This model validation program ensures a controlled environment is used for the development, implementation, and use of the models and change procedures. Further, this program uses a risk-based approach to select models to be reviewed and validated by an independent internal risk group to ensure the models are consistent with their intended use, the logic within the models is reliable, and the inputs and outputs from these models are appropriate. Additionally, a wide array of operational controls are in place to ensure the fair value measurements are reasonable, including controls over the inputs into and the outputs from the fair value measurement models. For example, we backtest the internal assumptions used within models against actual performance. We also monitor the market for recent trades, market surveys, or other market information that may be used to benchmark model inputs or outputs. Certain valuations will also be benchmarked to market indices when appropriate and available. We have scheduled model and/or input recalibrations that occur on a periodic basis but will recalibrate earlier if significant variances are observed as part of the backtesting or benchmarking noted above.

Considerable judgment is used in forming conclusions from market observable data used to estimate our Level 2 fair value measurements and in estimating inputs to our internal valuation models used to estimate our Level 3 fair value measurements. Level 3 inputs such as interest rate movements, prepayment speeds, credit losses, and discount rates are inherently difficult to estimate. Changes to these inputs can have a significant effect on fair value measurements. Accordingly, our estimates of fair value are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

Allowance for Loan Losses

We maintain an allowance for loan losses (the allowance) to absorb probable loan credit losses inherent in the held-for-investment portfolio, excluding those measured at fair value in accordance with applicable accounting standards. The allowance is maintained at a level that management considers to be adequate based upon ongoing quarterly assessments and evaluations of collectability and historical loss experience in our lending portfolio. The allowance is management’s estimate of incurred losses in our lending portfolio and involves significant judgment. Management performs quarterly analysis of these portfolios to determine if impairment has occurred and to assess the adequacy of the allowance based on historical and current trends and other factors affecting credit losses. Additions to the allowance are charged to current period earnings through the provision for loan losses; amounts determined to be uncollectible are charged directly against the allowance, while amounts recovered on previously charged-off accounts increase the allowance. Determining the appropriateness of the allowance requires management to exercise significant judgment about matters that are inherently uncertain, including the timing, frequency, and severity of credit losses that could materially affect the provision for loan losses and, therefore, net income. The methodology for determining the amount of the allowance differs between the consumer automobile, consumer mortgage, and commercial portfolio segments. For additional information regarding our portfolio segments and classes, refer to Note 9 to the Consolidated Financial Statements. While we attribute portions of the allowance across our lending portfolios, the entire allowance is available to absorb probable loan losses inherent in our total lending portfolio.

The consumer portfolio segments consist of smaller-balance, homogeneous loans. Excluding certain loans that are identified as individually impaired, the allowance for each consumer portfolio segment (automobile and mortgage) is evaluated collectively. The allowance is based on aggregated portfolio segment evaluations that begin with estimates of incurred losses in each portfolio segment based on various statistical analyses. We leverage proprietary statistical models, including vintage and migration analyses, based on recent loss trends, to develop a systematic incurred loss reserve. These statistical loss forecasting models are utilized to estimate incurred losses and consider several credit quality indicators including, but not limited to, historical loss experience, estimated foreclosures or defaults based on observable trends, delinquencies, and general economic and business trends. Management believes these factors are relevant to estimate incurred losses and are updated on a quarterly basis in order to incorporate information reflective of the current economic environment, as changes in these assumptions could have a significant impact. In order to develop our best estimate of probable incurred losses inherent in the loan portfolio, management reviews and analyzes the output from the models and may adjust the reserves to take into consideration environmental, qualitative and other factors that may not be captured in the models. These adjustments are documented and reviewed through our risk management processes. Management reviews, updates, and validates its systematic process and loss assumptions on a periodic basis. This process involves an analysis of loss information, such as a review of loss and credit trends, a retrospective evaluation of actual loss information to loss forecasts, and other analyses.

The commercial loan portfolio segment is primarily composed of larger-balance, nonhomogeneous exposures within our Automotive Finance operations, Commercial Finance Group, and Mortgage operations. These loans are primarily evaluated individually and are risk-rated based on borrower, collateral, and industry-specific information that management believes is relevant in determining the occurrence of a loss event and measuring impairment. A loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement based on current information and events. Management establishes specific allowances for commercial loans determined to be individually impaired based on the present value of expected future cash flows, discounted at the loans’ effective interest rate, observable market price or the fair value of collateral, whichever is determined to be the most appropriate. Estimated costs to sell or realize the value of the collateral on a discounted basis are included in the impairment measurement, when appropriate. In addition to the specific allowances for impaired loans, nonimpaired loans are grouped into pools based on similar risk characteristics and collectively evaluated. These allowances are based on historical loss experience, concentrations, current economic conditions, and performance trends within specific geographic locations. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment.

The determination of the allowance is influenced by numerous assumptions and many factors that may materially affect estimates of loss, including volatility of loss given default, probability of default, and rating migration. The critical assumptions underlying the allowance include: (1) segmentation of each portfolio based on common risk characteristics; (2) identification and estimation of portfolio indicators and other factors that management believes are key to estimating incurred credit losses; and (3) evaluation by management of borrower, collateral, and geographic information. Management monitors the adequacy of the allowance and makes adjustments as the assumptions in the underlying analyses change to reflect an estimate of incurred loan losses at the reporting date, based on the best information available at that time. In addition, the allowance related to the commercial portfolio segment is influenced by estimated recoveries from automotive manufacturers relative to guarantees or agreements with them to repurchase vehicles used as collateral to secure the loans. If an automotive manufacturer is unable to fully honor its obligations, our ultimate loan losses could be higher. To the extent that actual outcomes differ from our estimates, additional provision for credit losses may be required that would reduce earnings.

Valuation of Automobile Lease Assets, Residuals and Allowance for Lease Losses

We have significant investments in vehicles in our operating lease portfolio. In accounting for operating leases, management must make a determination at the beginning of the lease contract of the estimated realizable value (i.e., residual value) of the vehicle at the end of the lease. Residual value represents an estimate of the market value of the vehicle at the end of the lease term, which typically ranges from two to four years. Historically, we established residual values by using independently published residual values. Since re-entry into the lease market in August 2009, we established risk adjusted residual values based on independently published residuals. Risk adjustments are determined at lease inception and are based on current auction results adjusted for key variables that historically have shown an impact on auction values (as further described in “—Lease Residual Risk Management”). The customer is obligated to make payments during the term of the lease for the difference between the purchase price and the contract residual value. However, since the customer is not obligated to purchase the vehicle at the end of the contract, we are exposed to a risk of loss to the extent the value of the vehicle is below the residual value estimated at contract inception. Management periodically performs a detailed review of the estimated realizable value of leased vehicles to assess the appropriateness of the carrying value of lease assets.

To account for residual risk, we depreciate automobile operating lease assets to estimated realizable value on a straight-line basis over the lease term. The estimated realizable value is initially based on the residual value established at contract inception. Over the life of the lease, management evaluates the adequacy of the estimate of the realizable value and may make adjustments to the extent the expected value of the vehicle at lease termination changes. Any adjustments would result in a change in the depreciation rate of the lease asset, thereby affecting the carrying value of the operating lease asset. Overall business conditions (including the used vehicle markets), our remarketing abilities, and automotive manufacturer vehicle and marketing programs may cause management to adjust initial residual projections (as further described in “—Lease Residual Risk Management”).

In addition to estimating the residual value at lease termination, we must also evaluate the current value of the operating lease assets and test for impairment to the extent necessary in accordance with applicable accounting standards. Impairment is determined to exist if the undiscounted expected future cash flows (including the expected residual value) are lower than the carrying value of the asset. Certain triggering events necessitated impairment reviews in the second, third, and fourth quarters of 2008. There were no such impairment charges in 2010 or 2009. Refer to Note 10 for a discussion of the impairment charges recognized in 2008.

Our depreciation methodology on operating lease assets considers management’s expectation of the value of the vehicles upon lease termination, which is based on numerous assumptions and factors influencing used vehicle values. The critical assumptions underlying the estimated carrying value of automobile lease assets include: (1) estimated market value information obtained and used by management in estimating residual values, (2) proper identification and estimation of business conditions, (3) our remarketing abilities, and (4) automotive manufacturer vehicle and marketing programs. Changes in these assumptions could have a significant impact on the value of the lease residuals. Expected residual values include estimates of payments from GM related to residual support and risk-sharing agreements. To the extent GM is not able to fully honor its obligation relative to these agreements, our depreciation expense would be negatively impacted.

Valuation of Mortgage Servicing Rights

Mortgage servicing rights represent the capitalized value of the right to receive future cash flows from the servicing of mortgage loans for others. Mortgage servicing rights are a significant source of value derived from the sale or securitization of mortgage loans. They may also be purchased. Because residential mortgage loans typically contain a prepayment option, borrowers may often elect to prepay their mortgage loans by refinancing at lower rates during declining interest rate environments. When this occurs, the stream of cash flows generated from servicing the original mortgage loan is terminated. As such, the market value of mortgage servicing rights has historically been very sensitive to changes in interest rates and tends to decline as market interest rates decline and increase as interest rates rise.

We capitalize mortgage servicing rights on residential mortgage loans that we have originated and purchased based on the fair market value of the servicing rights associated with the underlying mortgage loans at the time the loans are sold or securitized. GAAP requires that the value of mortgage servicing rights be determined based on market transactions for comparable servicing assets, if available. In the absence of representative market trade information, valuations should be based on other available market evidence and modeled market expectations of the present value of future estimated net cash flows that market participants would expect from servicing. When observable prices are not available, management uses internally developed discounted cash flow models to estimate the fair value. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants, combined with market-based assumptions for loan prepayment rate, interest rates, default rates and discount rates that management believes approximate yields required by investors for these assets. Servicing cash flows primarily include servicing fees, escrow account income, ancillary income and late fees, less operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread-derived discount rate. Management considers the best available information and exercises significant judgment in estimating and assuming values for key variables in the modeling and discounting process. All of our mortgage servicing rights are carried at estimated fair value.

We use the following key assumptions in our valuation approach.

•	Prepayment—The most significant drivers of mortgage servicing rights value are actual and forecasted portfolio prepayment behavior. Prepayment speeds represent the rate at which borrowers repay their mortgage loans prior to scheduled maturity. As interest rates rise, prepayment speeds generally slow, and as interest rates decline, prepayment speeds generally accelerate. When mortgage loans are paid or expected to be paid earlier than originally estimated, the expected future cash flows associated with servicing such loans are reduced. We primarily use third-party models to project residential mortgage loan payoffs. In other cases, we estimate prepayment speeds based on historical and expected future prepayment rates. We measure model performance by comparing prepayment predictions against actual results at both the portfolio and product level.

•	Discount rate—The cash flows of our mortgage servicing rights are discounted at prevailing market rates, which include an appropriate risk-adjusted spread.

•

Base mortgage rate—The base mortgage rate represents the current market interest rate for newly originated mortgage loans. This rate is a key component in estimating prepayment speeds of our portfolio because the difference between the current base mortgage rate and the interest rates on existing loans in our portfolio is an indication of the borrower’s likelihood to refinance.

•

Cost to service—In general, servicing cost assumptions are based on internally projected actual expenses directly related to servicing. These servicing cost assumptions are compared to market-servicing costs when market information is available. Our servicing cost assumptions include expenses associated with our activities related to loans in default.

•

Volatility—Volatility represents the expected rate of change of interest rates. The volatility assumption used in our valuation methodology is intended to estimate the range of expected outcomes of future interest rates. We use implied volatility assumptions in connection with the valuation of our mortgage servicing rights. Implied volatility is defined as the expected rate of change in interest rates derived from the prices at which options on interest rate swaps, or swaptions, are trading. We update our volatility assumptions for the change in implied swaptions volatility during the period, adjusted by the ratio of historical mortgage to swaption volatility.

We also periodically perform a series of reasonableness tests as we deem appropriate, including the following.

•

Review and compare data provided by an independent third-party broker. We evaluate and compare our fair value price, multiples and underlying assumptions to data provided by independent third-party broker.

•

Review and compare pricing of publicly traded interest-only securities. We evaluate and compare our fair value to publicly traded interest-only stripped mortgage-backed securities by age and coupon for reasonableness.

•	Review and compare fair value price/multiples. We evaluate and compare our fair value price/multiples to market fair value price/multiples quoted in external surveys produced by third parties.

•

Compare actual monthly cash flows to projections. We reconcile actual monthly cash flows to those projected in the mortgage servicing rights valuation. Based on the results of this reconciliation, we assess the need to modify the individual assumptions used in the valuation. This process ensures the model is calibrated to actual servicing cash flow results.

•

Review and compare recent bulk mortgage servicing right acquisition activity. We evaluate market trades for reliability and relevancy and then consider, as appropriate, our estimate of fair value of each significant transaction to the traded price. Currently, there is a lack of comparable transactions between willing buyers and sellers in the bulk acquisition market, which are the best indicators of fair value. However, we continue to monitor and track market activity on an ongoing basis.

We generally expect our valuation to be within a reasonable range of that implied by these tests. Changes in these assumptions could have a significant impact on the determination of fair market value. In order to develop our best estimate of fair value, management reviews and analyzes the output from the models and may adjust the reserves to take into consideration other factors that may not be captured. If we determine our valuation has exceeded the reasonable range, we may adjust it accordingly.

The assumptions used in modeling expected future cash flows of mortgage servicing rights have a significant impact on the fair value of mortgage servicing rights and potentially a corresponding impact to earnings. Refer to Note 12 to the Consolidated Financial Statements for sensitivity analysis. At December 31, 2010, based on the market information obtained, we determined that our mortgage servicing rights valuations and assumptions used to value those servicing rights were reasonable and consistent with what an independent market participant would use to value the asset.

Goodwill

The accounting for goodwill is discussed in Note 14 to the Consolidated Financial Statements. Goodwill is reviewed for potential impairment at the reporting unit level on an annual basis, as of August 31, or in interim periods if events or circumstances indicate a potential impairment. Goodwill is allocated to the reporting units at the date the goodwill is initially recorded. Once goodwill has been allocated to the reporting units, it generally no longer retains its identification with a particular acquisition, but instead becomes identified with the reporting unit as a whole. As a result, all of the fair value of each reporting unit is available to support the value of goodwill allocated to the unit. Goodwill impairment testing is performed at the reporting unit level, one level below the business segment. For more information on our segments, refer to Note 28 to the Consolidated Financial Statements.

Goodwill impairment testing involves managements’ judgment, requiring an assessment of whether the carrying value of the reporting unit can be supported by the fair value of the individual reporting unit using widely accepted valuation techniques, such as the market approach (earnings, transaction, and/or pricing multiples) and discounted cash flow methods. In applying these methodologies we utilize a number of factors, including actual operating results, future business plans, economic projections, and market data. A combination of methodologies is used and weighted appropriately for each reporting unit. If actual results differ from these estimates, it may have an adverse impact on the valuation of goodwill that could result in a reduction of the excess over carrying value and possible impairment of goodwill. At December 31, 2010, we did not have material goodwill at our reporting units that is at risk of failing Step 1 of the goodwill impairment test.

Determination of Reserves for Insurance Losses and Loss Adjustment Expenses

Our Insurance operations include an array of insurance underwriting, including automotive service contracts and consumer products that create a liability for unpaid losses and loss adjustment expenses incurred (further described in “—Insurance”). The reserve for insurance losses and loss adjustment expenses represents an estimate of our liability for the unpaid cost of insured events that have occurred as of a point in time but have not yet been paid. More specifically, it represents the accumulation of estimates for reported losses and an estimate for losses incurred, but not reported, including claims adjustment expenses at the end of any given accounting period.

Our Insurance operations’ claim personnel estimate reported losses based on individual case information or average payments for categories of claims. An estimate for current incurred, but not reported, claims is also recorded based on the actuarially determined expected loss ratio for a particular product, which also considers significant events that might change the expected loss ratio, such as severe weather events and the estimates for reported claims. These estimates of the reserves are reviewed regularly by product line management, by actuarial and accounting staffs, and ultimately, by senior management.

Our Insurance operations’ actuaries assess reserves for each business at the lowest meaningful level of homogeneous data in each type of insurance, such as general or product liability and automobile physical damage. The purpose of these assessments is to confirm the reasonableness of the reserves carried by each of the individual subsidiaries and product lines and, thereby, the Insurance operations’ overall carried reserves. The selection of an actuarial methodology is judgmental and depends on variables such as the type of insurance, its expected payout pattern, and the manner in which claims are processed. Special characteristics such as deductibles, reinsurance recoverable, or special policy provisions are also considered in the reserve estimation process. Estimates for salvage and subrogation recoverable are recognized at the time losses are incurred and netted against the provision for losses. Our reserves include a liability for the related costs that are expected to be incurred in connection with settling and paying the claim. These loss adjustment expenses are generally established as a percentage of loss reserves. Our reserve process considers the actuarially calculated reserves based on prior patterns of claim incurrence and payment and the degree of incremental volatility associated with the underlying risks for the types of insurance; it represents management’s best estimate of the ultimate liability. Since the reserves are based on estimates, the ultimate liability may be more or less than our reserves. Any necessary adjustments, which may be significant, are included in earnings in the period in which they are deemed necessary. These changes may be material to our results of operations and financial condition and could occur in a future period.

Our determination of the appropriate reserves for insurance losses and loss adjustment expenses for significant business components is based on numerous assumptions that vary based on the underlying business and related exposure.

•

Automotive service contracts—Automotive service contract losses in the United States and abroad are generally reported and settled quickly through dealership service departments resulting in a relatively small balance of outstanding claims at any point in time relative to the volume of claims processed annually. Mechanical service contract claims are primarily composed of parts and labor for repair or replacement of the affected components or systems. Changes in the cost of replacement parts and labor rates will affect the cost of settling claims. Considering the short time frame between a claim being incurred and paid, changes in key assumptions (e.g., part prices, labor rates) would have a minimal impact on the loss reserve as of a point in time. The loss reserve amount is influenced by the estimate of the lag between vehicles being repaired at dealerships and the claim being reported by the dealership.

•

Personal automobile—Automobile insurance losses are principally a function of the number of occurrences (e.g., accidents or thefts) and the severity (e.g., the ultimate cost of settling the claim) for each occurrence. The number of incidents is generally driven by the demographics and other indicators or predictors of loss experience of the insured customer base including geographic location, number of miles driven, age, sex, type and cost of vehicle, and types of coverage selected. The severity of each claim, within the limits of the insurance purchased, is generally random and settles to an average over a book of business, assuming a broad distribution of risks. Changes in the severity of claims have an impact on the reserves established at a point in time. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy. Changes in automobile physical damage claim severity are caused primarily by inflation in automobile repair costs, automobile parts prices, and used car prices. However, changes in the level of the severity of claims paid may not necessarily match or track changes in the rate of inflation in these various sectors of the economy.

At December 31, 2010, we concluded that our insurance loss reserves were reasonable and appropriate based on the assumptions and data used in determining the estimate. However, because insurance liabilities are based on estimates, the actual claims ultimately paid may vary from the estimates.

Loan Repurchase and Obligations Related to Loan Sales

The liability for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historic and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historic loan defect experience, historic and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, because of the inherent difficulty in predicting the level and timing of future demands, if any, losses cannot currently be reasonably estimated, and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue with counterparties.

Determination of Provision for Income Taxes

As of June 30, 2009, we converted from a LLC to a Delaware corporation, thereby ceasing to be a pass-through entity for income tax purposes. As a result, we adjusted our deferred tax assets and liabilities to reflect the estimated future corporate effective tax rate. Our banking, insurance, and foreign subsidiaries were generally always corporations and continued to be subject to tax and provide for U.S. federal, state, and foreign income taxes.

Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise we consider all available positive and negative evidence including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for the results of discontinued operations and changes in accounting policies and incorporate assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income (loss). For the years ended December 31, 2010 and 2009, we have concluded that the negative evidence is more objective and therefore outweighs the positive evidence, and therefore we have recorded total valuation allowances on net deferred tax assets of $2.0 billion and $2.5 billion, respectively. For additional information regarding our provision for income taxes, refer to Note 24 to the Consolidated Financial Statements.

Private Debt Exchange and Cash Tender Offers

In 2008, we commenced separate private exchange and cash tender offers to purchase and/or exchange certain of outstanding notes held by eligible holders for cash, newly issued notes of Ally, and in some cases preferred stock of a wholly owned Ally subsidiary. Refer to Note 17 to the Consolidated Financial Statements for further details.

In evaluating the accounting for the private debt exchange and cash tender offers (the “Offers”) in December 2008, management was required to make a determination as to whether the Offers should be accounted for as a TDR or an extinguishment of Ally and ResCap debt. In concluding on the accounting, management evaluated applicable accounting guidance. The relevant accounting guidance required us to determine whether the exchanges of debt instruments should be accounted for as a TDR. A TDR results when it is determined, evaluating six factors considered to be indicators of whether a debtor is experiencing financial difficulties, that the debtor is experiencing financial difficulties and the creditors grant a concession; otherwise, such exchanges should be accounted for as an extinguishment or modification of debt. The assessment of this critical accounting estimate required management to apply a significant amount of judgment in evaluating the inputs, estimates, and internally generated forecast information to conclude on the accounting for the Offers.

One of these factors was whether we had the ability with entity-specific cash flows to service the contractual terms of existing debt agreements through maturity based on estimates and projections that only encompassed the current business capabilities. Our assessment considered internal analyses such as our short-term and long-term liquidity projections, net income forecasts, and runoff projections. These analyses were based on our consolidated financial condition and our comprehensive ability to service both Ally and ResCap obligations and were based only on our then current business capabilities and funding sources. In addition to our baseline projections, these analyses incorporated stressed scenarios reflecting continued deterioration of the credit markets, further GM financial distress, and significant curtailments of loans originations. Management assigned probability weights to each scenario to determine an overall risk-weighted projection of our ability to meet our consolidated obligations as they come due. These analyses indicated that we could service all Ally and ResCap obligations as they came due in the normal course of business.

Our assessment also considered capital market perceptions of our financial condition, such as our credit agency ratings, market values for our debt, analysts’ reports, and public statements made by us and our stakeholders. Due to the rigor applied to our internal projections, management placed more weight on our internal projections and less weight on capital market expectations.

Based on this analysis and after the consideration of the applicable accounting guidance, management concluded the Offers were not deemed to be a TDR. As a result of this conclusion, the Offers were accounted for as an extinguishment of debt.

Applying extinguishment accounting, we recognized a gain at the time of the exchange for the difference between the carrying value of the exchanged notes and the fair value of the newly issued securities. In accordance with applicable fair value accounting guidance related to Level 3 fair value measures, we performed various analyses with regard to the valuation of the newly issued instruments. Level 3 fair value measures are valuations that are derived primarily from unobservable inputs and rely heavily on management assessments, assumptions, and judgments. In determining the fair value of the newly issued instruments, we performed an internal analysis using trading levels on the trade date, December 29, 2008, of existing Ally unsecured debt, adjusted for the features of the new instruments. We also obtained bid-ask spreads from brokers attempting to make a market in the new instruments.

Based on the determined fair values, we recognized a pretax gain upon extinguishment of $11.5 billion and reflected the newly issued preferred shares at their fair value, which was estimated to be $234 million on December 29, 2008. The majority of costs associated with the Offers were deferred in the basis of newly issued bonds. In the aggregate, the Offers resulted in an $11.7 billion increase to our consolidated equity position.

If management had concluded that TDR accounting was applicable, a significant portion of the $11.5 billion pretax gain, estimated to be $8.4 billion, would not have been recognized at the time of the exchange. A gain of $3.1 billion would have been recognized immediately, and an additional contractual discount of $3.0 billion would have been deferred and accreted as an offset to interest expense over the term of the newly issued bonds. Additionally, costs associated with the Offers would have been recognized immediately as an expense rather than deferred in the basis of the newly issued bonds.

The Offers were a significant component of our strategy to satisfy the condition for a minimum amount of regulatory capital in connection with our application to become a bank holding company. If the Offers had been accounted for as a TDR, regulatory capital would have been $8.4 billion lower, which may have affected the Federal Reserve’s consideration of our application.

Recently Issued Accounting Standards

Refer to Note 1 to the Consolidated Financial Statements for further information related to recently issued accounting standards.

Statistical Tables

The accompanying supplemental information should be read in conjunction with the more detailed information, including our Consolidated Financial Statements and the notes thereto, which appear elsewhere in this prospectus.

Net Interest Margin Table

The following tables present an analysis of net interest margin excluding discontinued operations for the periods shown.

	Three months ended March 31,
	2011			2010			Increase (decrease) due to (a)
	Average balance (b)	Interest income/ interest expense	Yield/ rate	Average balance (b)	Interest income/ interest expense	Yield/ rate	Volume	Yield/ rate	Total
	($ in millions)
Assets
Interest-bearing cash and cash equivalents	$13,041	$12	0.37%	$13,462	$14	0.42%	$—	$(2)	$(2)
Trading securities	318	3	3.83	303	1	1.34	—	2	2
Investment securities (c)	14,591	99	2.75	11,590	96	3.36	22	(19)	3
Loans held-for-sale, net	8,877	108	4.93	16,861	215	5.17	(98)	(9)	(107)
Finance receivables and loans, net (d)	104,385	1,623	6.31	85,259	1,618	7.70	327	(322)	5
Investment in operating leases, net (e)	8,947	395	17.90	14,883	507	13.82	(237)	125	(112)

Total interest-earning assets	150,159	2,240	6.05	142,358	2,451	6.98	14	(225)	(211)
Noninterest-bearing cash and cash equivalents	1,032			1,359
Other assets	24,898			36,882
Allowance for loan losses	(1,864)			(2,560)

Total assets	$174,225			$178,039

Liabilities
Interest-bearing deposit liabilities	$38,156	$172	1.83%	$30,452	$158	2.10%	$37	$(23)	$14
Short-term borrowings	7,107	126	7.19	7,741	111	5.82	(10)	25	15
Long-term debt (f)(g)(h)	87,060	1,410	6.57	89,861	1,433	6.47	(45)	22	(23)

Total interest-bearing liabilities (g)(i)	132,323	1,708	5.23	128,054	1,702	5.39	(18)	24	6
Noninterest-bearing deposit liabilities	2,017			1,769

Total funding sources (g)(j)	134,340	1,708	5.16	129,823	1,702	5.32
Other liabilities	19,473			27,540

Total liabilities	153,813			157,363
Total equity	20,412			20,676

Total liabilities and equity	$174,225			$178,039

Net financing revenue		$532			$749		$32	$(249)	$(217)
Net interest spread (k)			0.82%			1.59%
Net interest spread excluding original issue discount (k)			1.83%			2.67%
Net interest spread excluding original issue discount and including noninterest bearing deposit liabilities (k)			1.89%			2.73%
Net yield on interest-earning assets (l)			1.44%			2.13%
Net yield on interest-earning assets excluding original issue discount (l)			2.24%			2.98%

(a)	Changes in interest not solely due to volume or yield/rate are allocated in proportion to the absolute dollar amount of change in volume and yield/rate.

(b)	Average balances are calculated using a combination of monthly and daily average methodologies.

(c)	Excludes income on equity investments of $5 million and $3 million at March 31, 2011 and 2010, respectively. Yields on available-for-sale debt securities are based on fair value as opposed to historical cost.

(d)	Nonperforming finance receivables and loans are included in the average balances. For information on our accounting policies regarding nonperforming status refer to Note 1 to our Consolidated Financial Statements.

(e)	Includes gains on sale of $118 million and $184 million during the three months ended March 31, 2011 and 2010, respectively. Excluding these gains on sale, the annualized yield would be 12.56% and 8.80% at March 31, 2011 and 2010, respectively.

(f)	Includes the effects of derivative financial instruments designated as hedges.

(g)	Average balance includes $3,000 million and $4,247 million related to original issue discount at March 31, 2011 and 2010, respectively. Interest expense includes original issue discount amortization of $299 million and $296 million during the three months ended March 31, 2011 and 2010, respectively.

(h)	Excluding original issue discount the rate on long-term debt was 5.00% and 4.90% at March 31, 2011 and 2010, respectively.

(i)	Excluding original issue discount the rate on total interest-bearing liabilities was 4.22% and 4.31% at March 31, 2011 and 2010, respectively.

(j)	Excluding original issue discount the rate on total funding sources was 4.16% and 4.25% at March 31, 2011 and 2010, respectively.

(k)	Net interest spread represents the difference between the rate on total interest-earning assets and the rate on total interest-bearing liabilities.

(l)	Net yield on interest-earning assets represents net financing revenue as a percentage of total interest-earning assets.

	Year ended December 31,
	2010			2009			Increase (decrease) due to (a)
	Average balance (b)	Interest income/ interest expense	Yield/ rate	Average balance (b)	Interest income/ interest expense	Yield/ rate	Volume	Yield/ rate	Total
	($ in millions)
Assets
Interest-bearing cash and cash equivalents	$13,964	$70	0.50%	$14,065	$99	0.70%	$(1)	$(28)	$(29)
Trading securities	252	15	5.95	985	132	13.40	(67)	(50)	(117)
Investment securities (c)	11,312	345	3.05	9,446	216	2.29	48	81	129
Loans held-for-sale, net	13,506	664	4.92	12,542	447	3.56	37	180	217
Finance receivables and loans, net (d)(e)	92,224	6,556	7.11	92,567	6,481	7.00	(24)	99	75
Investment in operating leases, net (f)	12,064	1,750	14.51	21,441	1,967	9.17	(1,075)	858	(217)

Total interest earning assets	143,322	9,400	6.56	151,046	9,342	6.18	(1,082)	1,140	58
Noninterest-bearing cash and cash equivalents	686			1,144
Other assets	35,040			28,910
Allowance for loan losses	(2,363)			(3,208)

Total assets	$176,685			$177,892

Liabilities
Interest-bearing deposit liabilities	$33,355	$660	1.98%	$24,159	$700	2.90%	$220	$(260)	$(40)
Short-term borrowings	7,601	447	5.88	9,356	566	6.05	(104)	(15)	(119)
Long-term debt (g)(h)(i)	87,270	5,729	6.56	97,939	6,008	6.13	(682)	403	(279)

Total interest-bearing liabilities (g)(h)(j)	128,226	6,836	5.33	131,454	7,274	5.53	(566)	128	(438)
Noninterest-bearing deposit liabilities	2,082			1,955
Other liabilities	25,666			20,231

Total liabilities	155,974			153,640
Total equity	20,711			24,252

Total liabilities and equity	$176,685			$177,892

Net financing revenue		$2,564			$2,068		$(516)	$1,012	$496
Net interest spread (k)			1.23%			0.65%
Net interest spread excluding original issue discount (k)			2.29%			1.68%
Net yield on interest earning assets (l)			1.79%			1.37%
Net yield on interest earning assets excluding original issue discount (l)			2.63%			2.13%

(a)	Changes in interest not solely due to volume or yield/rate are allocated in proportion to the absolute dollar amount of change in volume and yield/rate.

(b)	Average balances are calculated using a combination of monthly and daily average methodologies.

(c)	Excludes income on equity investments of $17 million and $10 million at December 31, 2010 and 2009, respectively. Yields on available-for-sale debt securities are based on fair value as opposed to historical cost.

(d)	Nonperforming finance receivables and loans are included in the average balances. For information on our accounting policies regarding nonperforming status refer to Note 1 to the Consolidated Financial Statements.

(e)	Includes other interest income of $1 million and $86 million at December 31, 2010 and 2009, respectively.

(f)	Includes gains on sale of $704 million and $516 million during the year ended December 31, 2010 and 2009, respectively. Excluding these gains on sale, the yield would be 8.67% and 6.77% at December 31, 2010 and 2009, respectively.

(g)	Includes the effects of derivative financial instruments designated as hedges.

(h)	Average balance includes $3,710 million and $4,804 million related to original issue discount at December 31, 2010 and 2009, respectively. Interest expense includes original issue discount amortization of $1,204 million and $1,143 million during the year ended December 31, 2010 and 2009, respectively.

(i)	Excluding original issue discount the rate on long-term debt was 4.97% and 4.74% at December 31, 2010 and 2009, respectively.

(j)	Excluding original issue discount the rate on total interest bearing liabilities was 4.27% and 4.50% at December 31, 2010 and 2009, respectively.

(k)	Net interest spread represents the difference between the rate on total interest earning assets and the rate on total interest-bearing liabilities.

(l)	Net yield on interest earning assets represents net financing revenue as a percentage of total interest earning assets.

Outstanding Finance Receivables and Loans

The following table presents the composition of our on-balance sheet finance receivables and loans.

	December 31,
	2010	2009	2008	2007	2006
	($ in millions)
Consumer
Domestic
Consumer automobile	$34,604	$12,514	$16,281	$20,030	$40,568
Consumer mortgage
1st Mortgage	7,057	7,960	13,542	24,941	56,483
Home equity	3,964	4,238	7,777	9,898	9,445

Total domestic	45,625	24,712	37,600	54,869	106,496

Foreign
Consumer automobile	16,650	17,731	21,705	25,576	20,538
Consumer mortgage
1st Mortgage	742	405	4,604	7,320	3,463
Home equity	—	1	54	4	45

Total foreign	17,392	18,137	26,363	32,900	24,046

Total consumer loans	63,017	42,849	63,963	87,769	130,542

Commercial
Domestic
Commercial and industrial
Automobile (a)	24,944	19,604	16,913	17,463	14,892
Mortgage	1,540	1,572	1,627	3,001	11,115
Other	1,795	2,688	3,257	3,430	2,953
Commercial real estate
Automobile	2,071	2,008	1,941	—	—
Mortgage	1	121	1,696	2,943	2,969

Total domestic	30,351	25,993	25,434	26,837	31,929

Foreign
Commercial and industrial
Automobile (b)	8,398	7,943	10,749	11,922	11,501
Mortgage	41	96	195	614	600
Other	312	437	960	1,704	1,606
Commercial real estate
Automobile	216	221	167	—	—
Mortgage	78	162	260	536	243

Total foreign	9,045	8,859	12,331	14,776	13,950

Total commercial loans	39,396	34,852	37,765	41,613	45,879

Total finance receivables and loans (c)	$102,413	$77,701	$101,728	$129,382	$176,421

Loans held-for-sale	$11,411	$20,625	$7,919	$20,559	$27,718

(a)	Amount includes Notes Receivable from General Motors of $3 million at December 31, 2009.

(b)	Amounts include Notes Receivable from General Motors of $484 million, $908 million, $1.7 billion, $1.9 billion, and $2.0 billion at December 31, 2010, 2009, 2008, 2007, and 2006, respectively.

(c)	Includes historical cost, fair value, and repurchased loans.

Nonperforming Assets

The following table summarizes the nonperforming assets in our on-balance sheet portfolio.

	December 31,
	2010	2009	2008
	($ in millions)
Consumer
Domestic
Consumer automobile	$129	$267	$294
Consumer mortgage
1st Mortgage	452	782	2,547
Home equity	108	114	540

Total domestic	689	1,163	3,381

Foreign
Consumer automobile	78	119	125
Consumer mortgage
1st Mortgage	261	33	1,034
Home equity	—	—	—

Total foreign	339	152	1,159

Total consumer (a)	1,028	1,315	4,540

Commercial
Domestic
Commercial and industrial
Automobile	261	281	1,448
Mortgage	—	37	140
Other	37	856	64
Commercial real estate
Automobile	193	256	153
Mortgage	1	56	1,070

Total domestic	492	1,486	2,875

Foreign
Commercial and industrial
Automobile	35	66	7
Mortgage	40	35	—
Other	97	131	19
Commercial real estate
Automobile	6	24	2
Mortgage	70	141	143

Total foreign	248	397	171

Total commercial (b)	740	1,883	3,046

Total nonperforming finance receivables and loans	1,768	3,198	7,586
Foreclosed properties	150	255	787
Repossessed assets (c)	47	58	95

Total nonperforming assets	$1,965	$3,511	$8,468

Loans held-for-sale	$3,273	$3,390	$731

(a)	Interest revenue that would have been accrued on total consumer finance receivables and loans at original contractual rates was $109 million during the year ended December 31, 2010. Interest income recorded for these loans was $52 million during the year ended December 31, 2010.

(b)	Interest revenue that would have been accrued on total commercial finance receivables and loans at original contractual rates was $61 million during the year ended December 31, 2010. Interest income recorded for these loans was $28 million during the year ended December 31, 2010.

(c)	Repossessed assets exclude $14 million, $23 million, and $34 million of repossessed operating lease assets at December 31, 2010, 2009, and 2008, respectively.

Accruing Finance Receivables and Loans Past Due 90 Days or More

The following table presents our on-balance sheet accruing loans past due 90 days or more as to principal and interest.

	December 31,
	2010	2009	2008
	($ in millions)
Consumer
Domestic
Consumer automobile	$—	$—	$19
Consumer mortgage
1st Mortgage	1	1	33
Home equity	—	—	—

Total domestic	1	1	52

Foreign
Consumer automobile	5	5	40
Consumer mortgage
1st Mortgage	—	1	—
Home equity	—	—	—

Total foreign	5	6	40

Total consumer	6	7	92

Commercial
Domestic
Commercial and industrial
Automobile	—	—	—
Mortgage	—	—	—
Other	—	—	—
Commercial real estate
Automobile	—	—	—
Mortgage	—	—	—

Total domestic	—	—	—

Foreign
Commercial and industrial
Automobile	—	—	—
Mortgage	—	—	—
Other	—	3	—
Commercial real estate
Automobile	—	—	—
Mortgage	—	—	—

Total foreign	—	3	—

Total commercial	—	3	—

Total accruing finance receivables and loans past due 90 days or more	$6	$10	$92

Loans held-for-sale	$25	$33	$7

Allowance for Loan Losses

The following table presents an analysis of the activity in the allowance for loan losses on finance receivables and loans.

	2010	2009	2008	2007	2006
	($ in millions)
Balance at January 1,	$2,445	$3,433	$2,755	$3,576	$3,085
Cumulative effect of change in accounting principles	222	—	(616)	(1,540)	—
Charge-offs
Domestic	(1,297)	(3,380)	(2,192)	(2,398)	(1,575)
Foreign	(349)	(633)	(347)	(293)	(217)
Write-downs related to transfers to held-for-sale	—	(3,438)	—	—	—

Total charge-offs	(1,646)	(7,451)	(2,539)	(2,691)	(1,792)

Recoveries
Domestic	363	276	219	224	212
Foreign	85	76	71	74	50

Total recoveries	448	352	290	298	262

Net charge-offs	(1,198)	(7,099)	(2,249)	(2,393)	(1,530)
Provision for loan losses	442	5,604	3,102	3,037	1,948
Discontinued operations	(4)	566	308	30	29
Other	(34)	(59)	133	45	44

Balance at December 31,	$1,873	$2,445	$3,433	$2,755	$3,576

Allowance for Loan Losses by Type

The following table summarizes the allocation of the allowance for loan losses by product type.

	December 31,
	2010		2009		2008		2007		2006
	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
	($ in millions)
Consumer
Domestic
Consumer automobile	$769	41.0	$772	31.6	$1,115	32.5	$1,033	37.5	$1,228	34.3
Consumer mortgage
1st Mortgage	322	17.2	387	15.8	525	15.3	540	19.6	1,325	37.0
Home equity	256	13.7	251	10.3	177	5.2	243	8.8	152	4.3

Total domestic	1,347	71.9	1,410	57.7	1,817	53.0	1,816	65.9	2,705	75.6

Foreign
Consumer automobile	201	10.7	252	10.2	279	8.1	276	10.0	233	6.5
Consumer mortgage
1st Mortgage	2	0.1	2	0.1	409	11.9	49	1.8	31	0.9
Home equity	—	—	—	—	31	0.9	—	—	—	—

Total foreign	203	10.8	254	10.3	719	20.9	325	11.8	264	7.4

Total consumer loans	1,550	82.7	1,664	68.0	2,536	73.9	2,141	77.7	2,969	83.0

Commercial
Domestic
Commercial and industrial
Automobile	73	3.9	157	6.4	178	5.2	36	1.3	37	1.0
Mortgage	—	—	10	0.4	93	2.7	483	17.5	396	11.1
Other	97	5.2	322	13.2	65	1.9	66	2.4	77	2.2
Commercial real estate
Automobile	54	2.9	—	—	—	—	—	—	—	—
Mortgage	—	—	54	2.2	458	13.3	—	—	—	—

Total domestic	224	12.0	543	22.2	794	23.1	585	21.2	510	14.3

Foreign
Commercial and industrial
Automobile	33	1.7	54	2.2	45	1.3	26	1.0	32	0.9
Mortgage	12	0.7	20	0.8	3	0.1	—	—	—	—
Other	39	2.1	111	4.6	9	0.3	3	0.1	65	1.8
Commercial real estate
Automobile	2	0.1	—	—	—	—	—	—	—	—
Mortgage	13	0.7	53	2.2	46	1.3	—	—	—	—

Total foreign	99	5.3	238	9.8	103	3.0	29	1.1	97	2.7

Total commercial loans	323	17.3	781	32.0	897	26.1	614	22.3	607	17.0

Total allowance for loan losses	$1,873	100.0	$2,445	100.0	$3,433	100.0	$2,755	100.0	$3,576	100.0

Deposit Liabilities

The following table presents the average balances and interest rates paid for types of domestic and foreign deposits.

	Year ended December 31,
	2010		2009
	Average balance (a)	Average deposit rate	Average balance (a)	Average deposit rate
	($ in millions)
Domestic deposits
Noninterest-bearing deposits	$2,071	—%	$1,955	—%
NOW and money market checking accounts	8,015	1.21	5,941	1.66
Certificates of deposit	21,153	2.04	16,401	3.33
Dealer deposits	1,288	4.00	671	4.09

Total domestic deposit liabilities	32,527	1.78	24,968	2.70

Foreign deposits
Noninterest-bearing deposits	11	—	—	—
NOW and money market checking accounts	550	2.01	117	6.57
Certificates of deposit	2,107	2.83	1,029	2.25
Dealer deposits	242	4.47	—	—

Total foreign deposit liabilities	2,910	2.80	1,146	2.69

Total deposit liabilities	$35,437	1.86%	$26,114	2.70%

(a)	Average balances are calculated using a combination of monthly and daily average methodologies.

The following table presents the amount of domestic certificates of deposit in denominations of $100 thousand or more segregated by time remaining until maturity.

Year ended December 31, 2010	Three months or less	Over three months through six months	Over six months through twelve months	Over twelve months	Total
	($ in millions)
Domestic certificates of deposit ($100,000 or more)	$897	$1,060	$1,781	$3,273	$7,011

BUSINESS

General

Ally Financial Inc. (formerly GMAC Inc.) is a leading, independent, globally diversified, financial services firm with $174 billion in assets and operations in 37 countries. Founded in 1919, we are a leading automotive financial services company with over 90 years of experience providing a broad array of financial products and services to automotive dealers and their customers. We are also one of the largest residential mortgage companies in the United States. We became a bank holding company on December 24, 2008, under the BHC Act. Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (online and telephonic) banking market, with $35.4 billion of deposits at March 31, 2011.

Our Business

Global Automotive Services and Mortgage are our primary lines of business. Our global automotive business is centered around our strong and longstanding relationships with automotive dealers and supports our automotive manufacturing partners and their marketing programs. Our Global Automotive Services business serves approximately 20,000 dealers globally with a wide range of financial services and insurance products. We believe our dealer-focused business model makes us the preferred automotive finance company for thousands of our automotive dealer customers. We have specialized incentive programs that are designed to encourage dealers to direct more of their business to us. In addition, we believe our longstanding relationship with GM has resulted in particularly strong relationships between us and thousands of dealers and extensive operating experience relative to other automotive finance companies.

Our mortgage business is a leading originator and servicer of residential mortgage loans in the United States and Canada.

Ally Bank, our direct banking platform, provides our Automotive Finance and Mortgage operations with a stable, low-cost funding source and facilitates prudent asset growth. Our focus is on building a stable deposit base driven by our compelling brand and strong value proposition. Ally Bank raises deposits directly from customers through a direct banking channel over the internet and by telephone. Ally Bank offers a full spectrum of deposit product offerings including certificates of deposit, savings accounts, and money market accounts, as well as an online checking product. Ally Bank’s assets and operating results are divided between our North American Automotive Finance operations and Mortgage operations based on its underlying business activities.

The following table reflects the primary products and services offered by the continuing operations of each of our lines of business.

Global Automotive Services

Global Automotive Services includes our North American Automotive Finance operations, International Automotive Finance operations, and Insurance operations. Our Global Automotive Services business had $113.0 billion of assets at March 31, 2011, and generated $1.7 billion and $7.4 billion of total net revenue in the first quarter of 2011 and fiscal year 2010.

Ally’s primary customers are automotive dealers, which are independently owned businesses. As part of the process of selling a vehicle, automotive dealers typically originate loans and leases to their retail customers. Dealers then select Ally or another automotive finance provider to which they sell loans and leases.

Our Global Automotive Services operations offer a wide range of financial services and insurance products to approximately 20,000 automotive dealerships and their retail customers. We have deep dealer relationships that have been built over our 90-year history. Our dealer-focused business model encourages dealers to use our broad range of products through incentive programs like our Ally Dealer Rewards program, which rewards individual dealers based on the depth and breadth of our relationship. During the first quarter of 2011 and fiscal year 2010, over 62% and 60%, respectively, of our U.S. dealer customers received benefits under the Ally Dealer Rewards program which was initiated in 2009. We expect even higher participation levels going forward as all of our dealer customers are eligible to participate in the program. Our automotive finance services include providing retail installment sales contracts, loans, and leases, offering term loans to dealers, financing dealer floorplans and other lines of credit to dealers, fleet leasing, and vehicle remarketing services. We also offer vehicle service contracts and commercial insurance primarily covering dealers’ wholesale vehicle inventories in the United States and internationally. We are a leading provider of vehicle service contracts with mechanical breakdown and maintenance coverages.

Global Automotive Services is supported by approximately 9,300 employees worldwide. A significant portion of our Global Automotive Services business is conducted with or through GM- and Chrysler-franchised dealers and their customers.

Automotive Finance

Our North American Automotive Finance operations consist of our automotive finance operations in the United States and Canada. At March 31, 2011, our North American Automotive Finance operations had $87.7 billion of assets and generated $927 million and $4.0 billion of total net revenue in the first quarter of 2011 and fiscal year 2010, respectively. According to Experian Automotive, we were the largest independent provider of new retail automotive loans in the United States during 2010. We funded one out of every ten new car purchases that were financed in the United States during 2010. In the United States and Canada alone, we have approximately 2,200 automotive finance and insurance employees in five regions focused on serving the needs of our dealer customers with finance and insurance products, expanding the number of overall dealer and automotive manufacturer relationships, and supporting our dealer lending and underwriting functions. In addition, we have over 2,400 employees that support our North American servicing operations. We manage commercial account servicing for over 5,000 dealers in the United States that utilize our floorplan inventory lending or other commercial loans. In the United States and Canada, we provide consumer asset servicing for a $72 billion portfolio at March 31, 2011. The extensive infrastructure and experience of our servicing operation are important to our ability to minimize our loan losses and enable us to deliver favorable customer experience to both our dealers and their retail customers.

Our International Automotive Finance operations are in Europe, Latin America, and Asia. At March 31, 2011, our International Automotive Finance operations had $16.3 billion of assets and generated $246 million and $1.0 billion of total net revenue in the first quarter of 2011 and fiscal year 2010, respectively. Through our longstanding relationship with GM, we have extensive experience operating in international markets and broad global capabilities. We currently originate loans in 15 countries (other than the U.S. and Canada). During 2010 and 2009, we significantly streamlined our international presence to focus on strategic operations in five core markets: Germany, the United Kingdom, Brazil, Mexico, and China through our joint venture, GMAC-SAIC. In China, GMAC-SAIC is a leading automotive finance company with broad geographic coverage and a full suite of products. We own 40% of GMAC-SAIC. The other joint venture partners include Shanghai Automotive Group Finance Company LTD and Shanghai General Motors Corporation Limited. In both Brazil and Mexico, we offer a full product line and have strong positions in the automotive dealer channel. Germany and the United Kingdom remain our core markets in Europe with $5.7 billion of total finance receivables and loans at March 31, 2011. To improve operational efficiency, certain of our servicing and lending activities in Europe have been consolidated in Germany.

Our success as an automotive finance provider is driven by the consistent and broad range of products and services we offer to dealers who originate loans and leases to their retail customers who are acquiring new and used automobiles. In the United States and Canada, Ally and other automotive finance providers purchase these loans and leases from automotive dealers. In other countries, we offer retail installment loans and leases directly to retail customers of the dealers. Automotive dealers are independently owned businesses and are our primary customer.

Automotive dealers require a full range of financial products, including new and used vehicle inventory financing, inventory insurance, working capital and capital improvement loans, and vehicle remarketing services to conduct their respective businesses as well as service contracts and guaranteed asset protection (“GAP”) insurance to offer their customers. We have consistently provided this full suite of products to dealers.

For consumers, we offer retail automotive financing for new and used vehicles and leasing for new vehicles. In the United States, retail financing for the purchase of vehicles takes the form of installment sale financing. References to consumer automobile loans in this prospectus include retail installment sales financing unless the context suggests otherwise. During the first quarter of 2011 and fiscal year 2010, we originated a total of 616 thousand and 1.9 million automotive loans and leases worldwide totaling approximately $14.3 billion and $43.0 billion, respectively. We provided financing for 51% and 30% of GM’s and Chrysler’s North American retail sales including leases, respectively, and 24% of GM’s international retail sales including leases in countries where both GM and we operate and we had retail financing volume, excluding China. For additional information about our relationship and business transactions with GM, refer to Note 26 to the Consolidated Financial Statements and the section of this prospectus entitled “Certain Relationships and Related Party Transactions.”

Our consumer automotive financing operations also generate revenue through finance charges or lease payments and fees paid by customers on the retail contracts and leases. We also recognize a gain or loss on the remarketing of the vehicles financed through lease contracts. When the lease contract is originated, we estimate the residual value of the leased vehicle at lease termination. At lease termination, our actual sales proceeds from remarketing the vehicle may be higher or lower than the original estimate, which may be revised over time.

GM or Chrysler may elect as a marketing incentive to sponsor special financing programs for retail sales of their respective vehicles. The manufacturer can lower the financing rate paid by the customer on either a retail contract or a lease by paying us the present value of the difference between the customer rate and our standard market rates at contract inception. These marketing incentives are referred to as rate support or subvention. GM may also from time to time offer lease pull-ahead programs, which encourage consumers to terminate existing leases early if they acquire a new GM vehicle. As part of these programs, we waive all or a portion of the customer’s remaining payment obligation. In most cases, GM compensates us for a portion of the foregone revenue from those waived payments after consideration of the extent that our remarketing sale proceeds are higher than otherwise would be realized if the vehicle had been remarketed at lease contract maturity. Historically, the manufacturer elected to lower a customer’s lease payments through a residual support incentive program; in these instances, the manufacturer and we agreed to increase the projected value of the vehicle at the time the lease contract was signed, and the manufacturer reimbursed us if the remarketing sales proceeds were less than the adjusted residual value. We have not had any residual support incentive programs of material size on leases originated in 2009 or 2010 with any manufacturers.

Our commercial automotive financing operations primarily fund dealer purchases of new and used vehicles through floorplan financing. During 2010, we financed an average of $30.5 billion of dealer vehicle inventory worldwide through floorplan financings. We financed 84% and 68% of GM’s and Chrysler’s North American dealer inventory, respectively, during the first quarter of 2011, and 75% of GM’s international dealer inventory in countries where GM operates and we provide dealer inventory financing, excluding China. Additional commercial offerings include automotive dealer term loans, revolving lines of credit, and dealer fleet financing. We provide comprehensive automotive remarketing services, including the use of SmartAuction, our online auction platform, which efficiently supports dealer-to-dealer and other commercial wholesale car transactions. In 2010, we and others utilized SmartAuction to sell 412,000 vehicles to dealers and other commercial customers. SmartAuction served as the remarketing channel for over 60% of Ally’s off lease vehicles.

Wholesale automotive financing represents the largest portion of our commercial automotive financing business. We extend lines of credit to individual dealers. In general, each wholesale credit line is secured by all the vehicles financed and, in some instances, by other assets owned by the dealer or by a personal guarantee. The amount we advance to dealers is equal to 100% of the wholesale invoice price of new vehicles. Interest on wholesale automotive financing is generally payable monthly and is usually indexed to a floating rate benchmark. The rate for a particular dealer is based on the dealer’s creditworthiness and eligibility for various incentive programs, among other factors.

Manufacturer Relationships

On November 30, 2006, we entered into an agreement with GM that stated, subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers, it would do so exclusively through Ally. Most recently, this agreement was modified on May 22, 2009. As a result of these modifications: (1) through December 31, 2010, GM could offer retail financing incentive programs through a third-party financing source under certain specified circumstances and, in some cases, subject to the limitation that pricing offered by the third party meets certain restrictions, and after December 31, 2010, GM can offer any incentive programs on a graduated basis through third parties on a nonexclusive, side-by-side basis with Ally provided that the pricing of the third parties meets certain requirements; (2) Ally will have no obligation to provide operating lease financing products; and (3) Ally will have no targets against which it could be assessed penalties. The modified agreement will expire on December 31, 2013. A primary objective of Ally under the agreement continues to be supporting distribution and marketing of GM products.

On August 6, 2010, we entered into an agreement with Chrysler (which replaced a term sheet that was originally effective on April 30, 2009) to make available automotive financing products and services to Chrysler dealers and customers. We are Chrysler’s preferred provider of new wholesale financing for dealer inventory in the United States, Canada, and Mexico, along with other international markets upon the mutual agreement of the parties. We provide dealer financing and services and retail financing to qualified Chrysler dealers and customers as we deem appropriate according to our credit policies and in our sole discretion. Chrysler is obligated to provide us with certain exclusivity privileges including the use of Ally for designated minimum threshold percentages of certain Chrysler retail financing subvention programs. The agreement extends through April 30, 2013, with automatic one-year renewals unless either we or Chrysler provides sufficient notice of nonrenewal. During 2010, Chrysler also selected Ally to be the preferred financing provider for Fiat vehicles in the United States. Under this agreement, our North American Automotive Finance operations will offer retail financing, leasing, wholesale financing, working capital and facility loans, and remarketing services for Fiat vehicles in the United States.

Subvented loans, originated through our preferred financing relationships, represented 33% and 41% of our first quarter 2011 and fiscal year 2010 North American new retail loan and lease origination volume, respectively, compared to 52% in 2009 and 60% in 2008. For non-subvented retail loan originations, we successfully compete at the dealer-level based on our strong dealer relationships, competitive pricing, full suite of products and comprehensive service.

In 2010, we also further diversified our Global Automotive Services customer base by establishing agreements with other manufacturers. In March 2010, we were selected by Spyker Cars N.V., which purchased Saab Automobile from GM, as the preferred source of wholesale and retail financing for qualified Saab dealers and customers in North America and internationally. Additionally, in November 2010, we were selected as the recommended provider of finance and insurance products and services for Saab dealerships in the United States. In April 2010, we were selected by Thor Industries, Inc. (“Thor”) as the preferred financial provider for its recreational vehicles. Thor is the world’s largest manufacturer of recreation vehicles, including brands such as Damon, Four Winds, Airstream, Dutchmen, Komfort, Breckenridge, CrossRoads, General Coach, and Keystone RV.

Insurance

Our Insurance operations offer both consumer insurance products sold primarily through the automotive dealer channel and commercial insurance products sold to dealers. As part of our focus on offering dealers a broad range of products, we provide vehicle service contracts, mechanical breakdown and maintenance coverages. We also underwrite selected commercial insurance coverages which primarily insure dealers’ wholesale vehicle inventory in the United States and internationally, as well as personal automobile insurance in certain countries outside the United States. We sell vehicle service contracts with mechanical breakdown and maintenance coverages. Our Insurance operations had $9.0 billion of assets at March 31, 2011, and generated $520 million and $2.4 billion of total net revenue in the first quarter of 2011 and fiscal year 2010.

Our vehicle service contracts for retail customers offer owners and lessees mechanical repair protection and roadside assistance for new and used vehicles beyond the manufacturer’s new vehicle warranty. These vehicle service contracts are marketed to the public through automotive dealerships and on a direct response basis in the United States and Canada. The vehicle service contracts cover virtually all vehicle makes and models. We also offer GAP products, which allow the recovery of a specified economic loss beyond the covered vehicle’s value in the event the vehicle is damaged and declared a total loss. Our U.K.-based Car Care Plan subsidiary provides vehicle service contracts and GAP products in Europe and Latin America.

Wholesale vehicle inventory insurance for dealers provides physical damage protection for dealers’ floorplan vehicles. Dealers are generally required to maintain this insurance by their floorplan finance provider. We offer vehicle inventory insurance in the United States to virtually all new car franchised dealerships. We sell insurance products to over 4,000 dealers in the United States. Among U.S. GM dealers to whom we provide wholesale financing, our wholesale insurance product penetration rate is approximately 80%. Dealers who receive wholesale financing from Ally are eligible for wholesale insurance incentives, such as automatic eligibility in our preferred insurance programs and increased financial benefits. International operations also manage a fee-focused insurance program through which commissions are earned from third-party insurers offering insurance products primarily to Ally customers worldwide.

Our ABA Seguros subsidiary provides personal automobile insurance and certain commercial insurance in Mexico. We also provide personal automobile insurance in Canada.

A significant aspect of our Insurance operations is the investment of proceeds from premiums and other revenue sources. We will use these investments to satisfy our obligations related to future claims at the time these claims are settled. Our Insurance operations have an Investment Committee, which develops guidelines and strategies for these investments. The guidelines established by this committee reflect our risk tolerance, liquidity requirements, regulatory requirements, and rating agency considerations, among other factors.

Mortgage

Our Mortgage operations are now reported as two distinct segments: (1) Origination and Servicing operations and (2) Legacy Portfolio and Other operations. These operations are conducted through the mortgage operations of Ally Bank in the United States, ResMor Trust in Canada, and subsidiaries of ResCap legal entity in the United States. Our Mortgage operations had $31.0 billion of assets at March 31, 2011, and generated $411 million and $2.7 billion of total net revenue in the first quarter of 2011 and fiscal year 2010, respectively.

Origination and Servicing

Our Origination and Servicing operations is one of the leading originators of conforming and government-insured residential mortgage loans in the United States. We also originate and purchase high-quality government-insured residential mortgage loans in Canada. We are one of the largest residential mortgage loan servicers in the United States and we provide collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending. We finance our mortgage loan originations primarily in Ally Bank in the United States and in ResMor Trust in Canada. During 2010, we originated or purchased approximately 300,000 mortgage loans totaling $69.5 billion in the United States: $61.5 billion through our network of correspondents and $8.0 billion through our retail and direct network, which includes our Ditech branded direct-to-consumer channel. We sell the conforming mortgages we originate or purchase in sales that take the form of securitizations guaranteed by the Fannie Mae or Freddie Mac, and sell government-insured mortgage loans we originate or purchase in securitizations guaranteed by Ginnie Mae in the United States and sell the insured mortgages we originate in Canada as NHA-MBS issued under the Canada Mortgage and Housing Corporation’s NHA-MBS program or through whole-loan sales. Fannie Mae, Freddie Mac, and Ginnie Mae are collectively known as the Government-sponsored Enterprises or GSEs. We also selectively originate prime jumbo mortgage loans in the United States. In 2010, we sold $67.8 billion of mortgage loans guaranteed by the GSEs, or 94.6% of total loans sold by us. At December 31, 2010, we were the primary servicer of 2.4 million mortgage loans with an unpaid principal balance of $361 billion. Our Originating and Servicing operations had $19.2 billion of assets at March 31, 2011, and generated $321 million and $1.8 billion of total net revenue during the quarter ended March 31, 2011 and the year ended December 31, 2010, respectively.

Legacy Portfolio and Other

Our Legacy Portfolio and Other operations primarily consists of loans originated prior to January 1, 2009, and includes noncore business activities including discontinued operations, portfolios in runoff, and cash held in the ResCap legal entity. These activities, all of which we have discontinued, include, among other things: lending to real estate developers and homebuilders in the United States and the United Kingdom; purchasing, selling and securitizing nonconforming residential mortgage loans (with the exception of U.S. prime jumbo mortgage loans) in both the United States and internationally; certain conforming origination channels closed in 2008 and our mortgage reinsurance business. During 2009 and 2010, we performed a strategic review of our mortgage business. As a result of the review, we exited the European mortgage market through the sale of our United Kingdom and continental Europe operations. The sale of these operations was completed on October 1, 2010. We have substantially reduced the risk in our Mortgage operations since the onset of the housing crisis through a significant reduction in total assets, primarily through the runoff and divestiture of noncore businesses and assets. In 2010, we sold $1.6 billion in domestic legacy mortgage loans to investors through nonagency securitizations. At March 31, 2011, our Legacy Portfolio and Other operations had total assets of $11.8 billion that included $1.4 billion of nonrecourse assets and cash, mortgage loans held-for-investment with a net carrying value of $8.5 billion, and mortgage loans held-for-sale with a net carrying value of $1.9 billion, which have been marked to their fair value at 47% of their unpaid principal balance on average. In addition, we have reached agreements with Freddie Mac and Fannie Mae, significantly limiting our repurchase obligations with each counterparty. Our Mortgage operations holds reserves of $830 million at March 31, 2011, for potential repurchase obligations related to potential breaches of representations and warranties.

Corporate and Other

Our Commercial Finance Group is included within Corporate and Other. Our Commercial Finance Group provides senior secured commercial lending products to small and medium sized businesses primarily in the United States. Corporate and Other also includes certain equity investments, the amortization of the discount associated with new debt issuances and bond exchanges, most notably from the December 2008 bond exchange, as well as the residual impacts of our corporate FTP and treasury ALM activities.

Ally Bank

Ally Bank raises deposits directly from customers through the direct banking channel via the internet and over the telephone. We have quickly become a leader in direct banking with our recognizable brand, accessible 24/7 customer service, and competitively priced deposit products. We have distinguished our direct bank with our “Talk Straight, Do Right, Be Obviously Better” branding and products that are “Easy to Use” with “No Fine Print, Hidden Fees, Rules or Penalties”.

Ally Bank provides our automotive finance and mortgage loan operations with a stable and low-cost funding source and facilitates prudent asset growth. At March 31, 2011, we had $35.4 billion of deposits including $23.5 billion of retail deposits sourced by Ally Bank. The focus on retail deposits and growth in our deposit base from $19.2 billion at the end of 2008 to $35.4 billion at March 31, 2011, combined with improving capital markets and a lower interest rate environment have contributed to a reduction in our cost of funds of approximately 100 basis points since the first quarter of 2009. We believe our retail deposits at Ally Bank will continue to provide a diversified, low-cost funding source for our automotive and mortgage assets. Ongoing, our cost of funds will be influenced by changes in the level of deposits as well as the interest rate environment and the state of capital markets.

Consumer preferences for the online banking model have grown consistently over the past several years. We believe internet banking is now the preferred banking channel by consumers. According to a 2010 American Bankers Association survey, the number of bank customers who prefer to do their banking online increased from 21% to 36% between 2007 and 2010, while those who prefer branch banking has declined from 39% to 25% over the same period. We believe that Ally Bank is well-positioned to take advantage of the consumer-driven shift from branch to direct banking.

Competition

The markets for automotive and mortgage financing and providing insurance services are highly competitive. We compete with other financial services providers including captive automotive finance companies, banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, and insurance companies. Our insurance business faces significant competition from insurance carriers, reinsurers, third-party administrators, brokers, and other insurance-related companies. Many of our competitors have substantial positions nationally or in the markets in which they operate. Some of our competitors have lower cost structures, have lower costs of capital, and are less reliant on securitization and sale activities. We believe we can compete effectively by continuing to expand and deepen our relationships with dealers through our dedicated sales force, breadth of product offering and competitive incentive programs.

The market for deposit products is also highly competitive. We compete with other direct banking institutions as well as traditional branch based banks, thrifts and credit unions. We seek to distinguish ourselves from the competition on superior customer service, competitive pricing and innovative products.

Our Strengths

Automotive financial services category leader with full product suite.

We are one of the largest providers of retail and wholesale automotive financing in the world and are an integral part of the automotive industry. We believe that our 90-year history has provided us extensive knowledge of the automotive industry and the financial services needs of its dealers, automotive manufacturers, and retail consumers.

Our full suite of financing and insurance products and extensive on-site service relationships differentiate us from most of our competitors. As of March 31, 2011, over 5,000 of our automotive dealer customers utilized four or more of our products. We use incentive programs, such as our Ally Dealer Rewards program, to increase the volume of business and number of products used by our dealer customers. During the first quarter of 2011 and fiscal year 2010, over 62% and 60%, respectively, of our U.S. dealer customers received benefits under the Ally Dealer Rewards program which was initiated in 2009.

Implementation of our market-driven strategies since 2008 has enabled us to grow our Global Automotive Services business within our existing dealer relationships and expand into new relationships with dealers of various manufacturers. Since 2008, we have successfully added preferred provider agreements, including Chrysler (U.S., Canada and Mexico), Fiat (U.S. and Mexico), Saab (U.S. and Europe), American Suzuki (U.S.) and Thor (U.S.). Our strong relationships with manufacturers have allowed us to offer more products, expand our dealer base and strengthen our existing network of dealer relationships. We have increased our new non-GM retail originations from $1.0 billion in 2006 to $9.5 billion in 2010 and from $1.7 billion in the first quarter of 2010 to $2.6 billion in the first quarter of 2011.

We believe that the combination of our full suite of products, service standards, global platform, incentive programs, and funding strategy put us in a strong position relative to competing financial institutions and future entrants to the market.

Scalable platform with significant growth opportunities.

We are well-positioned for growth as the U.S. economy recovers and U.S. SAAR of vehicle sales rebounds from its 2008-2009 recessionary levels. Consumer and business spending on automobiles has recovered from recent lows but remains well below historical average levels. The chart below shows historical consumer, business and government spending on automobiles as a percentage of U.S. GDP.

Source: Bureau of Economic Analysis, U.S. Department of Commerce

The chart below shows historical and projected U.S. SAAR (in millions):

Source: Bureau of Economic Analysis as to 2006-2010 data and Blue Chip Economic Indicators, Vol. 35, No. 10/Vol. 36, No. 5, as to projected 2011-2013 data.

In the United States and Canada, we have approximately 2,200 automotive finance and insurance employees dedicated to dealer sales, product support, lending and underwriting. This infrastructure allows us to accommodate our growing volume of business and support our existing customers. We maintain a dedicated sales force, which meets the needs of our existing dealer customers, expands our market penetration in the dealer network and supports our existing and new automotive manufacturing partners. Our sales force consists of direct dealer account relationship professionals, supplemental product support coverage professionals, and primary manufacturer relationship account professionals.

We also have invested significantly in our technology infrastructure and other initiatives to support our automotive financing and banking services platforms to further enhance our dealer and retail customer relationships and increase business volumes. This focus has resulted in increased credit application flow and originations from dealers representing various manufacturers, including GM and Chrysler. We are now able to access applications from almost all U.S. automotive dealerships under any brand. The combination of our extensive infrastructure, our relationships with finance and insurance departments of dealers, and our participation in the major credit application on-line networks, provides us with a strong platform to efficiently grow our consumer business volumes across a broad mix of automotive dealers.

In addition, we expect our incentive programs, such as Ally Dealer Rewards and other market-driven strategies, to increase business volumes and the number of products used by dealers. Other major initiatives underway such as dealer diversification strategies and additional preferred relationships with other manufacturers should increase our consumer retail, lease, and dealer funding volumes. The used vehicle financing market is highly fragmented and we believe this provides us with a growth opportunity within our franchised dealer relationships. We believe our significant presence in attractive markets such as China and Brazil also supports our growth opportunity internationally.

Leading direct banking franchise.

We believe Ally Bank is well-positioned for continued growth within the direct banking market. The Ally Bank brand has attained strong recognition since it was launched in 2009. Ally Bank provides us with a diversified source of stable, low-cost funding. The bank’s assets primarily consist of high quality commercial and consumer automotive finance receivables and conforming and government-insured residential mortgage loans originated through our automotive and mortgage businesses, respectively. We believe there are opportunities to deliver other products to our growing banking customer base, in addition to our full suite of deposit, savings and checking products.

Complementary mortgage origination and servicing operations.

Our Origination and Servicing business is one of the largest participants in the U.S. residential mortgage loan market and provides us with an additional source of profitability. It is now focused on the segments of the mortgage loan market that have remained profitable for us during the housing crisis. We believe our Origination and Servicing operations are well-positioned as a result of our strong market position, scalable platform, well-known brands and extensive experience.

Strong balance sheet, liquidity position and risk management.

We believe that the consumer automotive loans on our balance sheet reflect the significantly tighter underwriting standards across the credit spectrum that we adopted since 2008. Our underwriting process utilizes a robust combination of credit metrics, including, among others, FICO scores, loan-to-value ratios, debt-to-income ratios and proprietary scoring models. The average FICO score at origination of the U.S. new retail loans in our outstanding portfolio as of March 31, 2011 was 733. We are prudently expanding automotive originations across the credit spectrum in accordance with our underwriting standards. During the first quarter of 2011 and fiscal year 2010, the loss rate on our U.S. consumer automotive portfolio was 0.95% and 1.73%, respectively.

Our commercial automotive financing business consists primarily of wholesale financing in which credit is extended to individual dealers and is secured by vehicles in inventory and, in some circumstances, other assets owned by the dealer or by a personal guarantee. We manage risk in our commercial automotive financing business through our rigorous credit underwriting process, which utilizes our proprietary dealer credit evaluation system, our ongoing risk monitoring program, and vehicle inventory audits to verify collateral and dealer compliance with lending agreements. During the first quarter of 2011 and fiscal year 2010, the loss rate on our U.S. commercial automotive portfolio was 0.04% and 0.27%, respectively.

The loans originated in our mortgage operations are currently comprised primarily of high credit quality conforming, government-insured and prime jumbo residential mortgage loans. We have substantially reduced and derisked our legacy mortgage exposure of nonconforming assets through writedowns, run-offs and divestitures over the last three years. We have also settled with Fannie Mae and Freddie Mac, as well as several other counterparties, which resolved material repurchase obligations with each counterparty. At March 31, 2011, we held reserves of $830 million for potential repurchase obligations for loans we sold to counterparties.

We have demonstrated strong access to funding and liquidity that are critical to our business. In the first quarter of 2011 and full year 2010, we raised over $7 billion and nearly $36 billion of secured and unsecured funding in the capital markets. We also have significant liquidity available beyond capital markets funding with access to $33.4 billion of liquidity in the form of cash, highly liquid unencumbered securities, and available committed credit facility capacity at March 31,2011.

Our access to deposits is an important source of diversified funding. Approximately 30% of our funding at the end of the first quarter of 2011 came from deposits compared to 14% at the end of 2008. We believe Ally Bank gives us the stable, low-cost benefits of deposit funding with a direct-to-consumer delivery model. Ally Bank’s leadership in direct banking, recognizable brand and compelling customer value proposition position us well for consistent growth.

Our balance sheet is well capitalized. At March 31, 2011, we had a Tier 1 capital ratio of 14.68%, and a Tier 1 common ratio of     % pro forma for this offering. We believe this capitalization compares favorably to our peers and positions us well for the future.

Experienced management team.

Our senior management team is comprised of financial professionals with deep operating experience in automotive and consumer finance and extensive experience managing some of the largest and most successful financial institutions in the world. Our senior management team has successfully led our return to profitability and the development of our strong liquidity and capital position following the financial crisis. Our management team has taken significant actions to make our automotive finance business more efficient and better positioned for growth opportunities. Substantial actions have also been taken to materially reduce the legacy risk in our mortgage operations. Our capital structure and prudent liquidity actions by management have positioned us for growth as the automotive industry and overall economy continue to rebound.

Our Business Strategy

Expand our position as a leading global provider of automotive financial services products.

We believe that our dealer-focused business model, global platform, full range of product offerings and sales organization position us to further broaden our relationships with existing and new dealers and automotive manufacturers, and to originate attractive retail automotive loans and leases for our portfolio in addition to other products. Our market-driven strategies, including incentive programs, have been designed and implemented to drive higher business volumes with our dealer relationships. Furthermore, we have dedicated resources to the underwriting and financing of used vehicle sales that should allow us to expand loan origination volume with our existing dealer base. We are also leveraging our existing dealer relationships, product suite, and extensive operating experience to expand our diversified dealer network and facilitate financing relationships with additional automotive manufacturers. We intend to continue to strongly support our financing relationships with GM and Chrysler by providing dependable new car inventory and consumer financing through all economic cycles. We will continue to utilize our international infrastructure to build upon our strong presence in attractive, developing markets such as China, Brazil and Mexico. Our objective is to generate incremental profitability and asset growth without straying from our core competencies in automotive finance.

Continue to generate consistent results through our Mortgage operations.

Our Mortgage Origination and Servicing operations, which primarily originate and service high credit quality mortgage loans, provide a complementary source of consumer assets and a diversified source of profitability. The vast majority of our mortgage loans are originated, financed, and sold without significant balance sheet growth.

We plan to prudently expand our direct lending origination channel to complement our existing origination platform. Our servicing operations are fee-based and do not expose us to significant credit risk. We expect to sell the vast majority of our mortgage loans soon after origination, thereby reducing funding requirements.

Reduce our funding costs and continue funding diversification.

We continue to expand and diversify our funding in order to improve our profitability and enhance our competitiveness. Our success at developing our franchise at Ally Bank has supported the growth of our retail deposit base to $23.5 billion at March 31, 2011 from $7.2 billion at the end of 2008. Our retail deposit growth has enabled us to diversify and reduce our cost of funds since 2008. Our strategy is to continue to increase our retail deposit base through the delivery of our full suite of deposit products and continued investment in the Ally Bank brand name.

Our objective is to attain investment grade credit ratings from the rating agencies. We believe that improved ratings will help us to reduce our cost of funds further and improve our ability to compete even more effectively with other large banks and financial institutions across all products. We believe that the stable performance of our asset base, strong capitalization, demonstrated access to diversified funding markets, and the ability to operate profitably will help us reach this goal over time.

By continuing to diversify our funding sources and lower our overall cost of funding, including the prudent growth of Ally Bank, we believe that we can provide even more efficient and consistent funding for our dealers and their retail customers through various economic cycles.

Maintain a strong balance sheet through disciplined origination, servicing and risk management.

We will continue to focus primarily on originating and managing secured automotive and mortgage loans and related products. The types of secured commercial and consumer automotive loans that we originate performed well through the recent financial crisis. Our Mortgage Origination and Servicing operations originate conforming, government-insured residential and prime jumbo residential mortgage loans, which we believe have an attractive risk return profile. We believe we have significantly reduced our risk profile and improved our profitability by divesting and discontinuing a number of noncore activities.

We believe that we maintain strong levels of capital and liquidity relative to other bank holding companies. Our strategy is to materially increase our volume of automotive finance assets within our existing infrastructure and with prudent underwriting criteria which we believe will allow us to efficiently utilize our capital and enhance our profitability.

Improve our shareholder return profile.

We seek to enhance our returns for shareholders by prudently originating loans and leases across the credit spectrum. We have also recently increased our focus on offering financing for used vehicles through our franchised dealer relationships. We have invested significant capital in risk management and technology to manage this expansion. By prudently expanding automotive originations across broad credit segments and with continued diversification, we believe we can increase asset yields and generate attractive risk-adjusted returns in a variety of interest rate and credit environments. We plan to continue to decrease our overall costs by increasing productivity, adding retail deposits, and efficiently accessing secured and unsecured wholesale markets as certain higher-cost legacy funding matures. The combination of higher asset yields and lower operating and funding costs with an efficient capital structure will provide opportunities for us to improve returns to our shareholders.

Certain Regulatory Matters

We are subject to various regulatory, financial, and other requirements of the jurisdictions in which our businesses operate. In light of recent conditions in the global financial markets, regulators have increased their focus on the regulation of the financial services industry. As a result, proposals for legislation that could increase the scope and nature of regulation of the financial services industry are possible. The following is a description of some of the primary laws and regulations that currently affect our business.

Bank Holding Company Status

On December 24, 2008, and in connection with the conversion of Ally Bank (formerly GMAC Bank) from a Utah-chartered industrial bank into a Utah-chartered commercial state nonmember bank, Ally and IB Finance Holding Company, LLC (IB Finance) were each approved as bank holding companies under the BHC Act. IB Finance is the direct holding company for Ally’s FDIC-insured depository institution, Ally Bank. As a result, we are subject to the supervision and examination of the FRB. As a bank holding company, Ally must comply with various reporting requirements by the FRB and is subject to supervision and examination by the FRB. Ally must also comply with regulatory risk-based and leverage capital requirements, as well as various safety and soundness standards imposed by the FRB, and is subject to certain statutory restrictions concerning the types of assets or securities it may own and the activities in which it may engage. The FRB has the authority to issue orders to bank holding companies to cease and desist from unsafe or unsound banking practices and from violations of laws, rules, regulations, or conditions imposed in writing by the FRB. The FRB is also empowered to assess civil monetary penalties against institutions or individuals who violate any laws, regulations, orders, or written agreements with the FRB; to order termination of certain activities of bank holding companies or their subsidiaries; and to order termination of ownership and control of a nonbanking subsidiary by a bank holding company. In addition, as a bank that is not a member of the Federal Reserve System, Ally Bank is subject to regulation and examination primarily by the FDIC and the UDFI. This regulatory oversight is established to protect depositors, the FDIC’s Deposit Insurance Fund, and the banking system as a whole, not security holders. Ally’s nonbank subsidiaries generally are subject to regulation by their functional regulators including the applicable state insurance regulatory agencies in the case of our insurance subsidiaries, and the SEC, the Financial Industry Regulatory Authority, and/or state securities regulators in the case of our securities subsidiaries, as well as by the FRB. Our foreign subsidiaries are subject to regulation by applicable foreign regulatory agencies.

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Permitted Activities—As a bank holding company, subject to certain exceptions, we are not permitted to acquire more than 5% of any class of voting shares of any nonaffiliated FDIC-insured depository institution or more than 25% of any other company without first obtaining FRB approval. Furthermore, the activities of Ally must be generally limited to banking or to managing or controlling banks or other companies engaged in activities deemed closely related to banking or otherwise permissible under the BHC Act. Likewise, Ally generally may not hold more than 5% of any class of voting shares of any company unless that company’s activities conform with the above requirements. Upon our bank holding company approval on December 24, 2008, we were permitted an initial two-year grace period to bring our activities and investments into conformity with these restrictions. This initial grace period expired in December 2010; however, the FRB has granted a one-year extension expiring in December 2011. We will be permitted to apply to the FRB for two additional one year extensions. Absent further extensions, certain of Ally’s existing activities and investments deemed impermissible under the BHC Act must be terminated or disposed of by the expiration of the grace period and any extensions. For further information, refer to the section of this prospectus entitled “Risk Factors.”

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Gramm-Leach-Bliley Act—The enactment of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) eliminated large parts of a regulatory framework that had its origins in the Depression era of the 1930s. Effective with its enactment, new opportunities became available for banks, other depository institutions, insurance companies, and securities firms to enter into combinations that permit a single financial services organization to offer customers a more comprehensive array of financial products and services. To further this goal, the GLB Act amended the BHC Act by providing a new regulatory framework applicable to “financial holding companies,” which are bank holding companies that meet certain qualifications and elect financial holding company status. The FRB regulates, supervises, and examines financial holding companies, as it does all bank holding companies. However, insurance and securities activities conducted by a financial holding company or its nonbank subsidiaries are regulated primarily by functional regulators. As a bank holding company, we are eligible to elect financial holding company status subject to satisfying certain regulatory requirements applicable to us and to Ally Bank (and any depository institution subsidiary that we may acquire in the future). As a financial holding company, Ally would then be permitted to engage in a broader range of financial and related activities than those that are permissible for bank holding companies, in particular, securities, insurance, and merchant banking activities. However, we have not yet elected to become a financial holding company.

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Dodd-Frank Wall Street Reform and Consumer Protection Act—On July 21, 2010, the President of the United States signed into law the Dodd-Frank Act. The Dodd-Frank Act will have material implications for Ally and the entire financial services industry. Among other things, it will or potentially could:

•	result in Ally being subject to enhanced oversight and scrutiny as a result of being a bank holding company with $50 billion or more in consolidated assets;

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result in the appointment of the FDIC as receiver of Ally in an orderly liquidation proceeding, if the Secretary of Treasury, upon recommendation of two-thirds of the FRB and the FDIC and in consultation with the President of the United States, finds Ally to be in default or danger of default;

•	affect the levels of capital and liquidity with which Ally must operate and how it plans capital and liquidity levels;

•	subject Ally to new and/or higher fees paid to various regulatory entities, including but not limited to deposit insurance fees to the FDIC;

•	impact Ally’s ability to invest in certain types of entities or engage in certain activities;

•	impact a number of Ally’s business and risk management strategies;

•	restrict the revenue that Ally generates from certain businesses; and

•	subject Ally to a new Consumer Financial Protection Bureau, which will have very broad rule-making and enforcement authorities.

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Capital Adequacy Requirements—Ally and Ally Bank are subject to various guidelines as established under FRB and FDIC regulations. Refer to Note 22 to the Consolidated Financial Statements for additional information. See also “—Basel Capital Accord” below.

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Limitations on Bank Holding Company Dividends and Capital Distributions—Utah law (and, in certain instances, federal law) places restrictions and limitations on the amount of dividends or other distributions payable by our banking subsidiary, Ally Bank, to Ally. With respect to dividends payable by Ally to its shareholders, it is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of current operating earnings and only if prospective earnings retention is consistent with the organization’s expected future needs and financial conditions. The federal bank regulatory agencies are also authorized to prohibit a banking subsidiary or bank holding company from engaging in unsafe or unsound banking practices and, depending upon the circumstances, could find that paying a dividend or making a capital distribution would constitute an unsafe or unsound banking practice.

In addition, on March 18, 2011, the FRB announced the completion of its CCAR, a cross-institution study of the capital plans, including proposals for increased dividends, share repurchases and repayments of government capital, of the nineteen largest U.S. bank holding companies, including Ally. Under the CCAR, five main aspects of each bank holding company’s capital plans for a two-year planning period through the end of 2012 were assessed by the FRB: (i) capital adequacy processes; (ii) capital distribution policy; (iii) any plan for repayment of any U.S. government investment; (iv) stress scenario analysis; and (v) plans for meeting the regulatory capital requirements of Basel III and the Dodd-Frank Act. The FRB also consulted with each bank holding company’s primary federal bank regulator and with the FDIC for any bank holding company with outstanding Temporary Liquidity Guarantee Program debt.

The FRB has announced that each bank holding company’s capital plans will be subject to the following supervisory expectations:

•	the bank holding company must demonstrate its ability to remain a viable financial intermediary, even under stressed conditions;

•	the bank holding company is expected to continue to increase its capital base;

•	in 2011, any bank holding company paying dividends is expected to limit dividends to 30% or less of anticipated earnings;

•	any planned share repurchases will be reviewed if a bank holding company’s capital is not increasing as anticipated; and

•	the FRB may require modification of capital plans if there is a sharp deterioration in economic conditions.

The FRB expects each of the nineteen largest bank holding companies to undergo a CCAR on an annual basis.

While we have no current plans to commence payment of a dividend on our common stock, we anticipate that the FRB would require us to meet the same or similar expectations listed above in order to take capital actions in the future, including the payment of dividends.

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Transactions with Affiliates—Certain transactions between Ally Bank and any of its nonbank “affiliates,” including but not limited to Ally and ResCap, are subject to federal statutory and regulatory restrictions. Pursuant to these restrictions, unless otherwise exempted, “covered transactions” including Ally Bank’s extensions of credit to and asset purchases from its nonbank affiliates, generally (1) are limited to 10% of Ally Bank’s capital stock and surplus with an aggregate limit of 20% of Ally Bank’s capital stock and surplus for all such transactions; (2) in the case of certain credit transactions, are subject to stringent collateralization requirements; (3) in the case of asset purchases by Ally Bank, may not involve the purchase of any asset deemed to be a “low quality asset” under federal banking guidelines; and (4) must be conducted in accordance with safe- and sound- banking practices (collectively, the “Affiliate Transaction Restrictions”). Under the Dodd-Frank Act, among other changes to Sections 23A and 23B of the Federal Reserve Act, credit exposures resulting from derivatives transactions and securities lending and borrowing transactions will be treated as

“covered transactions.” These changes are expected to become effective in July 2012. Furthermore, there is an “attribution rule” that provides that a transaction between Ally Bank and a third party will be treated as a transaction between Ally Bank and a nonbank affiliate to the extent that the proceeds of the transaction are used for the benefit of or transferred to a nonbank affiliate of Ally Bank.

Because Ally controls Ally Bank, Ally is an affiliate of Ally Bank for purposes of the Affiliate Transaction Restrictions. Thus, retail financing transactions by Ally Bank involving vehicles for which Ally Financial provided floorplan financing are subject to the Affiliate Transaction Restrictions because the proceeds of the retail financings are deemed to benefit, and are ultimately transferred to, Ally Financial.

The FRB is authorized to exempt, in its discretion, transactions or relationships from the requirements of these rules if it finds such exemptions to be in the public interest and consistent with the purposes of the rules. The FRB has granted several such exemptions to Ally Bank. However, the existing exemptions are subject to various conditions and any requests for future exemptions may not be granted. Moreover, these limited exemptions generally do not encompass consumer leasing or used vehicle financing. Since there is no assurance that Ally Bank will be able to obtain future exemptions or waivers with respect to these restrictions, the ability to grow Ally Bank’s business will be affected by the Affiliate Transaction Restrictions and the conditions set forth in the existing exemption letters.

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Source of Strength—Pursuant to FRB policy and regulations, the Federal Deposit Insurance Act (effective as of July 21, 2011), and under the Parent Company Agreement (the “PA”) and the Capital and Liquidity Maintenance Agreement (the “CLMA”) as described in Note 22 to the Consolidated Financial Statements, Ally is expected to act as a source of strength to Ally Bank and is required to commit necessary capital and liquidity to support Ally Bank. This support may be required at inopportune times for Ally.

Basel Capital Accord

The minimum risk-based capital requirements adopted by the federal banking agencies follow the Capital Accord (“Capital Accord”) of the Bank for International Settlements’ Basel Committee on Banking Supervision (the “Basel Committee”). The Capital Accord was published in 1988 and generally applies to depository institutions and their holding companies in the United States. In 2004, the Basel Committee published a revision to the Capital Accord (“Basel II”). The goal of the Basel II capital rules is to provide more risk-sensitive regulatory capital calculations and promote enhanced risk management practices among large, internationally active banking organizations. U.S. banking regulators published final Basel II rules in December 2007. Ally is required to comply with the Basel II rules as implemented by the U.S. banking regulators. Prior to full implementation of the Basel II rules, Ally is required to complete a qualification period that includes four consecutive quarters during which it needs to demonstrate that it meets the requirements of the rules to the satisfaction of its primary U.S. banking regulator. The U.S. implementation timetable consists of this qualification period followed by a minimum transition period of three years. During the transition period, Basel II risk-based capital requirements cannot fall below certain floors based on pre-existing capital regulations (“Basel I”). Ally is currently in the qualification period and expects to be in compliance with all relevant Basel II rules within the established timelines.

In addition to Basel II, the Basel Committee adopted new capital, leverage, and liquidity guidelines under the Base Accord (“Basel III”), which when implemented in the United States may have the effect of raising capital requirements beyond those required by current law and the Dodd-Frank Act. Basel III increases the minimum Tier 1 common equity ratio from 2.0% to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets raising the target minimum common equity ratio to 7.0%. Basel III increases the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital buffer, and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a nonrisk adjusted Tier 1 leverage ratio of 3%, based on a measure of the total exposure rather than total assets, and new liquidity standards. The Basel III capital, leverage, and liquidity standards will be phased in over a multiyear period. The Basel III rules, when implemented, will also impose a 15% cap on the amount of Tier 1 capital that can be met, in the aggregate, through significant investments in the common shares of unconsolidated financial subsidiaries, MSRs, and deferred tax assets through timing differences, as well as a 10% cap on the amount of each of the three individual items that may be included in Tier I Capital. In addition, under Basel III rules, after a ten-year phase out period beginning on January 1, 2013, trust preferred and other “hybrid” securities will no longer qualify as Tier 1 capital. However, under the Dodd-Frank Act, subject to certain exceptions, trust preferred and other “hybrid” securities are phased out from Tier I capital in a three-year period starting January 1, 2013. At March 31, 2011, Ally had $3.4 billion of MSRs and $2.5 billion of trust preferred securities, which were included as Tier 1 capital. Ally currently has no other “hybrid” securities outstanding. The Base III rules, when implemented, will impose limits on Ally’s ability to meet its regulatory capital requirements through the use of MSRs, trust preferred securities, or other “hybrid” securities, if applicable.

Troubled Asset Relief Program

As part of the Automotive Industry Financing Program created under the Troubled Asset Relief Program (TARP) established by Treasury under the Emergency Economic Stabilization Act of 2008 (the “EESA”), Ally entered into agreements pursuant to which Treasury purchased preferred stock and trust preferred securities of Ally. As a result of these investments, subject to certain exceptions, Ally and its subsidiaries are generally prohibited from paying certain dividends or distributions on, or redeeming, repurchasing, or acquiring any common stock without consent of Treasury. Ally has further agreed that until Treasury ceases to hold investments in Ally, Ally will comply with certain restrictions on executive privileges and compensation. Ally must also take all necessary action to ensure that its corporate governance and benefit plans with respect to its senior executive officers comply with Section 111(b) of the EESA as implemented by any guidance or regulation under the EESA, as amended by the American Recovery and Reinvestment Act of 2009, which was signed into law on February 17, 2009, as implemented by the Interim Final Rule issued by Treasury on June 15, 2009. For further details regarding these restrictions on compensation as a result of TARP investments, refer to the section of this prospectus entitled “Executive Compensation.”

Depository Institutions

On December 24, 2008, Ally Bank received approval from the UDFI to convert from an industrial bank to a commercial nonmember state-chartered bank. Ally Bank’s deposits are insured by the FDIC, and Ally Bank is required to file periodic reports with the FDIC concerning its financial condition. Total assets of Ally Bank were $70.3 billion and $55.3 billion at December 31, 2010 and 2009, respectively.

As a commercial nonmember bank chartered by the State of Utah, Ally Bank is subject to various regulatory capital adequacy requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on Ally Bank’s results of operations and financial condition. At December 31, 2010, we were in compliance with our regulatory capital requirements. For an additional discussion of capital adequacy requirements, refer to Note 22 to the Consolidated Financial Statements.

International Banks, Finance Companies and Other Non-U.S. Operations

Certain of our foreign subsidiaries operate in local markets as either banks or regulated finance companies and are subject to regulatory restrictions. These regulatory restrictions, among other things, require that our subsidiaries meet certain minimum capital requirements and may restrict dividend distributions and ownership of certain assets. Total assets of our regulated international banks and finance companies were approximately $14.5 billion and $13.6 billion at December 31, 2010 and 2009, respectively. In addition, the BHC Act imposes restrictions on Ally’s ability to invest equity abroad without FRB approval. Many of our other operations are also heavily regulated in many jurisdictions outside the United States.

U.S. Mortgage Business

Our U.S. mortgage business is subject to extensive federal, state, and local laws, rules, and regulations in addition to judicial and administrative decisions that impose requirements and restrictions on this business. As a Federal Housing Administration lender, certain of our U.S. mortgage subsidiaries are required to submit audited financial statements to the Department of Housing and Urban Development on an annual basis. It is also subject to examination by the Federal Housing Commissioner to assure compliance with Federal Housing Administration regulations, policies, and procedures. The federal, state, and local laws, rules, and regulations to which our U.S. mortgage business is subject, among other things, impose licensing obligations and financial requirements; limit the interest rates, finance charges, and other fees that can be charged; regulate the use of credit reports and the reporting of credit information; impose underwriting requirements; regulate marketing techniques and practices; require the safeguarding of nonpublic information about customers; and regulate servicing practices, including the assessment, collection, foreclosure, claims handling, and investment and interest payments on escrow accounts. In addition, proposals have been enacted in the U.S. Congress and are under consideration by various regulatory authorities that would affect the manner in which GSEs conduct their business. Recently, the Obama administration released a report that recommended winding down Fannie Mae and Freddie Mac.

Insurance Companies

Our Insurance operations are subject to certain minimum aggregate capital requirements, net asset restrictions, and dividend restrictions under applicable state and foreign insurance law, and the rules and regulations promulgated by various U.S. and foreign regulatory agencies. Under various state and foreign insurance regulations, dividend distributions may be made only from statutory unassigned surplus with approvals required from the regulatory authorities for dividends in excess of certain statutory limitations. In addition, the BHC Act imposes restrictions on our ability to invest equity abroad without FRB approval.

Other Regulations

Some of the other more significant regulations that we are subject to include:

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Privacy—The GLB Act imposes additional obligations on us to safeguard the information we maintain on our customers and permits customers to “opt-out” of information sharing with third parties. Regulations have been issued by several agencies that establish obligations to safeguard information. In addition, several states have enacted even more stringent privacy legislation. If a variety of inconsistent state privacy rules or requirements are enacted, our compliance costs could increase substantially.

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Fair Credit Reporting Act—The Fair Credit Reporting Act provides a national legal standard for lenders to share information with affiliates and certain third parties and to provide firm offers of credit to consumers. In late 2003, the Fair and Accurate Credit Transactions Act was enacted, making this preemption of conflicting state and local law permanent. The Fair Credit Reporting Act was also amended to place further restrictions on the use of information sharing between affiliates, to provide new disclosures to consumers when risk-based pricing is used in the credit decision, and to help protect consumers from identity theft. All of these provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

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Truth in Lending Act—The Truth in Lending Act (“TILA”), as amended, and the Federal Reserve’s Regulation Z, which implements TILA, require lenders to provide borrowers with uniform, understandable information concerning terms and conditions in certain credit transactions. These rules apply to Ally and its subsidiaries in transactions in which they extend credit to consumers and require, in the case of certain mortgage and automotive financing transactions, conspicuous disclosure of the finance charge and annual percentage rate, if any. In addition, if an advertisement for credit states specific credit terms, Regulation Z requires that such advertisement state only those terms that actually are or will be arranged or offered by the creditor. Failure to comply with TILA can result in criminal and civil penalties.

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Sarbanes-Oxley Act—The Sarbanes-Oxley Act of 2002 implements a broad range of corporate governance and accounting measures designed to promote honesty and transparency in corporate America. The principal provisions of the act include, among other things, (1) the creation of an independent accounting oversight board; (2) auditor independence provisions that restrict nonaudit services that accountants may provide to their audit clients; (3) additional corporate governance and responsibility measures including the requirement that the chief executive officer and chief financial officer certify financial statements; (4) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve-month period following initial publication of any financial statements that later require restatement; (5) an increase in the oversight of and enhancement of certain requirements relating to audit committees and how they interact with the independent auditors; (6) requirements that audit committee members must be independent and are barred from accepting consulting, advisory, or other compensatory fees from the issuer; (7) requirements that companies disclose whether at least one member of the audit committee is a “financial expert” (as defined by the SEC) and, if not, why the audit committee does not have a financial expert; (8) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions, on nonpreferential terms and in compliance with other bank regulatory requirements; (9) disclosure of a code of ethics; (10) requirements that management assess the effectiveness of internal control over financial reporting and that the Independent Registered Public Accounting firm attest to the assessment; and (11) a range of enhanced penalties for fraud and other violations.

•

USA PATRIOT Act/Anti-Money-Laundering Requirements—In 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) was signed into law. Title III of the USA PATRIOT Act amends the Bank Secrecy Act and contains provisions designed to detect and prevent the use of the U.S. financial system for money laundering and terrorist financing activities by, among other things, imposing additional compliance obligations on bank holding companies, banks, trust companies, and securities broker-dealers. Pursuant to these laws, it is the obligation of covered institutions to identify their clients, monitor for and report on suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions. To comply with applicable obligations, we have implemented necessary internal practices, procedures, and controls.

•	Other—Our Mortgage operations have subsidiaries that are required to maintain regulatory capital requirements under agreements with the GSEs and the Department of Housing and Urban Development.

Employees

We had approximately 14,400 employees worldwide at December 31, 2010.

Segment and Geographic Information

Operating segment and principal geographic area data for the years ended December 31, 2010, 2009, and 2008 are summarized in Note 28 to the Consolidated Financial Statements.

Properties

Our principal corporate offices are located in Detroit, Michigan; New York, New York; and Charlotte, North Carolina. In Detroit, we lease approximately 247,000 square feet from GM pursuant to a lease agreement expiring in November 2016. In New York, we lease approximately 24,000 square feet of office space under a lease that expires in July 2015 and approximately 18,000 square feet of office space under a lease that expires in July 2011. In Charlotte, we lease approximately 133,000 square feet of office space under a lease expiring in December 2015.

The primary offices for our Global Automotive Services operations are located in Detroit, Michigan, and Southfield, Michigan. The primary office for our North American Automotive Finance operations is located in Detroit, Michigan, and is included in the totals referenced above. Our International Automotive Finance operations leased space in 27 countries totaling approximately 490,000 square feet. The largest location is in United Kingdom with office space under lease of approximately 143,000 square feet. The primary office for our U.S. Insurance operations is located in Southfield, Michigan, where we lease approximately 91,000 square feet of office space under leases expiring in April 2011. Our Insurance operations also has leased offices in Mexico.

The primary offices for our Mortgage operations are located in Fort Washington, Pennsylvania, and Minneapolis, Minnesota. In Fort Washington, we lease approximately 450,000 square feet of office space pursuant to a lease that expires in November 2019. In Minneapolis, we lease approximately 84,000 square feet of office space expiring in March 2014. Our Mortgage operations also has significant leased offices in Texas and California.

In addition to the properties described above, we lease additional space throughout the United States and in the 37 countries in which we have operations, including Canada, Germany, and the United Kingdom. We believe our facilities are adequate for us to conduct our present business activities.

Legal Proceedings

We are subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are occasionally involved in governmental proceedings arising in connection with our respective businesses. Some of the pending actions purport to be class actions. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims. On the basis of information currently available, advice of counsel, available insurance coverage, and established reserves, it is the opinion of management that the eventual outcome of the actions against us will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows. However, in the event of unexpected future developments, it is possible that the ultimate resolution of legal matters, if unfavorable, may be material to our consolidated financial condition, results of operations, or cash flows. Certain of these existing actions include claims related to various mortgage-backed securities offerings, which are described in more detail below.

Mortgage-backed Securities Litigation

There are twelve cases relating to various private-label mortgage-backed securities (MBS) offerings that are currently pending. Plaintiffs in these cases include Cambridge Place Investment Management Inc. (two cases pending in Suffolk County Superior Court, Massachusetts, filed on July 9, 2010, and February 11, 2011, respectively); The Charles Schwab Corporation (case pending in San Francisco County Superior Court, California, filed on August 2, 2010); Federal Home Loan Bank of Boston (case pending in Suffolk County Superior Court, Massachusetts, filed on April 20, 2011); Federal Home Loan Bank of Chicago (case pending in Cook County Circuit Court, Illinois, filed on October 15, 2010); Federal Home Loan Bank of Indianapolis (case filed in Marion County Superior Court, Indiana, on October 15, 2010, and removed to the Southern District of Indiana); Massachusetts Mutual Life Ins. Co. (case pending in federal court in the District of Massachusetts, filed on February 9, 2011); Allstate Insurance Co., et al. (case pending in Hennepin County District Court, Minnesota, filed on February 18, 2011); New Jersey Carpenters Health Fund, et al. (a putative class action, filed on September 22, 2008, in which certification has been denied, pending in federal court in the Southern District of New York); West Virginia Investment Management Board (case pending in Kanawha County Circuit Court, West Virginia, filed on March 4, 2010); Thrivent Financial for Lutherans, et al. (case pending in Hennepin County District Court, Minnesota, filed on March 28, 2011); and Union Central Life Insurance, et al. (case pending in federal court in the Southern District of New York, filed on April 28, 2011). Each of the above cases include as defendants certain of our mortgage subsidiaries, and the New Jersey Carpenters, Massachusetts Mutual, and Union Central cases also include as defendants certain current and former employees. The plaintiffs in all cases have alleged that the various defendant subsidiaries made misstatements and omissions in registration statements, prospectuses, prospectus supplements, and other documents related to MBS offerings. The alleged misstatements and omissions typically concern underwriting standards. Plaintiffs claim that such misstatements and omissions constitute violations of state and/or federal securities law and common law including negligent misrepresentation and fraud. Plaintiffs seek monetary damages and rescission.

There are two additional cases (filed on December 4, 2008, and April 1, 2010) pending in the New York County Supreme Court where MBIA Insurance Corp. (“MBIA”) has alleged that two of our mortgage subsidiaries breached their contractual representations and warranties relating to the characteristics of the mortgage loans contained in certain insured MBS offerings. MBIA further alleges that the defendant subsidiaries failed to follow certain remedy procedures set forth in the contracts and improperly serviced the mortgage loans. Along with claims for breach of contract, MBIA also alleges fraud.

All of the matters described above are at various procedural stages of litigation.

MANAGEMENT

The following table presents information regarding directors, executive officers, and other significant employees of Ally.

Name	Age	Position
Franklin W. Hobbs	63	Director (Chairman of the Board)
Robert T. Blakely	69	Director (Chairman of Audit Committee)
Mayree C. Clark	53	Director (Member of Audit Committee)
John D. Durrett	62	Director
Stephen A. Feinberg	50	Director
Kim S. Fennebresque	60	Director
Marjorie Magner	61	Director (Member of Audit Committee)
John J. Stack	64	Director (Member of Audit Committee)
Michael A. Carpenter	63	Director and Chief Executive Officer
James G. Mackey	43	Interim Chief Financial Officer
Barbara Yastine	51	Chief Administrative Officer
Jeffrey J. Brown	38	Treasurer
William F. Muir	56	President
David J. DeBrunner	44	Vice President, Chief Accounting Officer, and Corporate Controller
Sanjay Gupta	42	Chief Marketing Officer
Thomas Marano	49	Chief Executive Officer, ResCap, and Chief Capital Markets Officer
Directors, Executive Officers, and Other Significant Employees

Franklin W. Hobbs—Director of Ally since May 2009. He currently serves as Chairman of the board. Since 2004, he has been an advisor to One Equity Partners LLC, which manages investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. He was previously the CEO of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG’s Warburg Dillon, Read & Co. Inc. unit. Prior to that, he was President and CEO of Dillon, Read & Co. Inc. Hobbs earned his bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School. He serves as a director on the Boards of the Lord Abbett & Company and Molson Coors Brewing Company.

Robert T. Blakely—Director of Ally since May 2009. With his years of managerial experience, Blakely brings to the board demonstrated management ability at senior levels. He is a trustee of the Financial Accounting Foundation, the oversight board for the Financial Accounting Standards Board. Blakely is the former executive vice president and chief financial officer of Fannie Mae. In this role, he led the financial restatement and implementation of SOX controls. He was previously the chief financial officer of WorldCom/MCI, Lyondell Chemical, Tenneco, and US Synthetic Fuels Corporation where he gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results, and generally overseeing the financial reporting processes of large corporations. Blakely received his PhD from Massachusetts Institute of Technology and his master’s and bachelor’s degrees from Cornell University.

Mayree C. Clark—Director of Ally since May 2009. Clark also serves as a member of the investment committee for Aetos Capital Asia, which manages the firm’s investments in Japanese and Chinese real estate, and is a director of the Stanford Management Company, which manages the University’s endowment. Clark is a former partner and member of the executive committee at AEA Holdings. Clark held a variety of executive positions at Morgan Stanley over a span of nearly 25 years, serving as Global Research Director, Director of Global Private Wealth Management, and nonexecutive chairman of MSCI-Barra. Inc. Clark earned a bachelor’s degree from the University of Southern California and a master’s degree in business administration from Stanford University Graduate School of Business.

John D. Durrett—Director of Ally since February 2011. Durrett currently serves as a strategic advisor to Serent Capital, a San Francisco-based private equity firm, and sits on the boards of two of Serent’s portfolio companies. Durrett is a director emeritus of McKinsey & Co., Inc., and completed his 27-year career with the firm in 2007. He served in numerous senior leadership positions during his tenure at McKinsey and also served as a member of the firm’s Shareholder’s Council and chaired its Finance and Infrastructure Committee. Durrett was also a long-time member of McKinsey’s Compensation Committee and the Director’s and Principal’s Review Committees. Durrett received a bachelor’s degree from Millsaps College, a juris doctorate from Emory University and a master’s degree in business administration from the Wharton School of the University of Pennsylvania.

Stephen A. Feinberg—Director of Ally since March 2009. Feinberg founded Cerberus Capital Management in November 1992. He also founded or cofounded the other Cerberus general partners/management companies and investment funds and is the Chief Executive Officer of an affiliated loan origination company. Feinberg began his career at Drexel Burnham Lambert where he was actively involved in trading large pools of firm capital. From 1985 to 1992, after leaving Drexel Burnham Lambert, he managed money in separate accounts, most of which was firm capital of Gruntal & Co., Inc. Feinberg has over 25 years of experience in distressed investing, including investments in the financial services industry, and he has served as a control party in connection with investments in numerous financial institutions, including various lending institutions. Feinberg is a 1982 graduate of Princeton University.

Kim S. Fennebresque—Director of Ally since May 2009. Fennebresque is a senior advisor at Cowen Group, Inc. He previously served as its chairman, president, and chief executive officer where he oversaw all aspects of the management and operations of the company. Fennebresque has extensive business experience and has served as an investment banker for over three decades. He has demonstrated leadership capability and has extensive knowledge of the management of a publicly traded company. The depth and breadth of his exposure to areas of compensation, legal, accounting, and regulatory issues make him a skilled advisor. Prior to joining Cowen Group, Fennebresque served as head of the Corporate Finance and Mergers & Acquisitions departments at UBS. He also was a general partner and cohead of Investment Banking at Lazard Frères & Co. and held various positions at The First Boston Corporation. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He is currently on the boards of TEAK Fellowship, Fountain House, and Common Good.

Marjorie Magner—Director of Ally since May 2010. She also serves on the Audit Committee and Risk and Compliance Committee. Magner is a founding member and partner of Brysam Global Partners. Previously, she served as chairman and chief executive officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company’s operations serving consumers through retail banking, credit cards, and consumer finance. She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management, Purdue University. Magner also serves on the boards of Accenture Ltd., Gannett Company, Inc., and the Brooklyn College Foundation. She is a member of the dean’s advisory council for the Krannert School of Management.

John J. Stack—Director of Ally since April 2010. He also serves on the Audit Committee and Risk and Compliance Committee. Stack served as chairman and chief executive officer of Ceska Sporitelna, a.s., the largest bank in the Czech Republic, from 2000 to 2007, leading its purchase from the government and transformation to the best performing bank in the country. Prior to that, he spent 22 years in retail banking in various roles at Chemical Bank and then later at Chase Bank. Stack began his career in government working in staff roles in the New York City Mayor’s Office and then the New York City Courts System. He earned a bachelor’s degree from Iona College and a master’s degree from Harvard Graduate School of Business Administration. He also serves on the boards of Erste Bank Group, Mutual of America, and ShoreBank International.

Michael A. Carpenter—Chief Executive Officer of Ally since November 2009 and a member of the Ally Board of Directors since May 2009. He oversees all Ally strategy and operations to focus on strengthening the core businesses, while positioning the company for long-term growth. Carpenter has broad and deep experience in banking, capital markets, turnarounds, and corporate strategy. Most recently, he founded Southgate Alternative Investments in 2007. From 2002 to 2006, he was chairman and chief executive officer of Citigroup Alternative Investments overseeing $60 billion of proprietary capital and customer funds globally in various alternative investment vehicles. From 1998 to 2002, Carpenter was chairman and chief executive officer of Citigroup’s Global Corporate & Investment Bank with responsibility for Salomon Smith Barney Inc. and Citibank’s corporate banking activities globally. Carpenter was named chairman and CEO of Salomon Smith Barney in 1998, shortly after the merger that created Citigroup, and led the first ever successful integration of a commercial and investment bank. Prior to Citigroup, he was chairman and CEO of Travelers Life & Annuity and vice chairman of Travelers Group Inc. responsible for strategy and business development. From 1989 to 1994, he was chairman of the board, president, and CEO of Kidder Peabody Group Inc., a wholly owned subsidiary of General Electric Company. From 1986 to 1989, Carpenter was executive vice president of GE Capital Corporation. He first joined GE in 1983 as vice president of Corporate Business Development and Planning and was responsible for strategic planning and development as well as mergers and acquisitions. Earlier in his career, Carpenter spent nine years as vice president and director of the Boston Consulting Group consulting to major companies on corporate strategy and three years with Imperial Chemical Industries of the United Kingdom. Carpenter received a bachelor of science degree from the University of Nottingham, England, and an MBA from the Harvard Business School where he was a Baker Scholar. He also holds an honorary degree of Doctor of Laws from the University of Nottingham. He serves on the boards of US Retirement Partners and the New York City Investment Fund and has been a board member of the New York Stock Exchange, General Signal, Loews Cineplex, and various other private and public companies.

James G. Mackey—Interim Chief Financial Officer of Ally since April 2010. In this role, he is responsible for the oversight of the company’s financial analysis, controls and reporting, accounting, business planning, and corporate strategy. Mackey joined the company in 2009 as group vice president and senior finance executive responsible for financial planning and analysis, investor relations, corporate treasury finance, and banking subsidiary financial departments. He maintains oversight of these responsibilities. Previously, Mackey served as chief financial officer for the corporate investments, corporate treasury, and private equity divisions at Bank of America. Earlier in his tenure at Bank of America, he served as managing director within the global structured products group. Prior to Bank of America, Mackey served in the financial institutions practice group at PricewaterhouseCoopers LLP, specializing in capital markets accounting and consulting. He holds a bachelor’s degree in business administration and a master’s degree in accounting from the University of North Carolina at Chapel Hill. He is also a registered certified public accountant in North Carolina.

Barbara Yastine—Chief Administrative Officer of Ally since May 2010. In this role, she has oversight for the risk, compliance, legal and technology functions. Yastine is a seasoned executive with diverse experience at financial services companies. Prior to joining Ally, she served as a principal of Southgate Investment Partners, LLC. Before that, she was chief financial officer for Credit Suisse First Boston from 2002 to 2004 and had responsibility for controllership, treasury, risk management, strategy, mergers and acquisitions, and tax. She was with Citigroup and its predecessors for 15 years with her last position being as chief financial officer of Citigroup’s global corporate and investment bank. During her time at Citigroup, she also served as chief auditor, chief administrative officer of the global consumer group, and as executive vice president of what is now CitiFinancial. Yastine began her career at Travelers as the head of investor relations. Yastine chairs the Audit Committee of the board of directors of Symphony Services, a portfolio company of private equity firm Symphony Technology Group. She is also a member of the board of trustees of Phoenix House where she chairs the Finance and Audit Committee and serves on the Compensation and Succession Planning Committees. She also serves on the board of Primerica Inc. Barbara is a former trustee of the Financial Accounting Foundation. She holds a bachelor’s of arts degree in journalism and a master’s degree in finance, both from New York University.

Jeffrey J. Brown—Corporate Treasurer of Ally since March 2009. He is responsible for all global treasury activities, including funding and balance sheet management. Prior to joining Ally, Brown was the corporate treasurer for Bank of America where he had responsibility for the core treasury functions for funding the company and managing interest rate risk. Brown was at Bank of America for 10 years, beginning his career in finance and later joining the balance sheet management division. Brown previously served as the bank’s deputy treasurer and oversaw balance sheet management and the company’s corporate funding division. He was also a member of the company’s Asset/Liability Management Committee. He received a bachelor’s degree in economics from Clemson University and an executive master’s degree in business from Queens University in Charlotte. He serves on the advisory board of the College of Business and Behavioral Sciences at Clemson University and on the advisory board of McColl School of Business at Queen’s University in Charlotte.

William F. Muir—President of Ally since 2004, Chairman of Ally Insurance Group since June 1999, and a Member of the Ally Commercial Finance and Ally Bank Boards of Directors since February 2002 and March 2004, respectively. Prior to that time, Muir served as executive vice president and chief financial officer from February 1998 to 2004. From 1996 to 1998, Muir served as executive-in-charge of operations and then executive director of planning at Delphi Automotive Systems, a former subsidiary of GM. Prior to serving at Delphi Automotive Systems, Muir served in various executive capacities with Ally since first joining Ally in 1992. He also served in a number of capacities with GM since joining that company in 1983.

David J. DeBrunner—Vice President, Chief Accounting Officer, and Controller of Ally since September 2007. DeBrunner joined Ally from Fifth Third Bancorp (Fifth Third) where he was senior vice president, corporate controller, and chief accounting officer from January 2002 to August 2007. Prior to that position, he served as the chief financial officer for the commercial division of Fifth Third beginning in December 1999. DeBrunner joined Fifth Third in 1992 and held various financial leadership positions throughout the company. Prior to his time at Fifth Third, he held positions at Deloitte and Touche LLP in the Chicago and Cincinnati offices. DeBrunner holds a bachelor’s of science in accounting from Indiana University.

Sanjay Gupta—Chief Marketing Officer of Ally Financial Inc. since March 2008. Gupta has responsibility for all marketing, e-commerce, and product Innovation at Ally. Before joining Ally, Gupta held the position of global consumer & small business marketing executive at Bank of America. Prior to joining Bank of America in 2001, Gupta served as chief marketing officer of SciQuest.com and before that assignment as managing director of interactive marketing and e-commerce at Federal Express. Gupta has a bachelor’s degree in electronics engineering from the University of Bombay and a master’s degree in business administration from the University of Texas at Austin with a concentration in finance and management information systems.

Thomas Marano—Chairman and Chief Executive Officer of Ally’s Mortgage operations and, as of May 1, 2009, Ally’s Chief Capital Markets Officer. As CEO of Mortgage operations, Marano oversees mortgage lending and servicing at Residential Capital, LLC (ResCap) and ResMor Trust (the Canadian depository) and the correspondent and warehouse lending at Ally Bank. Marano has served as Chairman and Chief Executive Officer of ResCap since July 2008 and is a chairman on its board of directors and member of its executive committee. In the role of Chief Capital Markets Officer, Marano oversees the coordination of Ally’s capital commitments across the firm’s bank, broker-dealer, mortgage, automotive, and proprietary trading divisions. Before joining ResCap, Marano was managing director for Cerberus Capital Management, L.P., responsible for residential and commercial capital markets. Marano spent more than 25 years at Bear Stearns & Co. Inc., most recently as senior managing director and global head of mortgage and asset-backed securities responsible for mortgage sales, trading, and origination. Marano earned a bachelor’s degree from Columbia College in New York City. He serves on the board of the Intrepid Fallen Heroes Fund and is on Columbia University’s Board of Visitors and a Trustee of the Samuel Waxman Cancer Research Foundation.

Ally Code of Ethics

Ally has published on its website the Ally Code of Conduct and Ethics that is applicable to all employees and members of the Ally Board of Directors. The Ally Code of Conduct and Ethics further includes certain provisions that apply specifically to Ally “financial professionals” (as that term is defined in the Ally Code of Conduct and Ethics). The Ally Code of Conduct and Ethics has been posted on Ally’s internet website at www.ally.com, under “About Ally,” and “Policies & Charters.” Any amendment to, or waiver from, a provision of the Ally Code of Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions will be posted at this same internet website location as required by applicable law.

Board and Committee Composition

Our current directors were elected pursuant to the terms of the Amended and Restated Governance Agreement dated May 21, 2009 (the “Governance Agreement”), which we have entered into with certain of our shareholders (see Exhibit 10.2 to our Form 8-K filed on May 22, 2009). Based on the current ownership of our common stock, the Governance Agreement provides that the Board is to be comprised of the following: (1) one director designated by affiliates of Cerberus Capital Management, L.P., (2) six directors designated by Treasury, (3) the chief executive officer of Ally and (4) three independent directors chosen by the members described in (1) through (3) above. Currently, the Board consists of the Cerberus designated director, the chief executive officer of Ally, four directors designated by Treasury, and three independent directors. See “Certain Stockholder Agreements.”

The Board has independently and affirmatively determined that all Board members, except for Mr. Carpenter, meet all the requirements for independence under the rules and regulations promulgated by the NYSE. Pursuant to Ally’s Bylaws, any Board member that qualifies as “independent” under the applicable standards may perform any independent director function (e.g., serve on an audit committee of the Board).

We have established a separately designated standing Audit Committee. Members currently include Chairman Robert T. Blakely, Mayree C. Clark, Marjorie Magner, and John J. Stack. Each member is “independent” as required by Rule 10A-3 of the Exchange Act and under rules of the NYSE, and the Board has determined that all members are also qualified as “audit committee financial experts,” as defined by the SEC. The Audit Committee operates pursuant to a charter approved by the Board of Directors. The Audit Committee reviews and, as it deems appropriate, recommends to our Board of Directors our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee also makes recommendations to the Board concerning the engagement of independent public auditors and the scope of the audit to be undertaken by such auditors.

We have also established a Compensation, Nominating, and Governance Committee (the “CNG Committee”). Members of the CNG Committee currently include Kim S. Fennebresque (Committee Chairman), Robert T. Blakely, and Franklin W. Hobbs. The Board has independently and affirmatively determined that all CNG Committee members meet all the requirements for independence under the rules and regulations promulgated by the NYSE. The CNG Committee operates pursuant to a charter approved by the Board of Directors. For a description of CNG’s responsibilities, see “Executive Compensation.”

We have also established a Risk and Compliance Committee (the “Risk Committee”). Members of the Risk Committee currently include Mayree C. Clark (Committee Chairwoman), Stephen A. Feinberg, Franklin W. Hobbs, Marjorie Magner and John J. Stack. The Risk Committee operates pursuant to a charter approved by the Board of Directors. The Risk Committee assists the Board of Directors in setting risk appetite and tolerances, and overseeing our management’s responsibility to manage our risk profile and implement our risk program, with emphasis on credit, market, liquidity, operational, and reputational risks from both an enterprise and a line of business perspective. Additionally, the Risk Committee oversees our management’s responsibility to implement our compliance program, with emphasis on our compliance with legal and regulatory requirements.

EXECUTIVE COMPENSATION

Corporate Governance and Related Disclosures

The Compensation, Nominating and Governance Committee

The Ally Compensation, Nominating and Governance Committee (the “Committee”, in this section) is a committee of the Board consisting of three nonemployee, independent directors: Kim S. Fennebresque (Committee Chairman), Robert T. Blakely, and Franklin W. Hobbs.

The Committee, pursuant to its Charter, is responsible for the following:

•

Discharging the Board’s responsibilities with respect to the establishment, maintenance and administration of Ally’s compensation plans, including determining the total compensation of the Chief Executive Officer and executive officers plus other senior executives designated by the Committee as under its purview;

•	Overseeing Ally’s leadership development and succession planning programs;

•	Identifying qualified individuals for membership on the Board (consistent with criteria approved by the Board) and to recommend to the Board the director nominees;

•	Reviewing and recommending to the Board the director compensation for service on the Board;

•	Leading the Board and its committees in their annual self-evaluation and the annual review of the Board’s performance;

•	Developing and recommending to the Board a corporate governance policy for the Board, and overseeing Ally’s corporate governance procedures and practices related to the Board; and

•	Performing any and all duties required of it under the EESA and any regulations or other legal authority promulgated at any time thereunder.

Compensation, Nominating and Governance Committee Process

Ally’s executive compensation programs are administered by the Committee. As noted above, the Committee consists of three independent directors: Kim S. Fennebresque (Committee Chairman), Robert T. Blakely, and Franklin W. Hobbs. During 2010, the Committee met 15 times.

The Committee determines the compensation of senior executives under its purview, including the compensation of our named executive officers (“NEOs”, who are also our SEOs for purposes of the TARP requirements). In making its determination for senior executives, other than the CEO, and in making changes to our executive compensation program, the Committee considers the recommendations of the CEO. The Committee determines the compensation of the CEO without recommendations from the CEO or from management. The Committee has delegated to the CEO the authority to determine cash compensation for and to grant long-term incentive awards to executives below the approximately 25 highest-compensated employees and other select senior executives whose compensation is under the purview of the Committee. The Committee also meets periodically in executive session without the presence of any members of management. As discussed above in reviewing Ally’s compensation policies and practices, the Committee seeks the input of Ally’s Risk Management functions, including the chief risk officer, and in its deliberations on compensation related issues, it also consults with the chairmen of the Board’s Risk and Compliance Committee and Audit Committee.

Frederic W. Cook & Co. (Cook) has been appointed by the Committee to serve as its independent advisor. Cook reports directly to the Committee and provides ongoing advice with respect to the plans and programs covering the executives, including our NEOs, for which the Committee is responsible. Cook reviews all materials developed by management in advance of Committee meetings, provides comments on such materials to the

Chair, provides advice and recommendations concerning changes to our plans and programs, as well as information on market practices and trends, and attends meetings of the Committee. During 2010, Cook also provided competitive information, advice, and recommendations for changes to the compensation program for 2011 to Ally’s Board. Cook undertakes no separate work for the management of Ally.

In addition to the Committee’s relationship with Cook, Ally’s Human Resources Group separately engaged Hewitt Associates, LLC. (Hewitt) during 2010 to provide assistance on executive compensation matters. Hewitt conducted a competitive assessment of compensation for the 25 highest-compensated executives that was used in determining pay recommendations for submission to the Special Master in early 2010. In July 2010, Ally’s Human Resources Group separately engaged Pearl Meyer & Partners (Pearl Meyer) to provide consulting assistance on matters pertaining to executive compensation. More specifically, Pearl Meyer provided assistance regarding the following matters: a competitive assessment of the compensation paid to Ally’s CEO and Chief Financial Officer (CFO), a review of the key terms and provisions included in omnibus long-term incentive plans used in the financial services industry and an updated competitive assessment of the compensation for Ally’s 25 highest-compensated executives requested by the Special Master. Pearl Meyer provided no consulting services to Ally prior to its engagement in July 2010.

Executive Compensation Discussion and Analysis

Introduction

During 2010, we successfully achieved our primary strategic objectives, which included being the premier auto finance provider, de-risking the mortgage business, successfully accessing the capital markets, growing our deposit base, and improving our cost structure. As a result, Ally earned core pretax income of $2.5 billion in 2010 and was profitable in all four quarters in 2010.

Our automotive finance business remained the leading provider of auto loans with global consumer originations for new and used vehicles increasing significantly. Ally was ranked as the number one provider of new vehicle retail financing in the United States during 2010 by Experian Automotive. We also significantly increased consumer penetration with GM and Chrysler during 2010 and were named as the recommended provider of finance and insurance products and services for Saab and Fiat dealerships in the United States. We continued to reduce risk in the mortgage business and reached important settlements for representation and warranty exposure with various counterparties. We have also completed a strategic review of our mortgage business and have determined to focus on our conforming and government-insured residential mortgage loans (mortgages eligible for securitizations guaranteed by Fannie Mae or Freddie Mac) origination and servicing platform. We converted $5.5 billion of the $11.4 billion of Treasury’s mandatory convertible preferred stock into common equity on December 31, 2010, thereby improving our capital position, and we successfully accessed the capital markets with nearly $36 billion of new funding transactions completed in 2010. Ally Bank demonstrated the strength of its customer value proposition with strong deposit growth and high retention rates. We were also successful in reducing costs and divesting noncore businesses during 2010.

TARP Executive Compensation Limitations

In connection with our participation in TARP and certain determinations of the Special Master, Ally is subject to certain limitations on executive compensation, the most significant of which are:

•	Cash salaries generally limited to $500,000, except in special cases;

•	The majority of an SEO’s compensation paid in equity that must be held long-term;

•	Incentive compensation granted in the form of long-term restricted equity that is contingent on performance and paid out after incremental TARP repayments;

•	Perquisites and “other” compensation capped at $25,000, with limited exceptions;

•	Suspension of the accrual of benefits to supplemental executive retirement plans;

•	Prohibition on incentives for SEOs that could cause them to take unnecessary or excessive risks;

•	Clawback of any bonus or incentive compensation paid to an SEO based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and

•	Prohibition on any severance payable to the SEOs and the next five most highly compensated employees.

These limitations apply until Ally is no longer subject to TARP.

Ally Compensation Program Overview and Philosophy

Despite the limitations imposed on our executive compensation by TARP, Ally’s compensation philosophy has been, and continues to be, that there should be a strong linkage between compensation and performance. We believe compensation should:

•	Align with long-term value creation for our shareowners;

•	Provide appropriate incentives based on individual, business, and Company performance;

•	Encourage prudent, but not excessive risk taking;

•	Provide a total compensation opportunity competitive with market practice; and

•	Be internally equitable for the relative value of the employee’s position at Ally.

In addition, our compensation plans have been designed to achieve performance enabling us to repay the U.S. taxpayers as quickly as practicable.

Ally supports the compensation principles underlying the TARP compensation rules, and we believe our compensation philosophy is consistent with the TARP compensation principles. The Special Master has required that the majority of compensation for NEOs and the next 20 highest-compensated employees be in the form of long-term stock or stock units, that such stock or stock units should be held for specified minimum periods of time, and that incentive payments should be subject to recoupment if paid based on information that is subsequently found to be materially inaccurate. The Company and the Committee fully support and have implemented these principles for our NEOs and the next 20 highest-compensated employees.

The Pay Process for 2010

For 2010, the total compensation opportunity for the NEOs was determined by the Special Master, following review and approval of recommended total direct compensation levels for each of the NEOs by the Committee. As part of the process for developing pay recommendations for submission to the Special Master, the Committee approved individual performance goals and objectives for awarding long-term incentive restricted stock units (“IRSUs”) at year-end.

During 2010, Ally converted the awards associated with our long-term compensation plans from basis points to phantom shares, which resulted in each award denominated in basis points being converted into approximately 80 phantom shares per basis point. This change did not affect the vesting, value, or any other features of the awards.

Assessing Ally Compensation Competitiveness

We compare our total direct compensation against a peer group of other comparably sized financial services companies with whom we compete for business and senior executive talent in the auto finance, mortgage finance, commercial finance, and insurance markets. We use publicly available SEC reported pay data from a peer group of companies approved by the Committee to conduct the competitive assessment for the CEO and CFO positions. For the other NEO and senior executive positions, we use market survey data from several survey sources to conduct the competitive assessments. Wherever practical, the market surveys include companies that are part of the peer group approved by the Committee.

For 2010, the Committee approved the use of the following peer group of 12 financial services companies listed below to conduct the competitive assessment for the CEO and CFO compensation:

• AFLAC Inc.	• Genworth Financial, Inc.	• SunTrust Banks, Inc.

• American Express Company	• Hartford Financial Services	• U.S. Bancorp

• Capital One Financial Corporation	• MetLife Inc.	• Unum Group

• CIT Group Inc.	• Prudential Financial Inc.	• Wells Fargo & Company

This peer group is the same used for 2009 and has been approved for use in 2011. Ford Motor Credit and GE Capital Services are included in the peer group for the CEO competitive pay analyses if CEO compensation is reported in their parent company SEC statements.

For 2010, survey data used for the remaining NEOs and other senior executive positions came from one or more survey sources including Hewitt’s Total Compensation Measurement™ (TCM™) database, Towers Watson Executive Financial Services survey, McLagan Investment Management survey, and McLagan Fixed Income Sales and Trading survey. Because multiple survey sources are used and not all survey participants provide data for each of the remaining NEOs, it is not possible to list the survey participants included in our competitive data analyzed for positions other than the CEO and the CFO.

For executives whose pay is not determined by the Special Master, our compensation philosophy is to set base salaries and employee benefits at median competitive levels and to set annual incentives to deliver total annual cash compensation up to or exceeding the 75th percentile when warranted by achievement of aggressive performance goals and top quartile competitive performance. If annual performance goals are not achieved, annual incentives are reduced or eliminated, and total annual cash compensation falls to below the market median. The size of long-term incentive awards relative to total compensation is set annually to ensure senior management maintains an appropriate level of long-term balance in their total compensation and to achieve individual differentiation of total compensation based on performance considerations and retention needs.

Due to the pay restrictions applicable to the NEOs under TARP, including limitations on incentive compensation, total direct compensation rather than individual elements of pay (i.e., base salary, annual incentives, and long-term incentives) is set to provide competitive compensation when attainment of individual performance goals supports the awarding of long-term IRSUs at year-end. If IRSUs are partially awarded or not awarded at all because of insufficient performance, total direct compensation will fall below competitive levels.

At the beginning of the year, the Committee sets proposed direct and incentive compensation levels for each of the NEOs based on his or her job responsibilities. Once the Committee determines and approves the proposed compensation packages for the NEOs, they are submitted to the Special Master for approval. The Special Master then reviews the proposed packages to determine if they are aligned with TARP requirements and set at appropriate market levels. The Special Master subsequently issues a determination letter, specifying the final design and allocation of total pay approved for the NEOs. At the end of the year, the Committee reviews the performance of the NEOs relative to their individual goals and objectives and determines the total incentive compensation (i.e., the IRSUs) to be awarded to each NEO, which can be up to 100% of the amount previously approved in the determination letter.

Role of Management in Compensation Decisions

Compensation recommendations for the NEOs other than the CEO are presented to and discussed with the Committee by the CEO. The Committee then determines and approves the proposed compensation for the NEOs, which is submitted to the Special Master for final approval.

The Committee determines and approves the compensation of the CEO without the recommendation of management.

Components of Ally Compensation Program

Due to the TARP restrictions on cash compensation and limitations on incentive compensation, base salary is delivered in a combination of cash and equity. Additionally, all NEOs are ineligible to receive annual cash incentives, but are eligible to receive incentives of up to one-third of total compensation in the form of long-term IRSUs. We also offer a limited selection of perquisites and other benefits in order to enhance the effectiveness of our NEOs in focusing their time and energy on performing their duties and responsibilities and to enable us to offer a competitive compensation package to attract and retain senior executive talent.

Base Salary

Under our compensation philosophy, base salary is intended to provide a predictable level of compensation that is competitive in the marketplace for the position responsibilities and individual skills, knowledge, and experience of each executive. However, the pay restrictions under TARP significantly changed the form and amount of base salary paid in 2009, which continued for 2010. The Special Master has determined that NEO cash salaries should not exceed $500,000 except in special cases. As a result, a significant portion of total direct compensation is delivered in the form of equity-based salary for alignment with shareholders’ interests.

The following table shows base salaries paid to the NEOs (excluding Mr. Hull) in 2010.

	2010 Base salary
NEO	Cash ($)	Equity (Deferred stock units) ($)	Total ($)
Michael A. Carpenter	$186,346	$7,813,654	$8,000,000
James G. Mackey	475,068	1,119,964	1,595,032
Jeffrey J. Brown	500,000	2,350,000	2,850,000
Thomas Marano	500,000	4,437,500	4,937,500
Sanjay Gupta	509,000	2,208,333	2,717,333

Equity salary is delivered in the form of deferred stock units (“DSUs”), which vest immediately, but are subject to restrictions on the timing of payout. DSUs are paid out in installments beginning one year after grant and continuing over the next four years. Salary levels for the NEOs for 2011 have not been determined by the Special Master as of the date of this report.

Determining Mr. Carpenter’s 2010 Pay Package

Effective on March 23, 2010, the Special Master approved a new compensation structure for Mr. Carpenter, our CEO, as requested by the Committee. The revised compensation structure for 2010 provides that all of

Mr. Carpenter’s compensation be based on the long-term equity value of the company. Accordingly, effective March 23, 2010, payment of cash base salary to Mr. Carpenter was discontinued and the rate of his equity salary was increased by a corresponding amount.

The Special Master set the compensation for Mr. Carpenter in a determination letter dated March 23, 2010 as follows.

Base salary		Incentive restricted stock units	Target total compensation
Cash	Deferred stock units
$ —	$8,000,000	$1,500,000	$9,500,000

Annual Cash Incentives

All NEOs were ineligible to receive annual cash incentives in 2010 due to restrictions under TARP and will continue to be ineligible for as long as the TARP restrictions are in place.

Long-term Equity-based Incentives

We provide long-term equity-based incentives in the form of IRSUs to have an incentive compensation component in the total direct compensation opportunity of our NEOs and to provide retention and alignment with shareholder interests. Due to the restrictions under TARP, grants of long-term IRSUs are the only incentive compensation permitted for the NEOs and the next 20 highest-compensated employees. In addition, the Company grants restricted stock units (RSUs) to approximately 500 executives below the top 25 highest-compensated employees.

These long-term IRSU awards for our NEOs and the next 20 highest compensated employees vest in full three years after they are granted. After the vesting requirement is met, the NEOs will receive payouts only when the Company starts to repay its TARP obligations. Payouts will be made on an incremental basis. For example, after the vesting requirement is met and Ally repays 25% of the TARP obligations, 25% of the value of the vested IRSU award will be paid to the NEOs (the payout schedule is the same for all NEOs and the next 20 highest-compensated employees receiving these awards). The NEOs will receive additional installments equal to 25% of the vested IRSU value after 50%, 75%, and 100% of the TARP obligations have been repaid.

Incentive Compensation Determination for the NEOs

At the beginning of 2010, the Committee established proposed incentive compensation levels for each of the NEOs based on their job responsibilities and individual goals and objectives. As noted above, IRSU awards are the only permitted incentive compensation for the NEOs. These individual goals and objectives related both to Ally performance and individual performance including the performance of the individual’s business unit or function.

Based on their reviews, the Committee granted the IRSU awards to the NEOs as indicated in the Summary Compensation Table. The value of each IRSU award granted was determined at the end of the year based on the Committee’s judgment of how each NEO performed relative to applicable goals and objectives and within the limitations established by the Special Master including an overall limitation of one-third of total compensation. Forms of compensation other than IRSUs were not impacted by these reviews since they were set at the permitted levels in accordance with the applicable TARP restrictions on executive compensation.

For 2010, the Special Master imposed an additional performance restriction on Ally’s grants of long-term IRSUs. Unless Ally had positive core pretax income for 2010, the potential grant of IRSUs would be reduced by 50%. Since Ally’s actual core pretax income for 2010 was $2.5 billion, this restriction did not apply.

Some of the significant 2010 performance objectives and accomplishments for Ally are discussed in the CEO Compensation section below. Each NEO was responsible for various contributions to achieve these enterprise-wide objectives. Below is a listing of the overall responsibilities of each NEO, along with the NEO’s significant individual 2010 performance objectives and applicable 2010 accomplishments.

CEO Compensation

Michael A. Carpenter—Chief Executive Officer of Ally since November 2009 and a member of the Ally Board of Directors since May 2009. Mr. Carpenter oversees all Ally strategy and operations to focus on strengthening the core businesses, while positioning the company for long-term growth. The performance objectives for Mr. Carpenter included returning Ally to profitability, reducing overall expenses, capitalizing on the opportunities in the auto finance business, demonstrating improved access to capital markets, continuing to build Ally Bank, exploring strategic alternatives for the mortgage business and further managing risk, and positioning Ally to repay the United States Department of Treasury as soon as practical.

In making the incentive compensation award determination for Mr. Carpenter, the Committee considered, among other factors, the following 2010 accomplishments of Ally:

•	Returned to profitability for all four quarters

•	Ranked as the number one provider of new vehicle retail financing in the United States by Experian Automotive

•	Increased global consumer auto financing originations for new and used vehicles

•	Significantly increased United States consumer penetration with General Motors and Chrysler

•	Named the recommended provider of finance and insurance products and services for Saab and Fiat dealerships in the United States

•	Converted $5.5 billion of the $11.4 billion of the United States Department of Treasury’s mandatory convertible preferred stock into common equity

•	Successfully accessed the capital markets with nearly $36 billion of new funding transactions

•	Achieved strong deposit growth and high retention rates at Ally Bank

•	Successfully reduced costs and divested noncore businesses

•	Significantly reduced risk in the legacy mortgage business and reduced representation and warranty exposure through several important settlements with various counterparties

Other NEO Compensation

Mr. Carpenter, in consultation with the Compensation Committee and the Board, established the priorities for Ally and each NEO at the beginning of the year. Each NEO reports directly to Mr. Carpenter and is a member of the Management Council, a group which is responsible for the strategic direction and overall performance of the company. As such, each NEO plays a key role in the stewardship and overall success of Ally and achievement of Ally’s established performance objectives. Therefore, the 2010 Ally accomplishments outlined in the CEO Compensation section above and each individual contribution to the achievement of these accomplishments were the main deciding factors used for determination of the incentive compensation awards provided to each NEO for 2010. In addition to the accomplishments of Ally, each NEO was also rated based on the achievement of individual accomplishments discussed below. When awarding incentive compensation grants to individual NEOs, the Compensation Committee is limited in the awards that can be granted as governed by the TARP compensation rules discussed above.

James G. Mackey—Interim Chief Financial Officer of Ally since April 2010. Mr. Mackey is responsible for the oversight of the company’s financial analysis, controls and reporting, accounting, business planning, and corporate strategy. The additional performance objectives for Mr. Mackey included focusing on delivering business partner needs, driving corporate strategy initiatives and improving accuracy and efficiency of the monthly close and forecasting processes.

In making the incentive compensation award determination for Mr. Mackey, the Committee considered, among other factors, the 2010 accomplishments of Ally noted above, as well as the following contributions of Mr. Mackey:

•	Engaged business unit and functional partners to assess business needs and establish strategic priorities

•	Reduced Ally’s legal and managerial close timeframe

•	Created a new business review process, drove integrated financial, stress, liquidity and capital forecasts, and increased the accuracy in consolidated forecasts

Jeffrey J. Brown—Corporate Treasurer of Ally since March 2009. Mr. Brown is responsible for all global treasury activities, including funding and balance sheet management. The additional performance objectives for Mr. Brown included building an improved forecast for the company’s consolidated balance sheet and future business model, managing cash forecasts for all key business entities and identifying opportunities to enhance the company’s liquidity position, and identifying opportunities to enhance the company’s capital position.

In making the incentive compensation award determination for Mr. Brown, the Committee considered, among other factors, the 2010 accomplishments of Ally noted above, as well as the following contributions of Mr. Brown:

•

Developed the company’s current asset-liability management model that serves as the basis for liquidity and capital planning and is leveraged across treasury and finance, to provide improved transparency for near and long-term forecasts

•	Established a balance sheet management unit capable of modeling various forecasts and assessing various risks

•	Raised $26 billion in secured funding with a variety of asset classes and $7 billion in unsecured funding

Sanjay Gupta—Chief Marketing Officer of Ally Financial Inc. since March 2008. Mr. Gupta has responsibility for all marketing, e-commerce, and product innovation at Ally. The additional performance objectives for Mr. Gupta included driving brand awareness for the company, managing the consumer marketing activities for Ally, and driving deposit growth in the US and Canada and creating innovative products to enhance value propositions.

In making the incentive compensation award determination for Mr. Gupta, the Committee considered, among other factors, the 2010 accomplishments of Ally noted above, as well as the following contributions of Mr. Gupta:

•	Successfully completed the rebranding of various strategic operations of the business to Ally

•	Significantly increased Ally brand awareness, and improved the satisfaction of Ally Bank customers

•	Launched several significant new products at Ally Bank

Thomas Marano—Chairman and Chief Executive Officer of Ally’s Mortgage operations and, as of May 1, 2009, Ally’s Chief Capital Markets Officer. As CEO of Mortgage operations, Mr. Marano oversees mortgage lending and servicing at Residential Capital, LLC (ResCap) and ResMor Trust (the Canadian depository) and the correspondent and warehouse lending at Ally Bank. The additional performance objectives for Mr. Marano included maximizing capital markets execution, executing strategic solutions for ResCap by implementing cost reductions and divesting non-core businesses, and ensuring compliance defects are reduced to mitigate credit operations risk through new technology implementations.

In making the incentive compensation award determination for Mr. Marano, the Committee considered, among other factors, the 2010 accomplishments of Ally noted above, as well as the following contributions of Mr. Marano:

•	Improved financial performance for the capital markets and broker dealer businesses

•

Increased loan modifications enabling ResCap to continue to be the servicer with the highest conversion rates among the five largest servicers in the United States Treasury’s Home Affordable Modification Program

•	Completed significant distressed loan sales and noncore business divestitures to reduce risk in mortgage business

Benefits and Perquisites

We provide our NEOs with health and welfare benefits under the broad-based program generally available to all of our employees. This allows them to receive certain benefits that are not readily available to individuals except through an employer and to receive certain benefits on a pretax basis. Our benefit program includes the Ally Retirement Savings Plan. We provide the savings plan in lieu of higher current cash compensation to ensure that employees have a source of retirement income and because these plans enjoy more favorable tax treatment than current compensation. Under this plan, employee contributions of up to 6% of salary were matched 100% by Ally. Ally also provided a 2% nonmatching contribution on both salary and annual incentives which fully vests after being employed for three years. In addition, Ally provided a 2% nonmatching discretionary contribution on salary in light of the Company’s significantly improved 2010 performance.

Ally suspended nonqualified contributions to its Retirement Savings Plan in 2009 and did not make any additional nonqualified contributions in 2010. Therefore, employer contributions for 2010 were made only under the qualified portion of the plan only which limits contributions to pay up to $245,000.

In addition to broad-based benefits, the NEOs are provided with limited supplemental benefits and perquisites to remain competitive in attracting and retaining executive talent. For 2010, in accordance with the TARP restrictions, the total value of these perquisites and supplemental benefits was capped at $25,000.

Long-term Compensation Structure

Based on the compensation structure for 2010, long-term equity-based compensation, represented by DSUs and IRSUs, comprises a significant portion of each NEOs total compensation. The long-term equity-based portion of total compensation for each NEO and its associated percentage of total compensation for 2010 are as follows.

	Long-term equity-based compensation
NEO	Total compensation (a) ($)	Dollar amount awarded ($)	Percent of total compensation (%)
Michael A. Carpenter	$9,529,958	$9,313,654	97.7%
James G. Mackey	2,419,623	1,922,951	79.5%
Jeffrey J. Brown	4,288,908	3,750,000	87.4%
Thomas Marano	7,433,035	6,906,250	92.9%
Sanjay Gupta	3,938,878	3,408,333	86.5%

(a)	The compensation amounts shown above for Mr. Carpenter do not include $395,096 of IRSU awards, which were granted in 2010 for 2009 performance. This IRSU grant is included in the 2010 compensation for the Summary Compensation Table as per SEC rules.

Employment Agreements and Severance

Ally currently has no employment agreement with any of the NEOs.

As a condition to participating in TARP, Ally’s NEOs and the next five most highly compensated employees are not eligible for any severance in the event of termination of employment. These restrictions apply until Ally repays its TARP obligations.

Clawback Provisions

In connection with the risk assessment Ally conducted in 2010, the Company has reviewed all of its incentive compensation programs to ensure they include language allowing the Company to recoup incentive payments made to recipients in the event those payments were based on financial statements that are later found to be materially inaccurate. Incentive plans that did not include such language were revised to allow for incentive payments to be recovered. A recipient who fails to promptly repay Ally under such circumstances is subject to termination of employment.

Summary Compensation Table

Name and principal position	Year	Salary ($) (a)(b)	Bonus ($) (c)	Stock awards ($) (d)(e)(f)	Option awards ($) (g)	All other compensation ($) (h)	Total ($)
Michael A. Carpenter	2010	$186,346	$—	$9,708,750	$—	$29,958	$9,925,054
Chief Executive Officer	2009	119,726	—	682,438	—	35	802,199
James G. Mackey	2010	475,068	—	1,922,951	—	21,604	2,419,623
Executive Vice President, Interim Chief Financial Officer
Jeffrey J. Brown	2010	500,000	—	3,750,000	—	38,908	4,288,908
Corporate Treasurer
Thomas Marano	2010	500,000	—	6,906,250	—	26,785	7,433,035
Chief Executive Officer, ResCap, and Chief Capital Markets Officer	2009	2,419,231	—	3,223,108	—	51,994	5,694,333
Sanjay Gupta	2010	509,000	—	3,408,333	—	21,545	3,938,878
Chief Marketing Officer	2009	430,769	—	3,508,333	—	40,425	3,979,527
	2008	333,333	1,262,500	3,665,352	141,568	574,776	5,977,529
Robert S. Hull	2010	128,222	—	772,500	—	98,378	999,100
former Chief Financial Officer	2009	517,307	—	4,345,000	—	54,210	4,916,517
	2008	500,000	250,000	5,970,340	353,920	1,855,344	8,929,604

(a)	Amounts represent the cash portion of the base salary earned from each executive’s employment commencement with Ally. These dates are: November 15, 2009, for Mr. Carpenter; May 1, 2009, for Mr. Marano; and March 3, 2008, for Mr. Gupta. Mr. Hull resigned effective April 2, 2010. Mr. Mackey was named interim CFO on April 2, 2010. The amounts shown as salary do not include the DSU award values that are part of the executive’s base salary and are shown as stock awards in this table.

(b)	For 2010, represents the amount of Mr. Carpenter’s compensation that was paid in cash prior to March 23, 2010, when his compensation structure changed to be fully based on the long-term equity value of the Company, as previously discussed in the section titled “—Determining Mr. Carpenter’s 2010 Pay Package”.

(c)	No NEO received a discretionary bonus under our Annual Incentive Plan for 2010 or 2009. Mr. Gupta’s 2008 total represents a $700,000 sign-on bonus following his hiring to compensate for value he forfeited with his former employer when he joined Ally and $662,500 for a discretionary bonus under our Annual Incentive Plan. Mr. Hull’s 2008 total represents a discretionary midyear spot award that was provided in recognition of his substantial contributions to securing Ally’s first financial restructuring of 2008.

(d)	The 2010 total represents the grant date fair value of the Ally DSU and IRSU awards granted in 2010 in accordance with ASC 718 and was not necessarily the cash payment received. The amount for Mr. Carpenter includes $395,096 of IRSU awards that were granted in January 2010 for performance in 2009, as per the SEC rules. The amounts for each NEO for 2010 are displayed in the following table.

Name	DSU($)	IRSU($)	Total($)
Michael A. Carpenter	$7,813,654	$1,895,096	$9,708,750
James G. Mackey	1,119,964	802,987	1,922,951
Jeffrey J. Brown	2,350,000	1,400,000	3,750,000
Thomas Marano	4,437,500	2,468,750	6,906,250
Sanjay Gupta	2,208,333	1,200,000	3,408,333
Robert S. Hull	772,500	—	772,500

(e)	The 2009 total represents the grant date fair value of the Ally RSU, DSU, and IRSU awards granted in 2009 in accordance with ASC 718 and was not necessarily the cash payment received. The amount for Mr. Carpenter does not include $395,096 of IRSU awards that were granted in January 2010 for performance in 2009 and were included in the 2010 total, as per the SEC rules. The RSU value shown for Mr. Marano represents the grant date fair value of his RSU awards granted in 2009. Subsequent to the grant, RSU awards with a fair value of $671,135 were vested and settled, and RSU awards with a fair value of $2,013,407 were converted to IRSU awards with the original RSU grant date. Based on TARP restrictions, a portion of Mr. Marano’s IRSU awards were converted to DSU awards in December 2010. The balances below have been restated to include this conversion. The amounts for each NEO for 2009 are displayed in the following table.

Name	RSU($)	DSU($)	IRSU($)	Total($)
Michael A. Carpenter	$—	$682,438	$—	$682,438
Thomas Marano	2,569,246	653,862	—	3,223,108
Sanjay Gupta	—	2,208,333	1,300,000	3,508,333
Robert S. Hull	—	2,730,000	1,615,000	4,345,000

(f)	The 2008 total represents the grant date fair value of the Ally RSU and Management Profits Interest Plan (MPI) awards granted in 2008 in accordance with ASC 718 and was not necessarily the cash payment received. The amounts for each NEO for 2008 are displayed in the following table.

Name	RSU($)	MPI($)	Total($)
Sanjay Gupta	$2,970,000	$695,352	$3,665,352
Robert S. Hull	3,652,500	2,317,840	5,970,340

(g)	Represents the grant date fair value of the Ally Long Term Phantom Interest Plan awards in accordance with ASC 718 and not necessarily the cash payments received with respect to the year ended December 31, 2008. There was no cash compensation paid to our NEOs with respect to these awards and none of the awards is currently outstanding. See Note 25 to our Consolidated Financial Statements for a discussion of the valuation assumptions for the awards.

(h)	See the All Other Compensation in 2010 section below for further details.

All Other Compensation in 2010

	Michael A. Carpenter	James G. Mackey	Jeffrey J. Brown	Thomas Marano	Sanjay Gupta	Robert S. Hull
Financial counseling (a)	$7,500	$3,191	$—	$7,500	$—	$890
Legal services (b)	—	—	20,000	—	—	—
Liability insurance (c)	425	425	425	425	425	—

Total perquisites	7,925	3,616	20,425	7,925	425	890
Life insurance (d)	14,652	992	1,068	1,710	1,161	468
401(k) matching contribution (e)	7,381	16,996	17,415	17,150	19,959	16,755
Unused paid-time-off payment (f)	—	—	—	—	—	80,265

Total all other compensation	$29,958	$21,604	$38,908	$26,785	$21,545	$98,378

(a)	We provide a taxable allowance to certain senior executives for financial counseling and estate planning services with one of several approved providers. The NEOs are provided an enhanced financial and estate planning service. This program does not provide for tax preparation services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(b)	Represents reimbursement for certain legal services.

(c)	Represents the total cost of liability insurance for 2010.

(d)	Represents the total cost of life insurance for 2010.

(e)	Represents the employer contribution, company match contribution, and discretionary contribution made to the employees’ 401(k) fund.

(f)	Represents the payment to Mr. Hull pursuant to his resignation associated with the paid-time-off balance he earned but had not used. This type of payment is made to all employees with an unused paid-time-off balance upon termination. At December 31, 2009, all accrued paid-time-off balances for executives were frozen.

Grants of Plan-based Awards in 2010—Estimated Future Payments under Equity Incentive Plan Awards

The following table represents Ally DSU and IRSU awards, which are stated in phantom shares.

Name	Award	Grant date (a)	All other stock awards: number of shares of stock or units (b)	Grant date fair value of stock and option awards ($) (c)
Michael A. Carpenter (d)	DSU	—	1,000.1	$7,813,654
	IRSU	01/28/2010	50.6	395,096
	IRSU	12/16/2010	192.0	1,500,000
James G. Mackey	DSU	—	143.4	1,119,964
	IRSU	12/16/2010	102.8	802,987
Jeffrey J. Brown	DSU	—	300.8	2,350,000
	IRSU	12/16/2010	179.2	1,400,000
Thomas Marano	DSU	—	568.0	4,437,500
	IRSU	12/16/2010	316.0	2,468,750
Sanjay Gupta	DSU	—	282.7	2,208,333
	IRSU	12/16/2010	153.6	1,200,000
Robert S. Hull	DSU	—	98.9	772,500

(a)	The DSU awards are granted ratably in each pay period.

(b)	The award grants are expressed as phantom shares of Ally Financial.

(c)	The grant date fair value amounts shown do not reflect realized cash compensation by the NEOs, which is described in the Stock Awards Vested Table for the awards. The value shown represents the computed fair value at the date of grant of each award in accordance with ASC 718, which was $7,812.5 per share for each award. For a further discussion of the valuation, see Note 25 to our Consolidated Financial Statements in this prospectus.

(d)	The awards for Mr. Carpenter include 50.6 shares of IRSU awards with a grant date fair value of $395,096 that were granted in January 2010 for 2009 performance, per SEC rules.

Outstanding Equity Awards at 2010 Fiscal Year End—Stock Awards

The following table provides information for the named executive officers regarding the Ally RSU and IRSU awards outstanding at 2010 year-end.

Name	Grant date	Number of shares or units of stock that have not vested (#) (a)	Market value of shares or units of stock that have not vested ($) (a)
Michael A. Carpenter	01/28/2010	50.6	$523,014
	12/16/2010	192.0	1,985,648
James G. Mackey	12/31/2009	70.1	724,790
	12/16/2010	102.8	1,062,967
Jeffrey J. Brown	12/31/2009	157.6	1,629,579
	12/16/2010	179.2	1,853,272
Thomas Marano (b)	10/28/2009	206.2	2,132,222
	12/31/2009	36.8	380,432
	12/16/2010	316.0	3,268,046
Sanjay Gupta	9/15/2008	25.3	261,817
	12/31/2009	166.4	1,720,895
	12/16/2010	153.6	1,588,519

(a)	Amounts shown represent Ally RSU and IRSU awards granted to named executives that have not vested. The RSU awards vest ratably over five years and the IRSU awards cliff vest over three years, in each case subject to continued service with Ally. Each award represents one phantom share of Ally. The market value for each award is determined by the Board, as required by the plan, based on the fair value of Ally at December 31, 2010. The value for each share at December 31, 2010, was $10,342 as determined by Ally’s Board of Directors. During 2010, 20% of Mr. Gupta’s 2008 RSU grants vested. No portion of the 2009 or 2010 IRSU grants vested during 2010.

(b)	Based on TARP restrictions a portion of Mr. Brown’s and Mr. Marano’s IRSU awards were converted to DSU awards. The balances shown here have been restated to include this conversion.

Options Exercised and Shares Vested in 2010

During 2010, no stock options were exercised by the named executive officers.

The following table reflects the Ally RSU awards that vested in 2010.

Name	Number of shares acquired on vesting (#) (a)(b)	Value realized on vesting ($) (b)(c)
Sanjay Gupta	12.7	$130,909

(a)	Amount shown represents the 2010 vesting of the continued service portion of Mr. Gupta’s 2008 RSU grant. Each unit represents one phantom share of Ally.

(b)	In 2009, we included DSU awards, which vested at grant date, within the Options Exercised and Shares Vested in 2009 table. For 2010, we have included the DSU award information in the Nonqualified Deferred Compensation in 2010 table below to more accurately reflect the form of the awards.

(c)	The value realized for the vested shares is determined by the Board, as required by the plan, based on the fair value of Ally.

Nonqualified Deferred Compensation in 2010

The table below reflects year-end balances, company distributions, and all earnings associated primarily with the Ally nonqualified equalization plan. This plan allows company contributions to this plan to continue after the IRS maximum limits under our 401(k) plan have been reached.

Name	Plan name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Michael A. Carpenter	DSUs (a) (b)	$—	$7,813,654	$2,646,654	$321,491	$10,821,255

James G. Mackey	DSUs (a) (b)	—	1,119,964	355,386	22,299	1,453,051

Jeffrey J. Brown	Nonqualified Benefit
	Equalization Plan (c)	—	—	2,137	—	24,772
	DSUs (a) (b)	—	2,350,000	745,149	53,611	3,046,658

Thomas Marano	Nonqualified Benefit
	Equalization Plan (c)	—	—	4,327	—	43,535
	DSUs (a) (b)	—	4,437,500	1,571,141	238,648	6,423,855

Sanjay Gupta	Nonqualified Benefit
	Equalization Plan (c)	—	—	808	—	8,126
	DSUs (a) (b)	—	2,208,333	1,269,445	495,789	5,190,322

Roberts S. Hull (b)	Nonqualified Benefit
	Equalization Plan (c)	—	—	2,596	—	26,124
	DSUs (a) (b)	—	772,500	948,309	573,500	3,877,309

(a)	In 2009, we included DSU awards, which vested at grant date, within the Options Exercised and Shares Vested in 2009 table. For 2010, we have included the DSU award information in the Nonqualified Deferred Compensation in 2010 table to more accurately reflect the form of the awards.

(b)	The NEOs had outstanding DSU award values at December 31, 2009, of $682,438 for Mr. Carpenter, $5,120 for Mr. Brown, $653,862 for Mr. Marano, $2,208,333 for Mr. Gupta, and $2,730,000 for Mr. Hull.

(c)	Ally maintains a nonqualified benefit equalization plan for highly-compensated employees, including the NEOs. This plan is a nonqualified savings plan designed to allow for the equalization of benefits for highly compensated employees under the Ally 401K Program when such employees’ contribution and benefit levels exceed the maximum limitations on contributions and benefits imposed by Section 2004 of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended. This plan is maintained as an unfunded plan and all expenses for administration of the plan and payment of amounts to participants are borne by Ally. Each participant is credited with earnings based on a set of investment options selected by the participant similar to 401(k) investment option to all employees. Pursuant to the Special Master’s determination letter dated October 22, 2009, contributions to this plan were suspended. Therefore, the amounts shown reflect contributions made by the Company prior to receipt of the determination letter.

Executive Compensation—Post-employment and Termination Benefits

As a condition to participating in TARP, Ally’s NEOs and next five highest paid employees waived any right to severance in the event of their termination of employment. These waivers apply until Ally repays its TARP obligations to Treasury. At December 31, 2010, none of our NEOs were eligible to retire under any qualified or nonqualified Ally retirement plan.

Director Compensation

Employee directors do not receive any separate compensation for their Board activities. Nonemployee directors receive the compensation described below.

For 2010, each nonemployee director received an annual retainer of $180,000. In addition to the annual retainer, nonemployee directors who serve as a chair of a standing committee receives a retainer for such service in the amount of $45,000 for the chair of the Audit Committee and $25,000 for the chair of the other Board committees. Additional members of each committee receive a retainer for such service in the amount of $20,000 for the Audit Committee and $10,000 for the other Board committees. In addition, the Chair of the Board receives an additional retainer of $120,000 per year. Each nonemployee director also receives meeting fees when Board and committee meetings exceed four per year. Meeting fees are $1,500 for each in-person meeting and telephonic meeting lasting more than one hour and $750 for each telephonic meeting lasting less than one hour.

Changes to the director compensation program have been approved for 2011. The annual retainer for service on the Board will remain at $180,000, but $110,000 will be paid in the form of deferred stock units rather than cash. Deferred stock units are immediately vested, but not payable until after leaving the Board and, at the discretion of the Board, may be paid in common shares. The additional retainer paid to nonemployee directors who serve as a chair of a standing committee will be increased to $50,000 each. Other nonemployee directors who serve as members of committees will have their additional retainers increased to $20,000 each. The additional retainer paid to the Chair of the Board will be increased to $250,000 and will be paid half in cash and half in deferred stock units. Meeting fees will remain at the same level but will be paid when Board and committee meetings exceed eight per year instead of four per year.

Nonemployee directors are reimbursed for travel expenses incurred in conjunction with their duties as directors. Furthermore, Ally will provide the broadest form of indemnification under Delaware law under which liabilities may arise as a result of their role on the Board and payments for reimbursements for expenses incurred by a director in defending against claims in connection with their role, and the director satisfies the statutory standard of care.

The following table provides compensation for nonemployee directors who served during fiscal 2010.

Director name	Annual retainer ($) (a)	Committee chair or member/chair of Board fees ($) (a)	Additional meeting fees ($)	Total fees earned or paid in cash ($) (a)
Robert T. Blakely	$180,000	$59,062	$42,750	$281,812
Mayree C. Clark	180,000	57,980	49,500	287,480
Kim S. Fennebresque	180,000	33,124	30,000	243,124
Franklin W. Hobbs	180,000	145,192	39,000	364,192
Steven Feinberg	—	—	—	—
Marjorie Magner	110,713	23,069	24,750	158,532
John J. Stack	129,452	26,768	33,000	189,220

(a)	The retainer and fees for our nonemployee directors were prorated based on when each director served on the Board and their respective committees.

CERTAIN STOCKHOLDER AGREEMENTS

Amended and Restated Governance Agreement

On May 21, 2009, Ally, FIM Holdings LLC (“FIM”), GM Finance Co. Holdings LLC (“GM HoldCo”) and Treasury entered into an amended and restated Governance Agreement in order to amend and restate certain understandings between the parties regarding the composition of Ally’s Board of Directors previously set forth in the Governance Agreement, dated as of January 16, 2009, as amended by Amendment No. 1 thereto, dated as of March 24, 2009, and by Amendment No. 2 thereto, dated as of May 21, 2009.

On December 30, 2010, 110,000,000 shares of Ally’s Series F-2 preferred stock held by Treasury was converted into common stock of Ally (the “MCP Conversion”). The summary below describes selected important provisions of the Governance Agreement in effect following the MCP Conversion.

The Board of Directors

The number of Directors and the composition of the Board of Directors is determined based upon the percentage of common stock held by Treasury pursuant to the following table:

Treasury Ownership Percentage
	9.9%-19.9%	20.0%-35.5%	35.6%-49.9%	50.0%-70.8%	Greater than 70.8%
Total Number of Directors Constituting Board	9	9	9	9	11
Treasury Designated Directors	1	2	3	4	6
Cerberus Designated Director	1	1	1	1	1
Management Designated Director	1	1	1	1	1
Independent Directors	6	5	4	3	3

The Treasury Designated Directors shall mean Directors designated by Treasury. The Cerberus Designated Director shall be designated by FIM and Cerberus Capital Management, L.P. and its affiliates (the “Cerberus Parties”), for so long as the Cerberus Parties collectively hold at least 5% of the then outstanding common stock of Ally. In the event that the Cerberus Parties are no longer entitled to designate any Directors, such vacancy shall be filled in the same manner as with respect to the designation of Independent Directors. The Management Designated Director shall be the Chief Executive Officer of Ally. Independent Directors are to be appointed by a majority vote of Treasury Designated Directors, the Cerberus Designated Directors and the Management Designated Directors. This majority must include at least one designee of Treasury.

The Chairman of the Board must be elected from among the Independent Directors by a majority of the full Board of Directors. In any case where the number of Independent Directors is to be reduced in accordance with the above table, the Chairman of the Board of Directors following discussion with the other Independent Directors and, with the concurrence of a majority of the full Board of Directors, will determine which Independent Director will be asked to resign.

Any Director may be removed from the Board of Directors by the person authorized to designate such Director for election pursuant to the Amended and Restated Governance Agreement. Any vacancy on the Board of Directors created by death, removal or resignation shall be filled by an individual designated by the person authorized to designate such Director for election pursuant to the Amended and Restated Governance Agreement.

Board Observers

For so long as the FIM and its affiliates hold at least 2.5% of the outstanding common stock of the Company, they will be entitled to appoint one non-voting observer to the Board of Directors, and for so long as

GM HoldCo or its affiliates hold at least 2.5% of the outstanding common stock of the Company, excluding common stock held by the two GM-affiliated trusts, they will be entitled to appoint one non-voting observer to the Board of Directors.

Subject to the limitation described below, each non-voting observer has the right to attend all meetings of the Board of Directors and committees of the Board of Directors and to receive notice of all such meetings and all written materials and other information given to Directors in connection with such meetings at the same time as these are provided to Directors; provided, prior to receiving access to any of the above, the non-voting observers must execute a customary confidentiality agreement with respect to the use and treatment of confidential information. Further, upon prior written notice to non-voting observers (when practicable), Ally may exclude any non-voting observer from meetings or from receiving information, if such exclusion is necessary to preserve Ally’s attorney-client privilege.

Termination

The Governance Agreement terminates upon the earlier to occur of (i) when Treasury and the UST Trust collectively cease to hold at least 9.9% of Ally’s common stock and (ii) when any party to the Amended and Restated Governance Agreement ceases to own any common stock of Ally (other than Treasury).

Registration Rights Agreement

Pursuant to a Registration Rights Agreement, which is included as Exhibit F to Ally’s Bylaws, Ally granted eligible holders registration rights with respect to certain securities of the Company.

For purposes of the Registration Rights Agreement, “registrable securities” consist of Ally’s common stock and all equity securities issued or otherwise distributed in respect of Ally’s common stock in a stock or other equity split or combination, or a stock or other equity dividend, or in connection with certain specified events, including a merger, conversion, recapitalization, reclassification or reorganization, in each case held by “eligible holders.” Eligible holders include holders of Common Membership Interests of GMAC LLC as of May 22, 2009 and holders that acquired registrable securities from such persons in transactions not consummated on a national securities exchange and not registered under the Securities Act.

Any particular registrable securities shall cease to be “registrable securities” for purposes of the Registration Rights Agreement when they have been distributed to the public through a registered offering, when they have otherwise been sold on a national securities exchange and when they have been repurchased by Ally or a subsidiary of Ally.

Shelf Registrations

The Registration Rights Agreement provides that, subject to certain limitations, at any time that Ally is eligible to use Form S-3, Ally will file a shelf registration statement covering all registrable securities and, if such shelf registration statement is not automatically effective, use commercially reasonable best efforts to cause the shelf registration statement to be declared effective. Once it is effective, Ally is required to use commercially reasonable best efforts to keep the shelf registration statement continuously effective and usable for resale of registrable securities until there are no registrable securities held by eligible holders or all registrable securities may be sold without restriction under Rule 144.

The Registration Rights Agreement provides that, subject to limitations described below, any holder with registrable securities registered pursuant to a shelf registration may effect an underwritten offering of its registrable securities after delivery of advance notice to the Company, provided that the Company is not required to facilitate an underwritten offering unless either registrable securities representing at least 2% of the then outstanding class of such registrable securities are proposed by the eligible holders to be included in such offering or the expected aggregate gross proceeds from such offering exceed $200 million. The other holders shall have the right to elect to include in such underwritten offering such portion of their registrable securities as they may request, subject to underwriter cutback provisions. The Registration Rights Agreement also provides that, after the effective date of a shelf registration date but before December 24, 2011, non-underwritten sales or distributions of registrable securities by a holder must not be in excess of the volume limitations of Rule 144.

Demand Registration Rights

So long as Ally does not have an effective shelf registration statement with respect to the registrable securities, any eligible holder may request registration of all or a portion of its registrable securities (a “Demand Registration”). Demand Registrations are limited to registration of an aggregate number of registrable securities representing at least 2% of the outstanding class of such registrable securities or registrable securities having a value of at least $200 million. Ally shall not be obligated to effectuate more than 3 Demand Registrations in any 12-month period or any non-underwritten offering for registrable securities that could otherwise be sold without restriction under Rule 144. Additionally, Ally may postpone for up to 90 days the filing or effectiveness of, or, if already effective, suspend a Demand Registration upon a good faith determination by the Board of Directors that the failure to do so would have a material adverse effect on certain proposed transactions. However, the Company may not delay a Demand Registration more than once in any 12-month period and only if holders of similar securities with registration rights have been subject to a similar limitation.

Piggyback Registration Rights

Provided that a shelf registration statement is not in effect at the time, any time Ally proposes to register equity securities under the Securities Act or proposes to undertake an underwritten offering of equity securities (each a “Piggyback Registration”), Ally must, subject to certain limitations, promptly notify all eligible holders of registrable securities of its intention to do so and must include, on the same terms and conditions, any registrable securities that are requested to be included by such eligible holders in writing.

Holdback Agreements

Ally may not effect any public sale or distribution of equity securities (1) during the 10-day period preceding and the 75-day period following the effective date of any underwritten Demand Registration or Piggyback Registration or (2) the period commencing on the date Ally is notified that an eligible holder intends to undertake an underwritten shelf offering and ending 75 days after commencement of such underwritten shelf offering, unless the managing underwriters agree to a shorter period.

If Ally has previously filed a registration statement with respect to registrable securities pursuant to a Demand Registration or a Piggyback Registration or if an underwritten shelf offering has commenced, Ally may not file or cause or permit to be effective any other registration of any of its equity securities until at least 60 days have elapsed from the relevant effective date or commencement date, as applicable.

The Registration Rights Agreement provides that until December 24, 2011, in connection with any underwritten shelf offering and underwritten demand registration, no eligible holder (excluding Treasury and the GM Trust) may effect any sale or distribution of any registrable securities of the Company, other securities of the Company, or of securities convertible into or exchangeable for other securities of the Company during the 10 days prior to, and during the period (established by the managing underwriters) beginning on, the closing date of the sale of such securities pursuant to an effective registration statement. Subject to the qualifications below, this holdback period shall not exceed 190 days in the case of this offering or 100 days in the case of other offerings. If Treasury’s participation in an offering (other than this offering) accounted for 90% or more of all registrable securities sold in the offering and any eligible holder’s participation was restricted as a result of the underwriter’s cutback described above, the holdback period for such eligible holder may not exceed 30 days.

Indemnification and Contribution

Under the Registration Rights Agreement, Ally agrees, subject to certain limitations, to indemnify each holder of registrable securities, its officers, directors, managers and partners, and each person controlling such holder against all losses, claims, actions, damages, liabilities and expenses in certain circumstances and to pay any expenses reasonably incurred in connection investigating, preparing or defending these; except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.

Letter Agreement with Treasury

On February 17, 2011, Ally and Treasury entered into a letter agreement in connection with this offering which provides, among other things, that Ally will pay all underwriting discounts and commissions, transfer taxes and transaction fees, if any, applicable to the sale of the common stock and the fees and disbursement of counsel for the selling security holder incurred in connection with the sale.

Registration Rights Agreements with Treasury and Preferred Stockholders

Units

Pursuant to a Letter Agreement (including the Securities Purchase Agreement and the other documents incorporated by reference therein) with Treasury dated May 21, 2009, Ally agreed that, subject to certain limitations, it would prepare and file with the SEC a shelf registration statement covering all of the Units (since the Units are being issued in exchange for Series F-2 preferred stock held by Treasury) and to the extent the shelf registration statement was not declared effective or not automatically effective upon such filing, Ally would use its reasonable best efforts to cause such shelf registration statement to be declared effective and to keep such shelf registration statement continuously effective until such time as the Units (i) are sold pursuant to an effective registration statement, (ii) may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale, (iii) have ceased to be outstanding or (iv) have been sold in a private transaction in which the transferor’s right under the agreement are not assigned to the transferee. Notwithstanding the foregoing, if Ally is not eligible to file a registration statement on Form S-3, then Ally is not obligated to file a shelf registration statement unless and until requested to do so in writing by Treasury.

The agreement provides that the holders of the Units may effect an underwritten offering of their Units; provided that Ally is not required to facilitate an underwritten offering unless the expected gross proceeds from such offering exceed $200 million.

Ally shall not be required to effect a registration or an underwritten offering of the Units if Ally has notified the holders of the Units that in the good faith judgment of the Board of Directors, it would be materially detrimental to Ally or its securityholders for such registration or underwritten offering to be effected at such time, Ally shall have the right to defer such registration for not more than 45 days. However, Ally may not delay a registration or underwritten offering more than three times in any 12-month period and more than 90 days in the aggregate in any 12-month period, and only if holders of similar securities with registration rights have been subject to a similar limitation.

If during any period when an effective shelf registration statement is not available, Ally proposes to register any of its equity securities, and the registration form to be filed may be used for the registration of the Units, Ally will promptly notify (but in no event less than 10 days prior to the anticipated filing date) the holders of Units of its intention to do so and, subject to certain limitations, will include any Units that are requested to be included by such holders in writing.

Series G Preferred Stock

On December 31, 2008, Ally and certain holders of the shares of Series G preferred stock entered into a registration rights agreement. Pursuant to the registration rights agreement, Ally has filed an effective shelf registration statement covering the Series G preferred stock and is required to use its commercially reasonable efforts to keep such shelf registration statement continuously effective for a year from the date such shelf registration statement is declared effective or such shorter period when all shares of the Series G preferred stock have been sold under the registration statement or when all shares of Series G preferred stock may be sold without restrictions under Rule 144. However, Ally may for a period of up to 60 days in any three-month period, not to exceed 90 days in any calendar year determine that the shelf registration statement is not usable under certain circumstances relating to corporate developments, public filings with the SEC and similar events, and suspend the use of the prospectus that is part of such shelf registration statement.

If Ally fails to keep the registration statement effective as required by the agreement, Ally will pay additional cumulative dividends of 0.25% per annum over the applicable dividend rate of the Series G preferred stock, until such failure is cured.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain relationships and related transactions are described below.

Relationship with General Motors

Products and Services Provided to GM

We provide various products and services to GM on terms comparable to those we provide to third parties. Except as described below, we currently expect to continue to provide these services to GM on an ongoing basis. These products and services include the following:

•

We provide wholesale and term-loan financing to dealerships that are either wholly owned by GM or in which GM has a controlling interest. The majority of these dealerships are located in the United States. At December 31, 2010, 2009, and 2008, finance receivables and loans to dealerships owned or majority-owned by GM totaled $301 million, $351 million, and $700 million, respectively.

•

Under wholesale financing arrangements, we lend money to GM-franchised dealers to finance their vehicle inventory purchases from GM. We advance the loan proceeds directly to GM. Under an agreement with GM, the advances were made before the date the vehicles were expected to be delivered to the dealers. We earned $178 million, $149 million, and $103 million of interest under the terms of this arrangement during the years ended December 31, 2010, 2009, and 2008, respectively. At the end of 2010 GM terminated this advance payment arrangement. We expect any remaining interest payments in 2011 in connection with the terminated arrangement to be minimal.

•

We provide operating leases to GM-affiliated entities for buildings with a net book value of $65 million at December 31, 2010. At December 31, 2009 and 2008, the net book value of operating leases we provided to GM-affiliated entities including vehicles, buildings, and other equipment was $69 million and $291 million, respectively. Lease revenues of $2 million, $9 million, and $13 million were received during the years ended December 31, 2010, 2009, and 2008, respectively.

•

We provide servicing for certain GM-owned U.S. operating lease assets distributed to GM on November 22, 2006. Servicing fees of $2 million, $25 million and $85 million were received for the years ended December 31, 2010, 2009, and 2008, respectively, related to this arrangement.

•	We received interest on notes receivable from GM of $9 million, $63 million, and $122 million during the years ended December 31, 2010, 2009, and 2008, respectively.

•

We have other lease arrangements whereby we lease facilities to GM whereby we have advanced $21 million, $29 million, and $29 million at December 31, 2010, 2009, and 2008, respectively. We receive leasing revenues under these arrangements for which we recognized lease property revenues of $3 million for each of the years ended December 31, 2010, 2009, and 2008.

•

In certain states, we provide insurance to GM for mechanical service contracts and for which we have recognized insurance premiums of $155 million, $159 million and $242 million for the years ended December 31, 2010, 2009, and 2008, respectively.

•

During the fourth quarter of 2008, we sold our global relocation business, which GM had used for certain relocations of their employees. GM paid $7 million for such services during the year ended December 31, 2008. In addition, GM paid mortgage-related fees for their employees of $2 million during the year ended December 31, 2008. At December 31, 2008, we recorded a receivable for these services from GM in the amount of $22 million.

•

GM may elect to sponsor financing incentive programs for wholesale dealer financing, primarily in our International Automotive Finance operations. This is known as wholesale subvention. We received wholesale subvention and service fees of $189 million, $215 million, and $304 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Support Services Provided by GM

GM historically has provided a variety of support services for our business, and we reimburse GM for the costs of providing these services to us. In addition, GM supports us by reimbursing us for certain programs it has with its customers or for expenses we may experience due to their business operations. The services GM provides us, including reimbursement arrangements, include:

•

GM may elect to sponsor incentive programs (on both retail contracts and leases) by supporting financing rates below standard rates at which we purchase retail contracts. In addition, under residual support programs, GM may upwardly adjust residual values above the standard lease rates. Out of our total new retail and lease contracts in North America and International, 51% and 43%, respectively, had rate or residual incentives for the year ended December 31, 2010; 69% and 53%, respectively, had rate or residual incentives for the year ended December 31, 2009; and 79% and 42%, respectively, had rate or residual incentives for the year ended December 31, 2008.

•

GM provides lease residual value support as a marketing incentive to encourage consumers to lease vehicles. GM reimburses us for its portion of the increased residual values to the extent the remarketing sales proceeds are less than the contract residual at termination. To the extent remarketing sales proceeds are more than the contract residual at termination, we reimburse GM for its portion of the lower residual value. We reimbursed GM $82 million in residual support for the year ended December 31, 2010. For the years ended December 31, 2009 and 2008, respectively, GM reimbursed us $195 million and $779 million in residual support.

•

GM provides financing rates below standard rates at which we purchase contracts (rate support). GM reimbursed us $674 million, $770 million and $985 million in rate support for the years ended December 31, 2010, 2009, and 2008, respectively.

•	We paid interest on loans from GM of $4 million, $46 million and $52 million during the years ended December 31, 2010, 2009, and 2008, respectively.

•

GM sponsors lease pull-ahead programs whereby consumers are encouraged to terminate lease contracts early in conjunction with the acquisition of a new GM vehicle. Under these programs, GM waives all or a portion of the customer’s remaining payment obligations and compensates us for the waived payments, adjusted based on the remarketing results associated with the underlying vehicle. We reported net financing revenue from this compensation program of $15 million, $78 million and $66 million for the years ended December 31, 2010, 2009, and 2008, respectively.

•

GM reimburses us for certain selling expenses we may incur on certain vehicles sold by us at auction. We received reimbursements of $14 million, $26 million and $47 million for the years ended December 31, 2010, 2009, and 2008, respectively.

•

GM occasionally provides payment guarantees on certain commercial and dealer loans and receivables Ally has outstanding. The amount of commercial and dealer loans and receivables covered by a GM guarantee was $122 million, $68 million and $88 million at December 31, 2010, 2009, and 2008, respectively.

•

Certain arrangements existed whereby GM accounts for the sale of a vehicle at the time the vehicle is sold to us and delivered to a dealer on consignment from us. GM provided us with a guaranteed right of return for this inventory. At December 31, 2010, we had no vehicles with this right of return. At December 31, 2009 and 2008, we had $12 million and $141 million of vehicles, respectively, with this right of return. Similar arrangements existed whereby GM provided us with the option to take back the vehicles.

•

During 2010, 2009, and 2008, Promark Global Advisors (formerly known as GMIMCo), an indirect wholly owned subsidiary of GM, provided asset management services to Ally with respect to the investment of assets at our Insurance operations. The fees paid to Promark Global Advisors for these services were based on the costs associated with managing those assets. With respect to the management of these insurance assets, we incurred expenses of $2 million, $4 million and $5 million for the years ended December 31, 2010, 2009, and 2008, respectively. This relationship was terminated in August 2010.

•

GM provides us certain other services and facilities services for which we reimburse them. We made reimbursement payments to GM of $125 million, $111 million and $173 million for the years ended December 31, 2010, 2009 and 2008, respectively.

•

GM provides us certain marketing services for which we reimburse them. We made reimbursement payments to GM of $5 million, $11 million, and $29 million for the years ended December 31, 2010, 2009, and 2008, respectively.

•	During the year ended December 31, 2008, GM provided us certain legal, real estate, and tax services for which we paid GM $0.2 million.

•

We have accounts payable to GM that include wholesale settlements payments to GM, subvention receivables due from GM, and notes payable. The net balance outstanding for accounts payable was $227 million, $333 million, and $1,248 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Credit Arrangements and Other Amounts Due from or Owed to GM

•

We have certain financing arrangements with GM with outstanding receivables totaling $483 million, $911 million, and $1,655 million for the years ended December 31, 2010, 2009, and 2008, respectively. These receivables include certain of our borrowing arrangements with vehicles consigned at dealerships, rental car vehicles awaiting sale at auction, and amounts related to other arrangements.

•

We provide wholesale financing to GM for vehicles in which GM retains title while the vehicles are consigned to Ally or dealers in the United Kingdom and Italy. The financing to GM remains outstanding until title is transferred to the dealers. The amount of financing provided to GM by Ally under this arrangement varies based on inventory levels. At December 31, 2010, 2009, and 2008, the amount of this financing outstanding was $446 million, $769 million, and $1,400 million, respectively.

•

In various countries in Europe, we were party to a Rental Fleet Agreement in which we agreed to buy from GM, on agreed terms reflecting fair value, all vehicles sold by GM to rental car companies that GM had become obligated to repurchase. The Rental Fleet Agreement provided for a true-up mechanism whereby GM was required to reimburse us to the extent the revenues we earned from the resale of the vehicles were less than the amount we paid GM to purchase such vehicles. At December 31, 2010, 2009, and 2008 we had a receivable in the amount of $38 million, $138 million, and $253 million, respectively, for providing this service.

•

During 2009 and 2008, we provided loans to minority-owned dealerships whereby GM reimbursed us for the full amount, and we recorded a payable until the dealer paid the loan balance. We recorded a payable to GM in the amount of $2 million and $4 million at December 31, 2009 and 2008, respectively.

•	In previous years, we paid 70% of the total wholesale volume to GM in Finland. The remaining 30% was financed through loans from GM. At December 31, 2008, these loans had a balance of $19 million.

Capital Contributions Received from GM

During 2010, we did not receive any capital contributions from GM. During 2009 and 2008, GM made $1,280 million and $758 million in capital contributions, respectively.

Related Party Transaction Procedures

Pursuant to our Bylaws, Ally must, subject to certain limited exceptions, conduct all transactions with its affiliates, stockholders and their affiliates, current or former officers or directors, or any of their respective family members on terms that are fair and reasonable and no less favorable to us than we would obtain in a comparable arm’s-length transaction with an independent third party.

In addition, the Bylaws further provide for procedures and approval requirements for certain transactions with related persons. Specifically, without prior approval of the holders of a majority of Ally common stock (which must include a minimum of two common stockholders) and at least a majority of the Ally independent directors, we are not permitted to enter into any transaction with any affiliate, stockholder (other than governmental entities, except for Treasury in its capacity as a stockholder) or any of their affiliates, or any senior executive officer (other than agreements entered into in connection with a person’s employment) if the value of the consideration provided exceeds $5 million or, if there is no monetary consideration paid or quantifiable value exchanged, if the agreement is otherwise determined to be material. Notwithstanding the foregoing, no stockholder approval is required if at least a majority of Ally independent directors determine that such transaction is entered into in the ordinary course of Ally’s business and is on terms no less favorable to Ally than those that would have been obtained in a comparable transaction with an independent third party.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of May 15, 2011, by:

•	each person whom we know to own beneficially more than 5% of our common stock;

•	each of the directors and named executive officers individually;

•	all directors and executive officers as a group; and

•	the selling stockholder.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of May 15, 2011. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

The percentage of beneficial ownership for the following table is based on 1,330,970 shares of common stock outstanding as of May 15, 2011.

We have entered into an amended and restated Governance Agreement with FIM, GM HoldCo and Treasury, which includes certain understandings between the parties regarding the composition of our Board of Directors. We also provide various products and services to GM, receive support services from GM, and have certain financing arrangements with GM. For additional information on our relationship with GM, see the section of this prospectus entitled “Certain Relationships and Related Party Transactions.”

Name and Address of Beneficial owner	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Number of Shares Subject to Over- allotment Option	Shares Beneficially Owned After Offering (1)		Percentage Beneficially Owned After Offering (1)
	Number	Percent			Without Over- allotment Option	With Over- allotment Option	Without Over- allotment Option	With Over- allotment Option
U.S. Department of Treasury (2) 1500 Pennsylvania Avenue Washington, D.C. 20220	981,971	73.78%

Persons affiliated with Cerberus Capital Management, L.P. c/o Cerberus Capital Management, L.P. 299 Park Avenue, 22nd Floor New York, New York 10171	115,434	8.67%

GMAC Common Equity Trust I (3) c/o Hillel Bennett Stroock & Stroock & Lavan 180 Maiden Lane New York, New York 10038-4982	132,280	9.94%

All directors and executive officers of Ally Financial Inc. 200 Renaissance Center, P.O. Box 200, Detroit, MI 48265-2000	0	0%

(1)	Beneficial ownership includes the shares of our common stock that will be issued pursuant to the conversion described under “Concurrent Transactions” assuming the common stock offering price is the midpoint of the price range set forth on the cover of this prospectus but not the shares of our common stock issuable upon settlement of the purchase contracts that are components of the Units being offered in the concurrent offering.

(2)	The following description of the selling stockholder was provided by Treasury: Treasury is the executive agency of the U.S. government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under EESA, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system. See also the section of this prospectus entitled “Risk Factors—Risks Relating to this Offering and Ownership of Our Common Stock—Treasury, the selling stockholder, is a federal agency, and your ability to bring a claim against it under the federal securities laws may be limited.”

(3)	On May 6, 2011, GM Finance Co. Holdings LLC (“GM”) transferred its holding of 4% of our outstanding common stock to GMAC Common Equity Trust I (“GM Trust”). As a result, GM Trust now holds 9.94% of our outstanding common stock. However, pursuant to the trust agreement of GM Trust, GM may cause the trustee to return all or any part of our common stock to GM, so long as GM’s directly held voting and total common equity interests remain below 10% of our outstanding common stock.

CONCURRENT TRANSACTIONS

Conversion and Exchange of Series F-2 Preferred Stock

Treasury currently holds 118,750,000 shares of our Series F-2 preferred stock having an aggregate liquidation amount of $5,937,500,000. In connection with this offering and the concurrent Units offering, Treasury has agreed (i) to convert 58,750,000 shares of Series F-2 preferred stock into a number of shares of our common stock based on a conversion price equal to the common stock public offering price and (ii) to exchange the remaining 60,000,000 shares of Series F-2 preferred stock having an aggregate liquidation amount of $3 billion, for a number of our Units having an aggregate stated amount of $3 billion.

The number of shares of common stock we will issue to Treasury in connection with the conversion will depend upon the common stock public offering price. The higher the common stock public offering price is, the fewer the number of shares of common stock Treasury will receive and the lower the common stock public offering price is, the greater the number of shares of common stock Treasury will receive. The following table sets forth the number of shares we will issue to Treasury in connection with the conversion for each common stock public offering price set forth below:

Public Offering Price	Number of Shares Issued to Treasury
$
$
$
$

The closing of each of the Units offering described below, this offering, the conversion and the exchange is conditioned upon the closing of each such other transaction.

Concurrent Units Offering

Treasury is offering in the concurrent Units offering a number of Units having an aggregate stated amount of $                    . Treasury has granted the underwriters of that offering the right to purchase up to              additional Units to cover over-allotments, if any, at the public offering price of the Units, less the underwriters’ discount for the Units, within 30 days from the date of the prospectus for the concurrent Units offering. Upon completion of the Units offering, Treasury will hold Units having an aggregate stated amount of $                     (or $                     if the underwriters for the Units offering exercise their over-allotment option in full). The Units that are retained by Treasury will be fungible with the Units being offered in the Units offering.

Each Unit has a stated amount of $                     and is composed of a prepaid stock purchase contract and a junior subordinated amortizing note due                     , 2014. Each amortizing note has an initial principal amount of $                     and a scheduled final installment payment date of                     , 2014.

On                     , 2014 (subject to postponement in certain limited circumstances), each purchase contract will automatically settle, unless settled earlier as described herein, and we will deliver a number of shares of our common stock based on the applicable market value of our common stock. The applicable market value is the average of the daily volume weighted average prices, or daily VWAPs, of our common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding                     , 2014.

On the mandatory settlement date, each purchase contract will settle, unless settled earlier, as follows (subject to adjustment):

•	if the applicable market value equals or exceeds the threshold appreciation price, which is $ , the holder of such purchase contract will receive shares of our common stock;

•

if the applicable market value is greater than $                      but less than the threshold appreciation price, the holder of such purchase contract will receive a number of shares of our common stock having a value, based on the applicable market value, equal to $                     ; and

•	if the applicable market value is less than or equal to $ , the holder of such purchase contract will receive shares of our common stock.

At any time prior to the close of business on the third scheduled trading day immediately preceding                     , 2014, a holder may settle a purchase contract early, and we will deliver                      shares of our common stock per purchase contract (subject to adjustment). In addition, if a “fundamental change” (as defined in the purchase contract agreement for the Units) occurs and a holder elects to settle its purchase contracts early in connection with such fundamental change, such holder will receive a number of shares of our common stock based on the fundamental change early settlement rate in accordance with the purchase contract agreement for the Units. We may elect to settle all, but not less than all, outstanding purchase contracts prior to                     , 2014 at the “early mandatory settlement rate” (as defined in the purchase contract agreement for the Units), upon a date fixed by us upon not less than 10 business days’ notice. Except for cash in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay holders equal quarterly cash installments of $                     per amortizing note, which in the aggregate will be equivalent to                     % per year with respect to each $                      stated amount of Units. Ally will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, set forth in the indenture for the amortizing notes, so long as such deferral period does not extend beyond                  , 2017. The amortizing notes will be our junior subordinated obligations, and will rank (i) junior both in liquidation and right of payment, to the extent set forth in our junior subordinated debt indenture, to all of our “Senior Indebtedness” (as defined in such indenture) and (ii) equally with all of our unsecured, junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is designated as junior to the amortizing notes. If we elect to settle the purchase contracts early, holders of Units will have the right to require us to repurchase their amortizing notes, except in certain limited circumstances.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to create a Unit.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our Certificate of Incorporation and Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Certificate of Incorporation and Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our Certificate of Incorporation currently authorizes us to issue 396,813,476 shares of capital stock, consisting of:

•	2,021,384 shares of common stock, par value $0.01 per share; and

•	394,792,092 shares of preferred stock, par value $0.01 per share of which:

•	160,870,560 are designated as Preferred Stock, Series A;

•	8,330 are designated as Preferred Stock, Series C;

•	2,576,601 are designated as Preferred Stock, Series E;

•	228,750,000 are designated as Preferred Stock, Series F-2; and

•	2,576,601 are designated as Preferred Stock, Series G.

As of March 31, 2011, the following shares of capital stock were issued and outstanding:

•	1,330,970 shares of common stock;

•	40,870,560 shares of Series A preferred stock;

•	118,750,000 shares of Series F-2 preferred stock; and

•	2,576,601 shares of Series G preferred stock.

Upon consummation of this offering, no shares of our Series F-2 preferred stock will remain outstanding.

Common Stock

Common stock outstanding. As of March 31, 2011 there were 1,330,970 shares of common stock outstanding which were held of record by three stockholders. Further, we have reserved 690,272 of the remaining authorized but unissued shares of common stock for issuance in connection with any future conversion of Ally’s Series F-2 preferred stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share, except as provided by law or as may otherwise be provided in a certificate of designations designating the rights, powers and preferences of any series of preferred stock or in the Governance Agreement.

The vote or consent of the holders of at least a majority of the outstanding shares of common stock is required in order for us to do the following:

•

amend the organizational documents of (A) Ally, including its charter and bylaws, or (B) any of its material subsidiaries, if, in either case, such amendment would adversely impact any stockholder, Ally or such material subsidiary, subject to certain exceptions;

•

redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock or other equity securities of Ally, except for (A) shares held by certain holders and (B) certain redemptions or acquisitions that are made pro rata among a particular class of Ally’s capital stock or other equity securities;

•	pay dividends on any class of capital stock that are not distributed pro rata among the holders of such class;

•	declare, or acquiesce with respect to, the bankruptcy of Ally or any of its material subsidiaries;

•	dissolve, liquidate, recapitalize or reorganize Ally or, if such action would adversely affect any stockholder, dissolve, liquidate, recapitalize or reorganize any of its material subsidiaries;

•	authorize or issue certain securities;

•	engage in the sale of Ally;

•	enter into a merger or consolidation involving Ally or any subsidiary that requires common stockholder approval under Delaware General Corporation Law;

•	change to a non-“Big Four” auditor;

•	change our fiscal year; or

•

undertake any action or consummate any transaction, involving Ally or any of its subsidiaries, that requires common stockholder approval under the Delaware General Corporation Law or the rules of the New York Stock Exchange.

Dividend rights. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See “Dividend Policy.”

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of preferred stock, if any, then outstanding.

Other rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Description of Series A Preferred Stock

General

A total of 40,870,560 shares of the Series A preferred stock, liquidation amount $25 per share, are outstanding as of March 31, 2011. The Series A certificate of designations authorizes the issuance of up to a total of 160,870,560 shares of the Series A preferred stock. The Series A preferred stock have no maturity date. The holders of the Series A preferred stock are not entitled to preemptive rights, or to any similar rights.

Dividends

Holders of the Series A preferred stock are entitled to receive, when, as and if declared by the board of directors or a duly authorized committee of the board of directors, on each share of Series A preferred stock with respect to each dividend period, non-cumulative cash dividends at the fixed rate of 8.500% per annum on the liquidation amount from March 25, 2011 to but excluding May 15, 2016, quarterly in arrears, without accumulation of any undeclared dividends, commencing on May 15, 2011, and thereafter at a rate equal to Three-Month LIBOR plus 6.243%, quarterly in arrears, without accumulation of any undeclared dividends, commencing on May 15, 2016, in each case on the 15th day of February, May, August and November. Dividends payable on the Series A preferred stock on any dividend payment date will be payable to holders of record of such Series A preferred stock as they appear on Ally’s stock register at the close of business on the preceding February 1, May 1, August 1 or November 1, as the case may be, or on such other date, not more than seventy calendar days prior to the dividend payment date, as will be fixed by the board of directors or any duly authorized committee of the board of directors.

In the event that dividends payable on shares of Series A preferred stock with respect to a dividend period have not been paid in full on the dividend payment date, Ally will be prohibited, subject to certain exceptions, from (i) redeeming, purchasing or otherwise acquiring, directly or indirectly any Junior Stock (as defined below) or Parity Stock (as defined below), (ii) paying any dividends or making any distributions to any Junior Stock until such time as Ally has paid the dividends payable on shares of the Series A preferred stock with respect to a subsequent dividend period, and (iii) declaring or paying any dividend on any Parity Stock, except with respect to certain dividends payable solely in shares of Junior Stock or with respect to dividends declared on the Series A preferred stock such that the respective amounts of such dividends declared on the Series A preferred stock and each such other class or series of Parity Stock shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Series A preferred stock and such class or series of Parity Stock bear to each other.

“Junior Stock” means (i) our common stock, (ii) our Series C preferred stock, and (iii) each class or series of our stock established on or after June 30, 2009, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A preferred stock and the Parity Stock as to dividend rights or rights upon liquidation, winding-up or dissolution. We have no outstanding or authorized series of Junior Stock other than our common stock and Series C preferred stock.

“Parity Stock” means (i) each class or series of our preferred stock established after June 30, 2009, the terms of which expressly provide that such class or series will rank on a parity with the our Series E preferred stock, our Series F-2 preferred stock, our Series G preferred stock and the Series A preferred stock as to dividend rights and/or as to rights on our liquidation, dissolution or winding up (in each case without regard to whether dividends accrue cumulatively or non-cumulatively); (ii) the Series E preferred stock; (iii) the Series F-2 preferred stock; and (iv) the Series G preferred stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series A preferred stock will be entitled to receive for each share of Series A preferred stock held by such holder, out of assets or proceeds thereof (whether capital or surplus) available for distribution and subject to the rights of Ally’s creditors, before any distribution of such assets or proceeds is made or set aside for holders of Junior Stock or any other of our stock ranking junior to the Series A preferred stock as to such distribution, payment in full in an amount equal to the sum of the liquidation amount per share of Series A preferred stock and an amount equal to all declared, but unpaid dividends declared prior to the date of payment of such distribution.

Redemptions

We may not redeem the Series A preferred stock before May 15, 2016. Subject to (i) obtaining any required regulatory approvals, (ii) compliance with Ally’s replacement capital covenant agreement entered into for the benefit of certain of its debtholders on November 30, 2006 and (iii) any restrictions imposed by our other series of outstanding preferred stock, our outstanding debt or agreements with the United States Department of the Treasury, we may redeem all or any portion of the outstanding shares of Series A preferred stock on any dividend payment date on or after May 15, 2016. A redemption date must fall on a date that is also a dividend payment date.

The redemption price for each share of Series A preferred stock will be equal to the sum of (i) the liquidation amount and (ii) any accrued and unpaid dividends for the period from and including the dividend payment date immediately preceding the redemption date to but excluding the redemption date. Payments of the redemption price will be made in cash in immediately available funds.

No Conversion Rights

Holders of the Series A preferred stock have no rights to exchange or convert their shares for or into any of our other capital stock or any other securities.

Voting Rights

If and when dividends on any shares of Series A preferred stock or any Parity Stock having similar voting rights shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not consecutive (“nonpayment”), the holders, voting together as a class with holders of any and all other series of such Parity Stock then outstanding, will be entitled to vote for the election of a total of two additional members of the board of directors, subject to certain limitations. Such voting rights will continue until the dividends on the shares of the Series A preferred stock and any such series of Parity Stock shall have been fully paid for at least four regular dividend periods following the nonpayment. The foregoing voting rights will be divested if and when dividends for at least four regular dividend periods following a nonpayment have been fully paid on the Series A preferred stock and any other class or series of Parity Stock. In such event, the term of office of each director so elected shall terminate and the number of directors on the board of directors shall automatically be decreased by two.

In addition, the vote or consent of the holders of at least two-thirds of the shares of the Series A preferred stock is required for Ally to do the following (i) to authorize or issue equity certain securities of Ally that rank senior to the Series A preferred stock with respect to dividends or upon a sale or liquidation of Ally, (ii) to amend, alter or repeal any provision of the terms of the Series A preferred stock contained in Ally’s Bylaws or Certificate of Incorporation, including the certificate of designations for the Series A preferred stock included therein, if such action would affect the Series A preferred stock in any manner materially adverse to the holders of the Series A preferred stock, or (iii) to the extent Ally has failed to pay dividends payable on shares of Series A preferred stock with respect to the immediately preceding dividend period, redeem, purchase or otherwise acquire, directly or indirectly, any Junior Stock or Parity Stock other than as permitted by the terms of the certificate of designations for the Series A preferred stock.

No Sinking Fund

The shares of Series A preferred stock do not have the benefit of any mandatory redemption, sinking fund or other similar provisions. Holders of the Series A preferred stock have no right to require redemption or repurchase of any shares of Series A preferred stock.

Description of Series G Preferred Stock

General

A total of 2,576,601 shares of the Series G preferred stock, liquidation amount $1,000 per share, are outstanding as of March 31, 2011, which constitutes all of the currently authorized shares pursuant to the Series G certificate of designations. The shares of Series G preferred stock have no maturity date. The holders of the Series G preferred stock are not entitled to preemptive rights, or to any similar rights.

Dividends

Holders of the Series G preferred stock are entitled to receive, if declared by the board of directors out of funds legally available for payment, cash dividends at a rate per annum of 7%, payable quarterly on February 15, May 15, August 15 and November 15 of each year.

Unless all accrued and unpaid dividends on the Series G preferred stock for all past dividend periods have been paid in full, we are not permitted to (i) make any Restricted Payments (as defined below); (ii) declare or pay any dividend or make any distribution of assets on any Parity Stock (as defined below), other than dividends or distributions in the form of shares of Parity Stock or Junior Stock (as defined below); or (iii) redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock.

A “Restricted Payment” means (i) any dividend payment or distribution of assets on any share of Junior Stock, other than (1) distributions in the form of shares of Junior Stock and (2) certain tax distributions; (ii) any redemption, purchase or other acquisition of any shares of Junior Stock, other than upon conversion or exchange for other shares of Junior Stock, or (iii) any payment of monies, or making monies available, for a sinking fund for such Junior Stock.

“Junior Stock” means our common stock, our Series C preferred stock, and each class or series of our stock established on or after June 30, 2009, the terms of which stock do not expressly provide that such class or series ranks senior to or on a parity with the Series G preferred stock and the Parity Stock as to dividend rights or rights upon liquidation, winding-up or dissolution.

“Parity Stock” means (i) each class or series of our preferred stock established after June 30, 2009, the terms of which expressly provide that such class or series will rank on a parity with our Series A preferred stock, our Series F-2 preferred stock and our Series G preferred stock as to dividend rights and/or as to rights on our liquidation, dissolution or winding-up (in each case without regard to whether dividends accrue cumulatively or non-cumulatively); (ii) our Series A preferred stock; and (iii) our Series F-2 preferred stock.

In addition, whether or not all accrued and unpaid dividends on the Series G preferred stock for all past dividend periods have been paid in full, we may not make dividend payments on our common stock before January 1, 2014 and dividend payments may be made thereafter only if (1) our senior guaranteed notes issued on December 31, 2008 are rated investment grade and (2) the payment together with other dividend payments we made since December 31, 2008 is less than 25% of the excess of our cumulative consolidated net income from January 1, 2014 to the most recently ended fiscal quarter for which financial statements are available at the time of such dividend payment.

Liquidation Rights

In the event of any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, the holder of the Series G preferred stock shall be entitled to receive for each share of Series G preferred stock held by them, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, subject to the rights of any of our creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of our common stock and any of our other stock ranking junior to the Series G preferred stock as to such distribution, payment in full in an amount equal to the sum of (i) the liquidation amount and (ii) the amount of any accrued and unpaid dividends to the date of payment.

Redemptions

The Series G preferred stock may not be redeemed prior to December 31, 2011. On or after December 31, 2011, at our option and subject to any required regulatory approvals, we may redeem the Series G preferred stock, in whole or in part, at any time or from time to time, at a redemption price equal to the liquidation amount, plus the amount of any accrued and unpaid dividends thereon through the date of redemption.

Further, so long as any Series G preferred stock remains outstanding, if any shares of Parity Stock are redeemed, then shares of the Series G preferred stock shall also be redeemed on a pro rata basis based on the aggregate liquidation preference of the Series G preferred stock and such Parity Stock.

No Conversion Rights

Holders of the Series G preferred stock have no rights to exchange or convert their shares for or into any of our other capital stock or any other securities.

Voting Rights

The vote or consent of the holders of at least a majority of the outstanding shares of Series G preferred stock is necessary for any alteration, repeal or amendment, whether by merger, consolidation, combination, reclassification or otherwise, of any provisions of our certificate of incorporation or the certificate of designations if such action would amend, alter or affect the powers, preferences or rights of, or limitations relating to, the Series G preferred stock in any manner materially adverse to the holders of the Series G preferred stock, including, the creation of, increase in the authorized number of, or issuance of, any capital stock that ranks senior to the Series G preferred stock as to distribution rights or rights upon a sale of us or our liquidation, winding-up or dissolution.

No Sinking Fund

The Series G preferred stock do not have the benefit of any mandatory redemption, sinking fund or other similar provisions. Holders of Series G preferred stock have no right to require redemption or repurchase of any shares of Series G preferred stock.

Purchase Contracts

General

None of the purchase contracts that are components of the Units being offered concurrently with this offering were outstanding as of March 31, 2011. However, if this offering and the transactions described under “Concurrent Transactions” are successfully completed, a total of              purchase contracts (or              if the underwriters in the concurrent Units offering exercise their over-allotment option in full) will be outstanding, all of which will initially be components of Units.

Mandatory Settlement

On            , 2014 (subject to postponement in certain limited circumstances), each purchase contract will automatically settle, unless settled earlier as described below, and we will deliver a number of shares of our common stock based on the applicable market value of our common stock, as follows:

•

If the applicable market value is equal to or greater than the threshold appreciation price (as defined below), holders will receive              shares of common stock per purchase contract (the “minimum settlement rate”).

•

If the applicable market value is greater than $             (the “reference price”) but less than the threshold appreciation price, holders will receive a number of shares per purchase contract equal to $            , divided by the applicable market value.

•	If the applicable market value is less than or equal to the reference price, holders will receive shares of common stock per purchase contract (the “maximum settlement rate”).

Each of the maximum settlement rate and the minimum settlement rate is subject to customary adjustments.

The “applicable market value” means the average of the “daily VWAPs” (as defined below) of our common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding             , 2014.

The reference price will be the public offering price of our common stock in this offering.

The “threshold appreciation price” will be equal to $            , divided by the minimum settlement rate (rounded to the nearest $0.01). The threshold appreciation price, which is initially $            , represents an appreciation of approximately     % over the reference price.

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value. Other than cash payments in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Early Settlement at the Holder’s Election

At any time prior to the close of business on the third scheduled trading day immediately preceding             , 2014, a holder may settle any or all of its purchase contracts early, and we will deliver to such holder a number of shares of our common stock per purchase contract equal to the minimum settlement rate, which is subject to customary adjustments. That is, the market value of our common stock on the early settlement date will not affect the early settlement rate.

However, if a holder settles its purchase contracts early in connection with a “fundamental change” (as defined in the purchase contract agreement for the Units), such holder will receive a number of shares of our common stock based on the “fundamental change early settlement rate,” which will be based on the stock price in the fundamental change and the effective date of the fundamental change.

Each holder’s right to settle its purchase contracts prior to the close of business on the third scheduled trading day immediately preceding             , 2014 is subject to delivery of the purchase contracts.

Upon early settlement at a holder’s election of a purchase contract that is a component of a Unit (whether or not in connection with a fundamental change), the corresponding amortizing note will remain outstanding and registered in the name of the holder who elected to settle the related purchase contract early.

Early Mandatory Settlement at Our Option

We may elect to settle all, but not less than all, outstanding purchase contracts early at the “early mandatory settlement rate” (as defined below) upon a date fixed by us upon not less than 10 business days’ notice (the “early mandatory settlement date”).

The “early mandatory settlement rate” will be the maximum settlement rate, unless the daily VWAP of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the “notice date” (as defined in the purchase contract agreement for the Units) exceeded 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the fundamental change early settlement rate with the “effective date” for this purpose being deemed to be the early mandatory settlement date and the “stock price” for this purpose being deemed to be the average of the daily VWAPs of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the early mandatory settlement date.

Anti-Takeover Effects of Delaware Law

Following consummation of this offering, we will be subject to the “business combination” provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in direct or indirect financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock (subject to certain exclusions).

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certain Provisions of our Certificate of Incorporation and Bylaws

Amendments to Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation may only be amended by the Board of Directors with the prior written approval of the holders of at least a majority of our outstanding common stock. In addition, our Certificate of Incorporation specifies additional amendment restrictions in certain circumstances, including 1) where any provision of our Certificate of Incorporation provides for an approval right of a specific class of holders of capital stock, such provision may only be amended, modified or waived with the prior written approval of such class, 2) any amendment, modification or waiver that would adversely affect in any material respect any stockholder (or group thereof) disproportionately to any other stockholder (or group thereof) who have comparable rights, requires the written consent of the stockholder (or group thereof) that would be adversely affected, 3) any amendment that would require the contribution or loan of additional funds to Ally by, or that would impose personal liability upon, any stockholder will not be effective against such stockholder without prior written consent from such stockholder, 4) the indemnification provisions of our Certificate of Incorporation may only be repealed or amended prospectively and will not adversely affect any limitation on the personal liability, any indemnification rights or any insurance coverage of a director existing at such time, 5) any amendment to clauses 1) through 5) may not be made without the prior written approval of the threshold of stockholders or specified stockholders set forth in the relevant provision of the Certificate of Incorporation and no amendment may be made to clause 5) without the approval of all stockholders.

Unless otherwise expressly provided in a provision of our Bylaws, the Bylaws may only be amended, modified or waived by the Board of Directors with the prior written approval of holders of a majority of the outstanding shares of common stock. In addition, our Bylaws specify additional amendment restrictions in certain circumstances, including (1) if any provision of our Bylaws provides for an approval right of a specific class of holders of capital stock, such provision may only be amended, modified or waived with the prior written approval of such class, (2) any amendment, modification or waiver that would adversely affect in any material respect any stockholder (or group thereof) disproportionately to any other stockholder (or group thereof) who have comparable rights, requires the written consent of the stockholder (or group thereof) that would be adversely affected, (3) any amendment that would require the contribution or loan of additional funds to Ally by, or that would impose personal liability upon, any stockholder will not be effective against such stockholder without prior written consent from such stockholder, (4) the Registration Rights Agreement included as Exhibit F to the Bylaws may not be altered, repealed or amended without the consent of “eligible holders” holding a majority of the then outstanding registrable securities covered by the agreement and no such alteration, repeal or amendment that reduces or limits the rights of, or otherwise disadvantages, an eligible holder will be effective against such eligible holder without such holder’s consent, (5) certain specific rights granted to the GM Trust by our Bylaws for so long as it holds at least 2.5% of then-outstanding common stock, may not be amended, modified or waived in a manner adverse to the GM Trust without the written consent of the GM Trust, (6) any amendment to clauses (1) through (5) may not be made without the prior written approval of the threshold of stockholders or specified stockholders set forth in the relevant provision of the Certificate of Incorporation and no amendment may be made to clause (6) without the approval of all stockholders.

Vacancies in the Board of Directors

The Governance Agreement provides that, any vacancy occurring in our Board of Directors for any reason will be filled by an individual designated by the person authorized to designate such Board member for election, provided that in the event Cerberus is no longer entitled to designate any Board member pursuant to the Governance Agreement, such vacancy shall be filled in the same manner as provided with respect to the designation of an independent board member. In the event that the CEO of the company for any reason ceases to be the CEO of the company, the parties will use their commercially reasonable efforts to cause such individual to resign or, in lieu of such resignation, to remove such individual from the Board and the new CEO or interim CEO will become a member of the Board. Each director so elected shall hold office until the expiration of the term of the other directors. Each such director shall hold office until his or her successor is elected and qualified or until the earlier of his or her death, resignation, or removal.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called at any time by the Board of Directors, our CEO and holders holding in excess of 33% of the voting power of common stock, subject to requirements and limitations set forth in our Bylaws.

Under our Bylaws, written notice of any special meeting must be given not less than 5 nor more than 30 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

See “Certain Stockholder Agreements—Amended and Restated Governance Agreement” for a description of the understanding among existing stockholders regarding the composition of our Board.

Listing

The company intends to apply to list the common stock on the NYSE under the symbol “ALLY”.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is        .

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate,

•	a foreign corporation, or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to pay dividends. In the event that we do pay dividends out of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide an Internal Revenue Service (“IRS”) Form W-8BEN certifying its entitlement to benefits under the treaty.

No amounts in respect of U.S. federal withholding tax will be withheld from dividends paid to a non-U.S. holder if the holder provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. holder that is a corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable income tax treaty providing otherwise, in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

•

we are or have been a United States real property holding corporation (as described below), at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our common stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that the common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have             shares of common stock outstanding assuming (i) the exercise of the underwriters’ over-allotment option, (ii) that the public offering price of our common stock in this offering will be $             per share (the midpoint of the price range set forth on the cover of the prospectus) for purposes of calculating the number of shares we issue to Treasury in the conversion described under “Concurrent Transactions” and (iii) no exercise of any options and warrants outstanding as of March 31, 2011. Of these shares, the             shares, or             shares if the underwriters exercise their over-allotment option in full, sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, and shares purchased by our executive officers and business associates in the directed shares program described below and in “Underwriting.” The remaining             shares of common stock existing are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. As a result of the contractual             -day lock-up period described below and the provisions of Rules 144 and 701, these shares will be available for sale in the public market as follows:

Number of Shares	Date
On the date of this prospectus.
After days from the date of this prospectus.
After days from the date of this prospectus (subject, in some cases, to volume limitations).
At various times after days from the date of this prospectus (subject, in some cases, to volume limitations).

In addition, at our request, the underwriters have reserved up to             shares of the             shares of common stock offered for sale pursuant to this prospectus for sale to some of our directors, employees and business associates in a directed shares program. Any of these directed shares purchased by our employees and business associates, such as dealers, will be subject to a             -day lock-up restriction. Accordingly, the number of shares freely transferable upon completion of this offering will be reduced by the number of directed shares purchased by our executive officers and business associates, and there will be a corresponding increase in the number of shares that become eligible for sale after             days from the date of this prospectus. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of directed shares.

Rule 144

In general, under Rule 144, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding, which will equal             shares immediately after this offering; assuming no exercise of the underwriters’ over-allotment option; or the average weekly reported volume of trading of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

Following this offering, a person that is not an affiliate of ours at the time of, or at any time during the three months preceding, a sale and who has beneficially owned restricted shares of our common stock for at least six months, may sell shares without complying with the volume limitation, manner of sale or notice provisions described above, and any such person who has beneficially owned restricted shares of our common stock for at least one year may sell shares without complying with the abovementioned restrictions and the current public information requirement.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning the date after this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.

Registration Rights

Upon completion of this offering, the holders of             shares of common stock and             shares of common stock issuable upon the conversion of preferred stock and Treasury, as the holder of the Units that are not being offered in the concurrent Units offering and as the holder of the shares of common stock issued upon settlement of such Units, will be entitled to various rights with respect to the registration of these securities under the Securities Act. Registration of these securities under the Securities Act would result in these securities becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for securities purchased by affiliates. See “Certain Stockholder Agreements—Registration Rights Agreement—Holdback Agreements” for the lockup provisions and exceptions to the lockup provisions under the Registration Rights Agreement.

Stock Options

As of March 31, 2011, options to purchase a total of             shares of common stock were outstanding.              of the shares subject to options are subject to lock-up agreements. An additional             shares of common stock were available for future option grants under our stock plans.

Upon completion of this offering, we intend to file a registration statement under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plans. Shares registered under this registration statement will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us or the contractual restrictions described below.

Lock-up Agreements

All of our directors, executive officers and the holders of approximately             shares of our common stock have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of             days after the date of this prospectus, without the prior written consent of Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated. See “Underwriting.” In addition, certain of our shareholders are subject to lock-up provisions under our Registration Rights Agreement. See “Certain Stockholder Agreements—Registration Rights Agreement—Holdback Agreements.”

UNDERWRITING

Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are acting as joint global coordinators and joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and the selling stockholder has agreed to sell to that underwriter, the number of common shares (the “shares”) set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated
Total

We may add additional underwriters to the table above. Any such underwriters would be selected by us taking into account various criteria, including among other things their marketing and distribution capability, ownership and management diversity, and automotive finance industry expertise.

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to the underwriters’ right to reject any order in whole or in part.

If the underwriters sell more shares than the total number set forth in the table above, the selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to         additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common shares approximately proportionate to that underwriter’s initial purchase commitment in such shares. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors, certain of our employees and the selling stockholder and our other stockholders have agreed that, for a period of             days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, dispose of, transfer, register or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the             -day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the             -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the

last day of the             -day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, certain of our shareholders are subject to lock-up provisions under our Registration Rights Agreement. See “Certain Stockholder Agreements—Registration Rights Agreement—Holdback Agreements.”

In addition, at our request, the underwriters have reserved up to             shares of the             shares of common stock offered for sale pursuant to this prospectus for sale to some of our directors, employees and business associates in a directed shares program. Any of these directed shares purchased by our employees and business associates, such as dealers, will be subject to a             -day lock-up restriction. Accordingly, the number of shares freely transferable upon completion of this offering will be reduced by the number of directed shares purchased by our executive officers and business associates, and there will be a corresponding increase in the number of shares that become eligible for sale after              days from the date of this prospectus. Any reserved shares not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of directed shares.

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholder and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

We intend to apply to list our common shares on the NYSE under the symbol “ALLY.”

The following table shows the per share and total public offering price and proceeds to the selling stockholder and the underwriting discounts and commissions payable to the underwriters in connection with this offering. Ally has agreed to pay all underwriting discounts and commissions, transfer taxes and transaction fees, if any, applicable to the sale of the common stock and the fees and disbursement of counsel for the selling security holder incurred in connection with the sale. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price and proceeds to selling stockholder	$	$	$
Underwriting discounts and commissions	$	$	$

We estimate that our total expenses for this offering will be approximately $         million.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE , in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform, and may in the future perform, various financial advisory and investment banking services for us, for which they have received customary compensation and may provide such services and receive customary compensation in the future. Certain of the relationships involve transactions that are material to us or our affiliates and for which the underwriters and/or their respective affiliates have received significant fees. In addition, the underwriters and/or their affiliates serve as agents and lenders under certain of our existing credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

“Relevant Implementation Date”) it has not made and will not make an offer of the securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has also represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

VALIDITY OF COMMON STOCK

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and by Cahill Gordon & Reindel LLP, New York, New York, for the underwriters.

EXPERTS

The consolidated financial statements of Ally, as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in this preliminary prospectus, and the effectiveness of Ally’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are included herein. Such consolidated financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

We file annual, quarterly, current reports, and other information with the SEC. The information we file with the SEC is not part of this prospectus or the registration statement of which this prospectus is a part. Our filings with the SEC, including a copy of the registration statement and the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

ALLY FINANCIAL INC.

Condensed Consolidated Statement of Income (unaudited)

	Three months ended March 31,
	2011	2010
	($ in millions except per share data)
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$1,623	$1,618
Interest on loans held-for-sale	108	215
Interest on trading securities	3	1
Interest and dividends on available-for-sale investment securities	104	99
Interest-bearing cash	12	14
Operating leases	680	1,163

Total financing revenue and other interest income	2,530	3,110
Interest expense
Interest on deposits	172	158
Interest on short-term borrowings	126	111
Interest on long-term debt	1,410	1,433

Total interest expense	1,708	1,702
Depreciation expense on operating lease assets	285	656

Net financing revenue	537	752
Other revenue
Servicing fees	371	385
Servicing asset valuation and hedge activities, net	(87)	(133)

Total servicing income, net	284	252
Insurance premiums and service revenue earned	433	468
Gain on mortgage and automotive loans, net	92	271
Loss on extinguishment of debt	(39)	(118)
Other gain on investments, net	84	143
Other income, net of losses	216	82

Total other revenue	1,070	1,098
Total net revenue	1,607	1,850
Provision for loan losses	113	144
Noninterest expense
Compensation and benefits expense	434	426
Insurance losses and loss adjustment expenses	186	211
Other operating expenses	772	882

Total noninterest expense	1,392	1,519
Income from continuing operations before income tax (benefit) expense	102	187
Income tax (benefit) expense from continuing operations	(68)	36

Net income from continuing operations	170	151

(Loss) income from discontinued operations, net of tax	(24)	11

Net income	$146	$162

Statement continues on next page.

	Three months ended March 31,
	2011	2010
	($ in millions except per share data)
Net loss attributable to common shareholders	$(25)	$(340)
Basic and diluted earnings per common share (a)
Net loss from continuing operations	$(1)	$(439)
(Loss) income from discontinued operations, net of tax	(18)	13

Net loss	$(19)	$(426)

Weighted-average common shares outstanding	1,330,970	799,120

(a)	Due to the antidilutive effect of converting the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock into common shares and the net loss attributable to common shareholders for the three months ended March 31, 2011 and 2010, income attributable to common shareholders and basic weighted-average common shares outstanding were used to calculate basic and diluted earnings per share.

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

ALLY FINANCIAL INC.

Condensed Consolidated Balance Sheet (unaudited)

	March 31, 2011	December 31, 2010
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$1,652	$1,714
Interest-bearing	11,294	9,956

Total cash and cash equivalents	12,946	11,670
Trading securities	75	240
Investment securities	15,401	14,846
Loans held-for-sale, net ($2,946 and $6,424 fair value-elected)	7,496	11,411
Finance receivables and loans, net
Finance receivables and loans, net ($971 and $1,015 fair value-elected)	107,459	102,413
Allowance for loan losses	(1,806)	(1,873)

Total finance receivables and loans, net	105,653	100,540
Investment in operating leases, net	8,898	9,128
Mortgage servicing rights	3,774	3,738
Premiums receivable and other insurance assets	2,175	2,181
Other assets	16,763	17,564
Assets of operations held-for-sale	523	690

Total assets	$173,704	$172,008

Liabilities
Deposit liabilities
Noninterest-bearing	$2,064	$2,131
Interest-bearing	38,632	36,917

Total deposit liabilities	40,696	39,048
Short-term borrowings	7,395	7,508
Long-term debt ($922 and $972 fair value-elected)	88,139	86,612
Interest payable	1,850	1,829
Unearned insurance premiums and service revenue	2,842	2,854
Reserves for insurance losses and loss adjustment expenses	828	862
Accrued expenses and other liabilities ($14 and $ — fair value-elected)	11,001	12,126
Liabilities of operations held-for-sale	546	680

Total liabilities	153,297	151,519
Equity
Common stock and paid-in capital	19,668	19,668
Mandatorily convertible preferred stock held by U.S. Department of Treasury	5,685	5,685
Preferred stock	1,255	1,287
Accumulated deficit	(6,435)	(6,410)
Accumulated other comprehensive income	234	259

Total equity	20,407	20,489

Total liabilities and equity	$173,704	$172,008

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

ALLY FINANCIAL INC.

Condensed Consolidated Balance Sheet (unaudited)

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) do not have recourse to our general credit were as follows.

	March 31, 2011	December 31, 2010
	($ in millions)
Assets
Loans held-for-sale, net	$14	$21
Finance receivables and loans, net
Finance receivables and loans, net ($971 and $1,015 fair value-elected)	36,801	33,483
Allowance for loan losses	(221)	(238)

Total finance receivables and loans, net	36,580	33,245
Investment in operating leases, net	1,481	1,065
Other assets	3,352	3,194
Assets of operations held-for-sale	—	85

Total assets	$41,427	$37,610

Liabilities
Short-term borrowings	$784	$964
Long-term debt ($922 and $972 fair value-elected)	26,362	24,466
Interest payable	18	15
Accrued expenses and other liabilities	408	352
Liabilities of operations held-for-sale	—	45

Total liabilities	$27,572	$25,842

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

ALLY FINANCIAL INC.

Condensed Consolidated Statement of Changes in Equity (unaudited)

Three Months Ended March 31, 2011 and 2010

	Common stock and paid-in capital	Mandatorily convertible preferred stock held by U.S. Department of Treasury	Preferred stock	Accumulated deficit	Accumulated other comprehensive income	Total equity	Comprehensive income
	($ in millions)
Balance at January 1, 2010, before cumulative effect of adjustments	$13,829	$10,893	$1,287	$(5,630)	$460	$20,839
Cumulative effect of a change in accounting principle, net of tax (a)				(57)	4	(53)

Balance at January 1, 2010, after cumulative effect of adjustments	$13,829	$10,893	$1,287	$(5,687)	$464	$20,786
Net income				162		162	$162
Preferred stock dividends paid to the U.S. Department of Treasury				(386)		(386)
Preferred stock dividends				(116)		(116)
Dividends to shareholders				(5)		(5)
Other comprehensive income					33	33	33
Other (b)				74		74

Balance at March 31, 2010	$13,829	$10,893	$1,287	$(5,958)	$497	$20,548	$195

Balance at January 1, 2011	$19,668	$5,685	$1,287	$(6,410)	$259	$20,489
Net income				146		146	$146
Preferred stock dividends paid to the U.S. Department of Treasury				(134)		(134)
Preferred stock dividends				(69)		(69)
Series A preferred stock amendment (c)			(32)	32
Other comprehensive loss					(25)	(25)	(25)

Balance at March 31, 2011	$19,668	$5,685	$1,255	$(6,435)	$234	$20,407	$121

(a)	Cumulative effect of change in accounting principle, net of tax, due to adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.

(b)	Represents a reduction of the estimated payment accrued for tax distributions as a result of the completion of the GMAC LLC U.S. Return of Partnership Income for the tax period January 1, 2009, through June 30, 2009.

(c)	Refer to Note 16 to the Condensed Consolidated Financial Statements for further details.

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

ALLY FINANCIAL INC.

Condensed Consolidated Statement of Cash Flows (unaudited)

	Three months ended March 31,
	2011	2010
	($ in millions)
Operating activities
Net income	$146	$162
Reconciliation of net income to net cash provided by operating activities
Depreciation and amortization	717	1,255
Other impairment	16	(20)
Amortization and valuation adjustments of mortgage servicing rights	(117)	196
Provision for loan losses	113	152
Gain on sale of loans, net	(94)	(298)
Net gain on investment securities	(85)	(151)
Loss on extinguishment of debt	39	118
Originations and purchases of loans held-for-sale	(12,635)	(13,715)
Proceeds from sales and repayments of loans held-for-sale	15,835	19,314
Net change in:
Trading securities	77	53
Deferred income taxes	69	(47)
Interest payable	16	165
Other assets	(120)	1,550
Other liabilities	(321)	(477)
Other, net	(614)	(884)

Net cash provided by operating activities	3,042	7,373

Investing activities
Purchases of available-for-sale securities	(5,529)	(4,735)
Proceeds from sales of available-for-sale securities	4,475	2,664
Proceeds from maturities of available-for-sale securities	1,103	2,873
Net (increase) in finance receivables and loans	(4,249)	(3,571)
Proceeds from sales of finance receivables and loans	—	1,187
Purchases of operating lease assets	(1,933)	(845)
Disposals of operating lease assets	1,882	2,278
Proceeds from sale of business units, net (a)	46	(526)
Other, net	591	606

Net cash used in investing activities	(3,614)	(69)

Statement continues on the next page.

ALLY FINANCIAL INC.

Condensed Consolidated Statement of Cash Flows (unaudited)

	Three months ended March 31,
	2011	2010
	($ in millions)
Financing activities
Net change in short-term debt	87	(2,629)
Net increase in bank deposits	1,670	752
Proceeds from issuance of long-term debt	13,804	12,187
Repayments of long-term debt	(13,211)	(18,761)
Dividends paid	(228)	(199)
Other, net	83	294

Net cash provided by (used in) financing activities	2,205	(8,356)
Effect of exchange-rate changes on cash and cash equivalents	(266)	378

Net increase (decrease) in cash and cash equivalents	1,367	(674)
Adjustment for change in cash and cash equivalents of operations held-for-sale (a) (b)	(91)	556
Cash and cash equivalents at beginning of year	11,670	14,788

Cash and cash equivalents at March 31,	$12,946	$14,670

Supplemental disclosures
Cash paid for
Interest	$1,465	$1,217
Income taxes	305	167
Noncash items
Increase in finance receivables and loans due to a change in accounting principle (c)	—	17,990
Increase in long-term debt due to a change in accounting principle (c)	—	17,054
Transfer of mortgage servicing rights into trading securities through certification	266	—
Other disclosures
Proceeds from sales and repayments of mortgage loans held-for-investment originally designated as held-for-sale	58	150

(a)	The amounts are net of cash and cash equivalents of $7 million at March 31, 2011, and $745 million at March 31, 2010, of business units at the time of dispositon.

(b)	Cash flows of discontinued operations are reflected within operating, investing, and financing activities in the Condensed Consolidated Statement of Cash Flows. The cash balance of these operations are reported as assets of operations held-for-sale on the Condensed Consolidated Balance Sheet.

(c)	Relates to the adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Description of Business, Basis of Presentation, and Changes in Significant Accounting Policies

Ally Financial Inc. (formerly GMAC Inc. and referred to herein as Ally, we, our, or us) is a leading, independent, globally diversified, financial services firm. Founded in 1919, we are a leading automotive financial services company with over 90 years experience providing a broad array of financial products and services to automotive dealers and their customers. We are also one of the largest residential mortgage companies in the United States. We became a bank holding company on December 24, 2008, under the Bank Holding Company Act of 1956, as amended. Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (online and telephonic) banking market.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP). Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

The Condensed Consolidated Financial Statements at March 31, 2011, and for the three months ended March 31, 2011, and 2010, are unaudited but reflect all adjustments that are, in management’s opinion, necessary for the fair presentation of the results for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with our audited Consolidated Financial Statements (and the related notes).

Residential Capital, LLC

Residential Capital, LLC (ResCap), one of our mortgage subsidiaries, was negatively impacted by the events and conditions in the mortgage banking industry and the broader economy beginning in 2007. The market deterioration led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. ResCap is highly leveraged relative to its cash flow and previously recognized credit and valuation losses resulting in a significant deterioration in capital. ResCap’s consolidated tangible net worth, as defined, was $884 million at March 31, 2011, and ResCap remained in compliance with all of its consolidated tangible net worth covenants. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity excluding intangible assets. There continues to be a risk that ResCap may not be able to meet its debt service obligations, may default on its financial debt covenants due to insufficient capital, and/or may be in a negative liquidity position in future periods.

ResCap actively manages its liquidity and capital positions and is continually working on initiatives to address its debt covenant compliance and liquidity needs including debt maturing in the next twelve months and other risks and uncertainties. ResCap’s initiatives could include, but are not limited to, the following: continuing to work with key credit providers to optimize all available liquidity options; possible further reductions in assets and other restructuring activities; focusing production on conforming and government-insured residential mortgage loans; and continued exploration of opportunities for funding and capital support from Ally and its affiliates. The outcomes of most of these initiatives are to a great extent outside of ResCap’s control resulting in increased uncertainty as to their successful execution.

During 2009 and 2010, we performed a strategic review of our mortgage business. As a result of this, we effectively exited the European mortgage market through the sale of our U.K. and continental Europe operations.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

We also completed the sale of certain higher-risk legacy mortgage assets and settled representation and warranty claims with certain counterparties. The ongoing focus of our Mortgage Origination and Servicing operations will be predominately the origination and sale of conforming and government-insured residential mortgages and mortgage servicing. While the opportunities for further risk mitigation remain, the risk in our Mortgage Legacy Portfolio and Other operations has been materially reduced as compared to recent levels.

In the future, Ally and ResCap may take additional actions with respect to ResCap as each party deems appropriate. These actions may include Ally providing or declining to provide additional liquidity and capital support for ResCap; refinancing or restructuring some or all of ResCap’s existing debt; the purchase or sale of ResCap debt securities in the public or private markets for cash or other consideration; entering into derivative or other hedging or similar transactions with respect to ResCap or its debt securities; Ally purchasing assets from ResCap; or undertaking corporate transactions such as a tender offer or exchange offer for some or all of ResCap’s outstanding debt securities, asset sales, or other business reorganization or similar action with respect to all or part of ResCap and/or its affiliates. In this context, Ally and ResCap typically consider a number of factors to the extent applicable and appropriate including, without limitation, the financial condition, results of operations, and prospects of Ally and ResCap; ResCap’s ability to obtain third-party financing; tax considerations; the current and anticipated future trading price levels of ResCap’s debt instruments; conditions in the mortgage banking industry and general economic conditions; other investment and business opportunities available to Ally and/or ResCap; and any nonpublic information that ResCap may possess or that Ally receives from ResCap.

ResCap remains heavily dependent on Ally and its affiliates for funding and capital support, and there can be no assurance that Ally or its affiliates will continue such actions or that Ally will choose to execute any further strategic transactions with respect to ResCap or that any transactions undertaken will be successful.

Although our continued actions through various funding and capital initiatives demonstrate support for ResCap, there are currently no commitments or assurances for future capital support. Consequently, there remains substantial doubt about ResCap’s ability to continue as a going concern. Should we no longer continue to support the capital or liquidity needs of ResCap or should ResCap be unable to successfully execute other initiatives, it would have a material adverse effect on ResCap’s business, results of operations, and financial position.

Ally has extensive financing and hedging arrangements with ResCap that could be at risk of nonpayment if ResCap were to file for bankruptcy. At March 31, 2011, we had $1.9 billion in secured financing arrangements with ResCap of which $1.3 billion in loans was utilized. At March 31, 2011, these was no net exposure under the hedging arrangements because the arrangements were fully collateralized. Amounts outstanding under the secured financing and hedging arrangements fluctuate. If ResCap were to file for bankruptcy, ResCap’s repayments of its financing facilities, including those with us, could be slower. In addition, we could be an unsecured creditor of ResCap to the extent that the proceeds from the sale of our collateral are insufficient to repay ResCap’s obligations to us. It is possible that other ResCap creditors would seek to recharacterize our loans to ResCap as equity contributions or to seek equitable subordination of our claims so that the claims of other creditors would have priority over our claims. In addition, should ResCap file for bankruptcy, our $884 million investment related to ResCap’s equity position would likely be reduced to zero. If a ResCap bankruptcy were to occur and a substantial amount of our credit exposure is not repaid to us, it would have an adverse impact on our near-term net income and capital position, but we do not believe it would have a materially adverse impact on Ally’s consolidated financial position over the longer term.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Relationship and Transactions with General Motors Company (GM)

GM, GM dealers, and GM-related employees compose a significant portion of our customer base, and our Global Automotive Services operations are highly dependent on GM production and sales volume. As a result, a significant adverse change in GM’s business, including significant adverse changes in GM’s liquidity position and access to the capital markets, the production or sale of GM vehicles, the quality or resale value of GM vehicles, the use of GM marketing incentives, GM’s relationships with its key suppliers, GM’s relationship with the United Auto Workers and other labor unions, and other factors impacting GM or its employees could have a significant adverse effect on our profitability and financial condition.

As a result of the conversion of $5.5 billion of Ally Mandatorily Convertible Preferred (MCP) stock held by the U.S. Department of Treasury (Treasury) into common stock on December 30, 2010, and consequent dilution of the equity interests held by GM and the GM Trust, GM and the GM Trust are no longer considered related parties for purposes of applicable disclosure within the Notes to Condensed Consolidated Financial Statements, as they collectively have less than 10% of the voting interests in Ally and do not control or have the ability to significantly influence the management and policies of Ally. In addition, as a result of the conversion, the Federal Reserve has determined that GM will no longer be considered an “affiliate” of Ally Bank for purposes of Sections 23A and 23B of the Federal Reserve Act, which impose limitations on transactions between banks and their affiliates.

Refer to Note 26 to our Consolidated Financial Statements for a summary of related party transactions with GM during 2010.

Significant Accounting Policies

Earnings per Common Share

We compute earnings (loss) per common share by dividing net income (loss) (after deducting dividends on preferred stock) by the weighted-average number of common shares outstanding during the period. We compute diluted earnings (loss) per common share by dividing net income (loss) (after deducting dividends on preferred stock) by the weighted-average number of common shares outstanding during the period plus the dilution resulting from the conversion of convertible preferred stock, if applicable.

Refer to Note 1 to our Consolidated Financial Statements regarding additional significant accounting policies.

Recently Adopted Accounting Standards

Receivables — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASU 2010-20)

During the three months ended March 31, 2011, Accounting Standards Update (ASU) 2010-20 required us to disclose a rollforward of the allowance for loan losses, additional activity-based disclosures for both financing receivables, and the allowance for each reporting period. We early adopted the rollforward requirement during the December 31, 2010, reporting period. As of January 19, 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, which effectively defers the disclosure requirements in ASU 2010-20 related to troubled debt restructurings while they deliberate on other potential changes to the accounting for troubled debt restructurings. This deferral ended with the issuance of ASU 2011-02 in April 2011 as discussed in the section in this note titled Recently Issued Accounting Standards. Since the guidance relates only to disclosures, adoption did not have a material impact on our consolidated financial condition or results of operations.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Revenue Recognition — Revenue Arrangements with Multiple Deliverables (ASU 2009-13)

As of January 1, 2011, we adopted ASU 2009-13, which amends Accounting Standards Codification (ASC) Topic 605, Revenue Recognition. The guidance significantly changed the accounting for revenue recognition in arrangements with multiple deliverables and eliminated the residual method, which allocated the discount of a multiple deliverable arrangement among the delivered items. The guidance requires entities to allocate the total consideration to all deliverables at inception using the relative selling price and to allocate any discount in the arrangement proportionally to each deliverable based on each deliverable’s selling price. The adoption did not have a material impact to our consolidated financial condition or results of operations.

Intangibles – Goodwill and Other (ASU 2010-28)

As of January 1, 2011, we adopted ASU 2010-28, which amends ASC Topic 350, Intangibles — Goodwill and Other, to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test. Additionally, when determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The adoption did not have a material impact to our consolidated financial condition or results of operations.

Recently Issued Accounting Standards

Financial Services — Insurance — Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In December 2010, the FASB issued ASU 2010-26, which amends ASC 944, Financial Services — Insurance. The amendments in this ASU specify which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. All other acquisition-related costs should be expensed as incurred. If the initial application of the amendments in this ASU results in the capitalization of acquisition costs that had not been previously capitalized, an entity may elect not to capitalize those types of costs. The ASU will be effective for us on January 1, 2012. We do not expect the adoption to have a material impact to our consolidated financial condition or results of operations.

Receivables — A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (ASU 2011-02)

In April 2011, the FASB issued ASU 2011-02, which amends ASC 310, Receivables. The amendments in this ASU clarify which loan modifications constitute a troubled debt restructuring. It is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of recording an impairment loss and for disclosure of troubled debt restructurings. The ASU will be effective for us on July 1, 2011, and must be applied retrospectively to modifications made subsequent to the beginning of the annual period of adoption, which is January 1, 2011, for us.

If, as a result of applying these amendments, we identify receivables that are newly considered impaired, we are required to apply the measurement portion of the amendments to the newly identified impairments at the end of the reporting period of adoption. We will also be required to disclose the total amount of receivables and the allowance for credit losses as of the end of the period of adoption related to those receivables that are newly considered impaired for which impairment was previously measured under ASC 450-20, Contingencies — Loss Contingencies.

Early adoption is permitted. We have not yet determined the impact upon adoption.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

2. Discontinued and Held-for-sale Operations

Discontinued Operations

We classified certain operations as discontinued using generally accepted accounting principles in the United States of America, as the associated operations and cash flows will be eliminated from our ongoing operations and we will not have any significant continuing involvement in their operations after the respective sale transactions. For all periods presented, all of the operating results for these operations were removed from continuing operations and are presented separately as discontinued operations, net of tax. The Notes to the Condensed Consolidated Financial Statements were adjusted to exclude discontinued operations unless otherwise noted.

Select Insurance Operations

During 2009, we committed to sell the U.K. consumer property and casualty insurance business, which provides vehicle and home insurance through a number of distribution channels including independent agents, affinity groups, and the internet. In April 2011, we entered into a definitive sales agreement and expect to complete the sale during the second or third quarter of 2011.

Select International Automotive Finance Operations

We completed the sale of our Ecuador operations during the first quarter of 2011. We expect to complete the sale of our Venezuela operations during 2011.

Select Financial Information

The pretax income or loss recognized for the discontinued operations, including the direct costs to transact a sale, could differ from the ultimate sales price due to the fluidity of ongoing negotiations, price volatility, changing interest rates, changing foreign-currency rates, and future economic conditions.

Selected financial information of discontinued operations is summarized below.

	Three months ended March 31,
	2011	2010
	($ in millions)
Select Insurance operations
Total net revenue	$56	$239
Pretax income including direct costs to transact a sale (a)	7	—
Tax expense	—	4
Select International operations
Total net revenue	$5	$41
Pretax (loss) income including direct costs to transact a sale (a)	(31)	4
Tax expense	—	8
Select Mortgage — Legacy and Other operations
Total net revenue	$—	$28
Pretax income including direct costs to transact a sale	—	13
Tax expense	—	—
Select Commercial Finance operations
Total net revenue	$—	$8
Pretax income including direct costs to transact a sale	—	10
Tax expense	—	4

(a)	Includes certain income tax activity recognized by Corporate and Other.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Held-for-sale Operations

The assets and liabilities of operations held-for-sale are summarized below.

	March 31, 2011
	Select Insurance operations (a)	Select International operations (b)		Total held-for-sale operations
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$4	$58		$62
Interest-bearing	61	19		80

Total cash and cash equivalents	65	77		142
Investment securities	384	—		384
Finance receivables and loans, net
Finance receivables and loans, net	—	19		19
Allowance for loan losses	—	(1)		(1)

Total finance receivables and loans, net	—	18		18
Premiums receivable and other insurance assets	190	—		190
Other assets	142	2		144
Impairment on assets of held-for-sale operations	(221)	(134	)(c)	(355)

Total assets	$560	$(37)		$523

Liabilities
Interest-bearing deposit liabilities	$—	$5		$5
Unearned insurance premiums and service revenue	125	—		125
Reserves for insurance losses and loss adjustment expenses	382	—		382
Accrued expenses and other liabilities	33	1		34

Total liabilities	$540	$6		$546

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

	March 31, 2011
	Select Insurance operations (a)	Select International operations (b)		Total held-for-sale operations
	($ in millions)
December 31, 2010
Assets
Cash and cash equivalents
Noninterest-bearing	$5	$14		$19
Interest-bearing	—	33		33

Total cash and cash equivalents	5	47		52
Investment securities	435	—		435
Finance receivables and loans, net
Finance receivables and loans, net	—	242		242
Allowance for loan losses	—	(3)		(3)

Total finance receivables and loans, net	—	239		239
Premiums receivable and other insurance assets	169	—		169
Other assets	138	16		154
Impairment on assets of held-for-sale operations	(224)	(135	) (c)	(359)

Total assets	$523	$167		$690

Liabilities
Interest-bearing deposit liabilities	$—	$6		$6
Short-term borrowings	—	47		47
Long-term debt	—	115		115
Interest payable	—	2		2
Unearned insurance premiums and service revenue	115	—		115
Reserves for insurance losses and loss adjustment expenses	362	—		362
Accrued expenses and other liabilities	33	—		33

Total liabilities	$510	$170		$680

(a)	Includes the U.K. consumer property and casualty insurance business.
(b)	The balances at March 31, 2011, include the International Automotive Finance operation of Venezuela. The balances at December 31, 2010, include the International Automotive Finance operations of Ecuador and Venezuela.
(c)	Includes $94 million of unfavorable accumulated translation adjustments at both March 31, 2011, and December 31, 2010.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

3. Other Income, Net of Losses

Details of other income, net of losses, were as follows.

	Three months ended March 31,
	2011	2010
	($ in millions)
Mortgage processing fees and other mortgage income	$44	$54
Remarketing fees	37	31
Late charges and other administrative fees	33	37
Income from equity-method investments	22	12
Full-service leasing fees	15	28
Real estate services, net	—	6
Fair value adjustment on derivatives (a)	(14)	(55)
Change due to fair value option elections (b)	(17)	(73)
Other, net	96	42

Total other income, net of losses	$216	$82

(a)	Refer to Note 19 for a description of derivative instruments and hedging activities.
(b)	Refer to Note 21 for a description of fair value option elections.

4. Other Operating Expenses

Details of other operating expenses were as follows.

	Three months ended March 31,
	2011	2010
	($ in millions)
Insurance commissions	$125	$146
Technology and communications	120	139
Professional services	68	57
Advertising and marketing	54	24
Lease and loan administration	44	31
Regulatory and licensing fees	37	31
Vehicle remarketing and repossession	36	55
State and local non-income taxes	31	24
Mortgage representation and warranty, net	26	49
Premises and equipment depreciation	26	18
Occupancy	23	26
Full-service leasing vehicle maintenance costs	11	29
Restructuring	(3)	43
Other	174	210

Total other operating expenses	$772	$882

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

5. Trading Securities

The fair value for our portfolio of trading securities was as follows.

	March 31, 2011	December 31, 2010
	($ in millions)
U.S. Treasury	$—	$77
Mortgage-backed residential	75	69
Asset-backed	—	94

Total trading securities	$75	$240

6. Investment Securities

Our portfolio of securities includes bonds, equity securities, asset- and mortgage-backed securities, notes, interests in securitization trusts, and other investments. The cost, fair value, and gross unrealized gains and losses on available-for-sale securities were as follows.

	March 31, 2011				December 31, 2010
	Cost	Gross unrealized		Fair value	Cost	Gross unrealized		Fair value
		gains	losses			gains	losses
	($ in millions)
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$2,902	$8	$(20)	$2,890	$3,307	$22	$(11)	$3,318
States and political subdivisions	3	—	—	3	3	—	(1)	2
Foreign government	1,309	14	(6)	1,317	1,231	19	(2)	1,248
Mortgage-backed residential (a)	5,920	49	(108)	5,861	5,844	60	(79)	5,825
Asset-backed	2,262	38	(3)	2,297	1,934	15	(1)	1,948
Corporate debt	1,376	13	(10)	1,379	1,537	34	(13)	1,558
Other	489	—	—	489	152	—	(1)	151

Total debt securities (b)	14,261	122	(147)	14,236	14,008	150	(108)	14,050
Equity securities	1,134	69	(38)	1,165	766	60	(30)	796

Total available-for-sale securities (c)	$15,395	$191	$(185)	$15,401	$14,774	$210	$(138)	$14,846

(a)	Residential mortgage-backed securities include agency-backed bonds totaling $4,208 million and $4,503 million at March 31, 2011, and December 31, 2010, respectively.

(b)	In connection with certain borrowings and letters of credit relating to certain assumed reinsurance contracts, $57 million and $153 million of primarily U.K. Treasury securities were pledged as collateral at March 31, 2011, and December 31, 2010, respectively.

(c)	Certain entities related to our Insurance operations are required to deposit securities with state regulatory authorities. These deposited securities totaled $15 million and $12 million at March 31, 2011, and December 31, 2010, respectively.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The maturity distribution of available-for-sale debt securities outstanding is summarized in the following tables. Prepayments may cause actual maturities to differ from scheduled maturities.

	March 31, 2011
	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (a)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	($ in millions)
Fair value of available-for-sale debt securities (b)
U.S. Treasury and federal agencies	$2,890	1.3%	$97	0.6%	$2,693	1.2%	$100	3.7%	$—	—%
States and political subdivisions	3	8.7	—	—	—	—	—	—	3	8.7
Foreign government	1,317	3.4	20	3.2	1,103	3.3	193	3.7	1	4.1
Mortgage-backed residential	5,861	3.3	—	—	3	6.3	55	4.5	5,803	3.3
Asset-backed	2,297	2.7	87	2.6	1,149	2.2	443	2.5	618	3.8
Corporate debt	1,379	4.3	22	5.4	557	3.6	653	5.0	147	4.0
Other	489	1.4	489	1.4	—	—	—	—	—	—

Total available-for-sale debt securities	$14,236	2.9	$715	1.6	$5,505	2.1	$1,444	3.9	$6,572	3.4

Amortized cost of available-for-sale debt securities	$14,261		$714		$5,498		$1,438		$6,611

(a)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment options.

(b)	Yields on tax-exempt obligations are computed on a tax-equivalent basis.

	December 31, 2010
	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (a)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	($ in millions)
Fair value of available-for-sale debt securities (b)
U.S. Treasury and federal agencies	$3,318	1.4%	$124	1.2%	$3,094	1.3%	$100	3.7%	$—	—%
States and political subdivisions	2	8.7	—	—	—	—	—	—	2	8.7
Foreign government	1,248	3.1	7	2.2	1,092	3.1	149	3.5	—	—
Mortgage-backed residential	5,825	3.8	—	—	57	3.2	64	4.4	5,704	3.8
Asset-backed	1,948	2.5	—	—	1,146	2.2	500	2.4	302	4.0
Corporate debt	1,558	3.9	22	5.7	811	3.5	593	4.3	132	4.0
Other	151	1.5	151	1.5	—	—	—	—	—	—

Total available-for-sale debt securities	$14,050	3.0	$304	1.7	$6,200	2.1	$1,406	3.5	$6,140	3.8

Amortized cost of available-for-sale debt securities	$14,008		$305		$6,152		$1,388		$6,163

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

(a)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment options.

(b)	Yields on tax-exempt obligations are computed on a tax-equivalent basis.

The balances of cash equivalents were $5.4 billion and $5.3 billion at March 31, 2011, and December 31, 2010, respectively, and were composed primarily of money market accounts and short-term securities, including U.S. Treasury bills.

The following table presents gross gains and losses realized upon the sales of available-for-sale securities. During the three months ended March 31, 2011 and 2010, we did not recognize other-than-temporary impairment on available-for-sale securities.

	Three months ended March 31,
	2011	2010
	($ in millions)
Gross realized gains	$94	$151
Gross realized losses	(10)	(8)

Net realized gains	$84	$143

The following table presents interest and dividends on available-for-sale securities.

	Three months ended March 31,
	2011	2010
	($ in millions)
Taxable interest	$99	$90
Taxable dividends	5	3
Interest and dividends exempt from U.S. federal income tax	—	6

Total interest and dividends on available-for-sale securities	$104	$99

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The table below summarizes available-for-sale securities in an unrealized loss position in accumulated other comprehensive income. Based on the methodology described below that was applied to these securities, we believe that the unrealized losses relate to factors other than credit losses in the current market environment. As of March 31, 2011, we did not have the intent to sell the debt securities with an unrealized loss position in accumulated other comprehensive income, and it is not more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. As of March 31, 2011, we had the ability and intent to hold equity securities with an unrealized loss position in accumulated other comprehensive income. As a result, we believe that the securities with an unrealized loss position in accumulated other comprehensive income are not considered to be other-than-temporarily impaired at March 31, 2011. Refer to Note 1 to our Consolidated Financial Statements for additional information related to investment securities and our methodology for evaluating potential other-than-temporary impairments.

	March 31, 2011				December 31, 2010
	Less than 12 months		12 months or longer		Less than 12 months		12 months or longer
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	($ in millions)
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$1,647	$(20)	$—	$—	$702	$(11)	$—	$—
States and political subdivisions	2	—	—	—	2	(1)	—	—
Foreign government	729	(6)	—	—	323	(2)	—	—
Mortgage-backed residential	3,623	(107)	11	(1)	3,159	(77)	11	(2)
Asset-backed	336	(3)	1	—	238	(1)	2	—
Corporate debt	646	(10)	6	—	653	(13)	5	—
Other	83	—	—	—	80	(1)	—	—

Total temporarily impaired debt securities	7,066	(146)	18	(1)	5,157	(106)	18	(2)
Temporarily impaired equity securities	411	(34)	44	(4)	250	(27)	26	(3)

Total temporarily impaired available-for-sale securities	$7,477	$(180)	$62	$(5)	$5,407	$(133)	$44	$(5)

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

7. Loans Held-for-sale, Net

The composition of loans held-for-sale, net, was as follows.

	March 31, 2011			December 31, 2010
	Domestic	Foreign	Total	Domestic	Foreign	Total
	($ in millions)
Consumer mortgage
1st Mortgage	$6,605	$74	$6,679	$10,191	$364	$10,555
Home equity	811	—	811	856	—	856

Total consumer mortgage (a)	7,416	74	7,490	11,047	364	11,411
Commercial
Commercial and industrial
Other	6	—	6	—	—	—

Total commercial	6	—	6	—	—	—

Total loans held-for-sale (b)	$7,422	$74	$7,496	$11,047	$364	$11,411

(a)	Fair value option-elected domestic consumer mortgages were $2.9 billion and $6.4 billion at March 31, 2011, and December 31, 2010, respectively. Refer to Note 21 for additional information.

(b)	Totals are net of unamortized premiums and discounts and deferred fees and costs of $243 million and $161 million at March 31, 2011, and December 31, 2010, respectively.

The following table summarizes held-for-sale mortgage loans reported at carrying value by higher-risk loan type.

	March 31, 2011	December 31, 2010
	($ in millions)
High original loan-to-value (greater than 100%) mortgage loans	$323	$331
Payment-option adjustable-rate mortgage loans	16	16
Interest-only mortgage loans	430	481
Below-market rate (teaser) mortgages	134	151

Total (a)	$903	$979

(a)	The majority of these loans are held by our Mortgage Legacy Portfolio and Other operations at March 31, 2011, and December 31, 2010.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

8. Finance Receivables and Loans, Net

The composition of finance receivables and loans, net, reported at carrying value before allowance for loan losses was as follows.

	March 31, 2011			December 31, 2010
	Domestic	Foreign	Total	Domestic	Foreign	Total
	($ in millions)
Consumer automobile	$39,903	$16,965	$56,868	$34,604	$16,650	$51,254
Consumer mortgage
1st Mortgage	6,893	328	7,221	6,917	390	7,307
Home equity	3,347	—	3,347	3,441	—	3,441

Total consumer mortgage	10,240	328	10,568	10,358	390	10,748
Commercial
Commercial and industrial
Automobile	24,716	9,222	33,938	24,944	8,398	33,342
Mortgage	820	40	860	1,540	41	1,581
Other	1,596	295	1,891	1,795	312	2,107
Commercial real estate
Automobile	2,090	220	2,310	2,071	216	2,287
Mortgage	—	53	53	1	78	79

Total commercial	29,222	9,830	39,052	30,351	9,045	39,396
Loans at fair value (a)	645	326	971	663	352	1,015

Total finance receivables and loans (b)	$80,010	$27,449	$107,459	$75,976	$26,437	$102,413

(a)	Includes domestic consumer mortgages at fair value as a result of fair value option election. Refer to Note 21 for additional information.
(b)	Totals are net of unearned income, unamortized premiums and discounts, and deferred fees and costs of $2.9 billion at both March 31, 2011, and December 31, 2010, respectively.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

	Consumer automobile	Consumer mortgage	Commercial	Total
	($ in millions)
Allowance at January 1, 2011	$970	$580	$323	$1,873
Charge-offs
Domestic	(139)	(60)	(6)	(205)
Foreign	(42)	—	(31)	(73)

Total charge-offs	(181)	(60)	(37)	(278)

Recoveries
Domestic	50	3	6	59
Foreign	19	—	11	30

Total recoveries	69	3	17	89

Net charge-offs	(112)	(57)	(20)	(189)
Provision for loan losses	53	40	20	113
Other	5	—	4	9

Allowance at March 31, 2011	$916	$563	$327	$1,806

Allowance for loan losses
Individually evaluated for impairment	$—	$98	$103	$201
Collectively evaluated for impairment	900	465	224	1,589
Loans acquired with deteriorated credit quality	16	—	—	16
Finance receivables and loans at historical cost
Ending balance	56,868	10,568	39,052	106,488
Individually evaluated for impairment	—	529	1,164	1,693
Collectively evaluated for impairment	56,724	10,039	37,888	104,651
Loans acquired with deteriorated credit quality	144	—	—	144

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

	Consumer automobile	Consumer mortgage	Commercial	Total
	($ in millions)
Allowance at January 1, 2010	$1,024	$640	$781	$2,445
Cumulative effect of change in accounting principles (a)	222	—	—	222
Charge-offs
Domestic	(289)	(32)	(61)	(382)
Foreign	(56)	(2)	(4)	(62)

Total charge-offs	(345)	(34)	(65)	(444)

Recoveries
Domestic	105	4	4	113
Foreign	15	—	—	15

Total recoveries	120	4	4	128

Net charge-offs	(225)	(30)	(61)	(316)
Provision for loan losses	108	18	18	144
Discontinued operations	2	(1)	—	1
Other	(11)	7	(12)	(16)

Allowance at March 31, 2010	$1,120	$634	$726	$2,480

Allowance for loan losses
Individually evaluated for impairment	$—	$94	$434	$528
Collectively evaluated for impairment	1,090	540	292	1,922
Loans acquired with deteriorated credit quality	30	—	—	30
Finance receivables and loans at historical cost
Ending balance	38,114	11,242	37,112	86,468
Individually evaluated for impairment	—	336	1,852	2,188
Collectively evaluated for impairment	37,865	10,906	35,260	84,031
Loans acquired with deteriorated credit quality	249	—	—	249

(a)	Effect of change in accounting principle due to adoption of ASU 2009-17.

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents information about our impaired finance receivables and loans.

	Unpaid principal balance	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
	($ in millions)
March 31, 2011
Consumer mortgage
1st Mortgage	$446	$440	$—	$440	$55
Home equity	88	89	—	89	42

Total consumer mortgage	534	529	—	529	97
Commercial
Commercial and industrial
Automobile	333	333	35	298	16
Mortgage	43	43	3	40	15
Other	122	119	21	98	39
Commercial real estate
Automobile	150	150	78	72	31
Mortgage	49	49	13	36	2

Total commercial	697	694	150	544	103

Total consumer and commercial	$1,231	$1,223	$150	$1,073	$200

December 31, 2010
Consumer mortgage
1st Mortgage	$410	$404	$—	$404	$59
Home equity	82	83	—	83	40

Total consumer mortgage	492	487	—	487	99
Commercial
Commercial and industrial
Automobile	340	356	33	323	23
Mortgage	44	40	—	40	14
Other	135	133	20	113	51
Commercial real estate
Automobile	206	197	108	89	29
Mortgage	71	71	28	43	10

Total commercial	796	797	189	608	127

Total consumer and commercial	$1,288	$1,284	$189	$1,095	$226

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents average balance and interest income for our impaired finance receivables and loans.

	Three months ended March 31,
	2011		2010
	Average balance	Interest income	Average balance	Interest income
	($ in millions)
Consumer mortgage
1st Mortgage	$423	$4	$247	$2
Home equity	85	1	43	1

Total consumer mortgage	508	5	290	3
Commercial
Commercial and industrial
Automobile	336	—	414	—
Mortgage	42	5	—	—
Other	128	—	961	—
Commercial real estate
Automobile	178	—	284	—
Mortgage	63	1	256	1

Total commercial	747	7	1,915	1

Total consumer and commercial	$1,255	$12	$2,205	$4

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

At March 31, 2011, and December 31, 2010, commercial commitments to lend additional funds to debtors owing receivables whose terms had been modified in a troubled debt restructuring were $11 million and $15 million, respectively.

The following table presents an analysis of our past due finance receivables and loans.

	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total finance receivables and loans
	($ in millions)
March 31, 2011
Consumer automobile	$688	$129	$176	$993	$55,875	$56,868
Consumer mortgage
1st Mortgage	110	57	185	352	6,869	7,221
Home equity	20	9	11	40	3,307	3,347

Total consumer mortgage	130	66	196	392	10,176	10,568
Commercial
Commercial and industrial
Automobile	—	3	57	60	33,878	33,938
Mortgage	3	—	40	43	817	860
Other	—	—	6	6	1,885	1,891
Commercial real estate
Automobile	2	—	64	66	2,244	2,310
Mortgage	—	—	49	49	4	53

Total commercial	5	3	216	224	38,828	39,052

Total consumer and commercial	$823	$198	$588	$1,609	$104,879	$106,488

December 31, 2010
Consumer automobile	$828	$175	$197	$1,200	$50,054	$51,254
Consumer mortgage
1st Mortgage	115	67	205	387	6,920	7,307
Home equity	20	12	13	45	3,396	3,441

Total consumer mortgage	135	79	218	432	10,316	10,748
Commercial
Commercial and industrial
Automobile	21	19	85	125	33,217	33,342
Mortgage	—	36	4	40	1,541	1,581
Other	—	—	20	20	2,087	2,107
Commercial real estate
Automobile	—	4	78	82	2,205	2,287
Mortgage	—	—	71	71	8	79

Total commercial	21	59	258	338	39,058	39,396

Total consumer and commercial	$984	$313	$673	$1,970	$99,428	$101,398

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents the carrying amount of our finance receivables and loans on nonaccrual status.

	March 31, 2011	December 31, 2010
	($ in millions)
Consumer automobile	$187	$207
Consumer mortgage
1st Mortgage	367	500
Home equity	45	61

Total consumer mortgage	412	561
Commercial
Commercial and industrial
Automobile	284	296
Mortgage	43	40
Other	119	134
Commercial real estate
Automobile	150	199
Mortgage	49	71

Total commercial	645	740

Total consumer and commercial	$1,244	$1,508

Management performs a quarterly analysis of the consumer automobile, consumer mortgage, and commercial portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. The tables below present select credit quality indicators that are used in the determination of allowance for our consumer automobile, consumer mortgage, and commercial portfolios.

The following table presents performing and nonperforming credit quality indicators in accordance with our internal accounting policies for our consumer finance receivables and loans.

	March 31, 2011			December 31, 2010
	Performing	Nonperforming	Total	Performing	Nonperforming	Total
	($ in millions)
Consumer automobile	$56,681	$187	$56,868	$51,047	$207	$51,254
Consumer mortgage
1st Mortgage	6,854	367	7,221	6,807	500	7,307
Home equity	3,302	45	3,347	3,380	61	3,441

Total consumer mortgage	$10,156	$412	$10,568	$10,187	$561	$10,748

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents pass and criticized credit quality indicators based on regulatory definitions for our commercial finance receivables and loans.

	March 31, 2011			December 31, 2010
	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
	($ in millions)
Commercial
Commercial and industrial
Automobile	$31,602	$2,336	$33,938	$31,254	$2,088	$33,342
Mortgage	804	56	860	1,504	77	1,581
Other	959	932	1,891	1,041	1,066	2,107
Commercial real estate
Automobile	2,021	289	2,310	2,013	274	2,287
Mortgage	1	52	53	—	79	79

Total commercial	$35,387	$3,665	$39,052	$35,812	$3,584	$39,396

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans within our portfolio that are of higher default risk.

9. Investment in Operating Leases, Net

Investments in operating leases were as follows.

	March 31, 2011	December 31, 2010
	($ in millions)
Vehicles and other equipment	$12,355	$13,571
Accumulated depreciation	(3,457)	(4,443)

Investment in operating leases, net	$8,898	$9,128

Depreciation expense on operating lease assets includes remarketing gains and losses recognized on the sale of operating lease assets. The following summarizes the components of depreciation expense on operating lease assets.

	Three months ended March 31,
	2011	2010
	($ in millions)
Depreciation expense on operating lease assets (excluding remarketing gains)	$403	$840
Gross remarketing gains	(118)	(184)

Depreciation expense on operating lease assets	$285	$656

10. Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special-purpose entities (SPEs). An SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of SPEs is to obtain liquidity and favorable capital treatment by securitizing certain of our financial assets.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The SPEs involved in securitization and other financing transactions are generally considered VIEs. VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of consumer and commercial automobile loans, operating leases, and mortgage loan products to a diverse customer base. We often securitize these loans and leases (which we collectively describe as loans or financial assets) through the use of securitization entities, which may or may not be consolidated on our Condensed Consolidated Balance Sheet. We securitize consumer and commercial automobile loans through private-label securitizations. We securitize consumer mortgage loans through either the GSEs or nonagency mortgages securitization. During the three months ended March 31, 2011 and 2010, our consumer mortgage loans were primarily securitized through the GSEs.

In executing a securitization transaction, we typically sell pools of financial assets to a wholly owned, bankruptcy-remote SPE, which then transfers the financial assets to a separate, transaction-specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized financial assets. The beneficial interests take the form of either notes or trust certificates, which are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred loans and entitle the investors to specified cash flows generated from the securitized loans. In the aggregate, these beneficial interests have the same average life as the transferred financial assets. In addition to providing a source of liquidity and cost-efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain. We securitize conforming residential mortgage loans through GSE securitizations and nonconforming mortgage loans through nonagency securitizations.

Each securitization is governed by various legal documents that limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the loans, to issue beneficial interests to investors to fund the acquisition of the loans, and to enter into derivatives or other yield maintenance contracts (e.g., bond insurance) to hedge or mitigate certain risks related to the financial assets or beneficial interests of the entity. Additionally, the securitization entity is required to service the assets it holds and the beneficial interests it issues. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to perform these functions. Servicing functions include, but are not limited to, making certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advancing principal and interest payments before collecting them from individual borrowers. Our servicing responsibilities, which constitute continued involvement in the transferred financial assets, consist of primary servicing (i.e., servicing the underlying transferred financial assets) and/or master servicing (i.e., servicing the beneficial interests that result from the securitization transactions). Certain securitization entities also require the servicer to advance scheduled principal and interest payments due on the beneficial interests issued by the entity regardless of whether cash payments are received on the underlying transferred financial assets. Accordingly, we are required to provide these servicing advances when applicable. Refer to Note 11 for additional information regarding our servicing rights.

The GSEs provide a guarantee of the payment of principal and interest on the beneficial interests issued in securitizations. In private-label securitizations, cash flows from the assets initially transferred into the securitization entity represent the sole source for payment of distributions on the beneficial interests issued by the securitization entity and for payments to the parties that perform services for the securitization entity, such as the servicer or the trustee. In certain nonagency securitization transactions, a liquidity facility may exist to provide

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

temporary liquidity to the entity. The liquidity provider generally is reimbursed prior to other parties in subsequent distribution periods. Monoline insurance may also exist to cover certain shortfalls to certain investors in the beneficial interests issued by the securitization entity. As noted above, in certain nonagency securitizations, the servicer is required to advance scheduled principal and interest payments due on the beneficial interests regardless of whether cash payments are received on the underlying transferred financial assets. The servicer is allowed to reimburse itself for these servicing advances. Additionally, certain nonagency securitization transactions may allow for the acquisition of additional loans subsequent to the initial loan transfer. Principal collections on other loans and/or the issuance of new beneficial interests, such as variable funding notes, generally fund these loans; we are often contractually required to invest in these new interests.

We may retain beneficial interests in our nonagency securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to, senior or subordinate mortgage- or asset-backed securities, interest-only strips, principal-only strips, and residuals. Certain of these retained interests provide credit enhancement to the trust as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven.

We generally hold certain conditional repurchase options that allow us to repurchase assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred financial assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean-up call option). The repurchase price is typically the par amount of the loans plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan or contract if it exceeds a certain prespecified delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest.

Other than our customary representation and warranty provisions, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Our obligation to provide support is limited to the customary representation and warranty provisions. Representation and warranty provisions generally require us to repurchase loans or indemnify the investor for incurred losses to the extent it is determined that the loans were ineligible or were otherwise defective at the time of sale. Refer to Note 24 for detail on representation and warranty provisions. We did not provide any noncontractual financial support to any of these entities during the three months ended March 31, 2011 and 2010.

Other Variable Interest Entities

Servicer Advance Funding Entity

To assist in the financing of our servicer advance receivables, we formed an SPE that issues term notes to third-party investors that are collateralized by servicer advance receivables. These servicer advance receivables are transferred to the SPE and consist of delinquent principal and interest advances we made as servicer to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The SPE funds the purchase of the receivables through financing obtained from the third-party investors and subordinated loans or

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

an equity contribution from our mortgage activities. This SPE is consolidated on our balance sheet at March 31, 2011, and December 31, 2010. The beneficial interest holder of this SPE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during the three months ended March 31, 2011 and 2010.

Other

In 2010, we sold a portfolio of resort finance-backed receivables to a third party that financed the acquisition through an SPE. We provided seller financing for the purchase of these assets and also hold a contingent value right in the SPE, which were both recorded at fair value. We do not consolidate the SPE because we have no control over the activities of the SPE.

We have involvements with various other on-balance sheet, immaterial SPEs. Most of these SPEs are used for additional liquidity whereby we sell certain financial assets into the VIE and issue beneficial interests to third parties for cash.

We also provide long-term guarantee contracts to certain nonconsolidated affordable housing entities. Since we do not have control over the entities or the power to make decisions, we do not consolidate the entities and our involvement is limited to the guarantee.

Involvement with Variable Interest Entities

The determination of whether financial assets transferred by us to these VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on-balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the SPE. Subsequent to the adoption of ASU 2009-17 on January 1, 2010, we are deemed the primary beneficiary and therefore consolidate VIEs for which we have both (a) the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on a consideration of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Our involvement with consolidated and nonconsolidated VIEs in which we hold variable interests is presented below.

	Consolidated involvement with VIEs		Assets of nonconsolidated VIEs (a)		Maximum exposure to loss in nonconsolidated VIEs
	($ in millions)
March 31, 2011
On-balance sheet variable interest entities
Consumer automobile	$21,257		$—		$—
Consumer mortgage — nonagency	1,308		—		—
Commercial automobile	17,886		—		—
Other	976		—		—
Off-balance sheet variable interest entities
Consumer mortgage — Ginnie Mae	2,889	(b)	42,007		42,007	(c)
Consumer mortgage — CMHC	103	(b)	4,751		103	(d)
Consumer mortgage — nonagency	186	(b)	5,232		5,232	(c)
Consumer mortgage — other	—		—	(e)	—	(e)
Commercial other	440	(f)	—	(g)	649

Total	$45,045		$51,990		$47,991

December 31, 2010
On-balance sheet variable interest entities
Consumer automobile	$20,064		$—		$—
Consumer mortgage — nonagency	1,397		—		—
Commercial automobile	15,114		—		—
Other	1,035		—		—
Off-balance sheet variable interest entities
Consumer mortgage — Ginnie Mae	2,909	(b)	43,595		43,595	(c)
Consumer mortgage — CMHC	124	(b)	4,222		124	(d)
Consumer mortgage — nonagency	183	(b)	5,371		5,371	(c)
Commercial other	483	(f)	—	(g)	698

Total	$41,309		$53,188		$49,788

(a)	Asset values represent the current unpaid principal balance of outstanding consumer finance receivables and loans within the VIEs.

(b)	Includes $2.4 billion and $2.5 billion classified as mortgage loans held-for-sale, $138 million and $162 million classified as trading securities or other assets, and $621 million and $569 million classified as MSRs at March 31, 2011, and December 31, 2010, respectively. CMHC is the Canada Mortgage and Housing Corporation.

(c)	Maximum exposure to loss represents the current unpaid principal balance of outstanding loans based on our customary representation and warranty provisions. This measure is based on the unlikely event that all of the loans have underwriting defects or other defects that trigger a representation and warranty provision and the collateral supporting the loans are worthless. This required disclosure is not an indication of our expected loss.

(d)

Due to combination of the credit loss insurance on the mortgages and the guarantee by CMHC on the issued securities, the maximum exposure to loss would be limited to the amount of the retained interests.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Additionally, the maximum loss would occur only in the event that CMHC dismisses ResMor as servicer of the loans due to servicer performance or insolvency.

(e)	Includes a VIE for which we have no management oversight and therefore we are not able to provide the total assets of the VIE. However, in March 2011 we sold excess servicing rights valued at $266 million to the VIE. Our maximum exposure to loss in this VIE is a component of servicer advances made that are allocated to the trust. No servicer advances have been made to the trust at March 31, 2011, and the amount of maximum exposure does not consider advances that may be made in future periods, as they cannot be reliably predicted.

(f)	Includes $472 million and $515 million classified as finance receivables and loans, net, and $20 million and $20 million classified as other assets, offset by $52 million and $52 million classified as accrued expenses and other liabilities at March 31, 2010, and December 31, 2010, respectively.

(g)	Includes VIEs for which we have no management oversight and therefore we are not able to provide the total assets of the VIEs. However, in 2010 we sold loans with an unpaid principal balance of $1.5 billion into these VIEs.

On-balance Sheet Variable Interest Entities

We engage in securitization and other financing transactions that do not qualify for off-balance sheet treatment. In these situations, we hold beneficial interests or other interests in the VIE, which represent a form of significant continuing economic interest. The interests held include, but are not limited to, senior or subordinate mortgage- or asset-backed securities, interest-only strips, principal-only strips, residuals, and servicing rights. Certain of these retained interests provide credit enhancement to the securitization entity as they may absorb credit losses or other cash shortfalls. Additionally, the securitization documents may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven. Because these securitization entities are consolidated, these retained interests and servicing rights are not recognized as separate assets on our Condensed Consolidated Balance Sheet.

Subsequent to adoption of ASU 2009-17 as of January 1, 2010, we consolidated certain of these entities because we had a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a significant variable interest in the VIE. Under ASC 810, as amended by ASU 2009-17, we are generally the primary beneficiary of automobile securitization entities, as well as certain mortgage nonagency securitization entities for which we perform servicing activities and have retained a significant variable interest in the form of a beneficial interest. In cases where we did not meet sale accounting under previous guidance, unless we have made modifications to the overall transaction, we do not meet sale accounting under current guidance as we are not permitted to revisit sale accounting guidelines under the current guidance. In cases where substantive modifications are made, we then reassess the transaction under the amended guidance, based on the new circumstances.

The consolidated VIEs included in the Condensed Consolidated Balance Sheet represent separate entities with which we are involved. The third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions or when we are the counterparty to certain derivative transactions involving the VIE. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated VIEs is significantly less than the carrying

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders. Refer to Note 21 for discussion of the assets and liabilities for which the fair value option has been elected.

Off-balance Sheet Variable Interest Entities

The nature, purpose, and activities of nonconsolidated securitization entities are similar to those of our consolidated securitization entities with the primary difference being the nature and extent of our continuing involvement. The cash flows from the assets of nonconsolidated securitization entities generally are the sole source of payment on the securitization entities’ liabilities. The creditors of these securitization entities have no recourse to us with the exception of market customary representation and warranty provisions as described in Note 24.

Subsequent to the adoption of ASU 2009-17 as of January 1, 2010, nonconsolidated VIEs include entities for which we either do not hold significant variable interests or do not provide servicing or asset management functions for the financial assets held by the securitization entity. Additionally, to qualify for off-balance sheet treatment, transfers of financial assets must meet the sale accounting conditions in ASC 860. Our residential mortgage loan securitizations consist of GSEs and nonagency securitizations. Under ASU 2009-17, we are not the primary beneficiary of any GSE loan securitization transaction because we do not have the power to direct the significant activities of such entities. Additionally, under ASU 2009-17, we do not consolidate certain nonagency mortgage securitizations because we do not have a variable interest that could potentially be significant or we do not have power to direct the activities that most significantly impact the performance of the VIE.

For nonconsolidated securitization entities, the transferred financial assets are removed from our balance sheet provided the conditions for sale accounting are met. The financial assets obtained from the securitization are primarily reported as cash, servicing rights, or retained interests (if applicable). Typically, we conclude that the fee we are paid for servicing consumer automobile finance receivables represents adequate compensation, and consequently, we do not recognize a servicing asset or liability. As an accounting policy election, we elected fair value treatment for our existing MSR portfolio. Liabilities incurred as part of these securitization transactions, such as representation and warranty provisions, are recorded at fair value at the time of sale and are reported as accrued expenses and other liabilities on our Condensed Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.

The following summarizes all pretax gains and losses recognized on financial assets sold into nonconsolidated securitization and similar asset-backed financing entities.

	Three months ended March 31,
	2011	2010
	($ in millions)
Consumer mortgage — GSEs	$(3)	$182
Consumer mortgage — nonagency	(1)	3

Total pretax (loss) gain	$(4)	$185

The following table summarizes cash flows received from and paid related to securitization entities, asset-backed financings, or other similar transfers of financial assets where the transfer is accounted for as a sale and we have a continuing involvement with the transferred assets (e.g., servicing) that were outstanding during the three months ended March 31, 2011 and 2010. Additionally, this table contains information regarding cash flows received from and paid to nonconsolidated securitization entities that existed during each period.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Three months ended March 31,	Consumer mortgage GSEs	Consumer mortgage nonagency
	($ in millions)
2011
Cash proceeds from transfers completed during the period	$15,153	$595
Cash flows received on retained interests in securitization entities	—	20
Servicing fees	220	43
Purchases of previously transferred financial assets	(554)	(7)
Representations and warranties obligations	(44)	—
Other cash flows	70	62

2010
Cash proceeds from transfers completed during the period	$14,497	$200
Cash flows received on retained interests in securitization entities	—	17
Servicing fees	192	51
Purchases of previously transferred financial assets	(407)	(8)
Representations and warranties obligations	(148)	(1)
Other cash flows	11	(2)

For consumer mortgage nonagency transactions, the following table summarizes the key economic assumptions and the sensitivity of the fair value of retained interests to immediate 10% and 20% adverse changes in those assumptions.

	March 31, 2011 (a)	December 31, 2010 (a)
	($ in millions)
Carrying value / fair value of retained interests (b)	$138	$162
Weighted average life (in years)	1.9–7.8	0.1–11.6
Annual prepayment rate	2.2–64.8%WAM	2.4–48.1%WAM
Impact of 10% adverse change	$—	$(2)
Impact of 20% adverse change	—	(3)
Loss assumption (c)	0.0–46.2%	0.0–46.4%
Impact of 10% adverse change	$—	$—
Impact of 20% adverse change	—	—
Discount rate	4.0–80.0%	0.3–80.0%
Impact of 10% adverse change	$(3)	$(2)
Impact of 20% adverse change	(5)	(4)
Market interest rate	0.3–3.2%	0.3–4.1%
Impact of 10% adverse change	$—	$—
Impact of 20% adverse change	—	(1)

(a)	There were no retained interests in consumer or commercial automobile off-balance sheet securitizations at March 31, 2011, or December 31, 2010.

(b)	These amounts are recorded in trading securities or other assets at fair value. Refer to Note 21 for fair value valuation methods.

(c)	The range of loss assumptions includes the constant prepayment rate related to balloon resets.

These sensitivities are hypothetical and should be viewed with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses), which may magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rate and prepayment risks associated with these assets. Refer to Note 11 for further detail on sensitivities related to our mortgage servicing rights.The following table represents on-balance sheet loans held-for-sale and finance receivable and loans, off-balance sheet securitizations, and whole-loan sales where we have continuing involvement. The table presents quantitative information about delinquencies and net credit losses. Refer to Note 11 for further detail on total serviced assets.

	Total finance receivables and loans		Amount 60 days or more past due		Net credit losses
					Three months ended
	March 31, 2011	December 31, 2010	March 31, 2011	December 31, 2010	March 31, 2011	March 31, 2010
	($ in millions)
On-balance sheet loans
Consumer automobile	$56,868	$51,254	$305	$373	$112	$239
Consumer mortgage (a)	19,029	23,174	3,305	3,437	94	68
Commercial automobile	36,248	35,629	124	186	3	17
Commercial mortgage	913	1,660	89	110	16	41
Commercial other	1,897	2,107	6	20	1	3

Total on-balance sheet loans	114,955	113,824	3,829	4,126	226	368

Off-balance sheet securitization entities
Consumer mortgage — GSEs (b)	256,210	253,192	11,524	13,990	n/m	n/m
Consumer mortgage — nonagency	73,434	73,638	11,976	12,220	1,289	1,380

Total off-balance sheet securitization entities	329,644	326,830	23,500	26,210	1,289	1,380

Whole-loan transactions (c)	36,337	38,212	2,538	2,950	215	349

Total	$480,936	$478,866	$29,867	$33,286	$1,730	$2,097

n/m = not meaningful

(a)	Includes loans subject to conditional repurchase options of $2.3 billion and $2.3 billion guaranteed by the GSEs, and $136 million and $146 million sold to certain nonagency mortgage securitization entities at March 31, 2011, and December 31, 2010, respectively.

(b)	Anticipated credit losses are not meaningful due to the GSE guarantees.

(c)	Whole-loan transactions are not part of a securitization transaction, but represent consumer automobile and consumer mortgage pools of loans sold to nonagency investors.

Changes in Accounting for Variable Interest Entities

For the three months ended March 31, 2011 and 2010, there were no material changes in the accounting for variable interest entities except the initial adoption of ASU 2009-17 on January 1, 2010. Refer to Note 11 to our Consolidated Financial Statements regarding this initial adoption.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

11. Servicing Activities

Mortgage Servicing Rights

The following table summarizes activity related to MSRs, which are carried at fair value.

	Three months ended March 31,
	2011	2010
	($ in millions)
Estimated fair value at January 1,	$3,738	$3,554
Additions recognized on sale of mortgage loans	184	202
Additions from purchases of servicing rights	2	1
Subtractions from disposition of servicing assets	(266)	—
Changes in fair value
Due to changes in valuation inputs or assumptions used in the valuation model	297	49
Other changes in fair value	(181)	(244)
Decrease due to change in accounting principle	—	(19)

Estimated fair value at March 31,	$3,774	$3,543

Changes in fair value due to changes in valuation inputs or assumptions used in the valuation model include all changes due to a revaluation by a model or by a benchmarking exercise. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic runoff of the portfolio. The decrease due to change in accounting principle reflects the effect of the initial adoption of ASU 2009-17.

The key economic assumptions and sensitivity of the fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions were as follows.

	March 31, 2011	December 31, 2010
	($ in millions)
Weighted average life (in years)	7.2	7.0
Weighted average prepayment speed	9.4%	9.8%
Impact on fair value of 10% adverse change	$(149)	$(155)
Impact on fair value of 20% adverse change	(287)	(295)

Weighted average discount rate	10.7%	12.3%
Impact on fair value of 10% adverse change	$(57)	$(80)
Impact on fair value of 20% adverse change	(112)	(156)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses) that could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rates and prepayment risks associated with these assets.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Risk Mitigation Activities

The primary risk of our servicing rights is interest rate risk and the resulting impact on prepayments. A significant decline in interest rates could lead to higher-than-expected prepayments that could reduce the value of the MSRs. We economically hedge the impact of these risks with both derivative and nonderivative financial instruments. Refer to Note 19 for additional information regarding the derivative financial instruments used to economically hedge MSRs.

The components of servicing valuation and hedge activities, net, were as follows.

	Three months ended March 31,
	2011	2010
	($ in millions)
Change in estimated fair value of mortgage servicing rights	$117	$(196)
Change in fair value of derivative financial instruments	(204)	63

Servicing valuation and hedge activities, net	$(87)	$(133)

Mortgage Servicing Fees

The components of mortgage servicing fees were as follows.

	Three months ended March 31,
	2011	2010
	($ in millions)
Contractual servicing fees, net of guarantee fees and including subservicing	$270	$257
Late fees	21	20
Ancillary fees	34	47

Total mortgage servicing fees	$325	$324

Mortgage Servicing Advances

In connection with our primary servicing activities (i.e., servicing of mortgage loans), we make certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from individual borrowers. Servicing advances including contractual interest are priority cash flows in the event of a loan principal reduction or foreclosure and ultimate liquidation of the real estate-owned property, thus making their collection reasonably assured. These servicing advances are included in other assets on the Condensed Consolidated Balance Sheet and totaled $1.8 billion and $1.9 billion at March 31, 2011, and December 31, 2010, respectively. We maintain an allowance for uncollected primary servicing advances of $20 million and $25 million at March 31, 2011, and December 31, 2010, respectively. Our potential obligation is influenced by the loan’s performance and credit quality.

When we act as a subservicer of mortgage loans we perform the responsibilities of a primary servicer but do not own the corresponding primary servicing rights. We receive a fee from the primary servicer for such services.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

As the subservicer, we would have the same responsibilities of a primary servicer in that we would make certain payments of property taxes and insurance premiums, default and property maintenance, as well as advances of principal and interest payments before collecting them from individual borrowers. At March 31, 2011, and December 31, 2010, outstanding servicer advances related to subserviced loans were $135 million and $140 million, respectively, and we had a reserve for uncollected subservicer advances of $2 million and $1 million, respectively.

In many cases, where we act as master servicer, we also act as primary servicer. In connection with our master-servicing activities, we service the mortgage-backed and mortgage-related asset-backed securities and whole-loan packages sold to investors. As the master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in the mortgage-backed and mortgage-related asset-backed securities and whole-loan packages. As the master servicer, we are required to advance scheduled payments to the securitization trust or whole-loan investors. To the extent the primary servicer does not advance the payments, we are responsible for advancing the payment to the trust or whole-loan investors. Master-servicing advances, including contractual interest, are priority cash flows in the event of a default, thus making their collection reasonably assured. In most cases, we are required to advance these payments to the point of liquidation of the loan or reimbursement of the trust or whole-loan investors. We had outstanding master-servicing advances of $78 million and $90 million at March 31, 2011, and December 31, 2010, respectively. We had no reserve for uncollected master-servicing advances at March 31, 2011, or December 31, 2010.

Serviced Mortgage Assets

The unpaid principal balance of our serviced mortgage assets was as follows.

	March 31, 2011	December 31, 2010
	($ in millions)
On-balance sheet mortgage loans
Held-for-sale and investment	$18,586	$20,224
Off-balance sheet mortgage loans
Loans sold to third-party investors
Nonagency	61,450	63,685
GSEs	258,351	255,388
Whole-loan	17,547	17,524
Purchased servicing rights	3,748	3,946

Total primary serviced mortgage loans	359,682	360,767
Subserviced mortgage loans	23,386	24,173
Master-servicing-only mortgage loans	10,044	10,548

Total serviced mortgage loans	$393,112	$395,488

Our Mortgage operations that conduct primary and master-servicing activities are required to maintain certain servicer ratings in accordance with master agreements entered into with GSEs. At March 31, 2011, our Mortgage operations were in compliance with the servicer-rating requirements of the master agreements.

In certain domestic securitizations of our Mortgage operations, the surety or other provider of contractual credit support is entitled to declare a servicer default and terminate the servicer upon the failure of the loans to meet certain portfolio delinquency and/or cumulative-loss thresholds. Our Mortgage operations did not receive notice of termination from surety providers during the three months ended March 31, 2011 or 2010.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Automobile Servicing Activities

We service consumer automobile contracts. Historically, we have sold a portion of our consumer automobile contracts. With respect to contracts we sell, we retain the right to service and earn a servicing fee for our servicing function. Typically, we conclude that the fee we are paid for servicing consumer automobile finance receivables represents adequate compensation, and consequently, we do not recognize a servicing asset or liability. We recognized automobile servicing fees of $46 million and $61 million during the three months ended March 31, 2011 and 2010, respectively.

Automobile Serviced Assets

The total serviced automobile loans outstanding were as follows.

	March 31, 2011	December 31, 2010
	($ in millions)
On-balance sheet automobile loans
Consumer automobile	$56,868	$51,254
Commercial automobile	36,248	35,629
Operating leases	8,898	9,128
Operations held-for-sale	19	242
Off-balance sheet automobile loans
Loans sold to third-party investors
Whole-loan	15,852	18,126
Other	1,095	979

Total serviced automobile loans	$118,980	$115,358

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

12. Other Assets

The components of other assets were as follows.

	March 31, 2011	December 31, 2010
	($ in millions)
Property and equipment at cost	$1,330	$1,315
Accumulated depreciation	(953)	(939)

Net property and equipment	377	376
Fair value of derivative contracts in receivable position	3,380	3,966
Servicer advances	2,067	2,137
Restricted cash collections for securitization trusts (a)	1,470	1,705
Collateral placed with counterparties	1,230	1,569
Restricted cash and cash equivalents	1,200	1,323
Cash reserve deposits held for securitization trusts (b)	1,168	1,168
Other accounts receivable	867	641
Debt issuance costs	750	704
Prepaid expenses and deposits	734	638
Interests retained in financial asset sales	569	568
Goodwill	526	525
Nonmarketable equity securities	479	504
Investment in used vehicles held-for-sale	429	386
Real estate and other investments	316	280
Accrued interest and rent receivable	222	238
Repossessed and foreclosed assets	185	211
Other assets	794	625

Total other assets	$16,763	$17,564

(a)	Represents cash collection from customer payments on securitized receivables. These funds are distributed to investors as payments on the related secured debt.

(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

13. Deposit Liabilities

Deposit liabilities consisted of the following.

	March 31, 2011	December 31, 2010
	($ in millions)
Domestic deposits
Noninterest-bearing deposits	$2,064	$2,108
NOW and money market checking accounts	8,254	8,081
Certificates of deposit	25,051	23,728
Dealer deposits	1,591	1,459

Total domestic deposit liabilities	36,960	35,376

Foreign deposits
Noninterest-bearing deposits	—	23
NOW and money market checking accounts	1,092	961
Certificates of deposit	2,325	2,390
Dealer deposits	319	298

Total foreign deposit liabilities	3,736	3,672

Total deposit liabilities	$40,696	$39,048

Noninterest-bearing deposits primarily represent third-party escrows associated with our mortgage loan-servicing portfolio. The escrow deposits are not subject to an executed agreement and can be withdrawn without penalty at any time. At March 31, 2011, and December 31, 2010, certificates of deposit included $7.9 billion and $7.0 billion, respectively, of domestic certificates of deposit in denominations of $100 thousand or more.

14. Short-term Borrowings

The following table presents the composition of our short-term borrowings portfolio.

	March 31, 2011			December 31, 2010
	Unsecured	Secured	Total	Unsecured	Secured	Total
	($ in millions)
Demand notes	$2,345	$—	$2,345	$2,033	$—	$2,033
Bank loans and overdrafts	2,055	—	2,055	1,970	—	1,970
Federal Home Loan Bank	—	1,000	1,000	—	1,300	1,300
Other (a)	216	1,779	1,995	224	1,981	2,205

Total short-term borrowings	$4,616	$2,779	$7,395	$4,227	$3,281	$7,508

(a)	Other primarily includes nonbank secured borrowings at our Mortgage and International Automotive Finance operations.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

15. Long-term Debt

The following tables present the composition of our long-term debt portfolio.

	March 31, 2011			December 31, 2010
	Unsecured	Secured	Total	Unsecured	Secured	Total
	($ in millions)
Long-term debt
Due within one year	$7,672	$11,294	$18,966	$8,555	$13,603	$22,158
Due after one year (a)	39,745	29,189	68,934	38,499	25,508	64,007
Fair value adjustment	239	—	239	447	—	447

Total long-term debt (b)	$47,656	$40,483	$88,139	$47,501	$39,111	$86,612

(a)	Includes $7.4 billion guaranteed by the Federal Deposit Insurance Corporation (FDIC) under the Temporary Liquidity Guarantee Program (TLGP) and $2.6 billion of trust preferred securities at both March 31, 2011, and December 31, 2010.

(b)	Includes fair value option-elected secured long-term debt of $922 million and $972 million at March 31, 2011, and December 31, 2010, respectively. Refer to Note 21 for additional information.

The following table presents the scheduled remaining maturity of long-term debt at March 31, 2011, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

	Year ended December 31,
	2011	2012	2013	2014	2015	2016 and thereafter	Fair value adjustment	Total
	($ in millions)
Unsecured
Long-term debt	$7,093	$12,818	$1,892	$4,222	$3,719	$20,513	$239	$50,496
Original issue discount	(646)	(350)	(264)	(190)	(56)	(1,334)	—	(2,840)

Total unsecured	6,447	12,468	1,628	4,032	3,663	19,179	239	47,656

Secured
Long-term debt	9,141	9,133	9,628	5,606	3,475	3,178	—	40,161
Troubled debt restructuring concession (a)	76	106	82	46	12	—	—	322

Total secured	9,217	9,239	9,710	5,652	3,487	3,178	—	40,483

Total long-term debt	$15,664	$21,707	$11,338	$9,684	$7,150	$22,357	$239	$88,139

(a)	In the second quarter of 2008, ResCap executed an exchange offer that resulted in a concession being recognized as an adjustment to the carrying value of certain new secured notes. This concession is being amortized over the life of the new notes through a reduction to interest expense using an effective yield methodology.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table presents the scheduled remaining maturity of long-term debt held by ResCap at March 31, 2011, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

	Year ended December 31,
	2011	2012	2013	2014	2015	2016 and thereafter	Fair value adjustment	Total
	($ in millions)
ResCap
Unsecured debt
Long-term debt	$—	$372	$530	$103	$113	$—	$29	$1,147
Original issue discount	—	—	—	—	—	—	—	—

Total unsecured	—	372	530	103	113	—	29	1,147

Secured debt
Long-term debt	7	—	742	707	707	1,818	—	3,981
Troubled debt restructuring concession	76	106	82	46	12	—	—	322

Total secured debt	83	106	824	753	719	1,818	—	4,303

ResCap — Total long-term debt	$83	$478	$1,354	$856	$832	$1,818	$29	$5,450

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements.

	March 31, 2011		December 31, 2010
	Total	Ally Bank (a)	Total	Ally Bank (a)
	($ in millions)
Trading securities	$32	$—	$36	$—
Investment securities	2,359	2,358	2,191	2,190
Loans held-for-sale	978	—	1,035	—
Mortgage assets held-for-investment and lending receivables	11,522	10,323	12,451	11,137
Consumer automobile finance receivables	30,352	16,515	27,164	14,927
Commercial automobile finance receivables	17,515	11,340	19,741	15,034
Investment in operating leases, net	2,423	653	3,199	—
Mortgage servicing rights	2,871	1,728	2,801	1,746
Other assets	3,770	1,525	3,990	1,700

Total assets restricted as collateral (b)	$71,822	$44,442	$72,608	$46,734

Secured debt (c)	$43,262	$21,796	$42,392	$20,199

(a)	Ally Bank is a component of the total column.

(b)

Ally Bank has an advance agreement with the Federal Home Loan Bank of Pittsburgh (FHLB) and access to the Federal Reserve Bank Discount Window. Ally Bank had assets pledged and restricted as collateral to the FHLB and Federal Reserve Bank totaling $11.8 billion and $15.2 billion at March 31, 2011, and December 31, 2010, respectively. These assets were composed of consumer and commercial mortgage finance receivables and loans, net; consumer automobile finance receivables and loans, net; and investment securities. Under the agreement with the FHLB, Ally Bank also had assets pledged as collateral under a

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

blanket lien totaling $8.0 billion and $5.3 billion at March 31, 2011, and December 31, 2010, respectively. These assets were primarily composed of mortgage servicing rights; consumer mortgage finance receivables and loans, net; and other assets. Availability under these programs is generally only for the operations of Ally Bank and cannot be used to fund the operations or liabilities of Ally or its subsidiaries.

(c)	Includes $2,779 million and $3,281 million of short-term borrowings at March 31, 2011, and December 31, 2010, respectively.

Trust Preferred Securities

On December 30, 2009, we entered into a Securities Purchase and Exchange Agreement with Treasury and GMAC Capital Trust I, a Delaware statutory trust (the Trust), which is a finance subsidiary that is wholly owned by Ally. As part of the agreement, the Trust sold to Treasury 2,540,000 trust preferred securities (TRUPS) issued by the Trust with an aggregate liquidation preference of $2.5 billion. Additionally, we issued and sold to Treasury a ten-year warrant to purchase up to 127,000 additional TRUPS with an aggregate liquidation preference of $127 million, at an initial exercise price of $0.01 per security, which Treasury immediately exercised in full.

On March 1, 2011, the Declaration of Trust and certain other documents related to the TRUPS were amended and all the outstanding TRUPS held by Treasury were designated 8.125% Fixed Rate / Floating Rate Trust Preferred Securities, Series 2 (Series 2 TRUPS). On March 7, 2011, Treasury sold 100% of the Series 2 TRUPS in an offering registered with the SEC. Ally did not receive any proceeds from the sale.

Each Series 2 TRUPS security has a liquidation amount of $25. Distributions are cumulative and are payable until redemption at the applicable coupon rate. Distributions are payable at an annual rate of 8.125% payable quarterly in arrears, beginning August 15, 2011, to but excluding February 15, 2016. From and including February 15, 2016, to but excluding February 15, 2040, distributions will be payable at an annual rate equal to three-month London interbank offer rate plus 5.785% payable quarterly in arrears, beginning May 15, 2016. Ally has the right to defer payments of interest for a period not exceeding 20 consecutive quarters. The Series 2 TRUPS have no stated maturity date, but must be redeemed upon the redemption or maturity of the related debentures (Debentures), which mature on February 15, 2040. The Series 2 TRUPS are generally nonvoting, other than with respect to certain limited matters. During any period in which any Series 2 TRUPS remain outstanding but in which distributions on the Series 2 TRUPS have not been fully paid, none of Ally or its subsidiaries will be permitted to (i) declare or pay dividends on, make any distributions with respect to, or redeem, purchase, acquire or otherwise make a liquidation payment with respect to, any of Ally’s capital stock or make any guarantee payment with respect thereto; or (ii) make any payments of principal, interest, or premium on, or repay, repurchase or redeem, any debt securities or guarantees that rank on a parity with or junior in interest to the Debentures with certain specified exceptions in each case.

Funding Facilities

We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them. The amounts outstanding under our various funding facilities are included on our Condensed Consolidated Balance Sheet.

As of March 31, 2011, Ally Bank had exclusive access to $8.8 billion of funding capacity from committed credit facilities. Ally Bank also has access to a $4.1 billion committed facility that is shared with the parent

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

company. Funding programs supported by the Federal Reserve and the FHLB complement Ally Bank’s private committed facilities.

The total capacity in our committed funding facilities is provided by banks through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date. At March 31, 2011, $29.3 billion of our $32.1 billion of committed capacity was revolving. Many of our revolving facilities have a tenor of 364 days and are renewed annually, but recently, we have been able to establish $9.4 billion of committed funding capacity with a tenor greater than 364 days.

Committed Funding Facilities

	Outstanding		Unused capacity (a)		Total capacity
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2011	Dec. 31, 2010
	($ in billions)
Bank funding
Secured	$5.8	$6.4	$3.0	$1.9	$8.8	$8.3
Nonbank funding
Unsecured
Automotive Finance operations	0.8	0.8	—	—	0.8	0.8
Secured
Automotive Finance operations and other	8.1	8.3	8.9	9.1	17.0	17.4
Mortgage operations	1.1	1.0	0.3	0.6	1.4	1.6

Total nonbank funding	10.0	10.1	9.2	9.7	19.2	19.8

Shared capacity (b)	0.2	0.2	3.9	3.9	4.1	4.1

Total committed facilities	$16.0	$16.7	$16.1	$15.5	$32.1	$32.2

(a)	Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.

(b)	Funding is generally available for assets originated by Ally Bank or the parent company, Ally Financial Inc.

Uncommitted Funding Facilities

	Outstanding		Unused capacity		Total capacity
	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2011	Dec. 31, 2010
	($ in billions)
Bank funding
Secured
Federal Reserve funding programs	$—	$—	$5.7	$4.0	$5.7	$4.0
FHLB advances	4.8	5.3	0.8	0.2	5.6	5.5

Total bank funding	4.8	5.3	6.5	4.2	11.3	9.5

Nonbank funding
Unsecured
Automotive Finance operations	1.6	1.4	0.5	0.6	2.1	2.0
Secured
Automotive Finance operations	—	0.1	0.1	—	0.1	0.1
Mortgage operations	—	—	0.1	0.1	0.1	0.1

Total nonbank funding	1.6	1.5	0.7	0.7	2.3	2.2

Total uncommitted facilities	$6.4	$6.8	$7.2	$4.9	$13.6	$11.7

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

16. Equity

The following table summarizes information about our Series F-2, Series A, and Series G preferred stock.

	March 31, 2011	December 31, 2010
Mandatorily convertible preferred stock held by U.S. Department of Treasury (a)
Series F-2 preferred stock
Carrying value ($ in millions)	$5,685	$5,685
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$50	$50
Number of share authorized	228,750,000	228,750,000
Number of shares issued and outstanding	118,750,000	118,750,000
Dividend/coupon	Fixed 9%
Redemption/call feature	Perpetual (b)
Preferred stock
Series A preferred stock (c)
Carrying value ($ in millions)	$1,021	$1,053
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$25	$1,000
Number of share authorized	160,870,560	4,021,764
Number of shares issued and outstanding	40,870,560	1,021,764
Dividend/coupon
Prior to May 15, 2016	8.5%
On and after May 15, 2016	LIBOR + 6.243%
Redemption/call feature	Perpetual (d)
Series G preferred stock
Carrying value ($ in millions)	$234	$234
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$1,000	$1,000
Number of share authorized	2,576,601	2,576,601
Number of shares issued and outstanding	2,576,601	2,576,601
Dividend/coupon	Fixed 7%
Redemption/call feature	Perpetual (e)

(a)	Mandatorily convertible to common equity on December 30, 2016.
(b)	Convertible prior to mandatory conversion date with consent of Treasury.
(c)	Refer to next section of this note for a description of an amendment to the Series A preferred stock that occurred on March 25, 2011.
(d)	Nonredeemable prior to May 15, 2016.
(e)	Nonredeemable prior to December 31, 2011.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Series A Preferred Stock

On March 1, 2011, pursuant to a registration rights agreement between Ally and GM, GM notified Ally of its intent to sell shares of Ally’s existing Fixed Rate Perpetual Preferred Stock, Series A (Existing Series A Preferred Stock), held by a subsidiary of GM. On March 25, 2011, Ally filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the Amendment) with the Secretary of State of the State of Delaware. Pursuant to the Amendment, Ally’s Certificate of Incorporation, which included the terms of the Existing Series A Preferred Stock, was amended to modify certain terms of the Existing Series A Preferred Stock. As part of the Amendment, the Existing Series A Preferred Stock was redesignated as Ally’s Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A (the Amended Series A Preferred Stock) and the liquidation amount was reduced from $1,000 per share to $25 per share. The Amendment, and a corresponding amendment to Ally’s bylaws, also increased the authorized number of shares of Amended Series A Preferred Stock to 160,870,560 shares, which was adjusted to account for the decreased liquidation amount per share. The total number of shares outstanding following the Amendment is 40,870,560 shares.

Immediately following the Amendment, the subsidiary of GM that held all of the outstanding Amended Series A Preferred Stock sold 100% of such stock in an offering registered with the SEC. Ally did not receive any proceeds from the sale.

Holders of the Amended Series A Preferred Stock are entitled to receive, when, as and if declared by Ally, noncumulative cash dividends. Beginning March 25, 2011, to but excluding May 15, 2016, dividends accrue at a fixed rate of 8.500% per annum. Beginning on May 15, 2016, dividends will accrue at a rate equal to three-month London interbank offer rate (LIBOR) plus 6.243%, commencing on August 15, 2016, in each case on the 15th day of February, May, August, and November. Dividends will be payable to holders of record at the close of business on the preceding February 1, May 1, August 1, or November 1, as the case may be, or on such other date, not more than seventy calendar days prior to the dividend payment date, as will be fixed by the Ally Board of Directors. In the event that dividends with respect to a dividend period have not been paid in full on the dividend payment date, we will be prohibited, subject to certain specified exceptions, from (i) redeeming, purchasing or otherwise acquiring, any stock that ranks on a parity basis with, or junior in interest to, the Amended Series A Preferred Stock; (ii) paying any dividends or making any distributions with respect to any stock that ranks junior in interest to the Amended Series A Preferred Stock, until such time as Ally has paid the dividends payable on shares of the Amended Series A Preferred Stock with respect to a subsequent dividend period; and (iii) declaring or paying any dividend on any stock ranking on a parity basis with the Amended Series A Preferred Stock, subject to certain exceptions.

The holders of the Amended Series A Preferred Stock do not have voting rights other than those set forth in the certificate of designations for the Amended Series A Preferred Stock included in Ally’s Certificate of Incorporation. Ally may not redeem the Amended Series A Preferred Stock before May 15, 2016, and after such time the Amended Series A Preferred Stock may be redeemed in certain circumstances. In the event of any liquidation, dissolution or winding up of the affairs of Ally, holders of the Amended Series A Preferred Stock will be entitled to receive the liquidation amount per share of Amended Series A Preferred Stock and an amount equal to all declared, but unpaid dividends declared prior to the date of payment out of assets available for distribution, before any distribution is made for holders of stock that ranks junior in interest to the Amended Series A Preferred Stock, subject to the rights of Ally’s creditors.

The changes to the terms of the Existing Series A Preferred Stock pursuant to the terms of the Amendment were deemed substantive, and as a result, the transaction was accounted for as a redemption of the Existing Series A Preferred Stock and the issuance of the Amended Series A Preferred Stock. The Existing Series A Preferred Stock was removed at its carrying value, the Amended Series A Preferred Stock was recognized at its

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

fair value, and the difference of $32 million was recorded as an increase to retained earnings, which will impact the income available to common stockholders used for the earnings per common share calculation. Refer to Note 20 to our Consolidated Financial Statements for terms of the Series A Preferred Stock prior to the Amendment.

17. Earnings per Common Share

The following table presents the calculation of basic and diluted earnings per common share.

	Three months ended March 31,
	2011	2010
	($ in millions, except per share data)
Net income from continuing operations	$170	$151
Preferred stock dividends — U.S. Department of Treasury (a)	(134)	(386)
Preferred stock dividends (a)	(69)	(116)
Impact of preferred stock amendment	32	—

Net loss from continuing operations attributable to common shareholders (b)	(1)	(351)

(Loss) income from discontinued operations, net of tax	(24)	11

Net loss attributable to common shareholders	$(25)	$(340)

Basic and diluted weighted-average common shares outstanding (b)	1,330,970	799,120

Basic and diluted earnings per common share (b)
Net loss from continuing operations	$(1)	$(439)
(Loss) income from discontinued operations, net of tax	(18)	13

Net loss	$(19)	$(426)

(a)	The first quarter of 2010 included two quarterly cash dividends each for the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, and Fixed Rate Cumulative Perpetual Preferred Stock, Series G, totaling $477 million, which were deducted from income to arrive at basic and diluted earnings per common share. Traditionally, the second dividends totaling $303 million would have been declared in the second quarter and deducted from income to arrive at basic and diluted earnings per common share for the second quarter.

(b)	Due to the antidilutive effect of converting the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock into common shares and the net loss attributable to common shareholders for the three months ended March 31, 2011 and 2010, income attributable to common shareholders and basic weighted-average common shares outstanding were used to calculate basic and diluted earnings per share.

The effects of converting the outstanding Fixed Rate Cumulative Mandatorily Convertible Preferred Stock into common shares are not included in the diluted earnings per share calculation for the three months ended March 31, 2011 and 2010, as the effects would be antidilutive for those periods. As such, 574,156 and 988,200 of potential common shares were excluded from the diluted earnings per share calculation for the three months ended March 31, 2011 and 2010, respectively.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

18. Regulatory Capital

As a bank holding company, we and our wholly owned state-chartered banking subsidiary, Ally Bank, are subject to risk-based capital and leverage guidelines issued by federal and state banking regulators that require that our capital-to-assets ratios meet certain minimum standards. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements or the results of operations and financial condition of Ally and Ally Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

The risk-based capital ratios are determined by allocating assets and specified off-balance sheet financial instruments into several broad risk categories with higher levels of capital being required for the categories that present greater risk. Under the guidelines, total capital is divided into two tiers: Tier 1 capital and Tier 2 capital. Tier 1 capital generally consists of common equity, minority interests, and qualifying preferred stock (including senior preferred stock issued and sold to Treasury under TARP) less goodwill and other adjustments. Tier 2 capital generally consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt and the allowance for loan losses, and other adjustments. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital.

Total risk-based capital is the sum of Tier 1 and Tier 2 capital. Under the guidelines, banking organizations are required to maintain a minimum Total risk-based capital ratio (total capital to risk-weighted assets) of 8% and a Tier 1 risk-based capital ratio of 4%.

The federal banking regulators also have established minimum leverage ratio guidelines. The leverage ratio is defined as Tier 1 capital divided by adjusted average total assets (which reflect adjustments for disallowed goodwill and certain intangible assets). The minimum Tier 1 leverage ratio is 3% or 4% depending on factors specified in the regulations.

A banking institution meets the regulatory definition of “well-capitalized” when its Total risk-based capital ratio equals or exceeds 10% and its Tier 1 risk-based capital ratio equals or exceeds 6% and for insured depository institutions, when its leverage ratio equals or exceeds 5%, unless subject to a regulatory directive to maintain higher capital levels.

In conjunction with the Supervisory Capital Assessment Program (S-CAP), the banking regulators have developed a new measure of capital called “Tier 1 common” defined as Tier 1 capital less noncommon elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries, and qualifying trust preferred securities.

On October 29, 2010, Ally, IB Finance Holding Company, LLC, Ally Bank, and the FDIC entered into a Capital and Liquidity Maintenance Agreement (CLMA) that supersedes an original agreement dated July 21, 2008. The CLMA requires capital at Ally Bank to be maintained at a level such that Ally Bank’s leverage ratio is at least 15%, which is consistent with capital requirements previously applicable to Ally Bank and thus does not impose any additional capital requirements. For this purpose, the leverage ratio is determined in accordance with the FDIC’s regulations related to capital maintenance.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table summarizes our capital ratios.

	March 31, 2011		December 31, 2010		Required minimum	Well-capitalized minimum
	Amount	Ratio	Amount	Ratio
	($ in millions)
Risk-based capital
Tier 1 (to risk-weighted assets)
Ally Financial Inc.	$22,143	14.68%	$22,189	15.00%	4.00%	6.00%
Ally Bank	11,062	18.73	10,738	19.23	4.00	6.00
Total (to risk-weighted assets)
Ally Financial Inc.	$24,084	15.97%	$24,213	16.36%	8.00%	10.00%
Ally Bank	11,800	19.98	11,438	20.48	8.00	10.00
Tier 1 leverage (to adjusted average assets) (a)
Ally Financial Inc.	$22,143	12.78%	$22,189	13.05%	3.00–4.00%	(b )
Ally Bank	11,062	15.87	10,738	15.81	15.00 (c)	5.00%
Tier 1 common (to risk-weighted assets)
Ally Financial Inc.	$12,662	8.40%	$12,677	8.57%	n/a	n/a
Ally Bank	n/a	n/a	n/a	n/a	n/a	n/a

n/a = not applicable

(a)	Federal regulatory reporting guidelines require the calculation of adjusted average assets using a daily average methodology. We currently calculate using a combination of monthly and daily average methodologies.

(b)	There is no Tier 1 leverage component in the definition of a well-capitalized bank holding company.

(c)	Ally Bank, in accordance with the CLMA, is required to maintain a Tier 1 leverage ratio of at least 15%.

At March 31, 2011, Ally and Ally Bank were “well-capitalized” and met all capital requirements to which we were subject.

Basel Capital Accord

The minimum risk-based capital requirements adopted by the federal banking agencies follow the Capital Accord (Capital Accord) of the Bank for International Settlements’ Basel Committee on Banking Supervision (Basel Committee). The Capital Accord was published in 1988 and generally applies to depository institutions and their holding companies in the United States. In 2004, the Basel Committee published a revision to the Capital Accord (Basel II). The goal of the Basel II capital rules is to provide more risk-sensitive regulatory capital calculations and promote enhanced risk management practices among large, internationally active banking organizations. U.S. banking regulators published final Basel II rules in December 2007. Ally is required to comply with the Basel II rules, as implemented by the U.S. banking regulators. Prior to full implementation of the Basel II rules, Ally is required to complete a qualification period that includes four consecutive quarters during which it needs to demonstrate that it meets the requirements of the rules to the satisfaction of its primary U.S. banking regulator. The U.S. implementation timetable consists of this qualification period followed by a minimum transition period of three years. During the transition period, Basel II risk-based capital requirements cannot fall below certain floors based on pre-existing capital regulations (Basel I). Ally is currently in the qualification period and expects to be in compliance with all relevant Basel II rules within the established timelines.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

In addition to Basel II, the Basel Committee adopted new capital, leverage, and liquidity guidelines under the Basel Accord (Basel III), which when implemented in the United States, may have the effect of raising capital requirements beyond those required by current law and the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). Basel III increases the minimum Tier 1 common equity ratio from 2.0% to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7.0%. Basel III increases the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital buffer, and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a nonrisk adjusted Tier 1 leverage ratio of 3%, based on a measure of the total exposure rather than total assets, and new liquidity standards. The Basel III capital, leverage, and liquidity standards will be phased in over a multiyear period. The Basel III rules, when implemented, will also impose a 15% cap on the amount of Tier 1 capital that can be met, in the aggregate, through significant investments in the common shares of unconsolidated financial subsidiaries, MSRs and deferred tax assets through timing differences, as well as a 10% cap on the amount of each of the three individual items that may be included in Tier 1 capital. In addition, under Basel III rules, after a ten-year phaseout period beginning on January 1, 2013, trust preferred and other “hybrid” securities will no longer qualify as Tier 1 capital. However, under the Dodd-Frank Act, subject to certain exceptions, trust preferred and other “hybrid” securities are phased out from Tier 1 capital in a three-year period starting January 1, 2013.

19. Derivative Instruments and Hedging Activities

We enter into interest rate and foreign-currency swaps, futures, forwards, options, and swaptions in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including investment securities, MSRs, debt, and deposits. In addition, we use foreign exchange contracts to mitigate foreign-currency risk associated with foreign-currency-denominated debt, foreign exchange transactions, and our net investment in foreign subsidiaries. Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign-currency risks related to the assets and liabilities.

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable rate. We monitor our mix of fixed- and variable-rate debt in relation to the rate profile of our assets. When it is cost effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt. Our qualifying accounting hedges consist of hedges of fixed-rate debt obligations in which receive-fixed swaps are designated as hedges of specific fixed-rate debt obligations.

We apply hedge accounting to certain relationships in which we utilize derivative instruments to hedge interest rate risk associated with our fixed-rate debt. We enter into economic hedges to mitigate exposure for the following categories.

•

MSRs and retained interests — Our MSRs and retained interest portfolios are generally subject to loss in value when mortgage rates decline. Declining mortgage rates generally result in an increase in refinancing activity that increases prepayments and results in a decline in the value of MSRs and retained interests. To mitigate the impact of this risk, we maintain a portfolio of financial instruments, primarily derivative instruments, which increase in value when interest rates decline. The primary objective is to minimize the overall risk of loss in the value of MSRs and retained interests due to the change in fair value caused by interest rate changes and their interrelated impact to prepayments.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

We use a multitude of derivative instruments to manage the interest rate risk related to MSRs and retained interests. They include, but are not limited to, interest rate futures contracts, call or put options on U.S. Treasuries, swaptions, mortgage-backed securities (MBS), futures, U.S. Treasury futures, interest rate swaps, interest rate floors, and interest rate caps. We monitor and actively manage our risk on a daily basis, and therefore, trading volume can be large.

•

Mortgage loan commitments and mortgage loans held-for-sale — We are exposed to interest rate risk from the time an interest rate lock commitment (IRLC) is made until the time the mortgage loan is sold. Changes in interest rates impact the market price for our loans; as market interest rates decline, the value of existing IRLCs and loans held-for-sale increase and vice versa. Our primary objective in risk management activities related to IRLCs and mortgage loans held-for-sale is to eliminate or greatly reduce any interest rate risk associated with these items.

The primary derivative instrument we use to accomplish the risk management objective for mortgage loans and IRLCs is forward sales of mortgage-backed securities, primarily Fannie Mae or Freddie Mac to-be-announced securities. These instruments typically are entered into at the time the IRLC is made. The value of the forward sales contracts moves in the opposite direction of the value of our IRLCs and mortgage loans held-for-sale. We also use other derivatives, such as interest rate swaps, options, and futures, to economically hedge certain portions of the mortgage portfolio. Nonderivative instruments may also be periodically used to economically hedge the mortgage portfolio, such as short positions on U.S. Treasuries. We monitor and actively manage our risk on a daily basis. We do not apply hedge accounting to this derivative portfolio.

•

Debt — With the exception of a portion of our fixed-rate debt, we do not apply hedge accounting to our derivative portfolio held to mitigate interest rate risk associated with our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

•

Other — We enter into futures, options, and swaptions to economically hedge our net fixed versus variable interest rate exposure. We also enter into equity options to economically hedge our exposure to the equity markets.

Foreign Currency Risk

We enter into derivative financial instrument contracts to mitigate the risk associated with variability in cash flows related to foreign-currency financial instruments. Currency swaps and forwards are used to economically hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest rate derivatives, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.

Our foreign subsidiaries maintain both assets and liabilities in local currencies; these local currencies are generally the subsidiaries’ functional currencies for accounting purposes. Foreign-currency exchange-rate gains and losses arise when the assets or liabilities of our subsidiaries are denominated in currencies that differ from its functional currency. In addition, our equity is impacted by the cumulative translation adjustments resulting from the translation of foreign subsidiary results; this impact is reflected in our other comprehensive income (loss). We enter into foreign-currency forwards and option-based contracts with external counterparties to hedge foreign exchange exposure on our net investments in foreign subsidiaries. In March 2011, we elected to dedesignate all

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

of our existing net investment hedge relationships and change our method of measuring hedge effectiveness from the spot method to the forward method for new hedge relationships entered into during the remainder of the quarter and prospectively. For the net investment hedges that were designated under the spot method for the first portion of the quarter, the hedges were recorded at fair value with changes recorded to other comprehensive income (loss) with the exception of the spot to forward difference that was recorded to earnings. For the new net investment hedges that were designated under the forward method, the hedges were recorded at fair value with the changes recorded to other comprehensive income (loss) including the spot to forward difference. The net derivative gain or loss remains in other comprehensive income (loss) until earnings are impacted by the sale or the liquidation of the associated foreign operation.

In addition, we have a centralized lending program to manage liquidity for all of our subsidiary businesses. Foreign-currency-denominated loan agreements are executed with our foreign subsidiaries in their local currencies. We evaluate our foreign-currency exposure resulting from intercompany lending and manage our currency risk exposure by entering into foreign-currency derivatives with external counterparties. Our foreign-currency derivatives are recorded at fair value with changes recorded as income offsetting the gains and losses on the associated foreign-currency transactions.

Except for our net investment hedges, we generally have not elected to treat any foreign-currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign-currency swaps are substantially offset by the foreign-currency revaluation gains and losses of the underlying assets and liabilities.

Credit Risk

Derivative financial instruments contain an element of credit risk if counterparties are unable to meet the terms of the agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contract completely fail to perform under the terms of those contracts, assuming no recoveries of underlying collateral as measured by the market value of the derivative financial instrument.

To mitigate the risk of counterparty default, we maintain collateral agreements with certain counterparties. The agreements require both parties to maintain collateral in the event the fair values of the derivative financial instruments meet established thresholds. In the event that either party defaults on the obligation, the secured party may seize the collateral. Generally, our collateral arrangements are bilateral such that we and the counterparty post collateral for the value of our total obligation to each other. Contractual terms provide for standard and customary exchange of collateral based on changes in the market value of the outstanding derivatives. The securing party posts additional collateral when their obligation rises or removes collateral when it falls. We also have unilateral collateral agreements whereby we are the only entity required to post collateral.

Certain derivative instruments contain provisions that require us to either post additional collateral or immediately settle any outstanding liability balances upon the occurrence of a specified credit risk-related event. If a credit risk related event had been triggered at March 31, 2011, the amount of additional collateral required to be posted by us would have been insignificant.

We placed cash and securities collateral totaling $1.2 billion and $1.6 billion at March 31, 2011, and December 31, 2010, respectively, in accounts maintained by counterparties. We received cash collateral from counterparties totaling $568 million and $916 million at March 31, 2011, and December 31, 2010, respectively. The receivables for collateral placed and the payables for collateral received are included on our Condensed

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Consolidated Balance Sheet in other assets and accrued expenses and other liabilities, respectively. In certain circumstances, we receive or post securities as collateral with counterparties. We do not record such collateral received on our Condensed Consolidated Balance Sheet unless certain conditions are met. At March 31, 2011, we did not receive any noncash collateral. At December 31, 2010, we received noncash collateral of $29 million.

Balance Sheet Presentation

The following table summarizes the fair value amounts of derivative instruments reported on our Condensed Consolidated Balance Sheet. The fair value amounts are presented on a gross basis, are segregated by derivatives that are designated and qualifying as hedging instruments or those that are not, and are further segregated by type of contract within those two categories.

	March 31, 2011			December 31, 2010
	Fair value of derivative contracts in		Notional amount	Fair value of derivative contracts in		Notional amount
	receivable position (a)	liability position (b)		receivable position (a)	liability position (b)
	($ in millions)
Qualifying accounting hedges
Interest rate risk
Fair value accounting hedges	$376	$177	$13,944	$443	$114	$11,895
Foreign exchange risk
Net investment accounting hedges	16	84	8,345	12	72	4,407

Total qualifying accounting hedges	392	261	22,289	455	186	16,302

Economic hedges
Interest rate risk
MSRs and retained interests	2,452	2,537	514,616	2,896	3,118	325,768
Mortgage loan commitments and mortgage loans held-for-sale	51	53	30,736	232	80	38,788
Debt	195	86	22,546	160	107	21,269
Other	56	41	43,939	80	129	32,734

Total interest rate risk	2,754	2,717	611,837	3,368	3,434	418,559
Foreign exchange risk	234	246	20,218	143	240	14,359

Total economic hedges	2,988	2,963	632,055	3,511	3,674	432,918

Total derivatives	$3,380	$3,224	$654,344	$3,966	$3,860	$449,220

(a)	Reported as other assets on the Condensed Consolidated Balance Sheet. Includes accrued interest of $262 million and $263 million at March 31, 2011, and December 31, 2010, respectively.

(b)	Reported as accrued expenses and other liabilities on the Condensed Consolidated Balance Sheet. Includes accrued interest of $9 million and $23 million at March 31, 2011, and December 31, 2010, respectively.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Statement of Income Presentation

The following table summarizes the location and amounts of gains and losses reported in our Condensed Consolidated Statement of Income on derivative instruments.

	Three months ended March 31,
	2011	2010
	($ in millions)
Qualifying accounting hedges
(Loss) gain recognized in earnings on derivatives (a)
Interest rate contracts
Interest on long-term debt	$(148)	$82
Gain (loss) recognized in earnings on hedged items (b)
Interest rate contracts
Interest on long-term debt	145	(62)

Total qualifying accounting hedges	(3)	20

Economic hedges
(Loss) gain recognized in earnings on derivatives
Interest rate contracts
Servicing asset valuation and hedge activities, net	(204)	63
Loss on mortgage and automotive loans, net	(39)	(144)
Other income, net of losses	7	(53)
Other operating expenses	4	(3)

Total interest rate contracts	(232)	(137)

Foreign exchange contracts (c)
Interest on long-term debt	13	(140)
Other income, net of losses	(104)	349

Total foreign exchange contracts	(91)	209

(Loss) gain recognized in earnings on derivatives	$(326)	$92

(a)	Amounts exclude gains of $88 million and $86 million for the three months ended March 31, 2011 and 2010, respectively, related to interest for qualifying accounting hedges of debt, which are primarily offset by the fixed coupon payment on the long-term debt.

(b)	Amounts exclude gains of $63 million and $39 million related to amortization of deferred basis adjustments on the hedged items for the three months ended March 31, 2011 and 2010, respectively.

(c)	Amounts exclude gains of $90 million and losses of $245 million for the three months ended March 31, 2011 and 2010, respectively, related to the revaluation of the related foreign-denominated debt or receivable.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following table summarizes derivative instruments used in net investment hedge accounting relationships.

	March 31,
	2011	2010
	($ in millions)
Net investment hedges
Foreign exchange contracts
Loss recorded directly to other income, net of losses (a)	$(3)	$(1)
Loss recognized in other comprehensive income (b)	(148)	(44)

(a)	The amounts represent the forward points excluded from the assessment of hedge effectiveness.

(b)	The amounts represent the effective portion of net investment hedges during the three months ended March 31, 2011 and 2010. There are offsetting gains recognized in accumulated other comprehensive income of $145 million and $44 million for the three months ended March 31, 2011 and 2010, respectively, related to the revaluation of the related net investment in foreign operations. The amount of hedge ineffectiveness on net investment hedges during the three months ended March 31, 2011 and 2010, was insignificant.

20. Income Taxes

We recognized total income tax benefit from continuing operations of $68 million and income tax expense from continuing operations of $36 million during the three months ended March 31, 2011 and 2010, respectively. A reconciliation of the statutory U.S. federal income tax rate to our effective income tax rate for continuing operations is shown in the following table.

	Three months ended March 31,
	2011		2010
	Amount	Percent	Amount	Percent
	($ in millions)
Statutory U.S. federal tax expense and rate	$36	35.0%	$65	35.0%
Change in tax rate resulting from
Effect of valuation allowance change	(94)	(92.1)	(39)	(20.9)
Foreign tax differential	(13)	(12.7)	(8)	(4.3)
Taxes on unremitted foreign earnings	6	5.9	22	11.7
State and local income taxes, net of federal income tax benefit	(3)	(2.8)	7	3.7
Tax-exempt income	(2)	(1.9)	(3)	(1.6)
Other, net	2	1.9	(8)	(4.3)

Tax (benefit) expense and effective tax rate	$(68)	(66.7)%	$36	19.3%

For the quarter ended March 31, 2011, we recorded a $101 million reversal of valuation allowance on net deferred tax assets in one of our Canadian subsidiaries. The reversal related to modifications to the legal structure of our Canadian operations. Additionally, we recorded other net increases to our consolidated valuation allowance on deferred tax assets of $102 million, stemming primarily from increases to our deferred tax assets during the period.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

21. Fair Value

Fair Value Measurements

For purposes of this disclosure, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Transfers	Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfer occurred. There were no significant transfers between any levels during the three months ended March 31, 2011.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized.

•

Available-for-sale securities — Available-for-sale securities are carried at fair value primarily based on observable market prices. If observable market prices are not available, our valuations are based on internally developed discounted cash flow models (an income approach) that use a market-based discount rate and consider recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we are required to utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (including prepayment speeds, delinquency levels, and credit losses).

•

Loans held-for-sale, net — Our automobile loans held-for-sale are accounted for at the lower-of-cost or fair value. The automobile loans at fair value are presented in the nonrecurring fair value measurement

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

table. We based our valuation of automobile loans held-for-sale on internally developed discounted cash flow models (an income approach) and classified all these loans as Level 3. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending on characteristics of the loans may be the whole-loan market or the securitization market. Although we utilize and give priority to market observable inputs, such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs, these internal inputs require the use of judgment and can have a significant impact on the determination of the loan’s value. Accordingly, we classified all automobile loans held-for-sale as Level 3.

Our mortgage loans held-for-sale are accounted for at either fair value because of fair value option elections or they are accounted for at the lower-of-cost or fair value. Mortgage loans held-for-sale are typically pooled together and sold into certain exit markets depending on underlying attributes of the loan, such as GSE eligibility (domestic only), product type, interest rate, and credit quality. Two valuation methodologies are used to determine the fair value of mortgage loans held-for-sale. The methodology used depends on the exit market as described below.

Level 2 mortgage loans — This includes all agency-eligible mortgage loans carried at fair value due to fair value option election, which are valued predominantly using published forward agency prices. It also includes any domestic loans and foreign loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available.

Level 3 mortgage loans — This includes all conditional repurchase option loans carried at fair value due to the fair value option election and all nonagency eligible residential mortgage loans that are accounted for at the lower of cost or fair value. The fair value of these residential mortgage loans are determined using internally developed valuation models because observable market prices were not available. The loans are priced on a discounted cash flow basis utilizing cash flow projections from internally developed models that utilize prepayment, default, and discount rate assumptions. To the extent available, we will utilize market observable inputs such as interest rates and market spreads. If market observable inputs are not available, we are required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates.

Refer to the section within this note titled Fair Value Option for Financial Assets and Financial Liabilities for further information about the fair value elections.

•

Consumer mortgage finance receivables and loans, net — We elected the fair value option for certain consumer mortgage finance receivables and loans. The elected mortgage loans collateralized on-balance sheet securitization debt in which we estimated credit reserves pertaining to securitized assets that could have exceeded or already had exceeded our economic exposure. We also elected the fair value option for all mortgage securitization trusts required to be consolidated due to the adoption of ASU 2009-17. The elected mortgage loans represent a portion of the consumer finance receivable and loans consolidated upon adoption of ASU 2009-17. The balance that was not elected was reported on the balance sheet at the principal amount outstanding, net of charge-offs, allowance for loan losses, and premiums or discounts.

Securitized mortgage loans are legally isolated from us and are beyond the reach of our creditors. The loans are measured at fair value using a portfolio approach or an in-use premise. Values of loans held

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

on an in-use basis may differ considerably from loans held-for-sale that can be sold in the whole-loan market. This difference arises primarily due to the liquidity of the asset- and mortgage-backed securitization market and is evident in the fact that spreads applied to lower rated asset- and mortgage-backed securities are considerably wider than spreads observed on senior bonds classes and in the whole-loan market. The objective in fair valuing the loans and related securitization debt is to account properly for our retained economic interest in the securitizations. As a result of reduced liquidity in capital markets, values of both these loans and the securitized bonds are expected to be volatile. Since this approach involves the use of significant unobservable inputs, we classified all the mortgage loans elected under the fair value option as Level 3, at March 31, 2011, and December 31, 2010. Refer to the section within this note titled Fair Value Option of Financial Assets and Financial Liabilities for additional information.

•

Commercial finance receivables and loans, net — We evaluate our commercial finance receivables and loans, net, for impairment. We generally base the evaluation on the fair value of the underlying collateral supporting the loans when expected to be the sole source of repayment. When the carrying value exceeds the fair value of the collateral, an impairment loss is recognized and reflected as a nonrecurring fair value measurement.

•

MSRs — We typically retain MSRs when we sell assets into the secondary market. MSRs currently do not trade in an active market with observable prices; therefore, we use internally developed discounted cash flow models (an income approach) to estimate the fair value of MSRs. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that we believe approximate yields required by investors in this asset. Cash flows primarily include servicing fees, float income, and late fees in each case less operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread-derived discount rate.

•

Interests retained in financial asset sales — Interests retained in financial asset sales are carried at fair value. The interests retained are in securitization trusts and deferred purchase prices on the sale of whole-loans. Due to inactivity in the market, valuations are based on internally developed discounted cash flow models (an income approach) that use a market-based discount rate. The valuation considers recent market transactions, experience with similar assets, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we utilize various significant assumptions, including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses).

•

Derivative instruments — We enter into a variety of derivative financial instruments as part of our risk management strategies. Certain of these derivatives are exchange traded, such as Eurodollar futures. To determine the fair value of these instruments, we utilize the exchange prices for the particular derivative contracts; therefore, we classified these contracts as Level 1.

We also execute over-the-counter derivative contracts, such as interest rate swaps, swaptions, forwards, caps, floors, and agency to-be-announced securities. We utilize third-party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are entered into the model. We classified these over-the-counter derivative contracts as Level 2 because all significant inputs into these models were market observable.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Additionally, we hold some foreign currency derivative contracts that utilize an in-house valuation model to determine the fair value of the contracts. Accordingly, we classified all of the above-mentioned derivative contracts as Level 3.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. We consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA). The CVA calculation utilizes our credit default swap spreads and the spreads of the counterparty. Additionally, we reduce credit risk on the majority of our derivatives by entering into legally enforceable agreements that enable the posting and receiving of collateral associated with the fair value of our derivative positions on an ongoing basis.

•	Collateral placed with counterparties — Collateral in the form of investment securities are primarily carried at fair value using quoted prices in active markets for similar assets.

•

Repossessed and foreclosed assets — Foreclosed on or repossessed assets resulting from loan defaults are carried at the lower of either cost or fair value and are included in other assets on the Condensed Consolidated Balance Sheet. The fair value disclosures include only assets carried at fair value.

The majority of assets acquired due to default are foreclosed assets. We revalue foreclosed assets on a periodic basis. We classified properties that are valued by independent third-party appraisals as Level 2. When third-party appraisals are not obtained, valuations are typically obtained from third-party broker price opinion; however, depending on the circumstances, the property list price or other sales price information may be used in lieu of a broker price opinion. Based on historical experience, we adjust these values downward to take into account damage and other factors that typically cause the actual liquidation value of foreclosed properties to be less than broker price opinion or other price sources. This valuation adjustment is necessary to ensure the valuation ascribed to these assets considers unique factors and circumstances surrounding the foreclosed asset. As a result of applying internally developed adjustments to the third-party-provided valuation of the foreclosed property, we classified these assets as Level 3 in the fair value disclosures.

•

On-balance sheet securitization debt — We elected the fair value option for certain mortgage loans held-for-investment and the related on-balance sheet securitization debt. We value securitization debt that was elected pursuant to the fair value option and any economically retained positions using market observable prices whenever possible. The securitization debt is principally in the form of asset- and mortgage-backed securities collateralized by the underlying mortgage loans held-for-investment. Due to the attributes of the underlying collateral and current market conditions, observable prices for these instruments are typically not available. In these situations, we consider observed transactions as Level 2 inputs in our discounted cash flow models. Additionally, the discounted cash flow models utilize other market observable inputs, such as interest rates, and internally derived inputs including prepayment speeds, credit losses, and discount rates. Fair value option-elected financing securitization debt is classified as Level 3 as a result of the reliance on significant assumptions and estimates for model inputs. Refer to the section within this note titled Fair Value Option for Financial Assets and Financial Liabilities for further information about the election. The debt that was not elected under the fair value option is reported on the balance sheet at cost, net of premiums or discounts and issuance costs.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Recurring Fair Value

The following tables display the assets and liabilities measured at fair value on a recurring basis including financial instruments elected for the fair value option. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The tables below display the hedges separately from the hedged items; therefore, they do not directly display the impact of our risk management activities.

	March 31, 2011
	Recurring fair value measurements
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Trading securities
Mortgage-backed residential	$—	$35	$40	$75
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	2,351	539	—	2,890
States and political subdivisions	—	3	—	3
Foreign government	947	370	—	1,317
Mortgage-backed residential	—	5,860	1	5,861
Asset-backed	—	2,180	117	2,297
Corporate debt securities	—	1,379	—	1,379
Other debt securities	—	489	—	489

Total debt securities	3,298	10,820	118	14,236
Equity securities (a)	1,165	—	—	1,165

Total available-for-sale securities	4,463	10,820	118	15,401
Mortgage loans held-for-sale, net (b)	—	2,928	18	2,946
Consumer mortgage finance receivables and loans, net (b)	—	—	971	971
Mortgage servicing rights	—	—	3,774	3,774
Other assets
Interests retained in financial asset sales	—	—	569	569
Fair value of derivative contracts in receivable position
Interest rate	43	2,908	179	3,130
Foreign currency	—	246	4	250

Total fair value of derivative contracts in receivable position	43	3,154	183	3,380
Collateral placed with counterparties (c)	433	—	—	433

Total assets	$4,939	$16,937	$5,673	$27,549

Liabilities
Long-term debt
On-balance sheet securitization debt (b)	$—	$—	$(922)	$(922)
Accrued expenses and other liabilities
Fair value of derivative contracts in payable position
Interest rate	(99)	(2,727)	(68)	(2,894)
Foreign currency	—	(328)	(2)	(330)

Total fair value of derivative contracts in payable position	(99)	(3,055)	(70)	(3,224)
Loan repurchase liabilities (b)	—	—	(14)	(14)
Trading liabilities	—	(137)	—	(137)

Total liabilities	$(99)	$(3,192)	$(1,006)	$(4,297)

(a)	Our investment in one industry did not exceed 18%.

(b)	Carried at fair value due to fair value option elections.

(c)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

	December 31, 2010
	Recurring fair value measurements
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Trading securities
U.S. Treasury and federal agencies	$77	$—	$—	$77
Mortgage-backed residential	—	25	44	69
Asset-backed	—	—	94	94

Total trading securities	77	25	138	240
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	3,313	5	—	3,318
States and political subdivisions	—	2	—	2
Foreign government	873	375	—	1,248
Mortgage-backed residential	—	5,824	1	5,825
Asset-backed	—	1,948	—	1,948
Corporate debt securities	—	1,558	—	1,558
Other debt securities	—	151	—	151

Total debt securities	4,186	9,863	1	14,050
Equity securities (a)	796	—	—	796

Total available-for-sale securities	4,982	9,863	1	14,846
Mortgage loans held-for-sale, net (b)	—	6,420	4	6,424
Consumer mortgage finance receivables and loans, net (b)	—	—	1,015	1,015
Mortgage servicing rights	—	—	3,738	3,738
Other assets
Interests retained in financial asset sales	—	—	568	568
Fair value of derivative contracts in receivable position
Interest rate	242	3,464	105	3,811
Foreign currency	—	155	—	155

Total fair value of derivative contracts in receivable position	242	3,619	105	3,966
Collateral placed with counterparties (c)	728	—	—	728

Total assets	$6,029	$19,927	$5,569	$31,525

Liabilities
Long-term debt
On-balance sheet securitization debt (b)	$—	$—	$(972)	$(972)
Accrued expenses and other liabilities
Fair value of derivative contracts in payable position
Interest rate	(208)	(3,222)	(118)	(3,548)
Foreign currency	—	(312)	—	(312)

Total fair value of derivative contracts in payable position	(208)	(3,534)	(118)	(3,860)

Total liabilities	$(208)	$(3,534)	$(1,090)	$(4,832)

(a)	Our investment in one industry did not exceed 23%.

(b)	Carried at fair value due to fair value option elections.

(c)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

	Level 3 recurring fair value measurements
	Fair value at January 1, 2011	Net realized/unrealized gains (losses)			Purchases	Sales	Issuances	Settlements	Fair value at March 31, 2011	Net unrealized gains included in earnings still held at March 31, 2011
		included in earnings		included in other comprehensive income
	($ in millions)
Assets
Trading securities
Mortgage-backed residential	$44	$1	(a)	$—	$—	$—	$—	$(5)	$40	$2	(a)
Asset-backed	94	—		—	—	(94)	—	—	—	—

Total trading securities	138	1		—	—	(94)	—	(5)	40	2
Investment securities
Available-for-sale securities
Debt securities
Mortgage-backed residential	1	—		—	—	—	—	—	1	—
Asset-backed	—	—		23	94	—	—	—	117	—

Total investment securities	1	—		23	94	—	—	—	118	—
Mortgage loans held-for-sale, net (b)	4	—		—	14	—	—	—	18	—
Consumer mortgage finance receivables and loans, net (b)	1,015	73	(b)	1	—	—	—	(118)	971	16	(b)
Mortgage servicing rights	3,738	116	(c)	—	2	(266) (d)	184	—	3,774	116	(d)
Other assets
Interests retained in financial asset sales	568	23	(e)	—	—	—	—	(22)	569	(6)	(e)
Derivative contracts, net
Interest rate	(13)	141	(f)	—	—	—	—	(17)	111	123	(f)
Foreign currency	—	2	(f)	—	—	—	—	—	2	2	(f)

Total fair value of derivative contracts in receivable (payable) position, net	(13)	143		—	—	—	—	(17)	113	125

Total assets	$5,451	$356		$24	$110	$(360)	$184	$(162)	$5,603	$253

Liabilities
Long-term debt
On-balance sheet securitization debt (b)	$(972)	$(67)	(b)	$1	$—	$—	$—	$116	$(922)	$5	(b)
Accrued expenses and other liabilities
Loan repurchases liabilities (b)	—	—		—	(14)	—	—	—	(14)	—

Total liabilities	$(972)	$(67)		$1	$(14)	$—	$—	$116	$(936)	$5

(a)	The fair value adjustment was reported as other income, net of losses, and the related interest was reported as interest on trading securities in the Condensed Consolidated Statement of Income.

(b)	Carried at fair value due to fair value option elections. Refer to the next section of this note titled Fair Value Option for Financial Assets and Liabilities for the location of the gains and losses in the Condensed Consolidated Statement of Income.

(c)	Fair value adjustment was reported as servicing-asset valuation and hedge activities, net, in the Condensed Consolidated Statement of Income.

(d)	Represents excess mortgage servicing rights transferred to an agency-controlled trust in exchange for trading securities. These securities were then sold instantaneously to third-party investors for $266 million.

(e)	Reported as other income, net of losses, in the Condensed Consolidated Statement of Income.

(f)	Refer to Note 19 for information related to the location of the gains and losses on derivative instruments in the Condensed Consolidated Statement of Income.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

	Level 3 recurring fair value measurements
	Fair value at January 1, 2010	Net realized/unrealized gain (losses)				Purchases, issuances, and settlements, net	Fair value at March 31, 2010	Net unrealized gains (losses) included in earnings still held at March 31, 2010
		included in earnings			included in other comprehensive income
	($ in millions)
Assets
Trading securities
Mortgage-backed residential	$99	$4		(a)	$—	$(49)	$54	$9	(a)
Asset-backed	596	—			2	(509)	89	—

Total trading securities	695	4			2	(558)	143	9
Investment securities
Available-for-sale securities
Debt securities
Mortgage-backed residential	6	—			—	(3)	3	—
Asset-backed	20	—			—	(7)	13	—

Total investment securities	26	—			—	(10)	16	—
Consumer mortgage finance receivables and loans, net (b)	1,303	41	3	(b)	—	856	2,572	202	(b)
Mortgage servicing rights	3,554	(196)		(c)	—	185	3,543	(196)	(c)
Other assets
Cash reserve deposits held-for-securitization trusts	31	—			—	(29)	2	—
Interests retained in financial asset sales	471		3	(d)	—	(63)	411	2	(d)
Derivative contracts, net
Interest rate contracts in receivable (payable) position, net	103	(145)		(e)	—	46	4	(57)	(e)

Total assets	$6,183	$79			$2	$427	$6,691	$(40)

Liabilities
Long-term debt
On-balance sheet securitization debt (b)	$(1,294)	$(413)		(b)	$—	$(677)	$(2,384)	$241	(b)

Total liabilities	$(1,294)	$(413)			$—	$(677)	$(2,384)	$(241)

(a)	The fair value adjustment was reported as other income, net of losses, and the related interest was reported as interest on trading securities in the Condensed Consolidated Statement of Income.

(b)	Carried at fair value due to fair value option elections. Refer to next section of this note titled Fair Value Option for Financial Assets and Liabilities for the location of the gains and losses in the Condensed Consolidated Statement of Income.

(c)	Fair value adjustment was reported as servicing-asset valuation and hedge activities, net, in the Condensed Consolidated Statement of Income.

(d)	Reported as other income, net of losses, in the Condensed Consolidated Statement of Income.

(e)	Refer to Note 19 for information related to the location of the gains and losses on derivative instruments in the Condensed Consolidated Statement of Income.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Nonrecurring Fair Value

We may be required to measure certain assets and liabilities at fair value from time to time. These periodic fair value measures typically result from the application of lower-of-cost or fair value accounting or certain impairment measures. These items would constitute nonrecurring fair value measures.

The following tables display the assets and liabilities measured at fair value on a nonrecurring basis.

	March 31, 2011
	Nonrecurring fair value measures				Lower-of-cost or fair value allowance or valuation reserve	Total gains included in earnings for the three months ended
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Mortgage loans held-for-sale (a)	$—	$—	$597	$597	$(50)	n/m	(b)
Commercial finance receivables and loans, net (c)
Automotive	—	—	416	416	(46)	n/m	(b)
Mortgage	—	13	26	39	(15)	n/m	(b)
Other	—	—	93	93	(41)	n/m	(b)

Total commercial finance receivables and loans, net	—	13	535	548	(102)
Other assets
Real estate and other investments (d)	—	1	—	1	n/m	$—
Repossessed and foreclosed assets (e)	—	44	37	81	(11)	n/m	(b)

Total assets	$—	$58	$1,169	$1,227	$(163)	$—

n/m = not meaningful

(a)	Represents loans held-for-sale that are required to be measured at the lower-of-cost or fair value. The table above includes only loans with fair values below cost during 2011. The related valuation allowance represents the cumulative adjustment to fair value of those specific loans.

(b)	We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.

(c)	Represents the portion of the portfolio specifically impaired during 2011. The related valuation allowance represents the cumulative adjustment to fair value of those specific receivables.

(d)	Represents model homes impaired during 2011. The total loss included in earnings represents adjustments to the fair value of the portfolio based on the estimated fair value if the model home is under lease or the estimated value if the model home is marketed for sale.

(e)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

	March 31, 2010
	Nonrecurring fair value measures				Lower-of-cost or fair value or valuation reserve allowance	Total gains included in earnings for the three months ended
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Loans held-for-sale (a)
Automotive	$—	$—	$1,155	$1,155	$(141)	n/m	(b)
Mortgage	—	277	720	997	(112)	n/m	(b)

Total loans held-for-sale	—	277	1,875	2,152	(253)
Commercial finance receivables and loans, net (c)
Automotive	—	—	462	462	(105)	n/m	(b)
Mortgage	—	99	47	146	(70)	n/m	(b)
Other	—	—	606	606	(264)	n/m	(b)

Total commercial finance receivables and loans, net	—	99	1,115	1,214	(439)
Other assets
Real estate and other investments (d)	—	34	—	34	n/m	$1
Repossessed and foreclosed assets (e)	—	76	81	157	(44)	n/m	(b)

Total assets	$—	$486	$3,071	$3,557	$(736)	$1

n/m = not meaningful

(a)	Represents assets held-for-sale that are required to be measured at the lower-of-cost or fair value. The table above includes only loans with fair values below cost during 2010. The related valuation allowance represents the cumulative adjustment to fair value of those specific loans.

(b)	We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.

(c)	Represents the portion of the portfolio specifically impaired during 2010. The related valuation allowance represents the cumulative adjustment to fair value of those specific receivables.

(d)	Represents model homes impaired during 2010. The total loss included in earnings represents adjustments to the fair value of the portfolio based on the estimated fair value if the model home is under lease or the estimated value if the model home is marketed for sale.

(e)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Fair Value Option for Financial Assets and Financial Liabilities

A description of the financial assets and liabilities elected to be measured at fair value is as follows. Our intent in electing fair value for all these items was to mitigate a divergence between accounting losses and economic exposure for certain assets and liabilities.

•

On-balance sheet mortgage securitizations — We elected to measure at fair value certain domestic consumer mortgage finance receivables and loans and the related debt held in on-balance sheet mortgage securitization structures. The fair value-elected loans are classified as finance receivable and loans, net, on the Condensed Consolidated Balance Sheet. Our policy is to separately record interest income on the fair value-elected loans (unless the loans are placed on nonaccrual status); however, the accrued interest was excluded from the fair value presentation. We classified the fair value adjustment recorded for the loans as other income, net of losses, in the Condensed Consolidated Statement of Income.

We continued to record the fair value-elected debt balances as long-term debt on the Condensed Consolidated Balance Sheet. Our policy is to separately record interest expense on the fair value-elected debt, which continues to be classified as interest on long-term debt in the Condensed Consolidated Statement of Income. We classified the fair value adjustment recorded for this fair value-elected debt as other income, net of losses, in the Condensed Consolidated Statement of Income.

•

Conforming and government-insured mortgage loans held-for-sale — We elected the fair value option for conforming and government-insured mortgage loans held-for-sale funded after July 31, 2009. We elected the fair value option to mitigate earnings volatility by better matching the accounting for the assets with the related hedges.

Excluded from the fair value option were conforming and government-insured loans funded on or prior to July 31, 2009, and those repurchased or rerecognized. The loans funded on or prior to July 31, 2009, were ineligible because the election must be made at the time of funding. Repurchased and rerecognized conforming and government-insured loans were not elected because the election will not mitigate earning volatility. We repurchase or rerecognize loans due to representation and warranty obligations or conditional repurchase options. Typically, we will be unable to resell these assets through regular channels due to characteristics of the assets. Since the fair value of these assets is influenced by factors that cannot be hedged, we did not elect the fair value option.

We carry the fair value-elected conforming and government-insured loans as loans held-for-sale, net, on the Condensed Consolidated Balance Sheet. Our policy is to separately record interest income on the fair value-elected loans (unless they are placed on nonaccrual status); however, the accrued interest was excluded from the fair value presentation. Upfront fees and costs related to the fair value-elected loans were not deferred or capitalized. The fair value adjustment recorded for these loans is classified as gain (loss) on mortgage loans, net, in the Condensed Consolidated Statement of Income. In accordance with GAAP, the fair value option election is irrevocable once the asset is funded even if it is subsequently determined that a particular loan cannot be sold.

•

Nongovernment eligible mortgage loans held-for-sale subject to conditional repurchase options —As of January 1, 2011, we elected the fair value option for both nongovernment eligible mortgage loans held-for-sale subject to conditional repurchase options and the related liability. These conditional repurchase options within our private label securitizations allow us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan if it exceeds a certain prespecified

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally we would do so only when it is in our best interest. We record the asset and the corresponding liability on our balance sheet when the option becomes exercisable. The fair value option election must be made at initial recording. As such, the conditional repurchase option assets and liabilities recorded prior to January 1, 2011, were ineligible for the fair value election.

We carry these fair value-elected optional repurchase loan balance as loans held-for-sale, net, on the Condensed Consolidated Balance Sheet. The fair value adjustment recorded for these loans is classified as other income, net of losses, in the Condensed Consolidated Statement of Income. We carry the fair value elected corresponding liability as accrued expenses and other liabilities on the Condensed Consolidated Balance Sheet. The fair value adjustment recorded for these liabilities are classified as other income, net of losses, in the Condensed Consolidated Statement of Income.

The following table summarizes the fair value option elections and information regarding the amounts recorded as earnings for each fair value option-elected item.

	Changes included in the Condensed Consolidated Statement of Income
Three months ended March 31,	Interest and fees on finance receivables and loans		Interest on loans held-for-sale		Interest on long-term debt		Gain on mortgage loans, net	Other income, net of losses	Total included in earnings	Change in fair value due to credit risk (a)
	($ in millions)
2011
Assets
Mortgage loans held-for-sale, net	$—		$41	(b)	$—		$142	$—	$183	$—	(c)
Consumer mortgage finance receivables and loans, net	54	(b)	—		—		—	19	73	(17	) (d)
Liabilities
Secured debt
On-balance sheet securitization debt	$—		$—		$(31	) (e)	$—	$(36)	$(67)	$27	(f)

Total									$189

2010
Assets
Mortgage loans held-for-sale, net	$—		$56	(b)	$—		$184	$—	$240	$—	(c)
Consumer mortgage finance receivables and loans, net	169	(b)	—		—		—	244	413	(34	) (d)
Liabilities
Secured debt
On-balance sheet securitization debt	$—		$—		$(96	) (e)	$—	$(317)	$(413)	$37	(f)

Total									$240

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

(a)	Factors other than credit quality that impact fair value include changes in market interest rates and the illiquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.

(b)	Interest income is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the number of days of interest due.

(c)	The credit impact for agency eligible loans held-for-sale is assumed to be zero because the loans are either suitable for sale or are covered by a government guarantee. The credit impact for nonagency eligible loans was quantified by applying internal credit loss assumptions to cash flow models.

(d)	The credit impact for consumer mortgage finance receivables and loans was quantified by applying internal credit loss assumptions to cash flow models.

(e)	Interest expense is measured by multiplying bond principal by the coupon rate and the number of days of interest due to the investor.

(f)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero at which point the losses on the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and will make credit adjustments to the extent any bond classes are downgraded by rating agencies.

The following table provides the aggregate fair value and the aggregate unpaid principal balance for the fair value option-elected loans and long-term debt instruments.

	March 31, 2011		December 31, 2010
	Unpaid principal balance	Fair value (a)	Unpaid principal balance	Fair value (a)
	($ in millions)
Assets
Mortgage loans held-for-sale, net
Total loans	$2,870	$2,946	$6,354	$6,424
Nonaccrual loans	26	15	3	1
Loans 90+ days past due (b)	25	14	—	—
Consumer mortgage finance receivables and loans, net
Total loans	2,811	971	2,905	1,015
Nonaccrual loans (c)	565	246	586	260
Loans 90+ days past due (b) (c)	382	184	366	184
Liabilities
Secured debt
On-balance sheet securitization debt	$(2,886)	$(922)	$(2,969)	$(972)
Accrued expenses and other liabilities
Loan repurchase liabilities	(25)	(14)	—	—

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

(a)	Excludes accrued interest receivable.

(b)	Loans 90+ days past due are also presented within the nonaccrual loan balance and the total loan balance; however, excludes government-insured loans that are still accruing interest.

(c)	The fair value of consumer mortgage finance receivables and loans is calculated on a pooled basis; therefore, we allocated the fair value of nonaccrual loans and loans 90+ days past due to individual loans based on the unpaid principal balances. For further discussion regarding the pooled basis, refer to the previous section of this note titled Consumer mortgage finance receivables and loans, net.

Fair Value of Financial Instruments

The following table presents the carrying and estimated fair value of assets and liabilities that are considered financial instruments. Accordingly, items that do not meet the definition of a financial instrument are excluded from the table. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at March 31, 2011, and December 31, 2010.

	March 31, 2011		December 31, 2010
	Carrying value	Fair value	Carrying value	Fair value
	($ in millions)
Financial assets
Trading securities	$75	$75	$240	$240
Investment securities	15,401	15,401	14,846	14,846
Loans held-for-sale, net	7,496	7,552	11,411	11,449
Finance receivables and loans, net	105,653	104,856	100,540	99,462
Interests retained in financial asset sales	569	569	568	568
Fair value of derivative contracts in receivable position	3,380	3,380	3,966	3,966
Collateral placed with counterparties (a)	433	433	728	728
Financial liabilities
Deposit liabilities (b)	$38,786	$38,793	$37,291	$37,546
Short-term borrowings	7,395	7,386	7,508	7,509
Long-term debt (c)	88,725	90,688	87,181	88,996
Fair value of derivative contracts in liability position	3,224	3,224	3,860	3,860
Trading liabilities	137	137	—	—

(a)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

(b)	The carrying value and fair value amounts exclude dealer deposits.

(c)	Debt includes deferred interest for zero-coupon bonds of $586 million and $569 million at March 31, 2011, and December 31, 2010, respectively.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

The following describes the methodologies and assumptions used to determine fair value for the significant classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•

Investment securities — Bonds, equity securities, notes, and other available-for-sale investment securities are carried at fair value. Refer to the previous section of this note titled Available-for-sale securities for a description of the methodologies and assumptions used to determine fair value. The fair value of the held-to-maturity investment securities is based on valuation models using market-based assumption.

•	Loans held-for-sale, net — Refer to the previous sections of this note also titled Loans held-for-sale, net, for a description of methodologies and assumptions used to determine fair value.

•

Finance receivables and loans, net — With the exception of mortgage loans held-for-investment, the fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach). The carrying value of wholesale receivables in certain markets and certain other automotive- and mortgage-lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of wholesale receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

For mortgage loans held-for-investment used as collateral for securitization debt, we used a portfolio approach or an in-use premise to measure these loans at fair value. The objective in fair valuing these loans (which are legally isolated and beyond the reach of our creditors) and the related collateralized borrowings is to reflect our retained economic position in the securitizations. For mortgage loans held-for-investment that are not securitized, we used valuation methods and assumptions similar to those used for mortgage loans held-for-sale. These valuations consider unique attributes of the loans such as geography, delinquency status, product type, and other factors. Refer to the previous section in this note titled Loans held-for-sale, net, for a description of methodologies and assumptions used to determine the fair value of mortgage loans held-for-sale.

•	Derivative assets and liabilities — Refer to the previous section of this note titled Derivative instruments for a description of the methodologies and assumptions used to determine fair value.

•

Collateral placed with counterparties — Collateral placed with counterparties in the table above represents only collateral in the form of investment securities. Refer to the previous section of this note also titled Collateral placed with counterparties for additional information.

•

Interests retained in financial asset sales — Interest retained in financial asset sales are carried at fair value. Refer to the previous sections of this note titled Interests retained in financial asset sales for a description of the methodologies and assumptions used to determine fair value.

•

Debt — The fair value of debt was determined using quoted market prices for the same or similar issues, if available, or was based on the current rates offered to us for debt with similar remaining maturities.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

•

Deposit liabilities — Deposit liabilities represent certain consumer bank deposits as well as mortgage escrow deposits. The fair value of deposits with no stated maturity is equal to their carrying amount. The fair value of fixed-maturity deposits was estimated by discounting cash flows using currently offered rates for deposits of similar maturities.

22. Segment Information

Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses incurred for which discrete financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance.

Basis of Presentation

We report our results of operations on a line-of-business basis through five operating segments — North American Automotive Finance operations, International Automotive Finance operations, Insurance operations, Mortgage — Origination and Servicing operations, and Mortgage — Legacy Portfolio and Other operations, with the remaining activity reported in Corporate and Other. The operating segments are determined based on the products and services offered and geographic considerations, and reflect the manner in which financial information is currently evaluated by management. The following is a description of each of our reportable operating segments.

•

North American Automotive Finance operations — Provides automotive financing services to consumers and automotive dealers in the United States and Canada and includes the automotive activities of Ally Bank and ResMor Trust. For consumers, we offer retail automotive financing and leasing for new and used vehicles, and through our commercial automotive financing operations, we fund dealer purchases of new and used vehicles through wholesale or floorplan financing.

•

International Automotive Finance operations — Provides automotive financing and full-service leasing to consumers and dealers outside of the United States and Canada. Our International Automotive Finance operations will focus the majority of new originations in five core international markets: Germany, the United Kingdom, Brazil, Mexico, and China through our joint venture.

•

Insurance operations — Offers consumer and commercial insurance products sold primarily through the dealer channel including vehicle extended service contracts, commercial insurance coverage in the United States and internationally (primarily covering dealers’ wholesale vehicle inventory), and personal automobile insurance in certain countries outside the United States.

•

Mortgage — Origination and Servicing operations —The principal activities include originating, purchasing, selling, and securitizing conforming and government-insured residential mortgage loans in the United States and Canada; servicing residential mortgage loans for ourselves and others; and providing collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending. We also originate high-quality prime jumbo mortgage loans in the United States. We finance our mortgage loan originations primarily in Ally Bank in the United States and in our trust company, ResMor Trust, in Canada.

•

Mortgage — Legacy Portfolio and Other operations — Primarily consists of loans originated prior to January 1, 2009, and includes noncore business activities including discontinued operations, portfolios in

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

runoff, our mortgage reinsurance business, and cash held in the ResCap legal entity. These activities, all of which we have discontinued, included, among other things: lending to real estate developers and homebuilders in the United States and United Kingdom; and purchasing, selling, and securitizing nonconforming residential mortgage loans (with the exception of U.S. prime jumbo mortgage loans originated subsequent to January 1, 2009, which are included in our Origination and Servicing operations) in both the United States and internationally.

Corporate and Other consists of our Commercial Finance Group, certain equity investments, other corporate activities, the residual impacts of our corporate funds transfer pricing (FTP) and treasury asset liability management activities (ALM), and reclassifications and eliminations between the reportable operating segments.

We utilize an FTP methodology for the majority of our business operations. The FTP methodology assigns charge rates and credit rates to classes of assets and liabilities based on expected duration and the LIBOR swap curve plus an assumed credit spread. Matching duration allocates interest income and interest expense to these reportable segments so their respective results are insulated from interest rate risk. This methodology is consistent with our ALM practices, which includes managing interest rate risk centrally at a corporate level. The net residual impact of the FTP methodology is included within the results of Corporate and Other as summarized below.

The information presented in our reportable operating segments and geographic areas tables that follow are based in part on internal allocations, which involve management judgment.

Financial information for our reportable operating segments is summarized as follows.

	Global Automotive Services			Mortgage (a)
Three months ended March 31,	North American Automotive Finance operations	International Automotive Finance operations (b)	Insurance operations	Origination and Servicing operations	Legacy Portfolio and Other operations	Corporate and Other (c)	Consolidated (d)
	($ in millions)
2011
Net financing revenue (loss)	$818	$171	$22	$(30)	$78	$(522)	$537
Other revenue	109	75	498	351	12	25	1,070

Total net revenue (loss)	927	246	520	321	90	(497)	1,607
Provision for loan losses	46	37	—	2	45	(17)	113
Other noninterest expense	363	169	386	246	84	144	1,392

Income (loss) from continuing operations before income tax	$518	$40	$134	$73	$(39)	$(624)	$102

Total assets	$87,662	$16,295	$9,024	$19,164	$11,809	$29,750	$173,704

2010
Net financing revenue (loss)	$872	$178	$30	$(11)	$193	$(510)	$752
Other revenue	203	92	591	346	23	(157)	1,098

Total net revenue (loss)	1,075	270	621	335	216	(667)	1,850
Provision for loan losses	101	21	—	1	6	15	144
Other noninterest expense	362	202	438	263	125	129	1,519

Income (loss) from continuing operations before income tax	$612	$47	$183	$71	$85	$(811)	$187

Total assets	$74,786	$19,378	$9,083	$16,491	$28,045	$31,644	$179,427

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

(a)	Represents the ResCap legal entity and the mortgage activities of Ally Bank and ResMor Trust.

(b)	Amounts include intrasegment eliminations between our North American Automotive Finance operations, International Automotive Finance operations, and Insurance operations.

(c)	Total assets for the Commercial Finance Group were $1.4 billion and $3.0 billion at March 31, 2011 and 2010, respectively.

(d)	Net financing revenue (loss) after the provision for loan losses totaled $424 million and $608 million for the three months ended March 31, 2011 and 2010, respectively.

Information concerning principal geographic areas was as follows.

Three months ended March 31,	Revenue (a)	Income (loss) from continuing operations before income tax expense (benefit) (b)	Net income (loss) (b)
	($ in millions)
2011
Canada	$187	$76	$176
Europe	169	63	50
Latin America	237	73	32
Asia	—	—	(1)

Total foreign	593	212	257
Total domestic (c)	1,014	(110)	(111)

Total	$1,607	$102	$146

2010
Canada	$161	$50	$44
Europe	205	(44)	(34)
Latin America	207	45	35
Asia	3	7	(23)

Total foreign	576	58	22
Total domestic (c)	1,274	129	140

Total	$1,850	$187	$162

(a)	Revenue consists of net financing revenue and total other revenue as presented in our Condensed Consolidated Statement of Income.

(b)	The domestic amounts include original discount amortization of $299 million and $296 million for the three months ended March 31, 2011 and 2010, respectively.

(c)	Amounts include eliminations between our domestic and foreign operations.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

23. Parent and Guarantor Consolidating Financial Statements

Certain of our senior notes are guaranteed by a group of subsidiaries (the Guarantors). The Guarantors, each of which is a 100% directly owned subsidiary of Ally Financial Inc, are Ally US LLC, IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V., and GMAC Continental LLC. The Guarantors fully and unconditionally guarantee the senior notes on a joint and several basis.

The following financial statements present condensed consolidating financial data for (i) Ally Financial Inc. (on a parent company only basis), (ii) the combined Guarantors, (iii) the combined nonguarantor subsidiaries (all other subsidiaries), (iv) an elimination column for adjustments to arrive at the information for the parent company, Guarantors, and nonguarantors on a consolidated basis, and (v) the parent company and our subsidiaries on a consolidated basis.

Investments in subsidiaries are accounted for by the parent company and the Guarantors using the equity method for this presentation. Results of operations of subsidiaries are therefore classified in the parent company’s and Guarantors’ investment in subsidiaries accounts. The elimination entries set forth in the following condensed consolidating financial statements eliminate distributed and undistributed income of subsidiaries, investments in subsidiaries, and intercompany balances and transactions between the parent, Guarantors, and nonguarantors.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Condensed Consolidating Statement of Income

	Three months ended March 31, 2011
	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$252	$7	$1,364	$—	$1,623
Interest and fees on finance receivables and loans — intercompany	91	5	7	(103)	—
Interest on loans held-for-sale	—	—	108	—	108
Interest on trading facilities	—	—	3	—	3
Interest and dividends on available-for-sale investment securities	3	—	101	—	104
Interest and dividends on available-for-sale investment securities — intercompany	—	—	2	(2)	—
Interest-bearing cash	3	—	9	—	12
Operating leases	308	—	372	—	680

Total financing revenue and other interest income	657	12	1,966	(105)	2,530
Interest expense
Interest on deposits	15	—	157	—	172
Interest on short-term borrowings	13	—	113	—	126
Interest on long-term debt	988	2	420	—	1,410
Interest on intercompany debt	(4)	7	102	(105)	—

Total interest expense	1,012	9	792	(105)	1,708
Depreciation expense on operating lease assets	131	—	154	—	285

Net financing (loss) revenue	(486)	3	1,020	—	537
Dividends from subsidiary
Nonbank subsidiaries	501	—	—	(501)	—
Other revenue
Servicing fees	80	—	291	—	371
Servicing asset valuation and hedge activities, net	—	—	(87)	—	(87)

Total servicing income, net	80	—	204	—	284
Insurance premiums and service revenue earned	—	—	433	—	433
Gain on mortgage and automotive loans, net	—	—	92	—	92
Loss on extinguishment of debt	(39)	—	—	—	(39)
Other gain on investments, net	9	—	75	—	84
Other income, net of losses	15	—	349	(148)	216

Total other revenue	65	—	1,153	(148)	1,070
Total net revenue	80	3	2,173	(649)	1,607
Provision for loan losses	83	(1)	31	—	113
Noninterest expense
Compensation and benefits expense	198	2	234	—	434
Insurance losses and loss adjustment expenses	—	—	186	—	186
Other operating expenses	118	1	801	(148)	772

Total noninterest expense	316	3	1,221	(148)	1,392
(Loss) income from continuing operations before income tax (benefit) expense and undistributed income of subsidiaries	(319)	1	921	(501)	102
Income tax (benefit) expense from continuing operations	(133)	—	65	—	(68)

Net (loss) income from continuing operations	(186)	1	856	(501)	170

Loss from discontinued operations, net of tax	(5)	—	(19)	—	(24)
Undistributed income of subsidiaries
Bank subsidiary	251	251	—	(502)	—
Nonbank subsidiaries	86	197	—	(283)	—

Net income	$146	$449	$837	$(1,286)	$146

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

	Three months ended March 31, 2010
	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$316	$8	$1,294	$—	$1,618
Interest and fees on finance receivables and loans — intercompany	177	1	1	(179)	—
Interest on loans held-for-sale	46	—	169	—	215
Interest on trading facilities	—	—	1	—	1
Interest and dividends on available-for-sale investment securities	—	—	101	(2)	99
Interest and dividends on available-for-sale investment securities — intercompany	22	—	1	(23)	—
Interest-bearing cash	1	—	13	—	14
Operating leases	200	—	963	—	1,163

Total financing revenue and other interest income	762	9	2,543	(204)	3,110
Interest expense
Interest on deposits	10	—	148	—	158
Interest on short-term borrowings	9	—	102	—	111
Interest on long-term debt	908	5	520	—	1,433
Interest on intercompany debt	(6)	1	169	(164)	—

Total interest expense	921	6	939	(164)	1,702
Depreciation expense on operating lease assets	70	—	586	—	656

Net financing (loss) revenue	(229)	3	1,018	(40)	752
Dividends from subsidiaries
Nonbank subsidiaries	5	—	—	(5)	—
Other revenue
Servicing fees	144	—	241	—	385
Servicing asset valuation and hedge activities, net	—	—	(133)	—	(133)

Total servicing income, net	144	—	108	—	252
Insurance premiums and service revenue earned	—	—	468	—	468
(Loss) gain on mortgage and automotive loans, net	(31)	—	302	—	271
Loss on extinguishment of debt	(116)	—	(2)	—	(118)
Other gain on investments, net	—	—	144	(1)	143
Other income, net of losses	(76)	—	295	(137)	82

Total other revenue	(79)	—	1,315	(138)	1,098
Total net revenue	(303)	3	2,333	(183)	1,850
Provision for loan losses	(19)	—	163	—	144
Noninterest expense
Compensation and benefits expense	195	3	228	—	426
Insurance losses and loss adjustment expenses	—	—	211	—	211
Other operating expenses	153	13	854	(138)	882

Total noninterest expense	348	16	1,293	(138)	1,519
(Loss) income from continuing operations before income tax (benefit) expense and undistributed income of subsidiaries	(632)	(13)	877	(45)	187
Income tax (benefit) expense from continuing operations	(165)	—	201	—	36

Net (loss) income from continuing operations	(467)	(13)	676	(45)	151

Income (loss) from discontinued operations, net of tax	16	—	(5)	—	11
Undistributed income of subsidiaries
Bank subsidiary	225	225	—	(450)	—
Nonbank subsidiaries	388	51	—	(439)	—

Net income	$162	$263	$671	$(934)	$162

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Condensed Consolidating Balance Sheet

	March 31, 2011
	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$1,288	$—	$364	$—	$1,652
Interest-bearing	4,652	2	6,640	—	11,294
Interest-bearing — intercompany	—	—	394	(394)	—

Total cash and cash equivalents	5,940	2	7,398	(394)	12,946
Trading securities	—	—	75	—	75
Investment securities	—	—	15,401	—	15,401
Investment securities — intercompany	—	—	—	—	—
Loans held-for-sale, net	—	—	7,496	—	7,496
Finance receivables and loans, net
Finance receivables and loans, net	17,682	389	89,388	—	107,459
Intercompany loans to
Bank subsidiary	2,250	—	—	(2,250)	—
Nonbank subsidiaries	9,284	388	460	(10,132)	—
Allowance for loan losses	(358)	(1)	(1,447)	—	(1,806)

Total finance receivables and loans, net	28,858	776	88,401	(12,382)	105,653
Investment in operating leases, net	4,973	—	3,925	—	8,898
Intercompany receivables from
Bank subsidiary	5,812	—	—	(5,812)	—
Nonbank subsidiaries	—	214	—	(214)	—
Investment in subsidiaries
Bank subsidiary	11,165	11,164	—	(22,329)	—
Nonbank subsidiaries	16,928	3,742	—	(20,670)	—
Mortgage servicing rights	—	—	3,774	—	3,774
Premiums receivable and other insurance assets	(6)	—	2,184	(3)	2,175
Other assets	3,119	4	14,507	(867)	16,763
Assets of operations held-for-sale	(134)	—	657	—	523

Total assets	$76,655	$15,902	$143,818	$(62,671)	$173,704

Liabilities
Deposit liabilities
Noninterest-bearing	$—	$—	$2,064	$—	$2,064
Interest-bearing	1,591	—	37,041	—	38,632

Total deposit liabilities	1,591	—	39,105	—	40,696
Short-term borrowings	2,831	50	5,061	(547)	7,395
Long-term debt	44,051	260	43,828	—	88,139
Intercompany debt to
Nonbank subsidiaries	394	460	11,375	(12,229)	—
Intercompany payables to
Nonbank subsidiaries	4,881	—	1,110	(5,991)	—
Interest payable	1,174	4	672	—	1,850
Unearned insurance premiums and service revenue	—	—	2,842	—	2,842
Reserves for insurance losses and loss adjustment expenses	—	—	828	—	828
Accrued expenses and other liabilities	1,326	6	10,574	(905)	11,001
Liabilities of operations held-for-sale	—	—	546	—	546

Total liabilities	56,248	780	115,941	(19,672)	153,297

Total equity	20,407	15,122	27,877	(42,999)	20,407

Total liabilities and equity	$76,655	$15,902	$143,818	$(62,671)	$173,704

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

	December 31, 2010
	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$1,251	$—	$463	$—	$1,714
Interest-bearing	3,414	1	6,541	—	9,956
Interest-bearing — intercompany	—	—	504	(504)	—

Total cash and cash equivalents	4,665	1	7,508	(504)	11,670
Trading securities	—	—	240	—	240
Investment securities	1,488	—	13,358	—	14,846
Investment securities — intercompany	2	—	—	(2)	—
Loans held-for-sale, net	—	—	11,411	—	11,411
Finance receivables and loans, net
Finance receivables and loans, net	10,047	425	91,941	—	102,413
Intercompany loans to
Bank subsidiary	3,650	—	—	(3,650)	—
Nonbank subsidiaries	9,461	367	463	(10,291)	—
Allowance for loan losses	(266)	(1)	(1,606)	—	(1,873)

Total finance receivables and loans, net	22,892	791	90,798	(13,941)	100,540
Investment in operating leases, net	3,864	—	5,264	—	9,128
Intercompany receivables from
Bank subsidiary	5,930	—	—	(5,930)	—
Nonbank subsidiaries	—	213	—	(213)	—
Investment in subsidiaries
Bank subsidiary	10,886	10,886	—	(21,772)	—
Nonbank subsidiaries	23,632	3,123	—	(26,755)	—
Mortgage servicing rights	—	—	3,738	—	3,738
Premiums receivable and other insurance assets	—	—	2,190	(9)	2,181
Other assets	2,912	3	15,539	(890)	17,564
Assets of operations held-for-sale	(160)	—	850	—	690

Total assets	$76,111	$15,017	$150,896	$(70,016)	$172,008

Liabilities
Deposit liabilities
Noninterest-bearing	$—	$—	$2,131	$—	$2,131
Interest-bearing	1,459	—	35,458	—	36,917

Total deposit liabilities	1,459	—	37,589	—	39,048
Short-term borrowings	2,519	89	4,900	—	7,508
Long-term debt	43,897	239	42,476	—	86,612
Intercompany debt to
Nonbank subsidiaries	504	462	13,481	(14,447)	—
Intercompany payables to
Nonbank subsidiaries	4,466	—	1,716	(6,182)	—
Interest payable	1,229	3	597	—	1,829
Unearned insurance premiums and service revenue	—	—	2,854	—	2,854
Reserves for insurance losses and loss adjustment expenses	—	—	862	—	862
Accrued expenses and other liabilities	1,548	1	11,437	(860)	12,126
Liabilities of operations held-for-sale	—	—	680	—	680

Total liabilities	55,622	794	116,592	(21,489)	151,519

Total equity	20,489	14,223	34,304	(48,527)	20,489

Total liabilities and equity	$76,111	$15,017	$150,896	$(70,016)	$172,008

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Condensed Consolidating Statement of Cash Flows

	Three months ended March 31, 2011
	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Operating activities
Net cash provided by (used in) operating activities	$7,381	$5	$(3,843)	$(501)	$3,042
Investing activities
Purchases of available-for-sale securities	—	—	(5,529)	—	(5,529)
Proceeds from sales of available-for-sale securities	1,494	—	2,981	—	4,475
Proceeds from maturities of available-for-sale securities	1	—	1,102	—	1,103
Net (increase) decrease in finance receivables and loans	(7,669)	35	3,385	—	(4,249)
Net decrease (increase) in loans — intercompany	1,578	(22)	2	(1,558)	—
Net (increase) decrease in operating lease assets	(1,293)	—	1,242	—	(51)
Capital contributions to subsidiaries	(50)	(50)	—	100	—
Proceeds from sale of business units, net	—	—	46	—	46
Other, net	(229)	2	818	—	591

Net cash (used in) provided by investing activities	(6,168)	(35)	4,047	(1,458)	(3,614)
Financing activities
Net change in short-term debt — third party	312	(39)	(186)	—	87
Net increase in bank deposits	—	—	1,670	—	1,670
Proceeds from issuance of long-term debt — third party	2,088	28	11,688	—	13,804
Repayments of long-term debt — third party	(2,131)	(7)	(11,073)	—	(13,211)
Net change in debt — intercompany	(110)	(2)	(1,556)	1,668	—
Dividends paid — third party	(228)	—	—	—	(228)
Dividends paid and returns of contributed capital — intercompany	—	—	(501)	501	—
Capital contributions from parent	—	50	50	(100)	—
Other, net	131	—	(48)	—	83

Net cash provided by financing activities	62	30	44	2,069	2,205
Effect of exchange-rate changes on cash and cash equivalents	—	—	(266)	—	(266)

Net increase (decrease) in cash and cash equivalents	1,275	—	(18)	110	1,367
Adjustment for change in cash and cash equivalents of operations held-for-sale	—	—	(91)	—	(91)
Cash and cash equivalents at beginning of year	4,665	2	7,507	(504)	11,670

Cash and cash equivalents at March 31	$5,940	$2	$7,398	$(394)	$12,946

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

	Three months ended March 31, 2010
	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Operating activities
Net cash provided by operating activities	$636	$30	$6,714	$(7)	$7,373
Investing activities
Purchases of available-for-sale securities	—	—	(4,735)	—	(4,735)
Proceeds from sales of available-for-sale securities	24	—	2,664	(24)	2,664
Proceeds from maturities of available-for-sale securities	—	—	2,873	—	2,873
Net increase in investment securities — intercompany	—	—	(332)	332	—
Net (increase) decrease in finance receivables and loans	(1,763)	45	(1,853)	—	(3,571)
Proceeds from sales of finance receivables and loans	6	—	1,181	—	1,187
Net decrease in loans — intercompany	1,955	47	33	(2,035)	—
Net (increase) decrease in operating lease assets	(1,868)	—	3,301	—	1,433
Capital contributions to subsidiaries	(160)	(62)	—	222	—
Returns of contributed capital	123	—	—	(123)	—
Proceeds from sale of business units, net	—	—	(526)	—	(526)
Other, net	49	—	557	—	606

Net cash (used in) provided by investing activities	(1,634)	30	3,163	(1,628)	(69)
Financing activities
Net change in short-term debt — third party	110	(14)	(2,725)	—	(2,629)
Net increase in bank deposits	—	—	752	—	752
Proceeds from issuance of long-term debt — third party	3,299	5	8,859	24	12,187
Repayments of long-term debt — third party	(2,615)	(56)	(16,090)	—	(18,761)
Net change in debt — intercompany	338	(35)	(2,000)	1,697	—
Dividends paid — third party	(199)	—	—	—	(199)
Dividends paid and returns of contributed capital — intercompany	—	—	(130)	130	—
Capital contributions from parent	—	50	172	(222)	—
Other, net	36	—	258	—	294

Net cash provided by (used in) financing activities	969	(50)	(10,904)	1,629	(8,356)
Effect of exchange-rate changes on cash and cash equivalents	—	—	378	—	378

Net (decrease) increase in cash and cash equivalents	(29)	10	(649)	(6)	(674)
Adjustment for change in cash and cash equivalents of operations held-for-sale	—	—	556	—	556
Cash and cash equivalents at beginning of year	757	5	14,026	—	14,788

Cash and cash equivalents at March 31	$728	$15	$13,933	$(6)	$14,670

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

24. Contingencies and Other Risks

Temporary Suspension of Mortgage Foreclosure Sales and Evictions and Consent Order

Representatives of federal and state governments, including the United States Department of Justice, the FRB, the FDIC, the SEC and law enforcement authorities in all 50 states, have announced investigations into the procedures followed by mortgage servicing companies and banks, including subsidiaries of Ally, in connection with mortgage foreclosure home sales and evictions. As a result of an examination conducted by the FRB and FDIC on April 13, 2011, each of Ally, Ally Bank, Residential Capital, LLC and GMAC Mortgage, LLC (collectively, the Ally Entities) entered into a Consent Order (the Order) with the FRB and the FDIC. The Order requires, among other things, the Ally Entities to retain independent consultants to conduct a risk assessment related to mortgage servicing activities and to conduct a review of certain past residential mortgage foreclosure actions. We do not expect the costs associated with our required near-term response to the Order to be material. The Order further requires the Ally Entities to make improvements in various areas related to aspects of Ally’s mortgage servicing business, including board oversight, compliance programs, internal audit, communications with borrowers, outsourcing activities, management information systems, and employee training. The estimated increased costs associated with future servicing and foreclosure costs as a result of the Order have been considered as part of the fair value adjustment of our existing mortgage servicing rights for the three months ended March 31, 2011.

We continue to cooperate with the ongoing investigations of the various regulators. Any additional results of these investigations is uncertain, but we expect that Ally or its subsidiaries will become subject to additional penalties, sanctions, or other adverse actions, including montetary fines, that could have a material adverse impact on us.

On September 17, 2010, GMAC Mortgage, LLC (GMACM), our indirect wholly owned subsidiary, temporarily suspended mortgage foreclosure home sales and evictions and postponed hearings on motions for judgment in certain states. This decision was made after an operational matter was detected in the execution of certain affidavits used in connection with judicial foreclosures in some but not all states. The issue relates to whether persons signing the affidavits had appropriately verified the information in them and whether they were signed in the immediate physical presence of a notary. In response to this and to enhance existing procedures, GMACM implemented supplemental procedures that are used in all new foreclosure cases to seek to ensure that affidavits are prepared in compliance with applicable law. GMACM is also conducting an additional review of all foreclosure files in all states prior to proceeding with foreclosure sales.

Our review related to this matter is ongoing, and we cannot estimate the ultimate impact of deficiencies that have been identified or any that may be identified in the future, related to our historical foreclosure procedures. Throughout our review process to date, we have found no instance where a homeowner was foreclosed upon without being in significant default. There are potential risks related to these matters that extend beyond potential liability on individual foreclosure actions. Specific risks could include, for example, claims and litigation related to foreclosure file remediation and resubmission; claims from investors that hold securities that become adversely impacted by continued delays in the foreclosure process; actions by courts, state attorneys general, or regulators to delay further the foreclosure process after submission of corrected affidavits; regulatory fines, sanctions, and other costs; and reputational risks. At March 31, 2011, we recorded a liability of approximately $9 million related to potential monetary fines and penalties we determined were probable and estimable. We did not record any additional liability related to unasserted claims or loss contingencies at March 31, 2011, because we do not believe such liabilities are probable and estimable based on information currently available nor are we able to estimate a range of losses.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Mortgage-backed Securities Litigation

There are twelve cases relating to various private-label MBS offerings that are currently pending. Plaintiffs in these cases include Cambridge Place Investment Management Inc. (two cases pending in Suffolk County Superior Court, Massachusetts); The Charles Schwab Corporation (case pending in San Francisco County Superior Court, California); Federal Home Loan Bank of Boston (case pending in Suffolk County Superior Court, Massachusetts); Federal Home Loan Bank of Chicago (case pending in Cook County Circuit Court, Illinois); Federal Home Loan Bank of Indianapolis (case filed in Marion County Superior Court, Indiana); Massachusetts Mutual Life Ins. Co. (case pending in federal court in the District of Massachusetts); Allstate Insurance Co. et al. (case pending in Hennepin County District Court, Minnesota); New Jersey Carpenters Health Fund, et al. (a putative class action in which certification has been denied, pending in federal court in the Southern District of New York); West Virginia Investment Management Board (case pending in Kanawha County Circuit Court, West Virginia); Thrivent Financial for Lutherans, et al. (case pending in Hennepin County District Court, Minnesota); and Union Central Life Insurance et al. (case pending in federal court in the Southern District of New York). Each of the above cases includes as defendants certain of our mortgage subsidiaries, and the New Jersey Carpenters, Massachusetts Mutual, and Union Central cases also include as defendants certain current and former employees. The plaintiffs in all cases have alleged that the various defendant subsidiaries made misstatements and omissions in registration statements, prospectuses, prospectus supplements, and other documents related to MBS offerings. The alleged misstatements and omissions typically concern underwriting standards. Plaintiffs claim that such misstatements and omissions constitute violations of state and/or federal securities law and common law including negligent misrepresentation and fraud. Plaintiffs seek monetary damages and rescission. The range of any potential losses related to these matters is not currently determinable.

There are two additional cases pending in the New York County Supreme Court where MBIA Insurance Corp. (MBIA) has alleged that two of our mortgage subsidiaries breached their contractual representations and warranties relating to the characteristics of the mortgage loans contained in certain insured MBS offerings. MBIA further alleges that the defendant subsidiaries failed to follow certain remedy procedures set forth in the contracts and improperly serviced the mortgage loans. Along with claims for breach of contract, MBIA also alleges fraud. The range of any potential losses related to these matters is not currently determinable.

Private-label Matters

Claims related to private-label mortgage-backed securities (PLS) have been brought under federal and state securities laws (among other theories), and it is possible that additional similar claims will be brought in the future. The claims made to date are similar in some respects to the repurchase demands we have previously disclosed related to alleged breaches of representations and warranties our mortgage subsidiaries made in connection with mortgage loans they sold or securitized. Further and as previously disclosed, the Federal Housing Finance Agency (FHFA), as conservator of Fannie Mae and Freddie Mac, announced on July 12, 2010, that it issued 64 subpoenas to various entities seeking documents related to PLS in which Fannie Mae and Freddie Mac had invested. Certain of our mortgage subsidiaries received such subpoenas. In connection with our settlement with Fannie Mae announced on December 23, 2010, the FHFA has agreed to withdraw the subpoenas that relate to Fannie Mae. However, we continue to respond to the subpoenas related to Freddie Mac. The FHFA has indicated that documents provided in response to the subpoenas will enable the FHFA to determine whether they believe issuers of PLS are potentially liable to Freddie Mac for losses they might have suffered. While a final outcome in any existing or future legal proceeding related to the foregoing, if unfavorable, could result in additional liability, the range of any potential losses related to the above described matters is not currently determinable.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Loan Repurchases and Obligations Related to Loan Sales

Overview

Our Mortgage operations sell loans that take the form of securitizations guaranteed by the GSEs and to whole-loan investors. We have issued private-label mortgage-backed securities infrequently since 2007. In prior years, our volume of private-label securitization issuances were considerably larger, and they included securitized loans where monolines have insured the related bonds. We have settled with both Fannie Mae and Freddie Mac, limiting our remaining exposure with the GSEs. In connection with securitizations and loan sales, investors are provided various representations and warranties related to the loans sold. The specific representations and warranties vary among different transactions and investors but typically relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, the ability to deliver required documentation and compliance with applicable laws. In general, the representations and warranties described above may be enforced at any time unless a sunset provision is in place. ResCap assumes all of the customary mortgage representation and warranty obligations for loans purchased from Ally Bank and subsequently sold into the secondary market, generally through securitizations guaranteed by the GSEs. In the event ResCap fails to meet these obligations, Ally Financial Inc. has provided Ally Bank a guaranteed coverage of liability. Upon a breach of a representation, the breach is corrected in a manner conforming to the provisions of the sale agreement. This may require us either to repurchase the loan or indemnify the investor for incurred losses.

Originations

We believe our exposure to mortgage representation and warranty claims is most significant for loans sold between 2004 through 2008, specifically the 2006 and 2007 vintages that were originated and sold prior to enhanced underwriting standards and risk-mitigation actions implemented in 2008 and forward, including product offerings, which are more conservative. Since 2009, we have focused primarily on prime conforming and government-insured mortgages in the United States and high-quality government-insured residential mortgages in Canada. In addition, we ceased offering interest-only jumbo mortgages in 2010. Our representation and warranty risk-mitigation strategies include, but are not limited to, pursuing settlements with investors where economically beneficial in order to resolve a pipeline of demands in lieu of loan-by-loan assessments that could result in us repurchasing loans, aggressively contesting claims we do not consider valid (rescinding claims), or actively seeking recourse against correspondent lenders from whom we purchased loans.

Repurchase Process

As soon as practical, after receiving a claim under representation and warranty obligations, we evaluate the request and take appropriate action. Historically, repurchase demands were related to loans that became delinquent within the first few years following origination and varied by investor. As a result of market developments over the past several years, repurchase demand behavior has changed significantly. GSEs are more likely to submit claims for loans at any point in their life cycle based on their internal audit findings. Direct and whole-loan investors are more likely to submit claims for loans that become delinquent at any time while a loan is outstanding or when a loan incurs a loss. Actual incurred losses more significantly drive monoline investor behavior, which can significantly extend the period over which claims are likely to be presented. This occurs because insurance claims paid by the monolines are not required until over-collateralization is depleted and the monolines are not incented to request loan repurchases until they have paid the insurance claims. Representation and warranty claims are generally reviewed on a loan-by-loan basis to validate if there has been a breach

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

requiring a potential repurchase or indemnification payment. We actively contest claims to the extent we do not consider them valid. We are not required to either repurchase the loan or provide an indemnification payment where claims are not valid.

We seek to manage the risk of repurchase and the associated credit exposure through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards. We believe that, in general, the longer a loan performs prior to default the less likely it is that an alleged breach of representation and warranty will have a material impact on the loan’s performance. When we do repurchase loans, we bear the subsequent credit loss on the loans. Repurchased loans are classified as held-for-sale and initially recorded at fair value. While investors’ repurchase and demand behavior has changed given the recent market conditions, we continue to maintain constructive relationships with the GSEs and other investors.

Representation and Warranty Obligation Reserve Methodology

The reserve for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, and historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, it is difficult to predict and estimate the level and timing of any potential future demands. As such, losses cannot currently be reasonably estimated and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in accrued expenses and other liabilities on our Condensed Consolidated Balance Sheet and recorded as a component of gain (loss) on mortgage and automotive loans, net, in our Condensed Consolidated Statement of Income. We recognize changes in the reserve when additional relevant information becomes available. Changes in the liability are recorded as other operating expenses in our Condensed Consolidated Statement of Income. The repurchase reserve at March 31, 2011, primarily represents non-GSE exposure.

The following tables summarize the changes in our reserve for representation and warranty obligations.

	2011	2010
	($ in millions)
Balance at January 1,	$830	$1,263
Provision for mortgage representation and warranty expenses
Loan sales	6	1
Change in estimate — continuing operations	26	49

Total additions	32	50
Realized losses (a)	(34)	(425)
Recoveries	2	2

Balance at March 31, (b)	$830	$890

(a)	Includes principal losses and accrued interest on repurchased loans, indemnification payments, and settlements with counterparty.

(b)	Includes international reserves.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Government-sponsored Enterprises

Between 2004 and 2008, we sold $250.8 billion of loans. Each GSE has specific guidelines and criteria for sellers and servicers of loans underlying their securities. In addition, the risk of credit loss of the loan sold was generally transferred to investors upon sale of the securities into the secondary market. Conventional conforming loans were sold to either Freddie Mac or Fannie Mae, and government-insured loans were securitized with Ginnie Mae. For the three months ended March 31, 2011, we received $102 million in repurchase claims of which $49 million are associated with the 2004 through 2008 vintages of loans sold to the GSEs. Overall, we resolved $174 million claims, including $133 million in settlement, repurchase, or indemnification payments and $41 million related to rescinded claims. Our representation and warranty obligation liability with respect to the GSEs considers the existing unresolved claims and our best estimate of future claims we might receive. We consider our experiences with the each GSE in evaluating our liability. During 2010, we reached agreements with Freddie Mac and Fannie Mae that resolve material repurchase obligations with each counterparty.

In March 2010, certain of our mortgage subsidiaries entered into an agreement with Freddie Mac under which we made a one-time payment to Freddie Mac for the release of repurchase obligations relating to most of the mortgage loans sold to Freddie Mac prior to January 1, 2009. The agreement does not cover any violation of servicing obligations related to any failure to comply with any requirements of law applicable to foreclosing on property serving as collateral for any applicable mortgage loan. This agreement does not release any of our obligations with respect to loans where our subsidiary, Ally Bank, is the owner of the servicing.

On December 23, 2010, certain of our mortgage subsidiaries entered into an agreement with Fannie Mae under which we made a one-time payment to Fannie Mae for the release of repurchase obligations, including private-label securitization exposure, related to most of the mortgage loans we sold to Fannie Mae prior to June 30, 2010. We continue to be responsible for other contractual obligations we have with Fannie Mae including all indemnification obligations that may arise in connection with the servicing of the mortgages. The agreement does not cover any violation of servicing obligations related to any failure to comply with any requirements of law applicable to foreclosing on property serving as collateral for any applicable mortgage loan. This agreement does not release any of our obligations with respect to loans where our subsidiary, Ally Bank, is the owner of the servicing.

The FHFA, as conservator of Fannie Mae and Freddie Mac, announced on July 12, 2010, that it issued 64 subpoenas to various entities seeking documents related to private-label mortgage-backed securities in which Fannie Mae and Freddie Mac had invested. Certain of these subpoenas were directed at our mortgage subsidiaries. In connection with the agreement reached with Fannie Mae, the FHFA has agreed to withdraw those subpoenas that relate to Fannie Mae while the subpoenas that relate to Freddie Mac remain open.

Whole-loan Sales

In addition to the settlements with the GSEs noted earlier, we have settled with several whole-loan investors concerning alleged breaches of underwriting standards. For the three months ended March 31, 2011, we have received $16 million in repurchase claims of which $14 million are associated with the 2004 through 2008 vintages of loans sold to whole-loan investors. We resolved $31 million of claims, including $7 million in either settlements, repurchases, or indemnification payments and $24 million related to rescinded claims.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

Monoline Insurers

Historically, our Mortgage operations have securitized whole loans where the monolines have insured all or some of the related bonds and have guaranteed the timely repayment of bond principal and interest when an issuer defaults. Overall, the representation and warranty obligations to monoline insurers are not as stringent as those of the GSEs and impose a higher burden of proof on the insurer. Typically, any alleged breach requires the insurer to have both the ability to assert a claim as well as evidence that a defect has had a material adverse effect on the interest of the security holders or the insurer. For the period 2004 through 2008, we sold $42.7 billion of loans into these monoline-wrapped securitizations. For the three months ended March 31, 2011, we received $14 million in repurchase claims from the monolines associated with the 2004 through 2008 securitizations. We have resolved $8 million of the total unresolved repurchase demands through indemnification payments.

Unlike the repurchase protocols and experience established with the GSEs, experience with monolines has not been as predictable. A significant portion of the outstanding unresolved monoline repurchase claims are with one insurer, with whom we are currently in litigation.

Private-label Securitization

Historically, our Mortgage operations were very active in the securitization market, selling whole loans into special-purpose entities and selling these private-label mortgage-backed securities to investors. We have issued private-label mortgage-backed securities infrequently since 2007.

In general, representations and warranties provided as part of our securitization activities are less rigorous than those provided to the GSEs and generally impose higher burdens on investors seeking repurchase. In order to successfully assert a claim, an investor must prove breach of the representations and warranties that materially and adversely affects the interest of all investors. Securitization documents typically provide the investors with a right to request that the trustee investigate and initiate a repurchase claim. However, a class of investors generally are required to coordinate with other investors in that class comprising not less than 25% of the percentage interest constituting a class of securities of that class issued by the trust to pursue claims for breach of representations and warranties. In addition, our private-label securitizations generally require that the servicer or trustee give notice to the other parties whenever it becomes aware of facts or circumstances that reveal a breach of representation that materially and adversely affects the interest of the certificate holders. If, for example, we as servicer became aware of such facts and circumstances, we would typically be required to initiate a repurchase at that time. The GSEs were among the purchasers of securities in our private-label securitizations.

Regarding our securitization activities, we have exposure to potential losses primarily through two avenues. First, investors may request that we repurchase loans or make the investor whole for losses incurred if it is determined that we violated representations and warranties made at the time of the sale. Contractual representations and warranties are different based on the specific deal structure and investor. Second, investors in securitizations may attempt to achieve rescission of their investments, or damages through litigation by claiming that the applicable offering documents were materially deficient. If an investor properly made and proved its allegations, the investor might attempt to claim that damages could include loss of market value on the investment even if there were little or no credit loss in the underlying loans. We have a limited amount of repurchase experience with these investors, and therefore, it is currently not possible to estimate future repurchase obligations and any related loss or range of loss.

ALLY FINANCIAL INC.

Notes to Condensed Consolidated Financial Statements (unaudited)

25. Subsequent Events

Notes Offering and Debt Repurchase

On April 13, 2011, we completed a securities offering of $1.5 billion in aggregate principal amount of Ally senior guaranteed notes. The offering included $750 million of fixed rate notes at par to yield 4.5% with a February 2014 maturity date and $750 million of floating rate notes to yield a spread of 340 basis points over the three-month London interbank offer rate with a June 2014 maturity date.

In addition, in April, we repurchased certain debt that will result in a $31 million loss for the second quarter 2011. The loss primarily represented accelerated original issue discount amortization of $20 million that was scheduled to amortize in 2011.

Declaration of Quarterly Dividend Payments

On April 18, 2011, the Ally Board of Directors declared quarterly dividend payments on certain outstanding preferred stock. This included a cash dividend of $1.125 per share, or a total of $134 million, on Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2; and a cash dividend of $17.69 per share, or a total of $46 million, on Fixed Rate Cumulative Perpetual Preferred Stock, Series G; and a cash dividend of $0.295 per share, or a total of $12 million, on Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A. The dividends are payable on May 16, 2011.

Statement of Responsibility for Preparation of Financial Statements

Our Consolidated Financial Statements, together with the notes thereto and the reports of Management and of Deloitte & Touche LLP, are filed as part of this Report. Unaudited supplementary financial data for each quarter within the three years ended December 31, 2010, is included in Note 31 to the Consolidated Financial Statements.

Our Consolidated Financial Statements, Financial Highlights, and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ally Financial Inc. and subsidiaries (Ally) were prepared by management, who is responsible for their integrity and objectivity. Where applicable, this financial information has been prepared in conformity with the Securities Exchange Act of 1934, as amended, and accounting principles generally accepted in the United States of America. The preparation of this financial information requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of our Consolidated Financial Statements and the reported amounts of revenues and expenses during the periods presented. The critical accounting estimates that may involve a higher degree of judgment and complexity are discussed in Management’s Discussion and Analysis.

The audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Ally Board of Directors, through its Audit Committee, is responsible for overseeing management’s fulfillment of its responsibilities in the preparation of our Consolidated Financial Statements. The Ally Financial Inc. Audit Committee annually recommends to the Board the selection of independent auditors. In addition, the Ally Financial Inc. Audit Committee reviews the scope of the audits and accounting principles being applied in financial reporting. The independent auditors, representatives of management, and the internal auditors meet regularly (separately and jointly) with the Ally Financial Inc. Audit Committee to review the activities of each and to ensure that each is properly discharging its responsibilities. To reinforce complete independence, Deloitte & Touche LLP has full and free access to meet with the Ally Financial Inc. Audit Committee without management representatives present to discuss the results of the audit, the adequacy of internal control, and the quality of financial reporting.

/s/ MICHAEL A. CARPENTER	/s/ JAMES G. MACKEY
Michael A. Carpenter	James G. Mackey
Chief Executive Officer	Interim Chief Financial Officer
February 25, 2011	February 25, 2011

Management’s Report on Internal Control over Financial Reporting

Ally management is responsible for establishing and maintaining effective internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of published financial statements in accordance with generally accepted accounting principles.

The Company’s internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Consolidated Financial Statements.

Because of its inherent limitations, internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Further, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted, under the supervision of the Company’s Chief Executive Officer and Interim Chief Financial Officer, an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, commonly referred to as the “COSO” criteria.

Based on the assessment performed, management concluded that at December 31, 2010, Ally’s internal control over financial reporting was effective based on the COSO criteria.

The independent registered public accounting firm, Deloitte & Touche LLP, has audited the Consolidated Financial Statements of Ally and has issued an attestation report on our internal control over financial reporting at December 31, 2010, as stated in its report, which is included herein.

/s/ MICHAEL A. CARPENTER	/s/ JAMES G. MACKEY
Michael A. Carpenter	James G. Mackey
Chief Executive Officer	Interim Chief Financial Officer
February 25, 2011	February 25, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ally Financial Inc.:

We have audited the accompanying Consolidated Balance Sheet of Ally Financial Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related Consolidated Statements of Income, Changes in Equity, and Cash Flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2011, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan
February 25, 2011 (March 31, 2011 as to the earnings per share information described in Note 1, Description of Business and Significant Accounting Policies, and Note 20, Equity and Earnings per Common Share)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Ally Financial Inc.:

We have audited the internal control over financial reporting of Ally Financial Inc. and subsidiaries (the “Company”) as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, as stated in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2010, of the Company and our report dated February 25, 2011 (March 31, 2011 as to the earnings per share information described in Note 1, Description of Business and Significant Accounting Policies, and Note 20, Equity and Earnings per Common Share), expressed an unqualified opinion on those consolidated financial statements.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan
February 25, 2011

Consolidated Statement of Income

	Year ended December 31,
	2010	2009	2008
	($ in millions, except per share data)
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$6,555	$6,395	$8,432
Interest on loans held-for-sale	664	447	837
Interest on trading securities	15	132	127
Interest and dividends on available-for-sale investment securities	362	226	376
Interest-bearing cash	70	99	375
Other interest income, net	1	86	325
Operating leases	3,780	5,715	7,582

Total financing revenue and other interest income	11,447	13,100	18,054
Interest expense
Interest on deposits	660	700	707
Interest on short-term borrowings	447	566	1,451
Interest on long-term debt	5,729	6,008	8,283

Total interest expense	6,836	7,274	10,441
Depreciation expense on operating lease assets	2,030	3,748	5,478
Impairment of investment in operating leases	—	—	1,218

Net financing revenue	2,581	2,078	917
Other revenue
Servicing fees	1,563	1,549	1,747
Servicing asset valuation and hedge activities, net	(394)	(1,104)	(263)

Total servicing income, net	1,169	445	1,484
Insurance premiums and service revenue earned	1,865	1,977	2,710
Gain on mortgage and automotive loans, net	1,267	811	159
(Loss) gain on extinguishment of debt	(123)	665	12,628
Other gain (loss) on investments, net	505	166	(378)
Other (loss) gain on trading securities, net	(6)	173	(689)
Other income, net of losses	644	180	(643)

Total other revenue	5,321	4,417	15,271
Total net revenue	7,902	6,495	16,188
Provision for loan losses	442	5,604	3,102
Noninterest expense
Compensation and benefits expense	1,622	1,576	1,916
Insurance losses and loss adjustment expenses	876	1,042	1,402
Other operating expenses	3,783	5,232	5,031

Total noninterest expense	6,281	7,850	8,349
Income (loss) from continuing operations before income tax expense (benefit)	1,179	(6,959)	4,737
Income tax expense (benefit) from continuing operations	153	74	(136)

Net income (loss) from continuing operations	1,026	(7,033)	4,873

Income (loss) from discontinued operations, net of tax	49	(3,265)	(3,005)

Net income (loss)	$1,075	$(10,298)	$1,868

Net (loss) income attributable to common shareholders	$(786)	$(11,523)	$1,868

Statement continues on the next page.

	Year ended December 31,
	2010	2009	2008
	($ in millions, except per share data)
Basic and diluted earnings per common share (a)
Net (loss) income from continuing operations	$(1,042)	$(15,596)	$44,747
Income (loss) from discontinued operations, net of tax	61	(6,169)	(27,595)

Net (loss) income	$(981)	$(21,765)	$17,152

Weighted-average common shares outstanding	800,597	529,392	108,884

(a)	Due to the net loss attributable to common shareholders in 2010 and 2009, income attributable to common shareholders and basic weighted average common shares outstanding were used to calculate basic and diluted earnings per share.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Balance Sheet

	December 31,
	2010	2009
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$1,714	$1,840
Interest-bearing	9,956	12,948

Total cash and cash equivalents	11,670	14,788
Trading securities	240	739
Investment securities	14,846	12,158
Loans held-for-sale, net ($6,424 and $5,545 fair value-elected)	11,411	20,625
Finance receivables and loans, net
Finance receivables and loans, net ($1,015 and $1,391 fair value-elected)	102,413	77,701
Allowance for loan losses	(1,873)	(2,445)

Total finance receivables and loans, net	100,540	75,256
Investment in operating leases, net	9,128	15,995
Mortgage servicing rights	3,738	3,554
Premiums receivable and other insurance assets	2,181	2,720
Other assets	17,564	19,887
Assets of operations held-for-sale	690	6,584

Total assets	$172,008	$172,306

Liabilities
Deposit liabilities
Noninterest-bearing	$2,131	$1,755
Interest-bearing	36,917	30,001

Total deposit liabilities	39,048	31,756
Short-term borrowings	7,508	10,292
Long-term debt ($972 and $1,294 fair value-elected)	86,612	88,021
Interest payable	1,829	1,637
Unearned insurance premiums and service revenue	2,854	3,192
Reserves for insurance losses and loss adjustment expenses	862	1,215
Accrued expenses and other liabilities	12,126	10,456
Liabilities of operations held-for-sale	680	4,898

Total liabilities	151,519	151,467
Equity
Common stock and paid-in capital	19,668	13,829
Mandatorily convertible preferred stock held by U.S. Department of Treasury	5,685	10,893
Preferred stock	1,287	1,287
Accumulated deficit	(6,410)	(5,630)
Accumulated other comprehensive income	259	460

Total equity	20,489	20,839

Total liabilities and equity	$172,008	$172,306

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Balance Sheet

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) do not have recourse to our general credit at December 31, 2010, were as follows.

($ in millions)
Assets
Loans held-for-sale, net	$21
Finance receivables and loans, net
Finance receivables and loans, net ($1,015 fair value-elected)	33,483
Allowance for loan losses	(238)

Total finance receivables and loans, net	33,245
Investment in operating leases, net	1,065
Other assets	3,194
Assets of operations held-for-sale	85

Total assets	$37,610

Liabilities
Short-term borrowings	$964
Long-term debt ($972 fair value-elected)	24,466
Interest payable	15
Accrued expenses and other liabilities	352
Liabilities of operations held-for-sale	45

Total liabilities	$25,842

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Changes in Equity

	Members’ interests	Mandatorily convertible preferred interests held by U.S. Department of Treasury	Preferred interests	Retained earnings	Accumulated other comprehensive income (loss)	Total equity	Comprehensive income (loss)
	($ in millions)
Balance at December 31, 2007	$8,912		$1,052	$4,649	$952	$15,565
Cumulative effect of a change in accounting principle, net of tax (a)				(155)		(155)

Balance at January 1, 2008, after cumulative effect of adjustments	$8,912		$1,052	$4,494	$952	$15,410
Capital contributions (b)	758					758
Net income				1,868		1,868	$1,868
Dividends to members (b)				(79)		(79)
Issuance of preferred interests		$5,000	235			5,235
Other comprehensive loss					(1,341)	(1,341)	(1,341)
Other				3		3

Balance at December 31, 2008	$9,670	$5,000	$1,287	$6,286	$(389)	$21,854	$527

Capital contributions (b)	$1,247					$1,247
Net loss				$(4,578)		(4,578)	$(4,578)
Preferred interests dividends paid to the U.S. Department of Treasury				(160)		(160)
Preferred interests dividends				(195)		(195)
Dividends to members (b)				(119)		(119)
Issuance of preferred interests		$7,500				7,500
Other comprehensive income					$497	497	497

Balance at June 30, 2009, before conversion from limited liability company to a corporation (c)	$10,917	$12,500	$1,287	$1,234	$108	$26,046	$(4,081)

Statement continues on the next page.

Consolidated Statement of Changes in Equity

	Common stock and paid-in capital	Mandatorily convertible preferred stock held by U.S. Department of Treasury	Preferred stock	Retained earnings (accumulated deficit)	Accumulated other comprehensive income (loss)	Total equity	Comprehensive (loss) income
	($ in millions)
Balance at June 30, 2009, after conversion from limited liability company to a corporations (c)	$10,917	$12,500	$1,287	$1,234	$108	$26,046	$(4,081)
Capital contributions (b)	55					55
Net loss				(5,720)		(5,720)	(5,720)
Preferred stock dividends paid to the U.S. Department of Treasury				(695)		(695)
Preferred stock dividends (b)				(175)		(175)
Dividends to shareholders (b)				(274)		(274)
Issuance of preferred stock		1,250				1,250
Conversion of preferred stock	2,857	(2,857)
Other comprehensive income					352	352	352

Balance at December 31, 2009	$13,829	$10,893	$1,287	$(5,630)	$460	$20,839	$(9,449)

Cumulative effect of a change in accounting principle, net of tax (d)				(57)	4	(53)

Balance at January 1, 2010, after cumulative effect of adjustments	$13,829	$10,893	$1,287	$(5,687)	$464	$20,786
Capital contributions	15					15
Net income				1,075		1,075	$1,075
Preferred stock dividends paid to the U.S. Department of Treasury				(963)		(963)
Preferred stock dividends (b)				(282)		(282)
Dividends to shareholders (b)				(11)		(11)
Conversion of preferred stock and related amendment (e)	5,824	(5,208)		(616)
Other comprehensive loss					(205)	(205)	(205)
Other (f)				74		74

Balance at December 31, 2010	$19,668	$5,685	$1,287	$(6,410)	$259	$20,489	$870

(a)	Relates to the adoption of ASC Topic 820, Fair Value Measurements and Disclosures, which increased retained earnings by $23 million and the adoption of ASC Topic 825, Financial Instruments, which decreased retained earnings by $178 million.

(b)	Refer to Note 26 to the Consolidated Financial Statements for further detail.

(c)	Effective June 30, 2009, we converted from a Delaware limited liability company into a Delaware corporation. Each unit of each class of common membership interest issued and outstanding immediately prior to the conversion was converted into an equivalent number of shares of common stock with substantially the same rights and preferences as the common membership interests. Upon conversion, holders of our preferred membership interests also received an equivalent number of preferred stock with substantially the same rights and preferences as the former preferred membership interests.

(d)	Relates to the adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. Refer to Note 1 for additional information.

(e)	Refer to Note 20 to the Consolidated Financial Statements for further detail.

(f)	Represents a reduction of the estimated payment accrued for tax distributions as a result of the completion of the GMAC LLC U.S. Return of Partnership Income for the tax period January 1, 2009, through June 30, 2009. Refer to Note 24 to the Consolidated Financial Statement for further details.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

Consolidated Statement of Cash Flows

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Operating activities
Net income (loss)	$1,075	$(10,298)	$1,868
Reconciliation of net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	4,100	5,958	6,722
Operating lease impairment	—	—	1,234
Impairment of goodwill and other intangible assets	—	607	58
Other impairment	170	1,516	—
Amortization and valuation adjustments of mortgage servicing rights	872	142	2,250
Provision for loan losses	469	6,173	3,683
(Gain) loss on sale of loans, net	(1,014)	(192)	1,825
Net (gains) losses on investment securities	(520)	(2)	1,203
Loss (gain) on extinguishment of debt	123	(665)	(12,628)
Originations and purchases of loans held-for-sale	(73,823)	(88,283)	(132,023)
Proceeds from sales and repayments of loans held-for-sale	80,093	78,673	141,312
Net change in
Trading securities	(39)	734	741
Deferred income taxes	(272)	(402)	(396)
Interest payable	177	83	(651)
Other assets	1,240	3,711	(1,213)
Other liabilities	(504)	(1,473)	178
Other, net	(540)	(1,414)	(68)

Net cash provided by (used in) operating activities	11,607	(5,132)	14,095

Investing activities
Purchases of available-for-sale securities	(24,116)	(21,148)	(16,202)
Proceeds from sales of available-for-sale securities	17,872	10,153	14,068
Proceeds from maturities of available-for-sale securities	4,527	4,527	7,502
Net (increase) decrease in finance receivables and loans	(17,306)	14,259	5,570
Proceeds from sales of finance receivables and loans	3,138	260	1,366
Change in notes receivable from GM	(38)	803	(62)
Purchases of operating lease assets	(3,551)	(732)	(10,544)
Disposals of operating lease assets	8,627	6,612	7,633
(Purchases) sales of mortgage servicing rights, net	(56)	—	797
Proceeds from sale of business units, net (a)	161	296	319
Other, net (b)	3,175	2,098	471

Net cash (used in) provided by investing activities	(7,567)	17,128	10,918

Statement continues on the next page.

Consolidated Statement of Cash Flows

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Financing activities
Net change in short-term debt	(3,629)	(338)	(22,815)
Net increase in bank deposits	6,556	10,703	6,447
Proceeds from issuance of long-term debt	39,002	30,679	44,724
Repayments of long-term debt	(49,530)	(61,493)	(59,627)
Proceeds from issuance of common stock	—	1,247	—
Proceeds from issuance of preferred stock to the U.S. Department of Treasury	—	8,750	5,000
Dividends paid	(1,253)	(1,592)	(113)
Other, net	869	1,064	(1,784)

Net cash used in financing activities	(7,985)	(10,980)	(28,168)

Effect of exchange-rate changes on cash and cash equivalents	102	(602)	629

Net (decrease) increase in cash and cash equivalents	(3,843)	414	(2,526)
Adjustments for change in cash and cash equivalents of operations held-for-sale (a)(b)	725	(777)	—
Cash and cash equivalents at beginning of year	14,788	15,151	17,677

Cash and cash equivalents at end of year	$11,670	$14,788	$15,151

Supplemental disclosures
Cash paid for
Interest	$5,531	$7,868	$12,092
Income taxes	517	355	130
Noncash items
Increase in finance receivables and loans due to a change in accounting principle (c)	17,990	—	—
Increase in long-term debt due to a change in accounting principle (c)	17,054	—	—
Increase in equity (d)	—	—	235
Capital contributions from stockholders/members	—	34	758
Conversion of preferred stock to common equity	5,208	—	—
Other disclosures
Proceeds from sales and repayments of mortgage loans held-for-investment originally designated as held-for-sale	1,324	1,010	1,747
Consolidation of loans, net	137	1,410	—
Consolidation of variable interest entity debt	78	1,184	—
Deconsolidation of loans, net	1,969	—	2,353
Deconsolidation of variable interest entity debt	1,903	—	2,539

(a)	The amounts for the year ended December 31, 2010, are net of cash and cash equivalents of $1.2 billion of business units at the time of disposition.

(b)	Cash flows of operations held-for-sale are reflected within operating, investing, and financing activities in the Consolidated Statement of Cash Flows. The cash balance of these operations are reported as assets of operations held-for-sale on the Consolidated Balance Sheet.

(c)	Relates to the adoption of ASU 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. Refer to Note 1 for additional information.

(d)	Represents long term debt exchanged for preferred interests in 2008.

The Notes to the Consolidated Financial Statements are an integral part of these statements.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements

1. Description of Business and Significant Accounting Policies

Ally Financial Inc. (formerly GMAC Inc. and referred to herein as Ally, we, our, or us) is a leading, independent, globally diversified, financial services firm with $172 billion in assets and operations in 37 countries. Founded in 1919, we are a leading automotive financial services company with over 90 years experience providing a broad array of financial products and services to automotive dealers and their customers. We are also one of the largest residential mortgage companies in the United States. We became a bank holding company on December 24, 2008, under the Bank Holding Company Act of 1956, as amended (the BHC Act). Our banking subsidiary, Ally Bank, is an indirect wholly owned subsidiary of Ally Financial Inc. and a leading franchise in the growing direct (online and telephonic) banking market, with $33.9 billion of deposits at December 31, 2010.

Residential Capital, LLC

Residential Capital, LLC (ResCap), one of our mortgage subsidiaries, was negatively impacted by the events and conditions in the mortgage banking industry and the broader economy. The market deterioration led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. ResCap is highly leveraged relative to its cash flow and previously recognized credit and valuation losses resulting in a significant deterioration in capital. ResCap’s consolidated tangible net worth, as defined, was $846 million at December 31, 2010, and ResCap remained in compliance with all of its consolidated tangible net worth covenants. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity excluding intangible assets. There continues to be a risk that ResCap may not be able to meet its debt service obligations, may default on its financial debt covenants due to insufficient capital, and/or may be in a negative liquidity position in future periods.

ResCap actively manages its liquidity and capital positions and is continually working on initiatives to address its debt covenant compliance and liquidity needs including debt maturing in the next twelve months and other risks and uncertainties. ResCap’s initiatives could include, but are not limited to, the following: continuing to work with key credit providers to optimize all available liquidity options; possible further reductions in assets and other restructuring activities; focusing production on conforming and government-insured residential mortgage loans; exploring strategic alternatives such as alliances, joint ventures, and other transactions with third parties with respect to certain ResCap assets and businesses; and continued exploration of opportunities for funding and capital support from Ally and its affiliates. The outcomes of most of these initiatives are to a great extent outside of ResCap’s control resulting in increased uncertainty as to their successful execution.

During 2009 and 2010, we performed a strategic review of our mortgage business. As a result of this, we effectively exited the European mortgage market through the sale of our U.K. and continental Europe operations. The sale of these operations was completed on October 1, 2010. Certain components of the sale were completed on September 30, 2010. Refer to Note 2 for additional information on the sale. We also completed the sale of certain higher-risk legacy mortgage assets and settled representation and warranty claims with certain counterparties. The ongoing focus of our Mortgage Origination and Servicing operations will be predominately the origination of conforming and government-insured residential mortgages and mortgage servicing. While the opportunities for further risk mitigation remain, the risk in our Mortgage Legacy Portfolio and Other operations has been materially reduced as compared to recent levels.

In the future, Ally and ResCap may take additional actions with respect to ResCap as each party deems appropriate. These actions may include Ally providing or declining to provide additional liquidity and capital support for ResCap; refinancing or restructuring some or all of ResCap’s existing debt; the purchase or sale of ResCap debt securities in the public or private markets for cash or other consideration; entering into derivative or

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

other hedging or similar transactions with respect to ResCap or its debt securities; Ally purchasing assets from ResCap; or undertaking corporate transactions such as a tender offer or exchange offer for some or all of ResCap’s outstanding debt securities, a merger, sale, asset sales, consolidation, spin-off, distribution, or other business combination or reorganization or similar action with respect to all or part of ResCap and/or its affiliates. In this context, Ally and ResCap typically consider a number of factors to the extent applicable and appropriate including, without limitation, the financial condition, results of operations, and prospects of Ally and ResCap; ResCap’s ability to obtain third-party financing; tax considerations; the current and anticipated future trading price levels of ResCap’s debt instruments; conditions in the mortgage banking industry and general economic conditions; other investment and business opportunities available to Ally and/or ResCap; and any nonpublic information that ResCap may possess or that Ally receives from ResCap.

ResCap remains heavily dependent on Ally and its affiliates for funding and capital support, and there can be no assurance that Ally or its affiliates will continue such actions or that Ally will choose to execute any further strategic transactions with respect to ResCap, or that any transactions undertaken will be successful.

Although our continued actions through various funding and capital initiatives demonstrate support for ResCap, there are currently no commitments or assurances for future capital support. Consequently, there remains substantial doubt about ResCap’s ability to continue as a going concern. Should we no longer continue to support the capital or liquidity needs of ResCap or should ResCap be unable to successfully execute other initiatives, it would have a material adverse effect on ResCap’s business, results of operations, and financial position.

Ally has extensive financing and hedging arrangements with ResCap that could be at risk of nonpayment if ResCap were to file for bankruptcy. At December 31, 2010, we had $1.9 billion in secured financing arrangements with ResCap of which $1.5 billion in loans was utilized. Amounts outstanding under the secured financing and hedging arrangements fluctuate. If ResCap were to file for bankruptcy, ResCap’s repayments of its financing facilities, including those with us, could be slower. In addition, we could be an unsecured creditor of ResCap to the extent that the proceeds from the sale of our collateral are insufficient to repay ResCap’s obligations to us. It is possible that other ResCap creditors would seek to recharacterize our loans to ResCap as equity contributions or to seek equitable subordination of our claims so that the claims of other creditors would have priority over our claims. In addition, should ResCap file for bankruptcy, our $846 million investment related to ResCap’s equity position would likely be reduced to zero. If a ResCap bankruptcy were to occur and a substantial amount of our credit exposure is not repaid to us, it would have an adverse impact on our near-term net income and capital position, but we do not believe it would have a materially adverse impact on Ally’s consolidated financial position over the longer term.

Consolidation and Basis of Presentation

The Consolidated Financial Statements include our accounts and accounts of our majority-owned subsidiaries after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. Refer to Note 11 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

We operate our international subsidiaries in a similar manner as we operate in the United States of America (U.S. or United States), subject to local laws or other circumstances that may cause us to modify our procedures accordingly. The financial statements of subsidiaries that operate outside of the United States generally are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries (excluding Venezuela due to hyperinflation) are translated into U.S. dollars at year-end exchange rates. The

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

resulting translation adjustments are recorded in accumulated other comprehensive income, a component of equity. Income and expense items are translated at average exchange rates prevailing during the reporting period.

Certain amounts in prior periods have been reclassified to conform to the current presentation.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period and related disclosures. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and certain highly liquid investment securities with maturities of three months or less from the date of purchase. Cash and cash equivalents that have restrictions on our ability to withdraw the funds are included in other assets on our Consolidated Balance Sheet. The book value of cash equivalents approximates fair value because of the short maturities of these instruments. Certain securities with original maturities less than 90 days that are held as a portion of longer-term investment portfolios, primarily held by our Insurance operations, are classified as investment securities.

Securities

Our portfolio of securities includes government securities, corporate bonds, asset- and mortgage-backed securities, interests in securitization trusts, equity securities, and other investments. Securities are classified based on management’s intent. Our trading securities primarily consist of retained and purchased interests in certain securitizations. The retained interests are carried at fair value with changes in fair value recorded in current period earnings. Debt securities that management has the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. All other securities are classified as available for sale and carried at fair value with unrealized gains and losses included in accumulated other comprehensive income or loss, a component of equity, on an after-tax basis. Premiums and discounts on debt securities are amortized as an adjustment to investment yield generally over the contractual term of the security. We employ a systematic methodology that considers available evidence in evaluating potential other-than-temporary impairment of our investments classified as available-for-sale or held-to-maturity. If the cost of an investment exceeds its fair value, we evaluate, among other factors, the magnitude and duration of the decline in fair value. We also evaluate the financial health of and business outlook for the issuer, the performance of the underlying assets for interests in securitized assets, and our intent and ability to hold the investment.

Once a decline in fair value of an equity security is determined to be other-than-temporary, an impairment charge for the credit component is recorded to other gain (loss) on investments, net, in our Consolidated Statement of Income, and a new cost basis in the investment is established. Noncredit component losses of a debt security are recorded in other comprehensive income (loss) when we do not intend to sell the security or is not more likely than not to have to sell the security prior to the security’s anticipated recovery. Noncredit component losses are amortized over the remaining life of the debt security by offsetting the recorded value of the asset.

Realized gains and losses on investment securities are reported in other gain (loss) on investments, net, and are determined using the specific identification method.

For detail on trading securities refer to Note 6 and for detail on investment securities refer to Note 7.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Loans Held-for-sale

Loans held-for-sale may include consumer automobile, consumer mortgage, and commercial receivables and loans. Loans held-for-sale are carried at the lower of cost or estimated fair value. Loan origination fees, as well as discount points and incremental direct origination costs, are initially recorded as an adjustment of the cost of the loan and are reflected in the gain or loss on sale of loans when sold. Fair value is determined by type of loan and is generally based on contractually established commitments from investors, current investor yield requirements, current secondary market pricing, or cash flow models using market-based yield requirements. Certain of our domestic consumer mortgages are reported at fair value as a result of the fair value option election. Refer to Note 8 for details on loans held-for-sale and Note 27 for details on fair value measurement.

Finance Receivables and Loans

Finance receivables and loans are reported at the principal amount outstanding, net of unearned income, premiums and discounts, and allowances. Unearned income, which includes deferred origination fees reduced by origination costs and unearned rate support received from an automotive manufacturer on certain automotive loans, is amortized over the contractual life of the related finance receivable or loan using the interest method. Loan commitment fees are generally deferred and amortized over the commitment period. For detail on finance receivables and loans, refer to Note 9.

We classify finance receivables and loans between loans held-for-sale and loans held-for-investment based on management’s assessment of our intent and ability to hold loans for the foreseeable future or until maturity. Management’s intent and ability with respect to certain loans may change from time to time depending on a number of factors including economic, liquidity, and capital conditions. Management’s view of the foreseeable future is generally a twelve-month period based on the longest reasonably reliable net income, liquidity, and capital forecast period.

Our portfolio segments are based on the level at which we develop and document our methodology for determining the allowance for loan losses. Additionally, the classes of finance receivables are based on several factors including the method for monitoring and assessing credit risk, the method of measuring carrying value, and the risk characteristics of the finance receivable. Based on an evaluation of our process for developing the allowance for loan losses including the nature and extent of exposure to credit risk arising from finance receivables, we have determined our portfolio segments to be consumer automobile, consumer mortgage, and commercial.

•	Consumer automobile — Consists of retail automobile financing for new and used vehicles.

•	Consumer mortgage — Consists of the following classes of finance receivables.

•	1st Mortgage — Consists of residential mortgage loans that are secured in a first-lien position and have priority over all other liens or claims on the respective collateral.

•	Home equity — Consists of residential home equity loans or mortgages with a subordinate-lien position.

•	Commercial — Consists of the following classes of finance receivables.

•	Commercial and Industrial

•

Automobile — Consists of financing operations to fund dealer purchases of new and used vehicle through wholesale or floorplan financing. Additional commercial offerings include automotive dealer term loans, revolving lines of credit, and dealer fleet financing.

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•	Mortgage — Consists primarily of warehouse lending.

•	Other — Consists of senior secured commercial lending and our resort finance portfolio. We sold our resort finance portfolio during the third quarter of 2010.

•	Commercial Real Estate

•	Automobile — Consists of term loans to finance dealership land and buildings.

•

Mortgage — Related primarily to activities within our business capital group, which provides financing to residential land developers and homebuilders. These activities are in wind-down and do not represent a material component of our business.

Nonaccrual Loans

Revenue recognition is suspended when all classes of finance receivables and loans are placed on nonaccrual status. Generally, all classes of finance receivables and loans are placed on nonaccrual status when principal or interest has been delinquent for 90 days or when determined not to be probable of full collection. Exceptions include commercial real estate loans that are placed on nonaccrual status when delinquent for 60 days. Revenue accrued, but not collected, at the date finance receivables and loans are placed on nonaccrual status is reversed and subsequently recognized only to the extent it is received in cash or until it qualifies for return to accrual status. However, where there is doubt regarding the ultimate collectability of loan principal, all cash received is applied to reduce the carrying value of such loans. Finance receivables and loans are restored to accrual status only when contractually current and the collection of future payments is reasonably assured. Typically, this requires a sustained period of repayment performance of at least six consecutive months by the borrower.

Generally, we recognize all classes of loans as past due when they are 30 days delinquent.

Impaired Loans

All classes of commercial loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement. Income recognition is consistent with that of nonaccrual loans discussed above. For collateral dependent loans, if the recorded investment in impaired loans exceeds the fair value of the collateral, a valuation allowance is established as a component of the allowance for loan losses.

For all classes of consumer loans, impaired loans are loans that have been modified in troubled debt restructurings. Troubled debt restructurings typically result from our loss mitigation activities and could include rate reductions, principal forgiveness, forbearance, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of collateral. A troubled debt restructuring involving only a modification of terms requires that the restructured loan be measured at the present value of the expected future cash flows discounted at the effective interest rate at the time of modification, as based on the original loan terms. Alternately, the loan may be measured for impairment based on the fair value of the underlying collateral if the loan is collateral dependent. If the value of the loan is less than the recorded investment in the loan, we recognize an impairment by creating a valuation allowance or by adjusting an existing valuation allowance for the impaired loan. For loans held-for-investment that are not carried at fair value and are troubled debt restructurings, impairment is measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate prior to the restructuring. Loans with insignificant delays or insignificant short falls in the amount of payments expected not to be collected are not considered to be impaired.

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Notes to Consolidated Financial Statements — (Continued)

Our policy is to place all modified loans, including troubled debt restructured loans on nonaccrual status until the loan has been brought fully current, the collection of contractual principal and interest is reasonably assured, and six consecutive months of repayment performance is achieved.

Charge-offs

As a general rule, consumer automobile loans are written down to estimated collateral value, less costs to sell, once a loan becomes 120 days past due; and second-lien consumer mortgage loans within our home equity class are charged off at 180 days past due. Consumer first-lien mortgage loans, which consists of our entire 1st mortgage class and a subset of our home equity class that are secured by real estate are written down to estimated collateral value, less costs to sell, once a mortgage loan becomes 180 days past due. Consumer automobile and second-lien consumer mortgage loans in bankruptcy that are 60 days past due are fully charged off within 60 days of receipt of notification of filing from the bankruptcy court. First-lien consumer mortgage loans in bankruptcy that are 60 days past due are written down to estimated collateral value, less costs to sell, within 60 days of receipt of notification of filing from the bankruptcy court. Regardless of other timelines noted within this policy, loans are considered collateral dependent at the time foreclosure proceedings begin and are charged off to the fair value of the underlying collateral, less costs to sell at that time.

Commercial loans are individually evaluated and where collectability of the recorded balance is in doubt are written down to fair value of the collateral less costs to sell. Generally, all commercial loans, both collateral and noncollateral dependent, are charged off when they are 360 days or more past due.

Allowance for Loan Losses

The allowance for loan losses (the allowance) is management’s estimate of incurred losses in the lending portfolios. We determine the amount of the allowance required for each of our portfolio segments based on its relative risk characteristics. The evaluation of these factors for both consumer and commercial finance receivables and loans involves complex, subjective judgments. Additions to the allowance are charged to current period earnings through the provision for loan losses; amounts determined to be uncollectible are charged directly against the allowance, net of amounts recovered on previously charged-off accounts.

The allowance is comprised of two components: reserves established for specific loans evaluated as impaired and portfolio-level reserves established for large groups of typically smaller balance homogenous loans that are collectively evaluated for impairment. We evaluate the adequacy of the allowance based on the combined total of these two components. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

Measurement of impairment for specific reserves is generally determined on a loan by loan basis. An individual loan should be considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the agreement. Loans determined to be specifically impaired are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, an observable market price, or the estimated fair value of the collateral less estimated costs to sell, whichever is determined to be the most appropriate. When these measurement values are lower than the carrying value of that loan, impairment is recognized. Loans that are deemed not to be individually impaired are pooled with other loans with similar risk characteristics for evaluation of impairment for the portfolio-level allowance.

For the purpose of calculating portfolio-level reserves, we have determined logical grouping of loans into three portfolio segments: consumer automobile, consumer mortgage, and commercial. The allowance consists of the

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Notes to Consolidated Financial Statements — (Continued)

combination of a quantitative assessment component based on statistical models, a retrospective evaluation of actual loss information to loss forecasts, and a qualitative component based on management judgment. Management takes into consideration relevant qualitative factors, including external and internal trends such as the impacts of changes in underwriting standards, collections and account management effectiveness, geographic concentrations, and economic events, among other factors, that have occurred but are not yet reflected in the quantitative assessment component. All qualitative adjustments are adequately documented, reviewed and approved through our established risk governance processes. Refer to Note 9 for detail on the allowance for loan losses.

Consumer Loans

Our consumer automobile and consumer mortgage portfolio segments are reviewed for impairment based on an analysis of loans that are grouped into common risk categories (i.e., past due status, loan or lease type, collateral type, borrower, industry or geographic concentrations). We perform periodic and systematic detailed reviews of our lending portfolios to identify inherent risks and to assess the overall collectability of those portfolios. Loss models are utilized for these portfolios, which consider a variety of factors including, but not limited to, historical loss experience, current economic conditions, anticipated repossessions or foreclosures based on portfolio trends, delinquencies and credit scores, and expected loss factors by loan type.

Consumer Automobile Portfolio Segment

The allowance for loan losses within the consumer automobile portfolio segment is calculated by leveraging proprietary statistical models and other risk indicators to pools of loans with similar risk characteristics, including credit bureau score, loan-to-value and vehicle type, to arrive at an estimate of incurred losses in the portfolio. These statistical loss forecasting models are utilized to estimate incurred losses and consider a variety of factors including, but not limited to, historical loss experience, estimated defaults based on portfolio trends, delinquencies, and general economic and business trends. These statistical models predict forecasted losses inherent in the portfolio based on both vintage and migration analyses.

The forecasted losses consider historical factors such as frequency (the number of contracts that we expect to default) and loss severity (the expected loss on a per vehicle basis). The loss severity within the consumer automobile portfolio segment is impacted by the market values of vehicles that are repossessed. Vehicle market values are affected by numerous factors including the condition of the vehicle upon repossession, the overall price and volatility of gasoline or diesel fuel, consumer preference related to specific vehicle segments, and other factors.

The quantitative assessment component is supplemented with qualitative reserves based on management’s determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred but are not yet reflected in the forecasted losses and may affect the credit quality of the portfolio.

Our methodology and policies with respect to the allowance for loan losses for our consumer automobile portfolio segment did not change during 2010.

Consumer Mortgage Portfolio Segment

The allowance for loan losses within the consumer mortgage portfolio segment is calculated by leveraging proprietary statistical models based on pools of loans with similar risk characteristics, including credit bureau score, loan-to-value, loan age, documentation type, product type, and loan purpose, to arrive at an estimate of

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Notes to Consolidated Financial Statements — (Continued)

incurred losses in the portfolio. These statistical loss forecasting models are utilized to estimate incurred losses and consider a variety of factors including, but not limited to, historical loss experience, estimated foreclosures or defaults based on portfolio trends, delinquencies, and general economic and business trends.

The forecasted losses are statistically derived based on a suite of loan-level behavior models linked into a state transition modeling framework. This transition framework predicts various stages of delinquency, default, and voluntary prepayment over the course of the life of the loan. The transition probability is a function of the loan and borrower characteristics and economic variables and considers historical factors such as frequency (the number of contracts that we except to default) and loss severity (the expected loss on a per property basis). When a default event is predicted, a severity model is applied to estimate future loan losses. The loss severity within the consumer mortgage portfolio segment is impacted by the market values of foreclosed properties, which is affected by numerous factors, including geographic considerations and the condition of the foreclosed property.

The quantitative assessment component is supplemented with qualitative reserves based on management’s determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred but are not yet reflected in the forecasted losses and may affect the credit quality of the portfolio.

Our methodology and policies with respect to the allowance for loan losses for our consumer mortgage portfolio segment did not change during 2010.

Commercial

The allowance for loan losses within the commercial portfolio is comprised of reserves established for specific loans evaluated as impaired and portfolio-level reserves based on nonimpaired loans grouped into pools based on similar risk characteristics and collectively evaluated.

A loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement based on current information and events. These loans are primarily evaluated individually and are risk-rated based on borrower, collateral, and industry-specific information that management believes is relevant in determining the occurrence of a loss event and measuring impairment. Management establishes specific allowances for commercial loans determined to be individually impaired based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, observable market price or the fair value of collateral, whichever is determined to be the most appropriate. Estimated costs to sell or realize the value of the collateral on a discounted basis are included in the impairment measurement, when appropriate.

Nonimpaired loans are grouped into pools based on similar risk characteristics and collectively evaluated. Our risk rating models use historical loss experience, concentrations, current economic conditions, and performance trends. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment. The determination of the allowance is influenced by numerous assumptions and many factors that may materially affect estimates of loss, including volatility of loss given default, probability of default, and rating migration. In assessing the risk rating of a particular loan, several factors are considered including an evaluation of historical and current information involving subjective assessments and interpretations. In addition, the allowance related to the commercial portfolio segment is influenced by estimated recoveries from automotive manufacturers relative to guarantees or agreements with them to repurchase vehicles used as collateral to secure the loans.

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Notes to Consolidated Financial Statements — (Continued)

The quantitative assessment component is supplemented with qualitative reserves based on management’s determination that such adjustments provide a better estimate of credit losses. This qualitative assessment takes into consideration relevant internal and external factors that have occurred and may affect the credit quality of the portfolio.

Our methodology and policies with respect to the allowance for loan losses for our commercial portfolio segment did not change during 2010.

Securitizations and Variable Interest Entities

We securitize, sell, and service consumer automobile loans, operating leases, wholesale loans, and consumer mortgage loans. Securitization transactions typically involve the use of variable interest entities and are accounted for either as sales or secured financings. Economic interests in the securitized and sold assets are generally retained in the form of senior or subordinated interests, interest- or principal-only strips, cash reserve accounts, residual interests, and servicing rights.

In order to conclude whether or not a variable interest entity is required to be consolidated, careful consideration and judgment must be given to the continuing involvement with the variable interest entity. Subsequent to the implementation of ASU 2009-17 on January 1, 2010, in circumstances where we have both the power to direct the activities of the entity that most significantly impact the entity’s performance and the obligation to absorb losses or the right to receive benefits of the entity that could be significant, we would conclude that we would consolidate the entity, which would also preclude us from recording an accounting sale on the transaction. In the case of a consolidated variable interest entity, the accounting is consistent with a secured financing, i.e., we continue to carry the loans and we record the securitized debt on our balance sheet. Further, there is no specific accounting record of our economic interests, but rather, they are captured as the difference between the loan and debt accounting.

In transactions where either one or both of the power or economic criteria mentioned above are not met, we then must determine whether or not we achieve a sale for accounting purposes. In order to achieve a sale for accounting purposes, the assets being transferred must be legally isolated, not be constrained by restrictions from further transfer, and be deemed to be beyond our control. If we were to fail any of the three criteria for accounting sale, the accounting would be consistent with the preceding paragraph (i.e., a secured borrowing). However, if we meet the criteria, the transaction would be recorded as a sale, and the variable interest entity would not be consolidated, refer to Note 11 for discussion on variable interest entities.

Prior to the implementation of ASU 2009-17, many of our securitization were performed utilizing qualifying special purpose entities, which were exempt from consideration for consolidation so long as the transaction would otherwise qualify as a sale. Therefore, these transactions were recorded as sales. Additionally, the gain or loss on sale was dependent on the previous carrying amount of the assets involved in the transfer and were allocated between the assets sold and the retained interests based on relative fair values except for certain servicing assets and liabilities, which were initially recorded at fair value on the date of the sale.

Subsequent to the implementation of ASU 2009-17, gains or losses on off-balance sheet securitizations take into consideration the fair value of the retained interests including the value of certain servicing assets or liabilities, which are initially recorded at fair value at the date of sale. The estimate of the fair value of the retained interests and servicing requires us to exercise significant judgment about the timing and amount of future cash flows from the interests. Refer to the Note 27 for a discussion of fair value estimates.

Gains or losses on off-balance sheet securitizations and sales are reported in gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income for consumer automobile loans, wholesale loans,

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Notes to Consolidated Financial Statements — (Continued)

and consumer mortgage loans. Declines in the fair value of retained interests below the carrying amount are reflected in other comprehensive income, a component of equity, or as other (loss) gain on investments, net, in our Consolidated Statement of Income if such declines are determined to be other than temporary or if the interests are classified as trading. Retained interests, as well as any purchased securities, are generally included in available-for-sale investment securities, trading investment securities, or other assets. Designation as available for sale or trading depends on management’s intent. Securities that are noncertificated and cash reserve accounts related to securitizations are included in other assets on our Consolidated Balance Sheet.

We retain servicing responsibilities for all of our consumer automobile loan, operating lease, and wholesale loan securitizations and for the majority of our consumer mortgage loan securitizations. We may receive servicing fees based on the securitized loan balances and certain ancillary fees, all of which are reported in servicing fees in the Consolidated Statement of Income. We also retain the right to service the consumer mortgage loans sold in securitization transactions involving the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the Government National Mortgage Association (Ginnie Mae) (collectively the Government-sponsored Enterprises or GSEs) and private investors. We also serve as the collateral manager in the securitizations of commercial investment securities.

Whether on or off balance sheet, the investors in the securitization trusts generally have no recourse to our other assets outside of customary market representation and warranty repurchase provisions.

Mortgage Servicing Rights

Primary servicing rights represent our right to service consumer residential mortgages securitized by us or through the GSEs and third-party whole-loan sales. Primary servicing involves the collection of payments from individual borrowers and the distribution of these payments to the investors or master servicer. Master-servicing rights represent our right to service mortgage- and asset-backed securities and whole-loan packages issued for investors. Master servicing involves the collection of borrower payments from primary servicers and the distribution of those funds to investors in mortgage- and asset-backed securities and whole-loans packages. We also purchase and sell primary and master-servicing rights through transactions with other market participants.

We capitalize the value expected to be realized from performing specified mortgage servicing activities for others as mortgage servicing rights (MSRs). These capitalized servicing rights are purchased or retained upon sale or securitization of mortgage loans. MSRs are not recorded on securitizations accounted for as secured financings.

We measure all mortgage servicing assets and liabilities at fair value. We define our servicing rights based on both the availability of market inputs and the manner in which we manage the risks of our servicing assets and liabilities. We leverage all available relevant market data to determine the fair value of our recognized servicing assets and liabilities.

Since quoted market prices for MSRs are not readily available, we estimate the fair value of MSRs by determining the present value of future expected cash flows using modeling techniques that incorporate management’s best estimates of key variables including expected cash flows, prepayment speeds, and return requirements commensurate with the risks involved. Cash flow assumptions are modeled using our internally forecasted revenue and expenses, and where possible, the reasonableness of assumptions is periodically validated through comparisons to market data. Prepayment speed estimates are determined from historical prepayment rates on similar assets or obtained from third-party data. Return requirement assumptions are determined using data obtained from market participants, where available, or based on current relevant interest rates plus a risk-adjusted spread. We also consider other factors that can impact the value of the MSRs, such as surety provider

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Notes to Consolidated Financial Statements — (Continued)

termination clauses and servicer terminations that could result if we failed to materially comply with the covenants or conditions of our servicing agreements and did not remedy the failure. Since many factors can affect the estimate of the fair value of MSRs, we regularly evaluate the major assumptions and modeling techniques used in our estimate and review these assumptions against market comparables, if available. We monitor the actual performance of our MSRs by regularly comparing actual cash flow, credit, and prepayment experience to modeled estimates. Refer to Note 12 for further discussion of our servicing activities.

Repossessed and Foreclosed Assets

Assets are classified as repossessed and foreclosed and included in other assets when physical possession of the collateral is taken regardless of whether foreclosure proceedings have taken place. Repossessed and foreclosed assets are carried at the lower of the outstanding balance at the time of repossession or foreclosure or the fair value of the asset less estimated costs to sell. Losses on the revaluation of repossessed and foreclosed assets are charged to the allowance for loan and lease losses at the time of repossession. Declines in value after repossession are charged to other operating expenses for loans and depreciation expense for lease contracts as incurred.

Goodwill and Other Intangibles

Goodwill and other intangible assets, net of accumulated amortization, are reported in other assets. In accordance with applicable accounting standards, goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired, including identifiable intangibles. Goodwill is reviewed for impairment utilizing a two-step process. The first step of the impairment test requires us to define the reporting units and compare the fair value of each of these reporting units to the respective carrying value. The fair value of the reporting units in our impairment test is determined based on various analyses including discounted cash flow projections using assumptions a market participant would use. If the carrying value is less than the fair value, no impairment exists, and the second step does not need to be completed. If the carrying value is higher than the fair value or there is an indication that impairment may exist, a second step must be performed to compute the amount of the impairment, if any. Applicable accounting standards require goodwill to be tested for impairment annually at the same time every year and whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our annual goodwill impairment assessment is performed as of August 31 of each year. Refer to Note 14 for a discussion of the related goodwill impairment charge in 2009 and 2008. There was no goodwill impairment charge in 2010.

Investment in Operating Leases

Investment in operating leases is reported at cost, less accumulated depreciation and net of impairment charges and origination fees or costs. Depreciation of vehicles is generally provided on a straight-line basis to an estimated residual value over the lease term. Rate support payments that we receive from manufacturers are treated as a reduction to the cost-basis in the underlying lease asset and are recognized over the life of the contract as a reduction to depreciation expense. We periodically evaluate our depreciation rate for leased vehicles based on projected residual values. Income from operating lease assets that includes lease origination fees, net of lease origination costs, is recognized as operating lease revenue on a straight-line basis over the scheduled lease term.

We have significant investments in the residual values of assets in our operating lease portfolio. The residual values represent an estimate of the values of the assets at the end of the lease contracts and are initially determined based on residual values established at contract inception by consulting independently published residual value guides. Realization of the residual values is dependent on our future ability to market the vehicles

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under the prevailing market conditions. Over the life of the lease, we evaluate the adequacy of our estimate of the residual value and may make adjustments to the depreciation rates to the extent the expected value of the vehicle (including any residual support payments from GM) at lease termination changes. In addition to estimating the residual value at lease termination, we also evaluate the current value of the operating lease asset and test for impairment to the extent necessary based on market considerations and portfolio characteristics. Impairment is determined to exist if the undiscounted expected future cash flows are lower than the carrying value of the asset. If our operating lease assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. Certain triggering events necessitated an impairment review of the investment in operating leases of our Global Automotive Services beginning in the second quarter of 2008. Refer to Note 10 for a discussion of the impairment charges recognized in 2008.

When a lease vehicle is returned to us, the asset is reclassified from investment in operating leases to other assets and recorded at the lower-of-cost or estimated fair value, less costs to sell.

Impairment of Long-lived Assets

The carrying value of long-lived assets (including property and equipment) are evaluated for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable from the estimated undiscounted future cash flows expected to result from their use and eventual disposition. Recoverability of assets to be held and used is measured by a comparison of their carrying amount to future net undiscounted cash flows expected to be generated by the assets. If these assets are considered to be impaired, the impairment is measured as the amount by which the carrying amount of the assets exceeds the fair value as estimated by discounted cash flows. Refer to the previous section of this note titled Investment in Operating Leases for a discussion pertaining to impairments related to our investment in operating leases in 2008. No material impairment was recognized in 2010 or 2009.

An impairment test on an asset group to be discontinued, held-for-sale, or otherwise disposed of is performed upon occurrence of a triggering event or when certain criteria are met (e.g., the asset can be disposed of within twelve months, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer). Long-lived assets held-for-sale are recorded at the lower of their carrying amount or estimated fair value less cost to sell. If the carrying value of the assets held-for-sale exceeds the fair value less cost to sell, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets less cost to sell. During 2010 and 2009, impairment losses were recognized on asset groups that were classified as held-for-sale or disposed of by sale. Refer to Note 2 for a discussion of held-for-sale and discontinued operations.

Property and Equipment

Property and equipment stated at cost, net of accumulated depreciation and amortization, are reported in other assets. Included in property and equipment are certain buildings, furniture and fixtures, leasehold improvements, company vehicles, IT hardware and software, and capitalized software costs. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, which generally ranges from 3 to 30 years. Capitalized software is generally amortized on a straight-line basis over its useful life, which generally ranges from three to five years. Capitalized software that is not expected to provide substantive service potential or for which development costs significantly exceed the amount originally expected is considered impaired and written down to fair value. Software expenditures that are considered general, administrative, or of a maintenance nature are expensed as incurred.

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Notes to Consolidated Financial Statements — (Continued)

Private Debt Exchange and Cash Tender Offers

In 2008, we commenced separate private exchange and cash tender offers to purchase and/or exchange certain of outstanding notes held by eligible holders for cash, newly issued notes of Ally, and in some cases preferred stock of a wholly owned Ally subsidiary. Refer to Note 17 for additional information related to the exchange and cash tender offers.

In evaluating the accounting for the private debt exchange and cash tender offers (the Offers), management was required to make a determination as to whether the Offers should be accounted for as a troubled debt restructuring (TDR) or an extinguishment of Ally and ResCap debt. In concluding on the accounting, management evaluated applicable accounting guidance. The relevant accounting guidance required us to determine whether the exchanges of debt instruments should be accounted for as a TDR. A TDR results when it is determined, evaluating six factors considered to be indicators of whether a debtor is experiencing financial difficulties, that the debtor is experiencing financial difficulties, and the creditors grant a concession; otherwise, such exchanges should be accounted for as an extinguishment or modification of debt. The assessment of this critical accounting estimate required management to apply a significant amount of judgment in evaluating the inputs, estimates, and internally generated forecast information to conclude on the accounting for the Offers.

In assessing whether Ally was experiencing financial difficulties for the purpose of accounting for the Offers, management applied applicable accounting guidance. Our assessment considered internal analyses such as our short- and long-term liquidity projections, net income forecasts, and runoff projections. These analyses were based upon our consolidated financial condition and our comprehensive ability to service both Ally and ResCap obligations and were based only on our current business capabilities and funding sources. In addition to our baseline projections, these analyses incorporated stressed scenarios reflecting continued deterioration of the credit markets, further GM financial distress, and significant curtailments of loans originations. Management assigned probability weights to each scenario to determine an overall risk-weighted projection of our ability to meet our consolidated obligations as they come due. These analyses indicated that we could service all Ally and ResCap obligations as they came due in the normal course of business.

Our assessment also considered capital market perceptions of our financial condition, such as our credit agency ratings, market values for our debt, analysts’ reports, and public statements made by us and our stakeholders. Due to the rigor applied to our internal projections, management placed more weight on our internal projections and less weight on capital market expectations.

Based on this analysis and after the consideration of the applicable accounting guidance, management concluded the Offers were not deemed to be a TDR. As a result of this conclusion, the Offers were accounted for as an extinguishment of debt.

Applying extinguishment accounting, we recognized a gain at the time of the exchange for the difference between the carrying value of the exchanged notes and the fair value of the newly issued securities. In accordance with applicable fair value accounting guidance related to Level 3 fair value measures, we performed various analyses with regard to the valuation of the newly issued instruments. Level 3 fair value measures are valuations that are derived primarily from unobservable inputs and rely heavily on management assessments, assumptions, and judgments. In determining the fair value of the newly issued instruments, we performed an internal analysis using trading levels on the trade date, December 29, 2008, of existing Ally unsecured debt, adjusted for the features of the new instruments. We also obtained bid-ask spreads from brokers attempting to make a market in the new instruments.

Based on the determined fair values, we recognized a pretax gain upon extinguishment of $11.5 billion and reflected the newly issued preferred shares at their face value, which was estimated to be $234 million on

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Notes to Consolidated Financial Statements — (Continued)

December 29, 2008. The majority of costs associated with the Offers were deferred in the basis of the newly issued bonds. In the aggregate, the offers resulted in an $11.7 billion increase to our consolidated equity position.

Unearned Insurance Premiums and Service Revenue

Insurance premiums, net of premiums ceded to reinsurers, and service revenue are earned over the terms of the policies. The portion of premiums and service revenue written applicable to the unexpired terms of the policies is recorded as unearned insurance premiums or unearned service revenue. For extended service and maintenance contracts, premiums and service revenues are earned on a basis proportionate to the anticipated loss emergence. For other short duration contracts, premiums and unearned service revenue are earned on a pro rata basis. For further detail, refer to Note 3.

Deferred Policy Acquisition Costs

Commissions, including compensation paid to producers of automotive service contracts and other costs of acquiring insurance that are primarily related to and vary with the production of business, are deferred and recorded in other assets. Deferred policy acquisition costs are amortized over the terms of the related policies and service contracts on the same basis as premiums and revenue are earned except for direct response advertising costs, which are amortized over their expected future benefit. We group costs incurred for acquiring like contracts and consider anticipated investment income in determining the recoverability of these costs.

Reserves for Insurance Losses and Loss Adjustment Expenses

Reserves for insurance losses and loss adjustment expenses are established for the unpaid cost of insured events that have occurred as of a point in time. More specifically, the reserves for insurance losses and loss adjustment expenses represent the accumulation of estimates for both reported losses and those incurred, but not reported, including claims adjustment expenses relating to direct insurance and assumed reinsurance agreements. Estimates for salvage and subrogation recoverable are recognized at the time losses are incurred and netted against provision for insurance losses and loss adjustment expenses. Reserves are established for each business at the lowest meaningful level of homogeneous data. Since the reserves are based on estimates, the ultimate liability may vary from such estimates. The estimates are regularly reviewed and adjustments, which can potentially be significant, are included in earnings in the period in which they are deemed necessary. Refer to Note 18 for detail on these reserves.

Loan Repurchase and Obligations Related to Loan Sales

Our Mortgage operations sell loans that take the form of securitizations guaranteed by the GSEs and whole-loan purchasers. In addition, we infrequently sell securities to investors through private-label securitizations. In connection with these activities we provide to the GSEs, investors, whole-loan purchasers, and financial guarantors (monolines) various representations and warranties related to the loans sold. These representations and warranties generally relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, ability to deliver required documentation and compliance with applicable laws. Generally, the representations and warranties described in Note 30 may be enforced at any time over the life of the loan. ResCap assumes all of the customary representation and warranty obligations for loans purchased from Ally Bank and subsequently sold into the secondary market. In the event ResCap fails to meet these obligations, Ally Financial Inc. has provided a guarantee to Ally Bank that covers it from liability.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Upon a breach of a representation, we correct the breach in a manner conforming to the provisions of the sale agreement. This may require us either to repurchase the loan or to indemnify (make-whole) a party for incurred losses or provide other recourse to a GSE or investor. Repurchase demands and claims for indemnification payments are reviewed on a loan-by-loan basis to validate if there has been a breach requiring repurchase or a make-whole payment. We actively contest claims to the extent we do not consider them valid. In cases where we repurchase loans, we bear the subsequent credit loss on the loans. Repurchased loans are classified as held-for-sale and initially recorded at fair value. We seek to manage the risk of repurchase and associated credit exposure through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards.

The reserve for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, because it is difficult to predict the level and timing of future demands, if any, losses cannot currently be reasonably estimated, and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in accrued expenses and other liabilities on our Consolidated Balance Sheet, and recorded as a component of gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income. We recognize changes in the reserve when additional relevant information becomes available. Changes in the liability are recorded as other operating expenses in our Consolidated Statement of Income.

Derivative Instruments and Hedging Activities

We use derivative instruments for risk management purposes. Some of our derivative instruments are designated in qualifying hedge accounting relationships; other derivatives instruments do not qualify for hedge accounting or are not elected to be designated in a qualifying hedging relationship. In accordance with applicable accounting standards, all derivative financial instruments, whether designated for hedge accounting or not, are required to be recorded on the balance sheet as assets or liabilities and measured at fair value. Additionally, we generally report derivative financial instruments in the Consolidated Balance Sheet on a gross basis. However, in certain instances we report our position on a net basis where we have asset and liability derivative positions with a single counterparty, we have a legally enforceable right of offset, and we intend to settle the position on a net basis. For additional detail on derivative instruments and hedging activities, refer to Note 23.

At inception of a hedging relationship, we designate each qualifying derivative financial instrument as a hedge of the fair value of a specifically identified asset or liability (fair value hedge); as a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as a hedge of the foreign-currency exposure of a net investment in a foreign operation. We formally document all relationships between hedging instruments and hedged items and risk management objectives for undertaking various hedge transactions. Both at the hedge’s inception and on an ongoing basis, we formally assess whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in fair values or cash flows of hedged items.

Changes in the fair value of derivative financial instruments that are designated and qualify as fair value hedges along with the gain or loss on the hedged asset or liability attributable to the hedged risk, are recorded in

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

the current period earnings. For qualifying cash flow hedges, the effective portion of the change in the fair value of the derivative financial instruments is recorded in accumulated other comprehensive income, a component of equity, and recognized in the income statement when the hedged cash flows affect earnings. For a derivative designated as hedging the foreign-currency exposure of a net investment in a foreign operation, the gain or loss is reported in accumulated other comprehensive income as part of the cumulative translation adjustment with the exception of the spot to forward difference, which is recorded in current period earnings. The ineffective portions of fair value, cash flow, and net investment hedges are immediately recognized in earnings, along with the portion of the change in fair value that is excluded from the assessment of hedge effectiveness, if any.

The hedge accounting treatment described herein is no longer applied if a derivative financial instrument is terminated or the hedge designation is removed or is assessed to be no longer highly effective. For these terminated fair value hedges, any changes to the hedged asset or liability remain as part of the basis of the asset or liability and are recognized into income over the remaining life of the asset or liability. For terminated cash flow hedges, unless it is probable that the forecasted cash flows will not occur within a specified period, any changes in fair value of the derivative financial instrument previously recognized remain in other comprehensive income, a component of equity, and are reclassified into earnings in the same period that the hedged cash flows affect earnings. The previously recognized net derivative gain or loss for a net investment hedge continues to remain in accumulated other comprehensive income until earnings are impacted by sale or liquidation of the associated foreign operation. In all instances, after hedge accounting is no longer applied, any subsequent changes in fair value of the derivative instrument will be recorded into earnings.

Changes in the fair value of derivative financial instruments held for risk management purposes that are not designated as hedges under GAAP are reported in current period earnings.

Loan Commitments

We enter into commitments to make loans whereby the interest rate on the loans is set prior to funding (i.e., interest rate lock commitments). Interest rate lock commitments for mortgage loans to be originated for sale are derivative financial instruments carried at fair value in accordance with applicable accounting standards with changes in fair value included within current period earnings. The fair value of the interest rate lock commitments, which include expected net future cash flows related to the associated servicing of the loan, are accounted for through earnings for all written loan commitments accounted for at fair value. Servicing assets are recognized as distinct assets once they are contractually separated from the underlying loan by sale or securitization. Day-one gains or losses on derivative interest rate lock commitments are recognized when applicable.

Income Taxes

Effective June 30, 2009, we converted from an LLC to a Delaware corporation, thereby ceasing to be a pass-through entity for income tax purposes. As a result, we recorded our deferred tax assets and liabilities using the estimated corporate effective tax rate. Our banking, insurance, and foreign subsidiaries were generally always corporations and continued to be subject to tax and provide for U.S. federal, state, and foreign income taxes.

Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in both the United States and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets within the jurisdiction from

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

which they arise we consider all available positive and negative evidence including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we begin with historical results adjusted for the results of discontinued operations and changes in accounting policies and incorporate assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income (loss). For the years ended December 31, 2010 and 2009, we have concluded that the negative evidence is more objective and therefore outweighs the positive evidence, and therefore we have recorded total valuation allowances on net deferred tax assets of $2.0 billion and $2.5 billion, respectively. For additional information regarding our provision for income taxes, refer to Note 24.

We recognize accrued interest and penalties related to uncertain income tax positions in interest expense and other operating expenses, respectively.

Stock-based Compensation

Under accounting guidance for stock compensation, compensation cost recognized includes cost for stock-based awards. For certain stock-based awards compensation cost is ratably charged to expense over the applicable service periods. For other stock-based awards the awards require liability treatment and are remeasured quarterly at fair value until they are paid, with changes in fair value charged to compensation expense in the period in which the change occurs. Refer to Note 25 for a discussion of our share-based compensation plans.

Earnings per Common Share

We compute earnings (loss) per common share by dividing net income (loss) (after deducting dividends on preferred stock) by the weighted-average number of common shares outstanding during the period. We compute diluted earnings (loss) per common share by dividing net income (loss) (after deducting dividends on preferred stock) by the weighted-average number of common shares outstanding during the period plus the dilution resulting from the conversion of convertible preferred stock, if applicable.

Foreign Exchange

Foreign-denominated assets and liabilities resulting from foreign-currency transactions are valued using period end foreign-exchange rates and the results of operations and cash flows are determined using approximate weighted average exchange rates for the period. Translation adjustments are related to foreign subsidiaries using local currency as their functional currency and are reported as a separate component of accumulated other comprehensive income in the Consolidated Statement of Changes in Equity. We may elect to enter into foreign-currency derivatives to mitigate our exposure to changes in foreign exchange rates. Refer to Derivative Instruments and Hedging Activities above for a discussion of our hedging activities of the foreign-currency exposure of a net investment in a foreign operation.

Recently Adopted Accounting Standards

Transfers and Servicing — Accounting for Transfers of Financial Assets (ASU 2009-16)

As of January 1, 2010, we adopted Accounting Standards Update (ASU) 2009-16 (formerly Statement of Financial Accounting Standards Board (SFAS) No. 166), which amended Accounting Standards Codification

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(ASC) Topic 860, Transfers and Servicing. This standard removes the concept of a qualifying special-purpose entity (QSPE) and creates more stringent conditions for reporting a sale when a portion of a financial asset is transferred. To determine if a transfer is to be accounted for as a sale, the transferor must assess whether the transferor and all of the entities included in the transferor’s consolidated financial statements surrendered control of the assets. For partial asset transfers, the transferred portion must represent a pro rata component of the entire asset with no form of subordination. This standard is applied prospectively for transfers that occur on or after the effective date; however, the elimination of the QSPE concept required us to retrospectively assess all current off-balance sheet QSPE structures for consolidation under ASC Topic 810, Consolidation, and record a cumulative-effect adjustment to retained earnings for any consolidation change. Retrospective application of ASU 2009-16, specifically the QSPE removal, was assessed as part of the analysis required by ASU 2009-17, Consolidations — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. Refer to the section below for further information related to ASU 2009-17.

Consolidations — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (ASU 2009-17)

As of January 1, 2010, we adopted ASU 2009-17 (formerly SFAS No. 167), which amended ASC Topic 810, Consolidation. This standard addresses the primary beneficiary assessment criteria for determining whether an entity is required to consolidate a variable interest entity (VIE). This standard requires an entity to determine whether it is the primary beneficiary by performing a qualitative assessment rather than using the quantitative-based model that was required under the previous accounting guidance. The qualitative assessment consists of determining whether the entity has both the power to direct the activities that most significantly impact the VIE’s economic performance and the right to receive benefits or obligation to absorb losses that could potentially be significant to the VIE. As a result of the implementation of ASU 2009-16 and ASU 2009-17, several of our securitization structures previously held off-balance sheet were recognized as consolidated entities resulting in a day-one increase of $17.6 billion to assets and liabilities on our Consolidated Balance Sheet ($10.1 billion of the increase related to operations classified as held-for-sale). As part of the day-one entry, there was an immaterial adjustment to our opening equity balance.

Fair Value Measurements and Disclosures — Improving Disclosures about Fair Value Measurements (ASU 2010-06)

As of March 31, 2010, we adopted the majority of ASU 2010-06, which amends ASC Topic 820, Fair Value Measurements and Disclosures. The ASU requires fair value disclosures for each asset and liability class, disclosures related to inputs and valuation methods for measurements that use Level 2 or Level 3 inputs, disclosures of significant transfers between Levels 1 and 2, and the gross presentation of significant transfers into or out of Level 3 within the Level 3 rollforward. The ASU also requires the gross presentation of purchases, sales, issuances, and settlements within the Level 3 rollforward; however, this specific requirement will be effective for us during the three months ended March 31, 2011. The disclosure requirement by class is a greater level of disaggregation compared to the previous requirement, which was based on the major asset or liability category. While the adoption of ASU 2010-06 expanded our disclosures related to fair value measurements, it did not modify the accounting treatment or measurement of items at fair value and, as such, did not have a material impact on our consolidated financial condition or results of operation.

Derivatives and Hedging — Scope Exception Related to Embedded Credit Derivatives (ASU 2010-11)

As of July 1, 2010, we adopted ASU 2010-11, which clarifies that the transfer of credit risk that is only in the form of subordination of one financial instrument to another financial instrument (such as the subordination of one beneficial interest to another tranche of a securitization) is the only embedded derivative feature that does not

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

require an analysis for bifurcation or separate accounting under ASC 815, Derivatives and Hedging. In addition, the ASU provides guidance on whether other embedded credit derivatives in financial instruments are subject to bifurcation and separate accounting. The adoption did not have a material impact on our consolidated financial condition or results of operation.

Receivables — Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASU 2010-20)

As of December 31, 2010, we adopted ASU 2010-20, which requires expanded disclosures related to the credit quality of finance receivables and loans. This disclosure will be effective for us during the December 31, 2010, reporting period. The ASU also requires a rollforward of the allowance for loan losses, additional activity based disclosures for both financing receivables, and the allowance for each reporting period and certain new disclosures about troubled debt restructurings all of which would be effective for us during the March 31, 2011, reporting period. We have early adopted the rollforward requirement in the December 31, 2010, reporting period. As of January 19, 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, which effectively defers the disclosure requirements in ASU 2010-20 related to trouble debt restructurings while they deliberate other potential changes to the accounting for troubled debt restructurings. This deferral will end when the deliberations conclude and the guidance is issued. This is anticipated to be for reporting periods ended after June 15, 2011. Since the guidance relates only to disclosures, adoption will not have a material effect on our consolidated financial condition or results of operation.

Recently Issued Accounting Standards

Revenue Recognition — Revenue Arrangements with Multiple Deliverables (ASU 2009-13)

In October 2009, the FASB issued ASU 2009-13, which amends ASC Topic 605, Revenue Recognition. The guidance significantly changes the accounting for revenue recognition in arrangements with multiple deliverables and eliminates the residual method, which allocated the discount of a multiple deliverable arrangement among the delivered items. Under the guidance, entities will be required to allocate the total consideration to all deliverables at inception using the relative selling price and to allocate any discount in the arrangement proportionally to each deliverable based on each deliverable’s selling price. ASU 2009-13 is effective for revenue arrangements that we enter into or materially modify on or after January 1, 2011. We do not expect the adoption to have a material impact to our consolidated financial condition or results of operation.

Intangibles — Goodwill and Other (ASU 2010-28)

In December 2010, the FASB issued ASU 2010-28, which amends ASC Topic 350, Intangibles — Goodwill and Other, to modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test. Additionally, when determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. ASU 2010-28 is effective for us on January 1, 2011. We do not expect the adoption to have a material impact to our consolidated financial condition or results of operation.

Financial Services — Insurance — Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In December 2010, the FASB issued ASU 2010-26, which amends ASC 944, Financial Services — Insurance. The amendments in this ASU specify which costs incurred in the acquisition of new and renewal insurance

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

contracts should be capitalized. All other acquisition-related costs should be expensed as incurred. If the initial application of the amendments in this ASU results in the capitalization of acquisition costs that had not been previously capitalized, an entity may elect not to capitalize those types of costs. The ASU is effective for us on January 1, 2012. We do not expect the adoption to have a material impact to our consolidated financial condition or results of operation.

2. Discontinued and Held-for-sale Operations

Discontinued Operations

We classified certain operations as discontinued using generally accepted accounting principles in the United States of America, as the associated operations and cash flows will be eliminated from our ongoing operations and we will not have any significant continuing involvement in their operations after the respective sale transactions. For all periods presented, all of the operating results for these operations were removed from continuing operations and are presented separately as discontinued operations, net of tax. The Notes to the Consolidated Financial Statements were adjusted to exclude discontinued operations unless otherwise noted.

Select Mortgage — Legacy Portfolio and Other Operations

During 2009, we committed to sell certain international operations. These operations included residential mortgage loan origination, acquisition, servicing, asset management, sale, and securitizations in the United Kingdom and continental Europe (the Netherlands and Germany). On September 30, 2010, and October 1, 2010, we completed the sale of these operations.

Select Insurance Operations

During 2009, we committed to sell the U.S. and U.K. consumer property and casualty insurance business. These operations provided vehicle and home insurance through a number of distribution channels including independent agents, affinity groups, and the internet. The sale of our U.S. consumer property and casualty insurance business was completed during the first quarter of 2010. We are in active negotiations and expect to complete the sale of our U.K. consumer property and casualty insurance business during the first half of 2011.

Select International Automotive Finance Operations

During 2010, we ceased operations of our International Automotive Finance operations in Australia and Russia and classified them as discontinued. During the fourth quarter of 2010, we also committed to sell our operations in Venezuela, which resulted in a pretax loss of $108 million during the three months ended December 31, 2010. The loss represents the impairment recognized to present the operations at the lower-of-cost or fair value. The fair value was determined using an internally developed discounted cash flow model (a Level 3 fair value input). The impairment loss was primarily driven by the realization of an unfavorable accumulated translation adjustment of $94 million. We expect to complete the sale of our Venezuela operations during 2011.

During 2009, we committed to sell certain operations of our International Automotive Finance operations including our Argentina, Poland, and Ecuador operations and our Masterlease operations in Australia, Belgium, France, Italy, Mexico, the Netherlands, Poland, and the United Kingdom. Our Masterlease operations provide full-service individual leasing and fleet leasing products including maintenance, fleet, and accident management services as well as fuel programs, short-term vehicle rental, and title and licensing services. During 2009, we completed the sale of the Masterlease operations in Italy, Mexico, and the Netherlands. During 2010, we completed the sale of our automotive finance operations in Poland and our Masterlease operations in Australia,

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Poland, Belgium, and France. In July and December 2010, we completed the sale of our Argentina operations and our Masterlease operations in the United Kingdom, respectively. We completed the sale of our Ecuador operations during the first quarter of 2011.

Select Commercial Finance Group Operations

During 2009, we committed to sell the North American-based factoring business of our Commercial Finance Group. On April 30, 2010, the sale of the North American-based factoring business was completed.

Select Financial Information

The pretax income or loss recognized for the discontinued operations, including the direct costs to transact a sale, could differ from the ultimate sales price due to the fluidity of ongoing negotiations, price volatility, changing interest rates, changing foreign-currency rates, and future economic conditions.

Selected financial information of discontinued operations is summarized below.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Select Mortgage — Legacy and Other operations
Total net revenue (loss)	$60	$(637)	$(2,073)
Pretax income (loss) including direct costs to transact a sale	47	(2,234)	(2,955)
Tax (benefit) expense	(3)	—	100
Select Insurance operations
Total net revenue	$417	$1,448	$1,780
Pretax (loss) income including direct costs to transact a sale (a)	(23)	(810)	97
Tax (benefit) expense	(1)	(99)	25
Select International operations
Total net revenue	$117	$352	$432
Pretax income (loss) including direct costs to transact a sale (a)	10	(323)	15
Tax (benefit) expense	(4)	(26)	13
Select Commercial Finance operations
Total net revenue	$11	$39	$49
Pretax income (loss) including direct costs to transact a sale (a)	7	(32)	(23)
Tax (benefit) expense	—	(9)	1

(a)	Includes certain income tax activity recognized by Corporate and Other.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Held-for-sale Operations

The assets and liabilities of operations held-for-sale are summarized below.

	December 31, 2010
	Select Insurance operations (a)	Select International operations (b)	Total held-for-sale operations
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$5	$14	$19
Interest-bearing	—	33	33

Total cash and cash equivalents	5	47	52
Investment securities	435	—	435
Finance receivables and loans, net
Finance receivables and loans, net	—	242	242
Allowance for loan losses	—	(3)	(3)

Total finance receivables and loans, net	—	239	239
Premiums receivable and other insurance assets	169	—	169
Other assets	138	16	154
Impairment on assets of held-for-sale operations	(224)	(135)	(359)

Total assets	$523	$167	$690

Liabilities
Interest-bearing deposit liabilities	$—	$6	$6
Short-term borrowings	—	47	47
Long-term debt	—	115	115
Interest payable	—	2	2
Unearned insurance premiums and service revenue	115	—	115
Reserves for insurance losses and loss adjustment expenses	362	—	362
Accrued expenses and other liabilities	33	—	33

Total liabilities	$510	$170	$680

(a)	Includes the U.K. consumer property and casualty insurance business.

(b)	Includes the International Automotive Finance operations of Ecuador and Venezuela.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2009
	Select Mortgage – Legacy and Other operations (a)	Select Insurance operations (b)	Select International operations (c)	Select Commercial Finance Group operations (d)	Total held-for-sale operations
	($ in millions)
Assets
Cash and cash equivalents
Noninterest-bearing	$4	$578	$33	$—	$615
Interest-bearing	151	—	11	—	162

Total cash and cash equivalents	155	578	44	—	777
Trading securities	36	—	—	—	36
Investment securities	—	794	—	—	794
Loans held-for-sale, net	214	—	—	—	214
Finance receivables and loans, net
Finance receivables and loans, net	2,650	—	660	233	3,543
Allowance for loan losses	(89)	—	(11)	—	(100)

Total finance receivables and loans, net	2,561	—	649	233	3,443
Investment in operating leases, net	—	—	885	—	885
Mortgage servicing rights	(26)	—	—	—	(26)
Premiums receivable and other insurance assets	—	1,126	—	—	1,126
Other assets	512	176	135	—	823
Impairment on assets of held-for-sale operations	(903)	(231)	(324)	(30)	(1,488)

Total assets	$2,549	$2,443	$1,389	$203	$6,584

Liabilities
Short-term borrowings	$—	$34	$57	$—	$91
Long-term debt	1,749	—	237	—	1,986
Interest payable	3	—	1	—	4
Unearned insurance premiums and service revenue	—	517	—	—	517
Reserves for insurance losses and loss adjustment expenses	—	1,471	—	—	1,471
Accrued expenses and other liabilities	430	84	128	187	829

Total liabilities	$2,182	$2,106	$423	$187	$4,898

(a)	Includes the operations in continental Europe and the United Kingdom.

(b)	Includes the U.S. and U.K. consumer property and casualty insurance businesses.

(c)	Includes the International Automotive Finance operations of Argentina, Ecuador, and Poland and Masterlease in Australia, Belgium, France, Poland, and the United Kingdom.

(d)	Includes the North American-based factoring business of our Commercial Finance Group.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Recurring Fair Value

The following tables display the assets and liabilities of our held-for-sale operations measured at fair value on a recurring basis. Refer to Note 27 for descriptions of valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to these models, and significant assumptions used.

	Recurring fair value measurements
	December 31, 2010
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Investment securities
Available-for-sale securities
Debt securities
Foreign government	$256	$—	$—	$256
Other	—	179	—	179

Total assets	$256	$179	$—	$435

	Recurring fair value measurements
	December 31, 2009
	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$—	$—	$36	$36

Total trading securities	—	—	36	36
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	243	2	—	245
States and political subdivisions	—	24	—	24
Foreign government	329	—	—	329
Corporate debt securities	—	7	—	7
Other	—	189	—	189

Total debt securities	572	222	—	794
Mortgage servicing rights	—	—	(26)	(26)
Other assets
Interests retained in financial asset sales	—	—	153	153
Fair value of derivative contracts in receivable position
Interest rate contracts	—	60	—	60

Total assets	$572	$282	$163	$1,017

Liabilities
Accrued expenses and other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	$—	$(40)	$—	$(40)

Total liabilities	$—	$(40)	$—	$(40)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present the reconciliation for all Level 3 assets and liabilities of our held-for-sale operations measured at fair value on a recurring basis.

	Level 3 recurring fair value measurements
	Fair value at January 1, 2010	Net realized/ unrealized gains (losses) included in earnings (a)	Purchases, issuances, and settlements, net		Fair value at December 31, 2010	Net unrealized gains included in earnings still held at December 31, 2010 (a)
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$36	$3	$(39)		$—	$—

Total trading securities	36	3	(39)		—	—
Consumer mortgage finance receivables and loans, net (b)	—	422	(422	)(c)	—	—
Mortgage servicing rights	(26)	—	26		—	—
Other assets
Interests retained in financial asset sales	153	—	(153)		—	—

Total assets	$163	$425	$(588)		$—	$—

Liabilities
Secured debt
On balance sheet securitization debt (b)	$—	$(57)	$57	(c)	$—	$—

Total liabilities	$—	$(57)	$57		$—	$—

(a)	Reported as income (loss) from discontinued operations, net of tax, in the Consolidated Statement of Income.

(b)	Carried at fair value due to fair value option elections.

(c)	Includes a $10.1 billion increase due to the adoption of ASU 2009-17 on January 1, 2010. This increase was subsequently offset when the operations were sold on September 30, 2010.

3. Insurance Premiums and Service Revenue Earned

The following table is a summary of insurance premiums and service revenue written and earned.

	Year ended December 31,
	2010		2009		2008
	Written	Earned	Written	Earned	Written	Earned
	($ in millions)
Insurance premiums
Direct	$882	$807	$795	$854	$982	$1,054
Assumed	233	299	604	680	737	682

Gross insurance premiums	1,115	1,106	1,399	1,534	1,719	1,736
Ceded	(268)	(267)	(604)	(695)	(481)	(321)

Net insurance premiums	847	839	795	839	1,238	1,415
Service revenue	770	1,026	685	1,138	964	1,295

Insurance premiums and service revenue written and earned	$1,617	$1,865	$1,480	$1,977	$2,202	$2,710

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

4. Other Income, Net of Losses

Details of other income, net of losses, were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Mortgage processing fees and other mortgage income (loss)	$234	$128	$(257)
Late charges and other administrative fees (a)	140	156	159
Remarketing fees	137	128	120
Full-service leasing fees	72	128	154
Income (loss) from equity-method investments (b)	56	17	(496)
Real estate services, net	9	(267)	(62)
Fair value adjustment on derivatives (c)	(162)	(56)	(99)
Change due to fair value option elections (d)	(217)	(215)	(237)
Other, net	375	161	75

Total other income, net of losses	$644	$180	$(643)

(a)	Includes nonmortgage securitization fees.

(b)	During 2008, we recognized $765 million in losses related to an investment accounted for using the equity method. The losses included $195 million as an estimate of our share of the investee’s net loss and the impairment of our remaining investment interests of $570 million. At December 31, 2008, we had no remaining balance in our investment, no further financial obligations, and ceased equity-method accounting.

(c)	Refer to Note 23 for a description of derivative instruments and hedging activities.

(d)	Refer to Note 27 for a description of fair value option elections.

5. Other Operating Expenses

Details of other operating expenses were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Mortgage representation and warranty, net	$670	$1,494	$238
Insurance commissions	587	635	803
Technology and communications	500	593	565
Professional services	303	505	607
Vehicle remarketing and repossession	188	194	287
Advertising and marketing	172	202	154
Lease and loan administration	160	164	151
Regulatory and licensing fees	119	90	15
State and local nonincome taxes	111	118	95
Occupancy	97	107	157
Premises and equipment depreciation	92	85	123
Restructuring	80	63	192
Full-service leasing vehicle maintenance costs	64	132	150
Other	640	850	1,494

Total other operating expenses	$3,783	$5,232	$5,031

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

6. Trading Securities

The fair value for our portfolio of trading securities was as follows.

	December 31,
	2010	2009
	($ in millions)
U.S. Treasury	$77	$—
Mortgage-backed
Residential	69	143
Asset-backed	94	596

Total trading securities	$240	$739

Net unrealized gains on securities held at December 31, (a)	$21	$203

(a)	Net unrealized losses totaled $1,864 million at December 31, 2008.

7. Investment Securities

Our portfolio of investment securities includes bonds, equity securities, asset- and mortgage-backed securities, interests in securitization trusts, and other investments. The cost, fair value, and gross unrealized gains and losses on available-for-sale and held-to-maturity securities were as follows.

	December 31,
	2010				2009
	Cost	Gross unrealized		Fair value	Cost	Gross unrealized		Fair value
		gains	losses			gains	losses
	($ in millions)
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$3,307	$22	$(11)	$3,318	$3,501	$15	$(6)	$3,510
States and political subdivisions	3	—	(1)	2	779	36	(4)	811
Foreign government	1,231	19	(2)	1,248	1,161	20	(8)	1,173
Mortgage-backed Residential (a)	5,844	60	(79)	5,825	3,404	76	(19)	3,461
Asset-backed	1,934	15	(1)	1,948	1,000	7	(2)	1,005
Corporate debt	1,537	34	(13)	1,558	1,408	74	(9)	1,473
Other	152	—	(1)	151	47	—	—	47

Total debt securities (b)	14,008	150	(108)	14,050	11,300	228	(48)	11,480
Equity securities	766	60	(30)	796	631	52	(8)	675

Total available-for-sale securities (c)	14,774	210	(138)	14,846	11,931	280	(56)	12,155

Held-to-maturity securities
Total held-to-maturity securities	—	—	—	—	3	—	—	3

Total investment securities	$14,774	$210	$(138)	$14,846	$11,934	$280	$(56)	$12,158

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	Residential mortgage-backed securities include agency-backed bonds totaling $4,503 million and $2,248 million at December 31, 2010 and 2009, respectively.

(b)	In connection with certain borrowings and letters of credit relating to certain assumed reinsurance contracts, $153 million and $164 million of primarily U.K. Treasury securities were pledged as collateral at December 31, 2010 and 2009, respectively.

(c)	Certain entities related to our Insurance operations are required to deposit securities with state regulatory authorities. These deposited securities totaled $12 million and $15 million at December 31, 2010 and 2009, respectively.

The maturity distribution of available-for-sale debt securities outstanding is summarized in the following tables. Prepayments may cause actual maturities to differ from scheduled maturities.

	December 31, 2010
	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (a)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	($ in millions)
Fair value of available-for-sale debt securities (b)
U.S. Treasury and federal agencies	$3,318	1.4%	$124	1.2%	$3,094	1.3%	$100	3.7%	$—	—%
States and political subdivisions	2	8.7	—	—	—	—	—	—	2	8.7
Foreign government	1,248	3.1	7	2.2	1,092	3.1	149	3.5	—	—
Mortgage-backed Residential	5,825	3.8	—	—	57	3.2	64	4.4	5,704	3.8
Asset-backed	1,948	2.5	—	—	1,146	2.2	500	2.4	302	4.0
Corporate debt	1,558	3.9	22	5.7	811	3.5	593	4.3	132	4.0
Other	151	1.5	151	1.5	—	—	—	—	—	—

Total available-for-sale debt securities	$14,050	3.0	$304	1.7	$6,200	2.1	$1,406	3.5	$6,140	3.8

Amortized cost of available-for-sale debt securities	$14,008		$305		$6,152		$1,388		$6,163

(a)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment options.
(b)	Yields on tax-exempt obligations have been computed on a tax-equivalent basis.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	December 31, 2009
	Total		Due in one year or less		Due after one year through five years		Due after five years through ten years		Due after ten years (a)
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	($ in millions)
Fair value of available-for-sale debt securities (b)
U.S. Treasury and federal agencies	$3,510	1.9%	$103	1.1%	$3,390	1.9%	$17	4.1%	$—	—%
States and political subdivisions	811	7.0	9	7.0	175	7.2	147	7.0	480	6.9
Foreign government	1,173	3.8	66	1.7	872	3.8	229	4.5	6	5.3
Mortgage-backed Residential	3,461	6.5	—	—	2	6.5	36	13.0	3,423	6.4
Asset-backed	1,005	2.5	34	5.2	735	2.3	186	2.6	50	3.9
Corporate debt	1,473	5.2	283	3.4	575	5.8	570	5.4	45	6.9
Other	47	3.6	—	—	32	3.4	15	4.0	—	—

Total available-for-sale debt securities	$11,480	4.3	$495	2.8	$5,781	2.8	$1,200	5.2	$4,004	6.5

Amortized cost of available-for-sale debt securities	$11,300		$473		$5,728		$1,169		$3,930

(a)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment options.

(b)	Yields on tax-exempt obligations have been computed on a tax-equivalent basis.

The balance of cash equivalents was $5.3 billion and $1.8 billion at December 31, 2010 and 2009, respectively and are composed primarily of money market accounts and short-term securities, including U.S. Treasury bills.

The following table presents gross gains and losses realized upon the sales of available-for-sale securities and other-than-temporary impairment.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Gross realized gains	$541	$350	$109
Gross realized losses	(35)	(129)	(264)
Other-than-temporary impairment	(1)	(55)	(223)

Net realized gains (losses)	$505	$166	$(378)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents interest and dividends on available-for-sale securities.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Taxable interest	$335	$180	$307
Taxable dividends	17	9	26
Interest and dividends exempt from U.S. federal income tax	10	37	43

Interest and dividends on available-for-sale securities	$362	$226	$376

Certain available-for-sale securities were sold at a loss in 2010, 2009, and 2008 as a result of market conditions within these respective periods (e.g., a downgrade in the rating of a debt security). The table below summarizes available for sale securities in an unrealized loss position in accumulated other comprehensive income. Based on the methodology described below that has been applied to these securities, we believe that the unrealized losses relate to factors other than credit losses in the current market environment. At December 31, 2010, we do not have the intent to sell the debt securities with an unrealized loss position in accumulated other comprehensive income, and it is not more likely than not that we will not be required to sell these securities before recovery of their amortized cost basis. Also, at December 31, 2010, we had the ability and intent to hold equity securities with an unrealized loss position in accumulated other comprehensive income. As a result, we believe that the securities with an unrealized loss position in accumulated other comprehensive income are not considered to be other-than-temporarily impaired at December 31, 2010. Refer to Note 1 to the Consolidated Financial Statements for further information related to investment securities and our methodology for evaluating potential other-than-temporary impairment.

	December 31,
	2010				2009
	Less than 12 months		12 months or longer		Less than 12 months		12 months or longer
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	($ in millions)
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	$702	$(11)	$—	$—	$1,430	$(6)	$—	$—
States and political subdivisions	2	(1)	—	—	82	(2)	8	(2)
Foreign government	323	(2)	—	—	536	(8)	—	—
Mortgage-backed	3,159	(77)	11	(2)	811	(14)	6	(5)
Asset-backed	238	(1)	2	—	202	(1)	22	(1)
Corporate debt	653	(13)	5	—	47	(1)	120	(8)
Other	80	(1)	—	—	7	—	—	—

Total temporarily impaired debt securities	5,157	(106)	18	(2)	3,115	(32)	156	(16)
Total temporarily impaired equity securities	250	(27)	26	(3)	115	(5)	52	(3)

Total temporarily impaired available-for-sale securities	$5,407	$(133)	$44	$(5)	$3,230	$(37)	$208	$(19)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

8. Loans Held-for-sale, Net

The composition of loans held-for-sale, net, reported at carrying value was as follows.

	December 31,
	2010			2009
	Domestic	Foreign	Total	Domestic	Foreign	Total
	($ in millions)
Consumer automobile	$—	$—	$—	$9,417	$184	$9,601
Consumer mortgage
1st Mortgage	10,191	364	10,555	9,269	530	9,799
Home equity	856	—	856	1,068	—	1,068

Total consumer mortgage (a)	11,047	364	11,411	10,337	530	10,867
Commercial
Commercial and industrial
Other	—	—	—	—	157	157

Total commercial	—	—	—	—	157	157

Total loans held for sale (b)	$11,047	$364	$11,411	$19,754	$871	$20,625

(a)	Fair value option-elected domestic consumer mortgages were $6.4 billion and $5.5 billion at December 31, 2010 and 2009, respectively. Refer to Note 27 for additional information.

(b)	Totals are net of unamortized premiums and discounts and deferred fees and costs of $161 million and $318 million at December 31, 2010 and 2009, respectively.

During the year ended December 31, 2009, our Mortgage operations reclassified loans with an unpaid principal balance of $8.5 billion from finance receivables and loans, net, to loans held-for-sale, net, on our Consolidated Balance Sheet. Due to capital preservation strategies, business divestitures, and future liquidity considerations, we changed our intent to hold these mortgage loans for the foreseeable future. These loans were measured at fair value immediately prior to the transfer resulting in a valuation loss of $3.4 billion during the year ended December 31, 2009. We recognized the credit and noncredit component of these losses in provision for loan losses and gain (loss) on mortgage loans, net, respectively, in our Consolidated Statement of Income.

The following table summarizes held-for-sale mortgage loans reported at carrying value by higher-risk loan type.

	Year ended December 31,
	2010	2009
	($ in millions)
High original loan-to-value (greater than 100%) mortgage loans	$331	$390
Payment-option adjustable rate mortgage loans	16	47
Interest-only mortgage loans	481	1,360
Below-market rate (teaser) mortgages	151	183

Total (a)	$979	$1,980

(a)	The majority of these loans are held by our Mortgage Legacy Portfolio and Other operations at December 31, 2010 and 2009.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

9. Finance Receivables and Loans, Net

The composition of finance receivables and loans, net, reported at carrying value before allowance for loan losses was as follows.

	December 31,
	2010			2009
	Domestic	Foreign	Total	Domestic	Foreign	Total
	($ in millions)
Consumer automobile	$34,604	$16,650	$51,254	$12,514	$17,731	$30,245
Consumer mortgage
1st Mortgage	6,917	390	7,307	6,921	405	7,326
Home equity	3,441	—	3,441	3,886	1	3,887

Total consumer mortgage	10,358	390	10,748	10,807	406	11,213
Commercial
Commercial and industrial
Automobile	24,944	8,398	33,342	19,604	7,943	27,547
Mortgage	1,540	41	1,581	1,572	96	1,668
Other	1,795	312	2,107	2,688	437	3,125
Commercial real estate
Automobile	2,071	216	2,287	2,008	221	2,229
Mortgage	1	78	79	121	162	283

Total commercial	30,351	9,045	39,396	25,993	8,859	34,852
Loans at fair value (a)	663	352	1,015	1,391	—	1,391

Total finance receivables and loans (b)	$75,976	$26,437	$102,413	$50,705	$26,996	$77,701

(a)	Includes domestic consumer mortgages at fair value as a result of fair value option election. Refer to Note 27 for additional information.

(b)	Totals are net of unearned income, unamortized premiums and discounts, and deferred fees and costs of $2.9 billion and $2.4 billion at December 31, 2010 and 2009, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

	Consumer automobile	Consumer mortgage	Commercial	Total
	($ in millions)
Allowance at January 1, 2010	$1,024	$640	$781	$2,445
Cumulative effect of change in accounting principles (a)	222	—	—	222
Charge-offs
Domestic	(776)	(239)	(282)	(1,297)
Foreign	(194)	(4)	(151)	(349)

Total charge-offs	(970)	(243)	(433)	(1,646)

Recoveries
Domestic	319	26	18	363
Foreign	71	1	13	85

Total recoveries	390	27	31	448

Net charge-offs	(580)	(216)	(402)	(1,198)
Provision for loan losses	304	164	(26)	442
Discontinued operations	—	—	(4)	(4)
Other	—	(8)	(26)	(34)

Allowance at December 31, 2010	$970	$580	$323	$1,873

Allowance for loan losses
Individually evaluated for impairment	$—	$100	$127	$227
Collectively evaluated for impairment	970	480	196	1,646
Loans acquired with deteriorated credit quality	20	—	—	20
Finance receivables and loans at historical cost
Ending balance	51,254	10,748	39,396	101,398
Individually evaluated for impairment	—	487	1,308	1,795
Collectively evaluated for impairment	51,254	10,261	38,088	99,603
Loans acquired with deteriorated credit quality	170	—	—	170

(a)	Effect of change in accounting principle due to adoption of ASU 2009-17. Refer to Note 1 for additional information.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Consumer automobile	Consumer mortgage	Commercial	Total
	($ in millions)
Allowance at January 1, 2009	$1,394	$1,142	$897	$3,433
Charge-offs
Domestic	(1,001)	(1,424)	(955)	(3,380)
Foreign	(372)	(185)	(76)	(633)
Write downs related to transfers to held-for-sale	(11)	(3,417)	(10)	(3,438)

Total charge-offs	(1,384)	(5,026)	(1,041)	(7,451)

Recoveries
Domestic	189	68	19	276
Foreign	71	—	5	76

Total recoveries	260	68	24	352

Net charge-offs	(1,124)	(4,958)	(1,017)	(7,099)
Provision for loan losses	755	3,951	898	5,604
Discontinued operations	13	556	(3)	566
Other	(14)	(51)	6	(59)

Allowance at December 31, 2009	$1,024	$640	$781	$2,445

Allowance for loan losses
Individually evaluated for impairment	$—	$80	$471	$551
Collectively evaluated for impairment	1,024	560	310	1,894
Loans acquired with deteriorated credit quality	37	—	—	37
Finance receivables and loans at historical cost
Ending balance	30,245	11,213	34,852	76,310
Individually evaluated for impairment	—	263	2,121	2,384
Collectively evaluated for impairment	30,245	10,950	32,731	73,926
Loans acquired with deteriorated credit quality	320	—	—	320

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present information about our impaired finance receivables and loans.

	December 31,
	Unpaid principal balance	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
	($ in millions)
2010
Consumer mortgage
1st Mortgage	$410	$404	$—	$404	$59
Home equity	82	83	—	83	40

Total consumer mortgage	492	487	—	487	99
Commercial
Commercial and industrial
Automobile	340	356	33	323	23
Mortgage	44	40	—	40	14
Other	135	133	20	113	51
Commercial real estate
Automobile	206	197	108	89	29
Mortgage	71	71	28	43	10

Total commercial	796	797	189	608	127

Total consumer and commercial	$1,288	$1,284	$189	$1,095	$226

2009
Consumer mortgage
1st Mortgage	$228	$225	$11	$214	$62
Home equity	37	38	—	38	18

Total consumer mortgage	265	263	11	252	80
Commercial
Commercial and industrial
Automobile	428	512	61	451	56
Mortgage	72	—	—	—	—
Other (a)	987	981	101	880	251
Commercial real estate
Automobile	367	280	136	144	44
Mortgage	271	269	5	264	111

Total commercial	2,125	2,042	303	1,739	462

Total consumer and commercial	$2,390	$2,305	$314	$1,991	$542

(a)	Primarily reflects the resort finance portfolio with an unpaid principal balance of $782 million, a carrying value before allowance of $779 million, an impaired with no allowance balance of $99 million, an impaired with an allowance balance of $680 million, and an allowance for impaired loans balance of $148 million.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Consumer mortgage
Average balance of impaired loans during the year	$484	$610	$203
Interest income recognized on impaired loans during the year	19	25	18
Commercial
Average balance of impaired loans during the year	1,450	2,818	1,600
Interest income recognized on impaired loans during the year	30	60	9
Total consumer and commercial
Average balance of impaired loans during the year	1,934	3,428	1,803
Interest income recognized on impaired loans during the year	49	85	27

The following table presents an analysis of our past due finance receivables and loans.

	December 31, 2010
	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total finance receivables and loans
	($ in millions)
Consumer automobile	$828	$175	$197	$1,200	$50,054	$51,254
Consumer mortgage
1st Mortgage	115	67	205	387	6,920	7,307
Home equity	20	12	13	45	3,396	3,441

Total consumer mortgage	135	79	218	432	10,316	10,748
Commercial
Commercial and industrial
Automobile	21	19	85	125	33,217	33,342
Mortgage	—	36	4	40	1,541	1,581
Other	—	—	20	20	2,087	2,107
Commercial real estate
Automobile	—	4	78	82	2,205	2,287
Mortgage	—	—	71	71	8	79

Total commercial	21	59	258	338	39,058	39,396

Total consumer and commercial	$984	$313	$673	$1,970	$99,428	$101,398

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents the carrying amount of our finance receivables and loans on nonaccrual status.

	December 31,
	2010	2009
	($ in millions)
Consumer automobile	$207	$386
Consumer mortgage
1st Mortgage	500	359
Home equity	61	71

Total consumer mortgage	561	430
Commercial
Commercial and industrial
Automobile	296	347
Mortgage	40	72
Other (a)	134	987
Commercial real estate
Automobile	199	280
Mortgage	71	197

Total commercial	740	1,883

Total consumer and commercial	$1,508	$2,699

(a)	Amount at December 31, 2009, includes the resort finance portfolio with a nonaccrual loan balance of $779 million. We sold our resort finance portfolio during the third quarter of 2010.

Management performs a quarterly analysis of the consumer automobile, consumer mortgage, and commercial portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. The tables below present select credit quality indicators that are used in the determination of allowance for our consumer automobile, consumer mortgage, and commercial portfolios.

The following table presents performing and nonperforming credit quality indicators in accordance with our internal accounting policies for our consumer finance receivables and loans.

	December 31,
	2010			2009
	Performing	Non- performing	Total	Performing	Non- performing	Total
	($ in millions)
Consumer automobile	$51,047	$207	$51,254	$29,859	$386	$30,245
Consumer mortgage
1st Mortgage	6,807	500	7,307	6,967	359	7,326
Home equity	3,380	61	3,441	3,816	71	3,887

Total consumer mortgage	$10,187	$561	$10,748	$10,783	$430	$11,213

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents pass and criticized credit quality indicators based on regulatory definitions for our commercial finance receivables and loans.

	December 31,
	2010			2009
	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
	($ in millions)
Commercial
Commercial and industrial
Automobile	$31,254	$2,088	$33,342	$25,512	$2,035	$27,547
Mortgage	1,504	77	1,581	1,532	136	1,668
Other	1,041	1,066	2,107	945	2,180	3,125
Commercial real estate
Automobile	2,013	274	2,287	1,965	264	2,229
Mortgage	—	79	79	13	270	283

Total commercial	$35,812	$3,584	$39,396	$29,967	$4,885	$34,852

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans within our portfolio that are of higher default risk.

Concentration Risk

Consumer

We monitor our consumer loan portfolio for concentration risk across the geographies in which we lend. The highest concentrations of loans in the United States are in California and Texas, which represent 16.4% of our total outstanding consumer loans at December 31, 2010.

Concentrations in our mortgage portfolio are closely monitored given the volatility of the housing markets. Our consumer mortgage loan concentrations in California, Florida, and Michigan receive particular attention as the real estate value depreciation in these states has been the most severe.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table shows consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses by state and foreign concentration.

	December 31,
	2010 (a)		2009
	Automobile	1st Mortgage and home equity	Automobile	1st Mortgage and home equity
Texas	9.2%	4.4%	7.5%	2.9%
California	4.6	24.5	2.7	23.3
Florida	4.4	4.1	2.1	4.4
Michigan	3.7	5.0	1.4	5.4
New York	3.4	2.4	2.4	2.9
Illinois	2.8	4.7	1.9	4.4
Pennsylvania	3.2	1.7	2.4	1.8
Ohio	2.5	1.0	1.6	1.2
Georgia	2.2	1.8	1.4	2.0
North Carolina	2.0	2.0	1.3	2.2
Other United States	29.4	44.7	16.7	45.9
Canada	14.2	3.6	20.1	3.6
Germany	5.7	—	13.3	—
Brazil	5.2	—	6.8	—
Other foreign	7.5	0.1	18.4	—

Total consumer loans	100.0%	100.0%	100.0%	100.0%

(a)	Presentation is in descending order as a percentage of total consumer finance receivables and loans at December 31, 2010.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table includes our five largest state and foreign concentrations within our higher-risk finance receivables and loans recorded at historical cost and reported at carrying value before allowance for loan losses.

	High original loan-to-value (greater than 100%) mortgage loans	Payment- option adjustable- rate mortgage loans	Interest-only mortgage loans	Below-market rate (teaser) mortgages	All higher- risk loans
	($ in millions)
December 31,
2010
California	$—	$1	$993	$89	$1,083
Virginia	—	—	330	12	342
Maryland	—	—	256	7	263
Michigan	—	—	225	10	235
Illinois	—	—	197	8	205
All other domestic and foreign	5	4	1,680	158	1,847

Total	$5	$5	$3,681	$284	$3,975

2009
California	$1	$2	$1,128	$102	$1,233
Virginia	—	—	397	13	410
Maryland	—	—	309	8	317
Michigan	—	—	259	11	270
Illinois	—	—	230	9	239
All other domestic and foreign	6	5	2,023	188	2,222

Total	$7	$7	$4,346	$331	$4,691

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Commercial Real Estate

The commercial real estate portfolio consists of loans issued primarily to automotive dealers, homebuilders, and commercial real estate firms. The following table shows commercial real estate finance receivables and loans reported at carrying value before allowance for loan losses by geographic region and property type.

	December 31,
	2010	2009
Geographic region
Texas	10.5%	11.2%
Florida	10.3	11.8
Michigan	10.1	8.5
California	9.6	9.8
Virginia	4.4	3.9
New York	3.8	3.7
Pennsylvania	3.7	3.4
Oregon	3.1	2.1
Georgia	2.7	2.1
Alabama	2.4	2.1
Other United States	26.9	26.2
United Kingdom	5.0	7.3
Canada	4.4	4.3
Germany	0.5	0.6
Other foreign	2.6	3.0

Total outstanding commercial real estate loans	100.0%	100.0%

Property type
Automobile dealers	91.8%	84.3%
Residential	2.5	2.7
Land and land development	0.8	5.7
Apartments	0.1	2.9
Other	4.8	4.4

Total outstanding commercial real estate loans	100.0%	100.0%

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Commercial Criticized Exposure

Exposures deemed criticized represent loans that are classified by regulatory authorities as special mention, substandard, or doubtful. The following table shows industry concentrations commercial criticized finance receivables and loans reported at carrying value before allowance for loan losses.

	December 31,
	2010	2009
Industry
Automotive	66.5%	49.7%
Real estate (a)	12.1	23.4
Health/medical	7.3	7.9
Manufacturing	3.5	3.1
Services	1.9	2.1
Hardgoods	1.8	1.1
Retail	1.5	2.6
All other	5.4	10.1

Total commercial criticized finance receivables and loans	100.0%	100.0%

(a)	Includes resort finance, which represented 17.3% of the portfolio at December 31, 2009.

10. Investment in Operating Leases, Net

Investments in operating leases were as follows.

	December 31,
	2010	2009
	($ in millions)
Vehicles and other equipment, after impairment	$13,571	$23,919
Accumulated depreciation	(4,443)	(7,924)

Investment in operating leases, net	$9,128	$15,995

Depreciation expense on operating lease assets includes remarketing gains and losses recognized on the sale of operating lease assets. The following summarizes the components of depreciation expense on operating lease assets.

	Year ended December 31
	2010	2009	2008
	($ in millions)
Depreciation expense on operating lease assets (excluding remarketing gains)	$2,734	$4,264	$5,100
Gross remarketing (gains) losses	(704)	(516)	378

Depreciation expense on operating lease assets	$2,030	$3,748	$5,478

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents the future lease nonresidual rental payments due from customers for equipment on operating leases.

Year ended December 31,
($ in millions)
2011	$1,513
2012	648
2013	454
2014	173
2015 and after	343

Total	$3,131

Our investment in operating lease assets represents the net book value of our leased assets based on the expected residual value upon remarketing the vehicle at the end of the lease. As described in Note 26, GM may sponsor residual support programs that result in the contractual residual value being in excess of our standard residual value. GM reimburses us if remarketing sales proceeds are less than the customer’s contract residual value limited to our standard residual value. In addition to residual support programs, GM also participates in a risk-sharing arrangement whereby GM shares equally in residual losses to the extent that remarketing proceeds are below our standard residual rates (limited to a floor). In connection with the sale of 51% ownership interest in Ally, GM settled its estimated liabilities with respect to residual support and risk sharing on a portion of our operating lease portfolio. Based on the December 31, 2010, outstanding U.S. operating lease portfolio, the maximum amount that could be paid by GM under the residual support programs and the risk-sharing arrangement was $475 million and $996 million, respectively, as more fully discussed in Note 26. We did not receive any residual support or risk-sharing incentives from GM or Chrysler on leases originated in 2010 or 2009.

In light of the significant declines in used vehicle prices during 2008 in the United States, Canada, and several international markets, we concluded certain triggering events occurred during the year ended December 31, 2008, requiring an evaluation of recoverability for certain operating lease assets within our Global Automotive Services. We grouped these operating lease assets at the lowest level that we could reasonably estimate the identifiable cash flows. In assessing for recoverability, we compared our estimates of future cash flows related to these lease assets to their corresponding carrying values. We considered all of the expected cash flows including customer payments, the expected residual value upon remarketing the vehicle at lease termination, and any payments from GM under residual and risk-sharing agreements. To the extent these undiscounted cash flows were less than their respective carrying values, we discounted the cash flows to arrive at an estimated fair value. As a result of this evaluation, during the year ended December 31, 2008, we reduced our carrying values to equal the estimated fair values and realized impairment charges of $1,234 million. Impairments recognized by our North American Automotive Finance operations consisted of $808 million related to sport-utility vehicles and trucks in the United States and Canada and $384 million related to the car portfolio in the United States. The impairment recognized by our International Automotive Finance operations totaled $42 million for full-service leasing portfolio. During the year ended December 31, 2009, $16 million of the 2008 impairment charges related to the full-service leasing portfolio were reclassified to discontinued operations.

While we believe our estimates of discounted future cash flows used for the impairment analysis were reasonable based on current market conditions, the process required the use of significant estimates and assumptions. In developing these estimates and assumptions, management used all available evidence. However, because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes, the actual cash flows could ultimately differ from those estimated as part of the recoverability and impairment analyses.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Imbedded in our residual value projections are estimates of projected recoveries from GM relative to residual support and risk-sharing agreements. No adjustment to these estimates has been made for the collectability of the projected recoveries from GM. At December 31, 2010, expected residual values included estimates of payments from GM of $322 million related to residual support and risk sharing agreements. To the extent GM is not able to fully honor its obligations relative to these agreements, our depreciation expense and remarketing performance would be negatively impacted.

11. Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special-purpose entities (SPEs). An SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of SPEs is to obtain liquidity and favorable capital treatment by securitizing certain of our financial assets.

The SPEs involved in securitization and other financing transactions are generally considered VIEs. VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of automobile loans or installment contracts and operating leases and mortgage loan products to a diverse customer base. We often securitize these originated loans and leases (which we collectively describe as loans or financial assets) through the use of securitization entities, which may or may not be consolidated on our Consolidated Balance Sheet. We securitize consumer automobile loans through private-label securitizations. We securitize consumer mortgage loans through either the GSEs or nonagency mortgages securitization. During 2010, our consumer mortgage loans were primarily securitized through the GSEs.

In executing a securitization transaction, we typically sell pools of financial assets to a wholly owned, bankruptcy-remote SPE, which then transfers the financial assets to a separate, transaction-specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized financial assets. The beneficial interests take the form of either notes or trust certificates which are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred loans and entitle the investors to specified cash flows generated from the securitized loans. In the aggregate, these beneficial interests have the same average life as the transferred financial assets. In addition to providing a source of liquidity and cost-efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain. We securitize conforming residential mortgage loans through GSE securitizations, and nonconforming mortgage loans through nonagency securitizations.

Each securitization is governed by various legal documents that limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the loans, to issue beneficial interests to investors to fund the acquisition of the loans, and to enter into derivatives or other yield maintenance contracts (e.g., bond insurance) to hedge or mitigate certain risks related to the financial assets or beneficial interests of the entity. Additionally, the securitization entity is required to service the assets it holds and the beneficial interests it issues. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to perform these functions. Servicing functions include, but are not limited to, making certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

advancing principal and interest payments before collecting them from individual borrowers. Our servicing responsibilities, which constitute continued involvement in the transferred financial assets, consist of primary servicing (i.e., servicing the underlying transferred financial assets) and/or master servicing (i.e., servicing the beneficial interests that result from the securitization transactions). Certain securitization entities also require the servicer to advance scheduled principal and interest payments due on the beneficial interests issued by the entity regardless of whether cash payments are received on the underlying transferred financial assets. Accordingly, we are required to provide these servicing advances when applicable. Refer to Note 1 and Note 12 for additional information regarding our servicing rights.

The GSEs provide a guarantee of the payment of principal and interest on the beneficial interests issued in securitizations. In private-label securitizations, cash flows from the assets initially transferred into the securitization entity represent the sole source for payment of distributions on the beneficial interests issued by the securitization entity, and for payments to the parties that perform services for the securitization entity, such as the servicer or the trustee. In certain nonagency securitization transactions, a liquidity facility may exist to provide temporary liquidity to the entity. The liquidity provider generally is reimbursed prior to other parties in subsequent distribution periods. Monoline insurance may also exist to cover certain shortfalls to certain investors in the beneficial interests issued by the securitization entity. As noted above, in certain nonagency securitizations, the servicer is required to advance scheduled principal and interest payments due on the beneficial interests regardless of whether cash payments are received on the underlying transferred financial assets. The servicer is allowed to reimburse itself for these servicing advances. Additionally, certain nonagency securitization transactions may allow for the acquisition of additional loans subsequent to the initial loan transfer. Principal collections on other loans and/or the issuance of new beneficial interests, such as variable funding notes, generally fund these loans; we are often contractually required to invest in these new interests.

We may retain beneficial interests in our nonagency securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to, senior or subordinate mortgage- or asset-backed securities, interest-only strips, principal-only strips, and residuals. Certain of these retained interests provide credit enhancement to the trust as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance driven.

We generally hold certain conditional repurchase options that allow us to repurchase assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred financial assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean-up call option). The repurchase price is typically the par amount of the loans plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan or contract if it exceeds a certain prespecified delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest.

Other than our customary representation and warranty provisions, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Our obligation to provide support is limited to the customary representation and warranty provisions. Representation and warranty provisions generally require us to repurchase loans or indemnify the investor for incurred losses to the extent it is determined that the loans were ineligible or were otherwise defective at the time of sale. Refer to Note 30 for detail on representation and warranty provisions. We did not provide any noncontractual financial support to any of these entities during 2010 or 2009.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Other Variable Interest Entities

Servicer Advance Funding Entity

To assist in the financing of our servicer advance receivables, we formed an SPE that issues term notes to third-party investors that are collateralized by servicer advance receivables. These servicer advance receivables are transferred to the SPE and consist of delinquent principal and interest advances we made as servicer, to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The SPE funds the purchase of the receivables through financing obtained from the third-party investors and subordinated loans or an equity contribution from our mortgage activities. This SPE is consolidated on our balance sheet at December 31, 2010 and 2009. The beneficial interest holder of this SPE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during 2010 or 2009.

Other

In 2010, we sold a portfolio of resort finance backed receivables to a third party that financed the acquisition through an SPE. We provided seller financing for the purchase of these assets and also hold a contingent value right in the SPE, which were both recorded at fair value. We do not consolidate the SPE because we have no control over the activities of the SPE.

We have involvements with various other on-balance sheet, immaterial SPEs. Most of these SPEs are used for additional liquidity, whereby we sell certain financial assets into the VIE and issue beneficial interests to third parties for cash.

We also provide long-term guarantee contracts to certain nonconsolidated affordable housing entities. Since we do not have control over the entities or the power to make decisions, we do not consolidate the entities and our involvement is limited to the guarantee.

Involvement with Variable Interest Entities

The determination of whether financial assets transferred by us to these VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the SPE. Prior to the adoption of ASU 2009-17, which amended ASC 810, we were deemed the primary beneficiary and therefore consolidated VIEs when we absorbed the majority of the expected losses or expected residual returns of the entity, and the entity was not considered a qualified special-purpose entity (QSPE). Subsequent to the adoption of ASU 2009-17, we are deemed the primary beneficiary and therefore consolidate VIEs (including entities previously considered QSPEs) for which we have both (a) the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on a consideration of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis. Refer to the section in this note titled Changes in Accounting for Variable Interest Entities for additional information.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Our involvement with consolidated and nonconsolidated VIEs in which we hold variable interests is presented below.

December 31,	Consolidated involvement with VIEs		Assets of nonconsolidated VIEs, net (b)		Maximum exposure to loss in nonconsolidated VIEs (c)
	($ in millions)
2010
On-balance sheet variable interest entities
Consumer automobile	$20,064		$—		$—
Consumer mortgage — nonagency	1,397		—		—
Commercial automobile	15,114		—		—
Other	1,035		—		—
Off-balance sheet variable interest entities
Consumer mortgage — Ginnie Mae	2,909	(b)	43,595		43,595	(c)
Consumer mortgage — CMHC	124	(b)	4,222		124	(d)
Consumer mortgage — nonagency	183	(b)	5,371		5,371	(c)
Commercial other	483	(e)	—	(f)	698

Total	$41,309		$53,188		$49,788

2009
On-balance sheet variable interest entities
Consumer automobile	$23,957		$—		$—
Consumer mortgage — nonagency	3,856		—		—
Commercial automobile	8,225		—		—
Other	1,930		—		—
Off-balance sheet variable interest entities
Consumer automobile	—		7,899		7,899	(c)
Consumer mortgage — Ginnie Mae	2,258	(b)	35,049		35,049	(c)
Consumer mortgage — CMHC	117	(b)	3,740		117	(d)
Consumer mortgage — nonagency	388	(b)	31,428		31,428	(c)
Commercial other	(47	) (g)	—	(f)	177

Total	$40,684		$78,116		$74,670

(a)	Asset values represent the current unpaid principal balance of outstanding consumer finance receivables and loans within the VIEs.

(b)	Includes $2.5 billion and $2.0 billion classified as consumer finance receivables and loans, $162 million and $268 million classified as trading securities or other assets, and $569 million and $542 million classified as MSRs at December 31, 2010 and 2009, respectively. CMHC is the Canada Mortgage and Housing Corporation.

(c)	Maximum exposure to loss represents the current unpaid principal balance of outstanding loans based on our customary representation and warranty provisions. This measure is based on the unlikely event that all of the loans have underwriting defects or other defects that trigger a representation and warranty provision and the collateral supporting the loans are worthless. This required disclosure is not an indication of our expected loss.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(d)	Due to combination of the credit loss insurance on the mortgages and the guarantee by CMHC on the issued securities, the maximum exposure to loss would be limited to the amount of the retained interests. Additionally, the maximum loss would occur only in the event that CMHC dismisses ResMor as servicer of the loans due to servicer performance or insolvency.

(e)	Includes $515 million and $20 million classified as commercial finance receivables and loans and other assets, respectively, net of liabilities of $52 million classified as other liabilities on our Consolidated Balance Sheet.

(f)	Includes VIEs for which we have no management oversight and therefore we are not able to provide the total assets of the VIEs. However, in 2010 we sold loans with an unpaid principal balance of $1.5 billion into these VIEs.

(g)	This amount is classified as accrued expenses and other liabilities on our Consolidated Balance Sheet.

On-balance Sheet Variable Interest Entities

We engage in securitization and other financing transactions that do not qualify for off-balance sheet treatment. In these situations, we hold beneficial interests or other interests in the VIE, which represents a form of significant continuing economic interest. The interests held include, but are not limited to, senior or subordinate mortgage- or asset-backed securities, interest-only strips, principal-only strips, residuals, and servicing rights. Certain of these retained interests provide credit enhancement to the securitization entity as they may absorb credit losses or other cash shortfalls. Additionally, the securitization documents may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven. Because these securitization entities are consolidated, these retained interests and servicing rights are not recognized as separate assets on our Consolidated Balance Sheet.

Prior to the adoption of ASU 2009-17, we consolidated certain securitization entities that were not QSPEs because we either did not meet sale accounting requirements or held the first loss position in these securitization entities and, as a result, absorbed the majority of the expected losses and expected residual returns of the VIE. Subsequent to adoption of ASU 2009-17 as of January 1, 2010, we consolidate certain of these entities because we had a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a significant variable interest in the VIE. Under ASC 810, as amended by ASU 2009-17, we are generally the primary beneficiary of automobile securitization entities, as well as certain mortgage nonagency securitization entities for which we perform servicing activities and have retained a significant variable interest in the form of a beneficial interest. In cases where we did not meet sale accounting under previous guidance, unless we have made modifications to the overall transaction, we do not meet sale accounting under current guidance as we are not permitted to revisit sale accounting guidelines under the current guidance. In cases where substantive modifications are made, we then reassess the transaction under the amended guidance, based on the new circumstances. Refer to the section in this note titled Changes in Accounting for Variable Interest Entities for additional information.

The following table presents the carrying amounts and classifications of assets and liabilities of consolidated VIEs as reported on our Consolidated Balance Sheet. The consolidated VIEs included in the tables below represent separate entities with which we are involved. The third party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions or when we are the counterparty to certain derivative transactions involving the VIE. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders. Refer to Note 27 for discussion of the assets and liabilities for which the fair value option has been elected.

	December 31,
	2010	2009
	($ in millions)
Assets
Loans held-for-sale, net	$21	$237
Finance receivables and loans, net
Consumer	18,744	15,293
Commercial	14,739	6,623
Allowance for loan losses	(238)	(573)

Total finance receivables and loans, net	33,245	21,343
Investment in operating leases, net	1,065	9,996
Other assets	3,194	4,252
Assets of operations held-for-sale	85	2,140

Total assets	$37,610	37,968

Liabilities
Short-term borrowings	$964	$1,530
Long-term debt	24,466	24,220

Interest payable	15	27
Accrued expenses and other liabilities	352	562
Liabilities of operations held-for-sale	45	2,083

Total liabilities	$25,842	$28,422

Off-balance Sheet Variable Interest Entities

The nature, purpose, and activities of nonconsolidated securitization entities are similar to those of our consolidated securitization entities with the primary difference being the nature and extent of our continuing involvement. The cash flows from the assets of nonconsolidated securitization entities generally are the sole source of payment on the securitization entities’ liabilities. The creditors of these securitization entities have no recourse to us with the exception of market customary representation and warranty provisions as described in Note 30.

Prior to the adoption of ASU 2009-17, we did not consolidate securitization entities that met the requirements of a QSPE. Subsequent to the adoption of ASU 2009-17 as of January 1, 2010, nonconsolidated VIEs include entities for which we either do not hold significant variable interests or do not provide servicing or asset management functions for the financial assets held by the securitization entity. Additionally, to qualify for off-balance sheet treatment, transfers of financial assets must meet the sale accounting conditions in ASC 860. Our residential mortgage loan securitizations consist of GSEs and nonagency securitizations. Under ASU 2009-17, we are not the primary beneficiary of any GSE loan securitization transaction because we do not have the power to direct the significant activities of such entities. Additionally, under ASU 2009-17, we do not consolidate certain nonagency mortgage securitizations because we do not have a variable interest that could potentially be significant or we do not have power to direct the activities that most significantly impact the performance of the VIE.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

For nonconsolidated securitization entities, the transferred financial assets are removed from our balance sheet provided the conditions for sale accounting are met. The financial assets obtained from the securitization are primarily reported as cash, servicing rights, or retained interests (if applicable). Typically, we conclude that the fee we are paid for servicing consumer automobile finance receivables represents adequate compensation, and consequently, we do not recognize a servicing asset or liability. As an accounting policy election, we elected fair value treatment for our existing MSR portfolio. Liabilities incurred as part of these securitization transactions, such as representation and warranty provisions, are recorded at fair value at the time of sale and are reported as accrued expenses and other liabilities on our Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.

The following summarizes all pretax gains and losses recognized on financial assets sold into nonconsolidated securitization and similar asset-backed financing entities.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Consumer automobile	$—	$—	$(68)
Consumer mortgage — GSEs	1,065	854	369
Consumer mortgage — nonagency	17	21	(161)
Commercial automobile	—	110	269

Total pretax gain	$1,082	$985	$409

Key economic assumptions used in measuring the initial fair value of retained interests related to sales of financial assets to nonconsolidated securitization entities were as follows during 2010, 2009, and 2008. Refer to Note 12 for servicing-related assumptions and to Note 27 for fair value assumptions and classifications.

Year ended December 31,
	Consumer automobile (a)	Consumer mortgage (b)
2010 (c)
Key assumptions (d)
Prepayment speed (e)	(f)	2.4–48.1%
Weighted average life (in years)	(f)	0.2–5.0
Expected credit losses	(f)	0.2–9.3%
Discount rate	(f)	0.3–60.0%

2009 (g)
Key assumptions (d)
Prepayment speed (e)	(f)	10.0–12.0%
Weighted average life (in years)	(f)	4.6–6.3
Expected credit losses	(f)	11.0%
Discount rate	(f)	0.6–16.0%

2008 (g)
Key assumptions (d)
Prepayment speed (e)	1.2–1.4%	1.9–30.0%
Weighted average life (in years)	1.9–2.0	2.4–9.1
Expected credit losses	1.6–2.5%	0.0–3.5%
Discount rate	22.0–25.0%	2.8–25.0%

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	The fair value of retained interests in commercial automobile securitization approximates carrying value because of the short-term and floating-rate nature of commercial automobile loans.

(b)	Consumer residential mortgage loans include home equity loans and lines, high loan-to-value loans, and residential first and second mortgage loans. Assumptions on GSE loans are not included as we do not hold a retained interest in those transactions.

(c)	Includes retained interests related to securitization entities deconsolidated in the current year.

(d)	The assumptions used to measure the expected yield on variable-rate retained interests are based on a benchmark interest rate yield curve plus a contractual spread, as appropriate. The actual yield curve utilized varies depending on the specific retained interests.

(e)	Based on monthly prepayment speeds for consumer automobile loans and constant prepayment rate (CPR) for consumer mortgage loans.

(f)	During 2010 and 2009, no consumer automobile loans were sold into nonconsolidated securitization entities.

(g)	Includes sales to entities that are now consolidated under ASU 2009-17.

Refer to Note 30 for initial fair value assumptions involving our customary representation and warranty liabilities.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables summarize cash flows received from and paid related to securitization entities, asset-backed financings, or other similar transfers of financial assets where the transfer is accounted for as a sale and we have a continuing involvement with the transferred assets (e.g., servicing) that were outstanding in 2010, 2009, and 2008. Cash flows presented below may not be comparable because the prior two years include cash flows related to securitization entities that are now consolidated. Additionally, these tables contain information regarding cash flows received from and paid to nonconsolidated securitization entities that existed during each year.

	Consumer automobile	Commercial automobile	Consumer mortgage GSEs	Consumer mortgage nonagency
	($ in millions)
Year ended December 31,
2010
Cash proceeds from transfers completed during the year	$—	$—	$68,822	$1,090
Cash flows received on retained interests in securitization entities	—	—	—	81
Cash proceeds from collections reinvested in revolving securitization entities	—	—	—	—
Servicing fees	1	—	1,081	209
Purchases of previously transferred financial assets	—	—	(1,865)	(282)
Representations and warranties obligations	—	—	(389)	(18)
Other cash flows	(6)	—	(39)	(22)

2009
Cash proceeds from transfers completed during the year	$—	$—	$56,251	$1,258
Cash flows received on retained interests in securitization entities	269	1,009	—	119
Cash proceeds from collections reinvested in revolving securitization entities	—	5,998	—	—
Servicing fees	111	39	643	272
Purchases of previously transferred financial assets	—	—	(385)	(1)
Representations and warranties obligations	—	—	(343)	(64)
Other cash flows	(64)	—	(177)	(123)

2008
Cash proceeds from transfers completed during the year	$4,916	$—	$49,483	$2,333
Cash flows received on retained interests in securitization entities	301	505	—	193
Cash proceeds from collections reinvested in revolving securitization entities	—	57,022	—	—
Servicing fees	165	117	513	385
Purchases of previously transferred financial assets	—	—	(481)	(2)
Representations and warranties obligations	—	—	(148)	(160)
Other cash flows	(75)	—	(166)	(50)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables summarizes the key economic assumptions and the sensitivity of the fair value of retained interests to immediate 10% and 20% adverse changes in those assumptions.

	Consumer automobile (a)	Consumer mortgage nonagency
	($ in millions)
2010
Carrying value/fair value of retained interests (b)	$—	$162
Weighted average life (in years)	—	0.1–11.6
Annual prepayment rate	–%WAM	2.4–48.1%WAM
Impact of 10% adverse change	$—	$(2)
Impact of 20% adverse change	—	(3)
Loss assumption	–%	0.0–46.4%
Impact of 10% adverse change	$—	$—
Impact of 20% adverse change	—	—
Discount rate	–%	0.3–80.0%
Impact of 10% adverse change	$—	$(2)
Impact of 20% adverse change	—	(4)
Market interest rate	—%	0.3—4.1%
Impact of 10% adverse change	$—	$—
Impact of 20% adverse change	—	(1)

2009 (c) (d)
Carrying value/fair value of retained interests (b)	$661	$268
Weighted average life (in years)	0.0–0.9	0.0–4.6
Annual prepayment rate	0.2–1.1%WAM	0.6–97.5%WAM
Impact of 10% adverse change	$(1)	$(20)
Impact of 20% adverse change	(2)	(36)
Loss assumption	1.1–4.8%	0.0–100.0%
Impact of 10% adverse change	$(13)	$(4)
Impact of 20% adverse change	(26)	(8)
Discount rate	40%	0.2–102.5%
Impact of 10% adverse change	$(23)	$(10)
Impact of 20% adverse change	(44)	(20)
Market interest rate	(e)	(e)
Impact of 10% adverse change	$—	$(3)
Impact of 20% adverse change	—	(4)

(a)	There were no retained interests in consumer or commercial automobile securitizations at December 31, 2010.

(b)	These amounts are recorded in trading securities or other assets at fair value. Refer to Note 27 for fair value valuation methods.

(c)	Amounts include items that were consolidated after the adoption of ASU 2009-17.

(d)	There were no retained interests in commercial automobile securitizations at December 31, 2009.

(e)	Forward benchmark interest rate yield curve plus contractual spread.

These sensitivities are hypothetical and should be viewed with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses), which may magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rate and prepayment risks associated with these assets. Refer to Note 12 for further detail on sensitivities related to our mortgage servicing rights.

Expected static pool net credit losses include actual incurred losses plus projected net loan losses divided by the original balance of the outstandings comprising the securitization pool. The following table displays the expected static pool net credit losses on our securitization transactions.

	December 31, (a)
	2010		2009	2008
Consumer automobile	(b	)	2.9%	1.9%
Consumer mortgage (c)	0.0–46.4%		0.0–100.0%	0.0–59.0%

(a)	Static pool losses not applicable to commercial automobile finance receivable securitizations because of their short term nature.

(b)	There were no consumer automobile off-balance sheet securitization entities at December 31, 2010.

(c)	Consumer residential mortgage loan securitizations do not include static pool losses for the GSE securitizations due to the GSE guarantees.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table represents on-balance sheet loans held-for-sale and finance receivable and loans, off-balance sheet securitizations, and whole loan sales where we have continuing involvement. The table presents quantitative information about delinquencies and net credit losses. Refer to Note 12 for further detail on total serviced assets.

	Total finance receivables and loans		Amount 60 days or more past due		Net credit losses
	December 31,
	2010	2009	2010	2009	2010	2009
	($ in millions)
On-balance sheet loans
Consumer automobile	$51,254	$39,846	$373	$564	$613	$1,185
Consumer mortgage (a)	23,174	23,471	3,437	5,945	335	4,958
Commercial automobile	35,629	29,776	186	89	84	94
Commercial mortgage	1,660	1,951	110	256	91	790
Commercial other	2,107	3,282	20	1,006	227	133

Total on-balance sheet loans	113,824	98,326	4,126	7,860	1,350	7,160

Off-balance sheet securitization entities
Consumer automobile	—	7,475	—	144	1	260
Consumer mortgage — GSEs (b)	253,192	229,781	13,990	13,471	n/m	n/m
Consumer mortgage — nonagency	73,638	103,201	12,220	18,962	4,605	7,478

Total off-balance sheet securitization entities	326,830	340,457	26,210	32,577	4,606	7,738

Whole-loan transactions (c)	38,212	44,219	2,950	2,051	300	556

Total	$478,866	$483,002	$33,286	$42,488	$6,256	$15,454

n/m = not meaningful

(a)	Includes loans subject to conditional repurchase options of $2.3 billion and $1.7 billion guaranteed by the GSEs, and $146 million and $237 million sold to certain nonagency mortgage securitization entities at December 31, 2010 and 2009, respectively. These loans are initially recorded at fair value.

(b)	Anticipated credit losses are not meaningful due to the GSE guarantees.

(c)	Whole-loan transactions are not part of a securitization transaction, but represent automobile and consumer mortgage pools of loans sold to nonagency investors.

Changes in Accounting for Variable Interest Entities

During 2009, we executed an amendment to a commercial automobile securitization entity that was previously considered as a QSPE and, therefore, was not consolidated. The amendment contractually required us to deposit additional cash into a collateral account held by the securitization entity. Management determined the amendment caused the entity to no longer be considered a QSPE, and therefore we consolidated the entity. We continued to consolidate this entity after adoption of ASU 2009-17.

ASU 2009-17 became effective on January 1, 2010, and upon adoption, we consolidated certain securitization entities that were previously held off balance sheet. On January 1, 2010, we recognized a net increase of $17.6 billion to assets and liabilities on our Consolidated Balance Sheet ($10.1 billion of the increase relates to operations classified as held-for-sale that were ultimately sold). Refer to Note 1 for further discussion of the requirements of ASC 860 and ASC 810, including changes to the accounting requirements related to transfers of financial assets and consolidation of VIEs.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

We previously held on our Consolidated Balance Sheet certain mortgage securitization entities, which were on-balance sheet prior to the adoption of ASU 2009-17 because we did not meet the sale accounting requirements at the inception of the transactions. Specific provisions inherent in these deals, included but were not limited to, the ability of the trust to enter into a derivative contract and the inclusion of a loan repurchase right. The existence of the ability to enter into a derivative precluded the entities from being deemed a QSPE and the existence of the loan repurchase right precluded sale accounting treatment. These two provisions, when used in combination, were deemed substantive and precluded sale accounting. We also retained servicing and, in most cases, retained an economic interest in the entities in the form of economic residuals, subordinate bonds, and/or IO strips. During 2010, we completed the sale of 100% of our retained residuals and subordinate bonds related to certain of these on-balance sheet securitization entities. In addition, any repurchase rights associated with these structures were removed from these deals through exercise of such right. These collective actions were deemed to be substantial to warrant a re-characterization of the original transactions and, as such, they were reassessed under ASC 860 and it was concluded that the securitization entities satisfied sale accounting requirements. Furthermore, the sale of the 100% economic interests resulted in the loss of a controlling financial interest in the securitization entities and accordingly consolidation was not required. The combination of these actions resulted in the derecognition of assets previously sold to these securitization entities. Consolidated assets and consolidated liabilities of $1.2 billion and $1.2 billion, respectively, associated with this transaction were derecognized and a gain of $51 million was recorded.

During 2010, we further completed the sale of our significant retained residuals and subordinate bonds related to certain other on-balance sheet securitization entities, which were consolidated upon adoption of ASU 2009-17 (but were not consolidated prior to the adoption of ASU 2009-17). Since we disposed of our variable interests in these securitization entities to unrelated third parties, a reassessment was required to determine whether we continued to hold a controlling financial interest. All subordinate retained economic interests in these entities were sold and therefore we no longer held a controlling financial interest. All assets and liabilities associated with the trust were derecognized and all retained interests in the entities, including insignificant retained senior interests and mortgage servicing rights, were recorded at their fair values at the date of deconsolidation. Consolidated assets and consolidated liabilities of $709 million and $707 million, respectively, associated with this transaction were derecognized and a gain of $1 million was recorded.

Related to these deconsolidations above, we continue to hold servicing rights associated with these transactions, however retained servicing does not preclude deconsolidation because the retained servicing we hold does not absorb a potentially significant level of variability in the securitization entities. Upon completion of the sale, $9 million of servicing rights and $1 million of retained interests associated with this transaction were recorded.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

12. Servicing Activities

Mortgage Servicing Rights

The following table summarizes activity related to MSRs which are carried at fair value.

	Year ended December 31,
	2010	2009
	($ in millions)
Estimated fair value at January 1,	$3,554	$2,848
Additions recognized on sale of mortgage loans	1,006	807
Additions from purchases of servicing rights	56	19
Subtractions from sales of servicing assets	(1)	(19)
Changes in fair value
Due to changes in valuation inputs or assumptions used in the valuation model	23	1,120
Other changes in fair value	(894)	(1,261)
Transfer to assets of operations held-for-sale	—	25
Decrease due to change in accounting principle	(19)	—
Other changes that affect the balance	13	15

Estimated fair value at December 31,	$3,738	$3,554

Changes in fair value due to changes in valuation inputs or assumptions used in the valuation model include all changes due to a revaluation by a model or by a benchmarking exercise. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic runoff of the portfolio. The decrease due to change in accounting principle reflects the effect of the initial adoption of ASU 2009-17. Refer to Note 1 for additional information.

The key economic assumptions and sensitivity of the fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions were as follows.

	December 31,
	2010	2009
	($ in millions)
Weighted average life (in years)	7.0	5.2
Weighted average prepayment speed	9.8%	15.6%
Impact on fair value of 10% adverse change	$(155)	$(167)
Impact on fair value of 20% adverse change	(295)	(321)
Weighted average discount rate	12.3%	10.3%
Impact on fair value of 10% adverse change	$(80)	$(82)
Impact on fair value of 20% adverse change	(156)	(160)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses) that could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rates and prepayment risks associated with these assets.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Risk Mitigation Activities

The primary risk of our servicing rights is interest rate risk and the resulting impact on prepayments. A significant decline in interest rates could lead to higher-than-expected prepayments that could reduce the value of the MSRs. We economically hedge the impact of these risks with both derivative and nonderivative financial instruments. Refer to Note 23 for additional information regarding the derivative financial instruments used to economically hedge MSRs.

The components of servicing valuation and hedge activities, net, were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Change in estimated fair value of mortgage servicing rights	$(872)	$(106)	$(2,227)
Change in fair value of derivative financial instruments	478	(998)	1,964

Servicing valuation and hedge activities, net	$(394)	$(1,104)	$(263)

Mortgage Servicing Fees

The components of mortgage servicing fees were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Contractual servicing fees, net of guarantee fees and including subservicing	$1,065	$1,071	$1,196
Late fees	77	77	112
Ancillary fees	190	164	144

Total mortgage servicing fees	$1,332	$1,312	$1,452

Mortgage Servicing Advances

In connection with our primary servicing activities (i.e., servicing of mortgage loans), we make certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from individual borrowers. Servicing advances including contractual interest are priority cash flows in the event of a loan principal reduction or foreclosure and ultimate liquidation of the real estate-owned property, thus making their collection reasonably assured. These servicing advances are included in other assets on the Consolidated Balance Sheet and totaled $1.9 billion and $1.8 billion at December 31, 2010 and 2009, respectively. We maintain an allowance for uncollected primary servicing advances of $25 million and $23 million at December 31, 2010 and 2009, respectively. Our potential obligation is influenced by the loan’s performance and credit quality. Additionally, we have a fiduciary responsibility for mortgage escrow and custodial funds that totaled $4.2 billion and $3.7 billion at December 31, 2010 and 2009, respectively. A portion of these balances are included in deposit liabilities on our Consolidated Balance Sheet. Refer to Note 15 for additional information.

When we act as a subservicer of mortgage loans we perform the responsibilities of a primary servicer but do not own the corresponding primary servicing rights. We receive a fee from the primary servicer for such services. As the subservicer, we would have the same responsibilities of a primary servicer in that we would make certain payments of property taxes and insurance premiums, default and property maintenance, as well as advances of

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

principal and interest payments before collecting them from individual borrowers. At December 31, 2010 and 2009, outstanding servicer advances related to subserviced loans were $140 million and $155 million, respectively, and we had a reserve for uncollected subservicer advances of $1 million and $2 million, respectively.

At December 31, 2010 and 2009, we were the master servicer (i.e., servicer of beneficial interests issued by mortgage securitization entities) for 528,249 and 682,148 loans, respectively, having an aggregate unpaid principal balance of $72.6 billion and $94.6 billion, respectively. In many cases, where we act as master servicer, we also act as primary servicer. In connection with our master-servicing activities, we service the mortgage-backed and mortgage-related asset-backed securities and whole-loan packages sold to investors. As the master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in the mortgage-backed and mortgage-related-asset backed securities and whole-loan packages. As the master servicer, we are required to advance scheduled payments to the securitization trust or whole-loan investors. To the extent the primary servicer does not advance the payments, we are responsible for advancing the payment to the trust or whole-loan investors. Master-servicing advances, including contractual interest, are priority cash flows in the event of a default, thus making their collection reasonably assured. In most cases, we are required to advance these payments to the point of liquidation of the loan or reimbursement of the trust or whole-loan investors. We had outstanding master-servicing advances of $90 million and $47 million at December 31, 2010 and 2009, respectively. We had no reserve for uncollected master-servicing advances at December 31, 2010 or 2009.

Serviced Mortgage Assets

Our total serviced mortgage assets consist of primary, master and subservicing activities as follows.

•

Loans owned by us and we are the primary servicer. — These loans are categorized as loans held-for-sale or consumer finance receivables and loans. Included in consumer finance receivables and loans are on-balance sheet securitization entities. Our loans held-for-sale and consumer finance receivable and loan portfolios are discussed in further detail in Note 8 and Note 9, respectively.

•

Loans sold to third-party investors where we have retained primary servicing. —The loans sold to a third-party investor were sold through an off-balance sheet securitization entity or a whole-loan transaction.

•

Loans that have never been and currently are not owned by us but the primary servicing rights have been purchased. — In the case of purchased servicing rights, there is no recourse to us outside of customary contractual provisions relating to the execution of the services we provide.

•

Loans that have never been and currently are not owned by us but for which we act as subservicer under contractual agreements with the primary servicer. — In these cases, loans are not recorded on our Consolidated Balance Sheet. In the case of subservicing rights, there is no recourse to us outside of customary contractual provisions relating to the execution of the services we provide.

In many cases we act as both the primary and master servicer. However, in certain cases, we also service loans that have been purchased and subsequently sold through a securitization trust or whole-loan sale whereby the originator retained the primary servicing rights and we retained the master-servicing rights.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The unpaid principal balance of our serviced mortgage assets were as follows.

	December 31,
	2010	2009
	($ in millions)
On-balance sheet mortgage loans
Held-for-sale and investment	$20,224	$26,333
Operations held-for-sale	—	3,160
Off-balance sheet mortgage loans
Loans sold to third-party investors
Nonagency	63,685	71,505
GSEs	255,388	231,310
Whole-loan	17,524	21,120
Purchased servicing rights	3,946	4,800
Operations held-for-sale	—	17,526

Total primary serviced mortgage loans	360,767	375,754
Subserviced mortgage loans	24,173	28,357
Subserviced operations held-for-sale	—	293

Total subserviced mortgage loans	24,173	28,650
Master-servicing-only mortgage loans	10,548	14,865

Total serviced mortgage loans	$395,488	$419,269

Our Mortgage operations that conduct primary and master-servicing activities are required to maintain certain servicer ratings in accordance with master agreements entered into with GSEs. At December 31, 2010, our Mortgage operations were in compliance with the servicer-rating requirements of the master agreements.

In certain domestic securitizations of our Mortgage operations, the surety or other provider of contractual credit support is entitled to declare a servicer default and terminate the servicer upon the failure of the loans to meet certain portfolio delinquency and/or cumulative-loss thresholds. Our Mortgage operations received notice of termination from surety providers with respect to securitizations having an unpaid principal balance of $346 million and $4.8 billion during the years ended December 31, 2010 and 2009, respectively.

Automobile Servicing Activities

We service consumer automobile contracts. Historically, we have sold a portion of the consumer automobile contracts that we originated. With respect to contracts we sell, we retain the right to service and earn a servicing fee for our servicing function. Typically, we conclude that the fee we are paid for servicing consumer automobile finance receivables represents adequate compensation, and consequently, we do not recognize a servicing asset or liability. We recognized automobile servicing fees of $231 million, $237 million, and $295 million during the years ended December 31, 2010, 2009, and 2008, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Automobile Serviced Assets

The total serviced automobile assets were as follows.

	Outstanding
	December 31,
	2010	2009
	($ in millions)
On-balance sheet automobile loans
Consumer automobile	$51,254	$39,846
Commercial automobile	35,629	29,776
Operating leases	9,128	15,995
Operations held-for-sale	242	660
Off-balance sheet automobile loans
Loans sold to third-party investors
Securitizations	—	7,251
Whole-loan	18,126	18,768
Other	979	1,365

Total serviced automobile loans	$115,358	$113,661

13. Premiums Receivable and Other Insurance Assets

Premiums receivable and other insurance assets consisted of the following.

	December 31,
	2010	2009
	($ in millions)
Prepaid reinsurance premiums	$249	$346
Reinsurance recoverable on unpaid losses	487	670
Reinsurance recoverable on paid losses	54	114
Premiums receivable	341	388
Deferred policy acquisition costs	1,050	1,202

Total premiums receivable and other insurance assets	$2,181	$2,720

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

14. Other Assets

The components of other assets were as follows.

	December 31,
	2010	2009
	($ in millions)
Property and equipment at cost	$1,315	$1,416
Accumulated depreciation	(939)	(1,080)

Net property and equipment	376	336
Fair value of derivative contracts in receivable position	3,966	2,654
Servicer advances	2,137	2,180
Restricted cash collections for securitization trusts (a)	1,705	3,654
Collateral placed with counterparties	1,569	1,760
Restricted cash and cash equivalents	1,323	1,590
Cash reserve deposits held-for-securitization trusts (b)	1,168	1,594
Debt issuance costs	704	829
Other accounts receivable	641	573
Prepaid expenses and deposits	638	749
Interests retained in financial asset sales	568	471
Goodwill	525	526
Nonmarketable equity securities	504	715
Investment in used vehicles held-for-sale	386	522
Real estate and other investments	280	340
Accrued interest and rent receivable	238	326
Repossessed and foreclosed assets	211	336
Other assets	625	732

Total other assets	$17,564	$19,887

(a)	Represents cash collection from customer payments on securitized receivables. These funds are distributed to investors as payments on the related secured debt.

(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions we have executed.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The changes in the carrying amounts of goodwill for the periods shown were as follows.

	North American Automotive Finance operations	International Automotive Finance operations	Insurance operations		Other	Total
	($ in millions)
Goodwill acquired prior to December 31, 2008	$14	$527	$953		$1,541	$3,035
Accumulated impairment losses	(14)	—	(42)		(1,541)	(1,597)
Foreign-currency translation	—	(37)	(44)		—	(81)

Goodwill at December 31, 2008	$—	$490	$867		$—	$1,357
Sale of reporting unit	—	—	(107)		—	(107)
Impairment losses (a)	—	—	(607	) (b)	—	(607)
Transfer of assets of discontinued operations held-for-sale	—	(22)	(108)		—	(130)
Foreign-currency translation	—	1	12		—	13

Goodwill at December 31, 2009 (c)	$—	$469	$57		$—	$526
Transfer of assets of discontinued operations held-for-sale	—	(1)	(1)		—	(2)
Foreign-currency translation	—	—	1		—	1

Goodwill at December 31, 2010	$—	$468	$57		$—	$525

(a)	The impairment losses of our Insurance operations were reported as loss from discontinued operations, net of tax, in the Consolidated Statement of Income. All other impairment losses were reported as other operating expenses in the Consolidated Statement of Income.

(b)	During the three months ended December 31, 2008, and the three months ended June 30, 2009, our Insurance operations initiated an evaluation of goodwill for potential impairment, which was in addition to our annual impairment evaluation. These tests were initiated in light of a more-than-likely expectation that a reporting unit or a significant portion of a reporting unit will be sold. The fair value was determined using offers provided by willing purchasers. Based on the preliminary results of the assessments, our Insurance operations concluded that the carrying value of these reporting units exceeded the fair value resulting in an impairment loss during both 2008 and 2009.

(c)	Net of accumulated impairment losses of $649 million for Insurance operations.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

15. Deposit Liabilities

Deposit liabilities consisted of the following.

	December 31,
	2010	2009
	($ in millions)
Domestic deposits
Noninterest-bearing deposits	$2,108	$1,755
NOW and money market checking accounts	8,081	7,213
Certificates of deposit	23,728	19,861
Dealer deposits	1,459	1,041

Total domestic deposit liabilities	35,376	29,870

Foreign deposits
Noninterest-bearing deposits	23	—
NOW and money market checking accounts	961	165
Certificates of deposit	2,390	1,555
Dealer deposits	298	166

Total foreign deposit liabilities	3,672	1,886

Total deposit liabilities	$39,048	$31,756

Noninterest-bearing deposits primarily represent third-party escrows associated with our mortgage loan-servicing portfolio. The escrow deposits are not subject to an executed agreement and can be withdrawn without penalty at any time. At December 31, 2010 and 2009, certificates of deposit included $7.0 billion and $4.8 billion, respectively, of domestic certificates of deposit in denominations of $100 thousand or more.

The following table presents the scheduled maturity of total certificates of deposit.

Year ended December 31,
($ in millions)
2011	$12,842
2012	6,832
2013	2,554
2014	1,160
2015	2,730

Total certificates of deposit	$26,118

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

16. Short-term Borrowings

The following table presents the composition of our short-term borrowings portfolio.

	December 31,
	2010			2009
	Unsecured	Secured	Total	Unsecured	Secured	Total
	($ in millions)
Demand notes	$2,033	$—	$2,033	$1,311	$—	$1,311
Bank loans and overdrafts	1,970	—	1,970	1,598	—	1,598
Federal Home Loan Bank	—	1,300	1,300	—	—	—
Federal Reserve bank advances	—	—	—	—	5,000	5,000
Other (a)	224	1,981	2,205	356	2,027	2,383

Total short-term borrowings	$4,227	$3,281	$7,508	$3,265	$7,027	$10,292

Weighted average interest rate (b)			3.5%			2.0%

(a)	Other primarily includes nonbank secured borrowings at our Mortgage and International Automotive Finance operations.

(b)	Based on the debt outstanding and the interest rate at December 31 of each year.

17. Long-term Debt

The following tables present the composition of our long-term debt portfolio.

December 31,	Amount	Interest rate	Weighted average interest rate (a)	Due date range
	($ in millions)
2010
Senior debt
Fixed rate (b)	$45,905
Variable rate	2,314

Total senior debt (c)	48,219	0.00–16.21%	6.56%	2011–2049
Subordinated debt
Fixed rate	4,227
Variable rate (d)	6,632

Total subordinated debt (e)	10,859	0.83–17.05%	4.76%	2011–2018
VIE secured debt
Fixed rate	10,706
Variable rate	13,760

Total VIE secured debt	24,466	0.30–8.30%	2.62%	2011–2016
Trust preferred securities
Fixed rate	2,621	8.00%	8.00%	2040
Fair value adjustment (f)	447

Total long-term debt (g)	$86,612

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

December 31,	Amount	Interest rate	Weighted average interest rate (a)	Due date range
	($ in millions)
2009
Senior debt
Fixed rate (b)	$45,357
Variable rate	4,133

Total senior debt (c)	49,490	0.00–15.31%	6.47%	2010–2049
Subordinated debt
Fixed rate	4,778
Variable rate (d)	6,387

Total subordinated debt (e)	11,165	1.36–17.05%	5.53%	2010–2018
VIE secured debt
Fixed rate	4,461
Variable rate	19,756

Total VIE secured debt	24,217	0.31–14.99%	2.85%	2010–2016
Trust preferred securities
Fixed rate	2,620
Fair value adjustment (f)	529	8.00%	8.00%	2040

Total long-term debt (g)	$88,021

(a)	Based on the debt outstanding and the interest rate at December 31 of each year.

(b)	Includes $7.4 billion at both December 31, 2010 and 2009, guaranteed by the Federal Deposit Insurance Corporation (FDIC) under the Temporary Liquidity Guarantee Program (TLGP).

(c)	Includes secured long-term debt of $4.0 billion and $6.7 billion at December 31, 2010 and 2009, respectively.

(d)	Includes $6.4 billion of debt outstanding from the Ally Bank, U.S. and Canadian automotive secured revolving credit facilities at December 31, 2010, and $6.1 billion outstanding from our syndicated U.S. and Canadian automotive secured revolving credit facility at December 31, 2009.

(e)	Includes secured long-term debt of $10.6 billion and $10.8 billion at December 31, 2010 and 2009, respectively.

(f)	Amount represents the hedge accounting adjustment of fixed-rate debt.

(g)	Includes fair value option-elected secured long-term debt of $972 million and $1.3 billion at December 31, 2010 and 2009, respectively. Refer to Note 27 for additional information.

	December 31,
	2010			2009
	Unsecured	Secured	Total	Unsecured	Secured	Total
	($ in millions)
Long-term debt
Due within one year	$8,555	$13,603	$22,158	$7,429	$18,898	$26,327
Due after one year	38,499	25,508	64,007	38,331	22,834	61,165
Fair value adjustment	447	—	447	529	—	529

Total long-term debt	$47,501	$39,111	$86,612	$46,289	$41,732	$88,021

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table presents the scheduled maturity of long-term debt, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

	Year ended December 31,
	2011	2012	2013	2014	2015	2016 and thereafter	Fair value adjustment	Total
	($ in millions)
Unsecured
Long-term debt	$9,530	$12,637	$1,884	$1,974	$3,650	$20,548	$447	$50,670
Original issue discount	(975)	(350)	(263)	(191)	(57)	(1,333)	—	(3,169)

Total unsecured	8,555	12,287	1,621	1,783	3,593	19,215	447	47,501

Secured
Long-term debt	13,502	9,145	8,631	3,261	2,514	1,711	—	38,764
Troubled debt restructuring concession (a)	101	105	82	46	13	—	—	347

Total secured	13,603	9,250	8,713	3,307	2,527	1,711	—	39,111

Total long-term debt	$22,158	$21,537	$10,334	$5,090	$6,120	$20,926	$447	$86,612

(a)	In the second quarter of 2008, ResCap executed an exchange offer that resulted in a concession being recognized as an adjustment to the carrying value of certain new secured notes. This concession is being amortized over the life of the new notes through a reduction to interest expense using an effective yield methodology.

The following table presents the scheduled maturity of long-term debt held by ResCap, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

	Year ended December 31,
	($ in millions)
	2011	2012	2013	2014	2015	2016 and thereafter	Fair value adjustment	Total
ResCap
Unsecured debt
Long-term debt	$209	$357	$529	$100	$114	$—	$33	$1,342
Original issue discount	—	—	—	—	—	—	—	—

Total unsecured	209	357	529	100	114	—	33	1,342

Secured debt
Long-term debt	508	—	707	707	707	1,234	—	3,863
Troubled debt restructuring concession	101	105	82	46	13	—	—	347

Total secured debt	609	105	789	753	720	1,234	—	4,210

ResCap — Total long-term debt	$818	$462	$1,318	$853	$834	$1,234	$33	$5,552

To achieve the desired balance between fixed- and variable-rate debt, we utilize interest rate swap agreements. The use of these derivative financial instruments had the effect of synthetically converting $24.0 billion of our fixed-rate debt into variable-rate obligations and $17.5 billion of our variable-rate debt into fixed-rate obligations at December 31, 2010. In addition, certain of our debt obligations are denominated in currencies other than the currency of the issuing country. Foreign-currency swap agreements are used to hedge exposure to changes in the exchange rates of obligations.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements.

	December 31,
	2010		2009
	Total	Ally Bank (a)	Total	Ally Bank (a)
	($ in millions)
Loans held-for-sale	$1,035	$—	$1,420	$—
Mortgage assets held-for-investment and lending receivables	12,451	11,137	11,356	9,410
Consumer automobile finance receivables	27,164	14,927	24,082	6,812
Commercial automobile finance receivables	19,741	15,034	21,447	5,095
Investment securities	2,227	2,190	2,676	2,613
Investment in operating leases, net	3,199	—	13,323	—
Mortgage servicing rights	2,801	1,746	2,474	1,015
Other assets	3,990	1,700	4,273	1,264

Total assets restricted as collateral (b)	$72,608	$46,734	$81,051	$26,209

Secured debt (c)	$42,392	$20,199	$48,759	$11,777

(a)	Ally Bank is a component of the total column.

(b)	Ally Bank has an advance agreement with the Federal Home Loan Bank of Pittsburgh (FHLB) and access to the Federal Reserve Bank Discount Window. Ally Bank had assets pledged and restricted as collateral to the FHLB and Federal Reserve Bank totaling $15.2 billion and $22.4 billion at December 31, 2010 and 2009, respectively. These assets were composed of consumer and commercial mortgage finance receivables and loans, net, consumer automobile finance receivables and loans, net, and investment securities. Under the agreement with the FHLB, Ally Bank also had assets pledged as collateral under a blanket lien totaling $5.3 billion and $1.9 billion at December 31, 2010 and 2009, respectively. These assets were primarily composed of mortgage servicing rights, consumer automobile finance receivables and loans, net, and other assets. Availability under these programs is generally only for the operations of Ally Bank and cannot be used to fund the operations or liabilities of Ally or its subsidiaries.

(c)	Includes $3,281 million and $7,027 million of short-term borrowings at December 31, 2010 and 2009, respectively.

Trust Preferred Securities

On December 30, 2009, we entered into a Securities Purchase and Exchange Agreement with the U.S. Department of Treasury (Treasury) and GMAC Capital Trust I, a Delaware statutory trust (the Trust), which is a finance subsidiary that is wholly owned by Ally. As part of the agreement, the Trust sold to Treasury 2,540,000 trust preferred securities (TRUPS) issued by the Trust with an aggregate liquidation preference of $2.5 billion. Additionally, we issued and sold to Treasury a ten-year warrant to purchase up to 127,000 additional TRUPS with an aggregate liquidation preference of $127 million, at an initial exercise price of $0.01 per security, which Treasury immediately exercised in full. The TRUPS have no stated maturity date but must be redeemed upon the redemption or maturity (February 15, 2040) of the Debentures. The TRUPS are generally nonvoting, other than voting on certain matters under certain circumstances, including generally, the adverse amendment of the amended and restated declaration of trust governing the TRUPS (the Declaration), and with respect to certain actions to be taken upon the occurrence of certain events of default on the TRUPS or, under certain

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

circumstances, on the Debentures. During any period in which TRUPS remain outstanding but in which distributions on the TRUPS have not been fully paid, Ally is not permitted to (i) declare or pay dividends on; make any distributions with respect thereto; or redeem, purchase, or otherwise acquire, any of Ally’s capital stock or (ii) make any payments of principal, interest, or premium on, or repay, repurchase, or redeem any debt securities that rank on a parity with or junior in interest to the Debentures with certain specified exceptions.

Covenants and Other Requirements

We are subject to a leverage ratio under a revolving syndicated credit facility secured by U.S. and Canadian automotive receivables. The leverage ratio covenant requires our reporting segments, excluding our Mortgage operations, to have a ratio of consolidated borrowed funds to consolidated net worth not to exceed 11.0:1. At December 31, 2010, the leverage ratio was 3.3:1.

In secured funding transactions, there are trigger events that could cause the debt to be prepaid at an accelerated rate or could cause our usage of the credit facility to be discontinued. The triggers are generally based on the financial health and performance of the servicer as well as performance criteria for the pool of receivables, such as delinquency ratios, loss ratios, commercial payment rates. There were no trigger events in 2010.

When we issue debt securities in private offerings we are generally subject to registration rights agreements. Under these agreements, we agree to use reasonable efforts to cause the consummation of a registered exchange offer or to file a shelf registration statement within a prescribed period. In the event that we fail to meet these obligations, we may be required to pay additional penalty interest with respect to the covered debt during the period in which we fail to meet our contractual obligations.

Funding Facilities

We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them. The amounts outstanding under our various funding facilities are included on our Consolidated Balance Sheet.

The total capacity in our committed funding facilities is provided by banks through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date. At December 31, 2010, $28.8 billion of our $32.2 billion of committed capacity was revolving. Generally, our revolving facilities have a tenor of 364 days and are renewed annually.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Committed Funding Facilities

	December 31,
	Outstanding		Unused capacity (a)		Total capacity
	2010	2009	2010	2009	2010	2009
	($ in billions)

Bank funding
Secured	$6.4	$—	$1.9	$—	$8.3	$—
Nonbank funding
Unsecured
Automotive Finance operations	0.8	0.7	—	0.1	0.8	0.8
Secured
Automotive Finance operations and other	8.3	23.0	9.1	9.0	17.4	32.0
Mortgage operations	1.0	1.7	0.6	0.4	1.6	2.1

Total nonbank funding	10.1	25.4	9.7	9.5	19.8	34.9

Shared capacity (b)	0.2	0.8	3.9	3.2	4.1	4.0

Total committed facilities	16.7	26.2	15.5	12.7	32.2	38.9

Whole-loan forward flow agreements (c)	—	—	—	9.4	—	9.4

Total	$16.7	$26.2	$15.5	$22.1	$32.2	$48.3

(a)	Funding from committed secured facilities is available on request in the event excess collateral resides in certain facilities or is available to the extent incremental collateral is available and contributed to the facilities.

(b)	Funding is generally available for assets originated by Ally Bank or the parent company, Ally Financial Inc.

(c)	Represents commitments of financial institutions to purchase U.S. automotive retail assets.

Uncommitted Funding Facilities

	December 31,
	Outstanding		Unused capacity		Total capacity
	2010	2009	2010	2009	2010	2009
	($ in billions)
Bank funding
Secured
Federal Reserve funding programs	$—	$5.0	$4.0	$2.8	$4.0	$7.8
FHLB advances	5.3	5.1	0.2	0.8	5.5	5.9

Total bank funding	5.3	10.1	4.2	3.6	9.5	13.7

Nonbank funding
Unsecured
Automotive Finance operations	1.4	0.8	0.6	0.1	2.0	0.9
Secured
Automotive Finance operations	0.1	0.3	—	0.1	0.1	0.4
Mortgage operations	—	—	0.1	0.2	0.1	0.2

Total nonbank funding	1.5	1.1	0.7	0.4	2.2	1.5

Total uncommitted facilities	$6.8	$11.2	$4.9	$4.0	$11.7	$15.2

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Private Debt Exchange and Cash Tender Offers

On November 20, 2008, we commenced separate private exchange and cash tender offers to purchase and/or exchange certain of our and our subsidiaries (the Ally Offers) and ResCap’s (the ResCap Offers) outstanding notes held by eligible holders for cash, newly issued notes of Ally, and in the case of the Ally Offers only, preferred stock of a wholly owned Ally subsidiary.

In the Ally Offers, we offered to purchase and/or exchange any and all of certain old Ally notes (the Ally Old Notes) held by eligible holders for, at the election of each eligible holder, either (a)(1) newly issued senior guaranteed notes of Ally on substantially the same terms as the applicable series of Ally Old Notes exchanged (the Guaranteed Notes), except for the Guaranteed Notes being guaranteed by certain subsidiaries of Ally, and (2) newly issued 9% perpetual senior preferred stock (which has been subsequently reduced to 7% pursuant to the terms of such securities) with a liquidation preference of $1,000 per share of a wholly owned nonconsolidated subsidiary of Ally (the New Preferred Stock) or (b) cash, in each case in the amounts per $1,000 principal amount of Ally Old Notes as specified in the related offering materials. To the extent that cash required to purchase all Ally Old Notes tendered pursuant to cash elections exceeded $2 billion, each eligible holder who made a cash election had the amount of Ally Old Notes it tendered for cash accepted on a pro rata basis across all series such that the aggregate amount of cash spent in the offers equaled $2 billion, and the balance of Ally Old Notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities as if such holder had made a new securities election in accordance with option (a) described above.

The Guaranteed Notes (the Note Guarantees) are guaranteed, on a joint and several basis, by GMAC Latin America Holdings LLC, GMAC International Holdings B.V., GMAC Continental LLC, IB Finance Holding Company LLC, and Ally US LLC (each a Note Guarantor), which are all wholly owned subsidiaries of Ally. The Note Guarantees are senior obligations of each Note Guarantor and rank equally with all existing and future senior debt of each Note Guarantor. The Note Guarantees rank senior to all subordinated debt of each Note Guarantor.

In the ResCap Offers, Ally offered to purchase and/or exchange any and all of certain ResCap notes (the ResCap Old Notes) held by eligible holders for, at the election of each eligible holder, either (a)(1) in the case of 8.50% notes of ResCap maturing on May 15, 2010, newly issued 7.50% senior notes of Ally due 2013 (the New Senior Notes) or (2) in the case of all other series of ResCap Old Notes, a combination of New Senior Notes and newly issued 8.00% subordinated notes of Ally due 2018 (the Subordinated Notes), or (b) cash, in all cases in the amount of $1,000 principal amount of ResCap Old Notes as specified in the related offering materials. To the extent that cash required to purchase all ResCap Old Notes tendered pursuant to cash elections exceeded $500 million, each eligible holder who made a cash election had the amount of ResCap Old Notes it tendered for cash accepted on a pro rata basis across all series such that the aggregate amount of cash spent in the offers equaled $500 million, and the balance of ResCap Old notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities as if such holder had made a new securities election in accordance with option (a) described above.

The Ally Offers and ResCap offers (collectively, the Offers) settled on December 31, 2008. Approximately $17.5 billion in the aggregate principal amount (or 59%) of the outstanding Ally Old Notes were validly tendered and accepted in the Ally Offers, and approximately $3.7 billion in aggregate principal amount (or 39%) of the outstanding ResCap Old Notes were validly tendered and accepted in the ResCap Offers.

The Ally Offers and the ResCap Offers were accounted for as a debt modification and resulted in a pretax gain on extinguishment of debt of $11.5 billion. The gain on extinguishment consisted of a $3.8 billion principal discount, a $5.4 billion discount representing the difference between the face value and the estimated fair value

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

of the new Ally and ResCap notes, and a $2.3 billion discount representing the difference between the face value and estimated fair value of new preferred stock. The discount of the new Ally and ResCap notes will be amortized as interest expense over the terms of the new notes using the effective interest method. Refer to Note 1 for additional information related to the accounting policy.

18. Reserves for Insurance Losses and Loss Adjustment Expenses

The following table provides a reconciliation of the activity in the reserves for insurance losses and loss adjustment expenses.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Balance at beginning of year	$1,215	$2,895	$3,089
Reinsurance recoverables	(670)	(1,660)	(893)

Net balance at beginning of year	545	1,235	2,196
Net reserves reclassified from liabilities of discontinued operations held-for-sale (a)	784	—	—
Net reserves ceded — retroactive reinsurance (b)	(85)	—	(703)
Net reserves sold (c)	(452)	(82)	—
Incurred from continuing operations related to
Current year	932	1,021	1,437
Prior years (d)	(56)	19	(41)

Total incurred from continuing operations	876	1,040	1,396
Incurred from discontinued operations related to
Current year	301	1,007	1,142
Prior years (e)	1	(4)	(16)

Total incurred from discontinued operations	302	1,003	1,126
Paid related to
Current year	(1,015)	(1,353)	(1,692)
Prior years	(316)	(583)	(931)

Total paid	(1,331)	(1,936)	(2,623)
Net reserves reclassified to liabilities of discontinued operations held-for-sale (f)	(269)	(784)	—
Effects of exchange-rate changes	5	69	(157)

Net balance at end of year	375	545	1,235
Reinsurance recoverables	487	670	1,660

Balance at end of year	$862	$1,215	$2,895

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	Represents the fair value of reserves of discontinued operations held-for-sale at the beginning of the year.

(b)	On November 30, 2010, we entered into a loss portfolio transfer that ceded our losses and loss adjustment expenses related to business underwritten by our international reinsurance agency, which was sold on the same date. On November 3, 2008, we entered into a loss portfolio transfer that ceded our losses and loss adjustment expenses related to business underwritten by our U.S. reinsurance agency, which was sold on the same date. The loss portfolio transfers were accounted for as retroactive reinsurance. Retroactive reinsurance balances result from reinsurance placed to cover losses on insured events occurring prior to the inception of a reinsurance contract.

(c)	During 2010 and 2009, we completed the sale of our U.S. personal automotive insurance business.

(d)	Incurred losses and loss adjustment expenses from continuing operations were adjusted as a result of changes in prior years’ reserve estimates for certain assumed reinsurance coverages, international private passenger automobile coverages, or dealer-related products.

(e)	Incurred losses and loss adjustment expenses from discontinued operations were adjusted as a result of changes in prior year reserve estimates for certain private passenger automobile coverages.

(f)	Reclassification is net of reinsurance recoveries.

19. Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities were as follows.

	December 31,
	2010	2009
	($ in millions)
Fair value of derivative contracts in payable position	$3,860	$1,895
Loan repurchase liabilities	2,500	1,953
Accounts payable	1,267	1,275
Collateral received from counterparties	916	432
Reserve for mortgage representation and warranty obligation	830	1,263
Current and deferred income taxes, net	647	1,058
Employee compensation and benefits	591	403
GM payable, net	202	179
Securitization trustee payable	179	528
Reinsurance payable	91	208
Deferred revenue	85	91
Other liabilities	958	1,171

Total accrued expenses and other liabilities	$12,126	$10,456

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

20. Equity and Earnings per Common Share

Common Stock

Our common stock has a par value of $0.01 and there are 2,021,384 shares authorized for issuance. Our common stock is not registered with the Securities and Exchange Commission, and there is no established trading market for the shares. Treasury holds 73.78% of Ally common stock. The following table presents changes in the number of shares issued and outstanding.

	2010	2009	2008
	(in shares)
Members’ interest / common stock (a)
January 1,	799,120	269,960	107,984
New issuances:
Conversion of Series F-2 Preferred Stock (b)	531,850	—	—
Common equity investments (c)	—	269,960	—
Conversion of Series F Preferred Stock (d)	—	259,200	—
Contributions of loan participations (e)	—	—	161,976

December 31,	1,330,970	799,120	269,960

(a)	On June 30, 2009, our members’ interests became common stock due to our conversion from a limited liability company to a corporation. As a result, each unit of each class of common and preferred membership interests issued and outstanding was converted into shares of capital stock with substantially the same rights and preferences as such membership interests. Refer to Note 24 for additional information regarding the tax impact of the conversion.

(b)	On December 30, 2010, 110,000,000 shares of Series F-2 Preferred Stock owned by Treasury were converted into 531,850 shares of Ally common stock.

(c)	On January 16, 2009, we completed a rights offering for $1.3 billion of common equity from existing Ally common shareholders.

(d)	On December 30, 2009, 60,000,000 shares of Series F Preferred Stock, all of which were owned by Treasury, were converted into 259,200 shares of Ally common stock.

(e)	On December 29, 2008, GM and an affiliate of Cerberus Capital Management contributed to Ally $750 million of subordinated participations in a $3.5 billion senior secured credit facility between Ally and ResCap in exchange for additional common membership interests in Ally.

Mandatorily Convertible Preferred Stock held by Treasury

Series F-2 Preferred Stock

On December 30, 2009, Ally entered into a Securities Purchase and Exchange Agreement (the Purchase Agreement) with Treasury, pursuant to which a series of transactions occurred resulting in Treasury acquiring 228,750,000 shares of Ally’s newly issued Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 (the New MCP), with a total liquidation preference of $11,437,500,000. On December 30, 2010, Treasury converted 110,000,000 shares of the New MCP into 531,850 shares of Ally common stock. The conversion occurred at an agreed upon rate that exceeded the initial conversion rate as defined in Exhibit H to the Ally Certificate of Incorporation. The fair value of the additional shares was approximately $586 million and

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

represented an inducement. The fair value of the additional common shares issued to Treasury was determined using a combination of valuation techniques consistent with the market approach (Level 3 fair value inputs). The market approach we used to estimate the fair value of our common stock incorporated a combination of the tangible equity and earnings multiples from comparable publicly traded companies deemed similar to Ally (and its operating segments) and by observing comparable transactions in the marketplace. We also considered the implied valuation of our common stock based on the December 30, 2010, conversion with Treasury.

In connection with the conversion, the New MCP Certificate of Designation was amended to require us to deliver additional shares to the New MCP holders upon occurrence of certain specified events. The fair value associated with this provision was $30 million and was reflected in the New MCP balance at December 31, 2010. The fair value of the provision was determined utilizing an option pricing model using inputs and assumptions that management believes a willing market participant would use in estimating fair value (a Level 3 fair value input).

As a result, Treasury now holds 118,750,000 shares of the New MCP, with a total liquidation preference of $5,937,500,000. Dividends of the New MCP accrue at 9% per annum. Dividends are payable quarterly, in arrears, only if and when declared by Ally’s Board of Directors. The New MCP generally is nonvoting, other than class-voting on certain matters under certain circumstances, including generally, the authorization of senior capital stock, the adverse amendment of the New MCP, and any exchange or reclassification involving the New MCP or merger or consolidation of Ally. Upon conversion of the New MCP into Ally common stock, the holder would have the voting rights associated with the common stock.

The shares of the New MCP are convertible into common stock at the applicable conversion rate (as provided in the Certificate of Designation) either: (i) at Ally’s option, at any time or from time to time, with the prior approval of the Federal Reserve provided that Ally is not permitted to convert any shares of the New MCP held by Treasury except (a) with the prior written consent of Treasury (which consent may be granted in the sole discretion of Treasury with respect to each conversion considering such factors as it deems appropriate at such time, which may include seeking to condition the terms on which it may provide such consent, which may include seeking an alteration of the conversion rate) or (b) pursuant to an order of the Federal Reserve compelling such a conversion; or (ii) at the option of the holder, upon the occurrence of certain specified transactions. All shares of the New MCP that remain outstanding on December 30, 2016, will automatically convert into common stock at a conversion rate of 0.00432 common shares per share of the New MCP. Under any conversion of the New MCP, settlement will always occur by issuance of our common stock.

Subject to the approval of the Federal Reserve and the restrictions imposed by the terms of our other preferred stock, we may opt to redeem, in whole or in part, from time to time, the New MCP then outstanding at any time. On or before December 30, 2011, the New MCP may be redeemed at the liquidation preference, plus any accrued and unpaid dividends. After December 30, 2011, the New MCP may be redeemed at the greater of the liquidation preference, plus any accrued and unpaid dividends or the as-converted value, as defined in the Certificate of Designation.

Subject to certain exceptions, for so long as any shares of the New MCP are outstanding and owned by Treasury, Ally is generally prohibited from paying certain dividends or distributions on, or redeeming, repurchasing, or acquiring its capital stock or other equity securities without the consent of Treasury. Additionally, Ally is generally prohibited from making any dividends or distributions on, or redeeming, repurchasing, or acquiring its capital stock or other equity securities unless all accrued and unpaid dividends for all past dividend periods on the New MCP are fully paid.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes information about the New MCP.

	December 31,
	2010	2009
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$50	$50
Number of shares authorized	228,750,000	228,750,000
Number of shares issued and outstanding (a)	118,750,000	228,750,000

(a)	On December 30, 2010, 110,000,000 shares were converted into 531,850 shares of Ally common stock.

Preferred Stock

The following table summarizes information about our Series G and Series A preferred stock.

	December 31,
	2010	2009
Series G
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$1,000	$1,000
Number of shares authorized	2,576,601	2,576,601
Number of shares issued and outstanding	2,576,601	2,576,601
Series A
Par value (per share)	$0.01	$0.01
Liquidation preference (per share)	$1,000	$1,000
Number of shares authorized	4,021,764	4,021,764
Number of shares issued and outstanding	1,021,764	1,021,764

Series G Preferred Stock

Effective June 30, 2009, and as previously disclosed, we converted (the Conversion) from a Delaware limited liability company into a Delaware corporation in accordance with applicable law. In connection with the Conversion, the 7% Cumulative Perpetual Preferred Stock (the Blocker Preferred) of Preferred Blocker Inc. (PBI), a wholly owned subsidiary, was required to be converted into or exchanged for preferred stock. For this purpose, we had previously authorized for issuance its 7% Fixed Rate Cumulative Perpetual Preferred Stock, Series G (the Series G Preferred Stock). Pursuant to the terms of a Certificate of Merger, effective October 15, 2009, PBI merged with and into Ally with Ally continuing as the surviving entity. At that time, each share of the Blocker Preferred issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive an equal number of newly issued shares of Series G Preferred Stock. In the aggregate, 2,576,601 shares of Series G Preferred Stock were issued to holders of the Blocker Preferred in connection with the merger. The Series G Preferred Stock ranks equally in right of payment with each of our outstanding series of preferred stock in accordance with the terms thereof.

The Series G Preferred Stock accrues dividends at a rate of 7% per annum. Dividends are payable quarterly, in arrears, only if and when declared by Ally’s Board of Directors. The Series G Preferred Stock may not be redeemed prior to December 31, 2011. Subject to any other restrictions contained in the terms of any other series of stock or other agreements that Ally is or may become subject to, on or after December 31, 2011, at Ally’s option and subject to Ally having obtained any required regulatory approvals, Ally may, subject to certain conditions, redeem the Series G Preferred Stock, in whole or in part, at any time or from time to time, upon proper notice given, at a redemption price equal to the liquidation amount plus the amount of any accrued and

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

unpaid dividends thereon through the date of redemption. The Series G Preferred Stock generally is nonvoting other than class-voting on certain matters under certain circumstances including generally, the authorization of senior capital stock or amendments that adversely impact the Series G Preferred Stock. Ally is generally prohibited from making any Restricted Payments on or prior to January 1, 2014, and may only make Restricted Payments after January 1, 2014, if certain conditions are satisfied. For this purpose, Restricted Payments include, subject to certain exceptions, any dividend payment or distribution of assets on any common stock or any redemption, purchase, or other acquisition of any shares of common stock.

Series A Preferred Stock

A subsidiary of GM currently holds 1,021,764 shares of Ally Fixed Rate Perpetual Preferred Stock, Series A (the Series A Preferred Stock). We are required to make distributions at a rate of 10% per annum for each fiscal quarter with respect to the Series A Preferred Stock if certain conditions are met. The Ally Board of Directors is permitted to reduce any distribution to the extent required to avoid a reduction of the equity capital of Ally below a minimum amount of equity capital as specified in our Certificate of Incorporation. In addition, with the consent of GM, the Ally Board of Directors may suspend the payment of distributions with respect to any one or more fiscal quarters. Distributions not made do not accumulate. Ally’s other series of outstanding preferred stock, outstanding debt, and certain agreements between Ally and Treasury, limit Ally’s ability to repurchase or redeem the Series A Preferred Stock. The terms of such other stock and agreements will, under a variety of circumstances, prohibit Ally from repurchasing or redeeming any shares of the Series A Preferred Stock or will require that Ally redeem such other series of preferred stock on a pro rata basis with any shares of the Series A Preferred Stock that it redeems. Subject to an applicable replacement capital covenant and any other restrictions contained in the terms of any other series of stock, Ally may redeem all or any portion of the outstanding shares of Series A Preferred Stock. Any such redemption shall be at a price equal to (i) at any time prior to November 30, 2011, the sum of the liquidation amount, multiplied by 1.03, plus any accrued but unpaid dividends, or (ii) at any time from and after November 30, 2011, the sum of the liquidation amount and any accrued but unpaid dividends. The Series A Preferred Stock generally is nonvoting other than class voting on certain matters under certain circumstances including generally, the authorization of senior capital stock or amendments that adversely impact the Series A Preferred Stock.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Earnings per Common Share

The following table presents the calculation of basic and diluted earnings per common share.

	Year ended December 31,
	2010	2009	2008
	($ in millions, except per share data)
Net income (loss) from continuing operations	$1,026	$(7,033)	$4,873
Less: Preferred stock dividends — U.S. Department of Treasury	963	855	—
Less: Preferred stock dividends	282	370	—
Less: Impact of the conversion of preferred stock and related amendment	616	—	—

Net (loss) income from continuing operations attributable to common shareholders (a)	(835)	(8,258)	4,873

Income (loss) from discontinued operations, net of tax	49	(3,265)	(3,005)

Net (loss) income attributable to common shareholders	$(786)	$(11,523)	$1,868

Basic and diluted weighted-average common shares outstanding	800,597	529,392	108,884

	(per share data in whole dollars)
Basic and diluted earnings per common share (a)(b)
Net (loss) income from continuing operations	$(1,042)	$(15,596)	$44,747
Income (loss) from discontinued operations, net of tax	61	(6,169)	(27,595)

Net (loss) income	$(981)	$(21,765)	$17,152

(a)	Due to the net loss attributable to common shareholders in 2010 and 2009, loss attributable to common shareholders for basic earnings per common share was used to calculate diluted earnings per common share. Adding back the effect of dilutive securities would result in anti-dilution.

(b)	Due to the net loss attributable to common shareholders in 2010 and 2009, basic weighted-average common shares were used to calculate diluted earnings per common share. Adding dilutive securities to the denominator would result in anti-dilution.

The effects of converting the outstanding Fixed Rate Cumulative Mandatorily Convertible Preferred Stock into common shares are not included in the diluted earnings per share calculation for 2010 and 2009 as the effects would be anti-dilutive for those periods. As such, 987,050 and 416,655 of potential common stock equivalents were excluded for the years ended December 31, 2010 and 2009, respectively, from the diluted earnings per share calculation. There were no potential common stock equivalents for the year ended December 31, 2008.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

21. Accumulated Other Comprehensive Income (Loss)

The following table presents changes, net of tax, in each component of accumulated in other comprehensive income (loss).

	Unrealized gains (losses) on investment securities(a)	Translation adjustments and net investment hedges	Cash flow hedges	Defined benefit pension plans	Accumulated other comprehensive income (loss)
	($ in millions)
Balance at January 1, 2008	$92	$852	$(9)	$17	$952
Net unrealized losses arising during the period	(255)	(1,020)	(24)	(138)	(1,437)
Less: Net realized losses reclassified to net income	(91)	—	(5)	—	(96)

2008 net change	(164)	(1,020)	(19)	(138)	(1,341)

Balance at December 31, 2008	(72)	(168)	(28)	(121)	(389)
Net unrealized gains arising during the period	115	601	—	24	740
Less: Net realized losses reclassified to net income	(108)	—	(1)	—	(109)
2009 net change	223	601	1	24	849

Balance at December 31, 2009	151	433	(27)	(97)	460
Net unrealized gains (losses) arising during the period	320	(18)	33	(40)	295
Less: Net realized gains (losses) reclassified to net income	497	(1)	—	—	496
2010 net change	(177)	(17)	33	(40)	(201)

Balance at December 31, 2010	$(26)	$416	$6	$(137)	$259

(a)	Represents the after-tax difference between the fair value and amortized cost of our available-for-sale securities portfolio.

22. Regulatory Capital and Other Regulatory Matters

As a bank holding company, we and our wholly owned banking subsidiary, Ally Bank, are subject to risk based capital and leverage guidelines issued by federal and state banking regulators that require that our capital-to-assets ratios meet certain minimum standards. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary action by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements or the results of operations and financial condition of Ally Bank. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The risk-based capital ratios are determined by allocating assets and specified off-balance sheet financial instruments into several broad risk categories with higher levels of capital being required for the categories, which presents greater risk. Under the guidelines, total capital is divided into two tiers: Tier 1 capital and Tier 2 capital. Tier 1 capital generally consists of common equity, minority interests, and qualifying preferred stock (including fixed-rate cumulative preferred stock issued and sold to Treasury) less goodwill and other

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

adjustments. Tier 2 capital generally consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt and the allowance for loan losses, and other adjustments. The amount of Tier 2 capital may not exceed the amount of Tier 1 capital.

Total risk-based capital is the sum of Tier 1 and Tier 2 capital. Under the guidelines, banking organizations are required to maintain a minimum Total risk-based capital ratio (total capital to risk-weighted assets) of 8% and a Tier 1 risk-based capital ratio of 4%.

The federal banking regulators also have established minimum leverage ratio guidelines. The leverage ratio is defined as Tier 1 capital divided by adjusted average total assets (which reflect adjustments for disallowed goodwill and certain intangible assets). The minimum Tier 1 leverage ratio is 3% or 4% depending on factors specified in the regulations.

A banking institution meets the regulatory definition of “well-capitalized” when its Total risk-based capital ratio equals or exceeds 10% and its Tier 1 risk-based capital ratio equals or exceeds 6% unless subject to a regulatory directive to maintain higher capital levels and for insured depository institutions, a leverage ratio that equals or exceeds 5%.

In conjunction with the Supervisory Capital Assessment Program (S-CAP), the banking regulators have developed a new measure of capital called “Tier 1 common” defined as Tier 1 capital less noncommon elements including qualified perpetual preferred stock, qualifying minority interest in subsidiaries, and qualifying trust preferred securities.

On October 29, 2010, Ally, IB Finance Holding Company, LLC, Ally Bank, and the FDIC entered into a Capital and Liquidity Maintenance Agreement (CLMA) that supersedes an original agreement dated July 21, 2008. The CLMA requires capital at Ally Bank to be maintained at a level such that Ally Bank’s leverage ratio is at least 15%, which is consistent with capital requirements currently applicable to Ally Bank and thus does not impose any additional capital requirements. For this purpose, the leverage ratio is determined in accordance with the FDIC’s regulations related to capital maintenance.

Additionally, on May 21, 2009, the Federal Reserve Board (FRB) granted Ally Bank an expanded exemption from Section 23A of the Federal Reserve Act and the FRB’s Regulation W. The exemption enables Ally Bank to make certain extensions of credit to consumers for the purchase of GM vehicles or vehicles floorplanned by Ally and to provide floorplan financing for the purchase of GM vehicles, subject to certain limitations. The exemption requires Ally to maintain a Total risk-based capital ratio of 15% and Ally Bank to maintain a Tier 1 leverage ratio of 15%.

On January 28, 2010, the federal banking agencies published a final rule amending the risk based capital guidelines associated with the implementation of ASU 2009-17. The rule permits banking organizations to phase in the effects of the consolidation on risk-weighted assets and also makes provisions associated with the impact of allowance for loan and lease losses effects on Tier 2 capital during 2010. Ally elected to utilize this optional phase-in approach. After full implementation of the phase-in on January 1, 2011, we will continue to be in compliance with all required minimum ratios. Refer to Note 1 for additional information related to the adoption of ASU 2009-17.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes our capital ratios.

	December 31,
	2010		2009		Required minimum	Well-capitalized minimum
	Amount	Ratio	Amount	Ratio
	($ in millions)
Risk-based capital
Tier 1 (to risk-weighted assets)
Ally Financial Inc.	$22,189	15.00%	$22,398	14.15%	4.00%	6.00%
Ally Bank	10,738	19.23%	7,768	20.85%	4.00%	6.00%
Total (to risk-weighted assets)
Ally Financial Inc.	$24,213	16.36%	$24,623	15.55%	15.00% (a)	10.00%
Ally Bank	11,438	20.48%	8,237	22.10%	8.00%	10.00%
Tier 1 leverage (to adjusted average assets) (b)
Ally Financial Inc.	$22,189	13.05%	$22,398	12.70%	3.00–4.00%	(c)
Ally Bank	10,738	15.81%	7,768	15.42%	15.00% (d)	5.00%
Tier 1 common (to risk-weighted assets)
Ally Financial Inc.	$12,677	8.57%	$7,678	4.85%	n/a	n/a
Ally Bank	n/a	n/a	n/a	n/a	n/a	n/a

n/a = not applicable

(a)	Ally, in accordance with the FRB exemption from Section 23A, is required to maintain a Total risk-based capital ratio of 15%.

(b)	Federal regulatory reporting guidelines require the calculation of adjusted average assets using a daily average methodology. We currently calculate using a combination of monthly and daily average methodologies. We are in the process of modifying information systems to address the daily average requirement.

(c)	There is no Tier 1 leverage component in the definition of a well-capitalized bank holding company.

(d)	Ally Bank, in accordance with the FRB exemption from Section 23A, is required to maintain a Tier 1 leverage ratio of at least 15%.

At December 31, 2010, Ally and Ally Bank were “well-capitalized” and met all capital requirements to which we were subject.

Basel Capital Accord

The minimum risk-based capital requirements adopted by the federal banking agencies follow the Capital Accord of the Bank for International Settlements’ Basel Committee on Banking Supervision (Basel Committee). The Capital Accord was published in 1988 and generally applies to depository institutions and their holding companies in the United States. In 2004, the Basel Committee published a revision to the Capital Accord (Basel II). The goal of the Basel II capital rules is to provide more risk-sensitive regulatory capital calculations and promote enhanced risk management practices among large, internationally active banking organizations. U.S. banking regulators published final Basel II rules in December 2007. Ally is required to comply with the Basel II rules, as implemented by the U.S. banking regulators. Prior to full implementation of the Basel II rules, Ally is required to complete a qualification period of four consecutive quarters during which it needs to demonstrate that it meets the requirements of the rules to the satisfaction of its primary U.S. banking regulator. The U.S. implementation timetable consists of the qualification period followed by a minimum transition period of three

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

years. During the transition period, Basel II risk-based capital requirements cannot fall below certain floors based on pre-existing capital regulations (Basel I). Ally is currently in the qualification period and expects to be in compliance with all relevant Basel II rules within the established timelines.

In addition to Basel II, the Basel Committee recently adopted new capital, leverage and liquidity guidelines under the Basel Accord (Basel III), which, when implemented in the United States, may have the effect of raising capital requirements beyond those required by current law and the Dodd-Frank Act. Basel III increases the minimum Tier 1 common equity ratio to 4.5%, net of regulatory deductions, and introduces a capital conservation buffer of an additional 2.5% of common equity to risk-weighted assets, raising the target minimum common equity ratio to 7.0%. Basel III increases the minimum Tier 1 capital ratio to 8.5% inclusive of the capital conservation buffer, increases the minimum total capital ratio to 10.5% inclusive of the capital buffer, and introduces a countercyclical capital buffer of up to 2.5% of common equity or other fully loss absorbing capital for periods of excess credit growth. Basel III also introduces a nonrisk adjusted Tier 1 leverage ratio of 3%, based on a measure of the total exposure rather than total assets, and new liquidity standards. The Basel III capital, leverage and liquidity standards will be phased in over a multiyear period. The Basel III rules, when implemented, will also impose a 15% cap on the amount of Tier 1 capital that can be met, in the aggregate, through significant investments in the common shares of unconsolidated financial subsidiaries. MSRs and deferred tax assets through timing differences. In addition, under Basel III rules, after a ten-year phase out period beginning on January 1, 2013, trust preferred and other “hybrid” securities will no longer qualify as Tier 1 capital.

International Banks, Finance Companies, and Other Foreign Operations

Certain of our foreign subsidiaries operate in local markets as either banks or regulated finance companies and are subject to regulatory restrictions. These regulatory restrictions, among other things, require that our subsidiaries meet certain minimum capital requirements and may restrict dividend distributions and ownership of certain assets. Total assets of our regulated international banks and finance companies were approximately $14.5 billion and $13.6 billion at December 31, 2010 and 2009, respectively. In addition, the Bank Holding Company Act imposes restrictions on Ally’s ability to invest equity abroad without FRB approval. Many of our other operations are also heavily regulated in many jurisdictions outside the United States.

Depository Institutions

On December 24, 2008, Ally Bank received approval from the Utah Department of Financial Institutions (UDFI) to convert from an industrial bank to a commercial nonmember state-chartered bank. Ally Bank’s deposits are insured by the FDIC, and Ally Bank is required to file periodic reports with the FDIC concerning its financial condition. Total assets of Ally Bank were $70.3 billion and $55.3 billion at December 31, 2010 and 2009, respectively.

Ally Bank is subject to Utah law (and, in certain instances, federal law) which places restrictions and limitations on the amount of dividends or other distributions. Ally did not receive any dividends from Ally Bank in 2010 or 2009.

The Federal Reserve Bank requires banks to maintain minimum average reserve balances. The amount of the required reserve balance for Ally Bank was $2.4 million and $34.3 million at December 31, 2010 and 2009, respectively.

U.S. Mortgage Business

Our U.S. mortgage business is subject to extensive federal, state, and local laws, rules, and regulations, in addition to judicial and administrative decisions that impose requirements and restrictions on this business. As a

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Federal Housing Administration lender, certain of our U.S. mortgage subsidiaries are required to submit audited financial statements to the Department of Housing and Urban Development on an annual basis. It is also subject to examination by the Federal Housing Commissioner to assure compliance with Federal Housing Administration regulations, policies, and procedures. The federal, state, and local laws, rules, and regulations to which our U.S. mortgage business is subject, among other things, impose licensing obligations and financial requirements; limit the interest rates, finance charges, and other fees that can be charged; regulate the use of credit reports and the reporting of credit information; impose underwriting requirements; regulate marketing techniques and practices; require the safeguarding of nonpublic information about customers; and regulate servicing practices, including the assessment, collection, foreclosure, claims handling, and investment and interest payments on escrow accounts.

Certain of our mortgage subsidiaries are required to maintain regulatory net worth requirements. Failure to meet minimum capital requirements can initiate certain mandatory actions by federal, state, and foreign agencies that could have a material effect on our results of operations and financial condition. These entities were in compliance with these requirements at December 31, 2010.

Insurance Companies

Our Insurance operations are subject to certain minimum aggregate capital requirements, net asset and dividend restrictions under applicable state and foreign insurance law, and the rules and regulations promulgated by various U.S. and foreign regulatory agencies. Under various state and foreign insurance regulations, dividend distributions may be made only from statutory unassigned surplus, with approvals required from the regulatory authorities for dividends in excess of certain statutory limitations. At December 31, 2010, the maximum dividend that could be paid by the insurance subsidiaries over the next twelve months without prior statutory approval was $190 million.

23. Derivative Instruments and Hedging Activities

We enter into interest rate and foreign-currency swaps, futures, forwards, options, and swaptions in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including investment securities, MSRs, debt, and deposits. In addition, we use foreign exchange contracts to mitigate foreign-currency risk associated with foreign-currency-denominated debt, foreign exchange transactions, and our net investment in foreign subsidiaries. Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign-currency risks related to the assets and liabilities.

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable rate. We apply hedge accounting for certain derivative instruments used to hedge fixed-rate debt. We monitor our mix of fixed- and variable-rate debt in relation to the rate profile of our assets. When it is cost effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt. Our qualifying accounting hedges consist of hedges of fixed-rate debt obligations in which receive fixed swaps are designated as hedges of specific fixed-rate debt obligations.

We enter into economic hedges to mitigate exposure for the following categories.

•

MSRs and retained interests — Our MSRs and retained interest portfolios are generally subject to loss in value when mortgage rates decline. Declining mortgage rates generally result in an increase in refinancing activity that increases prepayments and results in a decline in the value of MSRs and retained

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

interests. To mitigate the impact of this risk, we maintain a portfolio of financial instruments, primarily derivatives that increase in value when interest rates decline. The primary objective is to minimize the overall risk of loss in the value of MSRs due to the change in fair value caused by interest rate changes and their interrelated impact to prepayments.

We use a multitude of derivative instruments to manage the interest rate risk related to MSRs and retained interests. They include, but are not limited to, interest rate futures contracts, call or put options on U.S. Treasuries, swaptions, mortgage-backed securities (MBS) futures, U.S. Treasury futures, interest rate swaps, interest rate floors, and interest rate caps. We monitor and actively manage our risk on a daily basis, and therefore trading volume can be large.

•

Mortgage loan commitments and mortgage and automobile loans held-for-sale — We are exposed to interest rate risk from the time an interest rate lock commitment (IRLC) is made until the time the mortgage loan is sold. Changes in interest rates impact the market price for our loans; as market interest rates decline, the value of existing IRLCs and loans held-for-sale go up and vice versa. Our primary objective in risk management activities related to IRLCs and mortgage loans held-for-sale is to eliminate or greatly reduce any interest rate risk associated with these items.

The primary derivative instrument we use to accomplish the risk management objective for mortgage loans and IRLCs is forward sales of mortgage-backed securities, primarily Fannie Mae or Freddie Mac to-be-announced securities. These instruments typically are entered into at the time the IRLC is made. The value of the forward sales contracts moves in the opposite direction of the value of our IRLCs and mortgage loans held-for-sale. We also use other derivatives, such as interest rate swaps, options, and futures, to economically hedge certain portions of the mortgage portfolio. Nonderivative instruments may also be periodically used to economically hedge the mortgage portfolio, such as short positions on U.S. Treasuries. We monitor and actively manage our risk on a daily basis. We do not apply hedge accounting to this derivative portfolio.

Our automotive whole-loan forward flow agreements, which represented the commitment of financial institutions to purchase U.S. automotive retail assets, expired during 2010. We completed the final transaction under these arrangements in October 2010.

•

Debt — As part of our previous on-balance sheet securitizations and/or secured aggregation facilities, certain interest rate swaps or interest rate caps were included within consolidated variable interest entities; these swaps or caps were generally required to meet certain rating agency requirements or were required by the facility lender or provider. The interest rate swaps and/or caps are generally entered into when the debt is issued; accordingly, current trading activity on this particular derivative portfolio is minimal. Additionally, effective January 1, 2010, the derivatives that were hedging certain of our off-balance sheet securitization activities are now hedging these securitizations as on-balance sheet securitization activities. We consolidated the off-balance sheet securitizations on January 1, 2010, due to accounting principle changes associated with ASU 2009-17. Refer to Note 1 and Note 11 for additional information related to the recent adoption and subsequent reassessments.

With the exception of a portion of our fixed-rate debt, we do not apply hedge accounting to our derivative portfolio held to economically hedge our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

•

Other — We enter into futures, options, and swaptions to economically hedge our net fixed versus variable interest rate exposure. We also enter into equity options to economically hedge our exposure to the equity markets.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Foreign Currency Risk

We enter into derivative financial instrument contracts to hedge exposure to variability in cash flows related to foreign-currency financial instruments. Currency swaps and forwards are used to hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest rate hedges, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.
Our foreign subsidiaries maintain both assets and liabilities in local currencies; these local currencies are generally the subsidiaries’ functional currencies for accounting purposes. Foreign-currency exchange-rate gains and losses arise when the assets or liabilities of our subsidiaries are denominated in currencies that differ from its functional currency. In addition, our equity is impacted by the cumulative translation adjustments resulting from the translation of foreign subsidiary results; this impact is reflected in our other comprehensive income (loss). We enter into foreign-currency forwards and option-based contracts with external counterparties to hedge foreign exchange exposure on our net investments in foreign subsidiaries. Our net investment hedges are recorded at fair value with changes recorded to other comprehensive income (loss) with the exception of the spot to forward difference that is recorded in current period earnings. The net derivative gain or loss remains in other comprehensive income (loss) until earnings are impacted by the sale or the liquidation of the associated foreign operation.

In addition, we have a centralized lending program to manage liquidity for all of our subsidiary businesses. Foreign-currency-denominated loan agreements are executed with our foreign subsidiaries in their local currencies. We evaluate our foreign-currency exposure resulting from intercompany lending and manage our currency risk exposure by entering into foreign-currency derivatives with external counterparties. Our foreign-currency derivatives are recorded at fair value with changes recorded as income offsetting the gains and losses on the hedged foreign-currency transactions.

Except for our net investment hedges, we generally elected not to treat any foreign-currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign-currency swaps are substantially offset by the foreign-currency revaluation gains and losses of the underlying assets and liabilities.

Credit Risk

Derivative financial instruments contain an element of credit risk if counterparties are unable to meet the terms of the agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contract completely fail to perform under the terms of those contracts, assuming no recoveries of underlying collateral as measured by the market value of the derivative financial instrument.

To further mitigate the risk of counterparty default, we maintain collateral agreements with certain counterparties. The agreements require both parties to maintain collateral in the event the fair values of the derivative financial instruments meet established thresholds. In the event that either party defaults on the obligation, the secured party may seize the collateral. Generally, our collateral arrangements are bilateral such that we and the counterparty post collateral for the value of their total obligation to each other. Contractual terms provide for standard and customary exchange of collateral based on changes in the market value of the outstanding derivatives. The securing party posts additional collateral when their obligation rises or removes collateral when it falls. We also have unilateral collateral agreements whereby we are the only entity required to post collateral.

Certain derivative instruments contain provisions that require us to either post additional collateral or immediately settle any outstanding liability balances upon the occurrence of a specified credit risk-related event.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

If a credit risk related event had been triggered at December 31, 2010, the amount of additional collateral required to be posted by us would have been insignificant.

We placed cash and securities collateral totaling $1.6 billion and $1.8 billion at December 31, 2010 and 2009, respectively, in accounts maintained by counterparties. We received cash collateral from counterparties totaling $916 million and $432 million at December 31, 2010 and 2009, respectively. The receivables for collateral placed and the payables for collateral received are included on our Consolidated Balance Sheet in other assets and accrued expenses and other liabilities, respectively. In certain circumstances, we receive or post securities as collateral with counterparties. We do not record such collateral received on our Consolidated Balance Sheet unless certain conditions are met. At December 31, 2010 and 2009, we received noncash collateral of $29 million and $107 million, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Balance Sheet Presentation

The following tables summarize the fair value amounts of derivative instruments reported on our Consolidated Balance Sheet. The fair value amounts are presented on a gross basis, are segregated by derivatives that are designated and qualifying as hedging instruments or those that are not, and are further segregated by type of contract within those two categories.

	December 31,
	2010			2009
	Fair value of derivative contracts in			Fair value of derivative contracts in
	receivable position (a)	liability position (b)	Notional amount	receivable position (a)	liability position (b)	Notional amount
	($ in millions)
Qualifying accounting hedges
Interest rate risk
Fair value accounting hedges	$443	$114	$11,895	$478	$47	$16,938
Foreign exchange risk
Net investment accounting hedges	12	72	4,407	10	41	2,414
Cash flow accounting hedges	—	—	—	—	112	334

Total foreign exchange risk	12	72	4,407	10	153	2,748

Total qualifying accounting hedges	455	186	16,302	488	200	19,686

Economic hedges
Interest rate risk
MSRs and retained interests	2,896	3,118	325,768	805	816	153,818
Mortgage loan commitments and mortgage and automobile loans held-for-sale	232	80	38,788	225	132	45,470
Off-balance sheet securitization activities	—	—	—	139	—	4,440
Debt	160	107	21,269	392	548	53,501
Other	80	129	32,734	50	24	12,629

Total interest rate risk	3,368	3,434	418,559	1,611	1,520	269,858

Foreign exchange risk	143	240	14,359	555	175	22,927

Total economic hedges	3,511	3,674	432,918	2,166	1,695	292,785

Total derivatives	$3,966	$3,860	$449,220	$2,654	$1,895	$312,471

(a)	Reported as other assets on the Consolidated Balance Sheet. Includes accrued interest of $263 million and $314 million at December 31, 2010 and 2009, respectively.

(b)	Reported as accrued expenses and other liabilities on the Consolidated Balance Sheet. Includes accrued interest of $23 million and $91 million at December 31, 2010 and 2009, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Statement of Income Presentation and Accumulated Other Comprehensive Income

The following table summarizes the location and amounts of gains and losses reported in our Consolidated Statement of Income on derivative instruments.

	Year ended December 31,
	2010	2009
	($ in millions)
Qualifying accounting hedges
Gain (loss) recognized in earnings on derivatives(a)
Interest rate contracts
Interest on long-term debt	$171	$(311)
(Loss) gain recognized in earnings on hedged items(b)
Interest rate contracts
Interest on long-term debt	(129)	260

Total qualifying accounting hedges	42	(51)

Economic hedges
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Servicing asset valuation and hedge activities, net	478	(998)
Loss on mortgage and automotive loans, net	(332)	(156)
Other loss on investments, net	—	(4)
Other income, net of losses	(91)	20
Other operating expenses	(9)	(14)

Total interest rate contracts	46	(1,152)

Foreign exchange contracts (c)
Interest on long-term debt	(169)	(66)
Other income, net of losses	158	(806)

Total foreign exchange contracts	(11)	(872)

Gain (loss) recognized in earnings on derivatives	$77	$(2,075)

(a)	Amounts exclude gains of $329 million and $535 million for the year ended December 31, 2010 and 2009, respectively, related to interest for qualifying accounting hedges of debt, which are primarily offset by the fixed coupon payment on the long-term debt.

(b)	Amounts exclude gains of $210 million and $144 million related to amortization of deferred basis adjustments on the hedged items for the year ended December 31, 2010 and 2009, respectively.

(c)	Amounts exclude losses of $14 million and gains of $632 million for the year ended December 31, 2010, and 2009, respectively, related to the revaluation of the related foreign-denominated debt or receivable.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes derivative instruments used in cash flow hedge accounting relationships and net investment hedge accounting relationships.

	Year ended December 31,
	2010	2009
	($ in millions)
Cash flow hedges
Foreign exchange contracts

Net gain (loss) recognized in other comprehensive income (a)	$4	$10

Net investment hedges
Foreign exchange contracts
Gain reclassified from accumulated other comprehensive income to other income, net of losses	$12	$—
Loss recorded directly to other income, net of losses (b)	(18)	—

Total other income, net of losses	$(6)	$—

Loss recognized in other comprehensive income (c)	$(183)	$(32)

(a)	The amount for the year ended December 31, 2010, represents gains of $111 million related to the effective portion of cash flow hedges offset by the reclassification of accumulated gains totaling $107 million from accumulated other comprehensive income on our Consolidated Balance Sheet to other income, net of losses on the Consolidated Statement of Income. The amount for the year ended December 31, 2009, represents losses of $18 million related to the effective portion of cash flow hedges offset by the reclassification of accumulated losses totaling $28 million from accumulated other comprehensive income on our Consolidated Balance Sheet to other income, net of losses on the Consolidated Statement of Income. The reclassified amounts completely offset the effective portion related to the revaluation of the related foreign-denominated debt. The amount of hedge ineffectiveness on cash flow hedges during the years ended December 31, 2010, and 2009, was insignificant.

(b)	The amounts represent the forward points excluded from the assessment of hedge effectiveness.

(c)	The amounts represent the effective portion of net investment hedges during the years ended December 31, 2010 and 2009. There are offsetting gains recognized in accumulated other comprehensive income of $187 million and $1 million for the years ended December 31, 2010 and 2009, respectively, related to the revaluation of the related net investment in foreign operations. The amount of hedge ineffectiveness on net investment hedges during the years ended December 31, 2010, and 2009, was insignificant.

24. Income Taxes

Effective June 30, 2009, we converted from a limited liability company (LLC) to a corporation (the Conversion). Prior to the Conversion, most of our U.S. entities were pass-through entities for U.S. federal income tax purposes. U.S. federal, state, and local income taxes were generally not provided for these entities as they were not taxable entities except in a few local jurisdictions that tax LLCs or partnerships. LLC members were required to report their share of our taxable income on their respective income tax returns. As a result of the Conversion, we became subject to corporate U.S. federal, state, and local taxes beginning in the third quarter of 2009.

Deferred tax assets and liabilities result from temporary differences between assets and liabilities measured for financial reporting purposes and those measured for income tax return purposes. The Conversion resulted in a $1.2 billion increase in income tax expense related to the establishment of deferred tax liabilities and assets of

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

$2.5 billion and $1.3 billion, respectively. Our banking, insurance, and foreign subsidiaries generally were and continue to be corporations that are subject to U.S. and foreign income taxes and are required to provide for these taxes. The Conversion did not change the tax status of these subsidiaries.

The significant components of income tax expense (benefit) from continuing operations were as follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Current income tax expense
U.S. federal	$12	$146	$148
Foreign	474	175	168
State and local	58	14	27

Total current expense	544	335	343

Deferred income tax benefit
U.S. federal	(6)	(109)	(166)
Foreign	(378)	(34)	(279)
State and local	(7)	(118)	(34)

Total deferred benefit	(391)	(261)	(479)

Total income tax expense (benefit) from continuing operations	$153	$74	$(136)

A reconciliation of the statutory U.S. federal income tax rate to our effective income tax rate for continuing operations is shown in the following table.

	Year ended December 31,
	2010	2009	2008
Statutory U.S. federal tax rate	35.0%	35.0%	35.0%
Change in tax rate resulting from
Changes in unrecognized tax benefits	3.2	(0.1)	—
State and local income taxes, net of federal income tax benefit	0.2	4.1	0.6
Effect of valuation allowance change	(12.2)	(30.7)	2.9
Foreign income tax rate differential	(6.5)	(0.7)	0.2
Taxes on unremitted earnings of subsidiaries	(6.0)	0.4	—
Tax-exempt income	(0.5)	0.2	(0.2)
Foreign capital loss	(0.1)	15.0	—
Change in tax status	—	(17.9)	—
LLC results not subject to federal or state income taxes	—	(7.8)	(41.2)
Other	(0.1)	1.4	(0.2)

Effective tax rate	13.0%	(1.1)%	(2.9)%

At December 31, 2010, we had U.S. federal and state net operating and capital loss carryforwards of $1.4 billion and $2.3 billion, respectively. The federal net operating loss carryforwards expire in the years 2025–2030. The capital loss carryforwards expire in the years 2013–2015. The corresponding expiration periods for the state operating and capital loss carryforwards are 2014–2030 and 2014–2015, respectively. Additionally, foreign tax credits carryforwards of $123 million are available as of December 31, 2010, in the United States and expire in the years 2012–2020.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Also, at December 31, 2010, we had foreign net operating loss carryforwards of $1.7 billion. The foreign operating loss carryforwards of $1.1 billion in the United Kingdom, Austria, Belgium, Brazil, Denmark, and Sweden have an indefinite carryforward period. The Canadian loss carryforwards of $0.4 billion expire in the years 2024–2030. The remaining net operating loss carryforwards of $0.2 billion expire in the years 2011–2025.

We assessed the available positive and negative evidence to estimate if sufficient future taxable income of the appropriate character will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence evaluated for certain tax jurisdictions that have legal entities with net deferred tax assets was the cumulative loss incurred over the three-year period ended December 31, 2010 and the absence of any available tax-planning strategies. This objective negative evidence outweighed the positive evidence, which was more subjective in nature.

Based on this assessment, valuation allowances have been recorded against our domestic net deferred tax assets and certain international net deferred tax assets. However, the amount of the net deferred tax asset considered realizable could change in the future depending on actual taxable income or capital gains and other relevant factors. In particular, it is reasonably possible that we will reverse, within the next twelve months, a valuation allowance recorded on net deferred tax assets of our Canadian subsidiary totaling $92 million at December 31, 2010. Included within tax expense was a benefit of $144 million in 2010, and charges of $2.1 billion in 2009 and $139 million in 2008 to adjust valuation allowances reflecting our judgment that certain tax assets will not be realized.

The significant components of deferred tax assets and liabilities are reflected in the following table.

	December 31,
	2010	2009
	($ in millions)
Deferred tax assets
Tax loss carryforwards	$1,728	$1,121
Provision for loan losses	753	1,702
Mark-to-market on consumer loans	655	160
Contingency	223	207
Sales of finance receivables and loans	205	22
State and local taxes	170	242
Unearned insurance premiums	151	184
Tax credit carryforwards	132	18
Basis difference in subsidiaries	82	917
Other	363	330

Gross deferred tax assets	4,462	4,903

Valuation allowance	(1,993)	(2,503)

Net deferred tax assets	2,469	2,400

Deferred tax liabilities
Lease transactions	1,545	1,556
Deferred acquisition costs	332	401
Unrealized gains on securities	304	368
Debt transactions	84	—
MSRs	54	278
Tax on unremitted earnings	46	19
Other	101	80

Gross deferred tax liabilities	2,466	2,702

Net deferred tax assets (liabilities)	$3	$(302)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Foreign pretax income totaled $0.6 billion in 2010, and foreign pretax losses totaled $1.7 billion and $2.2 billion in 2009 and 2008, respectively. Foreign pretax income is subject to U.S. taxation when effectively repatriated. Through the Conversion date, our U.S. incorporated insurance and banking operations provided federal income taxes on the undistributed earnings of foreign subsidiaries to the extent these earnings were not deemed indefinitely reinvested outside the United States. It was the responsibility of our members to provide for federal income taxes on the undistributed foreign subsidiary earnings of our disregarded entities to the extent the earnings was not indefinitely reinvested. Subsequent to the Conversion date, all of our domestic subsidiaries fully provide for federal income taxes on the undistributed earnings of foreign subsidiaries except to the extent these earnings are indefinitely reinvested outside the United States. At December 31, 2010, $4.1 billion of accumulated undistributed earnings of foreign subsidiaries were indefinitely reinvested. Quantification of the unrecognized deferred tax liability for temporary differences related to investments in foreign subsidiaries that are essentially permanent in duration is not practicable.

Tax benefits related to positions considered uncertain are recognized only if, based on the technical merits of the issue, it is more likely than not that we will sustain the position and then at the largest amount that is greater than 50% likely to be realized upon ultimate settlement.

The following table provides a reconciliation of the beginning and ending amount of unrecognized tax benefits.

	2010	2009	2008
	($ in millions)
Balance at January 1,	$172	$150	$155
Additions based on tax positions related to the current year	69	27	8
Additions for tax positions of prior years	3	24	33
Reductions for tax positions of prior years	(23)	(24)	(19)
Settlements	(9)	(28)	(2)
Expiration of statute of limitations	(2)	—	—
Foreign-currency translation adjustments	4	23	(25)

Balance at December 31,	$214	$172	$150

At December 31, 2010, 2009, and 2008, the balance of unrecognized tax benefits that, if recognized, would affect our effective tax rate is $199 million, $157 million, and $148 million, respectively. Included in the unrecognized tax benefits balances are some items, the recognition of which would not affect the effective tax rate, such as the tax effect of certain temporary differences, the portion of gross state unrecognized tax benefits that would be offset by the tax benefit of the associated federal deduction and the portion of gross foreign unrecognized tax benefits that would be offset by tax reductions in other jurisdictions.

We recognize accrued interest and penalties related to uncertain income tax positions in interest expense and other operating expenses, respectively. For the years ended December 31, 2010, 2009, and 2008, $26 million, $12 million, and $25 million, respectively, were accrued for interest and penalties with the cumulative accrued balance totaling $201 million at December 31, 2010; $170 million at December 31, 2009; and $132 million at December 31, 2008. In addition, the accrued balances for interest and penalties were impacted by translation adjustments on those denominated in foreign currencies.

We anticipate the examination of various U.S. income tax returns along with the examinations by various foreign, state, and local jurisdictions will be completed within the next twelve months. As such, it is reasonably possible that certain tax positions may be settled and the unrecognized tax benefits would decrease by $121 million which includes interest and penalties.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

We file tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. For our most significant operations, at December 31, 2010, the following summarizes the oldest tax years that remain subject to examination.

Jurisdiction	Tax year
United States	2004
Canada	2003
Germany	2007
United Kingdom	1995
Mexico	2004
Brazil	2005

25. Employee Benefit and Compensation Plans

Defined Contribution Plan

A significant number of our employees are covered by defined contribution plans. Employer contributions vary based on criteria specific to each individual plan and amounted to $62 million, $61 million, and $76 million in 2010, 2009, and 2008, respectively. These costs were recorded in compensation and benefit expenses in our Consolidated Statement of Income. We expect contributions for 2011 to be similar to contributions made in 2010.

Defined Benefit Pension Plan

Certain of our employees are eligible to participate in separate retirement plans that provide for pension payments upon retirement based on factors such as length of service and salary. In recent years, we have transferred, frozen, or terminated a significant number of our other defined benefit plans. During 2009, we began the process of terminating certain of our international pension plans that resulted in a minimal impact on earnings. All income and expense noted for pension accounting was recorded in compensation and benefits expense in our Consolidated Statement of Income.

The following summarizes information related to our pension plans.

	Year ended December 31,
	2010	2009
	($ in millions)
Projected benefit obligation	$509	$457
Fair value of plan assets	388	356

Underfunded status	$(121)	$(101)

The underfunded status of our pension plans increased in 2010 primarily due to annual changes in actuarial assumptions, in particular, the discount rate, which were partially offset by an improvement of the fair value of plan assets as a result of market performance. The underfunded position is recognized on the Consolidated Balance Sheet and the change in the underfunded position was recorded in other comprehensive income (loss).

Net periodic pension expense (income) includes curtailment, settlement, and other gains and losses and was minimal for 2010, 2009, and 2008.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Other Postretirement Benefits

Certain of our subsidiaries participated in various postretirement medical, dental, vision, and life insurance plans. We have provided for certain amounts associated with estimated future postretirement benefits other than pensions and characterized such amounts as other postretirement benefits. Other postretirement benefits expense (income), which is recorded in compensation and benefits expense in our Consolidated Statement of Income, was minimal in 2010, 2009, and 2008. We expect our other postretirement benefit expense to continue to be minimal in future years.

Share-based Compensation Plans

Based on our transactions with Treasury during 2009, we are required to comply with the limitations on executive pay as determined by the Special Master of TARP Compensation (Special Master). As such, we established Deferred Stock Units (DSUs) and Incentive Restricted Stock Units (IRSUs) as forms of compensation to our senior executives, which were subsequently approved by the Special Master. We also grant Restricted Stock Units (RSUs) to executives under the Long-Term Equity Compensation Incentive Plan (LTIP). Each of our approved compensation plans and awards were designed to provide our executives with an opportunity to share in the future growth in value of Ally, which is necessary to attract and retain key executives. These compensation plans are share-based compensation plans accounted for under ASC 718, Compensation — Stock Compensation.

During 2010, Ally converted the awards associated with our share-based compensation plans from basis points to phantom shares, which resulted in each basis point being converted to approximately 80 phantom shares. This change did not affect the vesting, fair value, or any other features of the awards. Also in 2010, Ally amended its LTIP plan documents for retirement-eligible individuals. Individuals meeting the retirement criteria are now eligible to continue with the established vesting and payment schedule for their outstanding awards, should they retire. As such, Ally recorded an additional $6 million of compensation expense in 2010, which would have otherwise been recognized in future periods.

In December 2010, as part of the annual valuation process as required by the LTIP plan, Ally remeasured the award value for the outstanding stock awards from $7,812 per share to $10,342 per share. The new value was determined based on the share valuation used in the MCP conversion transaction with Treasury. See further discussion in Note 20. The increase in award value was approved by the Compensating, Nominating and Governance Committee (CNG Committee) and the Ally Board of Directors and resulted in additional compensation expense for RSU, DSU, and IRSU awards of $15 million, $25 million, and $3 million, respectively, recognized in December 2010.

RSU awards are incentive awards granted to executives as phantom shares of Ally. The majority of awards granted in 2008 and 2009 vest ratably on an annual basis based on continued service on December 31 with the final tranche vesting on December 31, 2012. Awards granted in 2010 vest ratably over a three-year period starting on the date the award was issued with the majority of the awards fully vesting in February 2013. Participants have the option at grant date to defer the valuation and payout for any tranche until the final year of the award. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid. The compensation costs related to these awards are ratably charged to expense over the applicable service period. Changes in fair value related to the portion of the awards that have vested and have not been paid are recognized in earnings in the period in which the changes occur. The fair value of the awards granted during 2008 was diluted by the capital transactions that occurred at the end of 2008. The total RSU awards outstanding at December 31, 2010, represented approximately 23,321 shares with 6,001 shares

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

awarded during 2008, 7,249 shares awarded during 2009, and 10,071 shares awarded during 2010. The total RSU awards outstanding at December 31, 2009, represented approximately 22,455 shares with 13,265 shares awarded during 2008 and 9,190 shares awarded during 2009. We recognized compensation expense of $63 million and $25 million for the years ended December 31, 2010 and 2009, respectively.

DSU awards are granted to senior executives as phantom shares of Ally and are included as part of their base salary. The DSU awards are granted ratably each pay period throughout the year, vest immediately upon grant, and are paid in cash ratably each year after grant for five years. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid, with each change in value fully charged to compensation expense in the period in which the change occurs. The total DSU awards outstanding at December 31, 2010 and 2009, represented approximately 10,035 shares and 4,555 shares respectively. We recognized compensation expense of $75 million and $35 million for the years ended December 31, 2010 and 2009, respectively, for the outstanding awards.

IRSU awards are incentive awards granted to senior executives as phantom shares of Ally. The IRSU awards cliff vest three years from the date of grant based on continued service with Ally. The IRSU awards are paid out in 25% increments once we pay Treasury a corresponding 25% increment of our TARP obligations. A participant must be employed by Ally at the time of the payback to receive a payout for their award. The payouts are based on the fair value of the phantom shares at the time of payback. Under applicable accounting rules, the awards require liability treatment and are remeasured quarterly at fair value until they are paid. The compensation costs related to these awards are ratably charged to expense over the requisite service period. Changes in fair value relating to the portion of the awards that have vested and have not been paid are recognized in earnings in the period in which the changes occur. The total IRSU awards outstanding at December 31, 2010 and 2009, represented approximately 4,996 shares and 3,596 shares respectively. We recognized compensation expense of $10 million and $1 million for the years ended December 31, 2010 and 2009, respectively, for the outstanding awards.

26. Related Party Transactions

Related party activities represent transactions with GM, FIM Holdings LLC (FIM Holdings), and affiliated companies. GM and FIM Holdings have both a direct and indirect ownership interest in Ally.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Balance Sheet

A summary of the balance sheet effect of transactions with GM, FIM Holdings, and affiliated companies follows.

	December 31,
	2010	2009
	($ in millions)
Assets
Available-for-sale investment in asset-backed security — GM (a)	$—	$20
Secured
Finance receivables and loans, net
Commercial and industrial — Automobile
Wholesale automotive financing — GM (b)	253	280
Term loans to dealers — GM (b)	48	71
Lending receivables — affiliates of FIM Holdings	49	54
Notes receivable from GM (c)	438	884
Investment in operating leases, net — GM (d)	65	69
Other assets
Other — GM	22	102

Total secured	875	1,460
Unsecured
Commercial and industrial — Automobile
Notes receivable from GM (c)	45	27
Other assets
Subvention receivables (rate and residual support) — GM	200	165
Lease pull-ahead receivable — GM	1	21
Other — GM	22	26

Total unsecured	268	239
Liabilities
Unsecured short-term borrowings
Notes payable to GM	$25	$154
Accrued expenses and other liabilities
Wholesale payable — GM	113	161
Other payables — GM	89	18

(a)	In November 2006, Ally retained an investment in a note secured by operating lease assets transferred to GM. As part of the transfer, Ally provided a note to a trust, a wholly owned subsidiary of GM. The note was classified in investment securities on the Consolidated Balance Sheet.

(b)	Represents wholesale financing and term loans to certain dealerships wholly owned by GM or in which GM has an interest. The loans are generally secured by the underlying vehicles or assets of the dealerships.

(c)	Represents wholesale financing we provide to GM for vehicles, parts, and accessories in which GM retains title while consigned to us or dealers primarily in Italy and Germany in 2010 and in the United Kingdom and Italy in 2009. The financing to GM remains outstanding until the title is transferred to Ally or the dealers. The amount of financing provided to GM under this arrangement varies based on inventory levels. These loans are secured by the underlying vehicles or other assets (except loans relating to parts and accessories in Italy).

(d)	Primarily represents buildings classified as operating lease assets that are leased to GM-affiliated entities. These leases are secured by the underlying assets.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Statement of Income

A summary of the income statement effect of transactions with GM, FIM Holdings, and affiliated companies follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Net financing revenue
GM and affiliates lease residual value support — North American operations (a)	$(82)	$195	$779
GM and affiliates rate support — North American operations	674	770	985
Wholesale subvention and service fees from GM	189	215	304
Interest earned on wholesale automotive financing	9	14	25
Interest earned on term loans to dealers	2	3	4
Interest expense on loans with GM	(4)	(46)	(52)
Interest earned on notes receivable from GM
Interest on notes receivable from GM and affiliates	9	63	122
Interest on wholesale settlements (b)	178	149	103
Interest income (expense) on loans with FIM Holdings affiliates, net	4	3	(40)
Consumer lease payments from GM (c)	15	78	66
Other revenue
Insurance premiums earned from GM	155	159	242
Service fees on transactions with GM	8	6	6
Revenues from GM-leased properties, net	2	9	13
Losses on model home asset sales with an affiliate of Cerberus	—	—	(27)
Other (d)	1	(3)	5
Servicing fees
U.S. automobile operating leases (e)	2	25	85
Servicing asset valuation
Losses on sales of securitized excess servicing to Cerberus	—	—	(24)
Expense
Off-lease vehicle selling expense reimbursement (f)	(14)	(26)	(47)
Other expenses for exclusivity and royalty fees and other services (g)	130	122	206

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	Represents total amount of residual support and risk sharing (incurred) earned under the residual support and risk-sharing programs.

(b)	The settlement terms related to the wholesale financing of certain GM products are at shipment date. To the extent that wholesale settlements with GM are made before the expiration of transit, we receive interest from GM.

(c)	GM sponsors lease pull-ahead programs whereby consumers are encouraged to terminate lease contracts early in conjunction with the acquisition of a new GM vehicle with the customer’s remaining payment obligation waived. For certain programs, GM compensates us for the waived payments adjusted based on remarketing results associated with the underlying vehicle.

(d)	Includes income or (expense) related to derivative transactions that we enter into with GM as counterparty.

(e)	Represents servicing income related to automobile leases distributed as a dividend to GM on November 22, 2006.

(f)	An agreement with GM provides for the reimbursement of certain selling expenses incurred by us on off-lease vehicles sold by GM at auction.

(g)	We reimburse GM for certain services, rent, and marketing expenses provided to us. This amount includes rental payments for our primary executive and administrative offices located in the Renaissance Center in Detroit, Michigan.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Statement of Changes in Equity

A summary of the changes to the statement of changes in equity related to transactions with GM, FIM Holdings, and affiliated companies follows.

	Year ended December 31,
	2010	2009	2008
	($ in millions)
Equity
Capital contributions received (a)	$—	$1,280	$758
Dividends paid to shareholders/members (b)	11	393	79
Preferred stock dividends — GM	102	128	—
Other (c)	(74)	—	—

(a)	On January 16, 2009, we completed a $1.25 billion rights offering pursuant to which we issued additional common membership interests to FIM Holdings and a subsidiary of GM. On December 29, 2008, GM and an affiliate of Cerberus Capital Management contributed to Ally $750 million subordinated participations in a $3.5 billion senior secured credit facility between Ally and ResCap in exchange for additional common membership interests in Ally.

(b)	Pursuant to an operating agreement, certain of our shareholders were permitted distributions to pay the taxes they incurred from ownership of their Ally interests prior to our conversion from a tax partnership to a corporation. In March 2009, we executed a transaction that had 2008 tax-reporting implications for our shareholders. In accordance with the operating agreement, the approvals of both our Ally Board of Directors and Treasury were obtained in advance for the payment of tax distributions to our shareholders. In 2010, the amount distributed to GM was $11 million. This represented an accrual for GM tax settlements and refunds received related to tax periods prior to the November 30, 2006, sale by GM of 51% interest in Ally (Sale Transactions). Amounts distributed to GM and FIM Holdings were $220 million and $173 million, respectively, for the year ended December 31, 2009. The 2009 amount includes $55 million of remittances to GM for tax settlements and refunds received related to tax periods prior to the Sale Transactions. The 2008 amounts primarily represent remittances to GM for tax settlements and refunds received related to tax periods prior to the Sale Transactions as required by the terms of the Purchase and Sale Agreement between GM and FIM Holdings.

(c)	Represents a reduction of the estimated payment accrued for tax distributions as a result of the completion of the GMAC LLC U.S. Return of Partnership Income for the tax period January 1, 2009, through June 30, 2009.

GM, GM dealers, and GM-related employees compose a significant portion of our customer base, and our Global Automotive Service operations are highly dependent on GM production and sales volume. As a result, a significant adverse change in GM’s business, including significant adverse changes in GM’s liquidity position and access to the capital markets, the production or sale of GM vehicles, the quality or resale value of GM vehicles, the use of GM marketing incentives, GM’s relationships with its key suppliers, GM’s relationship with the United Auto Workers and other labor unions, and other factors impacting GM or its employees could have a significant adverse effect on our profitability and financial condition.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

We provide vehicle financing through purchases of retail automobile and lease contracts with retail customers of GM dealers. We also finance the purchase of new and used vehicles by GM dealers through wholesale financing, extend other financing to GM dealers, provide fleet financing for GM dealers to buy vehicles they rent or lease to others, provide wholesale vehicle inventory insurance to GM dealers, provide automotive extended service contracts through GM dealers, and offer other services to GM dealers. GM’s level of automobile production and sales directly impacts our financing and leasing volume; the premium revenue for wholesale vehicle inventory insurance; the volume of automotive extended service contracts; and the profitability and financial condition of the GM dealers to whom we provide wholesale financing, term loans, and fleet financing. In addition, the quality of GM vehicles affects our obligations under automotive extended service contracts relating to such vehicles. Further, the resale value of GM vehicles, which may be impacted by various factors relating to GM’s business such as brand image, the number of new GM vehicles produced, the number of used vehicles remarketed, or reduction in core brands, affects the remarketing proceeds we receive upon the sale of repossessed vehicles and off-lease vehicles at lease termination.

At December 31, 2010, we had an estimated $875 million in secured credit exposure, which included primarily wholesale vehicle financing to GM-owned dealerships, notes receivable from GM, and vehicles leased directly to GM. We further had $691 million in unsecured exposure, which included estimates of payments from GM related to residual support and risk-sharing agreements. Under the terms of certain agreements between Ally and GM, Ally has the right to offset certain of its exposures to GM against amounts Ally owes to GM.

Retail and Lease Programs

GM may elect to sponsor incentive programs (on both retail contracts and operating leases) by supporting financing rates below the standard market rates at which we purchase retail contracts and leases. These marketing incentives are also referred to as rate support or subvention. When GM utilizes these marketing incentives, they pay us the present value of the difference between the customer rate and our standard rate at contract inception, which we defer and recognize as a yield adjustment over the life of the contract.

GM may also sponsor residual support programs as a way to lower customer monthly payments. Under residual support programs, the customer’s contractual residual value is adjusted above our standard residual values. In addition, under risk-sharing programs and eligible contracts, GM shares equally in residual losses at the time of the vehicle’s disposal to the extent that remarketing proceeds are below our standard residual values (limited to a floor).

For contracts where we are entitled to receive residual support, GM pays the present value of the expected residual support owed to us at contract origination as opposed to after contract termination at the time of sale of the related vehicle. The residual support amount GM ultimately owes us is finalized as the leases actually terminate. Under the terms of the residual support program, in cases where the estimate was incorrect, GM may be obligated to pay us, or we may be obligated to reimburse GM.

Based on the December 31, 2010, outstanding North American operating lease and retail balloon portfolios, the additional maximum contractual amount that could be paid by GM under the residual support programs was $475 million and would be paid only in the unlikely event that the proceeds from the entire portfolio of lease assets were lower than both the contractual residual value and our standard residual rates.

Based on the December 31, 2010, outstanding North American operating lease portfolio, the maximum contractual amount that could be paid under the risk-sharing arrangements was $996 million and would be paid only in the unlikely event that the proceeds from all outstanding lease vehicles were lower than our standard residual rates and no higher than the contractual risk-sharing floor.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Retail and lease contracts acquired by us that included rate subvention from GM as a percentage of total new GM retail and lease contracts acquired, were as follows.

	December 31,
	2010	2009
GM and affiliates subvented contracts acquired
North American operations	51%	69%
International operations (a)	43%	53%

(a)	Represents subvention for continuing operations only.

Distribution of Operating Lease Assets

In connection with the Sale Transactions, we transferred to GM certain U.S. lease assets, related secured debt, and other assets, respectively. We retained an investment in a note, which had an immaterial balance at December 31, 2010, which was secured by the lease assets distributed to GM. We continue to service the assets and related secured debt on behalf of GM and receive a fee for this service. As required for other securitization transactions, we are obligated as servicer to repurchase any lease asset that is in breach of any of the covenants of the securitization documents. In addition, in a number of the transactions securitizing the lease assets transferred to GM, the trusts issued one or more series of floating-rate debt obligations and entered into primary derivative transactions to remove the market risk associated with funding the fixed payment lease assets with floating interest rate debt. To facilitate these securitization transactions, we entered into secondary derivative transactions with the primary derivative counterparties essentially offsetting the primary derivatives. As part of the distribution, GM assumed the rights and obligations of the primary derivatives whereas we retained the secondary, leaving both companies exposed to market value movements of their respective derivatives. Ally and GM subsequently entered into derivative transactions with each other intended to offset the exposure each party has to its component of the primary and secondary derivatives. At December 31, 2010, these derivative transactions were expired.

Exclusivity Arrangement

On November 30, 2006, and in connection with the Sale Transactions, GM and Ally entered into several service agreements that codified the mutually beneficial historical relationship between the companies. One such agreement was the United States Consumer Financing Services Agreement (the Financing Services Agreement). The Financing Services Agreement, among other things, provided that subject to certain conditions and limitations, whenever GM offers vehicle financing and leasing incentives to customers (e.g., lower interest rates than market rates), it would do so exclusively through Ally. This requirement is effective through November 2016, and in consideration for this, Ally pays to GM an annual exclusivity fee and was required to meet certain targets with respect to consumer retail and lease financings of new GM vehicles.

Effective December 29, 2008, and in connection with the approval of Ally’s application to become a bank holding company, GM and Ally modified certain terms and conditions of the Financing Services Agreement. Certain of these amendments include the following: (1) for a two-year period, GM can offer retail financing incentive programs through a third-party financing source under certain specified circumstances and, in some cases, subject to the limitation that pricing offered by such third party meets certain restrictions, and after such two-year period GM can offer any such incentive programs on a graduated basis through third parties on nonexclusive, side-by-side basis with Ally, provided that pricing of such third parties meets certain requirements; (2) Ally will have no obligation to provide operating lease products; and (3) Ally will have no targets against which it could be assessed penalties. After December 31, 2013, GM will have the right to offer retail financing

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

incentive programs through any third-party financing source, including Ally, without any restrictions or limitations. A primary objective of the Financing Services Agreement continues to be supporting distribution and marketing of GM products.

Royalty Agreement

For certain insurance products, GM and Ally have entered into the Intellectual Property License Agreement for the right of Ally to use the GM name on certain insurance products. In exchange, Ally will pay to GM a minimum annual guaranteed royalty fee of $15 million.

Other

GM provides payment guarantees on certain commercial assets we have outstanding with certain third-party customers. At December 31, 2010 and 2009, commercial obligations guaranteed by GM were $122 million and $68 million, respectively. Additionally, GM is bound by repurchase obligations to repurchase new vehicle inventory under certain circumstances, such as dealer franchise termination.

27. Fair Value

Fair Value Measurements

For purposes of this disclosure, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Leve1 l	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Transfers	Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfer occurred. There were no significant transfers between any levels during the year ended December 31, 2010.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models, and significant assumptions utilized.

•

Trading securities — Trading securities are recorded at fair value. Our portfolio includes U.S. Treasury, asset-backed, and mortgage-backed securities (including senior and subordinated interests) and may be investment-grade, noninvestment grade, or unrated securities. We base our valuation of trading securities on observable market prices when available; however, observable market prices may not be available for a significant portion of these assets due to illiquidity in the markets. When observable market prices are not available, valuations are primarily based on internally developed discounted cash flow models (an income approach) that use assumptions consistent with current market conditions. The valuation considers recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses).

•

Available-for-sale securities — Available-for-sale securities are carried at fair value primarily based on observable market prices. If observable market prices are not available, our valuations are based on internally developed discounted cash flow models (an income approach) that use a market-based discount rate and consider recent market transactions, experience with similar securities, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we are required to utilize various significant assumptions including market observable inputs (e.g., forward interest rates) and internally developed inputs (including prepayment speeds, delinquency levels, and credit losses).

•

Loans held-for-sale, net — Our automobile loans held-for-sale are accounted for at the lower-of-cost or fair value. The automobile loans at fair value are presented in the nonrecurring fair value measurement table. We based our valuation of automobile loans held-for-sale on internally developed discounted cash flow models (an income approach) and classified all these loans as Level 3. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending on characteristics of the loans may be the whole-loan market or the securitization market. Although we utilize and give priority to market observable inputs, such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs, these internal inputs require the use of judgment and can have a significant impact on the determination of the loan’s value. Accordingly, we classified all automobile loans held-for-sale as Level 3.

Our mortgage loans held-for-sale are accounted for at either fair value because of fair value option elections or they are accounted for at the lower-of-cost or fair value. Mortgage loans held for sale are typically pooled together and sold into certain exit markets depending on underlying attributes of the loan, such as GSE eligibility (domestic only), product type, interest rate, and credit quality. Two valuation methodologies are used to determine the fair value of mortgage loans held-for-sale. The methodology used depends on the exit market as described below.

Level 2 mortgage loans — This includes all mortgage loans measured at fair value on a recurring basis due to fair value option elections. Refer to the section in this note titled Fair Value Option of Financial Assets and Financial Liabilities for additional information. Level 2 also includes all nonagency domestic loans or international loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available. As these valuations are derived from quoted market prices, we classify these valuations as Level 2 in the fair value disclosures.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Level 3 mortgage loans — This includes all mortgage loans measured at fair value on a nonrecurring basis. The fair value of these loans was determined using internally developed valuation models because observable market prices were not available. These valuation models estimate the exit price we expect to receive in the loan’s principal market, which depending on characteristics of the loan may be the whole-loan or securitization market. Although we utilize and give priority to market observable inputs such as interest rates and market spreads within these models, we are typically required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate these internal inputs, the generation of these internal inputs requires the use of judgment and can have a significant impact on the determination of the loan’s fair value. Accordingly, we classify these valuations as Level 3 in the fair value disclosures.

•

Consumer mortgage finance receivables and loans, net — We elected the fair value option for certain consumer mortgage finance receivables and loans. The elected mortgage loans collateralized on-balance sheet securitization debt in which we estimated credit reserves pertaining to securitized assets that could have exceeded or already had exceeded our economic exposure. We also elected the fair value option for all mortgage securitization trusts required to be consolidated due to the adoption of ASU 2009-17. The elected mortgage loans represent a portion of the consumer finance receivable and loans consolidated upon adoption of ASU 2009-17. The balance that was not elected was reported on the balance sheet at the principal amount outstanding, net of charge-offs, allowance for loan losses, and premiums or discounts.

Securitized mortgage loans are legally isolated from us and are beyond the reach of our creditors. The loans are measured at fair value using a portfolio approach or an in-use premise. Values of loans held on an in-use basis may differ considerably from loans held-for-sale that can be sold in the whole-loan market. This difference arises primarily due to the liquidity of the asset- and mortgage-backed securitization market and is evident in the fact that spreads applied to lower rated asset- and mortgage-backed securities are considerably wider than spreads observed on senior bonds classes and in the whole-loan market. The objective in fair valuing the loans and related securitization debt is to account properly for our retained economic interest in the securitizations. As a result of reduced liquidity in capital markets, values of both these loans and the securitized bonds are expected to be volatile. Since this approach involves the use of significant unobservable inputs, we classified all the mortgage loans elected under the fair value option as Level 3, at December 31, 2010 and 2009. Refer to the section within this note titled Fair Value Option of Financial Assets and Financial Liabilities for additional information.

•

Commercial finance receivables and loans, net — We evaluate our commercial finance receivables and loans, net, for impairment. We generally base the evaluation on the fair value of the underlying collateral supporting the loans when expected to be the sole source of repayment. When the carrying value exceeds the fair value of the collateral, an impairment loss is recognized and reflected as a nonrecurring fair value measurement.

•

MSRs — We typically retain MSRs when we sell assets into the secondary market. MSRs currently do not trade in an active market with observable prices; therefore, we use internally developed discounted cash flow models (an income approach) to estimate the fair value of MSRs. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that we believe approximate yields required by investors in this asset. Cash flows primarily include servicing fees, float income, and late fees in each case less operating costs to service the loans. The estimated cash flows are discounted using an option-adjusted spread-derived discount rate.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

•

Interests retained in financial asset sales — Interests retained in financial asset sales are carried at fair value. The interests retained are in securitization trusts and deferred purchase prices on the sale of whole-loans. Due to inactivity in the market, valuations are based on internally developed discounted cash flow models (an income approach) that use a market-based discount rate. The valuation considers recent market transactions, experience with similar assets, current business conditions, and analysis of the underlying collateral, as available. To estimate cash flows, we utilize various significant assumptions, including market observable inputs (e.g., forward interest rates) and internally developed inputs (e.g., prepayment speeds, delinquency levels, and credit losses).

•

Derivative instruments — We enter into a variety of derivative financial instruments as part of our risk management strategies. Certain of these derivatives are exchange traded, such as Eurodollar futures, or traded within highly active dealer markets, such as agency to-be-announced securities. To determine the fair value of these instruments, we utilize the exchange price or dealer market price for the particular derivative contract; therefore, we classified these contracts as Level 1.

We also execute over-the-counter derivative contracts, such as interest rate swaps, swaptions, forwards, caps, and floors. We utilize third-party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are entered into the model. We classified these over-the-counter derivative contracts as Level 2 because all significant inputs into these models were market observable.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. We consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA). The CVA calculation utilizes our credit default swap spreads and the spreads of the counterparty. Additionally, we reduce credit risk on the majority of our derivatives by entering into legally enforceable agreements that enable the posting and receiving of collateral associated with the fair value of our derivative positions on an ongoing basis.

•	Collateral placed with counterparties — Collateral in the form of investment securities are primarily carried at fair value using quoted prices in active markets for similar assets.

•

Repossessed and foreclosed assets — Foreclosed on or repossessed assets resulting from loan defaults are carried at the lower of either cost or fair value and are included in other assets on the Consolidated Balance Sheet. The fair value disclosures include only assets carried at fair value.

The majority of assets acquired due to default are foreclosed assets. We revalue foreclosed assets on a periodic basis. We classified properties that are valued by independent third-party appraisals as Level 2. When third-party appraisals are not obtained, valuations are typically obtained from third-party broker price opinion; however, depending on the circumstances, the property list price or other sales price

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

information may be used in lieu of a broker price opinion. Based on historical experience, we adjust these values downward to take into account damage and other factors that typically cause the actual liquidation value of foreclosed properties to be less than broker price opinion or other price sources. This valuation adjustment is necessary to ensure the valuation ascribed to these assets considers unique factors and circumstances surrounding the foreclosed asset. As a result of applying internally developed adjustments to the third-party-provided valuation of the foreclosed property, we classified these assets as Level 3 in the fair value disclosures.

•

On-balance sheet securitization debt — We elected the fair value option for certain mortgage loans held-for-investment and the related on-balance sheet securitization debt. We value securitization debt that was elected pursuant to the fair value option and any economically retained positions using market observable prices whenever possible. The securitization debt is principally in the form of asset- and mortgage-backed securities collateralized by the underlying mortgage loans held-for-investment. Due to the attributes of the underlying collateral and current market conditions, observable prices for these instruments are typically not available. In these situations, we consider observed transactions as Level 2 inputs in our discounted cash flow models. Additionally, the discounted cash flow models utilize other market observable inputs, such as interest rates, and internally derived inputs including prepayment speeds, credit losses, and discount rates. Fair value option-elected financing securitization debt is classified as Level 3 as a result of the reliance on significant assumptions and estimates for model inputs. Refer to the section within this note titled Fair Value Option for Financial Assets and Financial Liabilities for further information about the election. The debt that was not elected under the fair value option is reported on the balance sheet at cost, net of premiums or discounts and issuance costs.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Recurring Fair Value

The following tables display the assets and liabilities measured at fair value on a recurring basis including financial instruments elected for the fair value option. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The tables below display the hedges separately from the hedged items; therefore, they do not directly display the impact of our risk management activities.

	Recurring fair value measurements
December 31, 2010	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Trading securities
U.S. Treasury and federal agencies	$77	$—	$—	$77
Mortgage-backed
Residential	—	25	44	69
Asset-backed	—	—	94	94

Total trading securities	77	25	138	240
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	3,313	5	—	3,318
States and political subdivisions	—	2	—	2
Foreign government	873	375	—	1,248
Mortgage-backed
Residential	—	5,824	1	5,825
Asset-backed	—	1,948	—	1,948
Corporate debt securities	—	1,558	—	1,558
Other debt securities	—	151	—	151

Total debt securities	4,186	9,863	1	14,050
Equity securities (a)	796	—	—	796

Total available-for-sale securities	4,982	9,863	1	14,846
Mortgage loans held-for-sale, net (b)	—	6,420	4	6,424
Consumer mortgage finance receivables and loans, net (b)	—	—	1,015	1,015
Mortgage servicing rights	—	—	3,738	3,738
Other assets
Interests retained in financial asset sales	—	—	568	568
Fair value of derivative contracts in receivable position
Interest rate contracts	242	3,464	105	3,811
Foreign currency contracts	—	155	—	155

Total fair value of derivative contracts in receivable position	242	3,619	105	3,966
Collateral placed with counterparties (c)	728	—	—	728

Total assets	$6,029	$19,927	$5,569	$31,525

Liabilities
Long-term debt
On-balance sheet securitization debt (b)	$—	$—	$(972)	$(972)
Accrued expenses and other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	(208)	(3,222)	(118)	(3,548)
Foreign currency contracts	—	(312)	—	(312)

Total fair value of derivative contracts in liability position	(208)	(3,534)	(118)	(3,860)

Total liabilities	$(208)	$(3,534)	$(1,090)	$(4,832)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	Our investment in any one industry did not exceed 23%.

(b)	Carried at fair value due to fair value option elections.

(c)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Recurring fair value measurements
December 31, 2009	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$—	$44	$99	$143
Asset-backed	—	—	596	596

Total trading securities	—	44	695	739
Investment securities
Available-for-sale securities
Debt securities
U.S. Treasury and federal agencies	1,989	1,521	—	3,510
States and political subdivisions	—	811	—	811
Foreign government	911	262	—	1,173
Mortgage-backed
Residential	—	3,455	6	3,461
Asset-backed	—	985	20	1,005
Corporate debt securities	2	1,471	—	1,473
Other	47	—	—	47

Total debt securities	2,949	8,505	26	11,480
Equity securities	671	4	—	675

Total available-for-sale securities	3,620	8,509	26	12,155
Mortgage loans held-for-sale, net (a)	—	5,545	—	5,545
Consumer mortgage finance receivables and loans, net (a)	—	—	1,391	1,391
Mortgage servicing rights	—	—	3,554	3,554
Other assets
Cash reserve deposits held-for-securitization trusts	—	—	31	31
Interests retained in financial asset sales	—	—	471	471
Fair value of derivative contracts in receivable position	184	2,035	435	2,654
Collateral placed with counterparties (b)	808	37	—	845

Total assets	$4,612	$16,170	$6,603	$27,385

Liabilities
Long-term debt
On balance sheet securitization debt (a)	$—	$—	$(1,294)	$(1,294)
Accrued expenses and other liabilities
Fair value of derivative contracts in liability position	(172)	(1,391)	(332)	(1,895)

Total liabilities	$(172)	$(1,391)	$(1,626)	$(3,189)

(a)	Carried at fair value due to fair value option elections.

(b)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. We often economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

	Level 3 recurring fair value measurements
	Fair value at January 1, 2010	Net realized/unrealized gains(losses)			Purchases, issuances, and settlements, net	Fair value at December 31, 2010	Net unrealized gains (losses) included in earnings still held at December 31, 2010
		included in earnings		included in other comprehensive income
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$99	$6	(a)	$—	$(61)	$44	$24	(a)
Asset-backed	596	—		5	(507)	94	—

Total trading securities	695	6		5	(568)	138	24
Investment securities
Available-for-sale securities
Debt securities
Mortgage backed
Residential	6	—		(2)	(3)	1	—
Asset backed	20	—		—	(20)	—	—

Total debt securities	26	—		(2)	(23)	1	—
Mortgage loans held-for-sale, net (b)	—	3	(b)		1	4	3	(b)
Consumer mortgage finance receivables and loans, net (b)	1,391	1,903	(b)	—	(2,279)	1,015	1,189	(b)
Mortgage servicing rights	3,554	(871	) (c)	—	1,055	3,738	(871	) (c)
Other assets
Cash reserve deposits held-for-securitization trusts	31	—		—	(31)	—	—
Interests retained in financial asset sales	471	94	(d)		3	568	14	(d)
Fair value of derivative contracts in receivable (liability) position, net
Interest rate contracts, net	103	180	(e)	—	(296)	(13)	388	(e)

Total assets	$6,271	$1,315		$3	$(2,138)	$5,451	$747

Liabilities
Long-term debt
On-balance sheet securitization debt (b)	$(1,294)	$(1,881	) (b)	$—	$2,193	$(972)	$(1,387	) (b)

Total liabilities	$(1,294)	$(1,881)		$—	$2,193	$(972)	$(1,387)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

(a)	The fair value adjustment was reported as other (loss) gain on trading securities, net, and the related interest was reported as interest on trading securities in the Consolidated Statement of Income.

(b)	Carried at fair value due to fair value option elections. Refer to the next section of this note titled Fair Value Option for Financial Assets and Liabilities for the location of the gains and losses in the Consolidated Statement of Income.

(c)	Fair value adjustment was reported as servicing-asset valuation and hedge activities, net, in the Consolidated Statement of Income.

(d)	Reported as other income, net of losses, in the Consolidated Statement of Income.

(e)	Refer to Note 23 for information related to the location of the gains and losses on derivative instruments in the Consolidated Statement of Income.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Level 3 recurring fair value measurements
	Fair value at January 1, 2009	Net realized/unrealized gains (losses)			Purchases, issuances, and settlements, net	Net transfers into/(out of) Level 3	Fair value at December 31, 2009	Net unrealized (losses) gains included in earnings still held at December 31, 2009
		included in earnings		included in other comprehensive income
	($ in millions)
Assets
Trading securities
Mortgage-backed
Residential	$211	$(42	) (a)	$—	$(89)	$19	$99	$33	(a)
Asset-backed	509	165	(a)	13	(91)	—	596	166	(a)

Total trading securities	720	123		13	(180)	19	695	199
Investment securities
Available-for-sale securities
Debt securities
Mortgage-backed
Residential	2	—		(4)	—	8	6	—
Asset-backed	607	6	(b)	5	(598)	—	20	—

Total debt securities	609	6		1	(598)	8	26	—
Equity securities	22	—		1	—	(23)	—	—

Total available-for-sale securities	631	6		2	(598)	(15)	26	—
Consumer mortgage finance receivables and loans, net (c)	1,861	941	(c)	—	(1,411)	—	1,391	480	(c)
Mortgage servicing rights	2,848	(122	) (d)	—	828	—	3,554	(110	) (d)
Other assets
Cash reserve deposits held-for-securitization trusts	41	2	(e)	—	(12)	—	31	3	(e)
Interests retained in financial asset sales	1,001	(14	) (e)	3	(519)	—	471	(10	) (e)
Fair value of derivative contracts in receivable (liability) position, net	149	324	(f)	(5)	(510)	145	103	917	(f)

Total assets	$7,251	$1,260		$13	$(2,490)	$149	$6,271	$1,479

Liabilities
Long-term debt
On-balance sheet securitization debt(c)	$(1,899)	$(875	) (c)	$—	$1,480	$—	$(1,294)	$(455	) (c)

Total liabilities	$(1,899)	$(875)		$—	$1,480	$—	$(1,294)	$(445)

(a)	The fair value adjustment was reported as other (loss) gain on trading securities, net, and the related interest was reported as interest on trading securities in the Consolidated Statement of Income.

(b)	The fair value adjustment was reported as other gain (loss) on investment, net, and the related interest and dividends were reported as interest and dividends on available-for-sale investment securities.

(c)	Carried at fair value due to fair value option elections. Refer to the next section of this note titled Fair Value Option for Financial Assets and Liabilities for the location of the gains and losses in the Consolidated Statement of Income.

(d)	Fair value adjustment reported as servicing-asset valuation and hedge activities, net, in the Consolidated Statement of Income.

(e)	Reported as other income, net of losses, in the Consolidated Statement of Income.

(f)	Refer to Note 23 for information related to the location of the gains and losses on derivative instruments in the Consolidated Statement of Income.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Nonrecurring Fair Value

We may be required to measure certain assets at fair value from time to time. These periodic fair value measures typically result from the application of lower-of-cost or fair value accounting or certain impairment measures. These items would constitute nonrecurring fair value measures.

The following tables display the assets measured at fair value on a nonrecurring basis.

	Nonrecurring fair value measures				Lower-of-cost or fair value or valuation reserve allowance	Total gains included in earnings for the year ended
December 31, 2010	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Mortgage loans held-for-sale, net (a)	$—	$—	$844	$844	$(48)	$	n/m	(b)
Commercial finance receivables and loans, net (c)
Automobile	—	—	379	379	(52)		n/m	(b)
Mortgage	—	28	26	54	(14)		n/m	(b)
Other	—	—	107	107	(61)		n/m	(b)

Total commercial finance receivables and loans, net	—	28	512	540	(127)
Other assets
Real estate and other investments (d)	—	5	—	5	n/m		$—
Repossessed and foreclosed assets (e)	—	43	44	87	(13)		n/m	(b)

Total assets	$—	$76	$1,400	$1,476	$(188)		$—

n/m = not meaningful

(a)	Represents loans held for sale that are required to be measured at the lower-of-cost or fair value. The table above includes only loans with fair values below cost during 2010. The related valuation allowance represents the cumulative adjustment to fair value of those specific assets.

(b)	We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.

(c)	Represents the portion of the portfolio specifically impaired during 2010. The related valuation allowance represents the cumulative adjustment to fair value of those specific receivables.

(d)	Represents model homes impaired during 2010. The total loss included in earnings represents adjustments to the fair value of the portfolio based on the estimated fair value if the model home is under lease or the estimated value if the model home is marketed for sale.

(e)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Nonrecurring fair value measures				Lower-of-cost or fair value or valuation reserve allowance	Total losses included in earnings for the year ended
December 31, 2009	Level 1	Level 2	Level 3	Total
	($ in millions)
Assets
Loans held-for-sale, net (a)	$—	$31	$5,453	$5,484	$(227)	n/m	(b)
Commercial finance receivables and loans, net (c)	—	85	1,443	1,528	(770)	$(87	) (d)
Other assets
Real estate and other investments (e)	—	49	65	114	n/m (f)	(226)
Repossessed and foreclosed assets (g)	—	111	108	219	(104)	n/m	(b)
Goodwill (h)	—	—	—	—	n/m (f)	(607)

Total assets	$—	$276	$7,069	$7,345	$(1,101)	$(920)

n/m = not meaningful

(a)	Represents loans held-for-sale that are required to be measured at the lower-of-cost or fair value. The table above includes only loans with fair values below cost during 2009. The related valuation allowance represents the cumulative adjustment to fair value of those specific assets.

(b)	We consider the applicable valuation or loan loss allowance to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation or loan loss allowance.

(c)	Represents the portion of the portfolio specifically impaired during 2009. The related valuation allowance represents the cumulative adjustment to fair value of those specific receivables.

(d)	Represents losses recognized on the impairment of our resort finance portfolio, which provided debt capital to resort and timeshare developers.

(e)	Represents model homes impaired during 2009. The total loss included in earnings represents adjustments to the fair value of the portfolio based on the estimated fair value if the model home is under lease or the estimated fair value if the model home is marketed for sale.

(f)	The total gain (loss) included in earnings is the most relevant indicator of the impact on earnings.

(g)	The allowance provided for repossessed and foreclosed assets represents any cumulative valuation adjustment recognized to adjust the assets to fair value.

(h)	Represents goodwill impaired during 2009. The impairment related to a reporting unit within our Insurance operations.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Fair Value Option for Financial Assets and Financial Liabilities

On January 1, 2008, we elected to measure at fair value certain domestic consumer mortgage finance receivables and loans and the related debt held in on-balance sheet mortgage securitization structures. During the three months ended September 30, 2009, we also elected the fair value option for conforming and government-insured residential mortgage loans held-for-sale funded after July 31, 2009. As of January 1, 2010, we elected the fair value option for all on-balance sheet mortgage securitization structures that were required to be consolidated due to the adoption of ASU 2009-17. Refer to Note 1 for additional information related to the adoption. Our intent in electing fair value for all these items was to mitigate a divergence between accounting losses and economic exposure for certain assets and liabilities.

A description of the financial assets and liabilities elected to be measured at fair value is as follows.

•

On-balance sheet mortgage securitizations — We carry the fair value-elected consumer loans as finance receivable and loans, net, on the Consolidated Balance Sheet. Our policy is to separately record interest income on the fair value-elected loans (unless the loans are placed on nonaccrual status); however, the accrued interest was excluded from the fair value presentation. We classified the fair value adjustment recorded for the loans as other income, net of losses, in the Consolidated Statement of Income.

We continued to record the fair value-elected debt balances as long-term debt on the Consolidated Balance Sheet. Our policy is to separately record interest expense on the fair value-elected securitization debt, which continues to be classified as interest on long-term debt in the Consolidated Statement of Income. We classified the fair value adjustment recorded for this fair value-elected debt as other income, net of losses, in the Consolidated Statement of Income.

•

Conforming and government-insured mortgage loans held-for-sale — During the three months ended September 30, 2009, we elected the fair value option for conforming and government-insured mortgage loans held-for-sale funded after July 31, 2009. We elected the fair value option to mitigate earnings volatility by better matching the accounting for the assets with the related hedges.

Excluded from the fair value option were conforming and government-insured loans funded on or prior to July 31, 2009, and those repurchased or reorganized. The loans funded on or prior to July 31, 2009, were ineligible because the election must be made at the time of funding. Repurchased and rerecognized conforming and government-insured loans were not elected because the election will not mitigate earning volatility. We repurchase or rerecognize loans due to representation and warranty obligations or conditional repurchase options. Typically, we will be unable to resell these assets through regular channels due to characteristics of the assets. Since the fair value of these assets is influenced by factors that cannot be hedged, we did not elect the fair value option.

We carry the fair value-elected conforming and government-insured loans as loans held-for-sale, net, on the Consolidated Balance Sheet. Our policy is to separately record interest income on the fair value-elected loans (unless they are placed on nonaccrual status); however, the accrued interest was excluded from the fair value presentation. Upfront fees and costs related to the fair value-elected loans were not deferred or capitalized. The fair value adjustment recorded for these loans is classified as gain (loss) on mortgage loans, net, in the Consolidated Statement of Income. In accordance with GAAP, the fair value option election is irrevocable once the asset is funded even if it is subsequently determined that a particular loan cannot be sold.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following tables summarize the fair value option elections and information regarding the amounts recorded as earnings for each fair value option-elected item.

	Changes included in the Consolidated Statement of Income
Year ended December 31,	Interest and fees on finance receivables and loans		Interest on loans held-for-sale		Interest on long-term debt		Gain on mortgage loans, net	Other income, net of losses	Total included in earnings	Change in fair value due to credit risk (a)
	($ in millions)
2010
Assets
Mortgage loans held-for-sale, net	$—		$221	(b)	$—		$845	$3	$1,069	$—	(c)
Consumer mortgage finance receivables and loans, net	555	(b)	—		—		—	1,348	1,903	(8	) (d)
Liabilities
Long-term debt
On-balance sheet securitization debt	$—		$—		$(313	) (e)	$—	$(1,568)	(1,881)	$29	(f)

Total									$1,091

2009
Assets
Mortgage loans held-for-sale, net	$—		$85	(b)	$—		$344	$—	$429	$—	(c)
Consumer mortgage finance receivables and loans, net	508	(b)	—		—		—	433	941	(118	) (d)
Liabilities
Long-term debt
On-balance sheet securitization debt	$—		$—		$(227	) (e)	$—	$(648)	(875)	$230	(f)

Total									$495

(a)	Factors other than credit quality that impact fair value include changes in market interest rates and the illiquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(b)	Interest income is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the number of days of interest due.
(c)	The credit impact for loans held-for-sale is assumed to be zero because the loans are either suitable for sale or are covered by a government guarantee.
(d)	The credit impact for consumer mortgage finance receivables and loans was quantified by applying internal credit loss assumptions to cash flow models.
(e)	Interest expense is measured by multiplying bond principal by the coupon rate and the number of days of interest due to the investor.
(f)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero at which point the losses on the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and will make credit adjustments to the extent any bond classes are downgraded by rating agencies.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

The following table provides the aggregate fair value and the aggregate unpaid principal balance for the fair value option-elected loans and long-term debt instruments.

	December 31,
	2010		2009
	Unpaid principal balance	Fair value(a)	Unpaid principal balance	Fair value (a)
	($ in millions)
Assets
Mortgage loans held-for-sale, net Total loans	$6,354	$6,424	$5,427	$5,545
Nonaccrual loans	3	1	3	3
Loans 90+ days past due (b)	—	—	—	—
Consumer mortgage finance receivables and loans, net Total loans	2,905	1,015	7,180	1,391
Nonaccrual loans (c)	586	260	2,343	499
Loans 90+ days past due(b)(c)	366	184	1,434	314
Liabilities
Long-term debt
On-balance sheet securitization debt	$(2,969)	$(972)	$(7,166)	$(1,294)

(a)	Excludes accrued interest receivable.

(b)	Loans 90+ days past due are also presented within the nonaccrual loan balance and the total loan balance; however, excludes government-insured loans that are still accruing interest.

(c)	The fair value of consumer mortgage finance receivables and loans is calculated on a pooled basis; therefore, we allocated the fair value of nonaccrual loans and loans 90+ days past due to individual loans based on the unpaid principal balances. For further discussion regarding the pooled basis, refer to the previous section of this note titled Consumer mortgage finance receivables and loans, net.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Fair Value of Financial Instruments

The following table presents the carrying and estimated fair value of assets and liabilities that are considered financial instruments. Accordingly, items that do not meet the definition of a financial instrument are excluded from the table. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at December 31, 2010 and 2009.

	December 31,
	2010		2009
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
	($ in millions)
Financial assets
Trading securities	$240	$240	$739	$739
Investment securities	14,846	14,846	12,158	12,158
Loans held-for-sale, net	11,411	11,449	20,625	19,855
Finance receivables and loans, net	100,540	99,462	75,256	72,213
Interests retained in financial asset sales	568	568	471	471
Fair value of derivative contracts in receivable position	3,966	3,966	2,654	2,654
Collateral placed with counterparties (a)	728	728	845	845
Financial liabilities
Deposit liabilities (b)	$37,291	$37,546	$30,549	$30,795
Short-term borrowings	7,508	7,509	10,292	10,282
Long-term debt (c)	87,181	88,996	88,527	85,306
Fair value of derivative contracts in liability position	3,860	3,860	1,895	1,895

(a)	Represents collateral in the form of investment securities. Cash collateral was excluded above.

(b)	The carrying value and fair value amounts exclude dealer deposits.

(c)	Debt includes deferred interest for zero-coupon bonds of $569 million and $506 million at December 31, 2010 and 2009, respectively.

The following describes the methodologies and assumptions used to determine fair value for the respective classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•	Trading securities — Refer to the previous section of this note titled Trading securities for a description of the methodologies and assumptions used to determine fair value.

•

Investment securities — Bonds, equity securities, and other available-for-sale investment securities are carried at fair value. Refer to the previous section of this note titled Available-for-sale securities for a description of the methodologies and assumptions used to determine fair value. The fair value of the held-to-maturity investment securities is based on valuation models using market-based assumption.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

•	Loans held-for-sale, net — Refer to the previous sections of this note also titled Loans held-for-sale, net, for a description of methodologies and assumptions used to determine fair value.

•

Finance receivables and loans, net — With the exception of mortgage loans held-for-investment, the fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach). The carrying value of wholesale receivables in certain markets and certain other automobile- and mortgage-lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of wholesale receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

For mortgage loans held-for-investment used as collateral for securitization debt, we used a portfolio approach or an in-use premise to measure these loans at fair value. The objective in fair valuing these loans (which are legally isolated and beyond the reach of our creditors) and the related collateralized borrowings is to reflect our retained economic position in the securitizations. For mortgage loans held-for-investment that are not securitized, we used valuation methods and assumptions similar to those used for mortgage loans held-for-sale. These valuations consider unique attributes of the loans such as geography, delinquency status, product type, and other factors. Refer to the previous section in this note titled Loans held-for-sale, net, for a description of methodologies and assumptions used to determine the fair value of mortgage loans held-for-sale.

•	Derivative instruments — Refer to the previous section of this note titled Derivative instruments for a description of the methodologies and assumptions used to determine fair value.

•

Collateral placed with counterparties — Collateral placed with counterparties in the table above represents only collateral in the form of investment securities. Refer to the previous section of this note also titled Collateral placed with counterparties for additional information.

•

Interests retained in financial asset sales — Refer to the previous sections of this note titled Interests retained in financial asset sales for a description of the methodologies and assumptions used to determine fair value.

•

Debt — The fair value of debt was determined using quoted market prices for the same or similar issues, if available, or was based on the current rates offered to us for debt with similar remaining maturities.

•

Deposit liabilities — Deposit liabilities represent certain consumer bank deposits as well as mortgage escrow deposits. The fair value of deposits with no stated maturity is equal to their carrying amount. The fair value of fixed-maturity deposits was estimated by discounting cash flows using currently offered rates for deposits of similar maturities.

28. Segment and Geographic Information

Operating segments are defined as components of an enterprise that engage in business activity from which revenues are earned and expenses incurred for which discrete financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance.

Basis of Presentation

We report our results of operations on a line-of-business basis through five operating segments – North American Automotive Finance operations, International Automotive Finance operations, Insurance operations,

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Mortgage – Origination and Servicing operations, and Mortgage – Legacy Portfolio and Other operations, with the remaining activity reported in Corporate and Other. The operating segments are determined based on the products and services offered and geographic considerations, and reflect the manner in which financial information is currently evaluated by management. The following is a description of each of our reportable operating segments.

•

North American Automotive Finance operations — Provides automotive financing services to consumers and automotive dealers in the United States and Canada and includes the automotive activities of Ally Bank and ResMor Trust. For consumers, we offer retail automotive financing and leasing for new and used vehicles, and through our commercial automotive financing operations, we fund dealer purchases of new and used vehicles through wholesale or floorplan financing.

•

International Automotive Finance operations — Provides automotive financing and full-service leasing to consumers and dealers outside of the United States and Canada. Our International Automotive Finance operations will focus the majority of new originations in five core international markets: Germany, the United Kingdom, Brazil, Mexico, and China through our joint venture.

•

Insurance operations — Offers consumer and commercial insurance products sold primarily through the dealer channel including vehicle extended service contracts, commercial insurance coverage in the United States and internationally (primarily covering dealers’ wholesale vehicle inventory), and personal automobile insurance in certain countries outside the United States.

•

Mortgage — Origination and Servicing operations —The principal activities include originating, purchasing, selling, and securitizing conforming and government-insured residential mortgage loans in the United States and Canada; servicing residential mortgage loans for ourselves and others; and providing collateralized lines of credit to other mortgage originators, which we refer to as warehouse lending. We also originate high quality prime jumbo mortgage loans in the United States. We finance our mortgage loan originations primarily in Ally Bank in the United States and in our trust company, ResMor Trust, in Canada.

•

Mortgage — Legacy Portfolio and Other operations — Primarily consists of loans originated prior to January 1, 2009, and includes noncore business activities including discontinued operations, portfolios in runoff, and cash held in the ResCap legal entity. These activities, all of which we have discontinued, include, among other things; lending to real estate developers and homebuilders in the United States and United Kingdom; purchasing, selling, and securitizing nonconforming residential mortgage loans (with the exception of U.S. prime jumbo mortgage loans) in both the United States and internationally; certain conforming origination channels closed in 2008; and our mortgage reinsurance business.

Corporate and Other consists of our Commercial Finance Group, certain equity investments, other corporate activities, the residual impacts of our corporate funds-transfer-pricing (FTP) and treasury asset liability management activities (ALM), and reclassifications and eliminations between the reportable operating segments.

We utilize an FTP methodology for the majority of our business operations. The FTP methodology assigns charge rates and credit rates to classes of assets and liabilities based on expected duration and the LIBOR swap curve plus an assumed credit spread. Matching duration allocates interest income and interest expense to these reportable segments so their respective results are insulated from interest rate risk. This methodology is consistent with our ALM practices, which includes managing interest rate risk centrally at a corporate level. The net residual impact of the FTP methodology is included within the results of Corporate and Other as summarized below.

The information presented in our reportable operating segments and geographic areas tables that follow are based in part on internal allocations, which involve management judgment.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Change in Reportable Segment Information

As a result of a change in management’s view of our operations, we have changed the presentation and profit measures of our reportable operating segments as of December 31, 2010. These changes include the following.

•

We presented our Origination and Servicing operations and Legacy Portfolio and Other operations reportable operating segments under the new collective business description, Mortgage. Previously our Origination and Servicing operations and Legacy Portfolio and Other operations were combined in one reportable operating segment, Mortgage operations. The new presentation is consistent with the organizational alignment of the business and management’s current view of the mortgage business.

•

Beginning in the fourth quarter of 2010, we began presenting operating results for all of our reportable operating segments on solely a pretax basis. This presentation is consistent with the measure of operating segment results regularly reviewed by our chief operating decision maker.

•	During the fourth quarter of 2010, we made modifications to the FTP allocations applicable to our North American Automotive Finance operations commercial loan portfolio.

Amounts for 2009 and 2008 have been reclassified to conform to the current management view.

Financial information for our reportable operating segments is summarized as follows.

	Global Automotive Services			Mortgage(a)		Corporate and Other(c)	Consolidated(d)
Year ended December 31,	North American Automotive Finance operations	International Automotive Finance operations(b)	Insurance operations	Origination and Servicing operations	Legacy Portfolio and Other operations
	($ in millions)
2010
Net financing revenue (loss)	$3,321	$683	$97	$(26)	$605	$(2,099)	$2,581
Other revenue (expense)	690	316	2,263	1,834	260	(42)	5,321

Total net revenue (loss)	4,011	999	2,360	1,808	865	(2,141)	7,902
Provision for loan losses	286	54	—	(29)	173	(42)	442
Other noninterest expense	1,381	717	1,791	920	946	526	6,281

Income (loss) from continuing operations before income tax expense	$2,344	$228	$569	$917	$(254)	$(2,625)	$1,179

Total assets	$81,893	$15,979	$8,789	$24,478	$12,308	$28,561	$172,008

2009
Net financing revenue (loss)	$3,074	$705	$192	$(58)	$626	$(2,461)	$2,078
Other revenue (expense)	757	263	2,079	1,063	(685)	940	4,417

Total net revenue (loss)	3,831	968	2,271	1,005	(59)	(1,521)	6,495
Provision for loan losses	611	230	—	41	4,231	491	5,604
Other noninterest expense	1,596	895	1,942	925	2,014	478	7,850

Income (loss) from continuing operations before income tax expense	$1,624	$(157)	$329	$39	$(6,304)	$(2,490)	$(6,959)

Total assets	$68,282	$21,802	$10,614	$20,010	$18,884	$32,714	$172,306

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Global Automotive Services			Mortgage(a)		Corporate and Other(c)	Consolidated(d)
Year ended December 31,	North American Automotive Finance operations	International Automotive Finance operations(b)	Insurance operations	Origination and Servicing operations	Legacy Portfolio and Other operations
	($ in millions)

2008
Net financing revenue (loss)	$1,531	$877	$261	$(149)	$510	$(2,113)	$917
Other revenue	1,066	365	2,700	1,281	168	9,691	15,271

Total net revenue	2,597	1,242	2,961	1,132	678	7,578	16,188
Provision for loan losses	1,198	204	—	8	1,682	10	3,102
Other noninterest expense	1,721	936	2,462	662	2,066	502	8,349

(Loss) income from continuing operations before income tax expense	$(322)	$102	$499	$462	$(3,070)	$7,066	$4,737

Total assets	$71,981	$29,290	$12,013	$11,870	$32,893	$31,429	$189,476

(a)	Represents the ResCap legal entity and the mortgage activities of Ally Bank and ResMor Trust.
(b)	Amounts include intrasegment eliminations between our North American Automotive Finance operations, International Automotive Finance operations, and Insurance operations.
(c)	At December 31, 2010, 2009, and 2008, total assets were $1.6 billion, $3.3 billion, and $6.0 billion for the Commercial Finance Group, respectively.
(d)	Net financing revenue after the provision for loan losses totaled $2,139 million, $(3,526) million, and $(2,185) million in 2010, 2009, and 2008, respectively.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Information concerning principal geographic areas was as follows.

Year ended December 31,	Revenue(a)	Income (loss) from continuing operations before income tax expense (benefit) (b)	Net income (loss) (b)	Identifiable assets (c)	Long-lived assets (d)
	($ in millions)
2010
Canada	$904	$449	$402	$17,321	$1,522
Europe	807	346	278	11,321	406
Latin America	869	170	164	6,917	35
Asia	4	7	(43)	24	—

Total foreign	2,584	972	801	35,583	1,963
Total domestic (e)	5,318	207	274	135,900	7,541

Total	$7,902	$1,179	$1,075	$171,483	$9,504

2009
Canada	$654	$197	$148	$17,885	$3,985
Europe	921	31	(86)	15,555	906
Latin America	709	116	163	6,574	33
Asia	(55)	(24)	(13)	1,378	8

Total foreign	2,229	320	212	41,392	4,932
Total domestic (e)	4,266	(7,279)	(10,510)	130,388	11,399

Total	$6,495	$(6,959)	$(10,298)	$171,780	$16,331

2008
Canada	$(116)	$(526)	$(382)	$19,044	$6,211
Europe	1,236	224	116	37,266	2,349
Latin America	971	186	228	7,350	167
Asia	(6)	(13)	(20)	2,445	179

Total foreign	2,085	(129)	(58)	66,105	8,906
Total domestic (e)	14,103	4,866	1,926	122,014	17,915

Total	$16,188	$4,737	$1,868	$188,119	$26,821

(a)	Revenue consists of net financing revenue and total other revenue as presented in our Consolidated Statement of Income.

(b)	The domestic amounts include original discount amortization of $1.2 billion, $1.1 billion, and $70 million for the years ended December 31, 2010, 2009, and 2008, respectively.

(c)	Identifiable assets consist of total assets excluding goodwill.

(d)	Long-lived assets consist of investment in operating leases, net, and net property and equipment.

(e)	Amounts include eliminations between our domestic and foreign operations.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

29. Parent and Guarantor Consolidating Financial Statements

Certain of our senior notes are guaranteed by a group of subsidiaries (the Guarantors). The Guarantors, each of which is a 100% directly owned subsidiary of Ally Financial Inc., are Ally US LLC, IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V., and GMAC Continental LLC. The Guarantors fully and unconditionally guarantee the senior notes on a joint and several basis.

The following financial statements present condensed consolidating financial data for (i) Ally Financial Inc. (on a parent company only basis), (ii) the combined Guarantors, (iii) the combined nonguarantor subsidiaries (all other subsidiaries), (iv) an elimination column for adjustments to arrive at the information for the parent company, Guarantors, and nonguarantors on a consolidated basis, and (v) the parent company and our subsidiaries on a consolidated basis.

Investments in subsidiaries are accounted for by the parent company and the Guarantors using the equity method for this presentation. Results of operations of subsidiaries are therefore classified in the parent company’s and Guarantors’ investment in subsidiaries accounts. The elimination entries set forth in the following condensed consolidating financial statements eliminate distributed and undistributed income of subsidiaries, investments in subsidiaries, and intercompany balances and transactions between the parent, Guarantors, and nonguarantors.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Income

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2010
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$938	$26	$5,591	$—	$6,555
Interest and fees on finance receivables and loans — intercompany	526	5	4	(535)	—
Interest on loans held-for-sale	75	—	589	—	664
Interest on trading securities	—	—	15	—	15
Interest and dividends on available-for-sale investment securities	4	—	360	(2)	362
Interest and dividends on available-for-sale investment securities — intercompany	112	—	9	(121)	—
Interest bearing cash	13	—	57	—	70
Other interest income, net	—	—	2	(1)	1
Operating leases	1,063	—	2,717	—	3,780

Total financing revenue and other interest income	2,731	31	9,344	(659)	11,447
Interest expense
Interest on deposits	52	—	608	—	660
Interest on short-term borrowings	43	1	403	—	447
Interest on long-term debt	3,804	14	1,903	8	5,729
Interest on intercompany debt	(21)	6	560	(545)	—

Total interest expense	3,878	21	3,474	(537)	6,836
Depreciation expense on operating lease assets	435	—	1,595	—	2,030

Net financing (loss) revenue	(1,582)	10	4,275	(122)	2,581
Dividends from subsidiaries
Nonbank subsidiaries	182	5	—	(187)	—

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Other revenue
Servicing fees	434	—	1,130	(1)	1,563
Servicing-asset valuation and hedge activities, net	—	—	(394)	—	(394)

Total servicing income, net	434	—	736	(1)	1,169
Insurance premiums and service revenue earned	—	—	1,865	—	1,865
Gain on mortgage and automotive loans, net	31	—	1,236	—	1,267
Loss on extinguishment of debt	(127)	—	(8)	12	(123)
Other gain on investments, net	6	—	505	(6)	505
Other (loss) gain on trading securities, net	(13)	—	7	—	(6)
Other income, net of losses	(80)	1	1,284	(561)	644

Total other revenue	251	1	5,625	(556)	5,321
Total net revenue	(1,149)	16	9,900	(865)	7,902
Provision for loan losses	(204)	(1)	647	—	442
Noninterest expense
Compensation and benefits expense	785	11	826	—	1,622
Insurance losses and loss adjustment expenses	—	—	876	—	876
Other operating expenses	744	4	3,632	(597)	3,783

Total noninterest expense	1,529	15	5,334	(597)	6,281
(Loss) income from continuing operations before income tax (benefit) expense and undistributed income of subsidiaries	(2,474)	2	3,919	(268)	1,179
Income tax (benefit) expense from continuing operations	(592)	(1)	746	—	153

Net (loss) income from continuing operations	(1,882)	3	3,173	(268)	1,026

Income (loss) from discontinued operations, net of tax	70	—	(21)	—	49
Undistributed income of subsidiaries
Bank subsidiary	902	902	—	(1,804)	—
Nonbank subsidiaries	1,985	259	—	(2,244)	—

Net income	$1,075	$1,164	$3,152	$(4,316)	$1,075

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2009
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$891	$36	$5,468	$—	$6,395
Interest and fees on finance receivables and loans — intercompany	837	5	7	(849)	—
Interest on loans held-for-sale	238	—	209	—	447
Interest on trading securities	—	—	132	—	132
Interest and dividends on available-for-sale investment securities	—	—	226	—	226
Interest and dividends on available-for-sale investment securities — intercompany	280	—	3	(283)	—
Interest-bearing cash	26	—	73	—	99
Other interest income, net	—	—	86	—	86
Operating leases	466	—	5,249	—	5,715

Total financing revenue and other interest income	2,738	41	11,453	(1,132)	13,100

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Interest expense
Interest on deposits	27	—	673	—	700
Interest on short-term borrowings	30	2	534	—	566
Interest on long-term debt	3,819	22	2,407	(240)	6,008
Interest on intercompany debt	(46)	10	684	(648)	—

Total interest expense	3,830	34	4,298	(888)	7,274
Depreciation expense on operating lease assets	169	—	3,579	—	3,748

Net financing (loss) revenue	(1,261)	7	3,576	(244)	2,078
Dividends from subsidiaries
Nonbank subsidiaries	550	—	—	(550)	—
Other revenue
Servicing fees	690	—	859	—	1,549
Servicing-asset valuation and hedge activities, net	—	—	(1,104)	—	(1,104)

Total servicing income, net	690	—	(245)	—	445
Insurance premiums and service revenue earned	—	—	1,977	—	1,977
Gain on mortgage and automotive loans, net	10	—	801	—	811
Gain on extinguishment of debt	623	—	1,751	(1,709)	665
Other gain on investments, net	558	—	153	(545)	166
Other gain on trading securities, net	8	—	165	—	173
Other income, net of losses	(249)	2	1,025	(598)	180

Total other revenue	1,640	2	5,627	(2,852)	4,417
Total net revenue	929	9	9,203	(3,646)	6,495
Provision for loan losses	(148)	—	5,752	—	5,604
Noninterest expense
Compensation and benefits expense	590	6	980	—	1,576
Insurance losses and loss adjustment expenses	—	—	1,042	—	1,042
Other operating expenses	714	12	5,109	(603)	5,232

Total noninterest expense	1,304	18	7,131	(603)	7,850
Loss from continuing operations before income tax (benefit) expense and undistributed (loss) income of subsidiaries	(227)	(9)	(3,680)	(3,043)	(6,959)
Income tax (benefit) expense from continuing operations	(24)	—	98	—	74

Net loss from continuing operations	(203)	(9)	(3,778)	(3,043)	(7,033)

Loss from discontinued operations, net of tax	(287)	—	(2,978)	—	(3,265)
Undistributed (loss) income of subsidiaries
Bank subsidiary	(1,953)	(1,953)	—	3,906	—
Nonbank subsidiaries	(7,855)	70	—	7,785	—

Net loss	$(10,298)	$(1,892)	$(6,756)	$8,648	$(10,298)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2008
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$1,029	$41	$7,367	$(5)	$8,432
Interest and fees on finance receivables and loans — intercompany	1,079	31	200	(1,310)	—
Interest on loans held-for-sale	473	—	364	—	837
Interest on trading securities	—	—	130	(3)	127
Interest and dividends on available-for-sale investment securities	99	—	263	14	376
Interest and dividends on available-for-sale investment securities — intercompany	6	—	8	(14)	—
Interest-bearing cash	136	—	239	—	375
Other interest income, net	(40)	—	362	3	325
Operating leases	4,238	—	3,350	(6)	7,582

Total financing revenue and other interest income	7,020	72	12,283	(1,321)	18,054
Interest expense
Interest on deposits	87	—	620	—	707
Interest on short-term borrowings	270	10	1,168	3	1,451
Interest on long-term debt	3,420	16	5,354	(507)	8,283
Interest in intercompany debt	(83)	38	855	(810)	—

Total interest expense	3,694	64	7,997	(1,314)	10,441
Depreciation expense on operating lease assets	2,731	(2)	2,749	—	5,478
Impairment of investment in operating leases	915	—	303	—	1,218

Net financing (loss) revenue	(320)	10	1,234	(7)	917
Dividends from subsidiaries
Nonbank subsidiaries	568	—	—	(568)	—
Other revenue
Servicing fees	918	—	829	—	1,747
Servicing-asset valuation and hedge activities, net	—	—	(263)	—	(263)

Total servicing income, net	918	—	566	—	1,484
Insurance premiums and service revenue earned	—	—	2,710	—	2,710
(Loss) gain on mortgage and automotive loans, net	(165)	—	324	—	159
Gain on extinguishment of debt	8,131	—	1,916	2,581	12,628
Other loss on investments, net	(67)	—	(311)	—	(378)
Other gain (loss) on trading securities, net	3	—	(692)	—	(689)
Other income, net of losses	(914)	2	1,058	(789)	(643)

Total other revenue	7,906	2	5,571	1,792	15,271
Total net revenue	8,154	12	6,805	1,217	16,188
Provision for loan losses	696	2	2,404	—	3,102
Noninterest expense
Compensation and benefits expense	444	10	1,462	—	1,916
Insurance losses and loss adjustment expenses	—	—	1,402	—	1,402
Other operating expenses	1,231	3	4,700	(903)	5,031

Total noninterest expense	1,675	13	7,564	(903)	8,349

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Income (loss) from continuing operations before income tax expense (benefit) and undistributed loss of subsidiaries	5,783	(3)	(3,163)	2,120	4,737
Income tax expense (benefit) from continuing operations	8	(1)	(143)	—	(136)

Net income (loss) from continuing operations	5,775	(2)	(3,020)	2,120	4,873

Income (loss) from discontinued operations, net of tax	10	—	(3,015)	—	(3,005)
Undistributed loss of subsidiaries
Bank subsidiary	(116)	(116)	—	232	—
Nonbank subsidiaries	(3,801)	(368)	—	4,169	—

Net income (loss)	$1,868	$(486)	$(6,035)	$6,521	$1,868

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Balance Sheet

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
December 31, 2010
Assets
Cash and cash equivalents
Noninterest-bearing	$1,251	$—	$463	$—	$1,714
Interest-bearing	3,414	1	6,541	—	9,956
Interest-bearing — intercompany	—	—	504	(504)	—

Total cash and cash equivalents	4,665	1	7,508	(504)	11,670
Trading securities	—	—	240	—	240
Investment securities	1,488	—	13,358	—	14,846
Investment securities — intercompany	2	—	—	(2)	—
Loans held-for-sale	—	—	11,411	—	11,411
Finance receivables and loans, net
Finance receivables and loans, net	10,047	425	91,941	—	102,413
Intercompany loans to
Bank subsidiary	3,650	—	—	(3,650)	—
Nonbank subsidiaries	9,461	367	463	(10,291)	—
Allowance for loan losses	(266)	(1)	(1,606)	—	(1,873)

Total finance receivables and loans, net	22,892	791	90,798	(13,941)	100,540
Investment in operating leases, net	3,864	—	5,264	—	9,128
Intercompany receivables from
Bank subsidiary	5,930	—	—	(5,930)	—
Nonbank subsidiaries	—	213	—	(213)	—
Investment in subsidiaries
Bank subsidiary	10,886	10,886	—	(21,772)	—
Nonbank subsidiaries	23,632	3,123	—	(26,755)	—
Mortgage servicing rights	—	—	3,738	—	3,738
Premiums receivable and other insurance assets	—	—	2,190	(9)	2,181
Other assets	2,912	3	15,539	(890)	17,564
Assets of operations held-for-sale	(160)	—	850	—	690

Total assets	$76,111	$15,017	$150,896	$(70,016)	$172,008

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Liabilities
Deposit liabilities
Noninterest-bearing	$—	$—	$2,131	$—	$2,131
Interest-bearing	1,459	—	35,458	—	36,917

Total deposit liabilities	1,459	—	37,589	—	39,048
Short-term borrowings	2,519	89	4,900	—	7,508
Long-term debt	43,897	239	42,476	—	86,612
Intercompany debt to Nonbank subsidiaries	504	462	13,481	(14,447)	—
Intercompany payables to Nonbank subsidiaries	4,466	—	1,716	(6,182)	—
Interest payable	1,229	3	597	—	1,829
Unearned insurance premiums and service revenue	—	—	2,854	—	2,854
Reserves for insurance losses and loss adjustment expenses	—	—	862	—	862
Accrued expenses and other liabilities	1,548	1	11,437	(860)	12,126
Liabilities of operations held-for-sale	—	—	680	—	680

Total liabilities	55,622	794	116,592	(21,489)	151,519

Total equity	20,489	14,223	34,304	(48,527)	20,489

Total liabilities and equity	$76,111	$15,017	$150,896	$(70,016)	$172,008

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
December 31, 2009
Assets
Cash and cash equivalents
Noninterest-bearing	$418	$—	$1,422	$—	$1,840
Interest-bearing	339	5	12,604	—	12,948
Interest-bearing — intercompany	—	—	—	—	—

Total cash and cash equivalents	757	5	14,026	—	14,788
Trading securities	—	—	739	—	739
Investment securities	—	—	12,158	—	12,158
Investment securities — Intercompany	380	—	261	(641)	—
Loans held-for-sale	1,758	—	18,867	—	20,625
Finance receivables and loans, net
Finance receivables and loans, net	4,997	524	72,180	—	77,701
Intercompany loans to
Bank subsidiary	5,139	—	—	(5,139)	—
Nonbank subsidiaries	16,073	83	161	(16,317)	—
Allowance for loan losses	(383)	(3)	(2,059)	—	(2,445)

Total finance receivables and loans, net	25,826	604	70,282	(21,456)	75,256
Investment in operating leases, net	1,479	—	14,516	—	15,995
Intercompany receivables from
Bank subsidiary	1,001	—	—	(1,001)	—
Nonbank subsidiaries	178	—	198	(376)	—
Investment in subsidiaries
Bank subsidiary	7,903	7,903	—	(15,806)	—
Nonbank subsidiaries	26,186	3,067	—	(29,253)	—
Mortgage servicing rights	—	—	3,554	—	3,554
Premiums receivable and other insurance assets	—	—	2,728	(8)	2,720
Other assets	4,443	4	16,795	(1,355)	19,887
Assets of operations held-for-sale	(324)	—	6,908	—	6,584

Total assets	$69,587	$11,583	$161,032	$(69,896)	$172,306

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Liabilities
Deposit liabilities
Noninterest-bearing	$—	$—	$1,755	$—	$1,755
Interest-bearing	1,041	—	28,960	—	30,001

Total deposit liabilities	1,041	—	30,715	—	31,756
Short-term borrowings	1,795	39	8,458	—	10,292
Long-term debt	40,888	406	46,732	(5)	88,021
Intercompany debt to
Nonbank subsidiaries	260	163	21,702	(22,125)	—
Intercompany payables to
Nonbank subsidiaries	1,385	1	—	(1,386)	—
Interest payable	1,082	12	553	(10)	1,637
Unearned insurance premiums and service revenue	—	—	3,192	—	3,192
Reserves for insurance losses and loss adjustment expenses	—	—	1,215	—	1,215
Accrued expenses and other liabilities	2,297	(7)	9,452	(1,286)	10,456
Liabilities of operations held-for-sale	—	—	4,898	—	4,898

Total liabilities	48,748	614	126,917	(24,812)	151,467

Total equity	20,839	10,969	34,115	(45,084)	20,839

Total liabilities and equity	$69,587	$11,583	$161,032	$(69,896)	$172,306

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Condensed Consolidating Statement of Cash Flows

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2010
Operating activities
Net cash (used in) provided by operating activities	$4,552	$13	$7,230	$(188)	$11,607
Investing activities
Purchases of available-for-sale securities	(1,485)	—	(22,631)	—	(24,116)
Proceeds from sales of available-for-sale securities	41	—	17,872	(41)	17,872
Proceeds from maturities of available-for-sale securities	—	—	4,527	—	4,527
Net decrease (increase) in investment securities — intercompany	323	—	260	(583)	—
Net (increase) decrease in finance receivables and loans	(5,177)	98	(12,227)	—	(17,306)
Proceeds from sales of finance receivables and loans	6	—	3,132	—	3,138
Change in notes receivable from GM	—	(2)	(36)	—	(38)
Net (decrease) increase in loans — intercompany	7,736	(283)	(302)	(7,151)	—
Net (increase) decrease in operating lease assets	(2,770)	—	7,846	—	5,076
Purchases of mortgages servicing rights, net	—	—	(56)	—	(56)
Capital contributions to subsidiaries	(2,036)	(1,737)	—	3,773	—
Returns of contributed capital	880	—	—	(880)	—
Sale of business unit, net	59	—	102	—	161
Other, net	104	(1)	3,072	—	3,175

Net cash (used in) provided by investing activities	(2,319)	(1,925)	(1,559)	(4,882)	(7,567)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Financing activities
Net change in short-term debt — third party	735	50	(4,414)	—	(3,629)
Net increase in bank deposits	—	—	6,556	—	6,556
Proceeds from issuance of long-term debt – third party	5,824	90	33,047	41	39,002
Repayments of long-term debt — third party	(4,292)	(256)	(44,982)	—	(49,530)
Net change in debt — intercompany	243	300	(7,774)	7,231	—
Dividends paid — third party	(1,253)	—	—	—	(1,253)
Dividends paid and returns of contributed capital — intercompany	—	—	(1,068)	1,068	—
Capital contributions from parent	—	1,725	2,048	(3,773)	—
Other, net	418	—	451	—	869

Net cash provided by (used in) financing activities	1,675	1,909	(16,136)	4,567	(7,985)
Effect of exchange-rate changes on cash and cash equivalents	—	—	102	—	102

Net (increase) decrease in cash and cash equivalents	3,908	(3)	(7,245)	(503)	(3,843)
Cash and cash equivalents reclassified to assets held-for-sale	—	—	725	—	725
Cash and cash equivalents at beginning of year	757	5	14,026	—	14,788

Cash and cash equivalents at end of year	$4,665	$2	$7,506	$(503)	$11,670

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2009
Operating activities
Net cash (used in) provided by operating activities	$(3,308)	$25	$(1,299)	$(550)	$(5,132)
Investing activities
Purchases of available-for-sale securities	(145)	—	(21,148)	145	(21,148)
Proceeds from sales of available-for-sale securities	89	—	10,153	(89)	10,153
Proceeds from maturities of available-for-sale securities	—	—	4,527	—	4,527
Net decrease (increase) in investment securities — intercompany	2	—	(103)	101	—
Net (increase) decrease in finance receivables and loans	(363)	118	14,504	—	14,259
Proceeds from sales of finance receivables and loans	446	—	(186)	—	260
Change in notes receivable from GM	—	—	803	—	803
Net (increase) decrease in loans — intercompany	(2,551)	163	(261)	2,649	—
Net (increase) decrease in operating lease assets	(1,519)	—	7,399	—	5,880
Capital contributions to subsidiaries	(8,092)	(6,052)	—	14,144	—
Returns of contributed capital	706	—	—	(706)	—
Sale of business unit, net	—	—	296	—	296
Other, net	(64)	(1)	2,163	—	2,098

Net cash (used in) provided by investing activities	(11,491)	(5,772)	18,147	16,244	17,128

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Financing activities
Net change in short-term debt — third party	6	(78)	(266)	—	(338)
Net increase in bank deposits	—	—	10,703	—	10,703
Proceeds from issuance of long-term debt — third party	9,641	128	20,821	89	30,679
Repayments of long-term debt — third party	(8,831)	(107)	(52,410)	(145)	(61,493)
Net change in debt — intercompany	(7)	(255)	2,995	(2,733)	—
Proceeds from issuance of common members’ interests	1,247	—	—	—	1,247
Proceeds from issuance of preferred stock held by U.S. Department of Treasury	8,750	—	—	—	8,750
Dividends paid — third party	(1,592)	—	—	—	(1,592)
Dividends paid and returns of contributed capital — intercompany	—	—	(1,256)	1,256	—
Capital contributions from parent	—	6,052	8,092	(14,144)	—
Other, net	699	—	365	—	1,064

Net cash provided by (used in) financing activities	9,913	5,740	(10,956)	(15,677)	(10,980)
Effect of exchange-rate changes on cash and cash equivalents	—	—	(602)	—	(602)

Net (decrease) increase in cash and cash equivalents	(4,886)	(7)	5,290	17	414
Cash and cash equivalents reclassified to assets held-for-sale	—	—	(777)	—	(777)
Cash and cash equivalents at beginning of year	5,643	12	9,513	(17)	15,151

Cash and cash equivalents at end of year	$757	$5	$14,026	$—	$14,788

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Year ended December 31, 2008
Operating activities
Net cash provided by (used in) operating activities	$2,049	$(19)	$12,633	$(568)	$14,095
Investing activities
Purchases of available-for-sale securities	(6,783)	—	(11,317)	1,898	(16,202)
Proceeds from sales of available-for-sale securities	8,903	—	5,165	—	14,068
Proceeds from maturities of available-for-sale securities	898	—	6,604	—	7,502
Net increase in investment securities — intercompany	—	—	(158)	158	—
Net decrease (increase) in finance receivables and loans	6,504	(32)	(902)	—	5,570
Proceeds from sales of finance receivables and loans	1,347	—	19	—	1,366
Change in notes receivable from GM	—	—	(62)	—	(62)
Net (increase) decrease in loans — intercompany	(7,559)	149	2,418	4,992	—
Net decrease (increase) in operating lease assets	2,925	2	(5,838)	—	(2,911)
Sales of mortgage servicing rights, net	—	—	797	—	797
Capital contributions to subsidiaries	(1,402)	(24)	—	1,426	—
Returns of contributed capital	274	—	—	(274)	—
Sale of business unit, net	—	—	319	—	319
Other, net	(515)	(1)	987	—	471

Net cash provided by (used in) investing activities	4,592	94	(1,968)	8,200	10,918

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	Parent	Guarantors	Nonguarantors	Consolidating adjustments	Ally consolidated
	($ in millions)
Financing activities
Net change in short-term debt — third party	(5,393)	118	(17,540)	—	(22,815)
Net increase in bank deposits	—	—	6,447	—	6,447
Proceeds from issuance of long-term debt — third party	—	245	44,479	—	44,724
Repayments of long-term debt	(10,001)	(263)	(47,465)	(1,898)	(59,627)
Net change in debt — intercompany	268	(181)	5,080	(5,167)	—
Proceeds from issuance of preferred stock held by U.S. Department of Treasury	5,000	—	—	—	5,000
Dividends paid — third party	(113)	—	—	—	(113)
Dividends paid and returns of contributed capital — intercompany	—	(16)	(826)	842	—
Capital contributions from parent	—	24	1,402	(1,426)	—
Other, net	(1,761)	—	(23)	—	(1,784)

Net cash used in financing activities	(12,000)	(73)	(8,446)	(7,649)	(28,168)
Effect of exchange-rate changes on cash and cash equivalents	—	—	629	—	629

Net (decrease) increase in cash and cash equivalents	(5,359)	2	2,848	(17)	(2,526)
Cash and cash equivalents at beginning of year	11,002	10	6,665	—	17,677

Cash and cash equivalents at end of year	$5,643	$12	$9,513	$(17)	$15,151

30. Guarantees, Commitments, Contingencies, and Other Risks

Guarantees

Guarantees are defined as contracts or indemnification agreements that contingently require us to make payments to third parties based on changes in the underlying agreements with the guaranteed parties. The following summarizes our outstanding guarantees made to third parties on our Consolidated Balance Sheet, for the periods shown.

	December 31,
	2010		2009
	Maximum liability	Carrying value of liability	Maximum liability	Carrying value of liability
	($ in millions)
Default automotive repurchases	$1,274	$151	$699	$81
Guarantees for repayment of third-party debt	1,068	989	782	—
Standby letters of credit and other guarantees	513	121	2,012	153

Default Automotive Repurchases

Our International Automotive Finance operations provide certain investors in our on- and off-balance sheet arrangements (securitizations) and whole-loan transactions with repurchase commitments for loans that become

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

contractually delinquent within a specified time from their date of origination or purchase. The maximum obligation represents the principal balance for loans sold that are covered by these stipulations. Refer to Note 11 for further information regarding our securitization trusts.

Guarantees for Repayment of Third-party Debt

Under certain arrangements, our International Automotive Finance operations guarantee the repayment of third party debt obligations in the case of default. These guarantees are collateralized by retail loans or finance leases.

Standby Letters of Credit

Our Commercial Finance Group issues standby letters of credit to customers that represent irrevocable guarantees of payment of specified financial obligations. Third-party beneficiaries primarily utilize standby letters of credit as insurance in the event of nonperformance by our customers. Assets of the customers (i.e., trade receivables, inventory, and cash deposits) generally collateralize letters of credit. Expiration dates on letters of credit range from certain ongoing commitments that will expire during the upcoming year to terms of several years for certain letters of credit.

If nonperformance by a customer occurs for letters of credit, we can be liable for payment of the letter of credit to the beneficiary with our likely recourse being a charge back to the customer or liquidation of the collateral. The majority of customers with whom we have letter of credit exposure fall into the “acceptable” risk rating category of our Commercial Finance Group’s internal risk-rating system. This category is essentially at the midpoint of our risk rating classifications.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Commitments

Financing Commitments

The contractual commitments were as follows.

	December 31,
	2010	2009
	($ in millions)
Commitments to
Sell mortgages or securities (a)	$14,349	$10,465
Originate/purchase mortgages or securities (a)	7,735	9,193
Sell retail automotive receivables (b)	—	4,807
Provide capital to investees (c)	76	145
Warehouse and construction-lending commitments (d)	1,509	1,291
Home equity lines of credit (e)	2,749	2,972
Unused revolving credit line commitments (f)	1,910	3,006

(a)	Amounts primarily include commitments accounted for as derivatives.

(b)	We entered into agreements with third-party banks to sell automotive retail receivables in which we transferred all credit risk to the purchaser (whole-loan sales). We completed the final transactions under these deals in October 2010.

(c)	We are committed to contribute capital to certain private equity funds. The fair value of these commitments is considered in the overall valuation of the underlying assets with which they are associated.

(d)	The fair value of these commitments is considered in the overall valuation of the related assets.

(e)	We are committed to fund the remaining unused balances on home equity lines of credit for certain home equity loans sold into securitization structures (both on- and off-balance sheet structures) if certain deal-specific triggers are met. At December 31, 2010, the commitments to fund home equity lines of credit in off-balance sheet securitizations represented $1.0 billion of the total unfunded commitments of $2.7 billion.

(f)	The unused portion of revolving lines of credit reset at prevailing market rates and, as such, approximate market value.

The mortgage lending and revolving credit line commitments contain an element of credit risk. Management reduces its credit risk for unused mortgage-lending and unused revolving credit line commitments by applying the same credit policies in making commitments as it does for extending loans. We typically require collateral as these commitments are drawn.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Lease Commitments

Future minimum rental payments required under operating leases, primarily for real property, with noncancelable lease terms expiring after December 31, 2010, are as follows.

Year ended December 31,
($ in millions)
2011	$85
2012	64
2013	57
2014	51
2015	39
2016 and thereafter	60

Total minimum payment required	$356

Certain of the leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $97 million, $104 million, and $189 million in 2010, 2009, and 2008, respectively.

Contractual Commitments

We have entered into multiple agreements for information technology, marketing and advertising, and voice and communication technology and maintenance. Many of the agreements are subject to variable price provisions, fixed or minimum price provisions, and termination or renewal provisions.

Year ended December 31,
($ in millions)
2011	$291
2012 and 2013	324
2014 and 2015	194
2016 and thereafter	9

Total future payment obligations	$818

Contingencies

Legal Contingencies

We are subject to potential liability under laws and government regulations and various claims and legal actions that are pending or may be asserted against us.

We are named as defendants in a number of legal actions and are, from time to time, involved in governmental proceedings arising in connection with our various businesses. Some of the pending actions purport to be class actions. We establish reserves for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts reserved for those claims. Based on information currently available, advice of counsel, available insurance coverage, and established reserves, it is the opinion of management that the eventual outcome of the actions against us will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Temporary Suspension of Mortgage Foreclosure Sales and Evictions

Representatives of federal and state governments, including the United States Department of Justice, the FRB, the FDIC, the SEC and law enforcement authorities in all 50 states, have announced investigations into the procedures followed by mortgage servicing companies and banks, including subsidiaries of Ally, in connection with mortgage foreclosure home sales and evictions. We are cooperating with these investigations. The result of these investigations is uncertain but we expect that Ally or its subsidiaries will become subject to penalties, sanctions, or other adverse actions that could have a material adverse impact on us.

On September 17, 2010, GMAC Mortgage, LLC (GMACM), an indirect wholly owned subsidiary of Ally Financial Inc., temporarily suspended mortgage foreclosure home sales and evictions and postponed hearings on motions for judgment in certain states. This decision was made after an operational matter was detected in the execution of certain affidavits used in connection with judicial foreclosures in some but not all states. The issue relates to whether persons signing the affidavits had appropriately verified the information in them and whether they were signed in the immediate physical presence of a notary. In response to this and to enhance existing processes, GMACM implemented supplemental procedures that are used in all new foreclosure cases to seek to ensure that affidavits are properly verified and executed. GMACM is also conducting an additional review of all foreclosure files in all states prior to going to foreclosure sale.

Our review related to this matter is ongoing, and we cannot predict the ultimate impact of any deficiencies that have been or may be identified in our historical foreclosure processes. However, thus far we have not found any evidence of unwarranted foreclosures. There are potential risks related to these matters that extend beyond potential liability on individual foreclosure actions. Specific risks could include, for example, claims and litigation related to foreclosure file remediation and resubmission; claims from investors that hold securities that become adversely impacted by continued delays in the foreclosure process; actions by courts, state attorneys general, or regulators to delay further the foreclosure process after submission of corrected affidavits; regulatory fines and sanctions; and reputational risks. At December 31, 2010, we recorded a liability of approximately $13 million related to potential fines and penalties we determined were probable and estimable. We did not record any additional liability related to unasserted claims or loss contingencies at December 31, 2010, because we do not believe such liabilities are probable and estimable based on information currently available nor are we able to estimate a range of losses.

Mortgage-backed Securities Litigation

There are nine cases relating to various private-label MBS offerings that are currently pending. Plaintiffs in these cases include Cambridge Place Investment Management Inc. (two cases pending in Suffolk County Superior Court, Massachusetts); The Charles Schwab Corporation (case pending in San Francisco County Superior Court, California); Federal Home Loan Bank of Chicago (case pending in Cook County Circuit Court, Illinois); Federal Home Loan Bank of Indianapolis (case filed in Marion County Superior Court, Indiana); Massachusetts Mutual Life Ins. Co. (case pending in federal court in the District of Massachusetts); Allstate Insurance Co. (served in Hennepin County, Minnesota, District Court); New Jersey Carpenters Health Fund, et al. (a putative class action in which certification has been denied, pending in federal court in the Southern District of New York); and the West Virginia Investment Management Board (case pending in the Kanawha County Circuit Court, West Virginia). Each of the above cases includes as defendants certain of our mortgage subsidiaries, and the New Jersey Carpenters and Massachusetts Mutual cases also include as defendants certain current and former employees. The plaintiffs in all cases have alleged that the various defendant subsidiaries made misstatements and omissions in registration statements, prospectuses, prospectus supplements, and other documents related to MBS offerings. The alleged misstatements and omissions typically concern underwriting standards. Plaintiffs claim that such misstatements and omissions constitute violations of state and/or federal

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

securities law and common law including negligent misrepresentation and fraud. Plaintiffs seek monetary damages and rescission. The range of any potential losses related to these matters is not currently determinable.

There are two additional cases pending in the New York County Supreme Court where MBIA Insurance Corp. (MBIA) has alleged that two of our mortgage subsidiaries breached their contractual representations and warranties relating to the characteristics of the mortgage loans contained in certain insured MBS offerings. MBIA further alleges that the defendant subsidiaries failed to follow certain remedy procedures set forth in the contracts and improperly serviced the mortgage loans. Along with claims for breach of contract, MBIA also alleges fraud. The range of any potential losses related to these matters is not currently determinable.

Private-label Matters

Claims related to private-label mortgage-backed securities (PLS) have been brought under federal and state securities laws (among other theories), and it is possible that additional similar claims will be brought in the future. The claims made to date are similar in some respects to the repurchase demands we have previously disclosed related to alleged breaches of representations and warranties our mortgage subsidiaries made in connection with mortgage loans they sold or securitized. Further and as previously disclosed, the Federal Housing Finance Agency (FHFA), as conservator of Fannie Mae and Freddie Mac, announced on July 12, 2010, that it issued 64 subpoenas to various entities seeking documents related to PLS in which Fannie Mae and Freddie Mac had invested. Certain of our mortgage subsidiaries received such subpoenas. In connection with our settlement with Fannie Mae announced on December 23, 2010, the FHFA has agreed to withdraw the subpoenas that relate to Fannie Mae. However, we continue to respond to the subpoenas related to Freddie Mac. The FHFA has indicated that documents provided in response to the subpoenas will enable the FHFA to determine whether they believe issuers of PLS are potentially liable to Freddie Mac for losses they might have suffered. While a final outcome in any existing or future legal proceeding related to the foregoing, if unfavorable, could result in additional liability, the range of any potential losses related to the above described matters is not currently determinable.

Other Contingencies

We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Other Risks

Loan Repurchases and Obligations Related to Loan Sales

Overview

Our Mortgage operations sell loans that take the form of securitizations guaranteed by the GSEs and to whole-loan investors. We have issued private-label mortgage-backed securities infrequently since 2007. In prior years, our volume of private-label securitization issuances were considerably larger, and they included securitized loans where monolines have insured the related bonds. We have settled with both Fannie Mae and Freddie Mac, limiting our remaining exposure with the GSEs. In connection with securitizations and loan sales, investors are provided various representations and warranties related to the loans sold. The specific representations and warranties vary among

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

different transactions and investors but typically relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, the ability to deliver required documentation and compliance with applicable laws. In general, the representations and warranties described above may be enforced at any time unless a sunset provision is in place. ResCap assumes all of the customary representation and warranty obligations for loans purchased from Ally Bank and subsequently sold into the secondary market, generally through securitizations guaranteed by the GSEs. In the event ResCap fails to meet these obligations, Ally Financial Inc. has provided Ally Bank a guaranteed coverage of liability. Upon a breach of a representation, the breach is corrected in a manner conforming to the provisions of the sale agreement. This may require us either to repurchase the loan or indemnify the investor for incurred losses.

Originations

We believe our exposure to representation and warranty claims is most significant for loans sold between 2004 through 2008, specifically the 2006 and 2007 vintages which were originated and sold prior to enhanced underwriting standards and risk-mitigation actions implemented in 2008 and forward, including product offerings which are more conservative. Since 2009, we have focused primarily on prime conforming and government-insured mortgages in the United States and high-quality government-insured residential mortgages in Canada. In addition, we ceased offering interest-only jumbo mortgages in 2010. Our representation and warranty risk-mitigation strategies include, but are not limited to, pursuing settlements with investors where economically beneficial in order to resolve a pipeline of demands in lieu of loan by loan assessments that could result in us repurchasing loans, aggressively contesting claims we do not consider valid (rescinding claims), or actively seeking recourse against correspondent lenders from whom we purchased loans.

Repurchase Process

As soon as practical, after receiving a claim under representation and warranty obligations, we evaluate the request and take appropriate action. Historically, repurchase demands were related to loans that became delinquent within the first few years following origination and varied by investor. As a result of market developments over the past several years repurchase demand behavior has changed significantly. Direct investors, GSEs, and whole-loan investors are more likely to submit claims for loans that become delinquent at any time while a loan is outstanding or when a loan incurs a loss. Actual incurred losses more significantly drive monoline investor behavior, which can significantly extend the period over which claims are likely to be presented. This occurs because insurance claims paid by the monolines are not required until overcollateralization is depleted and the monolines are not incented to request loan repurchases until they have paid the insurance claims. Representation and warranty claims are generally reviewed on a loan by loan basis to validate if there has been a breach requiring a potential repurchase or indemnification payment. We actively contest claims to the extent we do not consider them valid. We are not required to either repurchase the loan or provide an indemnification payment where claims are not valid.

We seek to manage the risk of repurchase and the associated credit exposure through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards. We believe that, in general, the longer a loan performs prior to default the less likely it is that an alleged breach of representation and warranty will have a material impact on the loan’s performance. When we do repurchase loans, we bear the subsequent credit loss on the loans. Repurchased loans are classified as held-for-sale and initially recorded at fair value. While investors’ repurchase and demand behavior has changed given the recent market conditions, we continue to maintain constructive relationships with the GSEs and other investors.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Representation and Warranty Obligation Reserve Methodology

The reserve for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, and historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, it is difficult to predict and estimate the level and timing of any potential future demands. As such, losses cannot currently be reasonably estimated and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in accrued expenses and other liabilities on our Consolidated Balance Sheet and recorded as a component of gain (loss) on mortgage and automotive loans, net, in our Consolidated Statement of Income. We recognize changes in the reserve when additional relevant information becomes available. Changes in the liability are recorded as other operating expenses in our Consolidated Statement of Income. The repurchase reserve at December 31, 2010, primarily represents exposure not related to the GSEs.

The following tables summarize the changes in our reserve for representation and warranty obligations.

	Year ended December 31,
	2010	2009
	($ in millions)
Balance at January 1,	$1,263	$231
Provision for mortgage representation and warranty expenses
Loan sales	70	11
Change in estimate — continuing operations	670	1,475
Change in estimate — discontinued operations	—	6

Total additions	740	1,492
Realized losses (a)	(1,185)	(450)
Recoveries	12	9
Transfer to discontinued operations	—	(19)

Balance at December 31,	$830	$1,263

(a)	Includes principal losses and accrued interest on repurchased loans, indemnification payments, and settlements with counterparty.

Government sponsored Enterprises

Between 2004 and 2008, we sold $250.8 billion of loans. Each GSE has specific guidelines and criteria for sellers and servicers of loans underlying their securities. In addition, the risk of credit loss of the loan sold was generally transferred to investors upon sale of the securities into the secondary market. Conventional conforming loans were sold to either Freddie Mac or Fannie Mae, and government-insured loans were securitized with Ginnie Mae. For the year ended December 31, 2010, we received $842 million in repurchase claims of which $784 million are associated with the 2004 through 2008 vintages of loans sold to the GSEs. We resolved $968

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

million claims including $756 million in either settlement, repurchase, or indemnification payments and $212 million related to rescinded claims. Our representation and warranty obligation liability with respect to the GSEs considers the existing unresolved claims and our best estimate of future claims we might receive. We consider our experiences with the each GSE in evaluating our liability. During 2010, we reached agreements with Freddie Mac and Fannie Mae which resolve material repurchase obligations with each counterparty.

In March 2010, certain of our mortgage subsidiaries entered into an agreement with Freddie Mac under which we made a one-time payment to Freddie Mac for the release of repurchase obligations relating to most of the mortgage loans sold to Freddie Mac prior to January 1, 2009. The agreement does not cover any violation of servicing obligations related to any failure to comply with any requirements of law applicable to foreclosing on property serving as collateral for any applicable mortgage loan. This agreement does not release any of our obligations with respect to loans where our subsidiary, Ally Bank, is the owner of the servicing.

On December 23, 2010, certain of our mortgage subsidiaries entered into an agreement with Fannie Mae under which we made a one-time payment to Fannie Mae for the release of repurchase obligations, including private label securitization exposure, related to most of the mortgage loans we sold to Fannie Mae prior to June 30, 2010. We continue to be responsible for other contractual obligations we have with Fannie Mae including all indemnification obligations that may arise in connection with the servicing of the mortgages. The agreement does not cover any violation of servicing obligations related to any failure to comply with any requirements of law applicable to foreclosing on property serving as collateral for any applicable mortgage loan. This agreement does not release any of our obligations with respect to loans where our subsidiary, Ally Bank, is the owner of the servicing.

The FHFA as conservator of Fannie Mae and Freddie Mac, announced on July 12, 2010, that it issued 64 subpoenas to various entities seeking documents related to private-label mortgage-backed securities in which Fannie Mae and Freddie Mac had invested. Certain of these subpoenas were directed at our mortgage subsidiaries. In connection with the agreement reached with Fannie Mae, the FHFA has agreed to withdraw those subpoenas that relate to Fannie Mae while the subpoenas that relate to Freddie Mac remain open.

Whole-loan Sales

In addition to the settlements with the GSEs noted earlier, we have settled with several whole-loan investors concerning alleged breaches of underwriting standards. For the year ended December 31, 2010, we have received $126 million in repurchase claims of which $120 million are associated with the 2004 through 2008 vintages of loans sold to whole-loan investors. We resolved $108 million of claims, including $44 million in either settlements, repurchases, or indemnification payments and $64 million related to rescinded claims.

Monoline Insurers

Historically, our Mortgage operations have securitized whole loans where the monolines have insured all or some of the related bonds and have guaranteed the timely repayment of bond principal and interest when an issuer defaults. Overall, the representation and warranty obligations to monoline insurers are not as stringent as those to the GSEs and impose a higher burden of proof on the insurer. Typically, any alleged breach requires the insurer to have both the ability to assert a claim as well as evidence that a defect has had a material adverse effect on the interest of the security holders or the insurer. For the period 2004 through 2008, we sold $42.7 billion of loans into these monoline-wrapped securitizations. For the year ended December 31, 2010, we received $151 million in repurchase claims from the monolines associated with the 2004 through 2008 securitizations. We resolved $43 million of the claims including $36 million of indemnification payments and $7 million related to rescinded claims.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

Unlike the repurchase protocols and experience established with the GSEs, experience with monolines has not been as predictable. A significant portion of the outstanding unresolved monoline repurchase claims are with one insurer with whom we are currently in litigation.

Private-label Securitization

Historically, our Mortgage operations were very active in the securitization market selling whole loans into special-purpose entities and selling these private-label mortgage backed securities to investors. We have issued private-label mortgage-backed securities infrequently since 2007.

In general, representations and warranties provided as part of our securitization activities are less rigorous than those provided to the GSEs and generally impose higher burdens on investors seeking repurchase. In order to successfully assert a claim, an investor must prove breach of the representations and warranties that materially and adversely affects the interest of all investors. Securitization documents typically provide the investors with a right to request that the trustee investigate and initiate a repurchase claim. However, a class of investors generally are required to coordinate with other investors in that class comprising not less than 25% of the percentage interest constituting a class of securities for that class issued by the trust to pursue claims for breach of representations and warranties. In addition, our private-label securitizations generally require that the servicer or trustee give notice to the other parties whenever it becomes aware of facts or circumstances that reveal a breach of representation that materially and adversely affects the interest of the certificate holders. If, for example, we as servicer became aware of such facts and circumstances, we would typically be required to initiate a repurchase at that time. The GSEs were among the purchasers of securities in our private-label securitizations.

Regarding our securitization activities, we have exposure to potential loss primarily through two avenues. First, investors may request that we repurchase loans or make the investor whole for losses incurred if it is determined that we violated representations and warranties made at the time of the sale. Contractual representations and warranties are different based on the specific deal structure and investor. Second, investors in securitizations may attempt to achieve rescission of their investments, or damages through litigation by claiming that the applicable offering documents were materially deficient. If an investor properly made and proved its allegations, the investor might attempt to claim that damages could include loss of market value on the investment even if there were little or no credit loss in the underlying loans. We have a limited amount of repurchase experience with these investors, and therefore it is currently not possible to estimate future repurchase obligations and any related loss or range of loss.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

31. Quarterly Financial Statements (unaudited)

	First quarter	Second quarter	Third quarter	Fourth quarter
	($ in millions)
2010
Net financing revenue	$752	$709	$590	$530
Total other revenue	1,098	1,388	1,457	1,378

Total net revenue	1,850	2,097	2,047	1,908
Provision for loan losses	144	218	9	71
Other noninterest expense	1,519	1,444	1,713	1,605

Income from continuing operations before income tax expense	187	435	325	232
Income tax expense from continuing operations	36	33	48	36

Net income from continuing operations	151	402	277	196

Income (loss) from discontinued operations, net of tax	11	163	(8)	(117)

Net income	$162	$565	$269	$79

	(per share data in whole dollars)
Basic earnings per common share (a)(b)
(Loss) income from continuing operations	$(439)	$472	$(64)	$(1,005)
Income (loss) from discontinued operations, net of tax	13	204	(9)	(146)

Net (loss) income	$(426)	$676	$(73)	$(1,151)

Diluted earnings per common share (a)(b)
(Loss) income from continuing operations	$(439)	$211	$(64)	$(1,005)
Income (loss) from discontinued operations, net of tax	13	91	(9)	(146)

Net (loss) income	$(426)	$302	$(73)	$(1,151)

	($ in millions)
2009
Net financing revenue	$459	$379	$564	$676
Total other revenue	1,247	865	1,407	898

Total net revenue	1,706	1,244	1,971	1,574
Provision for loan losses	745	1,117	679	3,063
Other noninterest expense	1,650	1,723	2,163	2,314

Loss from continuing operations before income tax (benefit) expense	(689)	(1,596)	(871)	(3,803)
Income tax (benefit) expense from continuing operations	(128)	1,093	(294)	(597)

Net loss from continuing operations	(561)	(2,689)	(577)	(3,206)

Loss from discontinued operations, net of tax	(114)	(1,214)	(190)	(1,747)

Net loss	$(675)	$(3,903)	$(767)	$(4,953)

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

	First quarter	Second quarter	Third quarter	Fourth quarter
	(per share data in whole dollars)
Basic and diluted earnings per common share (a)
Loss from continuing operations	$(1,384)	$(5,408)	$(1,763)	$(6,816)
Loss from discontinued operations, net of tax	(229)	(2,249)	(351)	(3,221)

Net loss	$(1,613)	$(7,657)	$(2,114)	$(10,037)

	($ in millions)
2008
Net financing revenue (loss)	$702	$226	$464	$(475)
Total other revenue	1,859	1,271	780	11,361

Total net revenue	2,561	1,497	1,244	10,886
Provision for loan losses	431	642	837	1,192
Other noninterest expense	1,840	2,128	2,468	1,913

Income (loss) from continuing operations before income tax expense (benefit)	290	(1,273)	(2,061)	7,781
Income tax expense (benefit) from continuing operations	74	8	(116)	(102)

Net income (loss) from continuing operations	216	(1,281)	(1,945)	7,883

Loss from discontinued operations, net of tax	(805)	(1,201)	(578)	(421)

Net (loss) income	$(589)	$(2,482)	$(2,523)	$7,462

	(per share data in whole dollars)
Basic and diluted earnings per common share (a)
Income (loss) from continuing operations	$2,007	$(11,870)	$(18,015)	$70,643
Loss from discontinued operations, net of tax	(7,459)	(11,117)	(5,351)	(3,772)

Net (loss) income	$(5,452)	$(22,987)	$(23,366)	$66,871

(a)	Due to averaging of shares, quarterly earnings per common share may not equal totals reported for the full year.
(b)	The first quarter includes two quarterly cash dividends each on the Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, and Fixed Rate Cumulative Perpetual Preferred Stock, Series G, totaling $477 million, which are deducted from income to arrive at basic and diluted earnings per common share for the first quarter. Traditionally, the second dividends of $303 million would have been declared in the second quarter and deducted from income to arrive at basic and diluted earnings per common share for the second quarter.

ALLY FINANCIAL INC.

Notes to Consolidated Financial Statements — (Continued)

32. Subsequent Events

Declaration of Quarterly Dividend Payments

On January 4, 2011, the Ally Board of Directors declared quarterly dividend payments on certain outstanding preferred stock. This included a cash dividend of $1.125 per share, or a total of $134 million, on Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 and a cash dividend of $17.50 per share, or a total of $45 million, on Fixed Rate Cumulative Perpetual Preferred Stock, Series G. The dividends were paid on February 15, 2011.

February 2011 Notes Offering and Debt Repurchase

On February 11, 2011, we completed a securities offering of $2.25 billion in aggregate principal amount of Ally senior guaranteed notes due February 2014. The offering included $1.0 billion of fixed rate notes at par to yield 4.5% and $1.25 billion of floating rate notes with the same maturity date to yield a spread of 320 basis points over the three-month London interbank offer rate.

In addition, in February, we repurchased certain debt that will result in a $42 million loss for the first quarter 2011. The loss primarily represented accelerated original issue discount amortization of $31 million that was scheduled to amortize in 2011.

            Shares

Common Stock

Preliminary Prospectus

                    , 2011

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Alternate Pages for Units Prospectus]

Subject to Completion, Dated May 17, 2011

Preliminary Prospectus

    % Tangible Equity Units

Ally Financial Inc.

The United States Department of Treasury (“Treasury”) is offering tangible equity units, or “Units,” of Ally Financial Inc. (“Ally”). See “Principal and Selling Stockholders.” Ally will not receive any of the proceeds from the sale of Units by Treasury.

Each Unit has a stated amount of $             and is composed of a prepaid stock purchase contract and a junior subordinated amortizing note due                     , 2014. Each amortizing note has an initial principal amount of $             and a scheduled final installment payment date of                     , 2014.

On                     , 2014 (subject to postponement in certain limited circumstances), each purchase contract will automatically settle, unless settled earlier as described herein, and we will deliver a number of shares of our common stock based on the applicable market value of our common stock. The applicable market value is the average of the daily volume weighted average prices, or daily VWAPs, of our common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding                     , 2014.

On the mandatory settlement date, each purchase contract will settle, unless settled earlier, as follows (subject to adjustment):

•	if the applicable market value equals or exceeds the threshold appreciation price, which is $ , you will receive shares of our common stock;

•

if the applicable market value is greater than $             but less than the threshold appreciation price, you will receive a number of shares of our common stock having a value, based on the applicable market value, equal to $            ; and

•	if the applicable market value is less than or equal to $ , you will receive shares of our common stock.

At any time prior to the close of business on the third scheduled trading day immediately preceding                     , 2014, you may settle your purchase contract early, and we will deliver              shares of our common stock per purchase contract (subject to adjustment). In addition, if a “fundamental change” (as defined herein) occurs and you elect to settle your purchase contracts early in connection with such fundamental change, you will receive a number of shares of our common stock based on the fundamental change early settlement rate, as described herein. We may elect to settle all, but not less than all, outstanding purchase contracts prior to                     , 2014 at the “early mandatory settlement rate” (as defined herein), upon a date fixed by us upon not less than 10 business days’ notice. Except for cash in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The amortizing notes will pay you equal quarterly cash installments of $             per amortizing note, which in the aggregate will be equivalent to     % per year with respect to each $             stated amount of Units. Ally will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described herein, so long as such deferral period does not extend beyond                     , 2017. The amortizing notes will be our junior subordinated obligations, and will rank (i) junior both in liquidation and right of payment, to the extent set forth in the junior subordinated debt indenture, to all of our “Senior Indebtedness” (as defined herein) and (ii) equally with all of our unsecured, junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is designated as junior to the amortizing notes. If we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, except in certain circumstances as described herein.

Each Unit may be separated into its constituent purchase contract and amortizing note after the initial issuance date of the Units, and the separate components may be combined to create a Unit.

Concurrently with this offering, Treasury is also making a public offering of              shares of our common stock. Treasury has granted the underwriters of that offering an option to purchase up to an additional              shares of our common stock to cover over-allotments. The closing of the offering of Units is conditioned upon the closing of the offering of our common stock, and the closing of the offering of our common stock is conditioned upon the closing of the offering of Units.

Prior to this offering, there has been no public market for the Units or our common stock. We will apply to list the Units and our common stock on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units and our common stock. If the Units are approved for listing, we expect trading to begin within 30 calendar days after the date on which the Units are first issued. However, we do not intend to apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system.

Treasury has granted the underwriters the right to purchase up to              additional Units to cover over-allotments, if any, at the public offering price less the underwriters’ discount, within 30 days from the date of this prospectus.

Investing in the Units involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Units, the purchase contracts nor the amortizing notes are deposits or savings accounts. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Per Unit	Total
Public Offering Price and Proceeds to Treasury	$	$
Underwriting Discount, and Commissions (1)	$	$

(1)	Ally has agreed to pay all underwriting discounts and commissions, transfer taxes and transaction fees, if any, applicable to the sale of the Units and the fees and disbursement of counsel for Treasury incurred in connection with the sale.

The underwriters expect to deliver the Units to purchasers on or about                     , 2011 through the book-entry facilities of The Depository Trust Company.

Citi	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley

The date of this prospectus is                     , 2011

The Offering

The summary below describes the principal terms of the Units, the purchase contracts and the amortizing notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Units,” “Description of the Purchase Contracts” and “Description of the Amortizing Notes” sections of this prospectus contain a more detailed description of the terms and conditions of the Units, the purchase contracts and the amortizing notes. As used in this section, each of the terms “we,” “us,” “our,” and “Ally” means Ally Financial Inc. and does not include any subsidiary of Ally Financial Inc.

Treasury currently holds 118,750,000 shares of our Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 (the “Series F-2 preferred stock”), having an aggregate liquidation amount of $5,937,500,000. In connection with this offering and the concurrent common stock offering, Treasury has agreed (i) to convert (the “conversion”) 58,750,000 shares of Series F-2 preferred stock into a number of shares of our common stock based on a conversion price equal to the public offering price of our common stock in the concurrent common stock offering (the “common stock public offering price”) and (ii) to exchange (the “exchange”) the remaining 60,000,000 shares of Series F-2 preferred stock having an aggregate liquidation amount of $3 billion, for a number of Units having an aggregate stated amount of $3 billion. The closing of each of this Units offering, the concurrent common stock offering, the conversion and the exchange is conditioned upon the closing of each such other transaction. Unless the context otherwise requires, the following description of us and the Units assumes the successful completion of each of this Units offering, the concurrent common stock offering, the conversion and the exchange.

The Units

Issuer	Ally Financial Inc., a Delaware corporation.

Number of Units offered by Treasury	Units. Treasury has granted the underwriters the right to purchase up to additional Units to cover over-allotments, if any, at the public offering price less the underwriters’ discount, within 30 days from the date of this prospectus.

Stated amount and initial offering price of each Unit	$ for each Unit.

Components of each Unit	Each Unit is composed of two parts:

•	a prepaid stock purchase contract (a “purchase contract”); and

•	a junior subordinated amortizing note (an “amortizing note”).

Unless settled earlier at the holder’s option or our option, each purchase contract will automatically settle, subject to postponement in certain limited circumstances, on , 2014 (such date, as so postponed, if applicable, the “mandatory settlement date”), and we will deliver not more than shares and not less than shares of our common stock per purchase contract, subject to adjustment, based upon the applicable settlement rate and applicable market value of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

Each amortizing note will have an initial principal amount of $ , will bear interest at the rate of % per annum and will have a scheduled final installment payment date of , 2014. On , , and of each year, commencing on , 2011, we will pay equal quarterly cash installments of $ per amortizing note (except for the , 2011 installment payment, which will be $ per amortizing note), which in the aggregate will be equivalent to % per year with respect to each $ stated amount of Units. Each installment payment will constitute a payment of interest and a partial repayment of principal, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.” We will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described herein, so long as such deferral period does not extend beyond , 2017.

The return to an investor on a Unit will depend upon the return provided by each component. The overall return will consist of the value of the shares of our common stock delivered upon settlement of the purchase contracts and the cash installments paid on the amortizing notes.

Each Unit may be separated into, and recreated from, its components	Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding , 2014 or any “early mandatory settlement date,” as defined below. Prior to separation, the purchase contracts and amortizing notes may only be purchased and transferred together as Units. If you hold a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit. See “Description of the Units—Separating and Recreating Units.”

Trading

Prior to this offering, there has been no public market for the Units or our common stock. We will apply to list the Units and our common stock being offered concurrently with this offering on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units and our common stock. If the Units are approved for listing, we expect trading to begin within 30 calendar days after the Units are first issued. However, we do not intend to apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. See “Description of the Units—Listing of Securities.”

Use of proceeds	We will not receive any proceeds from the sale of Units in this offering.

United States federal income tax considerations	Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each Unit will be treated as an investment unit composed of two separate instruments for U.S. federal income tax purposes: (i) a purchase contract and (ii) an amortizing note. Under this treatment, a holder of Units will be treated as if it held each component of the Units for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness of Ally for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described herein.

Holders should read the discussion in “Certain U.S. Federal Income Tax Considerations” and consult their tax advisers regarding the tax treatment of an investment in Units and whether a purchase of a Unit is advisable in light of the investor’s particular tax situation.

The Purchase Contracts

Mandatory settlement date	, 2014, subject to postponement in limited circumstances.

Mandatory settlement	On the mandatory settlement date, unless a purchase contract has been settled earlier, each purchase contract will automatically settle, and we will deliver a number of shares of our common stock, based on the applicable settlement rate.

Settlement rate for the mandatory settlement date	The “settlement rate” for each purchase contract will be not more than shares and not less than shares of our common stock (each subject to adjustment as described herein) depending on the applicable market value of our common stock, calculated as described below.

•

If the applicable market value is equal to or greater than the threshold appreciation price (as defined below), you will receive              shares of common stock per purchase contract (the “minimum settlement rate”).

•	If the applicable market value is greater than $ (the “reference price”) but less than the threshold appreciation price,

you will receive a number of shares per purchase contract equal to $ , divided by the applicable market value.

•	If the applicable market value is less than or equal to the reference price, you will receive shares of common stock per purchase contract (the “maximum settlement rate”).

Each of the maximum settlement rate and the minimum settlement rate is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.”

The “applicable market value” means the average of the “daily VWAPs” (as defined below) of our common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding , 2014.

The reference price is the public offering price of our common stock in the concurrent common stock offering described above.

The “threshold appreciation price” is equal to $ , divided by the minimum settlement rate (rounded to the nearest $0.01). The threshold appreciation price, which is initially $ , represents an appreciation of approximately % over the reference price.

No fractional shares of our common stock will be issued to holders upon settlement of purchase contracts. In lieu of fractional shares, holders will be entitled to receive a cash payment of equivalent value calculated as described herein. Other than cash payments in lieu of fractional shares, the purchase contract holders will not receive any cash distributions under the purchase contracts.

The following table illustrates the settlement rate per purchase contract and the value of our common stock issuable upon settlement on the mandatory settlement date, determined using the applicable market value shown, subject to adjustment.

Applicable Market Value of Our Common Stock	Settlement Rate	Value of Common Stock Delivered (Based on the Applicable Market Value Thereof)
Less than or equal to $	shares of our common stock	Less than $
Greater than $ but less than the threshold appreciation price	A number of shares of our common stock equal to $ , divided by the applicable market value	$

Equal to or greater than the threshold appreciation price	shares of our common stock	Greater than $

Early settlement at your election	At any time prior to the close of business on the third scheduled trading day immediately preceding , 2014, you may settle any or all of your purchase contracts early, and we will deliver to you a number of shares of our common stock per purchase contract equal to the minimum settlement rate, which is subject to adjustment as described below under “Description of the Purchase Contracts—Adjustments to the Fixed Settlement Rates.” That is, the market value of our common stock on the early settlement date will not affect the early settlement rate.

However, if you settle your purchase contracts early in connection with a “fundamental change” (as defined herein), you will receive a number of shares of our common stock based on the “fundamental change early settlement rate,” as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Your right to settle a purchase contract prior to the close of business on the third scheduled trading day immediately preceding , 2014 is subject to delivery of your purchase contract.

Upon early settlement at your election of a purchase contract that is a component of a Unit (whether or not in connection with a fundamental change), the corresponding amortizing note will remain outstanding and registered in the name of the holder who elected to settle the related purchase contract early.

Early mandatory settlement at our election	We may elect to settle all, but not fewer than all, outstanding purchase contracts early at the “early mandatory settlement rate” (as described under “Description of the Purchase Contracts—Early Settlement at Our Election”) upon a date fixed by us upon not less than 10 business days’ notice (the “early mandatory settlement date”).

The “early mandatory settlement rate” will be the maximum settlement rate, unless the daily VWAP of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the “notice date” (as defined under “Description of the Purchase Contracts—Early Settlement at Our Election”) exceeded 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the fundamental change early settlement rate with the “effective date” for this purpose being deemed to be the early mandatory settlement date and the “stock price” for this purpose being deemed to be the average of the daily VWAPs of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the early mandatory settlement date.

If we elect to settle the purchase contracts early, holders will have the right to require us to repurchase their amortizing notes for cash at the repurchase price, except in the certain circumstances, and subject to the conditions, described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

The Amortizing Notes

Initial principal amount of each amortizing note	$

Installment payments	Each installment payment of $ per amortizing note (except for the , 2011 installment payment, which will be $ per amortizing note) will be paid in cash and will constitute a partial repayment of principal and a payment of interest, computed at an annual rate of %. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments will be applied first to the interest due and payable and then to the reduction of the unpaid principal amount, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

Installment payment dates	, , and of each year, commencing on , 2011, with a scheduled final installment payment date of , 2014. We will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described herein, so long as such deferral period does not extend beyond , 2017.

Ranking of the amortizing notes	The amortizing notes will be our junior subordinated obligations and will rank:

•	junior both in liquidation and right of payment to all “Senior Indebtedness” (as defined under “Description of the Amortizing Notes—Subordination”);

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries; and

•

equal with all of our junior subordinated indebtedness, whether currently existing or hereinafter created, other than junior subordinated indebtedness that is designated as junior to the amortizing notes, to which the amortizing notes will rank senior.

At March 31, 2011, we had approximately $98.1 billion in principal amount of total debt outstanding, consisting of $54.9 billion and $43.2 billion in principal amount of unsecured and secured debt, respectively. At March 31, 2011, Ally on a standalone basis had approximately $49.9 billion in aggregate principal amount of total debt outstanding, all of which was unsecured. At March 31, 2011, we had aggregate principal amount of $2.7 billion of trust preferred securities outstanding.

The indenture governing the amortizing notes does not limit the amount of debt that we or our subsidiaries may incur.

Repurchase of amortizing notes at the option of the holder	If we elect to settle the purchase contracts early, holders will have the right to require us to repurchase their amortizing notes for cash at the repurchase price, except in the circumstances, and subject to the conditions, described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

Concurrent transactions	Treasury currently holds 118,750,000 shares of our Series F-2 preferred stock, having an aggregate liquidation amount of $5,937,500,000. In connection with this offering and the concurrent Units offering, Treasury has agreed (i) to convert 58,750,000 shares of Series F-2 preferred stock into a number of shares of our common stock based on a conversion price equal to the common stock public offering price and (ii) to exchange the remaining 60,000,000 shares of Series F-2 preferred stock having an aggregate liquidation amount of $3 billion, for a number of our tangible equity units (the “Units”) having an aggregate stated amount of $3 billion.

The number of shares of common stock we will issue to Treasury in connection with the conversion will depend upon the common stock public offering price. The higher the common stock public offering price is, the fewer the number of shares of common stock Treasury will receive and the lower the common stock public offering price is, the greater the number of shares of common stock Treasury will receive. The following table sets forth the number of shares we will issue to Treasury in connection with the conversion for each common stock public offering price set forth below:

Public Offering Price	Number of Shares Issued to Treasury
$
$
$
$

Concurrently with this offering, Treasury is also making a public offering of shares of our common stock. Treasury has granted the underwriters of that offering an option to purchase up to an additional shares of our common stock to cover over-allotments.

The closing of each of this offering, the concurrent common stock offering, the conversion and the exchange is conditioned upon the closing of each such other transaction.

RISK FACTORS

You should carefully consider the following risk factors that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus before making a decision to invest in the Units. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of the Units would likely decline due to any of these risks, and you may lose all or part of your investment.(1)

Risks Related to Ownership of the Units, Separate Purchase Contracts, Separate Amortizing Notes and Common Stock

You will bear the risk that the market value of our common stock may decline.

The purchase contracts, pursuant to which we will deliver to you shares of our common stock, are components of the Units. The number of shares of common stock that you will receive upon settlement of a purchase contract on the mandatory settlement date, whether as a component of a Unit or a separate purchase contract, will depend upon the applicable market value, which is equal to the average of the daily VWAPs of our common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding                     , 2014. There can be no assurance that the market value of the common stock received by you will be equal to or greater than the reference price of $            . If the applicable market value of our common stock is less than the reference price, then the market value of the common stock issued to you on the mandatory settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for such common stock on the date of issuance of the Units. Furthermore, because we will in no event deliver more than              shares (subject to adjustment as described herein) upon settlement of a purchase contact, the market value of the common stock delivered to you upon any early settlement may be less than the effective price per share paid by you for such common stock on the date of the issuance of the Units. Therefore, you assume the entire risk that the market value of our common stock may decline before the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as applicable. Any decline in the market value of our common stock may be substantial.

The opportunity for equity appreciation provided by an investment in the Units is less than that provided by a direct investment in our common stock.

The aggregate market value of our common stock delivered to you upon settlement of a purchase contract on the mandatory settlement date generally will exceed the $             stated amount of each Unit only if the applicable market value of our common stock exceeds the threshold appreciation price. Therefore, during the period prior to the mandatory settlement date, an investment in a Unit affords less opportunity for equity appreciation than a direct investment in our common stock. If the applicable market value exceeds the reference price but is less than the threshold appreciation price, you will realize no equity appreciation on our common stock above the reference price. Furthermore, if the applicable market value exceeds the threshold appreciation price, you would receive only a portion of the appreciation in the market value of the shares of our common stock you would have received had you purchased shares of common stock with $             at the public offering price in the concurrent common stock offering. See “Description of the Purchase Contracts—Delivery of Common Stock” for a table showing the number of shares of common stock that you would receive at various applicable market values.

We may not be able to settle your purchase contracts and deliver shares of our common stock, or make payments on the amortizing notes, in the event that we file for bankruptcy.

Pursuant to the terms of the purchase contract agreement, your purchase contracts will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to

(1)	To replace the first paragraph under “Risk Factors” in the prospectus for the common stock offering.

Ally. However, a bankruptcy court may prevent us from delivering our common stock to you in settlement of your purchase contracts. In such circumstances, we expect that your resulting claim for damages will rank equally with the claims of our common stockholders, in which case you will only be able to recover damages to the extent holders of our common stock receive any recovery. See “Description of the Purchase Contracts—Consequences of Bankruptcy.”

In addition, with respect to the amortizing notes, bankruptcy law generally prohibits the payment of pre-bankruptcy debt by a company that has commenced a bankruptcy case while the case is pending. If Ally becomes a debtor in a bankruptcy case, so long as the case was pending, you would likely not receive timely payments of principal or interest due under the amortizing note component of the Units and the subordination provisions of the notes would give the holders of “Senior Indebtedness” (as defined under “Description of the Amortizing Notes—Subordination”) a prior right to receive any distributions on account of your claim until they were paid in full.

The trading prices for the Units, the purchase contracts and the amortizing notes will be directly affected by the trading prices for our common stock, the general level of interest rates and our credit quality, each of which is impossible to predict.

It is impossible to predict whether the prices of our common stock, interest rates or our credit quality will rise or fall. Trading prices of the common stock will be influenced by general stock market conditions and our operating results and business prospects and other factors described elsewhere in these “Risk Factors.”

The market for our common stock likely will influence, and be influenced by, any market that develops for the Units or the separate purchase contracts. For example, investors’ anticipation of the distribution into the market of the additional shares of common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase the volatility of the common stock price, which could in turn depress the price of the Units or the separate purchase contracts. The price of our common stock also could be affected by possible sales of such common stock by investors who view the Units as a more attractive means of equity participation in Ally and by hedging or arbitrage trading activity that is likely to develop involving the Units, separate purchase contracts and the common stock. The arbitrage activity could, in turn, affect the trading prices of the Units, the separate purchase contracts and the common stock.

Developments in the equity-linked and convertible securities markets may adversely affect the market value of the Units.

Governmental actions that interfere with the ability of equity-linked and convertible securities investors to effect short sales of the underlying shares of common stock could significantly affect the market value of the Units. Such government actions would make the convertible arbitrage strategy that many equity-linked and convertible securities investors employ difficult to execute for outstanding equity-linked or convertible securities of any company whose shares of common stock are subject to such actions.

At an open meeting on February 24, 2010, the SEC adopted a new short sale price test through an amendment to Rule 201 of Regulation SHO. The amendments to Rule 201 became effective on May 10, 2010 and restrict short selling when the price of a “covered security” has triggered a “circuit breaker” by falling at least 10% in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Compliance with the amendments to Rule 201 was required by November 10, 2010. The new restrictions may interfere with the ability of investors in, and potential purchasers of, the Units, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe some of them will employ, or seek to employ, with respect to the Units.

In addition, on June 10, 2010, the SEC approved a six-month pilot (the “circuit breaker pilot”) pursuant to which several national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”)

adopted rules to halt trading in securities included in the S&P 500 Index if the price of any such security moves 10% or more from a sale in a five-minute period. On September 10, 2010, the SEC approved an expansion of the circuit breaker pilot to include component securities of the Russell 1000 Index and over 300 exchange traded funds. Our common stock is not included in either the S&P 500 Index or the Russell 1000 Index and therefore is not subject to the circuit breaker pilot at this time. However, our common stock may in the future be included in either the S&P 500 Index or the Russell 1000 Index or the SEC could further expand the circuit breaker pilot in the future or adopt other rules that limit trading in response to market volatility. Any such additional regulatory actions may decrease or prevent an increase in the market price and/or liquidity of our common stock and/or interfere with the ability of investors in, and potential purchasers of, the Units, to effect hedging transactions in or relating to our common stock and conduct the convertible arbitrage strategy that we believe some of them will employ, or will seek to employ, with respect to the Units and/or separate purchase contracts.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, the circuit breaker pilot and any additional regulations may have on the trading price and the liquidity of the Units will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales in the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible notes issued by many of the financial services companies subject to the prohibition. Any governmental actions that restrict the ability of investors in, or potential purchasers of, the Units to effect short sales in our common stock or to implement hedging strategies, including the recently adopted amendments to Regulation SHO, could similarly adversely affect the trading price and the liquidity of the Units and/or separate purchase contracts.

You may receive shares of common stock upon settlement of the purchase contracts that are lower in value than the price of the common stock just prior to the mandatory settlement date.

Because the applicable market value of the common stock is determined over the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding                     , 2014, the number of shares of common stock delivered for each purchase contract may, on the mandatory settlement date, be greater than or less than the number that would have been delivered based on the daily VWAP of the common stock on the last trading day in such 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of common stock deliverable upon settlement of the purchase contracts between the end of such period and the date such shares are delivered.

If you elect to settle your purchase contracts prior to the mandatory settlement date, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Holders of the Units or separate purchase contracts have the option to settle their purchase contracts early at any time beginning on, and including, the business day immediately following the date of initial issuance of the Units until the close of business on the third scheduled trading day immediately preceding                     , 2014. However, if you settle your purchase contracts prior to the close of business on the third scheduled trading day immediately preceding                     , 2014, you will receive for each purchase contract a number of shares of common stock equal to the minimum settlement rate, regardless of the current market value of our common stock, unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will be entitled to settle your purchase contracts at the fundamental change early settlement rate, which may be greater than the minimum settlement rate. In either case, you may not receive the same return on your investment as purchasers whose purchase contracts are settled on the mandatory settlement date.

Upon issuance of the Units, our common stock will incur immediate dilution.

Upon issuance of the Units, which includes a purchase contract component, our common stock will incur immediate and substantial net tangible book value dilution on a per share basis.

We may issue additional shares of our common stock, which may dilute the value of our common stock but may not trigger an anti-dilution adjustment under the terms of the purchase contracts.

The trading price of our common stock may be adversely affected if we issue additional shares of our common stock. The number of shares of common stock issuable upon settlement of the purchase contracts is subject to adjustment only for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers. The number of shares of common stock deliverable upon settlement is not subject to adjustment for other events that may adversely affect the value of our common stock, such as employee stock options grants, offerings of our common stock for cash, certain exchanges of our common stock for other Ally securities or in connection with acquisitions and other transactions. The terms of the Units do not restrict our ability to offer our common stock in the future or to engage in other transactions that could dilute our common stock, which may adversely affect the value of the Units and separate purchase contracts.

If we exercise our right to defer installment payments on the amortizing notes, the market price of the Units and separate amortizing notes is likely to be adversely affected.

We will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “Description of the Amortizing Notes—Option to Extend Installment Payment Period” so long as such deferral period does not extend beyond                     , 2017. During any such deferral period, holders of the Units and separate amortizing notes will have no remedies against us for nonpayment unless we fail to pay all previously deferred installment payments (including interest thereon) in cash within 30 days of the last day of such deferral period. If we exercise our right to defer installment payments, the market price of the Units and separate amortizing notes may be more volatile than the market prices of other securities that are not subject to optional payment deferral features.

The fundamental change early settlement rate may not adequately compensate you.

If a “fundamental change” occurs and you elect to exercise your fundamental change early settlement right, you will be entitled to settle your purchase contracts at the fundamental change early settlement rate. Although the fundamental change early settlement rate is designed to compensate you for the lost option value of your purchase contracts as a result of the early settlement of the purchase contracts, this feature may not adequately compensate you for such loss. In addition, if the stock price in the fundamental change is greater than $             per share (subject to adjustment), this feature of the purchase contracts will not compensate you for any loss suffered in connection with a fundamental change. See “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The amortizing notes will not provide holders with the right to require us to repurchase them upon a fundamental change.

The terms of the indenture governing the amortizing notes do not provide holders of amortizing notes with the right to require us to repurchase their amortizing notes upon the occurrence of a fundamental change.

Accordingly, holders of our amortizing notes will bear the risk that any such fundamental change occurs and adversely affects our capital structure, credit ratings or the value of the amortizing notes.

Until you acquire our common stock, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

Until you acquire our common stock upon settlement on the mandatory settlement date or any early settlement, you are not entitled to any rights with respect to our common stock, including voting rights and rights to receive any dividends or other distributions on our common stock, but you are subject to all changes affecting the common stock. You will have the rights with respect to shares of our common stock only when you become the holder of record of such shares. You will be deemed to be the holder of record of shares of our common stock issuable upon settlement of the purchase contracts as follows:

•

in the case of settlement of purchase contracts on the mandatory settlement date, as of the close of business on the last trading day of the 20 trading day period during which the applicable market value is determined;

•	in the case of settlement of purchase contracts in connection with any early settlement at the holder’s option, as of the close of business on the early settlement date;

•	in the case of settlement of purchase contracts following exercise of a holder’s fundamental change early settlement right, as of the close of business on the date such right is exercised; and

•	in the case of settlement of purchase contracts following exercise by us of our early mandatory settlement right, as of the close of business on the notice date.

For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the owner of the shares of our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock once you become a stockholder.

The secondary market for the Units, the purchase contracts and the amortizing notes may be illiquid.

We will apply to list the Units and our common stock on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units and our common stock. However, we can give you no assurance that the Units and our common stock will be so listed. If the Units are approved for listing, we expect that the Units will begin trading on the New York Stock Exchange within 30 calendar days after the date on which the Units are first issued. In addition, the underwriters have advised us that they intend to make a market in the Units. Listing on the New York Stock Exchange does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without prior notice to Unit holders. Accordingly we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units at a particular time or that the prices you receive when you sell will be favorable.

Beginning on the business day immediately succeeding the date of initial issuance of the Units, purchasers of Units will be able to separate each Unit into a purchase contract and an amortizing note. We are unable to predict how the separate purchase contracts or the separate amortizing notes will trade in the secondary market, or whether that market will be liquid or illiquid. We do not intend to apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system.

The purchase contract agreement will not be qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The amortizing notes constituting a part of the Units will be issued pursuant to an indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the amortizing notes. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•

provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

Our obligations to make payments on the amortizing notes are subordinate to our payment obligations under our Senior Indebtedness.

Our obligations under the amortizing notes rank junior in right of payment to all of its existing and future Senior Indebtedness, as defined under the caption “Description of the Amortizing Notes—Subordination.” In addition, the amortizing notes will not be guaranteed by any of our subsidiaries, which are separate legal entities that have no obligation to pay, or make funds available to pay, any amounts due on the amortizing notes. The amortizing notes will therefore be effectively subordinated to all indebtedness and other obligations, including trade payables and preferred stock, if any, of our subsidiaries. This means that, unless all Senior Indebtedness is repaid in full, we cannot make any payments on the amortizing notes if our unsecured indebtedness for borrowed money is accelerated in the event of our bankruptcy, insolvency or liquidation or if the amortizing notes are accelerated.

The terms of the indenture under which the amortizing notes will be issued do not limit our ability to incur additional debt, including secured or unsecured debt that will rank senior to the amortizing notes and purchase contracts.

We may not have the ability to raise the funds necessary to repurchase the amortizing notes following the exercise of our early mandatory settlement right, and our debt outstanding at that time may contain limitations on our ability to repurchase the amortizing notes.

If we elect to exercise our early mandatory settlement right, holders of the amortizing notes will have the right to require Ally to repurchase the amortizing notes on the repurchase date at the repurchase price described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of amortizing notes surrendered for repurchase. In addition, our ability to pay the repurchase price for the amortizing notes may be limited by agreements governing our current and future indebtedness. Our failure to repurchase amortizing notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness outstanding at that time. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and the repurchase price for the amortizing notes.

You have limited remedies for defaults under the indenture.

Although various events may constitute defaults under the indenture, a default that is not an “event of default” will not trigger the acceleration of installment payments due on the amortizing notes. Such acceleration will occur only upon our failure to pay in full all installment payments within 30 days of             , 2017 or as a result of specified events of bankruptcy, insolvency or reorganization of us. See “Description of the Amortizing Notes—Events of Default.”

The U.S. federal income tax consequences relating to the Units are uncertain.

Although there is no authority directly on point and the issue is not entirely free from doubt, each Unit will be treated in accordance with its form as an investment unit composed of two separate instruments for U.S. federal income tax purposes, and the amortizing notes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, you will be treated as if you held each component of a Unit for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness, in each case for U.S. federal income tax purposes. No statutory, judicial or administrative authority, however, directly addresses the characterization of the Units or instruments similar to the Units for U.S. federal income tax purposes. As a result, some aspects of the U.S. federal income tax consequences of an investment in the Units are not certain. Specifically, even though in form separate instruments, the amortizing notes and the purchase contracts could be recharacterized as a single instrument for U.S. federal income tax purposes, in which case (i) you could be required to recognize as income the entire amount of each payment on the amortizing notes (rather than treating a portion as a tax-free return of principal) and (ii) payments made to you, if you are a Non-U.S. Holder (as defined below under “Certain U.S. Federal Income Tax Considerations”), on the amortizing notes, including payments denominated as principal, could be subject to U.S. federal withholding tax. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Units, and no assurance can be given that the IRS will agree with the conclusions expressed below under “Certain U.S. Federal Income Tax Considerations.” You should consult your tax adviser regarding potential alternative tax characterizations of the Units.

You may be subject to tax upon an adjustment to the settlement rate of the purchase contracts even though you do not receive a corresponding cash distribution.

The settlement rate of the purchase contracts is subject to adjustment in certain circumstances, including the payment of cash dividends to our stockholders or upon a fundamental change. If the settlement rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits, without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”), this deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or any lower rate that may be specified by an applicable treaty), which may be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. See “Certain U.S. Federal Income Tax Considerations.”

The sale or availability for sale of substantial amounts of our common stock could cause our common stock price to decline or impair our ability to raise capital.

Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, or the settlement of the purchase contracts that are components of the Units or the perception that settlement could occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of equity and equity-related securities. Upon completion of this offering and the concurrent common stock offering, there will be              shares of common stock issued and outstanding, assuming the common stock public offering price is the midpoint of the price range set forth on the cover of the prospectus for the common stock offering.

Of the outstanding shares of common stock, the              shares of common stock to be sold in the concurrent common stock offering (             shares if the underwriters for that offering exercise their over-allotment option in full) will be freely tradable without restriction or further registration under the Securities Act, unless those shares are held by any of our “affiliates,” as that term is defined under Rule 144 of the Securities Act. Following the expiration of any applicable lock-up periods referred to in the section of this prospectus entitled “Shares Eligible for Future Sale,” the remaining outstanding shares of common stock may be eligible for resale under Rule 144 under the Securities Act subject to applicable restrictions under Rule 144. In addition, pursuant to Exhibit F of the Bylaws of Ally Financial Inc. (the “Registration Rights Agreement”), we have granted our existing common stockholders the right to require us in certain circumstances to file registration statements under the Securities Act covering additional resales of our common stock held by them and the right to participate in other registered offerings in certain circumstances. As restrictions on resale end or if these stockholders exercise their registration rights or otherwise sell their shares, the market price of our common stock could decline.

In particular, following this offering, Treasury or GMAC Common Equity Trust I might sell a large number of the shares of our common stock that they hold. Such sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock.

The number of shares of our common stock Treasury will receive upon conversion of our Series F-2 preferred stock will depend upon the public offering price of the common stock in the concurrent offering.

Treasury currently holds 118,750,000 shares of our Series F-2 preferred stock, having an aggregate liquidation amount of $5,937,500,000. In connection with this offering and the concurrent Units offering, Treasury has agreed to convert 58,750,000 shares of Series F-2 preferred stock into a number of shares of our common stock using a conversion price equal to the common stock public offering price. See “Concurrent Transactions.”

Accordingly, the number of shares of our common stock we will issue to Treasury in connection with the conversion will depend upon the common stock public offering price. For example, if the common stock public offering price is $             (the midpoint of the price range set forth on the cover of the prospectus for the common stock offering), then we will issue              shares of our common stock to Treasury upon conversion. By contrast, if the common stock public offering price were to increase by $1.00, then we will issue              shares of our common stock to Treasury upon conversion and if the common stock public offering price were to decrease by $1.00, then we will issue              shares of our common stock to Treasury upon conversion.

We have no current plans to pay dividends on our common stock, and our ability to pay dividends on our common stock may be limited.

We have no current plans to commence payment of a dividend on our common stock. Our payment of dividends on our common stock in the future will be determined by our Board of Directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors. Our Series G preferred stock prohibits us from making dividend payments on our common stock before January 1, 2014 and allows dividend payments thereafter only if 1) our senior guaranteed notes issued on December 31, 2008 are rated investment grade and 2) the payment, together with other dividend payments we made since December 31, 2008, is less than 25% of the excess of our cumulative consolidated net income from January 1, 2014 to the most recently ended fiscal quarter for which financial statements are available at the time of such dividend payment. In addition, so long as any share of our Series A preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on such series of preferred stock.

Any indentures and other financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including our common stock. In the event that any of our indentures or other financing agreements in the future restrict our ability to pay dividends in cash on our common stock, we may be unable to pay dividends in cash on our common stock unless we can refinance the amounts outstanding under those agreements.

In addition, under Delaware law, our Board of Directors may declare dividends on our capital stock only to the extent of our statutory “surplus” (which is defined as the amount equal to total assets minus total liabilities, in each case at fair market value, minus statutory capital), or if there is no such surplus, out of our net profits for the then current and/or immediately preceding fiscal year. Further, even if we are permitted under our contractual obligations and Delaware law to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends in cash on our common stock.

Any plans to commence payment of dividends on our common stock in the future would be subject to the FRB’s review and absence of objection. See “Business—Certain Regulatory Matters—Bank Holding Company Status”. There is no assurance that, upon the FRB’s review of our future capital plans, we would be permitted to make any planned payments of dividends on our common stock.

Anti-takeover provisions contained in our organizational documents and Delaware law could delay or prevent a takeover attempt or change in control of our company, which could adversely affect the price of our common stock.

Our amended and restated certificate of incorporation, our amended and restated bylaws, and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. Our organizational documents include provisions:

•	Limiting the liability of, and providing indemnification to, our directors and officers; and

•	Limiting the ability of our stockholders to call and bring business before special meetings.

These provisions, alone or together, could delay hostile takeovers and changes in control of the company or changes in management.

In addition, after the completion of this offering, we will be subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which generally prohibits a corporation from engaging in various business combination transactions with any “interested stockholder” (generally defined as a stockholder who owns 15% or more of a corporation’s voting stock) for a period of three years following the time that such stockholder became an interested stockholder, except under certain circumstances including receipt of prior board approval.

Any provision of our Certificate of Incorporation or our Bylaws or Delaware law that has the effect of delaying or deterring a hostile takeover or change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

See “Description of Capital Stock” for a further discussion of these provisions.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile.

You should consider an investment in our common stock to be risky and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. The price of our common stock after the closing of this offering may fluctuate widely, depending upon many factors, including, but not limited to:

•	the perceived prospects for the auto finance and mortgage industries in general or for our company;

•	differences between our actual financial and operating results and those expected by investors;

•	changes in the share price of public companies with which we compete;

•	news about our new products or services, enhancements, significant contracts, acquisitions or strategic investments;

•	changes in our capital structure, such as future issuances of securities, repurchases of our common stock or our incurrence of debt;

•	changes in general economic or market conditions;

•	broad market fluctuations;

•	regulatory actions or changes in applicable laws, rules or regulations;

•	unfavorable or lack of published research by securities or industry analysts; and

•	departure of key personnel.

In addition, the market price of our common stock is likely to be influenced by the purchase contracts that are components of the Units. For example, the market price of our common stock could become more volatile and could be depressed by investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock, including shares of common stock received upon settlement of the purchase contracts that are components of the Units, possible sales of our common stock by investors who view the Units as a more attractive means of equity participation in us than owning shares of our common stock, and hedging or arbitrage trading activity that may develop involving the Units and our common stock.

Our common stock may trade at prices significantly below the initial public offering price in the concurrent offering. In addition, when the market price of a company’s common equity drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Treasury, which is the selling securityholder, is a federal agency and your ability to bring a claim against Treasury under the federal securities laws may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with this offering by Treasury would likely be barred.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred dividend requirements for the periods presented:

	Three months ended March 31, 2011 (a)	Year ended December 31,
		2010 (a)	2009 (a)	2008 (a)	2007 (a)	2006 (a)
	($ in millions)
Ratio of earnings to combined fixed charges and preferred dividend requirements (b)(c)	0.94	0.89	0.03	1.53	0.89	1.13

(a)	During 2010 and 2009, we committed to sell certain operations of our International Automotive Finance operations, Insurance operations, Mortgage operations, and Commercial Finance Group. We report these businesses separately as discontinued operations in the Condensed Consolidated Financial Statements. Refer to Note 2 to our Condensed Consolidated Financial Statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(b)	Amount for 2010 includes a $616 million reduction to retained earnings (accumulated deficit) related to a conversion of preferred stock and related amendment that occurred on December 30, 2010, as described in Note 20 to our Consolidated Financial Statements.

(c)	The ratio indicates a less than one-to-one coverage for the three months ended March 31, 2011, and the years ended December 31, 2010, 2009, and 2007. Earnings available for fixed charges and preferred dividend requirements for the three months ended March 31, 2011, and the years ended December 31, 2010, 2009, and 2007, were inadequate to cover total fixed charges and preferred dividend requirements. The deficit amounts for the ratio were $123 million for the three months ended March 31, 2011, and $1,015 million, $8,192 million, and $1,542 million for the years ended December 31, 2010, 2009, and 2007, respectively.

DESCRIPTION OF THE UNITS

Treasury is offering              Units (or              Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $            . Each Unit is composed of a prepaid stock purchase contract (a “purchase contract”) and a junior subordinated amortizing note (an “amortizing note”). The following summary of the terms of the Units, the summary of the terms of the purchase contracts set forth under the caption “Description of the Purchase Contracts” and the summary of the terms of the amortizing notes set forth under the caption “Description of the Amortizing Notes” in this prospectus contain a description of all of the material terms of the Units and their components but are not complete. We refer you to:

•

the form of purchase contract agreement to be entered into between Ally and The Bank of New York Mellon, as purchase contract agent (the “purchase contract agreement”), to be dated the date of first issuance of the Units, under which the purchase contracts and Units will be issued; and

•

the amended and related junior subordinated debt indenture, dated as of March 1, 2011 (the “base indenture”), and a related supplemental indenture for such amortizing notes to be dated the date of first issuance of the amortizing notes (the “supplemental indenture” and, together with the base indenture, the “indenture”), between Ally, as issuer, and The Bank of New York Mellon, as trustee, under which the amortizing notes will be issued.

The base indenture and the form of purchase contract agreement have been filed, and the supplemental indenture will be filed, as exhibits to the registration statement of which this prospectus forms a part. Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this section, each of the terms “we,” “us,” “our,” and “Ally” means Ally Financial Inc. and does not include any subsidiary of Ally Financial Inc.

Components of the Units

Each Unit offered is composed of:

•

a prepaid stock purchase contract pursuant to which we will deliver to the holder, not later than                     , 2014 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), a number of shares of our common stock per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Common Stock,” subject to adjustment; and

•

a junior subordinated amortizing note with an initial principal amount of $             that pays equal quarterly installments of $             per amortizing note (except for the                     , 2011 installment payment, which will be $             per amortizing note), which in the aggregate will be equivalent to     % per year with respect to the $             stated amount per Unit.

Unless previously settled at your option as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” or unless previously settled at our option as described in “Description of the Purchase Contracts—Early Settlement at Our Election,” we will deliver to you not more than              shares and not less than              shares of our common stock, par value $0.01 (the “common stock”) on the mandatory settlement date, based upon the “applicable settlement rate” (as defined below), which is subject to adjustment as described herein, and the “applicable market value” (as defined below) of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note will have an initial principal amount of $            . On             ,             ,              and              of each year, commencing on                     , 2011, we will pay equal quarterly installments of $             on each amortizing note (except for the                     , 2011 installment payment, which will be $             per amortizing note). Each installment will be composed of a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.” We will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “Description of the Amortizing Notes—Option to Extend Installment Payment Period” so long as such deferral period does not extend beyond                     , 2017.

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values for U.S. federal income tax purposes. We have determined that the fair market value of each amortizing note is $             and the fair market value of each purchase contract is $            . Each holder agrees to this allocation and this position will be binding on each holder (but not on the IRS).

Separating and Recreating Units

Subject to the conditions and under the circumstances described below, a holder of a Unit will have the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding                     , 2014 or any “early mandatory settlement date” (as defined below), you will have the right to separate your Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist.

“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

Your Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). You will not be entitled to receive a definitive physical certificate for your Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be shown on and transfers will be effected through direct or indirect participants in DTC. In order to separate your Unit into its component parts, you must deliver written instructions to the broker or other direct or indirect participant through which you hold an interest in your Unit (your “participant”) to notify DTC through DTC’s Deposit/ Withdrawal at Custodian (“DWAC”) System of your election to separate the Unit.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

If you beneficially own a separate purchase contract and a separate amortizing note, you may combine the two components to recreate a Unit by delivering written instructions to your participant to notify DTC through its

DWAC System of your desire to recreate the Unit on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the third scheduled trading day immediately preceding                     , 2014 or any early mandatory settlement date.

Listing of Securities

We will apply to list the Units and our common stock being offered concurrently with this offering on the New York Stock Exchange, subject to satisfaction of its minimum listing standards with respect to the Units and our common stock. However, we can give no assurance that the Units will be so listed. If the Units are approved for listing, we expect that the Units will begin trading on the New York Stock Exchange within 30 calendar days after the Units are first issued. In addition, the underwriters have advised us that they intend to make a market in the Units. Listing on the New York Stock Exchange does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that you will be able to sell Units or our common stock issued upon settlement of the purchase contracts at a particular time or that the prices you receive when you sell will be favorable.

We do not intend to apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system.

If our common stock is approved for listing on the New York Stock Exchange, we will also apply to have the shares of our common stock deliverable upon settlement of the purchase contracts approved for listing on such exchange.

Title

We and the purchase contract agent will treat the registered owner of any Unit or separate purchase contract or separate amortizing note as the absolute owner of the Unit or separate purchase contract or separate amortizing note for all purposes.

Replacement of Unit Certificates

In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us and the purchase contract agent may be required at the expense of the registered holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the business day immediately preceding                     , 2014 or any early settlement date. In those circumstances, the purchase contract agreement will provide that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of common stock issuable pursuant to the purchase contracts included in the Units evidenced by the certificate.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses related to the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts.

Should you elect to separate or recreate Units, you will be responsible for any fees or expenses payable in connection with that separation or recreation, and we will have no liability therefor.

DESCRIPTION OF THE PURCHASE CONTRACTS

Each purchase contract, which initially forms a part of a Unit and which, at the holder’s option after the date of initial issuance of the Units, can be separated and transferred separately from the amortizing note also forming a part of a Unit, will be issued pursuant to the terms and provisions of the purchase contract agreement.

The following summary of the terms of the purchase contracts contains a description of all of the material terms of the purchase contracts but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the purchase contract agreement, including the definitions in the purchase contract agreement of certain terms. We refer you to the form of purchase contract agreement to be filed as an exhibit to the registration statement of which this prospectus forms a part.

As used in this section, each of the terms “we,” “us,” “our” and “Ally” means Ally Financial Inc. and does not include any subsidiary of Ally Financial Inc.

Delivery of Common Stock

Unless previously settled early at your or our option, for each purchase contract we will deliver to you on , 2014 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”) a number of shares of our common stock. The settlement of the purchase contracts on the mandatory settlement date is not deferrable. The number of shares of our common stock issuable upon settlement of each purchase contract on the mandatory settlement date (the “settlement rate”) will be determined as follows:

•

if the applicable market value of our common stock is equal to or greater than the threshold appreciation price, then you will receive              shares of our common stock for each purchase contract (the “minimum settlement rate”);

•

if the applicable market value of our common stock is greater than $             (the “reference price”) but less than the threshold appreciation price, then you will receive a number of shares of our common stock for each purchase contract equal to the Unit stated amount of $            , divided by the applicable market value; and

•

if the applicable market value of our common stock is less than or equal to the reference price of $            , then you will receive              shares of our common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate, minimum settlement rate and the applicable market value are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The reference price will be the public offering price of our common stock in the concurrent common stock offering.

The threshold appreciation price will be equal to $            , divided by the minimum settlement rate (rounded to the nearest $0.01). The threshold appreciation price, which is initially $            , represents an appreciation of approximately     % over the reference price.

For illustrative purposes only, the following table shows the number of shares of common stock issuable upon settlement of a purchase contract at the assumed applicable market values, based on a reference price of $             and a threshold appreciation price of $            . The table assumes that there will be no adjustments to the fixed settlement rates described as under “—Adjustments to the Fixed Settlement Rates” below and that neither we nor holders elect to settle early as described under “—Early Settlement,” “—Early Settlement Upon a Fundamental Change” or “—Early Settlement at Our Election” below. We cannot assure you that the actual applicable market value will be within the assumed range set forth below.

A holder of a Unit or a separate purchase contract, as applicable, will receive on the mandatory settlement date the following number of shares of common stock at the following assumed applicable market values:

Assumed Applicable Market Value	Number of Shares of Our Common Stock
$
$
$
$
$
$
$
$
$
$
$

As the above table illustrates, if, on the mandatory settlement date, the applicable market value is greater than or equal to the threshold appreciation price, we would be obligated to deliver              shares of our common stock for each purchase contract. As a result, you would receive only approximately     % of the appreciation in market value of the shares of our common stock that you would have received had you purchased $             worth of shares of our common stock at the public offering price in the concurrent common stock offering.

If, on the mandatory settlement date, the applicable market value is less than the threshold appreciation price but greater than the reference price of $            , we would be obligated to deliver a number of shares of our common stock on the mandatory settlement date equal to $            , divided by the applicable market value. As a result, we would retain all appreciation in the market value of our common stock underlying each purchase contract between the reference price and the threshold appreciation price.

If, on the mandatory settlement date, the applicable market value is less than or equal to the reference price of $            , we would be obligated to deliver upon settlement of the purchase contract              shares of our common stock for each purchase contract, regardless of the market price of our common stock. As a result, the holder would realize the entire loss on the decline in market value of the common stock underlying each purchase contract since the initial issuance date of the Units.

Because the applicable market value of the common stock is determined over the 20 “trading days” (as defined below) beginning on, and including, the 23rd scheduled trading day immediately preceding                     , 2014, the number of shares of common stock delivered for each purchase contract may be greater than or less than the number that would have been delivered based on the daily VWAP of our common stock on the last trading day in such 20 trading day period. In addition, you will bear the risk of fluctuations in the market price of the shares of our common stock deliverable upon settlement of the purchase contracts between the end of such 20 trading day period and the date such shares are delivered.

The term “applicable market value” means the average of the daily VWAPs of our common stock on each of the 20 consecutive trading days beginning on, and including, the 23rd scheduled trading day immediately preceding                     , 2014.

The “daily VWAP” of our common stock (or any other security for which a daily VWAP must be determined) means, on any trading day, the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page      US <equity> AQR (or, if applicable, the relevant Bloomberg page for such other security) (or, in either case, its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on such trading day until the scheduled close of trading on such trading day, or, if such volume-weighted average price is unavailable, the market price of one share of our common stock (or, if applicable, such other security) on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” is a day on which shares of our common stock (or, in the case of any other security for which a daily VWAP must be determined, shares of such other security):

•	are not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

•

have traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock (or, if applicable, such other security).

If our common stock (or, if applicable, such other security) is not listed or admitted for trading on any U.S. national or regional securities exchange or association or over-the-counter market, “trading day” means a business day.

A “scheduled trading day” is a day that is scheduled to be a trading day on the U.S. national or regional securities exchange or association or over-the-counter market on which our common stock (or, if applicable, such other security) is listed or admitted for trading. If our common stock (or, if applicable, such other security) is not so listed or admitted for trading, “scheduled trading day” means a business day.

On the mandatory settlement date, our common stock will be issued and delivered to you or your designee, upon (i) surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form, and (ii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, the procedures for settlement will be governed by standing arrangements between DTC and the purchase contract agent.

If one or more of the 20 scheduled trading days beginning on, and including, the 23rd scheduled trading day immediately preceding                     , 2014 is not a trading day, the mandatory settlement date will be postponed until the third scheduled trading day immediately following the last trading day of the 20 trading day period during which the applicable market value is determined.

Prior to the close of business on the last trading day of the 20 trading day period during which the applicable market value is determined, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock to be issued upon settlement of the purchase contract on the mandatory settlement date will become the holder of record of such shares as of the close of business on the last trading day of the 20 trading day period during which the applicable market value is determined.

We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon settlement of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Early Settlement

On any trading day prior to the close of business on the third scheduled trading day immediately preceding                     , 2014, you, as a holder of Units or a holder of a separate purchase contract, may elect to settle your purchase contracts early, in whole or in part, and receive shares of common stock at the “early settlement rate.”

The early settlement rate is equal to the minimum settlement rate, subject to adjustment as described below under “—Adjustments to the Fixed Settlement Rates,” unless you elect to settle your purchase contracts early in connection with a fundamental change, in which case you will receive upon settlement of your purchase contracts a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”

Your right to receive common stock upon early settlement of your purchase contract is subject to (i) delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of your purchase contract, (ii) if such purchase contract or the Unit that includes such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract and (iii) payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you. As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, the procedures for early settlement will be governed by standing arrangements between DTC and the purchase contract agent.

Upon surrender of the purchase contract or the related Unit and payment of any applicable transfer or similar taxes due because of any issuance of the underlying shares in a name of a person other than the holder, you will receive the applicable number of shares of common stock (and a cash payment for any fractional share) as promptly as practicable, but no later than the third business day, following the “early settlement date” (as defined below).

If you comply with the requirements for effecting early settlement of your purchase contracts earlier than the close of business on any business day, then that day will be considered the “early settlement date.” If you comply with such requirements at or after the close of business on any business day or at any time on a day that is not a business day, then the next business day will be considered the “early settlement date.” The person in whose name any shares of our common stock to be issued upon such early settlement of the purchase contract will become the holder of record of such shares as of the close of business on the relevant early settlement date.

Upon early settlement of the purchase contract component of a Unit, the corresponding amortizing note will remain outstanding and registered in the name of the holder who elected to settle the related purchase contract early.

Early Settlement Upon A Fundamental Change

If a “fundamental change” occurs and you elect to settle your purchase contracts early in connection with such fundamental change in accordance with the procedures described under “—Early Settlement” above, you will receive a number of shares of our common stock based on the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if you deliver your early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of your purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at the close of business on the 30th business day thereafter (or, if earlier, the third scheduled trading day immediately preceding                     , 2014) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”

If you comply with the requirements for effecting early settlement upon a fundamental change earlier than the close of business on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If you comply with such requirements at or after the close of business on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next business day will be considered the “fundamental change early settlement date” if such business day is during the fundamental change early settlement period.

We will provide the purchase contract agent and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its occurrence, issue a press release announcing such effective date and post such press release on our website. The notice will also set forth, among other things, (i) the applicable fundamental change early settlement rate, (ii) if not our common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement and (iii) the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

(a)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries, our and their employee benefit plans and “permitted holders” (as defined below), has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(b)	any permitted holder has, or any permitted holders have, become the direct or indirect beneficial owners of our common equity representing more than %, in the aggregate, of the voting power of our common equity; or

(c)	consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of us to any person other than one of our subsidiaries, in each case pursuant to which our common stock will be converted into cash, securities or other property;

provided, however, that a fundamental change will not be deemed to have occurred if at least 90% of the consideration received by holders of our common stock in the transaction or transactions consists of shares of common stock or depositary receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with such transaction or transactions.

A “permitted holder” means the United States Department of the Treasury or any other agent or instrumentality of the United States.

The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

•

in the case of a fundamental change described in clause (c) of the definition of “fundamental change” in which holders of shares of our common stock receive only cash in the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

•

in all other cases, the stock price will be the average of the daily VWAPs of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.

The stock prices set forth in the first column of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The number of shares in the table below will be adjusted in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

Effective Date
Stock Price
$
$
$
$
$
$
$

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

•

if the stock price is less than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of our common stock deliverable under a purchase contract is              , subject to adjustment in the same manner as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

Upon early settlement of the purchase contract component of a Unit upon a fundamental change, the corresponding amortizing note will remain outstanding and registered in the name of the holder who elected to settle the related purchase contract early upon the fundamental change.

If you do not elect to exercise your fundamental change early settlement right, your purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any early mandatory settlement date or the mandatory settlement date, including, if applicable, the provisions set forth under “—Adjustments to the Fixed Settlement Rates” regarding the occurrence of the relevant fundamental change.

Early Mandatory Settlement at Our Election

We have the right to settle the purchase contracts early, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the maximum settlement rate on the notice date (as defined below), unless the daily VWAP of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the “notice date” (as defined below) exceeded 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the fundamental change early settlement rate with the “effective date” for this purpose being deemed to be the early mandatory settlement date specified in the early mandatory settlement notice and the “stock price” for this purpose being deemed to be the average of the daily VWAPs of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the early mandatory settlement date.

If we elect to settle the purchase contracts early, you will have the right to require us to repurchase your amortizing notes, except in the circumstances, and subject to the conditions, described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.”

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”), issue a press release announcing our election and post such press release on our website. The early mandatory settlement notice will specify, among other things:

•	the early mandatory settlement rate;

•

the date on which we will deliver shares of our common stock following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be at least 10 but not more than 30 business days following the date of our notice (the “notice date”);

•

that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be (subject to certain exceptions described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the “repurchase price” and “repurchase date” (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

•	if applicable, the last date on which holders may exercise their repurchase right; and

•	if applicable, the procedures that holders must follow to require us to repurchase their amortizing notes.

We will deliver the shares of our common stock and any cash payable for fractional shares to you on the early mandatory settlement date. The person in whose name any shares of our common stock to be issued following exercise of our early mandatory settlement right will become the holder of record of such shares as of the close of business on the notice date.

Adjustments to the Fixed Settlement Rates

Each fixed settlement rate will be adjusted as described below, except that no adjustment to the fixed settlement rates will be made if holders of Units or any separate purchase contracts may participate in the transaction (at a level based on the maximum settlement rate) that would otherwise give rise to such adjustment at the same time and on the same terms as holders of our common stock without having to settle such holders’ purchase contracts.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 x	OS1
OS0

where,

SR0 =

the fixed settlement rate in effect immediately prior to the close of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

SR1 =	the fixed settlement rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each fixed settlement rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the fixed settlement rates that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the daily VWAPs of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 x	OS0 + X
OS0 + Y

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date for such issuance;

SR1 =	the fixed settlement rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the daily VWAPs of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, each fixed settlement rate shall be decreased to the fixed settlement rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, each fixed settlement rate shall be decreased to the fixed settlement rate that would then be in effect if the record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price per share that is less than such average of the daily VWAPs for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 x	SP0
SP0 - FMV

where,

SR~~0~~ =	the fixed settlement rate in effect immediately prior to the close of business on the record date for such distribution;

SR1 =	the fixed settlement rate in effect immediately after the close of business on such record date;

SP0 =

the average of the daily VWAPs of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, each fixed settlement rate shall be decreased to be the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 x	FMV0 + MP0
MP0

where,

SR~~0~~ =	the fixed settlement rate in effect immediately prior to the end of the valuation period (as defined below);

SR1 =	the fixed settlement rate in effect immediately after the end of the valuation period;

FMV0 =

the average of the daily VWAPs of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days commencing on, and including, the third trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the New York Stock Exchange or such other U.S. national securities exchange on which such capital stock or similar equity interest are then listed or quoted (the “valuation period”); and

MP0 =	the average of the daily VWAPs of our common stock over the valuation period.

The adjustment to the fixed settlement rates under the preceding paragraph will occur on the last trading day of the valuation period; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during a valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and such determination date for purposes of determining the fixed settlement rates.

(4)	If a dividend or distribution consisting exclusively of cash is made to all or substantially all holders of our common stock, each fixed settlement rate will be adjusted based on the following formula:

SR1 = SR0 x	SP0
SP0 - C

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

SR1 =	the fixed settlement rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =	the daily VWAP of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, each fixed settlement rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to the fixed settlement rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we make or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the daily VWAP per share of our common stock on the trading day next succeeding the date (the “expiration date”) such tender or exchange offer expires, each fixed settlement rate will be increased based on the following formula:

SR1 = SR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

SR0 =	the fixed settlement rate in effect immediately prior to the close of business on the expiration date;

SR1 =	the fixed settlement rate in effect immediately after the close of business on the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the daily VWAPs of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to each fixed settlement rate under the immediately preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the expiration date; provided that if any date for determining the number of shares of our common stock issuable to a holder occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the expiration date and such determination date for purposes of determining the fixed settlement rates.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the fixed settlement rates by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase each fixed settlement rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. In either case, we may make such an adjustment only so long as we make the same proportionate adjustment to each fixed settlement rate.

To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to the shares of our common stock, the rights under the rights plan, unless prior to settlement of a purchase contract, the rights have separated from the common stock, in which case, and only in such case, each fixed settlement rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of a taxable distribution of cash or property to stockholders of Ally or any other event that results in an increase in each fixed settlement rate, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, if you are a Non-U.S. Holder (as defined below under “Certain U.S. Federal Income Tax Considerations”) this distribution may be subject to U.S. federal withholding tax.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our common stock issuable to a holder, adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:

•

upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•

upon the issuance of any common stock or rights, options or warrants to purchase our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued; or

•	solely for a change in the par value or no par value of our common stock.

Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each revised fixed settlement rate. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted.

Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the early settlement rate and the early mandatory settlement rate. If an adjustment is made to the fixed settlement rates, an inversely proportional adjustment will also be made to the reference price solely for the purposes of determining which clauses of the definition of the settlement rate will apply on the settlement date. For the avoidance of doubt, no separate inversely proportional adjustment will be made to the threshold appreciation price because it is equal to $            , divided by the minimum settlement rate (rounded to the nearest $0.01) as adjusted in the manner described herein. Because (a) the applicable market value is an average of the daily VWAPs of our common stock over a 20 consecutive trading day period and (b) the fundamental change early settlement rate is generally calculated based on an average of the daily VWAPs over a 10 day trading day period, we will make appropriate adjustments to the daily VWAPs prior to the relevant issuance date, record date, ex-dividend date, effective date or expiration date, as the case may be, used to calculate the applicable market value to account for any adjustments to the fixed settlement rates that become effective during the period in which the applicable market value or the stock price, as the case may be, is being calculated.

Our board of directors will have the power to resolve any ambiguity or, subject to applicable law, correct any error in this section, and its action in so doing will be final and conclusive.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had settled its purchase contracts immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock would have been entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or of all holders of our common stock if none makes an election). We will notify holders of the Units and separate purchase contracts of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each purchase contract settled following the effective date of such reorganization event will be determined by the fixed settlement rates then in effect on the applicable settlement date (without interest thereon and without any right to dividends or distributions thereon that have a record date prior to the date such purchase contracts are actually settled). For the purpose of determining which bullet of the definition of settlement rate will apply upon mandatory settlement, and for the purpose of calculating the settlement rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average during the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the mandatory settlement date of the volume weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of Units and separate purchase contracts of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Fractional Shares

No fractional shares of our common stock will be issued to holders upon settlement of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled, multiplied by the daily VWAP of our common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date or early mandatory settlement date, as the case may be.

Consequences of Bankruptcy

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Ally. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our common stock at that time). However, a bankruptcy court may prevent us from delivering our common stock in settlement of the accelerated purchase contracts. In such event, a holder would have a damage claim against us for the value of the common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that this claim for damages will rank equally with the claims by holders of our common stock in the bankruptcy proceeding, in which case you will be able to recover damages only to the extent holders of our common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

•

to evidence the succession of another person to Ally, and the assumption by any such successor of the covenants and obligations of Ally in the purchase contract agreement and the Units and separate purchase contracts, if any;

•	to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

•	to make provision with respect to the rights of holders of purchase contracts pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

•

to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and “Description of the Units” sections in this prospectus, as supplemented by the related pricing term sheet;

•	to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent, so long as such action does not materially adversely affect the interest of the holders; and

•	to make any other provisions with respect to such matters or questions, so long as such action does not materially adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting us and the purchase contract agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	reduce the number of shares of common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);

•	change the mandatory settlement date, your right to settle purchase contracts early or the fundamental change early settlement right;

•

reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement; or

•	impair the right to institute suit for the enforcement of the purchase contracts.

In executing any modification, the purchase contract agent shall be entitled to receive an opinion of counsel stating that such modification is authorized or permitted under the terms of the purchase contract agreement.

Limitations on Mergers, Consolidations and Sales of Assets

The purchase contract agreement provides that we will not consolidate with or merge into another corporation or convey, transfer or lease our assets substantially as an entirety unless:

•

the successor entity is not, immediately after such consolidation, merger, conveyance, transfer or lease, in default of its obligations under the purchase contracts or the purchase contract agreement; or

•

the successor is a corporation organized in the United States and expressly assumes the due and punctual performance of all of our obligations under the purchase contracts and the purchase contract agreement. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Ally under the purchase contract agreement. Thereafter, except in the case of a lease, we shall be relieved of all obligations and covenants under the purchase contract agreement and the purchase contracts.

Reservation of Common Stock

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement of the purchase contracts, that number of shares of common stock as shall from time to time be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

The Bank of New York Mellon will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Units and separate purchase contracts from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Calculations in Respect of Purchase Contracts

We will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent will have no obligation to make any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

DESCRIPTION OF THE AMORTIZING NOTES

We will issue the amortizing notes under the amended and restated junior subordinated debt indenture (the “indenture”), dated as of March 1, 2011 (the “base indenture”), and a related supplemental indenture for such amortizing notes to be dated the date of first issuance of the amortizing notes (the “supplemental indenture” and, together with the base indenture, the “indenture”), between us, as issuer, and The Bank of New York Mellon, as trustee.

The following summary of the terms of the amortizing notes contains a description of all of the material terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms. We refer you to the base indenture, which has been filed, and the supplemental indenture, which will be filed, as an exhibit to the registration statement of which this prospectus forms a part.

As used in this section, each of the terms “we,” “us,” “our” and “Ally” means Ally Financial Inc. and does not include any subsidiary of Ally Financial Inc.

General

The amortizing notes will be issued as a separate series of junior subordinated debt securities under the indenture in an initial aggregate principal amount of $             (or $             initial aggregate principal amount if the underwriters exercise their over-allotment option in full). The final scheduled installment payment date will be                     , 2014. We may not redeem the amortizing notes.

Amortizing notes may only be issued in certificated form in exchange for a global security under the circumstances described below under “Book-Entry Procedures and Settlement.” In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below. Payments on amortizing notes issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the amortizing notes. In the event amortizing notes are issued in certificated form, installments will be payable, the transfer of the amortizing notes will be registrable and amortizing notes will be exchangeable for amortizing notes of other denominations of a like aggregate principal amount at the corporate trust office of the trustee in New York, NY. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.

Subordination

The indenture provides that the amortizing notes are subordinated and junior, both in liquidation and in priority of payment, to the extent specified in the indenture, to all Senior Indebtedness (as defined below) of Ally. This means that no installment payment on the amortizing notes may be made if:

•	any Senior Indebtedness of Ally has not been paid when due and any applicable grace period relating to such default has ended and such default has not been cured or been waived or ceased to exist; or

•	the maturity of any Senior Indebtedness of Ally has been accelerated because of a default.

Upon any payment by Ally or distribution of assets of Ally to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of

Ally must be paid in full before the holders of amortizing notes are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of Ally then outstanding, the rights of the holders of the amortizing notes will be subrogated to the rights of the holders of Senior Indebtedness of Ally to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the amortizing notes are paid in full.

The term “Senior Indebtedness” means, with respect to Ally, the principal, premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Ally, whether or not such claim for post-petition interest is allowed in such proceeding) on and of all indebtedness and obligations in respect of:

(i) (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Ally including all indebtedness (whether now or hereafter outstanding) issued under the subordinated debt indenture, dated as of December 31, 2008, between Ally and The Bank of New York Mellon, as trustee, as the same may be amended, modified or supplemented from time to time;

(ii) all capital lease obligations of Ally;

(iii) all obligations of Ally issued or assumed as the deferred purchase price of property, all conditional sale obligations of Ally and all obligations of Ally under any conditional sale or title retention agreement;

(iv) all obligations, contingent or otherwise, of Ally in respect of any letters of credit, banker’s acceptance, security purchase facilities and similar credit transactions;

(v) all obligations of Ally in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or options contracts and other similar agreements;

(vi) all obligations of the type referred to in clauses (i) through (v) above of other persons for the payment of which Ally is responsible or liable as obligor, guarantor or otherwise; and

(vii) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of Ally, whether or not such obligation is assumed by Ally;

except that Senior Indebtedness does not include:

(i) any indebtedness issued under the indenture;

(ii) any guarantee entered into by Ally in respect of any preferred securities, capital securities or preference stock of the GMAC Capital Trust I, a Delaware statutory trust, or any similar trust created for the purpose of issuing trust preferred securities in connection with the issuance of additional securities under the indenture;

(iii) any accounts payable or other liabilities to trade creditors (including guarantees thereof or instruments evidencing such liabilities); or

(iv) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the amortizing notes and the issuance of which does not at the time of issuance prevent the amortizing notes from qualifying for tier 1 capital treatment (irrespective of any limits on the amount of Ally’s tier 1 capital) under applicable capital adequacy guidelines, regulations, policies, published interpretations, or has received the concurrence or approval of the Board of Governors of the Federal Reserve System.

The amortizing notes rank senior to all of Ally’s equity securities, including preferred stock.

The indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Ally.

Notwithstanding the above and anything to the contrary in this prospectus, holders of Senior Indebtedness do not have any rights under the indenture to enforce any of the covenants in the indenture.

Installment Payments

Each amortizing note will have an initial principal amount of $            . On             ,             ,              and              of each year, commencing on                     , 2011 (each, an “installment payment date”), we will pay, in cash, equal quarterly installments of $             on each amortizing note (except for the                     , 2011 installment payment, which will be $             per amortizing note). Each installment payment will constitute a payment of interest (at a rate of     % per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.” We will have the right to defer installment payments at any time and from time to time under the circumstances, and subject to the conditions, described under “—Option to Extend Installment Payment Period” so long as such deferral period does not extend beyond                     , 2017. Installments will be paid to the person in whose name an amortizing note is registered, with limited exceptions, as of the close of business on the business day immediately preceding the related installment payment date. If the amortizing notes do not continue to remain in book-entry only form, we will have the right to select regular record dates, which will be more than 14 days but less than 60 days before the relevant installment payment date.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if such business day is in the next succeeding calendar year, then such installment payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled installment payment date.

Amortization Schedule

The total installments of principal and interest on the amortizing notes for each scheduled installment payment date are set forth below:

Scheduled Installment Payment Date	Amount of Principal	Amount of Interest
, 2011
, 2011
, 2011
, 2012
, 2012
, 2012
, 2012
, 2013
, 2013
, 2013
, 2013
, 2014

Option to Extend Installment Payment Period

So long as no event of default has occurred and is continuing, we have the right, at any time and from time to time, to defer installment payments by extending the installment payment period, so long as such period of time does not extend beyond                     , 2017 (the “extension period”). We may end an extension period on any installment payment date occurring on or before                     , 2014 or, in the case of an extension period that extends beyond , 2014, on any business day thereafter that is on or before                     , 2017.

At the end of any extension period, we will pay all installment payments for which the related installment payment date occurred during such extension period, together with interest on the full amount of such installment payments compounded quarterly at the rate specified for the interest component of the amortizing notes to the extent permitted by applicable law. We will give the holders of Units and separate amortizing notes at least 10 business days’ notice of the end of an extension period.

Prior to the termination of any extension period, we may further defer installment payments by extending such extension period. Such extension period, including all such previous and further extensions, may not extend beyond                     , 2017. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, if consistent with the terms set forth in this section. No installment payment (or interest thereon) during an extension period, except at the end of such period, shall be due and payable.

We have no present intention of exercising our right to defer installment payments by extending the installment payment period on the amortizing notes.

We will give the holders of Units and amortizing notes notice of our election of an extension period (or any extension thereof) at least 10 business days prior to the earlier of:

•	the next succeeding installment payment date; or

•

the date we are required to give notice of the record or payment date of such installment payment to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the amortizing notes.

Restrictions Applicable During an Extension Period and Certain Other Circumstances

If:

•	we exercise our right to defer installment payments as described above, or

•	there shall have occurred and be continuing any default under the indenture,

then:

•

we and any subsidiary of us (other than a subsidiary that is a depository institution, or a subsidiary thereof) shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock or make any guarantee payment with respect thereto, other than

•

redemptions, purchases or other acquisitions of shares of our capital stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice,

•

the acquisition by us or any of our subsidiaries of record ownership in our capital stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including trustees or custodians,

•	as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock,

•	distributions by or among any wholly owned subsidiary of us,

•	redemptions of securities held by us or any wholly owned subsidiary of us, and

•	unpaid tax distributions to holders of membership interests of GMAC LLC pursuant to its Plan of Conversion, dated June 30, 2009, and

•

we and any subsidiary of us (other than a subsidiary that is a depository institution, or a subsidiary thereof) shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities or guarantees issued by the Company which rank pari passu with or junior to the amortizing notes (“junior subordinated indebtedness”), other than:

•

redemptions, purchases or other acquisitions of junior subordinated indebtedness in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice,

•

the acquisition by us or any of our subsidiaries of record ownership in junior subordinated indebtedness for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including trustees or custodians,

•

as a result of an exchange or conversion of any class or series of junior subordinated indebtedness for any other class or series of junior subordinated indebtedness or for any class or series of our capital stock,

•	redemptions of securities held by us or any wholly owned subsidiary of us and

•

any payment of interest on junior subordinated indebtedness paid pro rata with interest paid on the amortizing notes such that the respective amounts of such payments made shall bear the same ratio to each other as all accrued but unpaid interest per like-amount of such amortizing notes and all junior subordinated indebtedness bear to each other, provided, however, the foregoing restrictions will not apply to (i) any stock dividends paid by us where the dividend stock is the same stock as that on which the dividend is being paid or (ii) dividends or distributions by or other transactions solely among us and any wholly owned subsidiary of us or solely among wholly owned subsidiaries of us.

Repurchase of Amortizing Notes at the Option of the Holder

If:

•	we elect to exercise our early mandatory settlement right with respect to the purchase contracts and

•

at the time of such election there is not any extension period in effect and we have not given notice as contemplated by the final paragraph under “—Option to Extend Installment Payment Period” that we intend to defer future scheduled installment payments, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

Notwithstanding the foregoing, holders may exercise the repurchase right if an extension period is in effect or we have given notice that we intend to defer future scheduled installment payments, if, at the time we elect to exercise our early mandatory settlement right, we have received any required regulatory approval or consent from the Federal Reserve or any successor primary federal regulator to extend the repurchase right to holders.

The “repurchase date” will be a date specified by us in the early mandatory settlement notice, which will be at least 20 but not more than 45 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts—Early Settlement at Our Option” (and which may or may not fall on the early mandatory settlement date).

The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus (i) accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at a rate of         % per annum and (ii) if at the time we extend the repurchase right to holders there is an extension period in effect, the aggregate amount of deferred installment payments and interest thereon, determined as set forth above under “—Option to Extend Installment Payment Period.” However, if the amortizing notes are in certificated form and the repurchase date falls after a regular record date and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise your repurchase right, you must deliver, on or before the close of business on the second business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date falls on or after the repurchase date and you have not separated your Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case in accordance with appropriate DTC procedures, unless you hold certificated amortizing notes (or Units), in which case you must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. Your repurchase notice must state:

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, your repurchase notice must comply with appropriate DTC procedures;

•	the number of amortizing notes to be repurchased; and

•	that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered to the trustee, prior to the close of business on the second business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the number of the withdrawn amortizing notes;

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures; and

•

if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase the amortizing notes to be purchased on the repurchase date. You will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes (or Units). If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:

•

such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes (or Units) is made or whether or not the amortizing notes (or Units) are delivered to the trustee); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price).

In connection with any repurchase offer pursuant to an early mandatory settlement notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act,

in each case, so as to permit the rights and obligations under this “—Repurchase of Amortizing Notes at the Option of the Holder” to be exercised in the time and in the manner specified in the indenture.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default and Acceleration

The indenture provides that the following are “events of default” relating to the amortizing notes:

•	failure to pay in full all deferred installment payments on the amortizing notes on or by , 2017 and continuance of such failure to pay for a period of 30 days; or

•	specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Ally.

If any event of default shall occur and be continuing, the trustee or the holders of 25% or more in principal amount of the amortizing notes (which may be held either as a component of Units or separate amortizing notes) will have the right to declare the principal of all the amortizing notes then outstanding to be immediately due and payable, upon which the principal and the interest on the amortizing notes, including any compound interest, and any other amounts payable under the indenture to be immediately due and payable.

Defaults

The indenture provides that the following are “defaults” relating to the amortizing notes:

•	an event of default (as set forth above under “—Events of Default and Acceleration”);

•	a default for 30 days in the payment of any installment payment on any amortizing note when such is due (taking into account any extension period);

•	failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due;

•

failure to pay the repurchase price in connection with any holder’s exercise of its repurchase right as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”; and

•	a default for 90 days after written notice in the performance of any other covenant in respect of the amortizing notes.

There is no right of acceleration with respect to defaults, except for defaults that are events of default.

Any deferral of installment payments on the amortizing notes made in accordance with the provisions described above in “—Option to Extend Installment Payment Period” will not constitute a default under the indenture.

The trustee may withhold notice to the holders of the amortizing notes of any default with respect thereto, except in the failure to make an installment payment, or the payment of the repurchase price, if it considers such withholding to be in the interests of such holders.

Modifications and Amendments

Modifications and amendments to the indenture through a supplemental indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the amortizing notes at the time outstanding (or, with respect to certain actions, without such consent). However, no such modification or amendment may, without the consent of the holder of each amortizing note affected thereby:

(1)	modify the installment payment terms of such amortizing notes;

(2)	reduce the percentage of holders of amortizing notes necessary to modify or amend the indenture or waive compliance by us with any covenant or past default; or

(3)	remove or impair the rights of any holder of an amortizing note to bring a direct action against Ally upon the occurrence of certain defaults, as set forth in the indenture.

Discharge and Defeasance of Indenture

We may discharge most of our obligations under the indenture to holders of the amortizing notes if such amortizing notes have not already been delivered to the trustee for cancellation and either have become due and payable or are by their terms due and payable within one year. We discharge our obligations by depositing with the trustee an amount certified to be sufficient to pay when due all the remaining installment payments on all outstanding amortizing notes.

We, at our option:

(1)	will be released from any and all obligations in respect of the amortizing notes, which is known as “defeasance and discharge”; or

(2)	need not comply with certain covenants specified herein regarding the amortizing notes, which is known as “covenant defeasance.”

If we exercise our covenant defeasance option, the failure to comply with any defeased covenant and any default in the indenture with respect to such defeased covenant will no longer be a default under the indenture.

To exercise either our defeasance and discharge or covenant defeasance option, we must

(1)	deposit with the trustee, in trust, cash or U.S. government obligations in an amount sufficient to pay all the remaining installments on the amortizing notes when such payments are due; and

(2)	deliver an opinion of counsel (that, in the case of a defeasance and discharge, must be based upon a ruling or administrative pronouncement of the IRS, or a change in applicable U.S. federal income tax law) to the effect that the holders of the amortizing notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit or defeasance and will be required to pay U.S. federal income tax in the same manner as if such defeasance had not occurred.

When there is a defeasance and discharge, the indenture will no longer govern the amortizing notes, we will no longer be liable for payment, and the holders of such amortizing notes will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated for installment payments when due if the deposited funds are not sufficient to pay the holders.

The obligations under the indenture to register the transfer or exchange of amortizing notes, to replace mutilated, defaced, destroyed, lost or stolen amortizing notes, and to maintain paying agents and hold monies for payment in trust will continue even if we exercise our defeasance and discharge or covenant defeasance option.

Limitations on Mergers, Consolidations and Sales of Assets

The indenture provides that we will not consolidate with or merge into another corporation or convey, transfer or lease our assets substantially as an entirety unless:

•

the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the installment payments on all amortizing notes issued thereunder and the performance of every other covenant of the indenture on our part; and

•	immediately thereafter no default and no event that, after notice or lapse of time, or both, would become a default, shall have happened and be continuing.

Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Ally under the indenture. Thereafter, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the amortizing notes.

Governing Law

The indenture and the amortizing notes, and any claim, controversy or dispute arising under or related to the indenture or amortizing notes, for all purposes shall be governed by, and construed in accordance with, the laws of the State of New York.

Unclaimed Funds

Any monies deposited with the trustee or any paying agent or then held by Ally in trust for the payment of installment payments on the amortizing notes that remain unclaimed for two years after the date the payments became due and payable, shall, at Ally’s request, be repaid to Ally or released from trust, as applicable, and the holder of the amortizing note shall thereafter look, as a general unsecured creditor, only to Ally for payment thereof.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

The Units, the separate purchase contracts and the separate amortizing notes will initially be issued under a book-entry system in the form of global securities. We will register the global securities in the name of The Depository Trust Company, New York, New York, or DTC, or its nominee and will deposit the global securities with that depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the Units, the separate purchase contracts and the separate amortizing notes, as the case may be, upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the Units, the separate purchase contracts and the separate amortizing notes, as the case may be. Therefore, except as set forth below, you will not be entitled to have Units, separate purchase contracts or separate amortizing notes registered in your name or to receive physical delivery of certificates representing the Units, the separate purchase contracts or the separate amortizing notes. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture or the purchase contract agreement, as the case may be. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./ N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the separate amortizing notes are represented by the global securities, we will pay installments on those separate amortizing notes to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of its participants in accordance with its customary procedures.

Neither Ally, Treasury nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

Settlement

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in

DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Units, separate purchase contracts or separate amortizing notes, as the case may be, that are settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Units, separate purchase contracts or separate amortizing notes, as the case may be, by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Units, separate purchase contracts and separate amortizing notes, as the case may be, among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Securities and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive securities only if:

(a) the depositary is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for the depositary within 90 days;

(b) at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c) an event of default with respect to the amortizing notes, or any failure on the part of us to observe or perform any covenant or agreement in the purchase contracts, has occurred and is continuing and such beneficial owner requests that its amortizing notes and/or purchase contracts, as the case may be, be issued in definitive, certificated form.

The global security will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry Units, separate purchase contracts or separate amortizing notes, as the case may be, will then be entitled (1) to receive physical delivery in certificated form of definitive Units, separate purchase contracts or separate amortizing notes, as the case may be, equal in aggregate amount of Units, separate purchase contracts or separate amortizing notes, as the case may be, to their beneficial interest and (2) to have the definitive securities registered in their names. Thereafter, the holders of the definitive Units, separate purchase contracts and separate amortizing notes, as the case may be, will be recognized as the “holders” of the Units, separate amortizing notes and separate purchase contracts for purposes of the purchase contract agreement and indenture, respectively.

Each of the purchase contract agreement and indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive security, so long as the applicant furnishes to us and the trustee or purchase contract agent such security or indemnity and such evidence of ownership as they may require.

In the event definitive separate amortizing notes are issued, the holders thereof will be able to receive installment payments at the office of Ally’s paying agent. The final installment payment of a definitive separate amortizing note may be made only against surrender of the separate amortizing note to one of Ally’s paying agents. Ally also has the option of making installment payments by mailing checks to the registered holders of the separate certificated amortizing notes. Ally’s paying agent is the corporate trust office of The Bank of New York Mellon.

In the event definitive Units, separate purchase contracts or separate amortizing notes are issued, the holders thereof will be able to transfer their securities, in whole or in part, by surrendering such securities for registration of transfer at the office of The Bank of New York Mellon listed above. A form of such instrument of transfer will be obtainable at the relevant office of The Bank of New York Mellon. Upon surrender, we will execute, and the purchase contract agent and the trustee will authenticate and deliver, new Units, separate purchase contracts or separate amortizing notes, as the case may be, to the designated transferee in the amount being transferred, and a new security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of The Bank of New York Mellon, as requested by the owner of such new Units, separate purchase contracts or separate amortizing notes. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

CONCURRENT TRANSACTIONS

Conversion and Exchange of Series F-2 Preferred Stock

Treasury currently holds 118,750,000 shares of our Series F-2 preferred stock, having an aggregate liquidation amount of $5,937,500,000. In connection with this offering and the concurrent common stock offering, Treasury has agreed (i) to convert 58,750,000 shares of Series F-2 preferred stock into a number of shares of our common stock based on a conversion price equal to the common stock public offering price and (ii) to exchange the remaining 60,000,000 shares of Series F-2 preferred stock having an aggregate liquidation amount of $3 billion, for a number of our Units having an aggregate stated amount of $3 billion.

The number of shares of common stock we will issue to Treasury in connection with the conversion will depend upon the common stock public offering price. The higher the common stock public offering price is, the fewer the number of shares of common stock Treasury will receive and the lower the common stock public offering price is, the greater the number of shares of common stock Treasury will receive. The following table sets forth the number of shares we will issue to Treasury in connection with the conversion for each common stock public offering price set forth below:

Public Offering Price	Number of Shares Issued to Treasury
$
$
$
$

The closing of each of this offering, the concurrent common stock offering, the conversion and the exchange is conditioned upon the closing of each such other transaction.

Concurrent Common Stock Offering

Concurrently with this offering, Treasury is also making a public offering of                      shares of our common stock. Treasury has granted the underwriters of that offering the right to purchase up to                      additional shares of our common stock to cover over-allotments, if any, at the common stock public offering price, less the underwriters’ discount for the concurrent common stock offering, within 30 days from the date of the prospectus for the concurrent common stock offering.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Units, the purchase contracts and the amortizing notes that are components of the Units and shares of our common stock acquired under a purchase contract. This discussion applies to you only if you acquire the Units in connection with this offering at the initial offering price for the Units, and you hold the Units, the components of the Units and shares of our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a person subject to special rules, such as:

•	a financial institution;

•	an insurance company;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to Units, purchase contracts, amortizing notes or shares of our common stock;

•	a person holding Units, purchase contracts, amortizing notes or shares of our common stock as part of a hedge, “straddle,” integrated transaction or similar transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership for U.S. federal income tax purposes;

•	a tax-exempt entity; or

•	a person subject to the alternative minimum tax.

If you are a partnership for U.S. federal income tax purposes that holds Units, purchase contracts, amortizing notes or common stock, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and on your activities. If you are a partnership holding Units, purchase contracts, amortizing notes or common stock or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of Units, purchase contracts, amortizing notes or common stock.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. If you are considering the purchase of Units, purchase contracts, amortizing notes and shares of our common stock, you are urged to consult your tax adviser with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Characterization of Units and Amortizing Notes

Although there is no authority directly on point and therefore the issue is not entirely free from doubt, each Unit will be treated in accordance with its form as an investment unit composed of two separate instruments for U.S. federal income tax purposes, and the amortizing notes will be treated as indebtedness for U.S. federal income tax purposes. Under this treatment, you will be treated as if you held each component of a Unit for U.S. federal income tax purposes. By acquiring a Unit, you will agree to treat (i) a Unit as an investment unit composed of two separate instruments in accordance with its form and (ii) the amortizing notes as indebtedness, in each case for U.S. federal income tax purposes. If, however, the components of a Unit were treated as a single instrument, the U.S. federal income tax consequences could differ from the consequences described below. Specifically, if you are a U.S. Holder, as defined below, you could be required to recognize the entire amount of each installment payment on the amortizing notes, rather than merely the portion of such payment denominated as interest, as income. In addition, if you are a Non-U.S. Holder, as defined below, payments of principal and stated interest made to you on the amortizing notes could be subject to U.S. federal withholding tax. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, (i) the amortizing notes could be recharacterized as equity for U.S. federal income tax purposes, in which case payments of principal and stated interest to you, if you are a Non-U.S. Holder, on the amortizing notes could be subject to U.S. federal withholding tax and (ii) the purchase contracts could be treated as our stock, in which case the tax consequences of the purchase, ownership and disposition thereof would be substantially the same as the tax consequences described herein.

No ruling has been or will be sought from the IRS with respect to the characterization of the Units for U.S. federal income tax purposes or any of the U.S. federal tax consequences discussed below, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those described above. Accordingly, you should consult your tax adviser regarding the consequences to you of the possible recharacterization of the components of a Unit as a single instrument, or of the amortizing notes as equity. Unless stated otherwise, the remainder of this discussion assumes that the characterization of the Units as two separate instruments, the characterization of the amortizing notes as indebtedness, and the characterization of the purchase contracts as contracts to acquire our common stock will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if you are for, U.S. federal income tax purposes, a beneficial owner of a Unit, purchase contract, amortizing note or share of our common stock acquired under a purchase contract that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Allocation of the Issue Price

We have determined that the portion of the issue price of a Unit allocated to each of the purchase contract and amortizing note that constitute the Unit is $             and $             , respectively. That allocation will be binding on you (but not the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire Units. The remainder of this discussion assumes that this allocation of issue price to each purchase contract and amortizing note will be respected for U.S. federal income tax purposes.

Payments of Stated Interest and Original Issue Discount

Under applicable Treasury regulations, a “remote” possibility that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). Ally believes, and thus this summary assumes, that the likelihood of it exercising its option to defer payments is remote within the meaning of the Treasury regulations. Based on the foregoing, Ally believes that the amortizing notes will not be considered to be issued with OID at the time of their original issuance and, accordingly, that payments of stated interest on the amortizing notes will generally be taxable as ordinary interest income at the time they accrue or are received by you in accordance with your regular method of accounting for U.S. federal income tax purposes.

Under the Treasury regulations, if the exercise by Ally of its option to defer any payment of interest was determined not to be “remote,” or if Ally actually exercised its option to defer any payment of interest, the amortizing notes would be treated as issued with OID at the time of issuance or at the time of the exercise, as the case may be. All stated interest on the amortizing notes would thereafter be treated as OID as long as the amortizing notes remained outstanding. In this event, all of your taxable interest income relating to the amortizing notes would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of your regular method of tax accounting, and payments of stated interest would not be separately includible in your taxable income. You would be required to include OID in gross income (as ordinary income) even if Ally exercised its option to defer one or more payments of interest during an extension period.

In addition, this disclosure assumes that the issue price of the amortizing notes is equal to their initial principal amount. If the difference between the issue price and the initial principal amount of the amortizing notes was greater than a certain de minimis amount, the difference would be OID, which would be includible in income by you as described above.

No rulings or other interpretations have been issued by the IRS that have addressed the meaning of the term “remote” as used in the applicable Treasury regulations as they may be applied to an instrument such as the amortizing notes, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus.

Settlement of a Purchase Contract

You will not recognize gain or loss on the acquisition of our common stock upon the mandatory or early settlement of a purchase contract except with respect to cash paid in lieu of a fractional share of our common stock. Your tax basis in the common stock received under a purchase contract will equal your tax basis in the purchase contract less the portion of that tax basis allocable to the fractional share. Your holding period for the common stock received under a purchase contract will begin the day after that stock is received.

Deemed Distributions

The settlement rate of the purchase contracts will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing your interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to you.

If we were to make a distribution of cash or property (for example, evidences of indebtedness or assets) to our stockholders and each fixed settlement rate of the purchase contracts were increased pursuant to the applicable adjustment provisions, that increase would be deemed to be a distribution to you. In addition, any other increase in each fixed settlement rate of the purchase contracts (including an adjustment to each fixed settlement rate in connection with a fundamental change) may, depending on the circumstances, be deemed to be a distribution to you.

In certain circumstances, the failure to make an adjustment of each fixed settlement rate may result in a taxable distribution to you, if as a result of that failure your proportionate interest in our assets or earnings and profits is increased.

Any deemed distribution will generally be taxed in the same manner as an actual distribution. See “—Taxation of Distributions on Common Stock Acquired under the Purchase Contracts” below. You should consult your tax adviser as to the tax consequences of receiving deemed distributions.

Taxation of Distributions on Common Stock Acquired under the Purchase Contracts

Distributions paid on shares of common stock, other than certain pro rata distributions of shares of common stock, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits and will be includible in income by you as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of your investment, up to your tax basis in the common stock. Any remaining excess will be treated as a capital gain. If you are a non-corporate U.S. Holder, dividends received by you in tax years beginning prior to 2013 will be eligible to be taxed at reduced rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. Holder, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements.

Sale or Disposition of Units, Purchase Contracts, Amortizing Notes or Shares of Common Stock

Upon the sale, exchange or retirement of a purchase contract, amortizing note or share of our common stock, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the purchase contract, amortizing note or share of stock, as the case may be. For purposes of determining gain or loss, your proceeds will not include any amount attributable to accrued and unpaid interest, which amount will be treated as discussed above under “—Payments of Stated Interest.”

Gain or loss realized on the sale, exchange or retirement of a purchase contract, amortizing note or share of common stock will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the purchase contract, amortizing note or share of stock, as the case may be, for more than one year. If you are a non-corporate U.S. Holder, long-term capital gains will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Upon the sale, exchange or other disposition of a Unit, you will be treated as having sold or disposed of the purchase contract and amortizing note that constitute the Unit. The proceeds realized on a disposition of a Unit will be allocated between the purchase contract and amortizing note in proportion to their relative fair market values on the date of sale or disposition. As a result, you will calculate gain or loss on the purchase contract separately from the gain or loss on the amortizing note. It is thus possible that you could recognize a capital gain on one component of a Unit but a capital loss on the other component of the Unit.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the amortizing notes, dividends on the common stock and the proceeds from a sale or other disposition of Units, purchase contracts, amortizing notes or shares of our common stock. You will be subject to U.S. backup withholding on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Unit, purchase contract, amortizing note or share of common stock acquired under a purchase contract that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” if you are a non-resident alien individual present in the United States for 183 days or more in the taxable year of disposition of the Units, purchase contracts, amortizing notes or common stock, in which case you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of Units, purchase contracts, amortizing notes or common stock.

Payments on the Amortizing Notes

Subject to the discussion below concerning backup withholding, under the characterization of each Unit as an investment unit consisting of an amortizing note and a purchase contract for U.S. federal income tax purposes (as described above), payments of principal and stated interest on the amortizing notes to you will generally not be subject to U.S. federal income or withholding tax (if you are a Non-U.S. Holder with effectively connected income, see “—Effectively Connected Income”), provided that, in the case of stated interest:

•

you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	you have satisfied the certification requirement described below.

Stated interest on an amortizing note will not be exempt from withholding tax unless you certify on a properly executed IRS Form W-8BEN, under penalties of perjury, that you are not a United States person.

However, if, as described above under “—Characterization of Units and Amortizing Notes,” the components of a Unit were recharacterized and treated as a single instrument for U.S. federal income tax purposes, payments of principal and stated interest made to you could be subject to U.S. federal withholding at a rate of 30%, unless you are entitled to claim a lower rate as may be specified by an applicable income tax treaty. Even if the components of a Unit are respected as separate instruments for U.S. federal income tax purposes, if the amortizing notes were recharacterized as equity for U.S. federal income tax purposes, payments of principal and stated interest to you on the amortizing notes could be subject to U.S. federal withholding tax. Under recent legislation, if the Units were recharacterized as a single instrument and treated as equity, or the amortizing notes were recharacterized as equity, for U.S. federal income tax purposes, a withholding tax of 30% could be imposed on payments to certain foreign entities, after December 31, 2012, on the Units or amortizing notes, as the case may be, and the gross proceeds from dispositions of the Units or amortizing notes, as the case may be. In addition, under that legislation, a withholding tax of 30% may be imposed on dividends on and the gross proceeds of dispositions of our common stock, after December 31, 2012, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. We are not required to pay a “gross up” for these or any other taxes imposed or withheld in respect of payments made on or with respect to the Units, the purchase contracts, the amortizing notes or common stock.

Settlement of a Purchase Contract

You will not be subject to U.S. federal income tax upon the mandatory or early settlement of a purchase contract.

Deemed Distributions

An adjustment to each fixed settlement rate of a purchase contract might result in a taxable deemed distribution, as described above under the caption “Tax Consequences to U.S. Holders—Deemed Distributions.” Any taxable deemed distribution resulting from an adjustment to (or failure to adjust, in some cases) each fixed settlement rate will be treated in the same manner as an actual distribution on our common stock, as described below under “—Dividends.”

Sale, Exchange or Other Disposition of Units, Purchase Contracts, Amortizing Notes or Shares of Common Stock

Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Units, purchase contracts, amortizing notes or shares of our common stock, unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, or

•

in the case of a sale or other disposition of Units, purchase contracts or common stock, we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever is shorter.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

Dividends

Dividends (including deemed dividends on the Units or purchase contracts described above under “Tax Consequences to U.S. Holders—Deemed Distributions”) paid to you generally will be subject to U.S. federal withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable treaty, you will be required to provide a properly executed IRS Form W-8BEN certifying your entitlement to benefits under that treaty.

In the case of any deemed distribution, it is possible that the U.S. federal tax on the deemed distribution will be withheld from shares of common stock or sales proceeds subsequently paid or credited to you. If you are subject to U.S. federal withholding tax under those circumstances, you should consult your tax adviser as to whether you can obtain a refund for all or a portion of the withholding tax.

Effectively Connected Income

If you are engaged in a trade or business in the United States, you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above) with respect to income or gain on the amortizing notes, the purchase contracts, the Units and the common stock that is effectively connected with the conduct of that trade or business, subject to an applicable income tax treaty providing otherwise. In order for payments on the amortizing notes and dividends on the common stock to be exempt from the withholding described in “—Payments on the Amortizing Notes” and “—Dividends” above, you will generally be required to provide a properly executed IRS Form W-8ECI.

If you are a Non-U.S. Holder with effectively connected income, you should consult your tax adviser with respect to other U.S. federal income tax consequences of the ownership and disposition of Units, purchase contracts, amortizing notes and common stock, including, if you are a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the amortizing notes and on the common stock. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or common stock, and you may be subject to U.S. backup withholding on payments on the amortizing notes and on the common stock or on the proceeds from a sale or other disposition of the Units, purchase contracts, amortizing notes or common stock. The certification procedures required to claim the exemption from withholding tax described above under “—Payments on the Amortizing Notes” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle your to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated are acting as joint global coordinators and joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and the selling stockholder has agreed to sell to that underwriter, the number of Units set forth opposite the underwriter’s name.

Underwriter	Number of Units
Citigroup Global Markets Inc. .
Goldman, Sachs & Co .
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated
Total

We may add additional underwriters to the table above. Any such underwriters would be selected by us taking into account various criteria, including among other things their marketing and distribution capability, ownership and management diversity, and automotive finance industry expertise.

The underwriting agreement provides that the obligations of the underwriters to purchase the Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Units (other than those covered by the over-allotment option described below) if they purchase any of the Units. The completion of this offering is contingent on the completion of the concurrent common stock offering.

Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per Unit. If all the Units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more Units than the total number set forth in the table above, the selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional Units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Units approximately proportionate to that underwriter’s initial purchase commitment in such Units. Any Units issued or sold under the option will be issued and sold on the same terms and conditions as the other Units that are the subject of this offering.

We, our officers and directors, certain of our employees and the selling stockholder and our other stockholders have agreed that, for a period of      days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, dispose of, transfer, register or hedge any shares or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the -day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the     -day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the     -day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In addition, certain of our shareholders are subject to lock-up provisions under our Registration Rights Agreement. See “Certain Stockholder Agreements—Registration Rights Agreement—Holdback Agreements.”

Prior to this offering, there has been no public market for our Units. Consequently, the initial public offering price for the Units was determined by negotiations among us, the selling stockholder and the representatives. Among the factors considered in determining the public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the Units will sell in the public market after this offering will not be lower than the public offering price or that an active trading market in our shares will develop and continue after this offering.

We will apply for listing of the Units on the New York Stock Exchange, subject to satisfaction of its minimum listing standard with respect to the Units; however, no assurance can be provided that the Units will be approved for listing. The Units are a new issue of securities and there is currently no trading market for the Units. Each underwriter has advised us that it intends to make a market in the Units, but no underwriter is obligated to do so. Any underwriter may discontinue any market making in the Units at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid market will develop for the Units, that you will be able to sell your Units at a particular time or that the prices you receive when you sell will be favorable.

The following table shows the per Unit and total public offering price and proceeds to the selling stockholder and the underwriting discounts and commissions payable to the underwriters in connection with this offering. Ally has agreed to pay all underwriting discounts and commissions, transfer taxes and transaction fees, if any, applicable to the sale of the Units and the fees and disbursement of counsel for the selling security holder incurred in connection with the sale. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Unit	Total
		No Exercise	Full Exercise
Public offering price and proceeds to selling stockholder
Underwriting discounts and commissions

We estimate that our total expenses for this offering will be approximately $             million.

In connection with the offering, the underwriters may purchase and sell Units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Units than they are required to purchase in the offering.

•	“Covered” short sales are sales of Units in an amount up to the number of Units represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of Units in an amount in excess of the number of Units represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of Units either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase Units in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of Units to close the covered short position, the underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the over-allotment option.

•	Stabilizing transactions involve bids to purchase Units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Units. They may also cause the price of the Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, lending, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, currently perform, and may in the future perform, various financial advisory and investment banking services for us, for which they have received customary compensation and may provide such services and receive customary compensation in the future. Certain of the relationships involve transactions that are material to us or our affiliates and for which the underwriters and/or their respective affiliates have received significant fees. In addition, the underwriters and/or their affiliates serve as agents and lenders under certain of our existing credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the securities which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has also represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Units described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Units has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Units to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The Units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Units offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The Units have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Units may not be circulated or distributed, nor may the Units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Units pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

        % Tangible Equity Units

Preliminary Prospectus

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount To Be Paid
SEC registration fee	$	*
FINRA filing fee		*
NYSE listing fee		*
Transfer agent’s fees		*
Trustee’s fees		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement filed as Exhibit 1 to this Registration Statement provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Since April 1, 2008, the Registrant has sold the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”):

Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2

On December 30, 2010, Ally delivered to Treasury a notice of conversion relating to the conversion of 110,000,000 shares of Ally Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 held by Treasury into common stock of Ally (the “Series F-2 Conversion”). On December 30, 2010, the Series F-2 Conversion was completed and 110,000,000 shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, all of which were owned by Treasury, were converted into 531,850 shares of common stock of Ally. Prior to the Series F-2 Conversion, Treasury held approximately 56.3% of the common stock of Ally and $11,437,500,000 aggregate liquidation preference amount of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2. Following the Series F-2 Conversion, Treasury held approximately 73.8% of the common stock of Ally and $5,937,500,000 aggregate liquidation amount of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2. The issuance of common stock in the Series F-2 Conversion was exempt from registration pursuant to Section 4(2) and Section 3(a)(9) of the Securities Act.

6.250% Senior Guaranteed Notes due 2017

On November 18, 2010, Ally issued $1 billion aggregate principal amount of 6.250% Senior Guaranteed Notes due 2017 at an issue price of 98.602% resulting in approximately $986 million of gross proceeds. Net proceeds after offering discounts and commissions and before offering expenses payable by Ally were approximately $973.5 million. The initial purchasers for the 6.250% Senior Guaranteed Notes due 2017 were Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The 6.250% Senior Guaranteed Notes due 2017 were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside of the United States in compliance with Regulation S of the Securities Act.

7.500% Senior Guaranteed Notes due 2020

On August 12, 2010, Ally issued $1.750 billion aggregate principal amount of 7.500% Senior Guaranteed Notes due 2020 at an issue price of 99.116% resulting in approximately $1.735 billion of gross proceeds. Net proceeds after offering discounts and commissions and before offering expenses payable by Ally were approximately $1.713 billion. The initial purchasers for the 7.500% Senior Guaranteed Notes due 2020 were Banc of America Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co. and RBS Securities Inc. The 7.500% Senior Guaranteed Notes due 2020 were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside of the United States in compliance with Regulation S of the Securities Act.

8.000% Senior Guaranteed Notes due 2020

On March 25, 2010, Ally issued $400 million aggregate principal amount of 8.000% Senior Guaranteed Notes due 2020 at an issue price of 99.153%, plus accrued interest from March 15, 2010, resulting in approximately $396.6 million of gross proceeds. Net proceeds after offering discounts and commissions and before offering expenses payable by Ally were approximately $391.5 million. The initial purchaser for the 8.000% Senior Guaranteed Notes due 2020 was J.P. Morgan Securities Inc. The 8.000% Senior Guaranteed Notes due 2020 were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside of the United States in compliance with Regulation S of the Securities Act.

8.000% Senior Guaranteed Notes due 2020

On March 15, 2010, Ally issued $1.5 billion aggregate principal amount of 8.000% Senior Guaranteed Notes due 2020 at an issue price of 98.320% resulting in approximately $1.475 billion of gross proceeds. Net proceeds after offering discounts and commissions and before offering expenses payable by Ally were approximately $1.452 billion. The initial purchasers for the 8.000% Senior Guaranteed Notes due 2020 were Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated. The 8.000% Senior Guaranteed Notes due 2020 were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside of the United States in compliance with Regulation S of the Securities Act.

8.300% Senior Guaranteed Notes due 2015

On February 12, 2010, Ally issued $2.0 billion aggregate principal amount of 8.300% Senior Guaranteed Notes due 2015 at an issue price of 99.199% resulting in approximately $1.984 billion of gross proceeds. Net proceeds after offering discounts and commissions and before offering expenses payable by Ally were approximately $1.954 billion. The initial purchasers for the 8.300% Senior Guaranteed Notes due 2015 were Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. The 8.300% Senior Guaranteed Notes due 2015 were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside of the United States in compliance with Regulation S of the Securities Act.

Securities Purchase and Exchange Agreement

On December 30, 2009, Ally entered into a Securities Purchase and Exchange Agreement with Treasury and GMAC Capital Trust I, a Delaware statutory trust established by Ally (the “Trust”), pursuant to which (i) Ally issued and sold to Treasury 25,000,000 shares of newly issued Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, with an aggregate liquidation preference of $1.250 billion, (ii) Ally issued and sold to Treasury a ten-year warrant to purchase up to 127,000 trust preferred securities with an aggregate liquidation preference of $127 million, at an initial exercise price of $0.01 per security, in addition to 2,540,000 trust preferred securities sold to Treasury by the Trust on that date, (iii) Ally issued and sold to Treasury a ten-year warrant to purchase up to 1.250 million additional shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, with an aggregate liquidation amount of $62.5 million, at an initial exercise price of $0.01 per security. Treasury immediately exercised each of the ten-year warrants described in (ii) and (iii). The aggregate purchase price for the securities purchased by Treasury was $3.79 billion in cash. The issuance of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 pursuant to the foregoing transactions was exempt from registration pursuant to Section 4(2) of the Securities Act.

Also pursuant to the Securities Purchase and Exchange Agreement with Treasury and GMAC Capital Trust I, Ally exchanged shares of its existing preferred stock held by Treasury with an aggregate liquidation amount of $10.125 billion (consisting of (i) 5 million shares of Ally’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D-1, (ii) 0.25 million shares of Ally’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D-2, and (iii) 97.5 million shares of Ally’s Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F), for 202.5 million shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2, with an aggregate liquidation amount of $10.125 billion. The issuance of common stock and Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F-2 in the foregoing exchanges were exempt from registration pursuant to Section 4(2) and Section 3(a)(9) of the Securities Act.

In connection with the Trust’s sale pursuant to the Securities Purchase and Exchange Agreement (i) of trust preferred securities issued by the Trust to Treasury and (ii) of trust common securities issued by the Trust to Ally, Ally sold to the Trust an aggregate principal amount of $2.747 billion (equal to the sum of the liquidation amount of all of the trust preferred securities and the trust common securities of the Trust) of Ally’s 8.00% junior subordinated unsecured debentures due 2040. In addition, Ally has, pursuant to a Guarantee Agreement, fully and unconditionally guaranteed, on a subordinated basis, for the benefit of the holders of the trust preferred securities, the payment of certain amounts due on the trust preferred securities to the extent not paid by or on behalf of the

Trust. The issuance of the 8.00% junior subordinated unsecured debentures due 2040 and of the guarantee pursuant to the Guarantee Agreement was exempt from registration pursuant to Section 4(2) of the Securities Act.

On December 30, 2009, 60,000,000 shares of GMAC Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F, all of which were owned by Treasury, were converted into 259,200 shares of common stock pursuant to the terms of the GMAC Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F. The issuance of common stock in this conversion was exempt from registration pursuant to Section 4(2) of the Securities Act.

7% Fixed Rate Cumulative Perpetual Preferred Stock, Series G

Pursuant to the terms of a Certificate of Merger, effective October 15, 2009, Preferred Blocker Inc., a wholly-owned subsidiary of Ally, merged with and into Ally, with Ally continuing as the surviving entity. In connection with this merger, each share of outstanding 7% Cumulative Perpetual Preferred Stock of Preferred Blocker Inc. was converted into the right to receive an equal number of newly issued shares of 7% Fixed Rate Cumulative Perpetual Preferred Stock, Series G. In the aggregate, approximately 2.577 million shares of 7% Fixed Rate Cumulative Perpetual Preferred Stock, Series G were issued in connection with the merger. The 7% Fixed Rate Cumulative Perpetual Preferred Stock, Series G was issued in reliance on Section 4(2) of the Securities Act.

FIM Common Stock Transactions

Pursuant to certain agreements with Ally to restructure their common stock investments, FIM Coinvestors Holdings I LLC, FIM CB Holdings LLC, CB FIM LLC, CB FIM Coinvestors I, LLC and CB FIM Coinvestors, LLC exchanged, effective October 15, 2009, all of the Ally common stock previously held by such entities for new shares of Ally common stock with identical terms in an amount equal to the number of existing shares of common stock acquired from each respective entity. The common stock was issued in reliance on Section 4(2) of the Securities Act.

LLC Conversion

Effective June 30, 2009, GMAC LLC, the predecessor to Ally, was converted from a Delaware limited liability company into a Delaware corporation. Each unit of each class of membership interest issued and outstanding immediately prior to this conversion was converted into shares of capital stock of Ally with substantially the same rights and preferences as such membership interests. Holders of GMAC LLC’s common membership interests received an equivalent number of shares of common stock of Ally. Holders of GMAC LLC’s GM Preferred Membership Interests received an equivalent number of shares of Ally’s Fixed Rate Perpetual Preferred Stock, Series A. Holders of GMAC LLC’s Class C Membership Interests received an equivalent number of shares of Ally’s Preferred Stock, Series C-1. Holders of GMAC LLC’s Class D-1 Fixed Rate Cumulative Perpetual Preferred Membership Interests received an equivalent number of shares of Ally’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D-1. Holders of GMAC LLC’s Class D-2 Fixed Rate Cumulative Perpetual Preferred Membership Interests received an equivalent number of shares of Ally’s Fixed Rate Cumulative Perpetual Preferred Stock, Series D-2. Holders of GMAC LLC’s Class E Fixed Rate Perpetual Preferred Membership Interests received an equivalent number of shares of Ally’s Fixed Rate Perpetual Preferred Stock, Series E. Holders of GMAC LLC’s Class F Fixed Rate Cumulative Mandatorily Convertible Preferred Membership Interests received an equivalent number of shares of Ally’s Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F. The issuance of common stock, Fixed Rate Perpetual Preferred Stock, Series A, Preferred Stock, Series C-1, Fixed Rate Cumulative Perpetual Preferred Stock, Series D-1, Fixed Rate Cumulative Perpetual Preferred Stock, Series D-2, Fixed Rate Perpetual Preferred Stock, Series E and Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series F was exempt from registration pursuant to Section 4(2) and Section 3(a)(9) of the Securities Act.

Treasury Equity Investment

On May 21, 2009, Ally entered into a letter agreement with Treasury pursuant to which Ally issued and sold to Treasury (i) 150 million units of Ally’s Fixed Rate Cumulative Mandatorily Convertible Preferred Membership Interests, Series F, having a capital amount of $50 per unit and (ii) a ten-year warrant to purchase up to 7,501,500 units of Fixed Rate Cumulative Mandatorily Convertible Preferred Membership Interests, Series F, at an initial exercise price of $0.01 per unit, for an aggregate purchase price of $7.5 billion in cash. Treasury immediately exercised the warrant for a net issuance of 7,500,000 units of Fixed Rate Cumulative Mandatorily Convertible Preferred Membership Interests, Series F. The Fixed Rate Cumulative Mandatorily Convertible Preferred Membership Interests, Series F and the warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

Rights Offering

On January 16, 2009, Ally completed a rights offering pursuant to the Membership Interest Subscription Agreement dated as of December 29, 2008, by and among, Ally, General Motors Corporation and FIM Holdings LLC. Pursuant to the rights offering, Ally issued (i) 79,039 Class A Membership Interests of Ally to FIM in exchange for a purchase price of approximately $366.0 million and (ii) 190,921 Class B Membership Interests to GM HoldCo in exchange for a purchase price of approximately $884.0 million. The Class A Membership Interests and the Class B Membership Interests were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

Participation in the Troubled Asset Relief Program

On December 29, 2008, as part of the Automotive Industry Financing Program created under TARP, Ally entered into a Letter Agreement with Treasury pursuant to which Ally issued and sold to Treasury (i) 5,000,000 units of Ally’s Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1, having a capital amount of $1,000 per share and (ii) a ten-year warrant to purchase up to approximately 250,000 units of Ally’s Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2, at an initial exercise price of $0.01 per unit, for an aggregate purchase price of $5.0 billion in cash. On December 29, 2008, Treasury exercised the warrant for 250,000 units of Ally’s Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2 for an aggregate exercise price of approximately $2,500. The Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-1, the warrant for the purchase of Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2 and the Fixed Rate Cumulative Perpetual Preferred Membership Interests, Series D-2 were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

Exchange Agreement

On December 31, 2008, Ally closed separate private exchange offers and cash tender offers to purchase and/or exchange certain of its and its subsidiaries and Residential Capital, LLC’s then-outstanding notes. Approximately $17.5 billion in aggregate principal amount (or 59%) of the outstanding Ally notes specified in the table below were validly tendered and accepted in the Ally offers and approximately $3.7 billion in aggregate principal amount (or 39%) of the outstanding Residential Capital, LLC notes specified in the table below were validly tendered and accepted in the Residential Capital, LLC offers.

On December 31, 2008, in connection with the settlement of the Ally offers, Ally entered into a limited keep-well agreement with Preferred Blocker Inc., a newly formed Delaware corporation and subsidiary of Ally, pursuant to which Ally issued 2,576,601 units of Class E Preferred Membership Interests to Preferred Block Inc. in exchange for 2,576,601 shares of 9% Perpetual Preferred Stock of Preferred Block Inc. The issuance of Class E Preferred Membership Interests was exempt from registration pursuant to Section 4(2) of the Securities Act.

Consummation of the Ally offers resulted in the issuance of approximately $11.9 billion aggregate principal amount of new Ally senior guaranteed notes of various series specified in the table below and approximately 2.6 billion shares of aggregate liquidation preference of 9% Perpetual Preferred Stock of Preferred Block Inc. The issuance of the new Ally senior guaranteed notes and the 9% Perpetual Preferred Stock of Preferred Block Inc. were exempt from registration pursuant to Section 4(2) and Section 3(a)(9) of the Securities Act.

The table below shows, for each series of existing Ally notes, the aggregate principal amount tendered and accepted and the related aggregate principal amount of new senior guaranteed notes that were issued.

Series of Old Notes	Principal amount Tendered and Accepted	Title of new guaranteed notes issued in the exchange	Aggregate Principal Amount Issued
Euribor +1.25% Senior Guaranteed Notes due 2009	€309,193,000	Euribor +1.25% Senior Guaranteed Notes due 2009	$323,103,000
4.750% Senior Guaranteed Notes due 2009	€225,680,000	4.750% Senior Guaranteed Notes due 2009	$211,885,000
6.500% Senior Guaranteed Notes due 2009	$149,677,000	6.500% Senior Guaranteed Notes due 2009	$126,982,000
7.750% Senior Guaranteed Notes due 2010	$1,181,709,000	7.750% Senior Guaranteed Notes due 2010	$778,854,000
5.750% Senior Guaranteed Notes due 2010	€36,734,000	5.750% Senior Guaranteed Notes due 2010	$34,327,000
5.750% Senior Guaranteed Notes due 2010	€456,475,000	5.750% Senior Guaranteed Notes due 2010	$448,949,000
6.625% Senior Guaranteed Notes due 2010	£51,833,000	6.625% Senior Guaranteed Notes due 2010	$48,830,000
7.250% Senior Guaranteed Notes due 2011	$1,202,931,000	7.250% Senior Guaranteed Notes due 2011	$802,159,000
6.000% Senior Guaranteed Notes due 2011	$174,284,000	6.000% Senior Guaranteed Notes due 2011	$122,605,000
5.375% Senior Guaranteed Notes due 2011	€594,069,000	5.375% Senior Guaranteed Notes due 2011	$570,441,000
6.875% Senior Guaranteed Notes due 2011	$4,347,883,000	6.875% Senior Guaranteed Notes due 2011	$3,087,771,000
6.000% Senior Guaranteed Notes due 2011	$871,998,000	6.000% Senior Guaranteed Notes due 2011	$562,268,000
7.000% Senior Guaranteed Notes due 2012	$544,784,000	7.000% Senior Guaranteed Notes due 2012	$357,492,000
6.625% Senior Guaranteed Notes due 2012	$613,701,000	6.625% Senior Guaranteed Notes due 2012	$407,348,000

Series of Old Notes	Principal amount Tendered and Accepted	Title of new guaranteed notes issued in the exchange	Aggregate Principal Amount Issued
6.000% Senior Guaranteed Notes due 2012	€136,772,000	6.000% Senior Guaranteed Notes due 2012	$129,264,000
6.875% Senior Guaranteed Notes due 2012	$1,198,666,000	6.875% Senior Guaranteed Notes due 2012	$784,677,000
6.750% Senior Guaranteed Notes due 2014	$1,194,091,000	6.750% Senior Guaranteed Notes due 2014	$764,653,000
Libor + 2.20% Senior Guaranteed Notes due 2014	$471,615,000	Libor + 2.20% Senior Guaranteed Notes due 2014	$294,768,000
8.000% Senior Guaranteed Notes due 2031	$3,034,460,000	8.000% Senior Guaranteed Notes due 2031	$1,995,021,000

Consummation of the Residential Capital, LLC exchange offer resulted in the issuance of approximately $688 million aggregate principal amount of new Ally 7.50% senior notes due 2013 and approximately $483 million aggregate principal amount of new Ally 8.00% subordinated notes due 2018. The issuance of the Ally 7.50% senior notes do 2013 and 8.00% subordinated notes due 2018 were exempt from registration pursuant to Section 4(2) of the Securities Act.

The table below shows for each series of existing Residential Capital, LLC notes the aggregate principal amount tendered and accepted.

Series of Old Notes	Principal amount Tendered and Accepted
Libor + 3.10% Floating Rate Notes due April 2009	$6,225,000
Libor + 3.83% Floating Rate Subordinated Notes due April 2009	$15,000,000
Libor + 3.10% Floating Rate Notes due May 2009	$12,940,000
8.500% Senior Secured Guaranteed Notes due 2010	$830,511,000
8.375% Notes due 2010	$429,211,000
Euribor + 3.45% Floating Rate Notes due 2010	€18,100,000
8.000% Notes due 2011	$9,372,000
7.125% Notes due 2012	€12,295,000
8.500% Notes due 2012	$15,089,000
8.500% Notes due 2013	$401,417,000
8.375% Notes due 2013	£3,965,000
9.875% Notes due 2014	£1,000,000
9.625% Junior Secured Guaranteed Notes due 2015	$1,889,828,000
8.875% Notes due 2015	$38,728,000

The cash elections for each of the Ally offers and the Residential Capital, LLC offers were oversubscribed. As a result, each eligible holder who made a cash election in the Ally offers had approximately 23.2% of the amount of old notes it tendered accepted for cash, and the balance of old notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities, in the amount determined pursuant to the applicable new securities exchange ratios, as if such holder had made a new securities election with respect to such balance of old notes. Furthermore, each eligible holder who made a cash election in the Residential Capital, LLC offers had approximately 47.8% of the amount of old notes it tendered accepted for cash, and the balance of old notes each such holder tendered that was not accepted for purchase for cash was exchanged into new securities, in the amount determined pursuant to the applicable new securities exchange ratios, as if such holder had made a new securities election with respect to such balance of old notes.

To determine the consideration paid, the principal amounts of old notes denominated in Euros and Sterling were converted to U.S. dollars at currency exchange rates set on December 24, 2008 of $1.3964/EUR and $1.4673/GBP.

Item 16. Exhibits, and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
1	Form of Underwriting Agreement**

3.1	Amended and Restated Certificate of Incorporation**

3.2	Amended and Restated By-Laws**

4.1	Form of Common Stock Certificate**

4.2	Registration Rights Agreement, dated as of December 31, 2008, by and between GMAC LLC and Banc of America Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Greenwich Capital Markets, Inc. (Filed as 10.8 to the Company’s Current Report on Form 8-K dated as of January 2, 2009 (File No. 1-3754), incorporated herein by reference.)

4.3	Amended and Restated Indenture, dated as of March 1, 2011, between the Company and The Bank of New York Mellon, Trustee (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated as of March 4, 2011, (File No. 1-3754), incorporated herein by reference)

4.4	Form of Supplemental Indenture, between the Company and The Bank of New York Mellon, as trustee**

4.5	Form of Purchase Contract Agreement, between the Company and The Bank of New York Mellon, as purchase contract agent**

5	Opinion of Davis Polk & Wardwell LLP**

10	Amended and Restated Governance Agreement, dated as of May 21, 2009, by and between GMAC Inc., FIM Holdings LLC, GM Finance Co. Holdings LLC and the United States Department of the Treasury (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated as of May 22, 2009 (File No. 1-3754), incorporated herein by reference.)

10.1	Letter Agreement, dated as of May 21, 2009, between GMAC Inc. and the United States Department of the Treasury (which includes the Securities Purchase Agreement—Standard Terms attached thereto, with respect to the issuance and sale of the Convertible Preferred Membership Interests and the Warrant) (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated as of May 22, 2009 (File No. 1-3754), incorporated herein by reference.)

10.2	Securities Purchase and Exchange Agreement, dated as of December 30, 2009, between GMAC Inc., GMAC Capital Trust I, and the United States Department of the Treasury* (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated as of December 30, 2009, (File No. 1-3754), incorporated herein by reference.)

10.3	Master Transaction Agreement, dated May 21, 2009, between GMAC Inc., Chrysler LLC, U.S. Dealer Automotive Receivables Transition LLC and the United States Department of the Treasury (Filed as Exhibit 10.3 to the Company’s Quarterly Report for the period ended June 30, 2009, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

Exhibit Number	Description
10.4	Amended and Restated United States Consumer Financing Services Agreement, dated May 22, 2009, between GMAC Inc. and General Motors Corporation* (Filed as Exhibit 10.4 to the Company’s Quarterly Report for the period ended June 30, 2009, on Form 10-Q/A (File No. 1-3754), incorporated herein by reference.)

10.5	Amended and Restated Master Services Agreement, dated May 22, 2009, between GMAC Inc. and General Motors Corporation* (Filed as Exhibit 10.5 to the Company’s Quarterly Report for the period ended June 30, 2009, on Form 10-Q/A (File No. 1-3754), incorporated herein by reference.)

10.6	Auto Finance Operating Agreement, entered into on August 6, 2010, between Ally Financial Inc. and Chrysler Group LLC* (Filed as Exhibit 10.1 to the Company’s Quarterly Report for the period ended September 30, 2010, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.7	Intellectual Property License Agreement, dated November 30, 2006, by and between General Motors Corporation and GMAC LLC (Filed as Exhibit 10.1 to the Company’s Quarterly Report for the period ended March 31, 2007, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.8	Capital and Liquidity Maintenance Agreement, entered into on October 29, 2010, between Ally Financial Inc., IB Finance Holding Company, LLC, Ally Bank and the Federal Deposit Insurance Corporation (Filed as Exhibit 10.2 to the Company’s Quarterly Report for the period ended September 30, 2010, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.9	Settlement agreement, dated December 23, 2010, by and between GMAC Mortgage, LLC, Residential Capital, LLC, Residential Funding Securities, LLC, Residential Asset Mortgage Products, Inc., Residential Funding Company LLC, Residential Funding Mortgage Securities I, Inc., Residential Accredit Loans, Inc., Homecomings Financial LLC, and the Federal National Mortgage Association* (Filed as Exhibit 10.9 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.10	Ally Financial Inc. Long-Term Equity Compensation Incentive Plan, as amended on October 1, 2010 (Filed as Exhibit 10.10 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.11	Ally Senior Leadership Severance Plan, Plan Document and Summary Plan Description, Effective June 1, 2008 (Filed as Exhibit 10.6 to the Company’s Quarterly Report for the period ended June 30, 2008, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.12	Form of Award Agreement related to the issuance of Restricted Stock Units under the Ally Financial Inc. Long-Term Equity Compensation Incentive Plan (Filed as Exhibit 10.20 to the Company’s Annual Report for the period ended December 31, 2009, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.13	Form of Award Agreement related to the issuance of Long-Term Deferred Stock Units (Filed as Exhibit 10.21 to the Company’s Annual Report for the period ended December 31, 2009, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.14	Form of Award Agreement related to the issuance of Short-Term Deferred Stock Units (Filed as Exhibit 10.22 to the Company’s Annual Report for the period ended December 31, 2009, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.15	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for James Mackey (Filed as Exhibit 10.15 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.16	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for Sanjay Gupta (Filed as Exhibit 10.16 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

Exhibit Number	Description
10.17	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for Jeffrey Brown (Filed as Exhibit 10.17 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.18	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for Thomas Marano (Filed as Exhibit 10.18 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.19	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for Michael A. Carpenter (Filed as Exhibit 10.19 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.20	Deferred Stock Unit Award Agreement for Michael Carpenter, dated March 25, 2010 (Filed as Exhibit 10.20 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.21	Deferred Stock Unit Award Agreement for James Mackey, dated March 25, 2010 (Filed as Exhibit 10.21 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.22	Deferred Stock Unit Award Agreement for Sanjay Gupta, dated March 25, 2010 (Filed as Exhibit 10.22 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.23	Deferred Stock Unit Award Agreement for Jeffrey Brown, dated March 25, 2010 (Filed as Exhibit 10.23 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.24	Deferred Stock Unit Award Agreement for Thomas Marano, dated March 25, 2010 (Filed as Exhibit 10.24 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.25	Partial Release of Liability Agreement, dated March 17, 2010, by and among Federal Home Loan Mortgage Corporation, GMAC Mortgage, LLC and Residential Funding Company, LLC

12	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividend Requirements

21	Subsidiaries of the Registrant (Filed as Exhibit 21 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24.1	Power of Attorney***

*	Certain confidential portions have been omitted pursuant to a confidential treatment request which has been separately filed with the Securities and Exchange Commission.

**	To be filed by amendment.

***	Filed previously.

(b) The financial statement schedules are incorporated into the Registrant’s Consolidated Financial Statements or notes thereto.

Item 17. Undertakings

The undersigned hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on the 17th day of May, 2011.

ALLY FINANCIAL INC.

By:	*
Name: Michael A. Carpenter
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

* Name: Michael A. Carpenter	Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2011

* Name: James G. Mackey	Interim Chief Financial Officer (Principal Financial Officer)	May 17, 2011

/S/ DAVID J. DEBRUNNER Name: David J. DeBrunner	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 17, 2011

* Name: Robert T. Blakely	Director	May 17, 2011

* Name: Mayree C. Clark	Director	May 17, 2011

* Name: John D. Durrett	Director	May 17, 2011

* Name: Stephen A. Feinberg	Director	May 17, 2011

* Name: Kim S. Fennebresque	Director	May 17, 2011

* Name: Franklin W. Hobbs	Director	May 17, 2011

* Name: Marjorie Magner	Director	May 17, 2011

* Name: John J. Stack	Director	May 17, 2011

*By:	/S/ DAVID J. DEBRUNNER Name: David J. DeBrunner	Attorney-in-Fact	May 17, 2011

EXHIBIT INDEX

Exhibit Number	Description
1	Form of Underwriting Agreement**

3.1	Amended and Restated Certificate of Incorporation**

3.2	Amended and Restated By-Laws**

4.1	Form of Common Stock Certificate**

4.2	Registration Rights Agreement, dated as of December 31, 2008, by and between GMAC LLC and Banc of America Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and Greenwich Capital Markets, Inc. (Filed as 10.8 to the Company’s Current Report on Form 8-K dated as of January 2, 2009 (File No. 1-3754), incorporated herein by reference.)

4.3	Amended and Restated Indenture, dated as of March 1, 2011, between the Company and The Bank of New York Mellon, Trustee (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated as of March 4, 2011, (File No. 1-3754), incorporated herein by reference)

4.4	Form of Supplemental Indenture, between the Company and The Bank of New York Mellon, as trustee**

4.5	Form of Purchase Contract Agreement, between the Company and The Bank of New York Mellon, as purchase contract agent**

5	Opinion of Davis Polk & Wardwell LLP**

10	Amended and Restated Governance Agreement, dated as of May 21, 2009, by and between GMAC Inc., FIM Holdings LLC, GM Finance Co. Holdings LLC and the United States Department of the Treasury (Filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated as of May 22, 2009 (File No. 1-3754), incorporated herein by reference.)

10.1	Letter Agreement, dated as of May 21, 2009, between GMAC Inc. and the United States Department of the Treasury (which includes the Securities Purchase Agreement—Standard Terms attached thereto, with respect to the issuance and sale of the Convertible Preferred Membership Interests and the Warrant) (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated as of May 22, 2009 (File No. 1-3754), incorporated herein by reference.)

10.2	Securities Purchase and Exchange Agreement, dated as of December 30, 2009, between GMAC Inc., GMAC Capital Trust I, and the United States Department of the Treasury* (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated as of December 30, 2009, (File No. 1-3754), incorporated herein by reference.)

10.3	Master Transaction Agreement, dated May 21, 2009, between GMAC Inc., Chrysler LLC, U.S. Dealer Automotive Receivables Transition LLC and the United States Department of the Treasury (Filed as Exhibit 10.3 to the Company’s Quarterly Report for the period ended June 30, 2009, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.4	Amended and Restated United States Consumer Financing Services Agreement, dated May 22, 2009, between GMAC Inc. and General Motors Corporation* (Filed as Exhibit 10.4 to the Company’s Quarterly Report for the period ended June 30, 2009, on Form 10-Q/A (File No. 1-3754), incorporated herein by reference.)

10.5	Amended and Restated Master Services Agreement, dated May 22, 2009, between GMAC Inc. and General Motors Corporation* (Filed as Exhibit 10.5 to the Company’s Quarterly Report for the period ended June 30, 2009, on Form 10-Q/A (File No. 1-3754), incorporated herein by reference.)

Exhibit Number	Description
10.6	Auto Finance Operating Agreement, entered into on August 6, 2010, between Ally Financial Inc. and Chrysler Group LLC* (Filed as Exhibit 10.1 to the Company’s Quarterly Report for the period ended September 30, 2010, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.7	Intellectual Property License Agreement, dated November 30, 2006, by and between General Motors Corporation and GMAC LLC (Filed as Exhibit 10.1 to the Company’s Quarterly Report for the period ended March 31, 2007, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.8	Capital and Liquidity Maintenance Agreement, entered into on October 29, 2010, between Ally Financial Inc., IB Finance Holding Company, LLC, Ally Bank and the Federal Deposit Insurance Corporation (Filed as Exhibit 10.2 to the Company’s Quarterly Report for the period ended September 30, 2010, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.9	Settlement agreement, dated December 23, 2010, by and between GMAC Mortgage, LLC, Residential Capital, LLC, Residential Funding Securities, LLC, Residential Asset Mortgage Products, Inc., Residential Funding Company LLC, Residential Funding Mortgage Securities I, Inc., Residential Accredit Loans, Inc., Homecomings Financial LLC, and the Federal National Mortgage Association* (Filed as Exhibit 10.9 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.10	Ally Financial Inc. Long-Term Equity Compensation Incentive Plan, as amended on October 1, 2010 (Filed as Exhibit 10.10 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.11	Ally Senior Leadership Severance Plan, Plan Document and Summary Plan Description, Effective June 1, 2008 (Filed as Exhibit 10.6 to the Company’s Quarterly Report for the period ended June 30, 2008, on Form 10-Q (File No. 1-3754), incorporated herein by reference.)

10.12	Form of Award Agreement related to the issuance of Restricted Stock Units under the Ally Financial Inc. Long-Term Equity Compensation Incentive Plan (Filed as Exhibit 10.20 to the Company’s Annual Report for the period ended December 31, 2009, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.13	Form of Award Agreement related to the issuance of Long-Term Deferred Stock Units (Filed as Exhibit 10.21 to the Company’s Annual Report for the period ended December 31, 2009, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.14	Form of Award Agreement related to the issuance of Short-Term Deferred Stock Units (Filed as Exhibit 10.22 to the Company’s Annual Report for the period ended December 31, 2009, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.15	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for James Mackey (Filed as Exhibit 10.15 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.16	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for Sanjay Gupta (Filed as Exhibit 10.16 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.17	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for Jeffrey Brown (Filed as Exhibit 10.17 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

Exhibit Number	Description
10.18	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for Thomas Marano (Filed as Exhibit 10.18 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.19	Award Agreement under the Ally Long-Term Equity Compensation Incentive Plan, dated December 16, 2010, for Michael A. Carpenter (Filed as Exhibit 10.19 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.20	Deferred Stock Unit Award Agreement for Michael Carpenter, dated March 25, 2010 (Filed as Exhibit 10.20 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.21	Deferred Stock Unit Award Agreement for James Mackey, dated March 25, 2010 (Filed as Exhibit 10.21 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.22	Deferred Stock Unit Award Agreement for Sanjay Gupta, dated March 25, 2010 (Filed as Exhibit 10.22 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.23	Deferred Stock Unit Award Agreement for Jeffrey Brown, dated March 25, 2010 (Filed as Exhibit 10.23 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.24	Deferred Stock Unit Award Agreement for Thomas Marano, dated March 25, 2010 (Filed as Exhibit 10.24 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

10.25	Partial Release of Liability Agreement, dated March 17, 2010, by and among Federal Home Loan Mortgage Corporation, GMAC Mortgage, LLC and Residential Funding Company, LLC

12	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividend Requirements

21	Subsidiaries of the Registrant (Filed as Exhibit 21 to the Company’s Annual Report for the period ended December 31, 2010, on Form 10-K (File No. 1-3754), incorporated herein by reference.)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24.1	Power of Attorney***

*	Certain confidential portions have been omitted pursuant to a confidential treatment request which has been separately filed with the Securities and Exchange Commission.

**	To be filed by amendment.

***	Filed previously.